As filed with the Securities and Exchange Commission on September 1, 2023.

Registration No. 333-273211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JBS B.V.*

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stroombaan 16, 5th Floor,

1181 VX, Amstelveen, Netherlands

+31 20 656 47 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JBS USA Food Company

1770 Promontory Circle

Greeley, Colorado 80634

+1 (970) 506-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald E. Baker, Esq.

John R. Vetterli, Esq.

Karen Katri, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

+1 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

The Registrant intends to convert its legal form under Dutch law from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and to change its name to “JBS N.V.” prior to the closing of the proposed transaction.

EXPLANATORY NOTE

JBS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, is filing this registration statement on Form F-4 (this “Registration Statement”) to register the offering of JBS N.V. Class A Common Shares (initially in the form of JBS N.V. BDRs), which is the result of the Redemption (as defined below) immediately following the Merger of Shares (as defined below) that are part of a proposed corporate restructuring (the “Restructuring”) of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil (“JBS S.A.”), and its subsidiaries (collectively, the “JBS Group”) and the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period (as defined below) (the “Conversion”). Upon the completion of the Restructuring, JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”, which definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company) will be the ultimate holding company of the JBS Group. Following the completion of the Restructuring, holders of common shares of JBS S.A. (“JBS S.A. Common Shares”) on the last day the JBS S.A. Common Shares will trade on the B3 (as defined below) (the “Last Trading Day”) and holders of American Depositary Shares (“ADSs”), each representing two JBS S.A. Common Shares (“JBS S.A. ADSs”), who surrender their JBS S.A. ADSs after the closing of the Redemption will become shareholders of JBS N.V., and JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V.

Upon completion of the Restructuring, the issued capital of JBS N.V. will consist of two classes of common shares: (1) Class A common shares, par value €0.01 per share (“JBS N.V. Class A Common Shares”); and (2) Class B common shares, par value of €0.10 per share (“JBS N.V. Class B Common Shares” and, together with the JBS N.V. Class A Common Shares, the “JBS N.V. Common Shares”). JBS N.V. intends to apply to have the JBS N.V. Class A Common Shares listed for trading on the New York Stock Exchange. JBS N.V. also intends to sponsor a Brazilian Depositary Receipt (“BDR”) program to permit JBS N.V. Class A Common Shares represented by BDRs (“JBS N.V. BDRs”) to be listed for trading on the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa, Balcão) (“B3”). We will not seek a listing for the JBS N.V. Class B Common Shares. The JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will have the same economic and voting rights, except that JBS N.V. Class B Common Shares will be entitled to 10 votes per share and JBS N.V. Class A Common Shares will be entitled to one vote per share at a general meeting of shareholders of JBS N.V.

The steps of the Restructuring are as follows:

Step 1: As the first step in the Restructuring, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, J&F Investimentos S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil (“J&F”), and Fundo de Investimento em Participações Multiestratégia Formosa, a Brazilian investment fund (“FIP Formosa” and, together with J&F, JBS S.A.’s “controlling shareholders”), entered into a binding and unconditional agreement with JBS N.V., JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações) (“HoldCo”) and J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (“LuxCo”), pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. This step will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption (defined below), which will result in each holder of JBS S.A. Common Shares (“JBS S.A. Shareholder”) issued and outstanding on the Last Trading Day and each holder of JBS S.A. ADSs (“JBS S.A. ADS Holder”) who surrenders their JBS S.A. ADSs after the closing of the Redemption receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described in this prospectus. However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period (as defined below).

Step 2: As the second and final step in the Restructuring, subject the corporate approvals described below, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the closing of the Redemption will receive JBS N.V. Class A Common Shares (and in the case of JBS S.A. Shareholders, initially in the form of BDRs) and a cash dividend on the terms defined below (the “Proposed Transaction”):

•

Merger of Shares. Subject to approval at a general meeting of shareholders of JBS S.A. (the “JBS S.A. General Meeting”), a merger of shares (incorporação de ações) under Brazilian law (the “Merger of Shares”) will be implemented pursuant to which every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by The Bank of New York Mellon, as depositary with respect to the JBS S.A. ADSs (the “JBS S.A. ADS Depositary Bank”)) will be automatically contributed for their book value into HoldCo in exchange for one newly issued mandatorily redeemable preferred share of HoldCo (“HoldCo Redeemable Shares”), as a result of which JBS S.A. will become a wholly-owned subsidiary of HoldCo. The HoldCo Redeemable Shares will be mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at a general meeting of the sole shareholder of HoldCo (the “HoldCo General Meeting”) and immediately after the implementation of the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one HoldCo Redeemable Share held (the “Redemption”). The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a cash dividend.

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), each person entitled to one or more JBS N.V. BDRs at the opening of trading on the first trading day of the JBS N.V. BDRs on the B3 (the “Conversion Record Date”), who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction (each, an “Eligible Shareholder”), may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction (the “Maximum Convertible Shares”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to 55% of such Eligible Shareholder’s Maximum Convertible Shares (the “Maximum Conversion Rate”). During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (the “Last Conversion Quarter”), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100% (the “JBS N.V. Free Float Percentage”) on December 31, 2026 to fall below 20% (the “Minimum Free Float”), the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above. Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares. However, JBS N.V. Class B Common Shares may at any time be converted into JBS N.V. Class A Common Shares.

This Registration Statement includes a prospectus for the JBS N.V. Class A Common Shares and JBS N.V. BDRs that will be issued to JBS S.A. Shareholder and JBS S.A. ADS Holders, as the case may be, as part of the consideration upon completion of the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted as part of the Conversion and held by Eligible Shareholders.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                 , 2023

PRELIMINARY PROSPECTUS

TRANSACTION PROPOSED

JBS N.V.

567,493,236 Class A Common Shares (including Class A Common Shares in the form of Brazilian Depositary Receipts) and up to 567,493,236 Class B Common Shares

Dear JBS S.A. Shareholder and JBS S.A. ADS Holder:

This prospectus relates to: (1) 567,493,236 Class A common shares, par value €0.01 per share (“JBS N.V. Class A Common Shares”), of JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”, which definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company), including JBS N.V. Class A Common Shares in the form of Brazilian Depositary Receipts (“BDRs”), each representing one JBS N.V. Class A Common Share (“JBS N.V. BDRs”), to be issued to holders of common shares of JBS S.A., a Brazilian corporation (sociedade anônima) (“JBS S.A.”) listed on the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão) (“B3”) (“JBS S.A. Common Shares”), and holders of American Depositary Shares (“ADSs”) each representing two JBS S.A. Common Shares (“JBS S.A. ADSs”), pursuant to the terms of the Proposed Transaction (as defined below) and subject to the satisfaction of certain conditions described in this prospectus; and (2) up to 567,493,236 Class B common shares, par value €0.10 per share (“JBS N.V. Class B Common Shares” and, together with the JBS N.V. Class A Common Shares, the “JBS N.V. Common Shares”), of JBS N.V. into which JBS N.V. Class A Common Shares may be converted during the Class A Conversion Period (as defined below), which will take place after the completion of the Proposed Transaction. References to the “JBS Group” are to: (i) JBS S.A. and its consolidated subsidiaries prior to the completion of the Proposed Transaction; and (ii) JBS N.V. and its consolidated subsidiaries (including JBS S.A.), following the completion of the Proposed Transaction, unless the context otherwise requires or otherwise indicated.

The Proposed Transaction is part of a corporate restructuring of the JBS Group with the purpose of listing the JBS N.V. Class A Common Shares on the New York Stock Exchange (“NYSE”) and the JBS N.V. BDRs on the B3. Prior to the Closing Date (as defined in the section “Certain Defined Terms”), the controlling shareholders of JBS S.A. (as defined in the section “Certain Defined Terms”) will transfer their interest in JBS S.A. to JBS N.V. Following the completion of the Proposed Transaction, JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V., and the JBS S.A. Common Shares will no longer be publicly traded.

Pursuant to the Proposed Transaction, holders of JBS S.A. Common Shares (“JBS S.A. Shareholders”) and holders of JBS S.A. ADSs (“JBS S.A. ADS Holders”) will receive JBS N.V. Class A Common Shares (and in the case of JBS S.A. Shareholders, initially in the form of BDRs) and a cash dividend on the terms defined below. The proposed transaction will consist of the three steps below (collectively, the “Proposed Transaction”):

•

Merger of Shares. Subject to approval at the general meeting of shareholders of JBS S.A. scheduled for              , 2023 (“JBS S.A. General Meeting”), on the Closing Date, the merger of shares will be implemented through an incorporação de ações under the Brazilian Corporation Law (as defined in the section “Certain Defined Terms”) (the “Merger of Shares”). Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the last day the JBS S.A. Common Shares will trade on the B3 (the “Last Trading Day”) that are not held by JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações) (“HoldCo”) (including by The Bank of New York Mellon, as depositary with respect to the JBS S.A. ADSs (the “JBS S.A. ADS Depositary Bank”)) that will be wholly owned by JBS N.V. prior to the Closing Date, will be automatically contributed for their book value into HoldCo in exchange for one newly issued mandatorily redeemable preferred share of HoldCo (“HoldCo Redeemable Shares”), determined pursuant to the Exchange Ratio (as defined in the section “Certain Defined Terms”), and JBS S.A. will become a wholly-owned subsidiary of HoldCo. The HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at a general meeting of the sole shareholder of HoldCo scheduled for              , 2023 (the “HoldCo General Meeting”) and immediately after the implementation of the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one HoldCo Redeemable Share held (the “Redemption”). The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a cash dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held (the “Cash Dividend”). The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

JBS S.A. Shareholders (and JBS S.A. ADS Holders, through the JBS S.A. ADS Depositary Bank) will have the opportunity to vote on the Proposed Transaction at the JBS S.A. General Meeting. The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol (as defined in the section “Certain Defined Terms”) and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs). The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting (including JBS S.A. Common Shares represented by JBS S.A. ADSs). In addition, holders of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding (as defined in the section “Certain Defined Terms”) (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting must approve the delisting of the JBS S.A. Common Shares from the Novo Mercado listing segment of the B3 (the “Delisting”). For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.” Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.” Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters.

The JBS S.A. General Meeting will be cancelled or postponed and will not occur if the registration statement on Form F-4 of which this prospectus is a part is not declared effective prior to the date the meeting is called. In order to approve the Merger of Shares, holders of at least the majority of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), voting together, must vote in favor of the Proposed Transaction. The completion of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, as further described below.

The Exchange Ratio is defined in the section “Certain Defined Terms.” The Exchange Ratio has been established so that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs, as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADSs in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

In connection with the Proposed Transaction, HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014 (“4,373 Holders”), including the JBS S.A. ADS Depositary Bank (which is also subject to CMN Resolution No. 4,373/2014 and will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3). In order to determine whether any withholding will be required, 4,373 Holders must report, through their Brazilian custodian or broker dealer, certain information relating to their historical cost and tax domiciliation. Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. If HoldCo determines based on the available information that withholding will be required, or if any 4,373 Holder fails to provide such information, HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by HoldCo from the Cash Dividend payable by JBS S.A. to such 4,373 Holder; and (2) retain JBS N.V. BDRs which such 4,373 Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and HoldCo will retain such amount upon sale of such BDRs. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

At any time, and from time to time, on or about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with Banco Bradesco S.A., in its capacity as depositary for the JBS N.V. BDRs (the “JBS N.V. BDR Depositary Bank”); and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement (as defined in the section “Certain Defined Terms”). The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), each person entitled to one or more JBS N.V.

BDRs at the opening of trading on the first trading day of the JBS N.V. BDRs on the B3 (the “Conversion Record Date”), who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction (each, an “Eligible Shareholder”), may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction (the “Maximum Convertible Shares”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to 55% of such Eligible Shareholder’s Maximum Convertible Shares (the “Maximum Conversion Rate”). During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (the “Last Conversion Quarter”), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100% (the “JBS N.V. Free Float Percentage”) on December 31, 2026 to fall below 20% (the “Minimum Free Float”), the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above. Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares. However, JBS N.V. Class B Common Shares may at any time be converted into JBS N.V. Class A Common Shares. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Upon completion of the Proposed Transaction, JBS N.V.’s issued share capital will consist of the: (1) JBS N.V. Class A Common Shares and (2) JBS N.V. Class B Common Shares. Each JBS N.V. Class A Common Share confers the right to one vote at a general meeting of shareholders. Each JBS N.V. Class B Common Share confers the right to 10 votes at a general meeting of shareholders. Currently, there is no public market for the JBS N.V. Common Shares. We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We also intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. We will not seek a listing for the JBS N.V. Class B Common Shares on the NYSE or on any other exchange. Trades in JBS N.V. Class A Common Shares are expected to settle through the facilities of The Depository Trust Company (“DTC”), and trades in JBS N.V. BDRs on the B3 will settle through the facilities of the Central Depositary of the B3.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

To permit delivery of JBS N.V. BDRs upon completion of the Proposed Transaction, JBS N.V. will apply for its registration as a foreign issuer in Brazil and for the registration of its BDR Program with the Brazilian Securities Commission (Comissão de Valores Mobiliários (“CVM”). After the Closing Date, a holder of JBS N.V. Class A Common Shares will be able to deposit its JBS N.V. Class A Common Shares with the JBS N.V. BDR Depositary Bank and receive JBS N.V. BDRs, and a holder of JBS N.V. BDRs will be able to cancel its JBS N.V. BDRs and receive underlying JBS N.V. Class A Common Shares (see “Description of BDRs and Deposit Agreement”). Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. expects to apply to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, in which case JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of HoldCo.

Immediately upon completion of the Proposed Transaction, our controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 30.04% of the issued and outstanding JBS N.V. Class A Common Shares, which will in the aggregate represent a majority of the voting power in the general meeting of shareholders of JBS N.V., and will effectively control all matters requiring shareholder approval. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, our controlling shareholders will (indirectly, through LuxCo) hold 48.83% of the then-outstanding JBS N.V. Common Shares and 85.03% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A

Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be (indirectly) held by our controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

We will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. See “Management—Corporate Governance Practices” for more information. We may also be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards. See “Management—Corporate Governance Practices” for more information. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements.”

None of the Securities and Exchange Commission (the “SEC”), the CVM, nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the Federative Republic of Brazil or a solicitation of a proxy under the laws the Federative Republic of Brazil, and it is not intended to be, and is not, a prospectus or an offer document within the meaning of Brazilian law and the rules of the CVM. You should inform yourself about and observe any such restrictions, and none of JBS N.V., JBS S.A. or their respective subsidiaries accepts any liability in relation to any such restrictions.

This prospectus does not constitute an offer of securities to the public in the European Union within the meaning of Article 3(1) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, (the “Prospectus Regulation”) and is not a prospectus or an offer document within the meaning of the Prospectus Regulation.

WE ARE NOT ASKING FOR A PROXY. The accompanying disclosure documents contain detailed information about the Proposed Transaction and the JBS S.A. General Meeting. This document is a prospectus for JBS N.V. Class A Common Shares and JBS N.V. BDRs that will be issued to JBS S.A. Shareholders and JBS S.A. ADS Holders as part of the consideration upon completion of the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted as part of the Conversion and held by Eligible Shareholders. You should read this prospectus carefully. In particular, please read the section “Risk Factors” beginning on page 23 for a discussion of risks that you should consider in evaluating the Proposed Transaction described in this prospectus.

The date of this prospectus is                 , 2023.

This document, which is part of a registration statement on Form F-4 filed with the SEC by JBS N.V., constitutes a prospectus of JBS N.V. under Section 5 of the U.S. Securities Act of 1933, as amended (“Securities Act”), with respect to JBS N.V. Class A Common Shares and JBS N.V. BDRs to be issued to JBS S.A. Shareholders and JBS S.A. ADSs, pursuant to the transactions described herein.

No person has been authorized to provide you with information that is different from what is contained in this prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover or such other previous reference date expressly mentioned in this prospectus. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except as required by law.

i

Any reference to a website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this prospectus.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer or sale thereof is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public.

Non-U.S. shareholders should consult their advisors in considering whether there are any restrictions or limitations on transactions in the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs that may apply in their home countries. Neither JBS N.V. nor JBS S.A. can provide any assurance about whether such limitations may exist.

IMPORTANT DATES

JBS S.A. Shareholders and JBS S.A. ADS Holders should take note of the following expected important dates in connection with the Proposed Transaction:

Date / Period	Event
, 2023	Approval by the board of directors of JBS S.A. to convene the JBS S.A. General Meeting
On or about , 2023	Formal notice convening the JBS S.A. General Meeting, published in the official gazette and a major newspaper, as required under Brazilian law
On or about , 2023	JBS S.A. General Meeting* HoldCo General Meeting
On or about , 2023	Restructuring – First Step: Contribution of JBS S.A. Common Shares held by the controlling shareholders to LuxCo, contribution of JBS S.A. Common Shares held by LuxCo to JBS B.V. and contribution of JBS S.A. Common Shares held by JBS B.V. to HoldCo
On or about , 2023	Conversion of JBS B.V. into JBS N.V.
On or about , 2023	Last Trading Day (JBS S.A. Common Shares)
On or about , 2023	Restructuring – Second Step: Closing Date (Merger of Shares and Redemption)
On or about , 2023	First day of trading of JBS N.V. BDRs on the B3
On or about , 2023	First day holders of JBS N.V. BDRs can request cancellation of JBS N.V. BDRs
On or about , 2023	First day of trading of JBS N.V. Class A Common Shares on the NYSE
On or about , 2023	Beginning of Class A Conversion Period
December 31, 2026	End of Class A Conversion Period

*

The JBS S.A. General Meeting scheduled for                 , 2023 will be cancelled and will not occur if the registration statement on Form F-4 of which this prospectus is a part is not declared effective prior to the date the meeting is called.

There is no record date for purposes of determining direct JBS S.A. Shareholders entitled to attend the JBS S.A. General Meeting or to vote. JBS S.A. Shareholders on the date of the JBS S.A. General Meeting are entitled to attend the JBS S.A. General Meeting and vote on the items set forth on the agenda, as long as they have timely provided the appropriate documentation required by JBS S.A. at the time of the call notice to the JBS S.A. General Meeting, which required documentation will be set out in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto.

The record date on which JBS S.A. ADS Holders must hold JBS S.A. ADSs in order to give instructions to the JBS S.A. ADS Depositary Bank for the exercise of voting rights at the JBS S.A. General Meeting is                  , 2023 (the “ADS Voting Record Date”). Anyone becoming a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting.

Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive the Cash Dividend. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

CERTAIN DEFINED TERMS

Except where the context otherwise requires, in this prospectus:

•

“JBS N.V.” or the “issuer” refers to JBS N.V., as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law prior to the Closing Date. For the avoidance of doubt, this definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company.

•	“JBS S.A.” refers to JBS S.A., a Brazilian corporation (sociedade anônima).

•

“JBS Group,” “we,” “our,” “us,” “our company” or like terms refer to: (1) JBS S.A. and its consolidated subsidiaries prior to the completion of the Proposed Transaction; and (2) JBS N.V. and its consolidated subsidiaries (including JBS S.A.), following the completion of the Proposed Transaction, unless the context otherwise requires or otherwise indicated.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the Restructuring described in this prospectus.

In addition, in this prospectus, except where otherwise indicated or where the context requires otherwise:

•	“ADS” means American Depositary Share.

•

“ADS Voting Record Date” means the record date on which JBS S.A. ADS Holders must hold JBS S.A. ADSs in order to give instructions to the JBS S.A. ADS Depositary Bank for the exercise of voting rights at the JBS S.A. General Meeting. The ADS Voting Record Date is expected to be             , 2023.

•	“Australia” means the Commonwealth of Australia.

•	“BDR” means Brazilian Depositary Receipt.

•	“BNDES” means the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES).

•	“BNDESPar” means BNDES Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil and wholly owned by BNDES. For more information, see “Principal Shareholders.”

•	“B3” or “São Paulo Stock Exchange” means B3 S.A. – Brasil, Bolsa, Balcão.

•	“Brazil” means the Federative Republic of Brazil.

•	“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

•	“Brazilian real,” “Brazilian reais” or “R$” means the Brazilian real, the official currency of Brazil.

•	“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

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“Cash Dividend” means the proposed cash dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share, to be paid to all JBS S.A. Shareholders (including our controlling shareholders) and all JBS S.A. ADS Holders who hold JBS S.A. Common Shares or JBS S.A. ADSs, as the case may be, on the date of the JBS S.A. General Meeting, subject to approval at the JBS S.A.

General Meeting. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. For more information, see “The Proposed Transaction.”

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“Class A Conversion Period” means the period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026. During the Class A Conversion Period, Eligible Shareholders may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of their JBS N.V. Class A Common Shares, up to the Maximum Convertible Shares, into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo. For more information, see “The Proposed Transaction—Class A Conversion Period.”

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“Class A Conversion Request” means a written request by an Eligible Shareholder or LuxCo addressed to our board of directors indicating, among other information, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder or LuxCo, as the case may be, is requesting to convert into JBS N.V. Class B Common Shares. For more information, see “The Proposed Transaction—Class A Conversion Period.”

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“Closing Date” means the date on which the Merger of Shares and the Redemption will take place, resulting in: (1) as it relates to the Merger of Shares, the contribution of every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) in exchange for one newly issued HoldCo Redeemable Share; and (2) as it relates to the Redemption, the immediate redemption by HoldCo of all of its HoldCo Redeemable Shares for JBS N.V. BDRs.

•	“CMN” means the Brazilian Monetary Council (Conselho Monetário Nacional).

•

“controlling shareholders” means J&F and FIP Formosa. Following the completion of the Proposed Transaction, J&F and FIP Formosa will hold their shares in JBS N.V. through LuxCo. See “Principal Shareholders.”

•

“Conversion” means the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Conversion Record Date” means the first trading day of the JBS N.V. BDRs on the B3. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

•	“Delisting” means the delisting of the JBS S.A. Common Shares from the Novo Mercado listing segment of B3.

•	“DOJ” means the U.S. Department of Justice.

•	“DTC” means The Depository Trust Company.

•

“Eligible Shareholder” means a person entitled to one or more JBS N.V. BDRs at the opening of trading on the Conversion Record Date who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request, after receiving the

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underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares (the “Maximum Convertible Shares”) equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. For more information, see “The Proposed Transaction.”

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“Empire Acquisition” means JBS USA’s acquisition of Empire Packing Company, L.P.’s case ready production facilities and Ledbetter branded retail products. The Empire Acquisition was completed on April 6, 2020. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Empire Acquisition.”

•	“EUR” or “€” means the Euro, the official currency of the European Economic Area.

•	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

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“Exchange Ratio” means the number of HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive one HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). For more information, see “The Proposed Transaction.”

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“FIP Formosa” means Fundo de Investimento em Participações Multiestratégia Formosa, a Brazilian investment fund. FIP Formosa is controlled by our ultimate controlling shareholders. See “Principal Shareholders.”

•	“HoldCo” means JBS Participações Societárias S.A., a Brazilian holding company that will be wholly owned by JBS N.V. following the completion of the Proposed Transaction.

•	“HoldCo General Meeting” means the general meeting of the sole shareholder of HoldCo scheduled for , 2023, during which JBS N.V., as sole shareholder of HoldCo, will approve the Redemption.

•	“HoldCo Redeemable Shares” means HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs.

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“Huon Acquisition” means JBS USA’s acquisition of Huon Aquaculture Group Ltd (“Huon”), an Australian salmon aquaculture business. The Huon Acquisition was completed on November 17, 2021. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Huon Acquisition.”

•	“IASB” means the International Accounting Standards Board.

•	“IFRS” means International Financial Reporting Standards.

•	“J&F” means J&F Investimentos S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil. J&F is controlled by our ultimate controlling shareholders. See “Principal Shareholders.”

•	“JBS Australia” means Baybrick Pty Limited, an Australian proprietary limited company. JBS Australia is an indirect wholly-owned subsidiary of JBS S.A.

•	“JBS Canada” means JBS Food Canada ULC, a Canadian unlimited company. JBS Canada is an indirect wholly-owned subsidiary of JBS S.A.

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“JBS Finance Luxembourg” means JBS Finance Luxembourg S.à r.l. (formerly JBS Packerland Distribution S.à r.l.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg with its registered address at 21, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and companies Register (Registre de Commerce et des sociétés) under number B203410. JBS Finance Luxembourg is an indirect wholly-owned subsidiary of JBS S.A.

•	“JBS N.V. BDRs” means BDRs representing one JBS N.V. Class A Common Share. We intend to apply to list the JBS N.V. BDRs on the B3.

•	“JBS N.V. BDR Custodian” means The Bank of New York Mellon, in its capacity as U.S. custodian of the JBS N.V. BDR Depositary Bank.

•	“JBS N.V. BDR Deposit Agreement” means the deposit agreement dated July 20, 2023, between JBS N.V. and the JBS N.V. BDR Depositary Bank.

•	“JBS N.V. BDR Depositary Bank” means Banco Bradesco S.A., the depositary for the JBS N.V. BDRs.

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“JBS N.V. Class A Common Shares” means class A common shares in the capital of JBS N.V., with a par value of €0.01 (equivalent to approximately US$0.01092 converted using the foreign exchange rate as at June 30, 2023) per class A common share, whereby each JBS N.V. Class A Common Share confers the right to one vote per share at a general meeting of shareholders.

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“JBS N.V. Class B Common Shares” means class B common shares in the capital of JBS N.V., with a par value of €0.10 (equivalent to approximately US$0.1092, converted using the foreign exchange rate as at June 30, 2023) per class B common share, whereby each JBS N.V. Class B Common Share confers the right to ten votes per share at a general meeting of shareholders.

•	“JBS N.V. Common Shares” means, collectively, JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares.

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“JBS N.V. Conversion Shares” means conversion shares in the capital of JBS N.V., with a par value of €0.09 (equivalent to approximately US$0.09828, converted using the foreign exchange rate as at June 30, 2023) per conversion share, whereby each JBS N.V. Conversion Share confers the right to nine votes per share at a general meeting of shareholders.

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“JBS N.V. Free Float Percentage” means the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100%.

•	“JBS N.V. Shares” means, collectively, the JBS N.V. Class A Common Shares, the JBS N.V. Class B Common Shares and the JBS N.V. Conversion Shares.

•	“JBS S.A. ADS” means an ADS representing two JBS S.A. Common Shares. JBS S.A. ADSs are issued pursuant to the JBS S.A. ADS Program and trade in the over-the-counter market under the symbol “JBSAY.”

•	“JBS S.A. ADS Deposit Agreement” means the deposit agreement dated as of December 1, 2008, among, inter alia, JBS S.A. and the JBS S.A. ADS Depositary Bank.

•	“JBS S.A. ADS Depositary Bank” means The Bank of New York Mellon, the depositary for the JBS S.A. ADSs.

•	“JBS S.A. ADS Holders” means holders of JBS S.A. ADSs.

•	“JBS S.A. ADS Program” means the Level 1 ADS program sponsored by JBS S.A. pursuant to which JBS S.A. ADSs have been issued.

•	“JBS S.A. Common Shares” means shares of common stock of JBS S.A.

•

“JBS S.A. General Meeting” means the general meeting of shareholders of JBS S.A. scheduled for             , 2023, during which JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) will have the opportunity to vote on the Merger of Shares and the Cash Dividend.

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“JBS S.A. Free Float Outstanding” means all JBS S.A. Common Shares (including JBS S.A. Common Shares underlying JBS S.A. ADSs) except for treasury shares and shares owned by the controlling shareholders and their related parties or by directors or officers of JBS S.A.

•	“JBS S.A. Shareholders” means holders of JBS S.A. Common Shares.

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“JBS USA” means JBS USA Lux S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg, with its registered address at 21, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and companies Register (Registre de Commerce et des sociétés) under number B203443. JBS USA is a wholly-owned subsidiary of JBS S.A.

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“JBS USA Holding” means JBS USA Holding Lux S.à r.l. (formerly JBS USA Holdings, Inc.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg with its registered address at 21, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and companies Register (Registre de Commerce et des sociétés) under number B203413. JBS USA Holding is an indirect wholly-owned subsidiary of JBS S.A.

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“King Acquisition” means JBS S.A.’s acquisition of King’s Group (“King”), a global producer of bresaola, with a presence in Italy and the United States. The King Acquisition was completed on February 4, 2022. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—King Acquisition.”

•	“Last Conversion Quarter” means last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026).

•	“Last Trading Day” means the last day the JBS S.A. Common Shares will trade on the B3, immediately prior to the Merger of Shares.

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“LuxCo” means J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. Our controlling shareholders will indirectly hold their shares of JBS N.V. through LuxCo following the completion of the Restructuring. LuxCo will be a direct shareholder of JBS N.V. following the completion of the Restructuring. See “Principal Shareholders—JBS N.V.”

•	“Luxembourg” means the Grand Duchy of Luxembourg.

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“Margarine and Mayonnaise Business Acquisition” means Seara’s acquisition of Bunge Alimentos’ margarine and mayonnaise businesses in Brazil. The acquisition was completed on November 30, 2020. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Margarine and Mayonnaise Business Acquisition.”

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“Maximum Conversion Rate” means 55% of an Eligible Shareholder’s Maximum Convertible Shares. It refers to the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder which may be converted into JBS N.V. Class B Common Shares during the Class A Conversion Period, except during the Last Conversion Quarter. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Maximum Convertible Shares” means the maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common

Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares during the Class A Conversion Period. The Maximum Convertible Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. For more information, see “The Proposed Transaction—Class A Conversion Period.”

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“Merger of Shares” means the incorporação de ações corporate transaction through which every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into HoldCo in exchange for one newly issued HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, resulting in JBS S.A. becoming a wholly owned subsidiary of HoldCo. For more information, see “The Proposed Transaction.”

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“Merger of Shares Protocol” means the Brazilian-law document (Protocolo e Justificação de Incorporação de Ações), prepared by the management of JBS S.A. and HoldCo, to be submitted for approval by their respective shareholders at their respective special meetings of shareholders and that provides the shareholders with information on the terms, conditions and reasoning for the approval of the merger of shares contemplated by the Proposed Transaction. For more information, see “Related Party Transactions—Transaction Documents—Merger of Shares Protocol.”

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“Minimum Free Float” means 20%. With respect to the Last Conversion Quarter, if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Mexico” means the United Mexican States.

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“Moy Park” means Moy Park Holdings (Europe) Ltd., a private company incorporated under the laws of Northern Ireland. Moy Park owns the companies that comprise the “Moy Park” business based in the United Kingdom, France and the Netherlands. Moy Park is a wholly-owned subsidiary of PPC.

•	“the Netherlands” means the European part of the Kingdom of the Netherlands.

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“Pilgrim’s Food Masters Acquisition” means PPC’s acquisition of the specialty meats and ready meals businesses of Kerry Group plc, which have subsequently changed their name to Pilgrim’s Food Masters (“PFM”). The specialty meats and ready meals businesses are manufacturers of branded and private label meats, meat snacks and food-to-go products in the United Kingdom and Ireland and an ethnic chilled and frozen ready meals business in the United Kingdom. The Pilgrim’s Food Masters Acquisition was completed on September 24, 2021. For more information about the Pilgrim’s Food Masters Acquisition, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Pilgrim’s Food Masters Acquisition.”

•	“PPC” means Pilgrim’s Pride Corporation, a Delaware corporation. JBS S.A. beneficially owns approximately 80% of PPC’s outstanding common stock.

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“Proposed Transaction” means: (1) the Merger of Shares; (2) the Redemption; and (3) the Cash Dividend, as detailed and subject to the conditions described in this prospectus. For more information, see “The Proposed Transaction.”

•

“Redemption” means the redemption by HoldCo of all of the HoldCo Redeemable Shares and delivery to each holder thereof (including the JBS S.A. ADS Depositary Bank) of one JBS N.V. BDR for every one HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. The Redemption will take place immediately after the Merger of Shares. For more information, see “The Proposed Transaction.”

•

“Restructuring” means the corporate restructuring process that the JBS Group intends to conduct which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. The Proposed Transaction is the second and final step in the Restructuring. For more information about the Restructuring, see “Information about JBS N.V.”

•

“Rivalea Acquisition” means JBS Australia’s acquisition of Rivalea Holdings Pty Ltd and Oxdale Dairy Enterprise Pty Ltd. (“Rivalea”), a hog breeding and processing business in Australia. The Rivalea Acquisition was completed on January 4, 2022. For more information about the Rivalea Acquisition, see “Information about JBS S.A.—History and Development—Recent Acquisitions— Rivalea Acquisition.”

•

“Seara” means Seara Alimentos Ltda., a Brazilian limited liability company (sociedade limitada). Seara and its subsidiaries produce poultry, pork and processed foods in Brazil. Seara is an indirect wholly-owned subsidiary of JBS S.A.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the United States Securities Act of 1933, as amended.

•

“Sunnyvalley Acquisition” means JBS USA’s acquisition of Sunnyvalley Smoked Meats, Inc. (“Sunnyvalley”), a producer of a variety of smoked bacon, ham and turkey products for sale to retail and wholesale consumers under the Sunnyvalley brand. The Sunnyvalley Acquisition was completed on December 1, 2021. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Sunnyvalley Acquisition.”

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“TriOak Business Acquisition” means JBS USA’s acquisition of the TriOak Foods (“TriOak”) business. TriOak is an American pork producer and grain marketer. The TriOak Business Acquisition was completed on December 2, 2022. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—TriOak Business Acquisition.”

•	“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

•	“ultimate controlling shareholders” means Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista.

•	“U.S.” or “United States” means the United States of America.

•	“U.S. dollars,” “US$” or “$” means U.S. dollars, the official currency of the United States.

•	“USDA” means the United States Department of Agriculture.

•

“Vivera Business Acquisition” means JBS USA’s acquisition of the business of Vivera Topholding BV (“Vivera”), a manufacturer of plant-based food products in Europe. Vivera offers products under the Vivera brand, as well as private labels, in more than 25 countries. The Vivera Business Acquisition was completed on June 17, 2021. For more information, see “Information about JBS S.A.—History and Development—Recent Acquisitions—Vivera Business Acquisition.”

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements reflecting assumptions, expectations, intentions or beliefs about future events that are intended as “forward-looking statements.” All statements included in this prospectus, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “could,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements of our current views and estimates of future economic circumstances, industry conditions in domestic and international markets and our performance and financial results.

Among the factors that may cause actual results and events to differ from the anticipated results and expectations expressed in such forward-looking statements are the following:

•	the Proposed Transaction and the expected timing and satisfaction of conditions precedent for completion of the Proposed Transaction;

•	the risk of outbreak of animal diseases, more stringent trade barriers in key export markets and increased regulation of food safety and security;

•	product contamination or recall concerns;

•	fluctuations in the prices of live cattle, hogs, chicken, corn and soymeal;

•	fluctuations in the selling prices of beef, pork and chicken products;

•	developments in, or changes to, the laws, regulations and governmental policies governing our business and products or failure to comply with them, including environmental and sanitary liabilities;

•	currency exchange rate fluctuations, trade barriers, exchange controls, political risk and other risks associated with export and foreign operations;

•	changes in international trade regulations;

•	our strategic direction and future operation;

•	deterioration of economic conditions globally and more specifically in the principal markets in which we operate;

•

our ability to implement our business plan, including our ability to arrange financing when required and on reasonable terms and the implementation of our financing strategy and capital expenditure plan;

•	the successful integration or implementation of mergers and acquisitions, joint ventures, strategic alliances or divestiture plans;

•	the competitive nature of the industry in which we operate and the consolidation of our customers;

•	customer demands and preferences;

•	our level of indebtedness;

•	adverse weather conditions in our areas of operations;

•	continued access to a stable workforce and favorable labor relations with employees;

•	our dependence on key members of our management;

•	the interests of our ultimate controlling shareholders;

•	reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and the outcome of these actions;

•	economic instability in Brazil and a resulting reduction in market confidence in the Brazilian economy;

•	political crises in Brazil;

•	the declaration or payment of dividends or interest attributable to shareholders’ equity;

•

the ongoing war between Russia and Ukraine, including higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains as a result of disruptions caused by this conflict;

•	unfavorable outcomes in legal and regulatory proceedings and government investigations that we are, or may become, a party to;

•	the risk factors discussed under the heading “Risk Factors”;

•	other factors or trends affecting our financial condition, liquidity or results of operations; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

In addition, there may be other factors and uncertainties, many of which are beyond our control, that could cause our actual results and events to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, any or all of our forward-looking statements may turn out to be inaccurate.

We caution investors not to place undue reliance on any forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

JBS N.V.

Until the completion of the first step of the Restructuring, which is expected to occur prior to the Closing Date and pursuant to which the controlling shareholders of JBS S.A. will transfer their interest in JBS S.A. to JBS N.V., JBS N.V. will have no revenues or business operations or material assets, liabilities or contingencies.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. Following the completion of the Proposed Transaction, JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

Following the completion of the Proposed Transaction, JBS N.V. will begin reporting consolidated financial information to shareholders prepared in accordance with IFRS, as issued by the IASB.

JBS S.A.

General

JBS S.A., which is JBS N.V.’s predecessor for accounting purposes, maintains its books and records in Brazilian reais, which is its functional currency. JBS S.A.’s consolidated financial statements included in this prospectus include the consolidation of the financial statements of all of its subsidiaries, which are prepared using each subsidiary’s respective functional currency. At the entity level, transactions in foreign currencies other than the functional currency of the entity are initially measured using the exchange rates prevailing at the dates of each transaction. Foreign currency monetary items in the statement of financial position are translated using the closing exchange rate as of the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end of foreign currency monetary assets and liabilities are recognized in the consolidated statement of income, under the captions “Finance income” or “Finance expense.”

JBS S.A.’s consolidated financial statements included in this prospectus are presented in U.S. dollars. JBS S.A. elected to change its presentation currency from the Brazilian real to the U.S. dollar effective January 1, 2022 (which has been retrospectively applied to all periods presented) to facilitate a more direct comparison to its competitors. The translation to the U.S. dollar was performed in two steps: (1) first the financial statements of the subsidiaries with functional currencies different to Brazilian reais were translated into Brazilian reais to produce consolidated financial statements of JBS S.A. in Brazilian reais; and (2) subsequently, the consolidated financial statements of JBS S.A. in Brazilian reais were translated into U.S. dollars. These translations were effected as follows:

•	all assets and liabilities are translated into the presentation currency using the closing exchange rate at the reporting date;

•	income and expenses, as well as cash flows, are translated into the presentation currency using the average rates prevailing during the reporting period; and

•

all resulting exchange differences are recognized as other comprehensive income and accumulated in the foreign currency translation adjustment reserve in the consolidated statement of changes in equity.

This prospectus includes financial information derived from:

(1) JBS S.A.’s unaudited condensed consolidated interim financial information as of June 30, 2023 and for the three- and six-month periods ended June 30, 2023 and 2022, and the related notes thereto, which are included elsewhere in this prospectus. We refer to these as “JBS S.A.’s unaudited interim financial statements;” and

(2) JBS S.A.’s audited consolidated financial statements as of December 31, 2022 and 2021 and January 1, 2021 and for each of the years in the three-year period ended December 31, 2022, and the related notes thereto, which are included elsewhere in this prospectus. We refer to these as “JBS S.A.’s audited financial statements” and, together with JBS S.A.’s unaudited interim financial statements, “JBS S.A.’s financial statements.”

JBS S.A.’s audited financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by International Accounting Standards Board (IASB). JBS S.A.’s unaudited interim financial statements have been prepared in accordance with IAS 34 - Interim Financial Reporting, issued by the IASB.

The Restructuring and the Proposed Transaction

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V.

As the first step in the Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, our controlling shareholders entered into a binding and unconditional agreement with JBS N.V., HoldCo and LuxCo pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. This step will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into HoldCo in exchange for one newly issued mandatorily redeemable preferred share of HoldCo. Each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank) will receive HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the HoldCo Redeemable Shares. Immediately following the Merger of Shares, HoldCo will redeem all of the HoldCo

Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and HoldCo will hold 100% of the JBS S.A. Common Shares.

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Restructuring, the Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments. As a result, the consolidated financial statements of JBS N.V. following the Restructuring will reflect:

•	The historical consolidated operating results, cash flows and financial position of JBS S.A. (as predecessor) for all dates and periods prior to the effective closing date of the Restructuring.

•	The contribution of JBS S.A.’s consolidated assets and liabilities at book value on the effective closing date of the Restructuring;

•

The consolidated operating results and cash flows of JBS N.V. (as successor) and its consolidated subsidiaries, including JBS S.A., following the effective closing date of the Restructuring as a continuation of those of JBS S.A., and the financial position of JBS N.V. as of the year-end subsequent to the effective closing date of the Restructuring. The comparative periods will be restated as if the reorganization had taken place at the beginning of the earliest comparative period presented.

•	An adjustment, against retained earnings, in the consolidated statement of changes in equity as of the effective closing date of the Restructuring to reflect the statutory equity reserves of JBS N.V.

•	The number of common shares issued by JBS N.V. will be reflected retrospectively to all periods, for the purposes of calculating earnings per share.

Non-GAAP Financial Measures

We have disclosed certain non-GAAP financial measures in this prospectus, including: Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP financial measures are used as measures of performance by our management and should not be considered as measures of financial performance in accordance with IFRS. You should rely on non-GAAP financial measures in a supplemental manner only in making your investment decision. There is no standard definition of non-GAAP financial measures, and JBS S.A.’s definitions may not be comparable to those used by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is calculated by making the following adjustments, as further described in this prospectus (see “Summary—Summary Historical Financial Data”), to net income: exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with the DOJ and antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; and exclusion of certain other income (expenses), net.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue.

The use of Adjusted EBITDA, instead of net income, and Adjusted EBITDA Margin, instead of net margin, have limitations as analytical tools, including the following:

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect income tax expense or the cash requirements to pay taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

Adjusted EBITDA and Adjusted EBITDA Margin include adjustments that represent cash expenses or that represent non-cash charges that may relate to future cash expenses, and some of these expenses are of a type that are expected to be incurred in the future, although the amount of any such future charge cannot be predicted.

For more information about Adjusted EBITDA and Adjusted EBITDA Margin and the adjusting items JBS S.A. used to calculate Adjusted EBITDA and Adjusted EBITDA Margin, see “Summary—Summary Historical Financial Data.”

Industry and Market Data

Certain market and industry data included in this prospectus have been obtained from third-party sources that we believe to be reliable, such as the USDA. We have not independently verified such third-party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Nothing in this prospectus should be interpreted as a market forecast.

Brands

This prospectus includes trademarks, trade names and trade dress of other companies. Use or display by us of other parties’ trademarks, trade names or trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, trade name or trade dress owners. Solely for the convenience of investors, in some cases we refer to our brands in this prospectus without the ® symbol, but these references are not intended to indicate in any way that we will not assert our rights to these brands to the fullest extent permitted by law.

Rounding

Certain figures and some percentages included in this prospectus have been subject to rounding adjustments. Accordingly, the totals included in certain tables contained in this prospectus may not correspond to the arithmetic aggregation of the figures or percentages that precede them.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION, THE JBS S.A. GENERAL MEETING AND JBS N.V.

The following questions and answers are intended to briefly address some commonly asked questions regarding the Proposed Transaction, the JBS S.A. General Meeting, JBS N.V. and other matters. These questions and answers only highlight some of the information contained in this prospectus and may not contain all of the information that is important to you, current JBS S.A. Shareholder and JBS S.A. ADS Holder. Please further refer to “The Proposed Transaction” and the more detailed information contained elsewhere in this prospectus and the exhibits to this prospectus, which you should read carefully and in their entirety.

Questions and Answers for Current JBS S.A. Shareholders and JBS S.A. ADS Holders about the Proposed Transaction

What is the Proposed Transaction on which I am being asked to vote?

The Proposed Transaction is part of a corporate restructuring of the JBS Group with the purpose of listing shares on the NYSE and BDRs on the B3 that represent equity of JBS N.V. Currently, JBS S.A. Common Shares are listed on the B3 and JBS S.A. ADSs trade over-the-counter in the U.S. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE, to list JBS N.V. BDRs on the B3 and to delist JBS S.A. Common Shares from the Novo Mercado listing segment of the B3. In addition, the JBS S.A. ADS Program will be terminated following the completion of the Proposed Transaction. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

The completion of the Proposed Transaction is expected to occur on or about                  business days after the JBS S.A. General Meeting and the HoldCo General Meeting, subject to the satisfaction of certain conditions described in this prospectus. The Proposed Transaction will consist of the three steps below:

•

Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into HoldCo in exchange for one HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of HoldCo. The HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the HoldCo General Meeting and immediately after the implementation of the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the

Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

Immediately following the completion of the Proposed Transaction:

•	JBS S.A. will be an indirect wholly owned subsidiary of JBS N.V.

•	The business conducted by the JBS Group will be the same as prior to the Proposed Transaction.

•

You will become a shareholder of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares).

•

The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date, and on the Closing Date, our controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as our controlling shareholders have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of the ultimate controlling shareholders will increase from 48.83% to 85.03% (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023).

•

Our ultimate controlling shareholders will continue to control the JBS Group’s business through the indirect ownership of JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares representing in the aggregate 85.03% of the voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023), which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V.

What is the purpose of the Proposed Transaction?

The purpose of the Proposed Transaction is to create a corporate structure that allows us to better reflect our global presence and diverse international operations and implement our growth strategy, which we expect will allow us to improve our rating indices and maximize shareholder value. As an NYSE-listed company, we expect to improve our access to funding sources and enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital.

If the Proposed Transaction is concluded, what will I receive?

Subject to the approval of the Merger of Shares at the JBS S.A. General Meeting and the satisfaction of the conditions described in this prospectus, each JBS S.A. Shareholder, except HoldCo, will receive one JBS N.V. BDR for every two JBS S.A. Common Shares it holds, and each JBS S.A. ADS Holder will receive, upon surrender of its JBS S.A. ADSs and payment of certain fees to the JBS S.A. ADS Depositary Bank, one JBS N.V. Class A Common Share for every JBS S.A. ADS that it holds. Specifically, there is a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement. In addition, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption, which fee the JBS S.A. ADS Depositary Bank will charge to JBS S.A. ADS Holders.

No tradable fractional JBS N.V. BDRs may be delivered to JBS S.A. Shareholders pursuant to the Proposed Transaction. Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

The Exchange Ratio is defined in the section “Certain Defined Terms.” The Exchange Ratio has been established so that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

In addition, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary

Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

In connection with the Proposed Transaction, HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

Will all JBS S.A. Shareholders and JBS S.A. ADS Holders receive the same consideration?

In connection with the Proposed Transaction, each holder of JBS S.A. Common Shares issued and outstanding on the Last Trading Day (not including HoldCo) and each holder of JBS S.A. ADSs who surrenders their JBS S.A. ADSs after the Closing Date will receive JBS N.V. Class A Common Shares (directly or in the form of JBS N.V. BDRs), based on the Exchange Ratio. On the other hand, on the Closing Date, our controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as our controlling shareholders have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” Since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of the ultimate controlling shareholders will increase from 48.83% to 85.03% immediately upon completion of the Proposed Transaction (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023). Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

What happens if the Proposed Transaction is not approved at the JBS S.A. General Meeting?

If the Proposed Transaction is not approved at the JBS S.A. General Meeting, the Proposed Transaction will not become effective. In this case:

•	You will continue to hold your JBS S.A. Common Shares and/or JBS S.A. ADSs.

•	JBS S.A. Common Shares will remain listed on B3 and JBS S.A. ADSs will continue to trade on the OTC market.

•	JBS N.V. will not have its Class A Common Shares listed on the NYSE, and you will not receive JBS N.V. Class A Common Shares or JBS N.V. BDRs.

•	You will not receive the Cash Dividend.

When do you expect the Proposed Transaction to be concluded?

We expect the Proposed Transaction to close on or about                  business days after the JBS S.A. General Meeting, subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting and satisfaction of certain conditions. None of these conditions may be waived, and we cannot guarantee that the Proposed Transaction will be concluded within this timeframe. See “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.”

Will the JBS N.V. Class A Common Shares and the JBS N.V. BDRs be traded on any stock exchange?

We expect that on or about                 , 2023, the JBS N.V. BDRs will be listed on B3 under the symbol “JBSS32,” and on or about                 , 2023, the JBS N.V. Class A Common Shares will be listed on the NYSE under the symbol “JBS”.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

May I elect to receive JBS N.V. Class A Common Shares instead of JBS N.V. BDRs?

Holders of JBS S.A. Common Shares on the Last Trading Day shall receive JBS N.V. BDRs in connection with the Proposed Transaction. However, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

May I elect to receive cash instead of JBS N.V. BDRs or JBS N.V. Class A Common Shares?

No. JBS S.A. Shareholders and JBS S.A. ADS Holders will not be given the option to receive cash in lieu of JBS N.V. BDRs or (in the case of JBS S.A. ADS Holders) JBS N.V. Class A Common Shares in the Proposed Transaction. If you do not want to receive JBS N.V. BDRs or (in the case of JBS S.A. ADS Holders) JBS N.V. Class A Common Shares in connection with the Proposed Transaction, you must sell you JBS S.A. Common Shares or JBS S.A. ADSs prior to the Last Trading Day. Alternatively, you have the option to: (1) sell the JBS N.V. BDRs on the B3; or (2) sell the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs on the NYSE (having first cancelled such JBS N.V. BDRs, if needed).

May I continue to be a JBS S.A. Shareholder or JBS S.A. ADS Holder?

If the Proposed Transaction is concluded, you will not be able to continue to be a direct shareholder of JBS S.A. or holder of JBS S.A. ADSs, but you will be able to continue to be an indirect shareholder of JBS S.A. through the ownership of JBS B.V. Class A Common Shares (including in the form of JBS N.V. BDRs) and JBS B.V. Class B Common Shares. Upon completion of the Proposed Transaction, JBS S.A. will no longer have its shares listed on B3 or any other exchange, the JBS S.A. ADS Program will terminate and JBS S.A. will become a wholly owned subsidiary of HoldCo.

May I participate in the Proposed Transaction as a JBS S.A. ADS Holder?

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting.

In addition, if you are a JBS S.A. ADS Holder, you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction upon surrender of your JBS S.A. ADSs. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Specifically, there is a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A

Common Shares to your securities account. Furthermore, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption, which fee the JBS S.A. ADS Depositary Bank will charge to JBS S.A. ADS Holders.

See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

Must I take any action to receive the JBS N.V. BDRs or JBS S.A. Class A Common Shares to which I am entitled in connection with the Proposed Transaction?

If you hold JBS S.A. Common Shares on the Last Trading Day, you will not have to take any action to receive JBS N.V. BDRs in connection with the Proposed Transaction.

If you hold JBS S.A. ADSs, you may be required to take certain actions to receive JBS N.V. Class A Common Shares in connection with the Proposed Transaction. On or about the date on which the JBS S.A. ADS Depositary Bank receives the JBS N.V. Class A Common Shares pursuant to the cancellation of the JBS N.V. BDRs it receives in connection with the Redemption, the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares (such date, the “ADS Exchange Date”). We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary that is a participant in DTC (a “DTC Participant”), you will not be required to take any action to surrender your JBS S.A. ADSs. Once the exchange is initiated by the JBS S.A. ADS Depositary Bank on the ADS Exchange Date, DTC will surrender the JBS S.A. ADSs held by all its DTC Participants in one lot for exchange. The DTC Participant through which you hold your JBS S.A. ADSs will then allocate the JBS N.V. Class A Common Shares to which you are entitled to your broker or other securities intermediary’s account, and your broker or other securities intermediary will credit such JBS N.V. Class A Common Shares to your account and charge your account an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time DTC surrenders the JBS S.A. ADSs held by DTC Participants will be settled in JBS N.V. Class A Common Shares.

If you are a registered holder of JBS S.A. ADSs (i.e., if you hold JBS S.A. ADSs in your own name and not through a bank or brokerage firm) in uncertificated form, you will not be required to take any action to surrender your JBS S.A. ADSs. Your JBS S.A. ADSs will be exchanged automatically within three U.S. business days following the ADS Exchange Date, and the JBS S.A. ADS Depositary Bank will charge you an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. If you are a registered holder of JBS S.A. ADSs in certificated form, the JBS S.A. ADS Depositary Bank will send a letter of transmittal and termination notice to you, and your JBS S.A. ADSs will be exchanged when the JBS S.A. ADS Depositary Bank receives your signed letter of transmittal and JBS S.A. ADS certificate, subject to the payment of an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. If you are a registered holder of JBS S.A. ADSs in uncertificated or certificated form, the JBS N.V. Class A Common Shares to which you are entitled will be registered in your name in book-entry position on the JBS N.V. share register kept by our transfer agent. Holders who receive JBS N.V. Class A Common Shares in a book-entry position on the JBS N.V. share register kept by our transfer agent will receive an account statement from our transfer agent reflecting their book-entry position through regular mail and may be unable to transfer their securities until they receive this account statement.

JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time the JBS S.A. ADSs are surrendered will be settled in JBS N.V. Class A Common Shares.

Will the JBS S.A. ADS Depositary Bank suspend the issuance and cancellation of JBS S.A. ADSs in connection with the Proposed Transaction?

Yes. The JBS S.A. ADS Depositary Bank will suspend the issuance and cancellation of JBS S.A. ADSs prior to the Last Trading Day. This means that during this time, you will not be able to surrender your JBS S.A. ADSs for delivery of JBS S.A. Common Shares or deposit your JBS S.A. Common Shares for delivery of JBS S.A. ADSs. However, the closing of the issuance and cancellation books does not impact trading, and you may continue to trade your JBS S.A. ADSs during this period.

JBS S.A. will inform JBS S.A. ADS Holders and the market in general of the exact dates of the suspension of issuance and cancellation of JBS S.A. ADSs in due course.

What conditions must be satisfied to complete the Proposed Transaction?

In addition to the necessary corporate approvals, including approval of the Proposed Transaction at the JBS S.A. General Meeting, the material conditions that must be satisfied to complete the Proposed Transaction are set forth below, in chronological order:

Before the JBS S.A. General Meeting is called:

•

The registration statement filed with the SEC on Form F-4 to effect the registration under the Securities Act of the JBS N.V. Class A Common Shares (i.e., the underlying assets of the JBS N.V. BDRs) to be issued and delivered to JBS S.A. Shareholders and JBS S.A. ADS Holders and the JBS N.V. Class B Common Shares (of which this prospectus is a part) shall have become effective prior to the date the JBS S.A. General Meeting is called, no stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Before the completion of the Proposed Transaction:

•	JBS N.V. Class A Common Shares shall be approved for listing on the NYSE.

•	JBS N.V. BDRs shall be approved by the CVM and for listing on B3.

•

The Australian Foreign Investment Review Board shall have approved the transfer of the JBS S.A. common shares from our controlling shareholders within the context of the Proposed Transaction. This approval was obtained on March 29, 2023.

None of these conditions may be waived.

Do I have withdrawal rights (direito de recesso) in connection with the Proposed Transaction?

No. None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law.

What will be the accounting treatment of the Proposed Transaction?

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Restructuring, the Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments. For more information, see “Presentation of Financial and Other Information—The Restructuring and the Proposed Transaction.”

Questions and Answers about the JBS S.A. General Meeting

What corporate approvals are needed for the Proposed Transaction?

The Merger of Shares and the Cash Dividend is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting. On                 , 2023, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

The Redemption is subject to approval by JBS N.V., as sole shareholder of HoldCo.

Where and when will the JBS S.A. General Meeting be held?

TIME AND DATE:                 , 2023, at                  a.m./p.m. (São Paulo time).

PLACE:                 .

AGENDA: Consider and vote on: (1) the Merger of Shares, including ancillary matters, such as the approval of the Merger of Shares Protocol and related valuation reports; (2) the Delisting; and (3) the Cash Dividend.

For additional information about the JBS S.A. General Meeting, see “JBS S.A. General Meeting.”

What is the quorum for installation of the JBS S.A. General Meeting?

The JBS S.A. General Meeting will be installed on first call if attended by shareholders representing collectively 1/4 of the outstanding capital stock of JBS S.A. (including JBS S.A. Common Shares represented by JBS S.A. ADSs). If the attendance requirement is not met for the JBS S.A. General Meeting on first call, the JBS S.A. General Meeting will be reconvened at a date and time at least eight calendar days after the date and time scheduled for the JBS S.A. General Meeting on first call. The JBS S.A. General Meeting may be installed on second call with any percentage of holders present at the meeting following the second call. Although the controlling shareholders will be counted for quorum purposes to install the JBS S.A. General Meeting and the shares held by our controlling shareholders will be sufficient to establish a quorum, the JBS S.A. General Meeting will not be held if no non-controlling shareholders participate because the Proposed Transaction cannot be approved without participation by non-controlling shareholders. As described below under “What is the minimum vote required to approve the Proposed Transaction, and will our controlling shareholders vote at the JBS S.A. General Meeting?” all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

What is the minimum vote required to approve the Proposed Transaction, and will our controlling shareholders vote at the JBS S.A. General Meeting?

The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs).

The Delisting requires the affirmative vote of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, our controlling shareholders will not be entitled to vote on this matter.

The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting (including JBS S.A. Common Shares represented by JBS S.A. ADSs).

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of August 15, 2023. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as 1.2% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.83% of the issued and outstanding JBS S.A. Common Shares held by our controlling shareholders as of August 15, 2023 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters.

Are any JBS S.A. Shareholders or JBS S.A. ADS Holders already committed to vote in favor of the proposal to approve the Proposed Transaction?

We have not received any formal commitments to vote in favor of the Proposed Transaction yet. In addition, there is no voting agreement or understanding, formal or informal, with BNDESPar or other non-controlling shareholders.

May I attend the JBS S.A. General Meeting?

If you hold JBS S.A. Common Shares on the day of the JBS S.A. General Meeting, you may attend the JBS S.A. General Meeting, provided that you present the appropriate documentation required by JBS S.A. for participation.

The documents and instructions for attendance of the JBS S.A. General Meeting will be available at JBS S.A.’s and CVM’s website in due course.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting.

May I vote at the JBS S.A. General Meeting?

If you hold JBS S.A. Common Shares on the day of the JBS S.A. General Meeting, you may vote at the JBS S.A. General Meeting, provided that you properly register to attend the JBS S.A. General Meeting. For more information, see “ –May I attend the JBS S.A. General Meeting?” above.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold the JBS S.A. ADSs in due course. If you do not timely provide the JBS S.A. ADS Depositary Bank or relevant broker or securities intermediary with voting instructions, the JBS S.A. Common Shares underlying your JBS S.A. ADSs will not be counted to establish a quorum to open the JBS S.A. General Meeting, voted in respect of the proposed resolutions, or taken into account in calculating whether the requisite majority required to approve the proposed resolutions. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

How can I attend and vote on the JBS S.A. General Meeting?

JBS S.A. will convene the JBS S.A. General Meeting by publishing a notice in a major Brazilian newspaper (Valor Econômico). The first call notice must be published not less than three times, beginning at least 30 calendar days prior to the JBS S.A. General Meeting date. On the second call, the notice must be published not less than three times, beginning at least eight calendar days prior to the JBS S.A. General Meeting date.

Shareholders may attend the JBS S.A. General Meeting: (1) in person, if an individual; (2) by its legal representatives, if a legal entity (company or investment fund); or (3) by proxy, provided the shareholder complies with the applicable rules. For more information, see “JBS S.A. General Meeting—Manner of Voting.”

The documents necessary for participating in the JBS S.A. General Meeting may be sent to JBS S.A. prior to the date for which the meeting was called in order for JBS S.A. to evaluate the request and grant access to the JBS S.A. General Meeting to the shareholder, if that is the case. The documents necessary for participating in the JBS S.A. General Meeting will be available at JBS S.A. Investor Relations website (https://ri.jbs.com.br/en/) and will also be disclosed to the market 30 days prior to the date of the JBS S.A. General Meeting. The information included on our website or that might be accessed through our website is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A.

ADS Depositary Bank or the broker or other securities intermediary through which you hold the JBS S.A. ADSs in due course. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

Each JBS S.A. Common Share will be entitled to one vote, and each JBS S.A. ADS will be entitled to two votes at the JBS S.A. General Meeting (based on the ratio of two JBS S.A. Common Shares per JBS S.A. ADS).

As a JBS S.A. ADS Holder, may I change my voting instructions after delivering my voting instruction or withdraw my voting instruction?

Yes. As a JBS S.A. ADS Holder, you may change your voting instructions by sending a superseding voting instruction card to the JBS S.A. ADS Depositary Bank or by giving a superseding voting instruction to your broker or other securities intermediary, as applicable, to be received before the applicable cut-off date and time.

What happens if I do not vote?

If you are a JBS S.A. Shareholder or JBS S.A. ADS Holder and you do not vote, you will receive the same treatment as the other JBS S.A. Shareholders and JBS S.A. ADS Holders. If the Proposed Transaction is not approved at the JBS S.A. General Meeting, you will continue to hold your JBS S.A. Common Shares and/or JBS S.A. ADSs.

Does the board of directors of JBS S.A. recommend the Proposed Transaction?

On                 , 2023, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

What is this document and why am I receiving it?

This document is a prospectus of JBS N.V. relating to the JBS N.V. BDRs that will be issued as the consideration upon completion of the Proposed Transaction, the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted during the Class A Conversion Period. It also informs JBS S.A. Shareholders and JBS S.A. ADS Holders of the upcoming JBS S.A. General Meeting at which JBS S.A. Shareholders and JBS S.A. ADS Holders will vote on, among other things, the Merger of Shares, the Delisting and the Cash Dividend, and provides details of the consideration JBS S.A. Shareholders and JBS S.A. ADS Holders will receive upon completion of the Proposed Transaction. You should carefully review this prospectus, because, as a JBS S.A. Shareholder or JBS S.A. ADS Holder, you will be entitled to vote at the JBS S.A. General Meeting that will be called in order for JBS S.A. Shareholders and JBS S.A. ADS Holders (through the JBS S.A. ADS Depositary Bank) to approve the Merger of Shares, among other matters.

Questions and Answers about JBS N.V. and the Conversion

Who is JBS N.V.?

JBS B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Prior to the Closing Date, JBS B.V. will be converted into a public limited liability company (naamloze vennootschap) under Dutch law, with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the Restructuring described below.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V.

As the first step in the Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, our controlling shareholders entered into a binding and unconditional agreement with JBS N.V., HoldCo and LuxCo pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. This step will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into HoldCo in exchange for one newly issued mandatorily redeemable preferred share of HoldCo. Each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank) will receive HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the HoldCo Redeemable Shares. Immediately following the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and HoldCo will hold 100% of the JBS S.A. Common Shares.

Immediately prior to the Closing Date, JBS N.V. will not own any material assets other than shares of HoldCo, and HoldCo will not hold any material assets other than the shares of JBS S.A. formerly directly held by our controlling shareholders. Neither JBS N.V. nor HoldCo will have any material liability or contingency. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

Who will be the shareholders of JBS N.V. after completion of the Proposed Transaction?

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through

LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 30.04% of the then-outstanding JBS N.V. Class A Common Shares, representing 85.03% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

Will I have voting rights as a holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs?

Yes, each JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) is entitled to one vote at a general meeting of shareholders of JBS N.V. The controlling shareholders will own JBS N.V. Class B Common Shares, and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V. See “Description of Share Capital.” The procedure for voting if you hold JBS N.V. BDRs may be different. For more information, see “Description of JBS N.V. BDRs and Deposit Agreement.”

Will I have the right to receive dividends, as a holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs?

Yes. Each JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) and JBS N.V. Class B Common Share is entitled to receive dividends, if and when resolved upon by the general meeting of shareholders of JBS N.V. and subject to the capital requirements imposed by Dutch law. A holder of a JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) is entitled to receive the same amount of dividends per share as a holder of a JBS N.V. Class B Common Share. For further information on dividends, see “Per Share, Dividend and Market Data—Historical Dividend Data.”

What are the differences between JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares?

Each JBS N.V. Class A Common Share is entitled to one vote per share and each JBS N.V. Class B Common Share is entitled to 10 votes per share at a general meeting of shareholders of JBS N.V.

JBS N.V. intends to apply to list the JBS N.V. Class A Common Shares on the NYSE. JBS N.V. Class B Common Shares will not be listed on any exchange and, pursuant to JBS N.V.’s articles of association, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share.

The rights of the two classes of JBS N.V Common Shares are otherwise identical. See “Description of Share Capital.”

Can I convert my JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

Except during the Class A Conversion Period, holders of JBS N.V. Class A Common Shares will not be able to request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares.

During the Class A Conversion Period, if you are an Eligible Shareholder, you may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above.

If you are an Eligible Shareholder who wishes to exercise your right to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will be required to follow certain procedures as described in “The Proposed Transaction—Class A Conversion Period,” including providing a conversion notice and supporting documentation. In addition, in order to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you must first cancel the JBS N.V. BDRs you received in connection with the Proposed Transaction and receive the underlying JBS N.V. Class A Common Shares. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.” These procedures may be cumbersome and time consuming and hinder your ability to timely request a conversion during the Class A Conversion Period. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—You may experience delays or be unable to timely request the conversion of your JBS N.V. Class A Common Shares during the Class A Conversion Period.”

Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares, but JBS N.V. Class B Common Shares will remain convertible into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share. The JBS N.V. Conversion Shares are introduced to facilitate a 1:1 conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital—Conversion.”

Who may request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period?

Only our controlling shareholders (through LuxCo) and Eligible Shareholders may request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period.

You are an Eligible Shareholder if you are entitled to one or more JBS N.V. BDRs at the opening of trading on the Conversion Record Date. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo on the Conversion Record Date.

If I purchase JBS N.V. BDRs or JBS N.V. Class A Common Shares following the Conversion Record Date, will I be entitled to convert my JBS N.V. BDRs or JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

If you purchase JBS N.V. BDRs after opening of trading on the Conversion Record Date, you will be able to request the cancellation of all or a portion of your JBS N.V. BDRs and receive the underlying JBS N.V. Class A Common Shares by: (1) instructing your broker or custodian operating in Brazil to cancel your JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. For more information, see “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.” However, you will not be eligible to convert your additional JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as the maximum number of JBS N.V. Class A Common Shares for which you may request a conversion into JBS N.V. Class B Common Shares is equal to the number of JBS N.V. BDRs to which you were entitled at the opening of trading on the Conversion Record Date. Similarly, if you purchase JBS N.V. Class A Common Shares after the Conversion Record Date, you will not be eligible to convert such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares.

Will I have to incur any costs to convert my JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

If you are an Eligible Shareholder and choose to convert all or a portion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will have to incur the costs of cancelling your JBS N.V. BDRs in order to receive the underlying JBS N.V. Class A Common Shares and complying with the conversion procedures established in our articles of association, including delivery of a Class A Conversion Request to our board of directors. You will not, however, be required to pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which your Class A Conversion Request pertains and the aggregate nominal value of the JBS N.V. Class B Common Shares into which your JBS N.V. Class A Common Shares are converted. Our board of directors will resolve to pay up such amount at the charge of the general share premium reserve maintained by JBS N.V. See “The Proposed Transaction—Class A Conversion Period.”

May I withdraw my request to convert my JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares?

No. Once you have sent your Class A Conversion Request to our board of directors, you will not be able to rescind such request. If you wish to receive JBS N.V. Class A Common Shares after having submitted a Class A Conversion Request, you must wait until your JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares and follow the procedures to convert your JBS N.V. Class B Common Shares back into JBS N.V. Class A Common Shares pursuant to the procedures established in our articles of association. See “Description of Share Capital—Conversion—Class B Common Shares into Class A Common Shares.”

After I submit my request to convert my JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares, may I transfer my JBS N.V. Class A Common Shares?

No. Once you have sent your Class A Conversion Request to our board of directors, you will be subject to your undertaking not to transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains. This restriction continues until (and including) the day on which the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains are converted into JBS N.V. Class B Common Shares. See “Description of Share Capital—Conversion—Class A Common Shares into Class B Common Shares.”

What are the differences between the rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) and holders of JBS N.V. Common Shares?

Rights of shareholders of JBS N.V. and rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) may be significantly different. While JBS S.A. is a Brazilian corporation listed on B3, and subject to Brazilian Corporation Law, CVM regulation and B3 Novo Mercado listing rules, JBS N.V. is a Dutch company, subject to Dutch law, including the Dutch Civil Code, SEC regulation and NYSE listing rules. For a summary of the material differences between the rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) and JBS N.V. shareholders, see “Comparison of the Rights of Holders of JBS N.V. Shares and JBS S.A. Common Shares.”

Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. expects to apply to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, in which case JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Questions and Answers about Other Issues

Can I sell my JBS S.A. Common Shares after the JBS S.A. General Meeting?

Subject to the observance of applicable legal requirements, JBS S.A. Common Shares will continue to be listed on B3 and be eligible for trading over B3 under their existing ticker symbol until the Last Trading Day.

Will I have to pay any brokerage commission in connection with the Proposed Transaction?

You will not have to pay brokerage commissions if your JBS S.A. Common Shares are registered in your name. If your JBS S.A. Common Shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger of Shares or the other elements of the Proposed Transaction.

What are the U.S. federal income tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Merger of Shares and Redemption, when taken together with certain other steps of the Restructuring, including the LuxCo transfer of shares of JBS S.A. to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares, are expected to be treated as part of an integrated transaction qualifying as a nonrecognition transaction for U.S. federal income tax purposes. If the Merger of Shares and Redemption qualify as a nonrecognition transaction, then U.S. Holders will not recognize any gain or loss with respect to the exchange of their JBS S.A. Common Shares for the HoldCo Redeemable Shares or the redemption of the HoldCo Redeemable Shares for JBS N.V. BDRs in the Proposed Transaction. This tax treatment, however, is not free from doubt and the IRS could disagree with this treatment.

If the Merger of Shares and Redemption do not qualify as a nonrecognition transaction, and therefore are a fully taxable transaction for U.S. federal income tax purposes, a U.S. holder of JBS S.A. Common Shares or JBS S.A. ADSs generally would recognize taxable gain or loss in an amount equal to the difference between the fair market value of any JBS. N.V. BDRs or JBS N.V. Class A Common Shares received on the date of exchange and its tax basis in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged, in each case determined in U.S. dollars.

We expect that the Cash Dividend will be reported to U.S. Holders as a dividend taxable at ordinary income rates.

You should read the section entitled “Taxation—Material U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the Proposed Transaction and you should consult your own tax advisors regarding the tax consequences of the Proposed Transaction in your particular circumstances.

What are the Brazilian income tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Merger of Shares (incorporação de ações) of JBS S.A. Common Shares into HoldCo and the subsequent Redemption may trigger the recognition of gains subject to taxation in Brazil. The tax rates applicable to these gains would depend on the type, domicile and regime of the corresponding holder. You should read the section entitled “Taxation—Material Brazilian Tax Consequences” for more information on the Brazil income tax consequences of the Proposed Transaction. This section also describes the income tax treatment applicable to dividends or other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs earned by Brazilian holders, which may be subject to income tax in accordance with the applicable regime for investments held outside Brazil. Such rules are different from the rules applicable to direct investments in a Brazilian company (such as JBS S.A.) and do not provide for certain benefits such as the tax exemption on the distribution of dividends currently in force.

You should consult your own tax advisors regarding the tax consequences of the Proposed Transaction in your particular circumstances.

What are the Dutch tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Dutch tax consequences of the Proposed Transaction for a JBS S.A. Shareholder or JBS S.A. ADS Holder will depend in part on such holder’s circumstances. For JBS S.A. Shareholders and JBS S.A. ADS Holders that are not a tax resident of the Netherlands, save in the circumstances as described in section “Taxation—Material Dutch Tax Consequences,” the Merger of Shares of JBS S.A. Common Shares into HoldCo and the subsequent Redemption should generally not trigger recognition of gains that are taxable in the Netherlands. In any event, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Proposed Transaction, including the applicability and effect of Dutch tax laws.

Are there risks associated with the Proposed Transaction?

Yes. There are a number of risks related to the Proposed Transaction that are discussed in this prospectus. In evaluating the Proposed Transaction, before making any decision on whether and how to vote, you are urged to read carefully and in its entirety this prospectus, in particular the section entitled “Risk Factors.”

Who can help answer my questions?

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained elsewhere in this prospectus. You should read carefully the entire prospectus, including the information in the exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

If you have any questions about the Proposed Transaction, please contact JBS S.A.’s investor relations office by phone at (+55 11) 3144-4146 and by e-mail at ri@jbs.com.br.

SUMMARY

The following summary highlights some of the information contained in this prospectus but does not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Information about JBS N.V.,” “Information about JBS S.A.” and JBS S.A.’s financial statements and the notes thereto included elsewhere in this prospectus.

JBS N.V.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and is currently named “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the corporate restructuring described elsewhere in this prospectus.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 30.04% of the then-outstanding JBS N.V. Class A Common Shares, representing 85.03% of the aggregate voting power in JBS N.V., which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

The issuer’s registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. The issuer’s telephone number is +31 20 656 47 00. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access certain information but such website or information will not constitute a part of this prospectus. The issuer’s agent for service of process in the United States is JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, and its telephone number is +1 (970) 506-8000.

JBS S.A.

Overview

We are the largest protein company and the largest food company in the world in terms of net revenue for the year ended December 31, 2022, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$34.7 billion and US$36.1 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$72.6 billion, US$65.0 billion and US$52.3 billion for the years ended December 31, 2022, 2021 and 2020, respectively. We recorded a net loss of US$0.3 billion for the six-month period ended June 30, 2023, compared to a net income of US$1.9 billion for the six-month period ended June 30, 2022. Our net income was US$3.1 billion, US$3.8 billion and US$0.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Our Adjusted EBITDA was US$1.3 billion and US$4.0 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$6.7 billion, US$8.5 billion and US$5.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 335,000 customers worldwide in approximately 180 countries on six continents.

As of June 30, 2023, we were:

•

the #1 global beef producer in terms of capacity, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,000 heads of cattle according to Nebraska Public Media;

•

the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.7 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

•

the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 138,800 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 24,700 heads;

•	a regional leading fish producer in terms of capacity, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, we generated 75.8%, 74.8% and 73.6%, respectively, of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 24.2%, 25.2% and 26.4%, respectively, of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 55.0%, 56.4% and 55.8% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 12.1%, 13.9% and 12.3% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively.

JBS S.A.’s headquarters are located at Av. Marginal Direita do Tietê, 500, Bloco I, 3rd Floor, CEP 05118-100, in the City of São Paulo, State of São Paulo, Brazil, and our phone number is (+55 11) 3144-4000. JBS S.A.’s Investor Relations Department is located in its management office at Av. Marginal Direita do Tietê, 500, CEP 05118-100, in the City of São Paulo, State of São Paulo, Brazil, and may be contacted by phone at (+55 11) 3144-4146 and by e-mail at ir@jbs.com.br. JBS S.A.’s website is www.jbs.com.br. Information contained on or obtainable through JBS S.A.’s website is not incorporated into, and does not constitute a part of, this prospectus.

The JBS S.A. Common Shares are listed on the Novo Mercado segment (the highest level of corporate governance requirements) of the B3 under the symbol “JBSS3”.

Our management uses net revenue, along with Adjusted EBITDA and Adjusted EBITDA Margin, to measure our performance. The following table sets forth some of our financial information for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
	(in millions of US$, except percentages)
Net revenue	34,739.3	36,099.3	72,613.9	65,042.7	52,331.2
Net income (loss)	(315.2)	1,909.9	3,143.5	3,818.6	635.7
Net margin (1)	(0.9)%	5.3%	4.3%	5.9%	1.2%
Adjusted EBITDA (2)	1,319.0	4,033.2	6,722.0	8,486.4	5,636.6
Adjusted EBITDA margin (3)	3.8%	11.2%	9.3%	13.0%	10.8%

(1)	Net margin is calculated by dividing net income by net revenue.
(2)

Adjusted EBITDA is used as a measure of performance by our management. Adjusted EBITDA is calculated by making the following adjustments, as further described in this prospectus (see “Summary—Summary Historical Financial Data”), to net income: exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with the DOJ and antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; and exclusion of certain other income (expenses), net. Adjusted EBITDA is not a measure required by or calculated in accordance with IFRS and should not be considered as a substitute for income from continuing operations, net income or any other measure of financial performance reported in accordance with IFRS or as measures of operating cash flows or liquidity. You should rely primarily on our IFRS financial information, and use Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.” For a reconciliation of Adjusted EBITDA to net income, see “—Summary Historical Financial Data.”

(3)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue.

Set forth below is a map showing, by region, the geographic distribution of our more significant brands and percentage contribution to our net revenue for the six-month period ended June 30, 2023, based on destination and origin of sale for the same period.

We have grown our business rapidly through strategic acquisitions and organic growth via a continuous focus on efficient capital investment targeted at high-return opportunities. As set forth in the charts below, we have grown our business from US$38.6 billion in net revenue in 2012 to US$72.6 billion in net revenue in 2022, representing a 6.5% compound annual growth rate (“CAGR”) since 2012, while growing net income from US$0.4 billion in 2012 to US$3.1 billion in 2022, representing a 23.3% CAGR, and Adjusted EBITDA (calculated as set forth below) from US$2.2 billion in 2012 to US$6.7 billion in 2022, representing a 12.0% CAGR over the same period of time. To calculate CAGR, we divided the value of the period in question by its value for the earliest comparative period, raised the result to the power of one divided by the number of intervening periods, and subtracted one from the subsequent result.

In order to efficiently manage our global operations, we are organized according to the following seven business segments:

•

Brazil. Our Brazil segment includes all the operating activities from JBS S.A., mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil. In the six-month periods ended June 30, 2023 and 2022, our Brazil segment had net revenue of US$5.2 billion and US$5.6 billion, respectively, and Adjusted EBITDA of US$193.6 million and US$247.0 million, respectively. In 2022, our Brazil segment had net revenue of US$11.4 billion and Adjusted EBITDA of US$468.9 million.

•

Seara. Our Seara segment includes all of the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. In the six-month periods ended June 30, 2023 and 2022, our Seara segment had net revenue of US$4.1 billion and US$4.0 billion, respectively, and Adjusted EBITDA of US$113.1 million and US$423.7 million, respectively. In 2022, our Seara segment had net revenue of US$8.3 billion and Adjusted EBITDA of US$896.7 million.

•

Beef North America. Our Beef North America segment includes JBS USA’s beef processing operations in North America and the plant-based businesses in Europe. Beef North America also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera produces and sells plant-based protein products in Europe. In each of the six-month periods ended June 30, 2023 and 2022, our Beef North America segment had net revenue of US$11.1 billion, and Adjusted EBITDA of US$109.8 million and US$1,405.2 million, respectively. In 2022, our Beef North America segment had net revenue of US$22.1 billion and Adjusted EBITDA of US$2.1 billion.

•

Pork USA. Our Pork USA segment includes JBS USA’s pork operations, including Swift Prepared Foods. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, we will source live hogs for our pork processing operations. In the six-month periods ended June 30, 2023 and 2022, our Pork USA segment had net revenue of US$3.6 billion and US$4.0 billion, respectively, and Adjusted EBITDA of US$122.6 million and US$373.7 million, respectively. In 2022, our Pork USA segment had net revenue of US$8.2 billion and Adjusted EBITDA of US$756.3 million.

•

Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, including Moy Park, Tulip, PFM, PPL and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. In the six-month periods ended June 30, 2023 and 2022, our Pilgrim’s Pride segment had net revenue of US$8.5 billion and US$8.9 billion, respectively, and Adjusted EBITDA of US$644.0 million and US$1,351.8 million, respectively. In 2022, our Pilgrim’s Pride segment had net revenue of US$17.5 billion and Adjusted EBITDA of US$2.1 billion.

•

Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. We also operate lamb, sheep, pork and fish processing facilities in Australia and New Zealand. In the six-month periods ended June 30, 2023 and 2022, our Australia segment had net revenue of US$2.9 billion and US$3.1 billion, respectively, and Adjusted EBITDA of

US$140.1 million and US$229.8 million, respectively. In 2022, our Australia segment had net revenue of US$6.3 billion and Adjusted EBITDA of US$443.9 million.

•

Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as corporate expenses, international leather operations and other operations in Europe. In the six-month periods ended June 30, 2023 and 2022, our Others segment had net revenue of US$501.5 million and US$426.0 million, respectively, and Adjusted EBITDA of US$(3.0) million and US$3.1 million, respectively. In 2022, our Others segment had net revenue of US$842.0 million and Adjusted EBITDA of US$(7.9) million.

The following charts set forth the proportion our total net revenue and Adjusted EBITDA by segment for the six-month periods ended June 30, 2023 and 2022 and the year ended December 31, 2022. For a reconciliation of Adjusted EBITDA to net income, see “—Summary Historical Financial Data.”

(1)	Does not consider intercompany eliminations.

(1)	Does not consider intercompany eliminations.

(1)	Does not consider intercompany eliminations.

Recent Developments

SEC Registration

On July 24, 2023, the SEC declared effective a registration statement on Form F-4 relating to the JBS USA Exchange Offers (as defined below) filed by JBS S.A., as parent guarantor under the JBS USA Notes (as defined below). As a result, JBS S.A. became a public reporting company in the United States, subject to the SEC’s ongoing reporting requirements applicable to foreign private issuers, including the obligation to file annual reports on Form 20-F that include annual consolidated financial statements audited in accordance with the standards of the Public Company Accounting Oversight Board and to furnish current reports on Form 6-K. In addition, JBS S.A. is now subject to certain provisions of the Sarbanes-Oxley Act of 2002, as amended, including certification requirements and disclosure and internal control requirements, and other applicable U.S. laws.

Conclusion of JBS USA Exchange Offers

On July 24, 2023, we launched our offers to exchange (the “JBS USA Exchange Offers”) the following 11 series of notes issued by the issuers (collectively, the “Existing JBS USA Notes”): (i) US$991,395,000 aggregate principal amount of our outstanding 2.500% Senior Notes due 2027; (ii) US$900,000,000 aggregate principal amount of our outstanding 5.125% Senior Notes due 2028; (iii) US$77,973,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2029; (iv) US$600,000,000 aggregate principal amount of our outstanding 3.000% Senior Notes due 2029; (v) US$1,250,000,000 aggregate principal amount of our outstanding 5.500% Senior Notes due 2030; (vi) US$500,000,000 aggregate principal amount of our outstanding 3.750% Senior Notes due 2031; (vii) US$1,000,000,000 aggregate principal amount of our outstanding 3.000% Sustainability-Linked Senior Notes due 2032; (viii) US$968,548,000 aggregate principal amount of our outstanding 3.625% Sustainability-Linked Senior Notes due 2032; (ix) US$2,050,000,000 aggregate principal amount of our outstanding 5.750% Senior Notes due 2033; (x) US$900,000,000 aggregate principal amount of our outstanding 4.375% Senior Notes due 2052; and (xi) US$1,550,000,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2052, in each case, for the same principal amount of newly issued registered exchange notes (the “New JBS USA Notes” and, collectively with the Existing JBS USA Notes, the “JBS USA Notes”)

The JBS USA Exchange Offers expired on August 21, 2023 and approximately 99% of the aggregate principal amount of the Existing JBS USA Notes, were tendered in the JBS USA Exchange Offers. On

August 22, 2023, in connection with the settlement of the JBS USA Exchange Offers, we delivered new notes registered under the Securities Act to holders of Existing JBS USA Notes who validly tendered and did not validly withdraw their Existing JBS USA Notes prior to the expiration date of the JBS USA Exchange Offers.

The New JBS USA Notes have not been listed for trading on any organized exchange.

Agribusiness Receivables Certificates (Certificados de Recebíveis do Agronegócio)

On August 25, 2023, JBS S.A. announced a filing with the CVM to register a new issuance of non-convertible unsecured debentures, in up to five series, for private placement in an aggregate principal amount of up to R$1.875 billion, with the first series maturing on October 2, 2028, the second series maturing on September 13, 2028, the third series maturing on September 12, 2030, the fourth series maturing on September 13, 2033 and the fifth series maturing on September 13, 2038. The book-building process is scheduled to begin on October 2, 2023, which will determine the number of series, as well as final principal amounts and interest rates for each series. These debentures are part of a securitization of agribusiness receivables that will result in the issuance of agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) (“CRAs”) for public offering pursuant to CVM Instruction No. 160/22, as amended, and No. 44/21, as amended. We refer to this financing as the “CRA Financing.”

Risk Factors

The Proposed Transaction involves risks, some of which are related to the Proposed Transaction itself and others of which are related to our businesses and to investing in and ownership of JBS N.V. Class A Common Shares and JBS N.V. BDRs. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors”, together with the other information included in this prospectus.

The following is a summary of some of the principal risks we face:

Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs

•

The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.

•	Our shareholders are not subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law.

•

There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.

•	The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.

•

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

•

Following the Proposed Transaction JBS N.V. will become a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.

Risks Relating to Our Business and Industries

•	Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.

•	Outbreaks of animal diseases may affect our ability to conduct our business and harm demand for our products.

•

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

•	Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business.

•	We face competition in our business, which may adversely affect our market share and profitability.

Risks Relating to the Markets in Which We Operate

•	Deterioration of global economic conditions could adversely affect our business.

•	Our exports pose special risks to our business and operations.

•

We are subject to ordinary course audits in the jurisdictions where we operate and changes in tax laws and unanticipated tax liabilities, in either case, could adversely affect the taxes we pay and therefore our financial condition and results of operations.

•	We are exposed to emerging and developing country risks.

•	Market fluctuations could negatively impact our operating results, and our business may be adversely impacted by risks related to hedging activities.

Corporate Governance

Foreign Private Issuer Status

JBS N.V. will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. See “Management—Corporate Governance Practices” and “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

Dutch Law

JBS N.V. is also subject to the Dutch Civil Code. In addition, a company having its official seat in the Netherlands, and its shares admitted to listing on a stock exchange, including a company with shares listed on the NYSE, is required under Dutch law to disclose in its board report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons for such deviations. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between a company’s board of directors and its shareholders (e.g., the general meeting of shareholders) and its audit and financial reporting functions.

JBS N.V. intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code, except as may be noted from time to time in its board report.

Controlled Company Exemption

Immediately upon completion of the Proposed Transaction, our controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 30.04% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 85.03% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on June 30, 2023), which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of June 30, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards. See “Management—Corporate Governance Practices” for more information. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

SUMMARY OF THE PROPOSED TRANSACTION

The following is a brief summary of the terms of the Proposed Transaction. This summary may not contain all the information that is important to you. Please see “The Proposed Transaction,” “Risk Factors” and “Taxation” for a more detailed description of the matters described below.

The Proposed Transaction	The Proposed Transaction will consist of the three steps below:

•

Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into HoldCo in exchange for one HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of HoldCo. The HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the HoldCo General Meeting and immediately after the implementation of the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S.

dollars, a fee of the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

Exchange Ratio	The Exchange Ratio means the number of HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. The Exchange Ratio has been established so that each JBS S.A. Shareholder (excluding the controlling shareholders, through HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive one HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Opening Price	The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Expected Closing Date	On or about , 2023.

Class A Conversion Period	A period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s

Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/

or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Conditions to the Proposed Transaction	The Proposed Transaction is subject to the conditions set forth in “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.”

Fractional Shares	Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

Withdrawal	None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law.

Stock Exchange Listings	Currently, there is no public market for JBS N.V. Common Shares. We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We anticipate that trading in JBS N.V.’s Class A Common Shares will begin on or about , 2023. We cannot predict the trading prices for JBS N.V.’s Class A Common Shares after the Closing Date. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

We also intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. We anticipate that trading in JBS N.V.’s BDRs will begin on or about , 2023.

We will not seek a listing for the JBS N.V. Class B Common Shares or the JBS N.V. Conversion Shares on the NYSE or on any other exchange.

Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of HoldCo.

JBS S.A. ADS Holders	If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting.

In addition, if you are a JBS S.A. ADS Holder you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction upon surrender of your JBS S.A. ADSs. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Specifically, there is a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account. Furthermore, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption, which fee the JBS S.A. ADS Depositary Bank will charge to JBS S.A. ADS Holders.

See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

U.S. Federal Income Tax Consequences of the Proposed Transaction	See “Taxation—Material U.S. Federal Income Tax Consequences.”

Brazilian Tax Consequences of the Proposed Transaction	See “Taxation—Material Brazilian Tax Consequences.”

Dutch Tax Consequences of the Proposed Transaction	See “Taxation—Material Dutch Tax Consequences.”

Risk Factors	You should review the risks relating to the Proposed Transaction and ownership of the JBS N.V. Common Shares and the JBS N.V. BDRs, our business and industries and the markets in which we operate described in “Risk Factors” in this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data of JBS S.A.is being provided to help you in your analysis of the financial aspects of the Proposed Transaction. You should read this information in conjunction with this rest of this prospectus, including the sections entitled “Presentation of Financial and Other Information,” “Per Share, Dividend and Market Data,” “Information about JBS S.A.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as JBS S.A.’s financial statements and the notes thereto included elsewhere in this prospectus.

JBS S.A.

JBS S.A., which is JBS N.V.’s predecessor for accounting purposes, maintains its books and records in Brazilian reais, which is its functional currency. JBS S.A.’s consolidated financial statements included in this prospectus include the financial statements of all of its subsidiaries which are prepared using each subsidiary’s respective functional currency. At the entity level, transactions in foreign currencies other than the functional currency of the entity are initially measured using the exchange rates prevailing at the dates of each transaction. Foreign currency monetary items in the statement of financial position are translated using the closing exchange rate as of the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end of foreign currency monetary assets and liabilities are recognized in the consolidated statement of income, under the captions “Finance income” or “Finance expense.”

JBS S.A.’s consolidated financial statements included in this prospectus are presented in U.S. dollars. JBS S.A. elected to change its presentation currency from the Brazilian real to the U.S. dollar effective January 1, 2022 (which has been retrospectively applied to all periods presented) to facilitate a more direct comparison to other competitors. The translation to the U.S. dollar was performed in two steps: (1) first the financial statements of the subsidiaries with functional currencies different to Brazilian reais were translated into Brazilian reais to produce consolidated financial statements of JBS S.A. in Brazilian reais; and (2) subsequently, the consolidated financial statements of JBS S.A. in Brazilian reais were translated into U.S. dollars. For more information, see “Presentation of Financial and Other Information—Financial Statements—JBS S.A.”

The summary historical consolidated financial information of JBS S.A. presented below has been derived from JBS S.A.’s financial statements.

Items Affecting Comparability of Financial Results

The comparability of our financial results is affected by our acquisitions and fluctuations in foreign exchange rates, principally the Brazilian real against the U.S. dollar. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Items Affecting Comparability of Financial Results.”

The summary financial information of JBS S.A. presented in this prospectus is not necessarily indicative of JBS S.A.’s future operating results. The tables below present a summary of JBS S.A.’s financial performance for the periods indicated. The following information should be read and analyzed together with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and JBS S.A.’s financial statements included elsewhere in this prospectus.

	As of and for the six-month period ended June 30,		As of and for the year ended December 31,
	2023	2022	2022	2021	2020 (1)
			(in millions of US$)
Consolidated statement of income information:
Net revenue	34,739.3	36,099.3	72,613.9	65,042.7	52,331.2
Cost of sales	(31,276.6)	(29,682.0)	(61,070.2)	(52,753.8)	(43,657.7)

Gross profit	3,462.7	6,417.2	11,543.6	12,288.9	8,673.4

General and administrative expenses	(1,025.0)	(1,170.6)	(2,290.0)	(2,821.2)	(2,075.0)
Selling expenses	(2,258.7)	(2,259.9)	(4,681.6)	(3,551.8)	(2,810.8)
Other expenses	(85.5)	(38.0)	(99.6)	(32.6)	(63.9)
Other income	97.1	31.2	311.0	100.7	160.0

Net operating expense	(3,272.0)	(3,437.2)	(6,760.2)	(6,304.8)	(4,789.6)

Operating profit	190.7	2,980.0	4,783.3	5.984.1	3,883.8

Finance income	219.7	620.6	808.6	430.7	674.1
Finance expense	(855.8)	(1,171.2)	(2,050.3)	(1,369.2)	(3,298.0)

Net finance expense	(636.0)	(550.7)	(1,241.6)	(938.5)	(2,623.9)

Share of profit of equity-accounted investees, net of tax	5.8	7.1	11.8	17.2	10.4

Profit (loss) before taxes	(439.5)	2,436.5	3,553.4	5,062.8	1,270.4

Current income taxes	(38.6)	(703.6)	(515.2)	(1,402.6)	(444.8)
Deferred income taxes	163.0	177.1	105.3	158.5	(189.9)

Total income taxes	124.3	(526.5)	(410.0)	(1,244.1)	(634.7)

Net income (loss)	(315.2)	1,909.9	3,143.5	3,818.6	635.7

Attributable to:
Company shareholders	(332.9)	1,785.8	2,997.4	3,811.4	623.4
Non-controlling interest	17.7	124.1	146.0	7.2	12.3

	(315.2)	1,909.9	3,143.5	3,818.6	635.7

Consolidated statement of financial position information at period/year end:
Cash and cash equivalents	2,643.3		2,526.4	4,164.3	3,787.0
Trade accounts receivable	3,458.1		3,878.1	3,561.9	2,694.3
Inventories	5,472.6		5,393.5	4,756.2	3,384.2
Property, plant and equipment	12,670.9		11,915.3	10,208.3	9,077.6
Goodwill	6,108.8		5,828.7	5,835.4	5,558.5
Total assets	41,156.8		39,885.5	37,138.4	31,520.4
Total loans and financings (2)	19,463.6		17,700.1	16,578.8	12,682.4
Total equity	9,492.6		9,546.1	8,565.0	8,379.2
Consolidated cash flow information:
Net cash flows provided (used in):
Operating activities	(86.7)	487.7	2,580.5	3,998.6	4,419.5
Investing activities	(687.7)	(1,071.7)	(2,534.1)	(3,516.4)	(1,482.8)
Financing activities	847.7	146.5	(1,667.4)	(64.5)	(1,429.5)
Other consolidated financial information
Adjusted EBITDA (3)	1,319.0	4,033.2	6,722.0	8,486.4	5,636.6

(1)	Consolidated statement of financial position information relates to information as of January 1, 2021.
(2)	Current loans and financings plus non-current loans and financings.

(3)

Adjusted EBITDA is used as a measure of performance by our management. Adjusted EBITDA is calculated by making the following adjustments, as further described in this prospectus (see “Summary—Summary Historical Financial Data”), to net income: exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with the DOJ and antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; and exclusion of certain other income (expenses), net. Adjusted EBITDA is not a measure required by or calculated in accordance with IFRS and should not be considered as a substitute for income from continuing operations, net income or any other measure of financial performance reported in accordance with IFRS or as measures of operating cash flows or liquidity. You should rely primarily on our IFRS financial information, and use Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.”

Adjusted EBITDA is reconciled to net income (loss) below:

	For the six-month period ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
			(in millions of US$)
Net income (loss)	(315.2)	1,909.9	3,143.5	3,818.6	635.7
Income tax and social contribution taxes – current and deferred	(124.3)	526.5	410.0	1,244.1	634.7
Net finance expense	636.0	550.7	1,241.6	938.5	2,623.9
Depreciation and amortization	1,035.9	943.9	1,907.9	1,673.2	1,519.3
Share of profit of equity-accounted investees, net of tax	(5.8)	(7.1)	(11.8)	(17.2)	(10.4)
DOJ and antitrust agreements (a)	31.7	65.4	101.5	792.7	238.2
Donations and social programs expenses (b)	7.4	18.7	22.9	18.3	58.7
Impairment of assets (c)	21.7	17.4	—	—	—
Out of period tax credits impacts (d)	—	—	—	(18.8)	(78.0)
JBS Fund For The Amazon (e)	—	—	1.1	9.0	—
J&F Leniency expenses refund (f)	—	—	(93.8)	—	—
Other operating income (expense), net (g)	31.7	7.8	(0.9)	28.0	14.7

Adjusted EBITDA	1,319.0	4,033.2	6,722.0	8,486.4	5,636.6

Adjusted EBITDA by segment:
Brazil	193.6	247.0	468.9	431.9	577.4
Seara	113.1	423.7	896.7	714.7	822.0
Beef North America	109.8	1,405.2	2,081.7	4,511.9	2,161.4
Pork USA	122.6	373.7	756.3	786.0	641.6
Pilgrim’s Pride	644.0	1,351.8	2,084.6	1,691.7	1,149.2
Australia	140.1	229.8	443.9	327.6	275.4
Others	(3.0)	3.1	(7.9)	24.7	11.8

Total reportable segments	1,320.2	4,034.3	6,724.2	8,488.5	5,638.7
Eliminations (h)	(1.2)	(1.1)	(2.2)	(2.0)	(2.1)

Adjusted EBITDA	1,319.0	4,033.2	6,722.0	8,486.4	5,636.6

(a)

DOJ and antitrust agreements includes antitrust legal settlements entered into by JBS USA and its subsidiaries and other professional fees (see “Information about JBS S.A.—Legal Proceedings—United States”).

(b)

Donations and social programs include “The Fazer o Bem Faz Bem Social Program,” a program pursuant to which JBS S.A. makes donations to social projects to support the communities where it is present in Brazil.

(c)	Refers to the impairment of assets related to Planterra’s plant closure in 2023.
(d)	Out of period tax credits refer to the recognition of PIS/COFINS tax credits in the ICMS (Brazilian value-added tax on sales and services) tax base.
(e)

The JBS Fund for The Amazon is a fund established by JBS S.A. to finance and support innovative, long-term initiatives that build on JBS S.A.’s legacy of conservation and sustainable development in the Amazon Biome.

(f)

J&F Leniency expenses refund refers to the amount that J&F agreed to pay to JBS in connection with the settlement agreement between the parties to Arbitration Proceeding No. 186/21. For more information, see “Information about JBS S.A.—Legal Proceedings—Brazil—Corporate Lawsuits—Arbitration Proceedings.”

(g)	Refers to several adjustments such as third-party advisory expenses related to restructuring projects and acquisitions, marketing of social programs and insurance recovery, among others.
(h)	Includes intercompany and intersegment transactions.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading prices of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs could decline, and you may lose all or part of your investment. The risks described below are those that we currently believe may materially affect us. Additional risks not presently known to us, or that we currently consider immaterial, may also materially adversely affect us.

For purposes of this section, when we state that a risk, uncertainty or problem may, could or will have an “adverse effect” on us or “adversely affect” us, we mean that the risk, uncertainty or problem could have an adverse effect on our business, financial condition, results of operations, cash flow and/or prospects, and/or the price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs, except as otherwise indicated. You should view similar expressions in this section as having similar meaning.

Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs

The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.

JBS N.V.’s share capital consists of JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. Conversion Shares. The JBS N.V. Conversion Shares are introduced solely for the purpose of facilitating a conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital—Share Capital.” Please also refer to the risk factors below entitled “—Our shareholders are not subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law,” “—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares” and “—We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.”

JBS N.V. Class B Common Shares are entitled to 10 votes per share and JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. We intend to maintain this dual-class structure for the foreseeable future and have not included a ‘sunset’ provision in JBS N.V.’s articles of association, meaning that under JBS N.V.’s articles of association as these will read on the Closing Date, JBS N.V.’s share capital will include JBS N.V. Class B Common Shares for an indefinite period of time.

Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 30.04% of the then-outstanding JBS N.V. Class A Common Shares, representing 85.03% of the aggregate voting power in JBS N.V., which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion

Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. In contrast, the aggregate voting power of our non-controlling shareholders may decrease to as little as 9.49% from the 51.17% voting power in JBS S.A. they held as of August 15, 2023. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling and non-controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction. Upon completion of the Proposed Transaction, to continue to control the outcome of matters submitted to shareholders for approval (assuming a simple majority is needed to approve such matters), the controlling shareholders must hold approximately 9% of the total number of JBS N.V. Common Shares outstanding (assuming they hold 100% of the JBS N.V. Class B Common Shares outstanding).

As a result of the dual-class share structure, our ultimate controlling shareholders are expected to have control or the ability to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders pursuant to Dutch law and/or JBS N.V.’s articles of association, including:

•	the election, suspension and removal of our board of directors;

•	merger, demerger or dissolution of JBS N.V.;

•

issuances of JBS N.V. Common Shares or designating the board of directors to issue shares for a specific period not exceeding five years, provided that the prior or simultaneous approval of the group of holders of JBS N.V. Class A Common Shares is required if such resolution to issue shares or designate the board of directors is detrimental to the rights of the holders of JBS N.V. Class A Common Shares;

•

limiting or excluding pre-emptive rights upon an issue of JBS N.V. Common Shares or designating the board of directors to limit or exclude pre-emptive rights for a specific period not exceeding five years;

•

reducing our issued capital by: (1) reducing the nominal value of shares by amending JBS N.V.’s articles of association; or (2) by cancelling shares which JBS N.V. holds in treasury, provided that the prior or simultaneous approval of a group of holders of a specific class of common shares is required if such resolution is detrimental to the rights of the holders of such class of common shares;

•

approving resolutions of our board of directors regarding (a) a significant change in the identity or nature of JBS N.V. or the enterprise, including: (1) the transfer of the enterprise or practically the entire enterprise to a third party; (2) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or a subsidiary with any other legal person or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (3) the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V., by JBS N.V. or a subsidiary, (b) JBS N.V. entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, (c) JBS N.V. selling uncovered put options and/or call options (i.e. without JBS N.V. holding the asset(s) underlying the option), and (d) the board of directors exercising voting rights with respect to shares held by JBS N.V. in the capital of a subsidiary in respect of such subsidiary entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements;

•	amending JBS N.V.’s articles of association;

•	distribution of profits which remain after reservation by the board of directors; and

•	authorizing the board of directors, on JBS N.V.’s behalf, to repurchase shares in the capital of JBS N.V. against consideration, for a specific period not exceeding 18 months.

The foregoing means that, depending on the number of JBS N.V. Class B Common Shares outstanding, a holder of JBS N.V. Class A Common Shares may have no or no significant voting power at a general meeting of shareholders of JBS N.V.

Consequently, upon completion of the Proposed Transaction, our Class B shareholders will continue to be in a position to exert significant influence over JBS N.V. The interests of our Class B shareholders may differ from the interest of our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of JBS N.V., including transactions in which holders of the JBS N.V. Class A Common Shares might otherwise receive a premium for their shares. In addition, this concentrated control will limit the ability of holders of the JBS N.V. Class A Common Shares to influence corporate matters that they may view as beneficial. This effect will be exacerbated as a result of the dilution of voting power our non-controlling shareholders will experience as a result of the Proposed Transaction. Moreover, our dual-class structure could materially adversely affect the value and liquidity of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs, for the reasons described above and as further described in the risk factor below entitled “—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.”

Our shareholders are not subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law.

Our shareholders will not be subject to any lock-up obligation. If our controlling shareholders or other major shareholders sell a large number of their JBS N.V. Class A Common Shares or JBS N.V. BDRs, the market price of JBS N.V. Class A Common Shares or JBS N.V. BDRs may decline significantly. In addition, to the extent that any JBS N.V. Class A Common Shares and/or JBS N.V Class B Common Shares may be pledged to lenders in support of any financing made to our shareholders, such a pledge could be exercised in the event of a default under such financing and such lender may sell the pledged shares in the market. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, although the JBS N.V. Class B Common Shares are not and are not expected to be listed on a stock exchange, a holder of JBS N.V. Class B Common Shares may transfer all or substantially all of the JBS N.V. Class B Common Shares held by it, which may result in a change of the composition of the controlling shareholders. Any such change, or the possibility that such change may occur, could materially adversely affect the value and liquidity of the JBS N.V. Class A Common Shares or JBS N.V. BDRs.

Furthermore, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share.

If holders of JBS N.V. Class B Common Shares exercise the right to convert their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and sell a large number of their JBS N.V. Class A Common Shares, the market price of JBS N.V. Class A Common Shares may decline significantly.

The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.

Pursuant to a registration rights agreement that is expected to be entered into with LuxCo concurrently with the closing of the Proposed Transaction, J&F and FIP Formosa (through LuxCo) will be able to demand that we register the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Restructuring) and any other JBS N.V. Class A Common Shares acquired from JBS N.V. from time to time by LuxCo. Pursuant to the registration rights agreement, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. We will bear all expenses incurred in effecting such a registration. The registration and availability of such a significant number of shares for trading in the public market may have an adverse effect on the market price of the JBS N.V. Class A Common Shares (including those JBS N.V. Class A Common Shares underlying JBS N.V. BDRs). For example, if LuxCo exercises its registration rights and sells JBS N.V. Class A Common Shares or is perceived by the market as intending to sell such shares, the market price of the JBS N.V. Class A Common Shares could drop or the volatility in the share price of the JBS N.V. Class A Common Shares could increase significantly. These factors could also make it more difficult for us to raise additional funds through future offerings of JBS N.V. Class A Common Shares or other securities. For more information about the LuxCo registration rights agreement, see “Principal Shareholders—Registration Rights Agreement with LuxCo.”

There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.

Prior to the Proposed Transaction, there has not been a public market for JBS N.V. Class A Common Shares or JBS N.V. BDRs. If active trading markets do not develop, you may have difficulty selling any of the JBS N.V. Class A Common Shares or JBS N.V. BDRs that you receive as part of the Proposed Transaction. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE or the B3 or otherwise or how liquid that market might become.

As settlement of the Proposed Transaction will occur on B3, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares must cancel JBS N.V. BDRs so that the underlying JBS N.V. Class A Common Shares can be delivered to its indicated account. It is expected that a significant amount of JBS N.V. Class A Common Shares may be held through JBS N.V. BDRs, which may affect the liquidity and trading price of JBS N.V. Class A Common Shares on the NYSE.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We cannot assure you that the trading price for JBS N.V. Class A Common Shares will reflect the price of JBS S.A. Common Shares on B3 or that these prices will prevail in the market following the Proposed Transaction. The price of JBS S.A. Common Shares on B3 has been subject to volatility. The trading price of JBS S.A. Common Shares in 2022 reached a high for the year of R$39.03 per share on April 27, 2022 and a low of R$20.24 per share on December 24, 2022. The trading price of JBS S.A. Common Shares on August 15, 2023 was R$19.64 per share.

The listing of the JBS N.V. Class A Common Shares on the NYSE is a process that is not a traditional underwritten initial public offering. There will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the

JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly.

Further, because of our listing process, individual investors may have greater influence in setting the opening public trading price and subsequent public trading prices of the JBS N.V. Class A Common Shares on the NYSE and may participate more in our initial and subsequent trading, leading to an increased amount of smaller orders at numerous prices, for example, than is typical for a traditional underwritten initial public offering with more institutional investor influence. These factors could result in more volatility in the public trading price of the JBS N.V. Class A Common Shares and an unsustainable trading price if the price of the JBS N.V. Class A Common Shares significantly rises upon listing and institutional investors believe the JBS N.V. Class A Common Shares is worth less than retail investors, in which case the price of the JBS N.V. Class A Common Shares may decline over time. Further, if the public trading price of the JBS N.V. Class A Common Shares is above the level that investors determine is reasonable for the JBS N.V. Class A Common Shares, some investors may attempt to short the JBS N.V. Class A Common Shares after trading begins, which would create additional downward pressure on the public trading price of the JBS N.V. Class A Common Shares. There will likely be more ability for such investors to short the JBS N.V. Class A Common Shares in early trading than is typical for a traditional underwritten public offering given increased availability of the JBS N.V. Class A Common Shares on the trading markets in part due to the lack of contractual lock-up agreements or other restrictions on transfer. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of the JBS N.V. Class A Common Shares and cause volatility in the public trading price of the JBS N.V. Class A Common Shares.

Moreover, due to the timing differences in the commencement of trading of the JBS N.V. BDRs on the B3 and JBS N.V. Class A Common Shares on the NYSE, investors will not be able to sell or otherwise trade shares on the NYSE during the period between the initial pricing and the commencement of the trading of the JBS N.V. BDRs on the B3 and the subsequent commencement of trading of the JBS N.V. Class A Common Shares on the NYSE, and will be subject to the risk that the trading prices of the JBS N.V. BDRs may fall before the JBS N.V. Class A Common Shares commence trading on the NYSE.

In addition, the market price of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs may be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts or acquisitions;

•	technological innovations by us or competitors;

•	the failure of financial analysts to cover JBS N.V. Class A Common Shares or JBS N.V. BDRs after the Proposed Transaction or changes in financial estimates by analysts;

•	actual or anticipated variations in our results of operations;

•

changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow JBS N.V. Class A Common Shares, JBS N.V. BDRs or the shares of our competitors;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	adverse news relating to us and our business, our executives and key business partners or suppliers;

•	future sales of our shares; and

•	investor perceptions of us and the industries in which we operate.

Finally, the global stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of JBS N.V. Class A Common Shares and JBS N.V. BDRs. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market does not develop or is not maintained, the liquidity and price of JBS N.V. Class A Common Shares and JBS N.V. BDRs could be seriously harmed.

The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.

The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares could harm the value of the JBS N.V. Class A Common Shares to the extent that any investor or potential future purchaser of the JBS N.V. Class A Common Shares ascribes value to the right of holders of the JBS N.V. Class B Common Shares to 10 votes per JBS N.V. Class B Common Share. The existence of two classes of common shares could also result in less liquidity for the JBS N.V. Class A Common Shares than if there were only one class of common shares.

In addition, our dual-class structure may result in a lower or more volatile market price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of dual-class structures. As a result, our dual-class structure may prevent the inclusion of the JBS N.V. Class A Common Shares in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs.

The conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period may harm the liquidity of the JBS N.V. Class A Common Shares.

During the Class A Conversion Period, each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Despite the Minimum Free Float requirement, if Eligible Shareholders exercise the right to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, the liquidity of JBS N.V. Class A Common Shares may be significantly harmed.

If you request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will hold shares that do not trade on a market, and you may not be able to convert your JBS NV. Class B Common Shares into JBS N.V. Class A Shares in a timely manner.

We will not seek a listing for the JBS N.V. Class B Common Shares on the NYSE or on any other exchange. If you are an Eligible Shareholder and validly request to have your JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Conversion Period, you will not hold a class of common shares that will trade on a liquid market.

If you wish to convert your JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares you will need to comply with the procedures established in our articles of association. For example, you may need to deliver a conversion request to our board of directors. See “Description of Share Capital—Conversion” for more information. After delivering such conversion request, we cannot guarantee that your JBS N.V. Class B Common Shares will be converted into JBS N.V. Class A Common Shares in a timely manner or that the market price of the JBS N.V. Class A Common Shares will not be different at the time of such conversion. As such, the price of the JBS N.V. Class A Common Shares may vary substantially between the time you request to convert your JBS N.V. Class B Common Shares and the time your JBS N.V. Class B Common Shares are converted into JBS N.V. Class A Common Shares.

In addition, if you submit a request to convert JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares, you will be subject to your undertaking not to transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains. For more information about the procedure for requesting a conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, see “The Proposed Transaction—Class A Conversion Period.”

Following the completion of the Proposed Transaction and the Class A Conversion Period, our controlling shareholders’ aggregate voting power in JBS N.V. may increase significantly.

Our controlling shareholders will, upon completion of the Proposed Transaction, own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 30.04% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 85.03% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023), which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, our controlling shareholders’ voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. See “—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.”

We cannot estimate how many Eligible Shareholders will opt to request a conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period or reconvert into JBS N.V. Class A Common Shares thereafter. Eligible Shareholders must decide whether to request conversion of their JBS N.V. Class A Common Shares or reconvert into JBS N.V. Class A Common Shares thereafter based on their individual preferences and circumstances, which we cannot predict. Certain legal entities may also be limited in their ability to hold JBS N.V. Class B Common Shares due to the fact that the JBS N.V. Class B Common Shares will not be listed on the NYSE or on any other exchange.

You may experience delays in the conversion of your JBS N.V. Class A Common Shares during the Class A Conversion Period.

The ability to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares will be a one-time process open solely to our controlling shareholders and holders of one or more JBS N.V. BDRs at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date and for a limited period of time. If you are an Eligible Shareholder who wishes to exercise your right to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will be required to follow certain procedures as described in “The Proposed Transaction—Class A Conversion Period,” including providing a conversion request and supporting documentation. This request will require you to provide an undertaking to not transfer the JBS N.V. Class A Common Shares to which such request pertains, from the date on which such request is provided to the board of directors until (and including) the day on which the JBS N.V. Class A Common Shares to which such request pertains are converted into JBS N.V. Class B Common Shares. In addition, in order to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you must first cancel the JBS N.V. BDRs you received in connection with the Proposed Transaction and receive the underlying JBS N.V. Class A Common Shares. These procedures may be cumbersome and time consuming and delay the conversion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and your ability to timely vote such shares. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

Our controlling shareholders (through LuxCo) and our non-controlling shareholders will be treated differently during the Class A Conversion Period.

Eligible Shareholders are subject to limitations on the number of JBS N.V. Class A Common Shares they may convert during the Class A Conversion Period, whereas LuxCo is not subject to such limitations, with the effect of maintaining a specified minimum percentage of voting control by LuxCo. For more information about these limitations, see “The Proposed Transaction—Class A Conversion Period.” In the event that all Eligible Shareholders and LuxCo request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, our controlling shareholders’ voting power will be increased from 48.83% to 59.55% due to the Minimum Free Float limitation applicable to Eligible Shareholders only. For more information about our corporate structure immediately following the Class A Conversion Period considering various conversion scenarios, see “The Proposed Transaction—Class A Conversion Period.” Furthermore, during the Class A Conversion Period, our board of directors will resolve on any conversion requests received from LuxCo within 15 business days of receiving such request. However, in the case of requests received from Eligible Shareholders, our board of directors will only resolve on such requests 15 business days following the end of the fiscal quarter in which they are made.

JBS S.A. may incur debt to pay the Cash Dividend. Repayment of this debt may be made with proceeds of future equity offerings of JBS N.V., which may adversely impact the value of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

JBS S.A. may incur debt to finance a portion of the Cash Dividend. The incurrence of debt by us in connection with or in advance of completion of the Proposed Transaction will not result in adjustments to the Exchange Ratio, and may impact the value of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs that you receive in connection with the Proposed Transaction. After the Closing Date, JBS S.A. will be a wholly owned subsidiary of JBS N.V., and JBS N.V. may use funds received from JBS S.A. (as dividend, interest on shareholders’ equity or capital reduction) to repay debt. This may prevent distributions or reduce cash available for distributions to shareholders of JBS N.V. Using funds from JBS S.A. or incurring debt may adversely affect our financial condition, JBS S.A.’s capitalization, and our ability to implement our business plan after the completion of the Proposed Transaction. We may issue equity securities in the future and use the proceeds to repay debt incurred. Future equity issuances or conversion of outstanding debt securities into JBS N.V. Class A Common Shares may result in your dilution and impact the value of JBS N.V. Class A Common Shares or JBS N.V. BDRs.

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future (or voluntarily or mandatorily convert JBS N.V. Class B Common Shares into JBS N.V. Class A

Common Shares), which may result in a dilution of your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. Under Dutch law, each JBS N.V. shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. See “Description of Share Capital—Additional Issuances and Pre-Emptive Rights” for additional information. We may raise funds to grow our business and implement our growth strategy through public or private issuances of common shares or securities convertible into, or exchangeable for, JBS N.V. Common Shares, which may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. In addition, we may also enter into mergers or other similar transactions in the future, which may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, the optional or mandatory conversion of JBS N.V. Class B Common Shares or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our businesses, the price and trading volume of the JBS N.V. Class A Common Shares and JBS N.V. BDRs could decline.

The trading market for the JBS N.V. Class A Common Shares and the JBS N.V. BDRs will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. While securities and industry analysts currently cover JBS S.A., securities and industry analysts do not currently cover JBS N.V., and may never publish research on us. If no securities or industry analysts commence coverage of us, the trading price for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our businesses, the price of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs could decrease, which might cause the price and trading volume of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs to decline.

The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.

Although, as described under “JBS S.A. General Meeting—Required Vote,” the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of August 15, 2023. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the outstanding JBS S.A. Common Shares, it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as 1.2% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.83% of the issued and outstanding JBS S.A. Common Shares held by our controlling shareholders as of August 15, 2023 amount to a majority of the of the JBS S.A. Common Shares outstanding). If non-controlling shareholders of JBS S.A. do not attend the JBS S.A. General Meeting, they may have no significant power to decide on the Proposed Transaction.

In addition, JBS S.A. ADS Holders on the ADS Voting Record Date may not participate directly in the JBS S.A. General Meeting, but must instead instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying their JBS S.A. ADSs. JBS S.A. ADS Holders must provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. Also, if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. JBS S.A. These procedures may have the effect of limiting voting by JBS S.A. ADS Holders at the JBS S.A. General Meeting.

Failure to conclude the Proposed Transaction after approval at the JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.

The completion of the Proposed Transaction is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting where holders representing at least 25% of JBS S.A.’s issued and outstanding voting capital must be present in person, represented by a proxy in accordance with Brazilian corporate law at the meeting or have submitted remote voting ballots (boletim de voto à distância). The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs). The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. In addition, holders of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting must approve the Delisting. For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.” Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. See “—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders” above. Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by our controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

Completion of the Proposed Transaction is also subject to certain additional conditions, none of which may be waived. See “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.” There is no assurance that the Proposed Transaction will be completed on the terms or timeline currently contemplated, or at all. Failure to conclude the Proposed Transaction after its approval at the JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.

In addition, we have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and accounting services fees related to the Proposed Transaction. These expenses must be paid regardless of whether the Transaction is completed.

JBS S.A. could be subject to potential litigation relating to the Proposed Transaction that could delay the Proposed Transaction and/or result in significant costs and expenses.

JBS S.A. could be subject to potential litigation relating to the Proposed Transaction that could delay the Proposed Transaction and/or result in significant costs and expenses. In Brazil, for example, shareholder litigation often follows certain significant business transactions, such as the Proposed Transaction. The Proposed Transaction may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect or delay the completion of the Proposed Transaction and/or result in significant costs and expenses.

Anti-takeover provisions in JBS N.V.’s articles of association could deter potential acquirers and make an acquisition of us difficult, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our common shares.

The European Directive on Takeover Bids (2004/25/EC) has been implemented in Dutch legislation but applies only to companies whose shares are admitted to listing and trading on an EU regulated market. Given that the JBS N.V. Class A Common Shares shall only be admitted to listing and trading on the NYSE, these provisions are not applicable.

JBS N.V.’s articles of association contain provisions that, although they do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of JBS N.V. Common Shares and adversely affect the market price of JBS N.V. Common Shares and the voting and other rights of its shareholders. These provisions include:

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provisions establishing a dual class share structure, not taking into consideration the JBS N.V. Conversion Shares, which, for so long the JBS N.V. Class B Common Shares are issued and outstanding, will allow the holders of JBS N.V. Class B Common Shares to control the outcome of most corporate matters requiring shareholder approval, to the extent these resolutions do not require a qualified majority, even if the number of JBS N.V. Class B Common Shares represent significantly less than a majority of the number of issued and outstanding JBS N.V. Common Shares. As a result, the holders of JBS N.V. Class B Common Shares could delay or prevent the approval of a change of control transaction that may otherwise be approved by the holders of our issued and outstanding JBS N.V. Class A Common Shares;

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automatic conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares upon the enforcement of a security interest over such JBS N.V. Class B Common Shares (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Shares; and

•	minimum shareholding thresholds, based on nominal value, for shareholders to call general meetings or to add items to the agenda for those meetings.

In addition, concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. For more information, see “Principal Shareholders—Tag-Along Agreement with LuxCo.”

These provisions may be applied even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

As a holding company, our operating results, financial condition and ability to pay dividends or other distributions are entirely dependent on dividends and other distributions received from our subsidiaries.

As a holding company, our operating results and financial condition are entirely dependent on the performance of our operating subsidiaries. Additionally, our ability to pay dividends or other distributions in the future will depend on the level of dividends and other distributions, if any, received from our operating subsidiaries. The ability of our operating companies to make loans or distributions (directly or indirectly) to us may, from time to time, be restricted as a result of several factors, including restrictions in financing agreements, capital controls or other foreign exchange limitations, the requirements of applicable law (including Dutch law) and regulatory and fiscal or other restrictions (including, for example, the application of a dividend withholding tax and the ability to use any double tax treaty to mitigate such tax) in the jurisdictions in which our subsidiaries operate or if such operating subsidiaries were unable to make loans or distributions to us either directly or indirectly. If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, we may not be in a position in the longer term to make distributions to our shareholders in line with any future announced proposals or at all. We can only declare dividends out of the profits as determined following the adoption of the annual accounts by the general meeting of shareholders, or the freely distributable reserves available to us as determined in accordance with Dutch law.

Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.

Although we currently expect to pay a regular annual dividend following the closing of the Proposed Transaction, any such determination to pay dividends will be at the discretion of the general meeting of shareholders and board of directors. Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the JBS N.V. Shares; without such resolution, these profits shall also be reserved. Our board of directors may, without shareholder approval but subject to certain conditions, also resolve to distribute an interim dividend on JBS N.V. Shares and/or to make a distribution from the reserves.

In addition, any such determination to pay dividends will also be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up issued capital plus the reserves as required to be maintained by Dutch law.

For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on the JBS N.V. Class A Common Shares or JBS N.V. BDRs you receive in the distribution may depend on the appreciation of the price of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as the case may be, which appreciation may never occur. Moreover, any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Dutch Civil Code.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

The JBS N.V. Class A Common Shares will be traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated, in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of the JBS N.V. Class A Common Shares held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

Following the Proposed Transaction JBS N.V. will become a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.

Following the Proposed Transaction, JBS N.V. will become a public reporting company in the United States and Brazil and will be subject to reporting, disclosure control and other applicable obligations under the Exchange Act, the Sarbanes-Oxley Act (“SOX”), and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC, the NYSE, the CVM and the B3.

As a result, we will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. For example, Section 404 of SOX requires annual management assessment of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments, subject to phase-in accommodations for newly listed companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which we are in the process of developing and implementing while at the same time remaining focused on our existing operations. If we are unable to implement our compliance initiatives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

In addition, we cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our cash flows, results of operations or financial condition. If we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict our future access to capital markets and reduce or eliminate the trading market for our common shares.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic registrants listed on the NYSE.

As a foreign private issuer, we will be exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, we will be exempt from the rules and regulations under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. We will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in such company’s securities on the basis of the information. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of our executive officers or directors may not be U.S. citizens or residents, (2) more than 50% of our assets cannot be located in the United States and (3) our business must be administered principally outside the United States. Following the completion of this offering or at some other time thereafter, U.S. residents may directly or indirectly own more than 50% of our outstanding voting securities. If so, we will cease to qualify as a foreign private issuer if we do not meet the requirements set forth in (b) above.

Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer would be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would also be required to follow U.S. proxy disclosure requirements. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE rules for domestic U.S. issuers, provided that we disclose any significant ways in which our corporate governance practices differ from those followed by domestic companies under NYSE listing standards. For example, foreign private issuers are permitted to follow home country practice with regard to director nomination procedures and the approval of compensation of officers. See “Description of Share Capital—Comparison of Dutch Corporate Law and U.S. Corporate Law” for more information on the significant differences between our corporate governance practices and those followed by domestic U.S. issuers.

As a result of our reliance on the corporate governance exemptions available to foreign private issuers under NYSE rules, you will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements. We may also be a “controlled company” within the meaning of the corporate governance standards of the NYSE. If we were to lose our foreign private issuer status but remain a controlled company, we may rely on the “controlled company” exemption under NYSE corporate governance rules. See “Management—Corporate Governance Practices” for more information.

Availing ourselves of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under the NYSE’s corporate governance rules. Therefore, any foreign private issuer or “controlled company” exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

We are incorporated under and subject to Dutch law, which may afford less protection to our shareholders than U.S. laws.

Our corporate affairs are governed by JBS N.V.’s articles of association and Dutch law. Dutch law may afford less protection to our shareholders than U.S. laws and may differ in some material respects from laws generally applicable to U.S. companies and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. There may be less publicly available information about us than is regularly published by or about U.S. companies. Dutch law governing the shares of Dutch companies may not be as extensive as those in effect in the United States, and Dutch law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States. See “Description of Share Capital.” For example, neither JBS N.V.’s articles of association nor Dutch law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain U.S. state laws.

All our general meetings of shareholders shall take place in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands. Shareholders may vote by proxy or in person at any general meeting of shareholders.

Dutch law provides that courts at the corporate seat of the issuer have jurisdiction for certain disputes between us and our shareholders, which could limit our shareholders’ ability to bring a claim in a U.S. court for disputes with us or members of our board of directors, senior management or employees.

Dutch law provides that the courts at the corporate seat of the issuer are the exclusive forum for, inter alia, any legal challenge by a shareholder of a resolution of the general meeting. This may limit a shareholders’ ability to bring a claim in a U.S. court for disputes with JBS N.V. or members of our board of directors, senior management or other employees, which may discourage lawsuits against JBS N.V. and members of our board of directors, senior management or other employees. This exclusive forum does not apply to claims under the Securities Act or the Exchange Act.

Instead, JBS N.V.’s articles of association will provide that, unless our board of directors consents in writing to the selection of an alternative forum for the resolution of a specific complaint, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States. Notwithstanding the foregoing, we note that holders of our securities cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Act or the Exchange Act, or the respective rules and regulations promulgated thereunder.

The preceding exclusive forum provisions described in this risk factor may increase litigation costs or limit a shareholder’s ability to bring a claim in a U.S. court for disputes with JBS N.V. or members of our board of directors, senior management or other employees, which may discourage lawsuits against the Company and members of our board of directors, senior management and other employees. In addition, the enforceability of exclusive forum provisions in JBS N.V.’s articles of association is uncertain. If a court were to find any of the exclusive forum provisions described in this risk factor to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

The ability of shareholders to effect service of process or enforce civil liabilities under U.S. securities laws may be limited.

At the date of listing of the JBS N.V. Class A Common Shares, JBS N.V. will be a public limited liability company (naamloze vennootschap) under Dutch law and some of its directors and executive officers are (at that time) residents of countries other than the United States. A portion of our assets and the assets of some of its directors and executive officers are located outside the United States. As a result, it may not be possible for investors in the JBS N.V. Class A Common Shares to effect service of process within the United States upon such persons or upon us or to enforce in U.S. courts or outside the United States judgments obtained against such persons or against us. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of U.S. securities laws and there is substantial doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal securities laws of the United States or judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, based on Dutch Supreme Court case law, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if that judgment: (1) resulted from legal proceedings compatible with Dutch notions of due process; (2) does not contravene public policy of the Netherlands; (3) was a decision of a court that has accepted its judgment on internationally accepted principles of private international law; and (4) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that the prior judgment qualifies for recognition in the Netherlands.

Judgments of Brazilian courts to enforce our obligations with respect to JBS N.V. Class A Common Shares or JBS N.V. BDRs may be payable only in Brazilian reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of JBS N.V. Class A Common Shares or JBS N.V. BDRs, we may not be required to discharge our obligations in a currency other than the Brazilian real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the Brazilian real may only be satisfied in Brazilian currency at the exchange rate, typically as determined by the Brazilian Central Bank, in effect on the date the judgment is obtained, and such amounts are then typically adjusted to reflect exchange rate variations and monetary restatements through the effective payment date. The then-prevailing exchange rate may not afford non- Brazilian investors with full compensation for any claim arising out of or related to our obligations under the JBS N.V. Class A Common Shares or JBS N.V. BDRs.

If the Merger of Shares and Redemption do not qualify as a nonrecognition transaction, U.S. holders of JBS S.A. Common Shares may incur a substantially greater U.S. federal income tax liability as a result of the Proposed Transaction.

The Merger of Shares and Redemption, when taken together with certain other steps of the Restructuring, are expected to be treated as part of an integrated transaction qualifying as a nonrecognition transaction for U.S. federal income tax purposes. As discussed further in the section entitled “Material U.S. Federal Income Tax Consequences—Consequences of the Merger of Shares and Redemption”, however, this treatment is not clear under the U.S. federal income tax rules and it is not certain whether the Merger of Shares and the Redemption qualify for such tax treatment.

If the Merger of Shares and Redemption qualify as a nonrecognition transaction, then U.S. holders of JBS S.A. Common Shares generally will not recognize gain or loss with respect to the Merger of Shares and

Redemption. However, no ruling will be requested from the U.S. Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax consequences of the Proposed Transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. If the Merger of Shares and Redemption do not qualify as a nonrecognition transaction, and therefore are a fully taxable transaction for U.S. federal income tax purposes, a U.S. holder of JBS S.A. Common Shares generally would recognize taxable gain or loss in an amount equal to the difference between the fair market value of any JBS. N.V. BDRs or JBS N.V. Class A Common Shares received on the date of exchange and its tax basis in the JBS S.A. Common Shares exchanged, in each case determined in U.S. dollars.

The tax consequences of the Proposed Transaction are discussed in more detail under “Taxation—Material U.S. Federal Income Tax Consequences.”

The receipt of the Cash Dividend pursuant to the Proposed Transaction is expected to be taxable at ordinary income rates for U.S. federal income tax purposes.

In general, subject to the discussion below under “—Passive Foreign Investment Company Rules,” the Cash Distribution will be a distribution paid on the JBS S.A. Common Shares which will be treated (i) as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), (ii) to the extent of any amount of such distribution in excess of our current and accumulated earnings and profits, as a non-taxable return of capital, thereby reducing a U.S. Holder’s adjusted tax basis in the JBS S.A. Common Shares (but not below zero), and (iii) thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder held the JBS S.A. Common Shares for more than one year as of the time such distribution is actually or constructively received. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the Cash Distribution generally will be reported to U.S. Holders as a dividend, and taxable at ordinary income tax rates.

The tax consequences of the Proposed Transaction and of holding JBS N.V. Class A Common Shares or JBS N.V. BDRs are discussed in more detail below under “Taxation—Material U.S. Federal Income Tax Consequences.”

There could be adverse U.S. tax consequences to former JBS S.A. Shareholders or JBS S.A. ADS Holders that hold JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs following the Proposed Transaction if JBS S.A. or JBS N.V. is a passive foreign investment company.

U.S. shareholders of passive foreign investment companies are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a passive foreign investment company (“PFIC”), for any taxable year in which: (1) 75% or more of its gross income consists of passive income; or (2) 50% or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on JBS S.A.’s financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not believe that JBS S.A. or JBS N.V. was treated as a PFIC for the 2021 or 2022 taxable year and we do not anticipate JBS S.A. or JBS N.V. becoming a PFIC for the current taxable year or in the reasonably foreseeable future.

However, the determination whether we are a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets (including, following the Proposed Transaction, the assets of JBS S.A.), including goodwill and other intangible assets, which may depend on the value of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. BDRs which can be expected to vary from time to time. Accordingly, there can be no assurance that we will not be treated as a PFIC for a given taxable year. If we are a PFIC, U.S. shareholders would be subject to certain adverse U.S. federal income tax consequences as discussed under “Taxation—Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules.”

The Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs could result in substantial Brazilian tax liability for you.

You may be required to assess Brazilian capital gains and pay Brazilian taxes in connection with the exchange of JBS S.A. Common Shares for the consideration in the Proposed Transaction or with the subsequent acquisition, ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs. See “Taxation—Material Brazilian Tax Consequences” for more information regarding the potential Brazilian tax consequences to you of the Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs.

The Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs could result in substantial Dutch tax liability for you.

You may be required to pay Dutch capital gains or other taxes in connection with the exchange of JBS S.A. Common Shares for the consideration in the Proposed Transaction or with the subsequent acquisition, ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs. See “Taxation—Material Dutch Tax Consequences” for more information regarding the potential Dutch tax consequences to you of the Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs.

Holders of JBS N.V. BDRs may be subject to additional risks related to holding BDRs rather than JBS N.V. Class A Common Shares.

Because holders of JBS N.V. BDRs will not hold their JBS N.V. Class A Common Shares directly, they are subject to the following additional risks, among others:

•	a holder of JBS N.V. BDRs will not be treated as a direct holder of JBS N.V. Class A Common Shares and may not be able to exercise shareholder rights;

•

dividends on the JBS N.V. Class A Common Shares represented by the JBS N.V. BDRs will be paid to the JBS N.V. BDR Depositary Bank, and before the JBS N.V. BDR Depositary Bank makes a distribution to a holder on behalf of the JBS N.V. BDRs, withholding taxes or other governmental charges, if any, that must be paid, will be deducted;

•

we and the JBS N.V. BDR Depositary Bank may amend or terminate the JBS N.V. BDR Deposit Agreement without the consent of holders of the JBS N.V. BDRs in a manner that could prejudice holders of JBS N.V. BDRs or that could affect their ability to transfer JBS N.V. BDRs, among others; and

•	the JBS N.V. BDR Depositary Bank may take other actions inconsistent with the best interests of holders of JBS N.V. BDRs.

There are no specific rules relating to the delisting of our BDRs from the B3.

We may decide to delist the JBS N.V. BDRs from B3. In such case, we cannot guarantee that we (or any person related to us) will make a public offering for the acquisition of JBS N.V. BDRs or the underlying JBS N.V. Class A Common Shares on terms and conditions that meet the expectations of the BDR holders, who in any case will not be able to prevent us from deregistering from the CVM and delisting the JBS N.V. BDRs from the B3. Pursuant to B3 regulations effective as of August 18, 2023, if we decide to delist the JBS N.V. BDRs from the B3, we shall promptly disclose such decision to the market and submit a delisting request to B3 within five business days thereafter. Delisting procedures shall be approved by B3 and require us to grant BDR holders, at least, the following alternatives: (i) transferring, within 30 days of the date of disclosure of the delisting decision, the underlying JBS N.V. Class A Common Shares to a custody account in the main market in which they are traded, to be indicated by the holders of the JBS N.V. BDRs to the JBS N.V. BDR Depositary (“Transfer Period”); and (ii) sale, within 30 days following the end of the Transfer Period, of the underlying JBS N.V. Class A Common Shares in the main market in which they are traded, provided that the receipt of the sale proceeds by the holders of JBS N.V. BDRs in Brazil shall correspond to the average of the sale prices. In the event a JBS N.V. BDR holder shall not appoint a custody account pursuant to (i) above, it shall be presumed that such holder opted to the option (ii) above. B3 also has the authority to determine specific delisting conditions based on the characteristics of a BDR program (if it does so, such conditions shall also be approved by the CVM).

Risks Relating to Our Business and Industries

Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.

Our operating margins depend on, among other factors, the purchase price of raw materials, primarily livestock and animal feed ingredients, and the sales price of our products. These prices may vary significantly, including during short periods of time, due to a number of factors, including beef, pork and poultry supply and demand and the market for other protein products. Raw materials accounted for a majority of the total cost of products sold during the six-month period ended June 30, 2023 and the year ended December 31, 2022. The supply and market for livestock depend on a number of factors that we have little or no control over, including outbreaks of diseases such as bovine spongiform encephalopathy (commonly referred to as mad cow disease) (“BSE”), and foot and mouth disease (“FMD”), the cost of animal feeding, economic and weather conditions.

Livestock prices demonstrate a cyclical nature both seasonally and over longer periods, reflecting the supply of, and demand for, livestock on the market and the market for other protein products such as fish. These costs are determined by constantly changing market forces of supply and demand, as well as other factors over which we have little or no control. These other factors include:

•	import and export restrictions;

•	changing livestock and grain inventory levels;

•	economic conditions;

•	crop and animal diseases; and

•	environmental, occupational health and safety and conservation regulations.

We do not generally enter into long-term sales arrangements with our customers with fixed price contracts, and, as a result, the prices at which we sell our products are determined in large part by market conditions. A majority of our livestock is purchased from independent producers who sell livestock to us under marketing contracts or on the open market. A significant decrease in beef, pork or chicken prices for a sustained period of time could have a material adverse effect on our net revenue. Also, a portion of our forward purchase and sale contracts are measured at fair value marked-to-market such that the related unrealized gains and losses are reported in profit or loss earnings on a quarterly basis. Such losses would adversely affect our earnings and may cause significant volatility in our quarterly earnings.

Profitability in the processing industry is materially affected by the commodity prices of animal feed ingredients, such as grain, corn and soybeans. The production of feed ingredients is positively or negatively affected due to various factors, primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. Market prices for feed ingredients remain volatile. High prices for animal feed ingredients may have a material adverse effect on our operating results.

Accordingly, we may be unable to pass on all or part of any increased costs we experience from time to time to consumers of our products directly, in a timely manner or at all. Additionally, if we do not attract and maintain contracts or marketing relationships with independent producers and growers, our production operations could be disrupted, adversely affecting us.

Outbreaks of animal diseases may affect our ability to conduct our business and harm demand for our products.

Supply of and demand for our products can be adversely impacted by outbreaks of animal diseases, which can have a significant impact on our financial results. Outbreaks of diseases affecting animals, such as BSE, FMD and various strains of influenza, which may be caused by factors beyond our control, or concerns that these diseases may occur and spread in the future, could significantly affect demand for our products, consumer perceptions of certain protein products, the availability of livestock for purchase by us and our ability to conduct our operations, including as a result of cancellations of orders by our customers or governmental restrictions on the import and export of our products to or from our suppliers, facilities or customers. For example, in February 2023, Brazil suspended beef exports to China following one confirmed case of atypical mad cow disease in Brazil. This suspension lasted approximately one month. Although we don’t expect this suspension to have a material adverse effect on us given that sales of beef from Brazil to China represented less than 3% of JBS S.A. total consolidated net revenue in the six-month period ended June 30, 2023 and the year ended December 31, 2022 and are not expected to represent a significant percentage of our total revenue in 2023, another case or outbreak of mad cow disease in the markets where we produce beef that leads to a more geographically widespread and/or longer lasting suspension of our beef sales may have a more significant adverse effect on results of operations and share price. Moreover, outbreaks of animal diseases could have a significant effect on the livestock we own by requiring us to, among other things, destroy any affected livestock and create negative publicity that may have a material adverse effect on customer demand for our products. In addition, if the products of our competitors become contaminated, the adverse publicity associated with such an event may lower consumer demand for our products.

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•	food spoilage or food contamination;

•	consumer product liability claims;

•	product tampering;

•	the possible unavailability and expense of product liability insurance; and

•	the potential cost and disruption of a product recall.

Our products have in the past been, and may in the future be, exposed to contamination by organisms that may produce food borne illnesses, such as E. coli, listeria monocytogenes and salmonella. These organisms and pathogens are found generally in the environment and, as a result, there is a risk that they could be present in our products. These organisms and pathogens can also be introduced to our products through tampering or as a result of improper handling at the further processing, foodservice or consumer level. Once contaminated products have been shipped for distribution, illness or death may result if the products are not properly prepared prior to consumption or if the organisms and pathogens are not eliminated in further processing.

Our systems designed to monitor food safety risks may not eliminate the risks related to food safety. We have little, if any, control over handling procedures once our products have been shipped for distribution. If any of our products are determined to be contaminated, spoiled or inappropriately labeled, whether or not we are at fault, we may voluntarily recall, or be required to recall, our products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory and lost sales due to the unavailability of product for a period of time. We may also be subject to increased risk of exposure to product liability claims and governmental proceedings, which may result in penalties, injunctive relief and plant closings. Any of these occurrences may have an adverse effect on our financial results.

We may be subject to significant liability in the jurisdictions in which our products are sold if the consumption of any of our products causes injury, illness or death. Such liability may result from proceedings filed by the government’s attorney’s office, consumer agencies and individual consumers. Even an inadvertent shipment of contaminated products may be a violation of law. We may have to pay significant damages to consumers or to the government and such liability may be in excess of applicable liability insurance policy limits.

In addition, adverse publicity concerning any perceived or real health risk associated with our products could also cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our ability to sell our products. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent such risks cause customers to lose confidence in the safety and quality of such products generally.

Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business.

The food industry is generally subject to changing consumer trends, demands and preferences. Our products compete with other protein sources, such as fish. In addition, we compete with plant-based meat products as consumer demand for plant-based protein alternatives has increased due to the perceived consumer concerns related to human health, climate change, resource conservation and animal welfare. Trends within the food industry frequently change, and our failure to anticipate, identify or react to changes in these trends could lead to reduced demand and prices for our products, among other concerns, and could have a material adverse effect on our business, financial condition and results of operations.

We could also be adversely affected if consumers lose confidence in the safety and quality of our food products or ingredients, or in the food safety system generally. Negative perceptions concerning the health implications of certain food products, or ingredients or loss of confidence in the food safety system generally, could influence consumer preferences and acceptance of some of our products and marketing programs. Negative perceptions and failure to satisfy consumer preferences could materially and adversely affect our product sales, financial condition and results of operations.

We face competition in our business, which may adversely affect our market share and profitability.

The beef, pork and chicken industries are highly competitive. Competition exists both in the purchase of live cattle and hogs and grains, and in the sale of beef, pork and chicken products. In addition, our beef, pork and chicken products compete with other protein sources, such as fish. We face competition from a number of beef, pork and chicken producers in the countries in which we operate.

The principal competitive factors in the animal protein processing industries are operating efficiency and the availability, quality and cost of raw materials and labor, price, quality, food safety, product distribution, technological innovations and brand loyalty. Our ability to be an effective competitor depends on our ability to compete on the basis of these characteristics. In addition, some of our competitors may have greater financial and other resources than us. We may be unable to compete effectively with these companies, in which case our market share and, consequently, our operations and results may be adversely affected.

Our growth (organic and inorganic) may require substantial capital and long-term investments.

Our competitiveness and growth depend on our ability to fund our capital expenditures. We cannot assure you that we will be able to fund our capital expenditures at reasonable costs due to adverse macroeconomic conditions, our performance or other external factors, which could have a material adverse effect on our business, financial condition and results of operations.

We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation, especially if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	an increase in our expenses and working capital requirements;

•	failure of the acquired entities to achieve expected results;

•	our failure to successfully integrate any acquired entities into our business; and

•	our inability to achieve expected synergies and/or economies of scale.

These opportunities may also expose us to successor liability relating to actions involving any acquired entities, their respective management or contingent liabilities incurred prior to our involvement and will expose us to liabilities associated with ongoing operations, in particular to the extent we are unable to adequately and safely manage such acquired operations. These transactions may also be structured in such a manner that would result in our assumption of obligations or liabilities not identified during our pre-acquisition due diligence.

Any of these factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions, which could adversely affect our reputation and have a material adverse effect on us.

We are not prohibited from incurring significantly more debt.

As of June 30, 2023, our total outstanding indebtedness was US$19,463.6 million, consisting of US$2,217.3 million of current loans and financings and US$17,246.3 million of non-current loans and financings. If we are unable to repay or refinance our current or non-current loans and financings as they mature, this would have a material adverse effect on our financial condition. The terms of the contracts governing our existing debt permit us to incur significant additional indebtedness in the future, including secured debt. We may borrow additional funds to fund our capital expenditures, working capital needs or other purposes, or to fund future acquisitions. In addition, under the terms of our existing debt, we are also permitted to incur significant additional short-term or long-term indebtedness, and our consolidated debt levels could increase. See “Description of Material Indebtedness.”

Covenant restrictions under debt agreements limit our ability to operate our business.

Our debt agreements contain, among other provisions, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities by limiting our ability to:

•	incur additional indebtedness;

•	create liens on or sell our assets;

•	pay dividends on or redeem capital stock;

•	make restricted payments;

•	create or permit restrictions on the ability of subsidiaries to pay dividends or make other distributions;

•	enter into transactions with affiliates; and

•	engage in mergers, consolidations and certain dispositions of assets.

In addition, certain of our credit facilities require us and certain of our subsidiaries to maintain specified financial ratios and tests which may require that we or they take action to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests.

We may not meet those ratios and tests, and our creditors may not waive any failure to meet those ratios and tests. A breach of any of these covenants or failure to maintain these ratios would result in an event of default under the relevant credit facility, and any such event of default or resulting acceleration under such credit facilities could result in an event of default under the indentures governing the notes and other debt agreements.

In addition, the covenant package in the indentures governing all of our notes and possibly future offerings are or will be “investment-grade” and do not or will not contain covenants that restrict our ability to incur debt, pay dividends, make investments or enter into transactions with affiliates, among other provisions.

Failure by us to achieve our sustainability performance targets may result in increased interest payments under future financings and harm to our reputation.

As described in “Description of Material Indebtedness—Fixed Rate Notes—Sustainability-Linked Bonds” and “—JBS S.A. Agribusiness Credit Receivable Certificates (Certificados de Recebĺveis do Agronegócio)—Sustainability-Linked CRAs,” certain of our debt instruments contain certain sustainability performance targets of JBS S.A., JBS USA or PPC that if unsatisfied will result in an increase in the interest rate payable on the respective debt instruments. Achieving these sustainability performance targets or any similar sustainability performance targets we may choose to include in future financings or other arrangements will require us to expend significant resources. In addition, a failure by us to achieve these sustainability performance targets would not only result in increased interest payments under relevant financing arrangements, but could also harm our reputation, all of which could have a material adverse effect on our results of operations, financial condition and liquidity.

We are subject to interest rate fluctuations, which may be harmful to our business.

A portion of our debt is subject to interest rate fluctuations, including fluctuations in: (1) the Secured Overnight Financing Rate (“SOFR”) and the Euro Interbank Offered Rate (“EURIBOR”) and (2) Brazilian financial market rates or inflation rates, such as the Interbank Deposit Certificate (Certificado de Depósito Interbancário) (“CDI”) and the Long-Term Interest Rate (Taxa de Juros de Longo Prazo) (the “Brazilian TJLP rate”) (Brazil’s long-term interest rate published quarterly by the Brazilian National Monetary Council). We are also exposed to exchange rate risk because we have assets and liabilities and future cash flows and earnings denominated in foreign currencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.” Fluctuations in exchange rates and interest rates are caused by a number of factors that are beyond our control.

If interest rates, such as SOFR, EURIBOR, the CDI and Brazilian TJLP rates, or exchange rates increase significantly, our finance expenses will increase and our ability to obtain financings may decrease, which may materially adversely affect our results of operations.

Unfavorable decisions in legal, administrative, antitrust or arbitration proceedings and government investigations may adversely affect us.

We are defendants in legal, administrative, antitrust and arbitration proceedings arising from the ordinary conduct of our business, particularly with respect to civil, tax, labor and environmental claims, which may be decided to our detriment, and are involved in various government investigations. For more information regarding our proceedings and investigations, see “Information about JBS S.A.—Legal Proceedings.” In addition, we cannot guarantee that new lawsuits (judicial or administrative of any nature) or investigations against us, our ultimate controlling shareholders and managers will not arise.

Applicable laws and regulations could subject us and our managers to civil and criminal penalties, including debarment from contracts concluded with the public administration and prohibition to celebrating new ones and loss of fiscal benefits, which could materially and adversely affect our product sales, reputation, financial condition and results of operations. Adverse rulings that have material economic or reputational impacts on us or impede the execution of our growth plan may adversely affect our financial condition and results of operations. In addition, unfavorable decisions in proceedings or investigations involving us and our ultimate controlling shareholders and managers may affect our image and business.

For certain lawsuits, we were not required to and have not established any provision on our statement of financial position or have established provisions only for part of the amounts in dispute, based on our judgments as to the likelihood of winning these lawsuits. We cannot guarantee that the provisioned amounts (if any) will be sufficient to cover the costs and expenses of the corresponding proceedings, which could adversely impact our business and operating results.

We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.

The raising of cattle and other livestock is at times associated with deforestation, invasion of indigenous lands and protected areas and other environmental and human rights concerns. Most of the cattle we process are raised by our suppliers. If we are unable to ensure that the suppliers of the cattle we use in our production process are in compliance with all applicable environmental and human rights laws and regulations, we may be subject to fines and other penalties that may adversely affect our image, reputation, business, financial condition and results of operations.

Furthermore, Brazilian Environmental Policy Act, outlined in Federal Law No. 6,938/1981, regulates civil liability for damages caused to the environment and sets forth strict liability on the subject matter. Therefore, we may become party to environmental liability proceedings amongst any damage originator. As the majority of cattle processed by us are bred by third parties and subcontractors, we may be significantly impacted if third parties and subcontractors cause environmental damages in the implementation of their activities on our behalf.

We are subject to various risks relating to worker safety.

Given the nature of our operations, the type of work performed by our employees, and the number of plants and employees that we have throughout the world, we are subject to various risks relating to worker safety. We cannot ensure that accidents will not occur. If our efforts to improve worker safety and reduce the frequency and number of workplace accidents are not successful, we may become subject to lawsuits, regulatory or administrative investigations and inquiries, fines and penalties, and our business, financial condition and results of operations may be adversely affected.

For example, a U.S. House of Representatives Select Subcommittee held a hearing in December 2022 entitled “Preparing For And Preventing The Next Public Health Emergency: Lessons Learned From The

Coronavirus Crisis.” This hearing was accompanied by a final report of the same name, which describes an investigation of the largest companies in the U.S. meatpacking industry, including our subsidiary JBS USA Food Company, in the context of the Trump Administration’s response to the risks faced by these companies’ workers during the coronavirus (“COVID-19”) pandemic. JBS USA Food Company has complied with the document requests made in 2021 as part of the investigation.

We may also suffer reputational harm due to the actions of unrelated companies that do not adhere to applicable worker safety laws in the provision of services to us. For example, the U.S. Department of Labor commenced an investigation into allegations of child labor at certain of our facilities in August 2022. While this investigation did not result in any finding that we were employing any underage workers at any of our facilities, a federal judge granted a temporary restraining order against one of our suppliers. While such supplier is not affiliated with us, the investigation found that it had used underage workers to provide cleaning and sanitation services in the fulfillment of sanitation and cleaning contracts that it was performing at JBS facilities. Such supplier has entered into a consent order and judgment pursuant to which it has agreed to comply with child labor laws at all of the facilities where it provides services.

Additionally, we have from time to time incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response; however, we can make no assurance that similar incidents will not arise in the future. New environmental, health and safety requirements, stricter interpretations of existing requirements, or obligations related to the investigation or clean-up of contaminated sites, may materially affect our business or operations in the future.

While we adhere and require adherence from suppliers to all applicable worker safety laws throughout our global operations, no assurance can be given that we will not be materially adversely affected to the extent that companies that provide services to us do not demonstrate the same commitment to such laws. In addition, no assurance can be given that our reputation for worker safety will not be adversely affected by governmental investigations or other inquiries in the future.

We depend on our information technology systems, and any failure of these systems could adversely affect our business.

We depend on information technology systems for significant elements of our operations, including the storage of data and retrieval of critical business information, and within our supply chain. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our locations, personnel, customers, and suppliers. Although our information systems are protected with robust backup systems, including physical and software safeguards and remote processing capabilities, our information technology systems and those of our supply chain are vulnerable to damage from a variety of sources, including network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. In addition, certain software used by us is licensed from, and certain services related to our information systems are provided by, third parties who could choose to discontinue their relationship with us. Failures or disruptions to our information technology systems or those used by our third-party service providers could prevent us from conducting our general business operations, and adversely affect our ability to process orders, maintain proper levels of inventories, collect accounts receivable, pay expenses, and maintain the security of our company and customer data. Any disruption or loss of information technology systems on which critical aspects of our operations depend could have an adverse effect on our business, results of operations, and financial condition.

For example, on May 30, 2021, we were the target of an organized cybersecurity attack (the “Cyberattack”), affecting some of the servers supporting our North American and Australian information technology systems. JBS USA’s backup servers were not affected. JBS USA and PPC’s operations in North America and Australia were affected. PPC’s operations in Mexico and the United Kingdom were not impacted and conducted business as normal. Upon learning of the intrusion, we contacted federal officials and activated our cybersecurity protocols, including voluntarily shutting down all affected systems to isolate the intrusion, limit the potential infection and preserve core systems. Restoring systems critical to production was prioritized. In addition, the encrypted backup servers, which were not affected by the Cyberattack, allowed for a return to full operations within two days. As of June 3, 2021, JBS USA and PPC had resumed production at all of their facilities. Our response, IT systems and encrypted backup servers allowed for a rapid recovery from the Cyberattack. As a result, the loss of food produced was limited to less than one day of production. We are not aware of any evidence that any customer, supplier or employee data had been compromised or misused as a result of the Cyberattack. Since the Cyberattack, we have been working to improve our cybersecurity posture in order to minimize our risk and attack surface. We have identified good practices we had in place before the Cyberattack, and we have identified and completed items and actions that were needed to remediate.

Further, we store highly confidential information on our information technology systems, including information related to our products. If our servers or the servers of the third party on which our data is stored are attacked by a physical or electronic break-in, computer virus or other malicious human action, our confidential information could be stolen or destroyed. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our suppliers, customers, or others, whether by us or a third party, could disrupt our operations, subject us to civil and criminal penalties, have a negative impact on our reputation, expose us to liability to our suppliers, customers, other third parties or government authorities and increase our cyber-security protection and remediation costs. Any of these developments could have an adverse impact on our business, financial condition and results of operations. In addition, if our supply chain cybersecurity is compromised as a result of third-party action, employee error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our business may be harmed and we could incur significant liabilities. We mitigate this risk by having a diversified supply chain. There can be no assurance that we will be able to prevent all of the rapidly evolving forms of increasingly sophisticated and frequent cyber-attacks. Moreover, our efforts to address network security vulnerabilities may not be successful, resulting potentially in the theft, loss, destruction or corruption of information we store electronically, as well as unexpected interruptions, delays or cessation of service, any of which would cause harm to our business operations. The vulnerability of our systems and our failure to identify or respond timely to cyber incidents could have an adverse effect on our operations and reputation and expose us to liability or regulatory enforcement actions.

The loss of members of our senior management or our inability to attract and retain qualified senior management personnel could have an adverse effect on us.

Our ability to maintain our competitive position depends in large part on the performance of our senior management team, mainly because of our business model and our acquisition strategy. As a result of factors such as strong global economic conditions, we may lose key employees or face problems hiring qualified key employees. In order to retain key employees, we may have to make significant changes in our compensation policy to remain competitive, which would increase our costs. There is no assurance that we will succeed in attracting and retaining qualified senior management personnel. Also, decisions in any administrative proceedings involving our current managers may prevent them from remaining in their positions at our company. The loss of the services of any member of our senior management or our inability to attract and retain qualified personnel could have an adverse effect on us.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs could adversely affect our business.

As of June 30, 2023, we had approximately 270,000 employees worldwide. Certain of these employees are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements. We may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to us. In addition, any new agreements may be for shorter durations than our historical agreements. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If we are unable to negotiate acceptable collective bargaining agreements, we may become subject to union-initiated work stoppages, including strikes. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Labor shortages and increased turnover or increases in employee and employee-related costs could have adverse effects on our profitability.

We and our third-party vendors have experienced increased labor shortages at some of our production facilities and other locations. Several factors have had and may continue to have adverse effects on the labor force available to us and our third-party vendors, including government regulations, which include laws and regulations related to workers’ health and safety, wage and hour practices and work authorization. Labor shortages and increased turnover rates within the Company and our third-party vendors have led to and could in the future lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees and could negatively affect our ability to efficiently operate our production facilities or otherwise operate at full capacity and could result in downtime of our production facilities. An overall or prolonged labor shortage, lack of skilled labor, increased turnover or labor inflation for any of the foregoing reasons could have a material adverse impact on our operations, results of operations, reputation, liquidity or cash flows.

The consolidation of a significant number of our customers could adversely affect our business.

Many of our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products that are generally sold at lower prices. In addition, in periods of economic uncertainty, consumers tend to purchase more lower-priced private label or other economy brands. To the extent this occurs, we could experience a reduction in the sales volume of our higher margin products or a shift in our product mix to lower margin offerings. Because of these trends, we may need to lower prices or increase promotional spending for our products. The loss of a significant customer or a material reduction in sales to, or adverse change to trade terms with, a significant customer could materially and adversely affect our product sales, financial condition and results of operations.

Our ultimate controlling shareholders are expected to have influence over the conduct of our business and may have interests that are different from yours.

Our controlling shareholders are J&F and FIP Formosa, which are in turn wholly owned by our ultimate controlling shareholders, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista. See “Principal Shareholders.” Assuming the ownership of JBS S.A.’s common shares on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through LuxCo) hold 48.83% of the then-outstanding JBS N.V. Common Shares and 85.03% of the aggregate voting power in JBS N.V. through their ownership of 100% of the then-outstanding JBS N.V. Class B Common Shares and 30.04% of the then-outstanding JBS N.V. Class A Common Shares. Because each JBS N.V. Class B Common Share confers the right to 10 votes at a general meeting of shareholders, our ultimate controlling shareholders will effectively control all matters requiring shareholder approval. See “Description of Share Capital—Share Capital.” Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A

Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the amount of JBS S.A. shares held by these entities on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction. See “—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Following the completion of the Proposed Transaction and the Class A Conversion Period, our controlling shareholders’ aggregate voting power in JBS N.V. may increase significantly” and “—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.”

Relatives of our ultimate controlling shareholders perform certain management and leadership roles at JBS S.A. and related companies. Mr. José Batista Sobrinho, the founder of JBS S.A. and the father of Joesley and Wesley Mendonça Batista, serves as the Vice-Chairman of JBS S.A.’s board of directors and has served on the JBS S.A. board of directors since 2007. Mr. Wesley Mendonça Batista Filho, who is the son of Wesley Mendonça Batista and the grandson of José Batista Sobrinho, serves as the Chief Executive Officer of JBS USA since May 2023, and has served as an executive officer of JBS S.A. since 2017 and in other senior management positions in JBS Group companies in the past, including as Chief Executive Officer of Seara Alimentos. He also serves on the board of directors of various JBS Group companies. In addition, Mr. Henrique Mendonça Batista, who is also Wesley Mendonça Batista’s son, serves as the President of Huon, an Australian salmon processing company acquired by JBS S.A. in 2021. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista may serve as members of the board of directors of, or in other senior management positions at, JBS N.V. or its affiliated companies.

As further described elsewhere in this prospectus (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” and “—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image”), in 2017, our ultimate controlling shareholders, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República) and a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. Pursuant to the Leniency Agreement, J&F agreed to pay a fine of R$8.0 billion and contribute R$2.3 billion to social projects in Brazil over a 25-year period. J&F, JBS S.A., and our ultimate controlling shareholders (the “Respondents”) also entered into a settlement with the SEC in 2020. Pursuant to the SEC settlement and related order, the Respondents undertook to, among other things, to improve anti-bribery and anti-corruption compliance programs, make progress reports to the SEC, and pay disgorgement and civil penalties. Also in 2020, J&F reached a plea agreement with the DOJ in which J&F pled guilty to one count of conspiracy to violate the U.S. Foreign Corrupt Practices Act and agreed to pay a criminal penalty. The DOJ plea agreement also required J&F to implement a compliance program and improve its internal policies and to make progress and other reports to the DOJ. Since 2017, JBS S.A. and J&F have implemented numerous and material changes to their anti-corruption compliance policies intended to detect and prevent illicit payments and conduct throughout their operations, including the introduction of new policies and practices and the hiring of experienced professionals who have a track record of building effective compliance programs, all as further detailed in “Information about JBS S.A.—Compliance Program.” In addition, the terms of the above-referenced agreements with Brazilian authorities, the SEC and the DOJ provide strong disincentives to any violation of their terms. Moreover, we believe that the Brazilian political and governmental environment has evolved in recent years away from an environment in which illicit payments were incentivized. Our management and leadership team is strongly committed to operating our business in compliance with anti-corruption principles and law. However, no assurance can be given that new and improved policies, practices and personnel will be effective to detect or prevent illicit activities in all cases.

In addition, our ultimate controlling shareholders may have an interest in causing us to pursue transactions that may enhance the value of their equity investments in us, even though such transactions may involve increased risks to us or the holders of our common shares. Furthermore, our ultimate controlling shareholders own, through J&F or other entities, equity investments in other businesses and may have an interest in causing us to pursue transactions that may enhance the value of those other equity investments, even though such transactions may not benefit us. Our ultimate controlling shareholders may also have an interest in pursuing new business opportunities that would otherwise be available to us through other companies which they own. In addition, JBS S.A. or other companies in which our ultimate controlling shareholders have an interest may engage in transactions with JBS USA or its subsidiaries.

We cannot assure you that we will be able to address these conflicts of interests or others in an impartial manner.

Given the degree of control over our company that is expected to be held by our controlling shareholders and our ultimate controlling shareholders following the consummation of the Proposed Transaction, there can be no assurance that the future actions or decisions of our controlling shareholders and our ultimate controlling shareholders will not impact our company, our prospects, and the value of the JBS N.V. Class A Common Shares and JBS N.V. BDRs in ways that differ from your interests.

We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image.

In 2017, following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015, our ultimate controlling shareholders, among others, entered into Collaboration Agreements with the Brazilian Attorney General’s Office (Procuradoria-Geral da República) and a Leniency Agreement with the Brazilian Federal Prosecution Office (Ministério Público Federal). In 2020, our ultimate controlling shareholders also entered into a settlement with the SEC and J&F reached a plea agreement with the DOJ relating to the illicit conduct. For more information about the facts and circumstances underlying these agreements, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders.” The Brazilian Collaboration Agreements and Leniency Agreement, the SEC order and the DOJ plea agreement have resolved the Brazilian and U.S. criminal legal exposure of JBS S.A, J&F and our ultimate controlling shareholders related to the illicit conduct that was the subject of the Leniency Agreement.

Our ultimate controlling shareholders, JBS S.A. and J&F are in compliance with all of the financial and non-financial obligations pursuant to the Brazilian Collaboration Agreements and Leniency Agreement, the SEC order and the DOJ plea agreement. A breach of any of these agreements could have an adverse effect on us.

In addition, our ultimate controlling shareholders are currently subject to ongoing investigations by the CVM in Brazil and to criminal proceedings for alleged violations of Brazilian securities and corporate law, in which there has yet to be a final decision. For more information about these investigations, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders—CVM Investigations and Proceedings.”

As a result of the above-mentioned matters, the reputation of our controlling shareholders, our ultimate controlling shareholders and JBS S.A. has suffered and may continue to suffer. To the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations or proceedings, our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, and the value of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs may be materially negatively affected.

Furthermore, we cannot guarantee that negative news and publicity (whether or not factually accurate) will not be released in the future that involve our company, JBS S.A., our controlling shareholders or our ultimate controlling shareholders. We also cannot be certain that any actions we take in response to a reputational crisis will be effective or sufficient. Actions or allegations (whether grounded or unfounded) regarding actions taken by third parties, including our controlling shareholders, our ultimate controlling shareholders, or our suppliers or partners, including, but not limited to, illegal acts or corruption, actions contrary to health or worker safety, or actions contrary to socio-environmental regulations, may materially adversely impact our reputation and image with our customers, suppliers and partners and the market, which may have a material adverse effect on our business, results of operations, financial condition and future prospects and the value of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

Media campaigns related to food production; regulatory and customer focus on environmental, social and governance responsibility; and recent increased focus and attention by the U.S. government on market dynamics in the meat processing industry could expose us to additional costs or risks.

Individuals or organizations can use social media platforms to publicize inappropriate or inaccurate stories or perceptions about the food production industry or our company. Such practices could cause damage to the reputations of our company and/or the food production industry in general. This damage could adversely affect our business, financial condition and results of operations. In addition, regulators, stockholders, customers and other interested parties have focused increasingly on the environmental, social and governance practices of companies. This has led to an increase in regulations and may continue to cause us to be subject to additional regulations in the future. Our customers or other interested parties may also require us to implement certain environmental, social or governance procedures or standards before doing or continuing to do business with us. Also, the U.S. government has increased its focus on market dynamics within the meat industry. The U.S. government has inquired with the meat processing industry on matters such as market pricing to end consumers and market dynamics associated with the relationship between meat processors and the farming community. This increased attention on environmental, social and governance practices could cause us to incur additional compliance costs, divert management attention from operating our business, impair our access to capital among certain investors and subject us to litigation risk for disclosures we make and practices we adopt regarding these issues. This in turn could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Markets in Which We Operate

Deterioration of global economic conditions could adversely affect our business.

Our business may be adversely affected by changes in global economic conditions, including changes in GDP, inflation, interest rates, availability of capital, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for products both in domestic and international markets, or the cost and availability of our needed raw materials, including cooking ingredients and packaging materials, thereby adversely affecting our financial results.

Disruptions in credit and other financial markets and deterioration of global economic conditions could:

•	adversely affect global demand for protein products, which could result in a reduction of sales, operating profit and cash flows;

•	make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•

cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our debt agreements to the extent we may seek them in the future;

•	impair the financial condition of some of our customers and suppliers; and

•	decrease the value of our investments.

In addition, inflation, which has significantly risen, has and may continue to increase our operational costs, including labor costs and grain and feed ingredient costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result, instability and weakness of the U.S. and global economies, including due to the effects caused by disruptions to financial markets, inflation, recession, high unemployment, geopolitical events and other effects caused by the ongoing war between Russia and Ukraine, and the negative effects on consumers’ spending, may materially negatively affect our business and results of operations. A prolonged period of reduced consumer spending could have an adverse effect on our business and our results of operations.

Our exports pose special risks to our business and operations.

Exports account for a significant portion of our net revenue, representing 24.2% and 26.4% of our net revenue for the six-month period ended June 30, 2023 and the year ended December 31, 2022, respectively. Exports subject us to risk factors that are outside our control in our principal sales markets, including:

•	changes in foreign currency exchange rates;

•	deterioration of economic conditions;

•	imposition of tariffs and other trade and/or health barriers;

•	exchange controls and restrictions to exchange operations;

•	strikes or other events that may affect ports and transportation;

•	compliance with different foreign legal and regulatory regimes; and

•	trade barriers.

For example, between May 21 and May 31, 2018, Brazil suffered an extensive nationwide trucking strike. With trucks stopped and blocking highways, supplies of fuel, food and medical supplies ceased being delivered to distribution points. The stoppage began to subside on May 27, 2018, after representatives of the trucking industry and the Brazilian government reached an agreement.

Our future financial performance will depend significantly on economic, political and social conditions in our principal operating and sales markets. Negative consequences relating to these risks and uncertainties could jeopardize or limit our ability to transact business in one or more of those markets where we operate or in other developing markets and could materially adversely affect us.

We are subject to ordinary course audits in the jurisdictions where we operate and changes in tax laws and unanticipated tax liabilities, in either case, could adversely affect the taxes we pay and therefore our financial condition and results of operations.

As a global company, we are subject to ordinary course audits in the jurisdictions where we operate, including audits currently being conducted by applicable tax authorities in Brazil, Australia and the United Kingdom. The resolution of these audits remains uncertain, and we have not established any reserves for any potential liability relating to these or any other audits. It is possible that we could, in the future, incur unanticipated tax liabilities arising from these or any other audits, which could adversely impact our financial condition and results of operations.

In addition, we are subject to taxation in numerous countries, states and other jurisdictions. Tax laws, tax treaties, regulations, and administrative practices or their interpretation in various jurisdictions, including the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting that has been agreed to by many of the countries in which we operate, may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law.

Furthermore, in Brazil, the income tax exemption on dividend distribution and interest on shareholders’ equity (juros sobre capital próprio) applicable under current legislation may be reviewed the possibility to declare and both dividends received and distributed may be taxed and, in the case of interest on shareholders’ equity (juros sobre capital próprio) be prohibited or have its taxation increased in the future, impacting the net amount to be received by our shareholders.

If such changes were to be adopted or if the tax authorities in the jurisdictions where we operate were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.

We are exposed to emerging and developing country risks.

Our operations in emerging and developing countries are subject to the customary risks of operating in these countries, which include potential political and economic uncertainty, government debt crises, application of exchange controls, reliance on foreign investment, nationalization or expropriation, crime and lack of law enforcement, political insurrection, terrorism, religious unrest, external interference, currency fluctuations and changes in government policy.

In Brazil, for example, the federal government frequently intervenes in the economy and its actions to control inflation and other regulations and policies have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports, among others. Due to our exposure in Brazil, these factors could affect us more than our competitors with less exposure to such emerging and developing countries, and any general decline in emerging and developing countries as a whole could impact us disproportionately compared to our competitors.

Such factors could affect our results by causing interruptions to operations, by increasing the costs of operating in those countries or by limiting the ability to repatriate profits from those countries. These circumstances could adversely impact our business, results of operations and financial condition.

Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action.

We face risks related to the ongoing Russia-Ukraine war that began in February 2022. The impact of the ongoing war and sanctions will not be limited to businesses that operate in Russia and Ukraine and may negatively impact other global economic markets including where we operate. The impacts have included and may continue to include, but are not limited to, higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains. The conflict has disrupted shipments of grains, vegetable oils, fertilizer and energy products.

The impact on the agriculture markets falls into two main categories: (1) the effect on Ukrainian crop production, as the region is key in global grain production; and (2) the duration of the disruption in trade flows. Safety and financing concerns in the region are restricting export execution, which is in turn forcing grain and oil demand to find alternative supply. The duration of the war and related volatility makes global markets extremely sensitive to growing-season weather in other global grain producing regions and has led to a large risk premium in futures contracts prices used for hedging. The continued volatility in the global markets as a result of the war has adversely impacted our costs by driving up prices, raising inflation and increasing pressure on the supply of feed ingredients and energy products throughout the global markets.

In addition, the U.S. government and other governments in jurisdictions in which we operate have imposed sanctions and export controls against Russia, Belarus and interests therein and threatened additional sanctions and controls. Our business may be impacted by the increase in energy prices and the availability of energy during the winter months. The impact of these measures, now and in the future, could adversely affect our business, supply chain or customers.

Finally, there may be increased risk of cyberattack as a result of the ongoing conflict. We have not seen any new or heightened risk of potential cyberattacks since the outbreak of the Russia-Ukraine war. See “—Risks Relating to Our Business and Industries—We depend on our information technology systems, and any failure of these systems could adversely affect our business” for additional information.

Market fluctuations could negatively impact our operating results, and our business may be adversely impacted by risks related to hedging activities.

Our business is exposed to potential changes in the value of our derivative instruments primarily caused by fluctuations in currency exchange rates and commodities prices. These fluctuations may result from changes in economic conditions, investor sentiment, monetary and fiscal policies, the liquidity of global markets, international and regional political events, and acts of war or terrorism and may adversely impact our results of operation. Also the use of hedge instruments may ultimately limit our ability to benefit from favorable commodity prices.

Our businesses are subject to government policies and extensive regulations affecting the beef, pork and poultry industries.

Livestock production and trade flows are significantly affected by government policies and regulations. Government policies affecting the livestock industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on livestock products, can influence industry profitability, the use of land resources, the location and size of livestock production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Our plants and products are subject to periodic inspections by federal, state and municipal authorities, such as the USDA, the Brazilian Federal Inspection Service (Serviço de Inspeção Federal— SIF) and the Australian Quarantine Inspection Service, and to comprehensive food regulation, including controls over processed food. Our operations are subject to extensive regulation and oversight by state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards. Our failure to comply with such regulations may result in a need to recall products or in fines or other sanctions imposed by such authorities. Our exported products are often inspected by foreign food safety authorities, and any violation discovered during these inspections may result in a partial or total return of a shipment, partial or total destruction of the shipment and costs due to delays in product deliveries to our customers. For more information about the regulations to which our operations are subject, see “Information about JBS S.A.—Regulation.”

Government policies in the jurisdictions in which we operate may adversely affect the supply of, demand for and prices of livestock products, restrict our ability to do business in existing and target domestic and export markets and could adversely affect our results of operations. Import tariffs and/or other mandates imposed by the current presidential administration in the United States could potentially lead to a trade war with other foreign governments, and could significantly increase the prices on our products exported from the United States, such as pork and chicken. For example, tariffs recently enacted in China and Mexico on certain pork products exported from the United States to these countries have negatively impacted our U.S. exports of pork products. In addition, the U.S., EU or other countries could impose trade restrictions that would restrict or prevent us from exporting beef from Brazil. Such changes in regulations, or restrictions or bans on beef exports, could be imposed in connection with a desire by regulators to curb deforestation in the Amazon region. See “Information about JBS S.A—Regulation.—Cattle Supply Chains and Deforestation.”

Compliance with existing or changing environmental requirements relating to current and/or discontinued operations may result in significant costs, and failure to comply may result in civil liabilities for damages as well as criminal and administrative sanctions.

Our operations are subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to the protection of the environment, including those relating to the discharge of materials into the environment, the handling, treatment and disposal of waste and remediation of soil and groundwater contamination. For more information, see “Information about JBS S.A.—Regulation.” Failure to comply with these requirements could have serious consequences for us, including criminal, civil and administrative penalties, claims for property damage, personal injury and damage to natural resources and negative publicity. Our activities may also be affected by future international agreements entered into force to protect the environment.

In general, environmental laws and regulations have become increasingly stringent over time. As a result of possible new environmental requirements, increasingly strict interpretation or enforcement thereof or other unforeseen events, we may have to incur additional expenses in order to comply with such environmental rules and regulations, which may adversely affect our available resources for capital expenditures and other purposes. Compliance with existing or new environmental rules and regulations may increase our costs and expenses, and, as a result, reduce our profit.

Health and environmental impact of animal-based meat consumption could negatively impact consumer demand for our animal-based products.

Consumer interest in plant-based proteins, particularly among millennial and younger generations, has been driven in part by a growing perception of the adverse health and environmental impacts of animal-based meat consumption. Consumers have access to unprecedented levels of information disseminated via the internet and social media channels, and global awareness of these issues may grow and could potentially have a negative impact on consumer demand for our animal-based meat products.

Natural disasters, climate change, climate change regulations, adverse weather conditions and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that emissions of greenhouse gases (“GHG”), continue to alter the composition of the global atmosphere in ways that are affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition and liquidity. Natural disasters, fire, bioterrorism, pandemics, drought, changes in rainfall patterns or extreme weather, including floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with our operations due to power outages, fuel shortages, damage to our production and processing plants, disruption of transportation channels or increases in the price of livestock and animal feed ingredients, among other things. Furthermore, if heat waves and droughts occur with greater frequency and intensity in locations where we maintain livestock, we may have to incur additional expenses to maintain livestock in suitable conditions or move it to other locations. Any of these factors could have a material adverse effect on our financial results, either individually or in the aggregate.

We are subject to legislation and regulation regarding climate change, and compliance with related rules could be difficult and costly. Concerned parties in the countries in which we operate, such as government agencies, legislators and regulators, shareholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. We could incur increased energy, environmental and other costs and capital expenditures to comply with existing or new GHG limitations. We could also face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change, which may also impact our image.

In addition, growing attention on the environmental and climate change impact of beef production, in particular, could lead (1) to legislative or regulatory actions aimed at reducing the greenhouse gas emissions of cows that could materially increase the production cost of beef or (2) to changes in customer preferences and overall demand for beef that would materially affect consumption of our products.

Efforts to comply with immigration laws and/or the introduction of new immigration legislation could make it more difficult or costly for us to hire employees, as well as have a material adverse effect on our operations and subject us to civil or possible criminal penalties.

Immigration reform continues to attract significant attention among the public and governments in the markets in which we operate, including the United States. If new immigration legislation is enacted or further changes in immigration or work authorization laws could increase our compliance and oversight obligations, which could subject us to additional costs and potential liability and make our hiring process more burdensome, and could potentially reduce the availability of prospective employees. Additional labor costs and other costs of doing business could have a material adverse effect on our business, operating results and financial condition. In addition, despite our efforts to hire only persons legally authorized to work in the jurisdictions in which we operate, we are unable to ensure that all of our employees are persons legally authorized to work. No assurances can be given that enforcement efforts by governmental authorities will not disrupt a portion of our workforce or operations at one or more facilities, thereby negatively impacting our business. Moreover, efforts by governmental authorities in enforcing the law may occur, including civil or possible criminal penalties, and we may face shortages of personnel or interruptions in our operations in one or more plants, resulting in an adverse impact on our business.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Brazil Clean Company Act.

We are subject to a number of anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act and the Brazil Clean Company Act.

The FCPA and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or improperly providing anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or keeping business and/or other benefits. Some of these laws have legal effect outside the jurisdictions in which they are adopted under certain circumstances. The FCPA also requires maintenance of adequate record-keeping and internal accounting practices to accurately reflect transactions. Under the FCPA, companies operating in the United States may be held liable for actions taken by their strategic or local partners or representatives.

The U.K. Bribery Act is broader in scope than the FCPA in that it directly prohibits commercial bribery (i.e. bribing others than government officials) in addition to bribery of government officials and it does not recognize certain exceptions, notably for facilitation payments, that are permitted by the FCPA. The U.K. Bribery Act also has wide jurisdiction. It covers any offense committed in the United Kingdom, but proceedings can also be brought if a person who has a close connection with the United Kingdom commits the relevant acts or omissions outside the United Kingdom. The U.K. Bribery Act defines a person with a close connection to include British citizens, individuals ordinarily resident in the United Kingdom and bodies incorporated in the United Kingdom. The U.K. Bribery Act also provides that any organization that conducts part of its business in the United Kingdom, even if it is not incorporated in the United Kingdom, can be prosecuted for the corporate offense of failing to prevent bribery by an associated person, even if the bribery took place entirely outside the United Kingdom and the associated person had no connection with the United Kingdom. Other jurisdictions in which we operate have adopted similar anti-corruption, anti-bribery and anti-kickback laws to which we are subject. Civil and criminal penalties may be imposed for violations of these laws.

The Brazil Clean Company Act provides that bribery, among other acts against the public and foreign administration, is illegal and subjects companies involved in these wrongdoings to severe penalties. Companies are subjected to strict liability, with the result that the existence or absence of intent or negligence is irrelevant. In case a company is found to be in violation of the Brazil Clean Company Act’s provisions, it may suffer the imposition of administrative sanctions in the form of a fine that can range from 0.1% to 20% of its gross revenue in the year before the initiation of the administrative proceeding leading to the imposition of sanctions. Companies may also be subject to judicial sanctions, such as: loss of assets, rights or profits directly or indirectly obtained from the wrongdoing; partial suspension or interdiction of its activities; compulsory dissolution of the legal entity; and prohibition from receiving incentives, subsidies, grants, donations or loans from public financial institutions. Furthermore, companies may be subject to reputational penalties, such as having their name included in the National Register of Punished Enterprises. According to the Brazil Clean Company Act, related, controlling and controlled companies as well as companies that are part of a consortium are jointly liable for the penalties, but limited to damages and fines.

The Code of Conduct and Ethics, adopted by JBS S.A. in May 2018 requires our employees or third-parties acting on behalf of JBS S.A. to not make any kind of payments to public or private entities or individuals in order to obtain undue advantages. We operate in some countries which are viewed as high risk for corruption. Despite our ongoing efforts to ensure compliance with the FCPA, the U.K. Bribery Act, the Brazil Clean Company Act and similar laws, there can be no assurance that our directors, officers, employees, agents, representatives, third-party intermediaries and the companies to which we outsource certain of our business operations, will comply with those laws and our anti-corruption policies, and we may be ultimately held responsible for any such non-compliance. If we or our directors or officers violate anti-corruption laws or other laws governing the conduct of business with government entities (including local laws), we or our directors or officers may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects. Any investigation of any actual or alleged violations of such laws could also harm our reputation or have an adverse impact on our business, financial condition, results of operations and prospects.

The Brazilian government exercises, and will continue to exercise, significant influence over the Brazilian economy. These influences, as well as the political and economic conditions of the country, could negatively affect our activities.

The Brazilian government frequently intervenes in the country’s economy and occasionally implements significant political and regulatory changes. Government actions to control inflation and other regulations and policies have involved, among other measures, increases or decreases in interest rates, changes in fiscal policy, price control, currency depreciations and appreciations, capital controls, import limits, among other actions. Our activities, as well as our financial condition and results of operations, may be adversely affected by changes in government policies and regulations involving or affecting factors such as:

•	monetary policy and interest rates;

•	exchange controls and restrictions on international remittances;

•	exchange rate fluctuations;

•	tax changes;

•	liquidity of the Brazilian financial and capital markets;

•	interest rates

•	inflation;

•	shortage of energy;

•	fiscal policy.

Uncertainties related to the possibility that the Brazilian government may implement future policy and regulatory changes that involve or affect the factors mentioned above, among others, may contribute to a scenario of economic uncertainty in the country and high volatility in the domestic securities market, as well as securities issued by Brazilian companies abroad. This uncertainty and other future events affecting the Brazilian economy, as well as other measures taken by the government, may adversely affect our operations and operational results.

We cannot predict whether or when new fiscal, monetary and exchange policies will be adopted by the Brazilian government, or even whether such policies will in fact affect the country’s economy, operations, financial condition or our results.

Economic and political crises in Brazil may have a material adverse effect on our business, operations and financial condition.

Brazil has been affected by economic instability caused by different economic and political events in recent years, causing a decrease in gross domestic product and affecting supply (investment levels and increase in the use of technology in production, among others) and demand (employment levels and income, among others). As a result, the uncertainty over the Brazilian government’s ability to achieve the economic reforms necessary to improve the deterioration of the public accounts and the economy in general has led to a reduction in market confidence in the Brazilian economy and aggravated the domestic political environment. The Brazilian economy is still influenced by government policies and actions that, if not successful or well implemented, may affect the operations and financial performance of companies, including ours. In the past few years, the Brazilian political environment experienced intense instability due principally to the exposure of a corruption scheme involving various politicians, including highly-ranked politicians, which led to the impeachment of the former president of Brazil and lawsuits against her successor and others. In October 2022, Brazil held elections for President, senators, federal deputies and state deputies. The leading candidates in the Presidential race were incumbent Jair Bolsonaro and former President Luiz Inácio Lula da Silva, representing distinctly opposing political ideologies. Former President Luiz Inácio Lula da Silva was elected President. Post-election unrest could lead to high volatility in Brazilian financial markets, and uncertainty regarding political developments and the policies the Brazilian federal government may adopt or alter may have material adverse effects on the macroeconomic environment in Brazil, as well as on businesses operating in Brazil, including ours. Political and economic instabilities may result in a negative perception of the Brazilian economy and an increase in the volatility of the Brazilian capital markets, which can also adversely affect our business and our common shares. Any recurrent economic instability and political uncertainty may adversely affect our business and have a material adverse effect on us.

CAPITALIZATION

The following table sets forth JBS S.A.’s consolidated current and non-current loans and financings, total equity and total capitalization as of June 30, 2023, as further adjusted to reflect securities issued up to 60 days prior to the date of this prospectus as follows:

•	on an actual historical basis, derived from JBS S.A.’s unaudited interim financial statements; and

•

as adjusted to give effect to the Proposed Transaction as if it had been completed on June 30, 2023, including the payment of the Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00 (equivalent to approximately US$460.3 million, converted using the foreign exchange rate as at June 30, 2023), based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

You should read this table in conjunction with “Summary—Summary Historical Financial Data.” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Material Indebtedness” and JBS S.A.’s financial statements, which are included elsewhere in this prospectus.

	As of June 30, 2023
	Actual	As Adjusted (1)(2)
	(in millions of US$)
Loans and financings:
Total current loans and financings	2,217.3	2,217.3

Total non-current loans and financings	17,246.3	17,246.3

Total loans and financing	19,463.6	19,463.6

Equity:
Share capital – JBS S.A.:
Common shares, no par value (2,218,116,370 issued and outstanding shares)	13,177.8	—
Share capital – JBS N.V.:
Class A common shares, par value €0.01 per share (811,197,463 issued and outstanding shares) (3)	—	8.9
Class B common shares, par value €0.10 per share (297,860,722 issued and outstanding shares)	—	32.5
Capital reserve	(189.9)	12,946.5
Other reserves	(35.8)	(35.8)
Profit reserves	4,299.7	3,839.4
Accumulated other comprehensive loss	(7,609.8)	(7,609.8)
Retained earnings (loss)	(780.2)	(780.2)
Attributable to company shareholders	8,861.8	8,401.5
Attributable to non-controlling interest	630.8	630.8

Total equity	9,492.6	9,032.3

Total capitalization (4)	28,956.2	28,495.9

(1)

Assumes the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of August 15, 2023, none of the Eligible Shareholders or LuxCo requests to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period. If all Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, following which a number of JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares, subject to the Minimum Free Float requirement, and LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period (and none of the JBS N.V. Class B Common Shares are reconverted into JBS N.V. Class A Common Shares), then the share capital of Class A common shares, par value €0.01 per share (221,811,637 issued and outstanding shares) would be US$2.4 million, the share capital of Class B common shares, par value €0.10 per share (887,246,548 issued and outstanding shares) would be

US$96.9 million and the balance of the capital reserve account would be US$12,888.6. The remainder of the equity account balances are not affected by the results of the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period.
(2)

Gives effect to the payment of the Cash Dividend in connection with the Proposed Transaction. The Cash Dividend is estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00 (equivalent to approximately US$460.3 million, converted using the foreign exchange rate as at June 30, 2023), based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

(3)	Pertains to the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs to be issued in connection with the Proposed Transaction.
(4)

Total capitalization is the sum of total current and non-current loans and financings and total consolidated equity. There is no standard definition of total capitalization, and JBS S.A.’s definition of total capitalization may not be comparable to those used by other companies.

The table above does not give effect to the up to R$1.875 billion in debentures expected to be issued in October 2023 in connection with the CRA Financing. See “Summary—JBS S.A.—Recent Developments—Agribusiness Receivables Certificates (Certificados de Recebĺveis do Agronegócio.”

PER SHARE, DIVIDEND AND MARKET PRICE DATA

Per Share Data

The following table set forth, for each of the periods indicated, certain per share data of JBS S.A. on a historical basis and JBS N.V. on a pro forma basis. The pro forma per share data gives effect to the Proposed Transaction as it had occurred on January 1, 2020. This data has been derived from, and should be read together with JBS S.A.’s audited financial statements.

This pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Proposed Transaction been completed during the periods presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that we will experience after the Proposed Transaction. We may have performed differently had the Proposed Transaction occurred prior to the periods presented.

	As of and for the six-month period ended June 30,		As of and for the year ended December 31,
	2023	2022	2022	2021	2020 (1)
	(in US$, except as otherwise indicated)
JBS S.A. (Historical)
Net income attributable to company shareholders (in millions of US$)	(332.9)	1,785.8	2,997.4	3,811.4	623.4
Weighted average common shares outstanding:
Basic and diluted (1)	2,218,116,370	2,232,377,893	2,230,412,209	2,479,190,279	2,655,093,897
Earnings per share:
Basic and diluted (2)	(0.15)	0.80	1.34	1.54	0.23
Total equity (in millions of US$)	9,492.6		9,546.1	8,565.0	8,379.2
Common shares outstanding	2,218,116,370		2,218,116,370	2,373,866,570	2,623,373,646
Book value per share (3)	4.28		4.30	3.61	3.19

JBS N.V. (Pro forma)
Pro forma net income attributable to company shareholders (in millions of US$)	(332.9)	1,785.8	2,997.4	3,811.4	623.4
Pro forma weighted average common shares outstanding:
Basic and diluted (4)	1,109,058,185	1,116,188,947	1,115,206,104	1,239,595,139	1,327,546,948
Pro forma earnings per share:
Basic and diluted (5)	(0.30)	1,60	2.69	3.08	0.47
Pro forma total equity (in millions of US$)	9,492.6		9,546.1	8,565.0	8,379.2
Pro forma common shares outstanding (6)	1,109,058,185		1,109,058,185	1,186,933,285	1,311,686,823
Pro forma book value per share (7)	8.56		8.61	7.22	6.39

(1)

The difference between the historical basic and diluted weighted average number of JBS S.A. Common Shares outstanding is immaterial. For more information about the historical basic and diluted weighted average number of JBS S.A. Common Shares outstanding, see note 24 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

(2)	Calculated by dividing (i) net income (loss) during the period attributable to company shareholders by (ii) the weighted average number of JBS S.A. Common Shares outstanding.
(3)	Calculated by dividing (i) total equity by (ii) the number of JBS S.A. Common Shares outstanding.
(4)

Calculated by dividing (i) the historical weighted average number of JBS S.A. Common Shares outstanding by (ii) two, to reflect the expectation that JBS S.A. Shareholders will receive one JBS N.V. BDR for every two JBS S.A. Common Shares held and JBS S.A. ADS Holders will receive one JBS N.V. Class A Common Share for every JBS S.A. ADS held, excluding common shares purchased and held as treasury shares.

(5)

Calculated by dividing (i) pro forma net income (loss) during the period attributable to company shareholders by (ii) the pro forma weighted average number of common shares outstanding calculated as described in footnote (4) above.

(6)

Calculated by dividing (i) the number of JBS S.A. Common Shares outstanding by (b) two, to reflect the expectation that JBS S.A. Shareholders will receive one JBS N.V. BDR for every two JBS S.A. Common Shares held and JBS S.A. ADS Holders will receive one JBS N.V. Class A Common Share for every JBS S.A. ADS held, disregarding fractional BDR entitlements.

(7)	Calculated by dividing (i) pro forma total equity by (ii) the pro forma number of common shares outstanding calculated as described in footnote (6) above.

Historical Dividend Data

JBS N.V.

Since its incorporation on October 9, 2019, the issuer has not declared or paid any dividends. For more information about the issuer’s dividend policy expected to be in place on the Closing Date, see “Description of Share Capital—Dividend Rights.”

JBS S.A.

JBS S.A.’s bylaws require the payment of dividends of at least 25% of the annual net income attributable to company shareholders calculated in accordance with Brazilian law. JBS S.A. recognizes a liability at year-end for the minimum unpaid yearly dividend amount up to the limit of the mandatory minimum dividend. Dividends payables are recognized as a liability at December 31 of each year.

The table below sets forth the dividends distributed and dividends per share for the periods indicated:

	For the year ended December 31,
	2022	2021	2020
Dividends distributed (in millions of US$)	850.2	875.3	483.2
Number of outstanding shares (common shares)	2,244,801,870	2,373,866,570	2,511,135,770
Dividends per share (in US$)	0.38	0.39	0.19

At a meeting held on June 19, 2023, the board of directors of JBS S.A. approved the distribution of interim dividends based on the balance of the profit reserves determined on the balance sheet dated of December 31, 2022. The aggregate amount of the interim dividends declared is R$2.22 billion, which was paid on June 29, 2023, based on a shareholder record date of June 22, 2023.

For more information about the comparative dividend policies of JBS N.V. and JBS S.A., see “Description of Share Capital—Comparison of the Rights of Holders of JBS N.V. Shares and JBS S.A. Common Shares—Dividends.”

Historical Per Share Market Data

JBS N.V.

JBS N.V.’s common shares are not listed on any stock exchange and are not traded in an organized market. Therefore, no historical market data is available.

JBS S.A.

The principal trading market for the JBS S.A. Common Shares is the B3, where they are traded under the symbol “JBSS3”. The JBS S.A. Common Shares began trading on the B3 on March 29, 2007. On December 4, 2008, the JBS S.A. ADSs began trading on the OTCQX market in the United States under the symbol “JBSAY”.

The table below sets forth the high and low closing sales prices and the approximate average daily trading volume for the JBS S.A. Common Shares on the B3 and the high and low closing sales prices and the approximate average daily trading volume for the JBS S.A. ADSs on the OTCQX market for the periods indicated. The closing prices per share of the JBS S.A. Common Shares on the B3 and the JBS S.A. ADSs on the OTCQX on July 11, 2023 (the date preceding the public announcement of the Proposed Transaction) were R$17.24 and US$7.17, respectively.

	B3			OTCQX
	Closing Price per JBS S.A. Common Share		Average Daily Trading Volume	Closing Price per JBS S.A. ADS		Average Daily Trading Volume
	High	Low		High	Low
	(in Brazilian reais)		(in number of shares)	(in U.S. dollars)		(in number of ADSs)
2018	12.20	8.14	8,640,608	6.41	4.33	130,713
2019	33.20	12.04	11,449,189	15.96	6.40	126,075
2020	30.09	16.75	18,483,846	14.21	6.45	178,849
2021	39.05	23.41	12,781,412	14.20	8.82	92,931
2022	39.03	20.24	8,975,527	16.69	7.72	154,359
2020
First Quarter	30.09	16.75	18,667,358	14.21	6.45	225,006
Second Quarter	25.25	19.00	20,219,321	9.59	7.26	221,896
Third Quarter	24.61	20.36	16,915,815	9.03	7.28	127,754
Fourth Quarter	24.06	19.11	18,232,702	9.36	6.78	142,856
2021
First Quarter	30.28	23.41	14,357,573	10.50	8.82	85,346
Second Quarter	35.46	28.11	12,611,776	12.97	10.59	111,185
Third Quarter	37.38	28.62	12,509,805	13.82	10.95	97,900
Fourth Quarter	39.05	33.41	11,688,472	14.20	11.81	77,223
2022
First Quarter	38.68	33.87	10,453,674	15.93	12.59	190,861
Second Quarter	39.03	31.59	9,572,194	16.69	12.10	99,867
Third Quarter	33.18	25.12	7,608,755	12.64	9.36	103,624
Fourth Quarter	27.80	20.24	8,323,095	10.50	7.72	223,602
2023
First Quarter	22.88	17.85	10,115,061	8.81	6.98	264,740
Second Quarter	19.34	16.14	12,640,145	7.98	6.45	196,304
Most Recent Six Months
February 2023	20.11	17.91	11,728,589	8.05	7.15	264,209
March 2023	20.49	17.85	11,012,217	7.84	7.17	269,687
April 2023	17.90	16.59	9,384,839	7.11	6.57	217,862
May 2023	18.28	16.14	14,644,245	7.31	6.45	211,396
June 2023	19.34	16.34	13,658,755	7.98	6.50	151,222
July 2023	19.32	17.24	11,452,424	8.09	7.16	214,221
August 2023 (through August 15)	19.88	19.02	10,162,173	8.31	7.87	221,992

Source: Bloomberg

JBS S.A. GENERAL MEETING

JBS N.V. is providing this prospectus to JBS S.A. Shareholders and JBS S.A. ADS Holders in advance of the JBS S.A. General Meeting that will be called for the purpose of approving the Proposed Transaction. This prospectus contains information that you need to know about the Proposed Transaction and the proposals to be voted on at the JBS S.A. General Meeting, in order to be able to vote or instruct your vote, as applicable, at the JBS S.A. General Meeting.

Date, Time and Place of the JBS S.A. General Meeting

The JBS S.A. General Meeting to consider the Proposed Transaction is scheduled to be held on                 , 2023 at:                  a.m./p.m. (São Paulo time) at JBS S.A.’s headquarters, in the City of São Paulo, at Avenida Marginal Direita do Tietê, 500, Bloco I, 3º andar, CEP 05118-100.

Agenda of the JBS S.A. General Meeting

The JBS S.A. General Meeting will consider and vote on the following matters:

(1) the Merger of Shares, including ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as further discussed under “Related Party Transactions—Transaction Documents—Merger of Shares Protocol”;

(2) the Delisting; and

(3) the Cash Dividend.

If any of the matters above are not approved, the Proposed Transaction will not be concluded.

Quorum for Installation

The JBS S.A. General Meeting will be installed on first call if attended by shareholders representing collectively 1/4 of the outstanding capital stock of JBS S.A. (including JBS S.A. Common Shares represented by JBS S.A. ADSs). If the attendance requirement is not met for the JBS S.A. General Meeting on first call, the JBS S.A. General Meeting will be reconvened at a date and time at least eight calendar days after the date and time scheduled for the JBS S.A. General Meeting on first call. The JBS S.A. General Meeting may be installed on second call with any percentage of holders present at the meeting following the second call. Although the controlling shareholders will be counted for quorum purposes to install the JBS S.A. General Meeting and the shares held by our controlling shareholders will be sufficient to establish a quorum, the JBS S.A. General Meeting will not be held if no non-controlling shareholders participate because the Proposed Transaction cannot be approved without participation by non-controlling shareholders. As described below under “—Required Vote,” all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

Required Vote

(1) Merger of Shares. The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described above under the caption “—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs).

(2) Delisting. The Delisting requires the affirmative vote of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, our controlling shareholders will not be entitled to vote on this matter.

(3) Cash Dividend. The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of August 15, 2023. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as 1.2% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.83% of the issued and outstanding JBS S.A. Common Shares held by our controlling shareholders as of August 15, 2023 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters.

The directors and executive officers of JBS S.A. collectively hold less than 1% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023. One of the directors of JBS S.A., José Batista Sobrinho, is the father of our ultimate controlling shareholders.

Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote

JBS S.A. Shareholders on the date of the JBS S.A. General Meeting are entitled to attend the JBS S.A. General Meeting and vote on the items set forth on the agenda, as long as they have timely provided the appropriate documentation required by JBS S.A. at the time of the call notice to the JBS S.A. General Meeting, which required documentation will be set out in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto. There is no record date for purposes of determining direct JBS S.A. Shareholders entitled to attend the JBS S.A. General Meeting or to vote. JBS S.A. Shareholders wishing to authorize a proxy to vote their JBS S.A. Common Shares may do so by following the instructions which will be available in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto. To be valid, the proxy must be appointed less than one year before the JBS S.A. General Meeting. For legal entities that hold JBS S.A. Common Shares, any proxy duly constituted in accordance with applicable law and such legal entities’ corporate documents may represent the shareholder at the JBS S.A. General Meeting. However, an investment fund must be represented by its investment fund officer. For individuals who hold JBS S.A. Common Shares, the proxy must be either a shareholder, an executive officer or board member of JBS S.A., a lawyer or a financial institution.

To participate in the JBS S.A. General Meeting you will need to review the information included on the notice of the JBS S.A. General Meeting and in the documents relating thereto.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information.

No Solicitation of Proxies from JBS S.A. Shareholders or JBS S.A. ADS Holders

Please note that this document is not a proxy or solicitation of votes for the JBS S.A. General Meeting or any shareholders’ meeting of JBS S.A., HoldCo or a general meeting of shareholders of JBS N.V. that will be held in connection with the Proposed Transaction.

Manner of Voting

JBS S.A. Shareholders may exercise their voting rights at the JBS S.A. General Meeting by voting in person or by proxy during the meeting or by using distance vote ballots (boletim de voto a distância). In such ballots shareholders convey their vote to JBS S.A. directly or their voting instructions for the completion of the ballot of remote vote through the respective custodian agents, in case they provide said services.

The service of collection and transmission of instructions and completion of vote may also be provided by Banco Bradesco S.A., bookkeeping agent of the stocks issued by JBS S.A.

JBS S.A. Shareholders are allowed to exercise their voting rights by means of the distance vote ballots directly and by sending the identification documents to JBS S.A. (ri@jbs.com.br).

The distance vote ballots, accompanied by the respective documentation, shall be considered solely in case they are received by JBS S.A., in order, within up to seven days before the date of the JBS S.A. General Meeting. According to the provisions set forth in CVM regulations, JBS S.A. shall inform JBS S.A. Shareholders whether the documents received are sufficient so that the vote is considered valid, or the procedures and terms for possible rectification or resend, as necessary.

JBS S.A. ADS Holders may exercise their voting rights by instructing the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying their JBS S.A. ADSs at the JBS S.A. General Meeting. See “— Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote” above. JBS S.A. ADS Holders as of the ADS Voting Record Date will receive the documents and instructions for voting their JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which they hold JBS S.A. ADSs in due course. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information.

THE PROPOSED TRANSACTION

The following is a description of the material aspects of the Proposed Transaction. This section does not purport to be complete and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the full text of the Merger of Shares Protocol, forms of which are included as exhibits to the registration statement of which this prospectus is a part, for a more complete understanding of the Proposed Transaction. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol. In addition, important business and financial information about each of JBS N.V. and JBS S.A. is included in this prospectus and exhibits to the registration statement of which this prospectus is a part.

Overview

The Proposed Transaction is part of a proposed corporate restructuring of the JBS Group with the purpose of listing shares on the NYSE and BDRs on the B3 that represent equity of JBS N.V. Currently, JBS S.A. Common Shares are listed on the B3 and JBS S.A. ADSs trade over-the-counter in the U.S. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE, to list JBS N.V. BDRs on the B3 and to delist JBS S.A. Common Shares from the Novo Mercado listing segment of the B3. In addition, the JBS S.A. ADS Program will be terminated following the completion of the Proposed Transaction. See “—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

JBS B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Prior to the Closing Date, JBS B.V. will be converted into a public limited liability company (naamloze vennootschap) under Dutch law, with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the Restructuring.

As the first step in the Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, our controlling shareholders entered into a binding and unconditional agreement with JBS N.V., HoldCo and LuxCo pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer all of its shares of JBS S.A. at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. This step will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

Immediately following the first step in the Restructuring and conversion of JBS B.V. into JBS N.V., our corporate structure will be the following (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023):

The Proposed Transaction is the second and final step in the Restructuring. The completion of the Proposed Transaction is expected to occur on or about                  business days after the JBS S.A. General Meeting and the HoldCo General Meeting, subject to the satisfaction of certain conditions described in this prospectus. The Proposed Transaction will consist of the three steps below:

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Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into HoldCo in exchange for one HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of HoldCo. The HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the HoldCo General Meeting and immediately after the implementation of the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

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Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including our controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

Immediately following the completion of the Proposed Transaction, our corporate structure will be the following (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023 and not considering the effects of the Conversion):

(1)	To be held in the form of BDRs immediately following the completion of the Proposed Transaction.

For information about the effects of the Conversion on our corporate structure, see “—Class A Conversion Period” below.

In connection with the Proposed Transaction, HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014 (“4,373 Holders”), including the JBS S.A. ADS Depositary Bank (which is also subject to CMN Resolution No. 4,373/2014 and will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3). In order to determine whether any withholding will be required, 4,373 Holders must report, through their Brazilian custodian or broker dealer, certain information relating to their historical cost and tax domiciliation. Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. If HoldCo determines based on the available information that withholding will be required, or if any 4,373 Holder fails to provide such information, HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by HoldCo from the Cash Dividend payable by JBS S.A. to such 4,373 Holder; and (2) retain JBS N.V. BDRs which such 4,373 Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and HoldCo will retain such amount upon sale of such BDRs. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

Immediately following the completion of the Proposed Transaction:

•	JBS S.A. will be an indirect wholly owned subsidiary of JBS N.V.

•	The business conducted by the JBS Group will be the same as prior to the Proposed Transaction.

•

You will become a shareholder of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares).

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The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date, and on the Closing Date, our controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as our controlling shareholders have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders JBS N.V.), the voting power of the ultimate controlling shareholders will increase from 48.83% to 85.03% (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023).

•

Our ultimate controlling shareholders will continue to control the JBS Group’s business through the indirect ownership of JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares representing 85.03% of the voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023), which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V.

Currently, JBS S.A. Common Shares are listed on the B3. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE and to list JBS N.V. BDRs on the B3. Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on the B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of HoldCo.

Immediately upon completion of the Proposed Transaction, our controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 30.04% of the issued and outstanding JBS N.V. Class A Common Shares, which will in the aggregate represent a majority of the voting power in the general meeting of shareholders of JBS N.V., and will effectively control all matters requiring shareholder approval. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through LuxCo) hold 48.83% of the then-outstanding JBS N.V. Common Shares and 85.03% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully undertake conversions during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

The charts above do not contain JBS S.A.’s subsidiaries. For a complete chart containing JBS S.A.’s subsidiaries, see “Information about JBS S.A.—Corporate Structure.”

Exchange Ratio

The Exchange Ratio means the number of HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. The Exchange Ratio has been established so that each JBS S.A. Shareholder (excluding the controlling shareholders, through HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding the controlling shareholders, through HoldCo) will receive one HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Opening Price

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Treatment of Fractional JBS N.V. BDRs

Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

Receiving JBS N.V. Class A Common Shares

Holders of JBS S.A. Common Shares on the Last Trading Day (including the JBS S.A. ADS Depositary Bank) shall initially receive JBS N.V. BDRs in connection with the Proposed Transaction because, pursuant to the rules of the B3, they are required to receive a Brazilian security in connection with the Merger of Shares and the Redemption. However, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. Holders may also be able to hold JBS N.V. Class A Common Shares on the books of our registrar and transfer agent. Holders who choose to hold their JBS N.V. Class A Common Shares on the books of our registrar and transfer agent will receive a statement by regular mail indicating their position and must comply with the procedures established by our registrar and transfer agent before they can transfer or convert their shares.

The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. For more information, see “—JBS S.A. ADS Holders” below.

JBS S.A. ADS Holders

Voting at the JBS S.A. General Meeting

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. These procedures may have the effect of limiting voting by JBS S.A. ADS Holders at the JBS S.A. General Meeting. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.” If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. If you are a registered holder of JBS S.A. ADSs, you should receive a voting instruction card from the JBS S.A. ADS Depositary Bank, which you should mark, sign and return to the JBS S.A. ADS Depositary Bank, to be received prior to the cut-off date and time specified in the voting instruction card. If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, you should receive voting materials from your intermediary, which you should use to give voting instructions to your intermediary, to be received prior to the cut-off date and time specified in those materials. If you do not timely provide the JBS S.A. ADS Depositary Bank or relevant broker or securities intermediary with voting instructions, the JBS S.A. Common Shares underlying your JBS S.A. ADSs will not be counted to establish a quorum to open the JBS S.A. General Meeting, voted in respect of the proposed resolutions, or taken into account in calculating whether the requisite majority required to approve the proposed resolutions. As a JBS S.A. ADS Holder, you may change your voting instructions by sending a superseding voting instruction card to the JBS S.A. ADS Depositary Bank or by giving a superseding voting instruction to their broker or other securities intermediary, as applicable, to be received before the applicable cut-off date and time.

You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “JBS S.A. General Meeting— Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote.”

Receiving JBS N.V. Class A Common Shares

If you are a JBS S.A. ADS Holder, you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account.

On or about the date on which the JBS S.A. ADS Depositary Bank receives the JBS N.V. Class A Common Shares pursuant to the cancellation of the JBS N.V. BDRs it receives in connection with the Redemption, the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares (such date, the “ADS Exchange Date”). We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary that is a participant in DTC (a “DTC Participant”), you will not be required to take any action to surrender your JBS S.A. ADSs. Once the exchange is initiated by the JBS S.A. ADS Depositary Bank on the ADS Exchange Date, DTC will surrender the JBS S.A. ADSs held by all its DTC Participants in one lot for exchange. The DTC Participant through which you hold your JBS S.A. ADSs will then allocate the JBS N.V. Class A Common Shares to which you are entitled to your broker or other securities intermediary’s account, and your broker or other securities intermediary will credit such JBS N.V. Class A Common Shares to your account and charge your account an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time DTC surrenders the JBS S.A. ADSs held by DTC Participants will be settled in JBS N.V. Class A Common Shares.

If you are a registered holder of JBS S.A. ADSs (i.e., if you hold JBS S.A. ADSs in your own name and not through a bank or brokerage firm) in uncertificated form, you will not be required to take any action to surrender your JBS S.A. ADSs. Your JBS S.A. ADSs will be exchanged automatically within three U.S. business days following the ADS Exchange Date, and the JBS S.A. ADS Depositary Bank will charge you an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. If you are a registered holder of JBS S.A. ADSs in certificated form, the JBS S.A. ADS Depositary Bank will send a letter of transmittal and termination notice to you, and your JBS S.A. ADSs will be exchanged when the JBS S.A. ADS Depositary Bank receives your signed letter of transmittal and JBS S.A. ADS certificate, subject to the payment of an ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, as well as the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which the JBS S.A. ADS Depositary Bank paid to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank received pursuant to the Redemption. If you are a registered holder of JBS S.A. ADSs in uncertificated or certificated form, the JBS N.V. Class A Common Shares to which you are entitled will be registered in your name in book-entry position on the JBS N.V. share register kept by our transfer agent. Holders who receive JBS N.V. Class A Common Shares in a book-entry position on the JBS N.V. share register kept by our transfer agent will receive an account statement from our transfer agent reflecting their book-entry position through regular mail and may be unable to transfer their securities until they receive this account statement.

JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time the JBS S.A. ADSs are surrendered will be settled in JBS N.V. Class A Common Shares.

Suspension of Issuance and Cancellations of JBS S.A. ADSs

The JBS S.A. ADS Depositary Bank will suspend the issuance and cancellation of JBS S.A. ADSs prior to the Last Trading Day. This means that during this time, you will not be able to surrender your JBS S.A. ADSs for delivery of JBS S.A. Common Shares or deposit your JBS S.A. Common Shares for delivery of JBS S.A. ADSs. However, the closing of the issuance and cancellation books does not impact trading, and you may continue to trade your JBS S.A. ADSs during this period.

JBS S.A. will inform JBS S.A. ADS Holders and the market in general of the exact dates of the suspension of issuance and cancellation of JBS S.A. ADSs in due course.

Class A Conversion Period

The Class A Conversion Period means a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

In order to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, Eligible Shareholders must first cancel the JBS N.V. BDRs they received in connection with the Proposed Transaction for receipt of the underlying JBS N.V. Class A Common Shares. See “—Receiving JBS N.V. Class A Common Shares” above.

Once they receive their JBS N.V. Class A Common Shares, Eligible Shareholders or LuxCo, as the case may be, must then provide a written request to our board of directors (“Class A Conversion Request”) during the Class A Conversion Period. The Class A Conversion Request must:

(1)

indicate the number of JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains, provided the maximum number of JBS N.V. Class A Common Shares in respect of which an Eligible Shareholder may request conversion equals the number of JBS N.V. BDRs to which the Eligible Shareholder was entitled at 10 a.m. São Paulo time on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and the maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date;

(2)

in the case of Eligible Shareholders, if such Eligible Shareholder is not registered in the shareholders’ register of JBS N.V., include a confirmation from the requesting shareholder’s broker that such shareholder holds a beneficial interest in the number of JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains;

(3)

in the case of Eligible Shareholders (other than former JBS S.A. ADS Holders), include a document issued by Banco Bradesco S.A. as depositary of the JBS N.V. BDRs, confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. BDRs held by such Eligible Shareholder at the opening of trading on the Conversion Record Date;

(4)

in the case of Eligible Shareholders who are former JBS S.A. ADS Holders, include proof satisfactory to our board of directors confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. Class A Common Shares that such Eligible Shareholder received from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction; and

(5)

include an undertaking by the requesting shareholder to not transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains, from the date on which the Class A Conversion Request is provided to the board of directors until (and including) the day on which the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains are converted into JBS N.V. Class B Common Shares.

Once they have sent their Class A Conversion Request to our board of directors, Eligible Shareholders or LuxCo, as the case may be, will not be able to rescind such request. If they wish to receive JBS N.V. Class A Common Shares after having submitted a Class A Conversion Request, they must wait until their JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares and follow the procedures to convert their JBS N.V. Class B Common Shares back into JBS N.V. Class A Common Shares pursuant to the procedures established in our articles of association. See “Description of Share Capital—Conversion—Class B Common Shares into Class A Common Shares.”

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

For every successful conversion request made, our board of directors will resolve to: (1) convert the aggregate number of JBS N.V. Class A Common Shares in respect of which they have received, during the Class A Conversion Period, one or more Class A Conversion Requests satisfactory to them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share, subject to the Maximum Conversion Rate and the Minimum Free Float requirement; and (2) pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which the Class A Conversion Requests pertain (taking into consideration the Maximum Conversion Rate and the Minimum Free Float requirement) and the aggregate nominal value of the JBS N.V. Class B Common Shares into which the JBS N.V. Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

In the case of Class A Conversion Request(s) received from LuxCo, for every successful conversion request made, our board of directors will, within 15 business days after receiving such request, resolve to: (1) convert the aggregate number of JBS N.V. Class A Common Shares in respect of which they have received such request satisfactory to them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share; and (2) pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which such requests pertain and the aggregate nominal value of the JBS N.V. Class B Common Shares into which the JBS N.V. Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

Once our board of directors resolves on the conversions described above, we will instruct our registrar and transfer agent to register the JBS N.V. Class B Common Shares on their books. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above.

Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares, but JBS N.V. Class B Common Shares will remain convertible into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share. The JBS N.V. Conversion Shares are introduced to facilitate a 1:1 conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital—Conversion.”

The following tables set forth our corporate structure immediately following the Class A Conversion Period considering various conversion scenarios, assuming the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of August 15, 2023, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	—	—	541,564,949	100.00%	541,564,949	48.83%	90.52%
Other shareholders	567,493,236	100.00%	—	—	567,493,236	51.17%	9.48%

Total	567,493,236	100.00%	541,564,949	100.00%	1,109,058,185	100.00%	100.00%

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	243,704,227	30.04%	297,860,722	100.00%	541,564,949	48.83%	85.03%
Other shareholders	567,493,236	69.96%	—	—	567,493,236	51.17%	14.97%

Total	811,197,463	100.00%	297,860,722	100.00%	1,109,058,185	100.00%	100.00%

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares (Minimum Free Float of 20% is applied)

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	—	—	541,564,949	61.04%	541,564,949	48.83%	59.55%
Other shareholders	221,811,637	100.00%	345,681,599	38.96%	567,493,236	51.17%	40.45%

Total	221,811,637	100.00%	887,246,548	100.00%	1,109,058,185	100.00%	100.00%

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	243,704,227	52.35%	297,860,722	46.28%	541,564,949	48.83%	46.69%
Other shareholders	221,811,637	47.65%	345,681,599	53.72%	567,493,236	51.17%	53.31%

Total	465,515,864	100.00%	643,542,321	100.00%	1,109,058,185	100.00%	100.00%

Our actual shareholder structure immediately following the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

The Merger of Shares Protocol

In connection with the Proposed Transaction, we will enter into the Merger of Shares Protocol, as further described below.

The Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) is a document prepared pursuant to Articles 224, 225 and 252 of the Brazilian Corporation Law, which the managements of JBS S.A. and HoldCo will each submit for approval at their respective special meetings of shareholders and which provides the shareholders with information on the terms, conditions and reasoning for the approval of the Merger of Shares contemplated by the Proposed Transaction. The terms and conditions of the Proposed Transaction are contained in the Merger of Shares Protocol are described in this prospectus, and an English translation of the Merger of Shares Protocol is included as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger of Shares Protocol carefully. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol.

The Merger of Shares Protocol also establishes the justification presented by the managements of JBS S.A. and HoldCo, explaining the reasons why the Proposed Transaction is beneficial and meets the best interest of the shareholders.

For more information, see “Related Party Transactions—Transaction Documents—Merger of Shares Protocol.”

Purpose of the Proposed Transaction

The purpose of the Proposed Transaction is to create a corporate structure that allows us to better reflect our global presence and diverse international operations and implement our growth strategy, which we expect will allow us to improve our rating indices and maximize shareholder value. As an NYSE-listed company, we expect to improve our access to funding sources and enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital.

Set forth below are significant factors our management considered when designing and selecting the structure of the Proposed Transaction.

Why the Netherlands?

In connection with the Proposed Transaction, the JBS Group’s parent company will be a Dutch holding company. In selecting the new location for its parent company, management considered the strategic geographic and logistical position of the Netherlands within the JBS Group’s global operations. The JBS Group already operates business in the Netherlands through the trading of poultry and pork from Brazil, USA and Mexico, having a physical presence in the country for more than twenty years. We further believe that the Netherlands would be an appropriate jurisdiction for JBS N.V. given that, among other things, (i) the Netherlands is a jurisdiction with political and financial stability, strong tax policy and currency, offers a well-developed legal regime and established infrastructure that is well suited to facilitate our business operations, (ii) Dutch company law allows for a tailor-made corporate structure that fully aligns with our ownership structure while ensuring due observance of stakeholder interests, and (iii) the Netherlands has a strong bilateral investment and tax treaty network and has historically been an important hub for international companies. Finally, the annual cost of maintaining a listed Dutch vehicle is lower compared to other well-established jurisdictions.

Why a dual class structure?

In the first step in the Restructuring, prior to the Proposed Transaction, our controlling shareholders will transfer their JBS S.A. Common Shares to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares. In the second step in the Restructuring, which includes our Proposed Transaction, JBS S.A.’s minority shareholders will receive BDRs representing JBS N.V. Class A Common Shares (see “—Why BDRs?”).

The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date, and on the Closing Date, our controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common

Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as our controlling shareholders have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of the ultimate controlling shareholders will increase from 48.83% to 85.03% immediately upon completion of the Proposed Transaction (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023). Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

We believe that the proposed dual class structure is imperative to allow our company access to a cost-effective and readily available source of financing through the equity capital markets that is currently unavailable to JBS S.A. as a result of JBS S.A.’s single class structure. Currently, management proposals that require equity financing and would result in the dilution of our controlling shareholders depend on the approval of such proposals by our controlling shareholders at a general meeting of shareholders, and our controlling shareholders may not vote favorably for such proposals if such proposals would result in a loss of control. A dual-class structure, with our controlling shareholders holding high voting shares, would make it easier for our controlling shareholders to approve such proposals.

In addition, we believe that our ultimate controlling shareholders bring a long-term vision for our company that is grounded on past growth and success and ensuring our controlling shareholders’ long-term commitment and active participation is vital to safeguarding the long-term stability of our strategy and ensuring long-term value creation for all of our stakeholders, including our shareholders. For more information about the leadership of the Batista family and our company’s growth over the past 70 years, see “Information about JBS S.A.—History and Development.”

The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs). The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. In addition, holders of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) must approve the Delisting. For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.” Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs). See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.” Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters.

Why BDRs?

Holders of JBS S.A. Common Shares on the Last Trading Day (including the JBS S.A. ADS Depositary Bank) shall initially receive JBS N.V. BDRs in connection with the Proposed Transaction because, pursuant to the rules of the B3, they are required to receive a Brazilian security in connection with the Merger of Shares and the Redemption. However, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Moreover, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs. See “—Receiving JBS N.V. Class A Common Shares.”

Why HoldCo?

We structured the Proposed Transaction to include the intermediate steps involving HoldCo because under Brazilian law, a merger of shares (incorporação de ações), in which the merged company retains its legal identity, is only permitted between two Brazilian companies. Accordingly, the Proposed Transaction could not be implemented as a merger of shares directly between JBS S.A. (a Brazilian corporation) and JBS N.V. (a Dutch public limited liability company). As an alternative to the merger of shares, a full legal cross-border merger (incorporação) of JBS S.A. into JBS N.V. is not permitted under Dutch Law since JBS N.V. can only legally merge with an entity governed by the laws of a European Union or European Economic Area member state, which does not apply to HoldCo. Even if permitted, such merger would be unadvisable because upon its implementation, JBS S.A. would cease to exist. In such case, a large amount of human and financial resources and time would be required to implement the merger, including the succession of JBS S.A. by JBS N.V. under all of JBS S.A.’s existing agreements (financial, commercial and otherwise), permits and authorizations. This cost and time expenditure is avoided in the merger of shares structure contemplated by the Proposed Transaction, which preserves JBS S.A. as an existing entity.

Why LuxCo?

As the first step in the Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, our controlling shareholders entered into a binding and unconditional agreement with JBS N.V., HoldCo and LuxCo pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders.

We structured the first step of the Restructuring to include LuxCo for the following reasons. First, the intermediate step involving LuxCo is tax neutral for holders of both JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares. For JBS N.V., the contribution of shares of JBS S.A. by a European Union company such as LuxCo, as opposed to by JBS S.A.’s controlling shareholders, in JBS N.V. results in an intra-EU share transfer of JBS S.A.’s shares and solidifies the recognition of the contribution of the shares of JBS S.A. on JBS N.V.’s tax balance sheet for Dutch tax purposes. Moreover, LuxCo allows the controlling shareholders to concentrate their current participations at JBS S.A. in a single vehicle that will hold JBS N.V. Common Shares, solidifying the controlling shareholder’s corporate governance and facilitating the exercise of voting rights at general meetings of shareholders of JBS N.V.

Why an extended Class A Conversion Period, Maximum Conversion Rate and Minimum Free Float?

Following the conclusion of the Proposed Transaction, for a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion

Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be.

We believe that granting Eligible Shareholders a multiple-year period to request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares will allow them to have a mature understanding of the dynamics of the behavior of the JBS N.V. Class A Common Shares trading on the NYSE. This will allow them to make an informed choice between holding JBS N.V. Class A Common Shares, which will trade on the NYSE, but with less votes, or if they are more interested in holding our JBS N.V. Class B Common Shares, destined to shareholders that present a more long term approach in their investment in JBS N.V. that want to try to enhance their influence in the matters subject to deliberation at general meetings of shareholders of JBS N.V.

The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE. For the avoidance of doubt, the Maximum Conversion Rate and Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. See “Shares Eligible for Future Sale.” Notwithstanding the above, there is no existing market for JBS N.V. Class A Common Shares, and we cannot predict whether a liquid trading market will develop. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Other considerations

In selecting the structure of the Proposed Transaction, our management also considered various negative aspects of the transaction, including:

•

Risks relating to our dual-class structure. Our dual-class structure may result in a lower or more volatile market price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs or in adverse publicity or other adverse consequences, including the inability of companies with multiple equity classes to be included in certain indices, such as the S&P 500. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.”

•

Implementation costs. We expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and accounting services fees related to the Proposed Transaction. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs— Failure to conclude the Proposed Transaction after approval at JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.”

•

Compliance costs. Following the Proposed Transaction, JBS N.V. will become a public reporting company in the United States and Brazil and will be subject to reporting, disclosure control and other applicable obligations under the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC, the NYSE, the CVM and the B3. As a result, we will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Following the Proposed Transaction JBS N.V. will become a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.”

Despite these challenges, our management has chosen to proceed with the Proposed Transaction in its current form because it believes that, on balance, the benefits to our company and investors of the Proposed Transaction, including a U.S. listing, should outweigh the risks and costs.

Corporate Approvals

The completion of the Proposed Transaction is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting. The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of at least the majority (50% plus 1 share) of the total outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs). The Cash Dividend requires the affirmative vote of at least the majority (50% plus 1 share) of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. In addition, holders of at least the majority (50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting must approve the Delisting. For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.” Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.” Our controlling shareholders, who held 48.83% of the issued and outstanding JBS S.A. Common Shares as of August 15, 2023, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is approved and only if the controlling shareholders’ votes are necessary to reach the minimum required affirmative votes. Otherwise, our controlling shareholders will abstain from voting on such matters.

On                     , 2023, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

In addition, the Redemption requires the approval of JBS N.V., as sole shareholder of HoldCo, at the HoldCo General Meeting.

Conditions Precedent to the Proposed Transaction

In addition to the necessary corporate approvals, including approval of the Proposed Transaction at the JBS S.A. General Meeting, the material conditions that must be satisfied to complete the Proposed Transaction are set forth below, in chronological order:

Before the JBS S.A. General Meeting is called:

•

The registration statement filed with the SEC on Form F-4 to effect the registration under the Securities Act of the JBS N.V. Class A Common Shares (i.e., the underlying assets of the JBS N.V. BDRs) to be issued and delivered to JBS S.A. Shareholders and JBS S.A. ADS Holders and the JBS N.V. Class B Common Shares (of which this prospectus is a part) shall have become effective prior to the date the JBS S.A. General Meeting is called, no stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Before the completion of the Proposed Transaction:

•	JBS N.V. Class A Common Shares shall be approved for listing on the NYSE.

•	JBS N.V. BDRs shall be approved by the CVM and for listing on B3.

•

The Australian Foreign Investment Review Board shall have approved the transfer of the JBS S.A. common shares from our controlling shareholders within the context of the Proposed Transaction. This approval was obtained on March 29, 2023.

None of these conditions may be waived.

Listing of JBS N.V. Shares

We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We will not seek a listing for the JBS N.V. Class B Common Shares or the JBS N.V. Conversion Shares on the NYSE or on any other exchange. Trades in JBS N.V. Class A Common Shares are expected to settle through the facilities of DTC.

Listing of JBS N.V. BDRs

We intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. Trades in JBS N.V. BDRs on the B3 will settle through the facilities of the Central Depositary of the B3.

To permit delivery of JBS N.V. BDRs upon completion of the Proposed Transaction, JBS N.V. will apply for its registration as a foreign issuer in Brazil and for the registration of its BDR Program with the CVM. After the Closing Date, a holder of JBS N.V. Class A Common Shares will be able to deposit its JBS N.V. Class A Common Shares with the JBS N.V. BDR Depositary Bank and receive JBS N.V. BDRs, and a holder of JBS N.V. BDRs will be able to cancel its JBS N.V. BDRs and receive underlying JBS N.V. Class A Common Shares (see “Description of BDRs and Deposit Agreement”). Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. expects to apply to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, in which case

JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Certain Information on the Ownership and Management of JBS N.V. Following the Proposed Transaction

Ownership of JBS N.V. Following the Proposed Transaction

Upon completion of the Proposed Transaction, shareholder participation in JBS N.V. will be as described in the tables contained in “Principal Shareholders.”

Management of JBS N.V. Following the Proposed Transaction

Upon the completion of the Proposed Transaction, JBS N.V.’s management will be as described in “Management.”

Withdrawal Rights

None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law.

Accounting Treatment of the Proposed Transaction

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Restructuring, the Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments. For more information, see “Presentation of Financial and Other Information—The Restructuring and the Proposed Transaction.”

INFORMATION ABOUT JBS N.V.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the Restructuring described below.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V.

As the first step in the Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. On July 7, 2023, our controlling shareholders entered into a binding and unconditional agreement with JBS N.V., HoldCo and LuxCo pursuant to which: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this step, JBS N.V. will, through HoldCo, indirectly hold the shares of JBS S.A. that are currently held directly by JBS S.A.’s controlling shareholders. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. This step will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into HoldCo in exchange for one newly issued mandatorily redeemable preferred share of HoldCo. Each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank) will receive HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the HoldCo Redeemable Shares. Immediately following the Merger of Shares, HoldCo will redeem all of the HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who

surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and HoldCo will hold 100% of the JBS S.A. Common Shares.

Immediately prior to the Closing Date, JBS N.V. will not own any material assets other than shares of HoldCo, and HoldCo will not hold any material assets other than the shares of JBS S.A. formerly directly held by our controlling shareholders. Neither JBS N.V. nor HoldCo will have any material liability or contingency. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately upon completion of the Proposed Transaction, our controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 30.04% of the then-outstanding JBS N.V. Class A Common Shares, representing 85.03% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

The issuer’s registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. The issuer’s telephone number is +31 20 656 47 00. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access certain information but such website or information will not constitute a part of this prospectus. The issuer’s agent for service of process in the United States is JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, and its telephone number is +1 (970) 506-8000.

INFORMATION ABOUT JBS S.A.

Overview

We are the largest protein company and the largest food company in the world in terms of net revenue for the year ended December 31, 2022, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$34.7 billion and US$36.1 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$72.6 billion, US$65.0 billion and US$52.3 billion for the years ended December 31, 2022, 2021 and 2020, respectively. We recorded a net loss of US$0.3 billion for the six-month period ended June 30, 2023, compared to a net income of US$1.9 billion for the six-month period ended June 30, 2022. Our net income was US$3.1 billion, US$3.8 billion and US$0.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Our Adjusted EBITDA was US$1.3 billion and US$4.0 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$6.7 billion, US$8.5 billion and US$5.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 335,000 customers worldwide in approximately 180 countries on six continents.

As of June 30, 2023, we were:

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the #1 global beef producer in terms of capacity, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,000 heads of cattle according to Nebraska Public Media;

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the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.7 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

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the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 138,800 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 24,700 heads;

•	a regional leading fish producer in terms of capacity, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, we generated 75.8%, 74.8% and 73.6%, respectively, of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 24.2%, 25.2% and 26.4%, respectively, of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 55.0%, 56.4% and 55.8% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 12.1%, 13.9% and 12.3% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively.

Corporate Structure

The following diagram sets forth JBS S.A.’s simplified corporate structure as of the date of this prospectus. For information about the principal shareholders of JBS S.A., see “Principal Shareholders—JBS S.A.”

(1)	Includes approximately 80% of the outstanding common stock of PPC.

History and Development

Overview

We were founded in 1953 by Mr. José Batista Sobrinho, who began by operating a small slaughterhouse in the City of Anápolis, in the State of Goiás, Brazil, with a daily slaughtering capacity of five head of cattle. Since the earliest days of our founding, Mr. José Batista Sobrinho developed techniques and know-how that were crucial to the initial success of the business. As the business and Mr. José Batista Sobrinho’s family grew, our founder took great care to pass down this know-how, as well as the values and culture that drive the results of the business, to the subsequent generations. In spite of the massive global growth that the company has experienced over the decades, JBS S.A. has held onto the know-how, culture and understanding of the protein business that propelled its early growth. In fact, Mr. José Batista Sobrinho’s legacy helps to support the company even today, as he serves as the Vice-Chairman of JBS S.A.’s board of directors. We believe that the continuity and consistency of Mr. José Batista Sobrinho’s original vision is a significant driver of our success over the past seven decades.

Following the company’s founding in 1953, Mr. Batista Sobrinho successfully expanded the operations organically, from a single slaughterhouse in Goiás to a daily slaughtering capacity of approximately 500 head of cattle as of 1970. Even as the company grew, Mr. José Batista Sobrinho focused consistently on the need to pass down the company’s culture, technique and know-how to the next generation, in order to ensure the long-term success and growth of the business. As a result, our ultimate controlling shareholders have spent the entirety of their careers working within the company that their father founded and have dedicated themselves to helping it grow into the multinational leading protein company that it is today.

By 1998, the company had expanded to slaughtering capacity to 5,800 head of cattle per day. In order to more adequately address the needs of the rapidly growing business, on December 10, 1998, the company began operations under the name Friboi Ltda. in 1999, which quickly became a recognized brand in the Brazilian consumer market, representing high-quality fresh packaged beef. In 2006, the company changed its name to JBS S.A., adopting a corporate structure as a sociedade anônima that was better suited to the size and complexity that it had achieved. It continued using the “Friboi” brand, as part of a growing portfolio of consumer brands.

In 2007, our ultimate controlling shareholders led the company to the next phase of its corporate evolution, through JBS S.A.’s initial public offering of common shares in Brazil, resulting in the offering and sale of 150,000,000 common shares for total net proceeds of R$1,152.0 million. In 2010, JBS S.A. completed a follow-on equity offering of 200,000,000 common shares for total net proceeds of R$1,562.5 million.

Also in 2007, we acquired the U.S. meat packer Swift & Company for approximately US$1.5 billion. This acquisition represented our first major expansion into the United States and represented a key initial step in a new phase of our corporate development marked by significant growth through acquisitions, both in Brazil and abroad, a strategy led by our ultimate controlling shareholders.

We successfully integrated Swift into our operations and in 2009, on the heels of the successful Swift deal, we acquired a majority stake in PPC, one of the largest chicken processors in the United States, with operations in Mexico and Puerto Rico. As the result of subsequent purchases, as of December 31, 2021, we owned approximately 80% of PPC’s total capital stock. We financed the 2009 acquisition of PPC through an issuance of JBS S.A. convertible debentures for total proceeds of approximately US$2.0 billion. BNDESPar purchased substantially all of these convertible debentures, which were cancelled in May 2011 following another capital raise, whereby BNDESPar acquired approximately 19.85% of JBS S.A.’s total capital stock at the time. As of June 30, 2023, BNDESPar owned 20.81% of JBS S.A.’s total capital stock. For more information about JBS S.A.’s principal shareholders, see “Principal Shareholders.”

Since our acquisitions of Swift and PPC, we continued to grow through acquisitions, as well as organically, throughout the world. As evidenced by our success in integrating these major acquisitions, our leadership team and ultimate controlling shareholders have a decades-long track record of growth and expansion, while at the same time maintaining the culture of hard work, operational efficiency and leveraging market opportunities for growth, and know-how dating back to our founding by Mr. José Batista Sobrinho. Some of our recent acquisitions, which have helped us to expand into the leading worldwide protein company that we are today, include:

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In 2013, we acquired rights and equity interests in certain companies that comprised Marfrig Global Foods S.A.’s Seara Brasil poultry and pork business units. In addition to increasing JBS S.A.’s presence in the poultry and pork sectors in Brazil, the acquisition of Seara represented JBS S.A.’s first major expansion into the processed food products sector.

•

From 2014 to 2017, we completed various acquisitions that enhanced our geographic and product diversification and increased our production capacity for value-added and branded food products, including Tyson Foods’ poultry operations in Brazil and Mexico and the global operations of Primo Smallgoods Group, a leader in the Australian and New Zealand markets for processed food products such as ham, sausages and bacon.

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In 2015, we acquired companies that comprised Marfrig’s United Kingdom-based “Moy Park” business, for a purchase price of approximately US$1.5 billion. As a result of the Moy Park acquisition, we expanded our operations in Europe, including our portfolio of processed and high value-added products, as well as poultry processing, with 13 food processing and manufacturing units in the UK, France, Holland and Ireland and over 12 thousand employees. The acquisition represented an important step towards our expansion strategy in Europe.

•

In 2015, we also acquired Cargill’s pork business in the U.S., for US$1.5 billion. The transaction added to JBS USA Pork two hog processing facilities, five feed mills, and four breeding units located in the States of Arkansas, Illinois, Iowa, Missouri, Oklahoma and Texas.

•

In 2017, we acquired GNP for US$357 million. GNP is a vertically integrated poultry business based in St. Cloud, Minnesota. Through the GNP acquisition of a portfolio of certified organic, natural product lines, we further strengthened our strategic position in the U.S. chicken market.

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Also in 2017, we acquired Plumrose USA from Danish Crown A/S for an aggregate purchase price of US$228 million, which included five prepared foods facilities, including one in Elkhart, Indiana, two in Council Bluffs, Iowa, one in Booneville, Mississippi, and one in Swanton, Vermont, and two distribution centers in South Bend, Indiana, and Tupelo, Mississippi, respectively. This acquisition marks the continuation of our strategy of expanding our portfolio of branded, prepared foods, and the strengthening of our customer base and geographical distribution in the U.S. Plumrose USA offers an array of prepared foods including bacon, hams, sliced deli meats and cooked ribs.

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In 2019, PPC acquired Tulip Limited, a leading integrated prepared foods supplier with fresh, value-added and branded operations in the United Kingdom, from Danish Crown A/S, for an aggregate purchase price of £290.0 million (US$368.5 million).

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Since 2020, we completed various additional strategic acquisitions, including our acquisition of Huon Aquaculture Group, Australia’s second largest salmon aquaculture company with vertically integrated operations in Tasmania. Set forth below under “—Recent Acquisitions” is a summary of the material acquisitions we have completed since 2020.

We believe that the combination of our culture, as originally established by Mr. José Batista Sobrinho and passed down to the second- and third-generation leadership, including our ultimate controlling shareholders, our know-how and expertise in the protein industry dating back 70 years, our proven track record of organic growth and growth by integrating complex international acquisitions, position our company well for continued growth and success.

Recent Acquisitions

Since 2009, through acquisitions and organic growth, we have increased our production capacity and product offerings in South and North America and expanded our production capacity to Australia and Europe. We currently operate a diversified global platform through which we offer fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers around the world. Below is a brief summary of certain other material acquisitions that we have entered into since 2020.

Empire Acquisition

On February 18, 2020, JBS USA entered into an agreement with Empire to acquire its case ready production facilities and Ledbetter branded retail products, for an aggregate purchase price of US$238.0 million, subject to customary working capital adjustments. The Empire Acquisition includes five production facilities in the United States, along with the Ledbetter branded retail products and will expand our presence in the case ready and branded product categories. The Empire Acquisition was completed on April 6, 2020 for US$250.7 million.

Margarine and Mayonnaise Business Acquisition

On December 20, 2019, Seara entered into an agreement with Bunge Alimentos to acquire its margarine and mayonnaise facilities in Brazil for an aggregate purchase price of R$700 million, subject to customary working capital adjustments. The transaction includes three strategically located production facilities in the southeast, south and northeast regions of Brazil. As per the agreement, several brands were acquired including Delícia, Primor and Gradina. This acquisition was completed on November 30, 2020 for R$844.0 million (US$175.1 million), subject to working capital adjustments at the time.

Vivera Business Acquisition

On April 15, 2021, JBS USA entered into an agreement with the shareholders of Vivera Topholding BV (“Vivera”) to acquire all of the issued and outstanding shares of capital stock of Vivera. Vivera is the third-largest manufacturer of plant-based food products in Europe. Vivera offers products under the Vivera brand, as well as private labels, in more than 25 countries, with relevant market share in the Netherlands, the United Kingdom and Germany. The Vivera Business Acquisition includes three production facilities and a research and development center located in the Netherlands. The purchase price for the Vivera Business Acquisition was €341.0 million (US$372.3 million), subject to working capital adjustments at the time. The Vivera Business Acquisition was completed on June 17, 2021.

Pilgrim’s Food Masters Acquisition

On June 17, 2021, PPC entered into an agreement to acquire the specialty meats and ready meals businesses of Kerry Group plc, which have subsequently changed their name to Pilgrim’s Food Masters (“PFM”). The PFM specialty meats and ready meals businesses are manufacturers of branded and private label meats, meat snacks and food-to-go products in the United Kingdom and Ireland and an ethnic chilled and frozen ready meals business in the United Kingdom. The Pilgrim’s Food Masters Acquisition was completed on September 24, 2021 for £695.3 million (US$883.5 million), subject to working capital adjustments at the time.

Rivalea Acquisition

On June 8, 2021, we announced that JBS Australia had executed an agreement to acquire Rivalea Holdings Pty Ltd and Oxdale Dairy Enterprise Pty Ltd. (“Rivalea”), a leading hog breeding and processing business in Australia (the “Rivalea Acquisition”). The Rivalea Acquisition was completed on January 4, 2022 for a preliminary purchase price of AUD$158.8 million (US$114.2 million).

Huon Acquisition

On August 6, 2021, JBS S.A. announced it had executed an agreement for JBS Australia to acquire Huon Aquaculture Group Ltd. (“Huon”), an Australian salmon aquaculture company. Huon is Australia’s second largest salmon aquaculture company with vertically integrated operations in Tasmania. The Huon acquisition closed on November 17, 2021 for a preliminary purchase price of AUD$413.0 million (US$297.0 million).

Sunnyvalley Acquisition

On October 15, 2021, Swift Prepared Foods, a consumer packaged goods company and indirect subsidiary of JBS USA announced that it had executed an agreement to acquire Sunnyvalley Smoked Meats, Inc. (“Sunnyvalley”), a producer of a variety of smoked bacon, ham and turkey products for sale to retail and wholesale customers under the Sunnyvalley brand, for US$94.0 million. The Sunnyvalley Acquisition was completed on December 1, 2021.

King Acquisition

On December 13, 2021, JBS S.A. announced it had executed an agreement to acquire King’s Group (“King”), a global producer of bresaola with a presence in both Italy and the United States, for €82.0 million (US$89.6 million). The King Acquisition strengthened our position in the production and distribution of Italian meat specialties, placing us among the leaders in the production of Italian salumeria. The King Acquisition was completed on February 4, 2022.

TriOak Business Acquisition

On December 2, 2022, JBS USA acquired the TriOak Foods (“TriOak”) business for US$235.7 million, subject to working capital adjustments. TriOak is an American pork producer and grain marketer. In acquiring the TriOak business, JBS USA ensures access to a consistent supply of premium pork, strengthening its ability to provide high-quality pork products. JBS USA has served as the exclusive customer of TriOak market hogs since 2017.

Description of Business Segments

Our management has defined our operating segments based on the reports that are used to make strategic decisions, analyzed by our chief operating decision maker, who is our chief executive officer. We operate in the following seven reportable business segments: (1) Brazil; (2) Seara; (3) Beef North America; (4) Pork USA; (5) Pilgrim’s Pride; (6) Australia; and (7) Others. For additional information, see note 23 to JBS S.A.’s unaudited interim financial statements, note 26 to JBS S.A.’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reportable Segments” and “—Description of Main Statement of Income Line Items—Net revenue.” Each segment’s operating profit or loss is evaluated by our chief operating decision maker based on Adjusted EBITDA. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures—EBITDA and Adjusted EBITDA.”

Overview

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Brazil. Our Brazil segment includes all the operating activities from JBS S.A., mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil.

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Seara. Our Seara segment includes all of the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products.

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Beef North America. Our Beef North America segment includes JBS USA’s beef processing operations in North America and the plant-based businesses in Europe. Beef North America also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera produces and sells plant-based protein products in Europe.

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Pork USA. Our Pork USA segment includes JBS USA’s pork operations, including Swift Prepared Foods. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, we will source live hogs for our pork processing operations.

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Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, including Moy Park, Tulip, PFM, PPL and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated.

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Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. We also operate lamb, sheep, pork and fish processing facilities in Australia and New Zealand.

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Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as corporate expenses, international leather operations and other operations in Europe.

Products and Services

We generate the majority of our revenue in each segment from product sales. We sell our products domestically in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. For example, a product sold in the United States would be classified as a domestic sale if produced in one of our plants in the United States or an export sale if produced in another country.

Our range of fresh products includes: fresh and frozen beef and lamb products (including traditional cuts, prime cuts and offal); fresh and frozen pork products (including pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal); and fresh and frozen chicken products (including refrigerated and frozen whole and cut-up chickens, bone-in chicken parts and prepackaged case-ready chickens).

Our range of value-added and branded products includes: value-added and branded beef and lamb products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages); value-added and branded pork products (including ham, trimmings, bacon, sausage and deli and lunch meats); and prepared value-added and branded chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts).

In addition, we sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna).

We also generate revenue from the services we provide, including cattle hotelling in Australia and hog farming in the United States. Cattle hotelling operations involve the custom housing and feeding of cattle that are owned by third parties in return for fees. While the feedlot operator generally sells the cattle on behalf of the owner (deducting the fees from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle owner, not the feedlot.

Brazil Segment

Products, Sales and Marketing

The majority of our Brazil segment revenues are generated from the sale of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and value-added and branded beef products (including frozen cooked and pre-cooked beef, beef cubes and consumer-ready products, such as hamburgers).

We sell our Brazil segment products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Our customers include:

•	national and regional retailers (including grocery store chains and independent grocers), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the United States, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our products through local sales teams and agents and distribute our products both directly from our facilities and through our distribution centers.

We market our Brazil segment products under the brand names “Friboi,” “1953,” “Maturatta” and “Reserva Friboi,” among other brand names.

Raw Materials

The primary raw material for our Brazilian beef processing operations is live cattle. We seek to purchase cattle from ranchers in Brazil generally located within 500 kilometers of one or more of our beef processing plants. The close proximity of our cattle suppliers to our beef processing facilities results in reduced transportation costs and reduces the risk of weight loss and bruising of cattle during transportation.

We enter into livestock purchase agreements with our cattle suppliers, including our affiliates J&F Floresta Agropecuária and JBJ Agropecuária. For more information about our agreement with JBJ Agropecuária, see “Related Party Transactions.” We employ experienced cattle buyers who purchase cattle in the principal cattle raising areas in Brazil. Our buyers are trained to select high quality, disease-free animals, and we constantly monitor their performance. We purchase cattle only from select registered producers, based on rigorous animal selection guidelines. Our cattle suppliers are required to document the quality of their operations and verify that their use of antibiotics and agricultural chemicals complies with industry standards. All cattle that we purchase in Brazil are inspected by officials from the SIF.

Cattle supply and prices are affected by several factors, such as climate, access to capital by cattle raisers and harvest period. The majority of the cattle slaughtered in Brazil is grass-fed.

Facilities

We operate 32 beef processing facilities in Brazil, in the States of Acre, Bahia, Goiás, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Rondônia, São Paulo and Tocantins. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base.

For more information about our Brazil segment processing facilities and processing capacities, see “—Properties—Operating Facilities—Brazil Segment.”

Seara Segment

Products, Sales and Marketing

The majority of our Seara segment revenues from our chicken operations in Brazil are generated from the sale of value-added and branded chicken products (which may be fully cooked, partially cooked or raw, in addition to breaded and marinated products, including chicken nuggets and patties) and fresh chicken products (including refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts).

The majority of our Seara segment revenues from our pork operations in Brazil are generated from the sale of value-added and branded pork products (including trimmed cuts, marinated products, ham and bacon) and fresh pork products (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal).

We also sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna) under our Seara segment.

We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Our customers include:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in the Middle East, Europe, Africa, Asia and Latin America); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our Seara segment products under the brand names “Seara,” “Seara Nature,” “Doriana,” “Seara Gourmet,” “Massa Leve,” “Macedo,” “Frango Caipira Nhô Bento,” “Rezende,” “Excelsior,” “Frangosul,” “LeBon,” “Big Frango,” “Confiança,” “Delícia,” “Primor,” “Gradina,” “Delicata,” “Marba,” “Incrível,” “Seara Turma da Mônica,” among other brand names.

Raw Materials

Chicken

We are a vertically-integrated chicken processor in Brazil and control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. We own and raise breeder flocks for the production of hatching eggs. Once hatched, the chicks, or broilers, are transported to independent contract grow-out farms, where they are grown to an age of six to seven weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries— Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.” We seek to manage certain of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Pork

The primary raw material for our Brazil fresh pork processing operations is live hogs. Our Brazil fresh pork operations are mostly vertically integrated, and we own and raise hogs on feed for use in our own slaughterhouses. The raising of hogs is outsourced to contract farmers under strict supervision and control. We also purchase a small number of hogs from third parties on the spot market. The feed ingredients needed to raise hogs are substantially similar to those used to feed chickens. We generally purchase feed ingredients in the spot market or under forward purchase arrangements priced at market prices upon delivery or with fixed prices. We seek to hedge the feed ingredients we purchase in Brazil through financial instruments traded on the B3 in order to attempt to protect ourselves from price variations between the date of their purchase and the date of their delivery.

Facilities

We operate 30 fresh chicken processing and 25 value-added, branded and prepared foods facilities in Brazil. For more information about our Seara segment chicken processing facilities and processing capacities, see “—Properties—Operating Facilities—Seara Segment.”

We own and operate eight fresh pork processing facilities in Brazil, located in the States of Mato Grosso do Sul, Rio Grande do Sul, Paraná and Santa Catarina. For more information about our Seara segment pork processing facilities and processing capacities, see “—Properties—Operating Facilities—Seara Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in Brazil.

Beef North America Segment

Products, Sales and Marketing

The majority of our beef revenues from our operations in the United States and Canada are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). In addition, we sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Following the Vivera Business Acquisition, we also sell plant-based food products in Europe.

We market products under several brand names, including “Swift,” “Swift Premium,” “Swift Angus Select,” “Swift Premium Black Angus,” “Aspen Ridge” and “Miller Blue Ribbon Beef.” Our hallmark brand, Swift, was founded in 1855. We believe that our brands, marketed primarily at the wholesale level, provide a platform for further growth and expansion of our value added and premium program product lines.

We market our products through several channels including:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	prepared food companies who use our beef products as a food ingredient for prepared meals, raw materials for hamburger and by-products for pharmaceutical and leather production;

•	the foodservice industry, including foodservice distributors, restaurant and hotel chains and other institutional customers; and

•	international retailers and wholesale distributors (including Japan, Mexico, South Korea and Hong Kong).

Our largest distribution channel is retail. We intend to focus on increasing our direct sales to retail and prepared food customers and to international distribution channels, which we believe are likely to provide the higher margin opportunities over time.

Global Exports

We sell our U.S. and Canadian beef products in more than 60 countries on six continents. The international beef market is divided between the Pacific Block (which includes the United States, Japan, Canada, Mexico and South Korea) and the Atlantic Block (Europe, Africa, the Middle East and South America). This division reflects not only historical and geographical ties but also certain common sanitary criteria.

The Pacific Block prohibits imports of fresh beef from countries or regions where there is still a risk of new outbreaks of FMD and from countries or regions that are FMD-free but implement FMD vaccination programs. However, the Pacific Block permits imports of processed beef (including cooked and pre-cooked products) from these countries.

Most countries of the Atlantic Block permit imports of fresh beef from FMD-free countries that implement FMD vaccination programs. They also recognize that FMD can be eradicated on a regional (as opposed to national) basis in certain countries, including Brazil, which has areas that are FMD-free and have vaccination programs, qualifying them to export fresh beef. Under this regionalization concept, many beef producing regions in Brazil are thus qualified to export fresh beef to countries in the Atlantic Block. Notwithstanding the foregoing, most countries in the Atlantic Block impose import restrictions on beef treated with growth hormones, citing health concerns. Brazil and Argentina have prohibited the use of growth hormones on their cattle.

The United States has been an FMD-free country since the eradication of the disease, and it does not implement vaccination programs. However, the United States treats most of their cattle with growth hormones, and, accordingly, the European Union and several other countries have banned imports of beef from the United States treated with growth hormones.

Raw Materials

The primary raw material for our U.S. and Canadian beef processing plants is live cattle. Vertically integrated beef processors, who own cattle on feed, can be subject to significant financial impact in terms of working capital utilization, since cattle on feed eat in the yards for 90-180 days and do not generate revenue until processed. Since cattle on feed consume feed with a replacement price that is subject to market changes, vertically integrated beef processors have direct financial exposure to the volatility in corn and other feedstock prices. We do not own cattle on feed, and we generally purchase cattle in the spot market or pursuant to market-priced supply arrangements from feedlot operators and, except as described below, typically hold cattle for less than one day before processing. After processing, we sell the beef at spot prices. Because we generally buy cattle at market prices and sell the finished beef product at market prices with just a short time between the purchase and sale, we are not exposed to changing market prices over as great a span of time as vertically integrated processors. As such we are primarily a “spread” operator, and our operating profit is largely determined by plant operating efficiency and not by fluctuations in prices of cattle and beef.

All of our U.S. cattle procurement process is centralized at our headquarters in Greeley, Colorado. We require all of our cattle suppliers to document the quality of their feedlot operations, verify that the use of antibiotics and agricultural chemicals follow the manufacturer’s intended standards and confirm that feed containing animal-based protein products, which have been associated with outbreaks of BSE, has not been used. We have in excess of 3,000 suppliers who supply us with cattle. JBS Packerland’s four processing plants purchase lean Holstein steers and cows and other cattle, primarily from feedyards, auction barns, direct contract relationships with suppliers in close proximity to processing plants and from its existing cattle feeding operations. The close proximity of these plants to most of their suppliers reduces transportation costs, shrinkage and bruising of livestock in transit.

We secure our cattle needs under forward purchase arrangements and on the spot market. Our forward purchase contracts are not fixed price contracts but are priced at market prices upon delivery, thus generally minimizing our exposure to price volatility before delivery.

On March 16, 2018, Pinnacle Arcadia Cattle Holdco, LLC, as supplier, and JBS USA Food Company, as buyer, entered into a live cattle supply agreement, pursuant to which the supplier agreed to exclusively sell, and buyer agreed to purchase, all cattle owned by the supplier and its affiliates to JBS USA Food Company and its affiliates (subject to certain limited exceptions), and the supplier shall guarantee a continuous supply of cattle per week and per year pursuant to minimum and maximum volumes and prices set forth in the agreement, for processing at buyer’s facilities. The term of the live cattle supply agreement is 10 years.

Processing Facilities

We own and operate nine beef processing facilities in the United States and one beef processing facility in Canada. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We also own and operate seven value-added and branded facilities in the United States and two in Canada, that are reported in our Beef North America segment and produce consumer-ready beef and pork products for certain customers. We also operate one hide tannery facility in the United States. We also own and operate three plant-based protein processing facilities in the Netherlands that are included in our Beef North America segment. For more information about our beef processing facilities and processing capacities in the United States and Canada, see “—Properties—Operating Facilities—Beef North America Segment.”

Our facilities utilize modern, highly-automated equipment to process and package beef products, which are typically marketed in the form of boxed beef. We also customize production and packaging of beef products for several large domestic and international customers. The designs of our facilities emphasize worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards. We have equipped our Riverside, California facility to process value-added and branded products, including, for example, the G.F. Swift 1855 brand line of premium beef products. Our Greeley, Colorado; Cactus, Texas; and Grand Island, Nebraska, facilities have been equipped for value-added and branded operations, including slicing, grinding and cubing of beef products for retail and foodservice customers.

Our JBS Packerland facilities are engineered to process both fed cattle and cows. Steers and heifers raised on concentrated rations are typically referred to in the cattle industry as “fed cattle,” and cattle not fed such concentrated rations are usually referred to as “non-fed cattle.” Many beef processing facilities in the United States are engineered to process only cows or only fed cattle. This flexibility enables us to shift operations between fed cattle and cows based upon market availability, seasonal demand and margins. In addition, JBS Packerland facilities are located near major metropolitan areas, resulting in lower freight costs compared to cattle processing plants in other localities. JBS Packerland’s Tolleson, Arizona plant is located near Phoenix, Tucson and Los Angeles; the Plainwell, Michigan plant is located near Chicago and Detroit; the Green Bay plant is located near Milwaukee and Chicago; and the Souderton, Pennsylvania plant is located near Baltimore, Philadelphia and New York. We have also invested in a ground beef operation at the Tolleson plant.

Our food safety efforts incorporate what we believe to be a comprehensive network of leading technologies, such as our MultiCheck process, that minimize the risks involved in beef processing. Two of the elements of MultiCheck are double pasteurization of carcasses prior to chilling and a chilled carcass treatment using organic acid immediately prior to carcass disassembly. SwiftTrace™ is another element we implemented as part of our ongoing commitment to animal and human safety. SwiftTrace™ is a process whereby live animals and finished animal products can be traced backward or forward in the supply chain. This process helps to build confidence from suppliers, customers and consumers in the food supply chain.

Pork USA Segment

Products, Sales and Marketing

The majority of our revenues from our pork operations in the United States are generated from the sale of fresh pork products (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal). We also sell value-added and branded pork products, including hams, bellies and trimmings, which are sold predominantly to prepared food companies who, in turn, manufacture bacon, sausage and deli and luncheon meats. Our remaining sales are derived from by-products and from value-added and branded, higher margin products. Due to the higher margins attributable to value-added and branded products, in recent years we have placed greater emphasis on the sale of moisture-enhanced, seasoned, marinated and consumer-ready pork products to the retail channel and boneless ham and skinless bellies to the prepared food channel. We sell these products in the United States, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our pork products in approximately 30 countries on five continents. Most of our United States pork exports are sold to Asia, Mexico and Canada, since the European Union prohibits the import of animals treated with certain antibiotics and certain growth hormones commonly used in the United States. However, our Worthington, Minnesota pork processing plant is EU-certified and sells a portion of its production to the European Union.

Our JBS USA Pork segment also includes the Sunnyvalley business, a smoked bacon, ham and turkey processing business in the U.S., which we acquired on December 1, 2021 and expanded our presence in the value-added and branded product categories, and TriOak, which we acquired on December 2, 2022, and ensures access to a consistent supply of premium hogs for our pork processing facilities.

We market our pork products through several channels, including:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	prepared food companies who use our pork products as a food ingredient for prepared meals, raw materials for sausage manufacturing and by-products for pharmaceutical and leather production;

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers; and

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and China).

Raw Materials

The primary raw material for our United States pork processing operations is live hogs. We process live hogs in our production facilities and sell the finished products at spot prices. In the United States, the majority of our pork operations are not vertically integrated. Vertically-integrated pork processors, who own hogs on feed, can be subject to significant financial impact in terms of working capital utilization, since hogs on feed stay in yards for approximately 180 days. In addition, since hogs on feed consume feed with a replacement price that is subject to market volatility, vertically-integrated pork processors have direct financial exposure to the volatility in grains and feedstock prices. Because we typically acquire our live hogs within 24 hours of processing, we are not exposed to changing market prices over an extended span of time.

The majority of our live hog supply is purchased from third parties through long-term supply contracts. We employ a network of hog buyers at our processing plants and buying stations to secure our hog supply. These supply contracts are typically two to three years in duration and stipulate minimum and maximum purchase commitments with prices based in part on the market price of hogs upon delivery, with adjustments based on quality, weight, lean composition and meat quality. We purchase our remaining hogs on the spot market at a daily market price with the same general quality and yield grade as we require under our contracts.

We also own and operate nine hog farms in the United States, and we raise approximately 25% of our live hog needs.

Processing Facilities

We own and operate five fresh pork processing facilities in the United States, located in close proximity to major hog growing regions. We also own and operate nine pork only value-added and branded facilities in addition to the seven shared beef and pork value-added and branded facilities described above under “—Beef North America Segment—Processing Facilities—United States and Canada.” For more information about our pork operating facilities in the United States, see “—Properties—Operating Facilities—Pork USA Segment.”

Our facilities utilize modern, highly-automated equipment to process and package pork products, which are typically marketed in the form of boxed pork. Since July 2007, we have made important capital and operational expenditures, including the installation of plate freezers and value-added and branded variety meats capture technology. We believe that these expenditures have enhanced product quality, improved customer satisfaction and increased sales potential. All of our pork facilities produce value-added and branded products, including seasoned and marinated pork items. The design of our facilities emphasizes worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards. Our Worthington, Minnesota pork plant is a European Union-certified facility that enables us to export primal cuts to Europe.

Our food safety task force consists of experts in the field of meat processing, food microbiology and quality assurance, all working together to assure compliance at all stages of the production chain and distribution channels. Our internal programs, policies and standards are designed to exceed both regulatory requirements and customer specifications. Our food safety efforts incorporate what we believe is a comprehensive network of leading technologies, such as our MultiCheck process described above, that minimize the risks involved in pork processing.

Pilgrim’s Pride Segment

Products, Sales and Marketing

North America

The majority of our revenues from our chicken operations in the United States, Mexico and Puerto Rico are generated from the sale of refrigerated whole and cut-up chickens and prepackaged case-ready chicken (including various combinations of freshly refrigerated whole chickens and chicken parts ready for the retail grocer’s fresh meat counter) and prepared chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts). Our prepared chicken products may be fully cooked, partially cooked or raw and include breaded and marinated products. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors in approximately 120 countries on five continents; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our North American chicken products under the brand names “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia,” among others.

Europe

Our revenues from our chicken operations in Europe are generated from our Moy Park business, which includes the sale of fresh and frozen, value-added, branded and prepared chicken products. In the United Kingdom, our fresh chicken sales primarily consist of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts. In the United Kingdom, France and the Netherlands, we produce value-added, branded and prepared chicken products for sale to customers in retail, foodservice, agricultural and international distribution channels. We also sell a range of ready-to-cook, coated and ready-to-eat chicken products to major retailers and large foodservice customers. We maintain a new product development team and an executive chef to continue to develop new ideas for value added products across our range, and share those insights with our customers in order to drive sales. We have included new innovative products in its portfolio every year during the last five years with a growing new product development pipeline.

Our Pilgrim’s Pride segment also includes our U.K. prepared meat and meals products business, which we acquired through PPC’s acquisition of the business of Pilgrim’s Food Masters, the specialty meats business is a leading manufacturer of branded and private label meats, meat snacks and food-to-go products in the U.K. and the Republic of Ireland. We closed the Pilgrim’s Food Masters Acquisition on September 24, 2021.

We have strong brands with high levels of brand recognition in the markets in which such brands are sold, including “Moy Park,” “Castle Lea,” “O’Kane Limited” and the Moy Park’s “Jamie Oliver” range. We believe the development of our brands is important as it provides customers with confidence in the quality and consistency of our products. Brand marketing is focused on establishing our brands through consistent quality and product innovation as well as developing relationships with key customers. We believe that our brands can be expanded throughout Europe, which provides the opportunity to sell higher-margin products in our traditional markets.

We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in North America and Europe. We control every phase of the production of our products, including farms (contract, owned, under poultry rearing agreements or under tenancy), feed mills, hatcheries and processing plants. A portion of our broilers are transported to independent contract grow-out farms, where they are grown to an age of approximately five weeks. We supply our contract growers with the chicks, feed and veterinary services.

We typically enter into long-term non-exclusive agreements with some of our suppliers for future physical delivery of feed ingredients at established prices. All of our suppliers are subject to inspection bodies and applicable laws in their area of operations. We have multiple suppliers and we believe a low risk of concentration.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices. Furthermore, in 2012 we began migrating a majority of our North American finished goods sales contracts to cost-plus contracts with certain of our customers and market-based contracts for most of our customers, thereby mitigating our exposure to grain price fluctuations.

Processing Facilities

North America

We own and operate 25 chicken processing facilities in the United States, six chicken processing facilities in Mexico and one chicken processing facility in Puerto Rico. For more information about our chicken processing facilities and processing capacities in the United States, Mexico and Puerto Rico, see “—Properties—Operating Facilities—Pilgrim’s Pride Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in the United States, Mexico and Puerto Rico.

Europe

We own and operate four fresh chicken processing facilities, two pork processing facilities, one lamb processing facility and two hog farms in the United Kingdom. As a vertically-integrated chicken processor, we also own and operate feed mills and hatcheries in the United Kingdom.

We conduct our value-added and prepared food operations in Europe through 25 processing facilities.

For more information about our chicken, value-added, branded and prepared food processing facilities and processing capacities in the United Kingdom and Europe, see “—Properties—Operating Facilities—Pilgrim’s Pride Segment.”

Australia Segment

Products, Sales and Marketing

The majority of our beef revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, pork and fish processing facilities in Australia and New Zealand. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

The majority of our beef products are derived from grass-fed cattle. However, we also sell beef products derived from grain-fed cattle, which provide higher quality meat and command a premium price, primarily to Japan. During the six-month period ended June 30, 2023 and 2022, and the year ended December 31, 2022, our Australian operations generated 44.8%, 45.2% and 45.0%, respectively, of total net revenues as exports to foreign countries, including United States, our largest export market, as well as the Japan and South Korea.

We also provide cattle “hotelling” services in Australia. We operate several feedlots that provide custom feeds for other producers on an opportunistic basis, with a one-time feeding capacity of more than 150,000 cattle. While the feedlot operator generally sells the cattle on behalf of the owner (deducting any final feed and care costs for fattening the animal and delivering the fattened animal to the meat processor from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle’s owner, not the feedlot.

Our JBS Australia segment also includes Rivalea, a hog breeding and processing business in Australia we acquired on January 4, 2022, and Huon, an Australian salmon aquaculture company we acquired on November 17, 2021. This acquisition expands our presence in Australia as we enter into the salmon business.

Global Exports

Australia is an FMD-free country and does not implement vaccination programs against the disease. It also does not use growth hormones in a small part of its cattle herd and is therefore able to export to any country in the world.

As a result of this division and the sanitary restrictions between the Pacific Block and the Atlantic Block, we believe that our U.S. export operations of fresh beef today do not directly compete with our parent company’s Brazilian and Argentine export operations of fresh beef in our main export destinations. Although JBS S.A. is a large exporter of beef to the European Union, for example, we do not have relevant export volume to the

European Union because of its restrictions on beef treated with growth hormones. Consequently, we do not have formal arrangements with JBS S.A. to coordinate our exports in our export markets. However, to the extent that sanitary restrictions change in the future, we could become direct competitors of our parent company in certain export markets.

Raw Materials

The primary raw materials for our Australia and New Zealand processing operations are live cattle, lamb, pork and fish. Our Australian cattle procurement function is focused on efficiently sourcing both grass-fed cattle and feeder cattle for our grain-fed business. Our cattle are primarily sourced from third party suppliers with specific weight and grade characteristics. This process helps ensure that the cattle we source meet our future order requirements.

Processing Facilities

In Australia, we own and operate seven standalone beef processing plants, including the largest and what we believe to be the most technologically advanced facility in that country, one combined beef and lamb processing plant, two standalone lamb processing plants and other combined beef and lamb processing plant, three pork processing plants and two fish processing plants. We also operate seven value-added facilities and 13 retail locations and 36 hog farms in Australia and one value-add facility in New Zealand. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We also operate one hide processing facility in Australia. For more information about our beef, lamb and pork operating facilities in Australia and New Zealand, see “—Properties—Operating Facilities—Australia Segment.”

Since 2007, we have made important capital and operational expenditures, including the installation of plate freezers and value-added variety meats capture technology. These expenditures have enhanced product quality, improved customer satisfaction and increased sales potential. We have equipped our facilities to process value-added products and consumer-ready products. Our facilities produce additional value-added products, including seasoned and marinated beef items. The design of our facilities emphasizes worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

All products are subject to stringent animal husbandry and food safety procedures. Our processing plants are subject to extensive regulation and inspection by the Australian government, through the Australian Quarantine Inspection Service (“AQIS”), the Australian equivalent of the USDA. Our Australian processing plants are currently in compliance with all AQIS international customer requirements. Our Dinmore and Beef City facilities are European Union-certified facilities, which enable us to export primal cuts to Europe. Our feedlots provide a clean and scientific feeding regimen to ensure that safe grain-fed products are delivered to our customers.

Others Segment

Our Others segment includes our global leather business, our Italian value-added and branded beef business and our trading companies.

We operate several hide tanneries around the world, including: one in Argentina, one in Uruguay, one in Mexico, one in Portugal, one in Vietnam and one in Italy.

We have two wholly-owned indirect subsidiaries in England and Belgium established in order to increase product sales and distribution in Europe, Asia and Africa.

Distribution and Transportation

Our distribution and transportation network enables us to sell our products throughout the world and is fundamental to our strategy of expanding into new markets and consolidating our safe and high-quality services in markets in which we already operate. We continue to seek innovative solutions to accomplish this mission. Our distribution network consists of distribution centers and sales offices.

The table below sets forth our owned and leased distribution centers by location as of June 30, 2023:

	Owned Facilities	Leased Facilities	Total
Brazil	9	25	34
Mexico	8	14	22
United States	2	1	3
Puerto Rico	—	1	1
Australia	—	7	7
New Zealand	—	1	1
Germany	1	—	1

Total	20	49	69

South America

Our transportation network in Brazil consists of owned and outsourced trucks for distribution and transportation of raw material. We use this fleet to transport raw materials, including cattle, grains and chicken to our processing plants and export finished products to various ports throughout Brazil, as well as other vehicles that serve our direct distribution network of domestic retailers and end consumers.

In order to facilitate export logistics, we have an inland container terminal on land located in Cubatão, São Paulo (near the Port of Santos, the largest port in Latin America), which we purchased in October 2007.

North America

Our transportation network in the United States consists of owned or leased trucks in the United States that are especially equipped to transport raw materials and finished products. We also utilize third-party shipping companies that provide us with additional trucks to transport our raw materials and finished products. Our diesel fuel costs are not significant because fuel costs are generally borne by the customer and are therefore largely “passed through” to the buyer of the finished goods. We do not have long-term contracts to purchase diesel fuel since we purchase most of our fuel for our trucks on the national highway system in truck stops.

Europe

In Europe, we rely on a mix of owned and contractor-operated vehicles to transport live chickens from farms to our primary production sites in specialized humane high-welfare containers. We also rely on a mix of owned and contractor-operated refrigerated vehicles to move partly finished products between our various production sites for further processing. Once processed, our products are chilled or frozen and delivered to our customers. Chilled products typically move from the processing plant to the customer within one to two days.

For deliveries to customers, we outsource distribution using a number of distribution partners, which enables us to make use of a variety of flexible solutions provided by these logistics providers. Certain of our customers are involved in our product distribution process, either by handling all of their own delivery and distribution needs (effectively taking delivery of our products at the factory door) or by acting as contractors to back-haul certain products from Northern Ireland to destinations in Great Britain. In order to mitigate the risks associated with the refrigerated transportation of perishable items, we obtain insurance for loss of goods and we secure contractual provisions transferring some of the risk to haulers. However, we are at times forced to bear certain of these risks ourselves.

Our warehousing operations are predominantly focused at site level, with external cold storage locations available for use, as needed, but with a focus on minimizing their use to reduce costs. A dedicated internal team drives planning for logistical processes to ensure that operations are as low cost but as flexible as possible while maintaining the highest levels of customer service.

Our poultry by-products typically have a longer lag time between processing and delivery to the customer.

Australia and New Zealand

Our distribution network in Australia and New Zealand varies by product type. Our distribution facilities in Australia and New Zealand are strategically located near certain of our processing plants. We also sell our products to foodservice distributors that further distribute our products to restaurants and hotel chains and other customers. These foodservice distributors purchase our products from our processing plants.

Properties

Operating Facilities

The following tables set forth the number and aggregate capacities of our processing facilities by business segment and location as of June 30, 2023:

Brazil Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity (1)
Fresh Beef Processing Plants
Brazil	32	32,415

Total	32	32,415

Hide Processing Plants
Brazil	15	44,011

Total	15	44,011

(1)	Capacity measured in head of cattle (beef processing plants) or hides (hide processing plants).

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Further Processed and Prepared Foods Plants (1)
Brazil	8	21,950

Total	8	21,950

(1)	Prepared food products plants process fresh and frozen beef and other raw materials into ready-to-eat meals.

Seara Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity (1)
Fresh Chicken Processing Plants
Brazil	30	5,263,000

Total	30	5,263,000

Fresh Pork Processing Plants
Brazil	8	29,463

Total	8	29,463

(1)	Capacity measured in broilers (fresh chicken processing plants) or hogs (fresh pork processing plants).

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added, Branded and Prepared Foods Plants (1)
Brazil	25	127,641

Total	25	127,641

(1)	Prepared food products plants process fresh and frozen chicken, pork, beef, margarine and other raw materials into ready-to-eat meals.

Beef North America Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(cattle)
Fresh Beef Processing Plants
United States	9	28,098
Canada	1	4,400

Total	10	32,498

Hide Processing Plants
United States	1	5,000

Total	1	5,000

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Beef Processing Plants
United States (1)	7	23,198
Canada	2	2,444

Total	9	25,642

(1)	The value-added facilities in the Beef North America segment also process pork products.

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Plant-Based Protein Processing Plants
Europe	3	1,977

Total	3	1,977

The operations from the Vivera Business Acquisition are included in our Beef North America segment and include three production facilities and a research and development center located in the Netherlands.

Pork USA Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
United States	5	92,600

Total	5	92,600

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Pork Processing Plants
United States	9	18,105

Total	9	18,105

Pilgrim’s Pride Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(broilers)
Fresh Chicken Processing Plants
United States	25	6,354,204
Mexico	6	1,106,941
United Kingdom and Europe	4	887,142
Puerto Rico	1	66,001

Total	36	8,414,289

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
United Kingdom and Europe	2	6,700

Total	2	6,700

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(lambs)
Fresh Lamb Processing Plant
United Kingdom	1	4,500

Total	1	4,500

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added, Branded and Prepared Foods Plants (1)
United Kingdom	19	45,186
United States	4	21,637
France	3	10,105
	2	8,999
Mexico	2	3,202
The Netherlands	1	683

Total	31	89,812

(1)	Prepared food products plants process fresh and frozen chicken and pork and other raw materials into ready-to-eat meals.

Australia Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(cattle)
Fresh Beef Processing Plants
Australia (1)	8	10,043

Total	8	10,043

(1)	Includes one combined beef, lamb and sheep processing plant.

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(lambs)
Fresh Lamb and Sheep Processing Plants
Australia (1)	3	20,190

Total	3	20,190

(1)	Includes one combined beef, lamb and sheep processing plant.

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
Australia	3	10,030

Total	3	10,030

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Fresh Fish Processing Plants
Australia	2	4,778

Total	2	4,778

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(cattle)
Hide Processing Plants
Australia	1	7,900

Total	1	7,900

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Beef Processing Plants
Australia	7	18,392
New Zealand	1	1,351

Total	8	19,743

Others Segment

	As of June 30, 2023
	Number of Facilities	Aggregate Daily Capacity
		(tons)
Hide Processing Plants
Argentina	1	4,000
Uruguay	1	3,000
Mexico	1	727
Portugal	1	455
Vietnam	1	3,000
Italy	1	1,500

Total	6	12,682

	As of June 30, 2023
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Further Processed Pork Processing Plants
Italy	4	761

Total	4	761

As of June 30, 2023, we also operated eight feedlots in Brazil (of which two were owned and six were leased) and other facilities and farms related to feed production and animal raising.

We believe our facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

We believe our facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

Competition

Beef and Pork Industries

The beef and pork sectors are highly competitive in the markets in which we operate. We believe that the main competitive factors in the beef and pork industries are operational efficiency, product availability, quality and cost of raw materials, manpower, price, quality, food safety, product distribution, technological innovation and brand loyalty. Our ability to compete effectively depends on our capacity to compete in these areas. See “Risk Factors—Risks Relating to Our Business and Industries—We face competition in our business, which may adversely affect our market share and profitability.”

In the beef sector, our primary competitors are international beef producers, such as Marfrig and Minerva in Brazil, Tyson Foods, Inc., National Beef Packing Company, LLC and Cargill Inc. in the United States and Teys Bros Pty Ltd. and Nippon Meat Packers Ltd. in Australia. In the pork sector, our primary competitors are Smithfield Foods, Inc., Tyson Foods, Inc., Seaboard Foods and Hormel Foods Corporation in the United States and Cooperativa Aurora—Cooperativa Central Oeste Catarinense Ltda. in Brazil.

In addition, our United States, Canadian and Australian beef operations also compete with our South American beef operations to a limited degree. For example, our Australian operations export to markets in the European Union, Africa and the Middle East, Japan and South Korea, which are markets to which our South American operations also exports. We do not believe our intra-company competition in these markets has a material adverse effect on our current business.

Poultry Industry

The poultry sector is highly competitive in the markets in which we operate. We believe that the main competitive factors in the poultry industry vary in accordance with the market. In the retail market, we believe that competition is primarily based on product quality, brand awareness, client service and price. In the food services market, we believe that competition is primarily based on consistent quality, product development, customer service and price. Our ability to compete effectively depends on our capacity to compete in these areas. See “Risk Factors—Risks Relating to Our Business and Industries—We face competition in our business, which may adversely affect our market share and profitability.”

In the poultry sector, our primary competitors are Tyson Foods, Inc. and Sanderson Farms, Inc. in North America, BRF, S.A. in Brazil and 2 Sisters Food Group in Europe.

Seasonality

Demand

In the beef sector in the United States, seasonal demand for beef products is higher in the summer and autumn months, when weather patterns allow for more outdoor activities. There is typically an increase in the demand for higher value products, such as steaks, during such months. Both the prices for live cattle and packaged beef tend to reach seasonal highs at such times. Because of the increase in consumption and more favorable conditions for the growth and housing of confined animals in the winter months, there are generally more cattle available in the summer and autumn. Seasonal demand in Australia does not fluctuate as much as it does in the United States.

The pork sector in the United States presents similar seasonal cycles, but in different months. The greatest demand for pork occurs from October to March, when the availability of hogs combined with the holidays increase the demand for ham, pork loin and other pork products with greater aggregated value.

We experience no major seasonal fluctuations in demand in our United States, Mexico and Puerto Rico chicken business. Nevertheless, our net revenues have been historically higher in our second and third fiscal quarters, corresponding to the spring and summer in North America and lower in our first fiscal quarter, corresponding to the winter.

Generally, our sales in Brazil are not impacted by seasonality. However, in regards to our chicken segment, we have observed fluctuations in demand whereby our net revenues in Brazil from this segment are historically higher in the first half of the year, coinciding with the summer and fall, and sales volume of certain of our special product lines undergo considerable variation during certain holidays, including Christmas, New Year and Easter. Nonetheless, we believe that such variations do not materially affect our results.

Our chicken and processed food businesses are generally subject to minor seasonal fluctuations in our European division, which includes operations in the United Kingdom, Ireland, France and the Netherlands. While product mix changes seasonally, with certain prepared foods and barbeque items selling in higher volumes during the summer, and certain prepared foods and raw turkeys selling in higher volumes around Christmas, there is generally a continued demand for poultry throughout the year.

Impact of Commodity Prices

Beef, pork and chicken markets are affected by fluctuations in the prices of certain commodities. Our North American beef and pork businesses are indirectly influenced by fluctuations in the prices of feed ingredients since we do not keep or raise our own cattle and we raise only about 25% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs in the regions where we buy a significant part of the beef cattle and hogs required for our operations. On the other hand, our North American chicken business is more influenced by fluctuations in the prices of corn and soy meal, which are feed ingredients required for our vertically integrated chicken operations.

A substantial portion of animal feed production used for the growing of chicken in Brazil comes from soy, soy products and corn, and although these costs are denominated in Brazilian reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. As a result, our businesses are heavily influenced by fluctuations in the prices of corn and soy meal, feed ingredients that are necessary for our vertically integrated chicken operations.

Likewise, the fluctuation of commodities prices impacts the prices of raw materials, primarily wheat and soy, used to produce feed for our chicken operations in Europe.

Regulation

Our operations are subject to local, state and federal health and environmental laws and regulations in the jurisdictions in which we operate. The following presents a summary of the regulatory schemes to which we are subjects in our most significant jurisdictions.

Brazil

Our Brazilian operations are subject to Brazilian federal, state and local laws and regulations governing environmental licensing, use of water resources, interference in specially protected areas (such as legal reserve areas, indigenous areas, quilombolas communities areas, conservation units, archaeological areas and permanent preservation areas), the discharge of effluents and emissions into the environment and the management and disposal of industrial waste and others related to the environmental protection. The Brazilian Constitution grants federal, state and municipal governments the authority to issue environmental protection laws and to publish regulations based on those laws. While the Brazilian federal government has authority to issue environmental regulations setting general standards for environmental protection, state governments have the authority to issue stricter environmental regulations. Municipal governments may only issue regulations regarding matters of local interest or as a supplement to federal or state laws. In situations where there is a conflict of rules, the legislation offering greater environmental protection will normally prevail.

Our operations in Brazil are subject to environmental licensing, which is required for potentially polluting activities or those that may in any way cause environmental degradation. Environmental licensing is required for both greenfield and brownfield enterprises.

Environmental licensing is usually comprised of three stages: preliminary, installation and operating licenses. The preliminary license is granted during the preliminary phase of an enterprise or activity, to authorize its location and concept, attesting its environmental feasibility, and establishes the conditions and technical requirements to be complied in further stages of development. The installation license authorizes the facility’s construction in accordance with the specifications stated in the license and/or in the plans, programs and projects approved by the environmental authority. The operating license authorizes the commencement and continuation of operational activities after the fulfillment of the conditions and requirements stated in the installation license. The operating license also establishes conditions and technical requirements that must be fulfilled in order to maintain its validity. These licenses are also required for any significant expansion, amendments of our activities or increase of production capacity.

The renewal of environmental licenses usually must be requested within 120 (one hundred twenty) days before the end of its term of validity in order to automatically extend the validity of the licenses until the environmental authority’s definitive decision on such request. Carrying out a potentially polluting activity without the relevant and applicable environmental license is an administrative violation and a criminal offense, regardless of the legal obligation to repair any environmental damage eventually caused. In the administrative sphere, the legislation in effect authorizes the imposition of fines ranging from R$500.00 to R$10,000,000.00, among other penalties such as warning, embargo, full or partial suspension of the activities and demolition. The sanctions are also applicable in case the entrepreneur fails to comply with the technical conditions established in the related environmental license.

The Brazilian Federal Constitution provides for three different types of environmental liabilities: civil, administrative and criminal, that may be applied independently and cumulatively.

Civil liability for environmental damage is strict and applies to any individual or legal entity, whether public or private, that directly or indirectly harms the environment, irrespective of fault or intent. The proof of a causal link between the action (or omission) and the damage is enough. Brazilian law also imposes joint and several liability upon anyone who, by virtue of a given activity, facilitates or contributes to environmental damages.

Civil environmental liability in Brazil is also considered by case law as propter rem, that is, liability attaches to the real estate property. Therefore, whoever buys or holds environmentally damaged land will succeed in the liability for the clean-up or recovery and for reparation of potential damage to third parties. Moreover, Federal Law No. 9,605/98 (Environmental Crimes Act) also provides for the possibility of piercing the corporate veil when it is an obstacle to recover damage caused to the environment. As a result, the controlling legal entity can be found liable despite a limited liability legal status. In this situation, shareholders and officers may become personally liable for the damage.

At the administrative level, environmental liability may be assigned through administrative sanctions imposed by the applicable environmental entities. These sanction may lead to: (1) warnings; (2) restriction of rights; (3) suspension or interdiction of the activities; (4) prohibition to contract with the government; (5) suspension of licenses; (6) withdrawal of tax incentives and benefits; and (7) imposition of fines, ranging from R$50.00 to R$50,000,000.00, tailored to the economic capacity and track record of the offender, in addition to the severity of the facts and past performance, with the possibility of these fines being imposed at double or triple rates for repeated offenses. Administrative liability falls on the person engaged in the conduct described as an administrative offense.

Criminal liability is personal, arising directly from the unlawful conduct of the agent. Brazilian law allows criminal liability to be assigned to individual persons, as well as corporate entities. When liability is assigned to corporate entities, the individual persons making the decision that resulted in the criminal conduct (such as directors, officers, administrators, board members, members of technical entities, auditors, managers, agents or representatives) may also be penalized to the extent of their culpability. Violators may be subject to criminal penalties, such as imprisonment and/or fines. There is also a possibility of replacement of custodial sentences with restricting rights penalties in specific cases established by law.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the clean-up of contaminated soil and groundwater. The existence of contamination represents an environmental liability that may result in civil, administrative and criminal sanctions for the polluter, operator and/or the purchaser of the affected property. We could be liable for (1) the costs involving the remediation of any existing contamination and (2) the restoration of natural resources damaged by any release, among other proceedings requested by the environmental agency. The investigations, remediation and monitoring of contaminated areas generally are time consuming and involve significant costs. In addition to the risk of sanctions in the criminal sphere (imprisonment for up to four years for shareholders, officers or any other person that has been found liable for the offense and assessment of a fine) and administrative sphere (fines ranging from R$5,000.00 to R$50,000,000.00), and the obligation to repair the damage in the civil sphere, the existence of environmental contamination may negatively impact our image.

Our operations in Brazil are subject to extensive regulation and oversight by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento) (“MAPA”), the Brazilian National Health Surveillance Agency (Agência Nacional de Vigilância Sanitária) (“ANVISA”), and other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures of the meat processing industry have been subject to increased scrutiny and oversight by MAPA and ANVISA. Each facility in which we operate is subject to prior licensing by state authorities and must provide veterinarian oversight of a veterinarian duly enrolled before the Veterinary Medical Regional Council—CRMV. If we fail to comply with any health laws, to renew licenses or to otherwise comply with any laws regulating our industries, we may be subject to legal and civil liability, including warnings, fines, interdiction, and suspension of permits or licenses, as well as penalties under Law No. 6,437 of August 20, 1977, Decree No. 9,013, of March 29, 2017, and others.

All of our meat processing plants in Brazil are approved by the Brazilian Federal Inspection Service (Serviço de Inspeção Federal—SIF), which regulates the export of animal products and certifies our production facilities. Our animal product exports receive an international health certificate and our transfers in Brazil receive an uncertified transfer form. U.S. and European markets are regulated by the Brazilian Federal Inspection Service (Serviço de Inspeção Federal—SIF), whose controls are stricter. Our quality control measures include the use of on-site laboratories and expert technicians. To meet international health standards, our products are handled in climate-controlled rooms and our freezing and refrigeration chambers are equipped with computerized temperature-control systems. Noncompliance with these health standards may result in the revocation of our licenses or permits or suspension of our operations in addition to any financial liability or reputational damage.

North America

Our United States operations are subject to extensive regulation by the Environmental Protection Agency (the “EPA”), the Occupational Safety and Health Administration (“OSHA”), and other federal, state and local authorities relating to handling and discharge of waste water, storm water, air emissions, treatment, storage and disposal of agricultural and food processing wastes, handling of hazardous substances, remediation of contaminated soil, surface water and groundwater and the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor and dust management, the operation of mechanized processing equipment, and other operations. The EPA, OSHA and/or other U.S. federal, state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital.

We are also subject to government regulation by the Center for Disease Control, the USDA and the United States Food and Drug Administration (the “FDA”) in the United States. Our processing plants in the United States are subject to on-site examination, inspection, and regulation by the USDA. The FDA inspects the production of our feed mills in the United States. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities. We anticipate increased regulation by the EPA and various other agencies concerning discharges to the environment, by the USDA concerning food safety, and by the FDA concerning the use of medications in feed.

Our U.S. operations are subject to the U.S. Packers and Stockyards Act of 1921 (“PSA”). This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires us to make payment for our livestock purchases before the close of the next U.S. business day following the purchase and transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the PSA, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price.

Our Canadian and Mexican operations also are subject to extensive regulation by Canadian and Mexican environmental authorities. The Canadian and Mexican federal, state and local authorities may, from time to time, adopt revisions to environmental rules and regulations, and/or changes in the terms and conditions of our environmental permits, with which we must comply. Compliance with existing or new environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures and operating expenses which may be significant. Our Canadian and Mexican food processing plants and feed mills are also subject to on-site examination, inspection and regulation by Canadian and Mexican governmental agencies that performs functions similar to those performed by the USDA and the FDA. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities.

Many of our facilities handle the treatment and disposal of wastewater, stormwater, and agricultural and food processing wastes, the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor, and dust management, the operation of mechanized processing equipment, and other operations that potentially could affect the environment, health and safety. In addition, some of our facilities have been operating for many years, and were built before current environmental, health and safety standards were imposed and/or in areas that recently have become subject to residential and commercial development pressures. We are upgrading wastewater treatment facilities at a number of our facilities, either pursuant to consent agreements with regulatory authorities or on a voluntary basis in anticipation of future permit requirements. We do not anticipate that the capital expenditures associated with these upgrades, which will be spread over a number of years, will be material. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections, and testing to reduce the likelihood of food safety hazards. As a proactive measure, for example, our management team expanded our testing procedures in all of our beef processing plants.

We have from time to time had incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response; however, we can make no assurance that similar incidents will not arise in the future. New environmental, health and safety requirements, stricter interpretations of existing requirements, or obligations related to the investigation or clean-up of contaminated sites, may materially affect our business or operations in the future. See “Risk Factors—Risks Relating to Our Business and Industries—We are subject to various risks relating to worker safety.”

Some of our properties have been impacted by contamination from spills or other releases, and we have incurred costs to remediate such contamination. In addition, in the past we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites or third-party disposal sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

Increasing efforts to control emissions of GHG are also likely to impact our operations. In the United States, the EPA issued a rule establishing a mandatory GHG reporting system for certain activities, including manure management systems, which exceed specified emission thresholds, and some of our facilities are subject to these reporting requirements. The EPA is regulating GHG emissions through the Clean Air Act.

Australia

Our Australian operations also are subject to extensive regulation by the AQIS, as well as Australian environmental authorities. The AQIS, and/or other Australian state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital.

Some of our facilities discharge wastewater in municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes that could result in additional costs. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards. As a proactive measure, our management team expanded our testing procedures in all of our beef processing plants.

Increasing efforts to control emissions of GHG are likely to impact our operations. In Australia, the federal government has proposed a GHG cap and trade system that would cover agricultural operations, including certain of our feedlots, and at least two of our processing plants. Certain states in Australia could also adopt regulations of GHG emissions which are stricter than Australian federal regulations. While it is not possible to estimate the specific impact final GHG regulations will have on our operations, there can be no guarantee that these measures will not result in significant impacts on us.

Europe

Our operations in Europe are subject to a number of local, national and regional laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of activities, including:

•	the discharge of pollutants into the air and water;

•

the identification, generation, storage, handling, transportation, disposal, record-keeping, labelling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to: (1) construct or acquire new equipment; (2) acquire or amend permits to authorize facility operations; (3) modify, upgrade or replace existing and proposed equipment; and (4) clean up or decommission waste management facilities. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the clean-up of contaminated soil and groundwater, and we could be liable for (1) the costs of responding to and remediating any release of hazardous materials and (2) the restoration of natural resources damaged by any such release, among other things. We have not incurred, nor do we anticipate incurring, material expenditures in order to comply with environmental laws or regulations. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

Cattle Supply Chains and Deforestation

U.S. Senate Finance Committee Investigation

In 2021, the U.S. Senate Finance Committee (the “Committee”) began an investigation into deforestation of the Amazon rainforest. In connection with the investigation, the Committee sent requests to us and to others in the food industry that allegedly have deforestation issues in their supply chains. The Committee’s requests to us have been minimal, and we have cooperated with all Committee requests.

As part of the Committee’s investigation, a Congressional hearing was held on June 22, 2023 entitled “Cattle Supply Chains and Deforestation of the Amazon.” Our Global Chief Sustainability Officer, Jason Weller, testified at the hearing alongside three other parties: Ryan C. Berg, Director of the Americas Program at the Center for Strategic and International Studies; Rick Jacobsen, Manager of Commodities Policy at the U.S. office of the Environmental Investigation Agency (EIA); and Leo McDonnell, owner-operator of McDonnell Angus.

The purpose of the Committee’s hearing was to explore potential trade policy solutions to combat international deforestation associated with agricultural commodity production. As part of his testimony at the hearing, Mr. Weller stated that about 72% of all beef production in Brazil is consumed domestically, according to the USDA. In addition, Mr. Weller pointed out that, according to a U.S. State Department report, the United States is less significant, behind both China and the EU, in imports of major forest-risk commodities such as soy, beef and palm oil and stated that, accordingly, restrictive U.S. trade barriers would not be the most effective tool to influence on-the-ground decisions by landowners in Brazil. Mr. Weller also referenced the policy announced by Brazilian President Luiz Inácio Lula da Silva that sets forth the country’s plan to eliminate deforestation by 2030.

Mr. Weller also summarized for the Committee our own efforts to combat deforestation in its supply chain, including:

•	a zero-tolerance deforestation sourcing policy, targeting the company’s direct and indirect suppliers;

•	supply chain monitoring and enforcement that includes leveraging public databases, satellite imagery, geo-referenced data, and government data to verify compliance with socio-environmental standards;

•

technical assistance and extension services for producers, including provision of free technical support to farmers who want to improve environmental performance, productivity and sustainable practices; and

•

multi-stakeholder engagement and collaboration to accelerate sectoral change, including participation in multiple global forums like the United Nations Climate Change Conference of the Parties (COP), the World Economic Forum and the Tropical Forest Alliance-supported Agriculture Sector Roadmap to 1.5°C.

The full written testimony of Mr. Weller and the other parties is publicly available on the Committee’s website. Such testimony is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference. Since the hearing, we have received no further requests from the Committee.

Cattle Price Discovery and Transparency Act

In February 2023, four U.S. Senators introduced the bipartisan Cattle Price Discovery and Transparency Act of 2023 (the “Transparency Act”), which would establish regional cattle purchasing standards and require cattle processors to participate in a cattle contract library. We take no position regarding the Transparency Act and, should the Transparency Act as proposed become law, we expect that it would have no material effect on our business. We will comply with the requirements of the Transparency Act if it is enacted.

Supply Chain Monitoring

Since 2009, JBS S.A. has utilized a supplier monitoring system that uses satellite images and supplier farm geo-referencing data to try to ensure that the company only buys raw material from producers who fully meet the social and environmental criteria outlined in JBS S.A.’s Responsible Procurement Policy, including zero tolerance to illegal deforestation and invasion of protected areas such as indigenous lands or environmental conservation areas, not having areas embargoed by the Brazilian Institute of the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis – IBAMA) and not being on the Brazilian Ministry of Economy Forced Labor Blacklist. The monitoring system also blocks livestock purchases from farmers involved in rural violence or land conflicts. To achieve this, the system generates a daily analysis of an area of 710,000 km² (or 71 million hectares), evaluating more than 73,000 direct supplier farms, enabling JBS S.A. to identify supplier farms that do not adhere to its Responsible Procurement Policy. In cases of non-compliance, the properties have their commercial records automatically blocked in JBS S.A.’s digital system, preventing cattle purchase operations from being generated on these properties. By leveraging its monitoring system in this manner, JBS S.A. has blocked approximately 12,000 livestock supplying farms for non-compliance to date.

In April 2021, JBS S.A. took on a stronger commitment to sustainability in the Amazon biome, by launching its own, privately-funded blockchain platform, the Transparent Livestock Platform, which allows JBS to advance cattle traceability and monitor its entire cattle supply chain, including indirect suppliers. Direct cattle suppliers have been requested to provide information on their suppliers through the Transparent Livestock Platform that analyzes suppliers of our suppliers’ farm compliance, which will be validated by third parties. In October 2021, JBS S.A. adopted a Sustainability-Linked Framework establishing its commitment to a deforestation-free supply chain in Brazil, ensuring all suppliers comply with its policy of zero tolerance for illegal deforestation and other socio-environmental criteria outlined in its Responsible Procurement Policy. As part of this goal, JBS S.A. established a sustainability performance target to have the number of heads of cattle related to its direct suppliers registered into its Transparent Livestock Platform by the end of 2025 equal 100% of the number of heads of cattle slaughtered by the JBS S.A. in Brazil in 2024. For more information about this framework and the Transparent Livestock Platform, see “Description of Material Indebtedness—JBS S.A. Agribusiness Credit Receivable Certificates (Certificados de Recebiveis do Agronegócio)—Sustainability-Linked CRAs.” Certain of our debt instruments are linked to this and other sustainability performance targets of JBS S.A., JBS USA or PPC that if unsatisfied will result in an increase in the interest rate payable on the respective debt instruments. See “Risk Factors— Risks Relating to Our Business and Industries—Failure by us to achieve our sustainability performance targets may result in increased interest payments under future financings and harm to our reputation.”

Intellectual Property

Although we hold a number of trademarks that are registered or have been filed and are under analysis with the Brazilian Intellectual Property Office (Instituto Nacional de Propriedade Industrial), the United States Patent and Trademark Office and trademark offices in other jurisdictions, we do not depend on any specific trademark or other form of intellectual property to run our business.

Insurance

We have an insurance program that provides for protection against (1) property damages affecting most of our buildings, furniture, machinery, appliances, products and raw materials caused by fire, lightning, explosion, flooding, electrical faults, landslides, riots, strikes, lock-outs and windstorms, (2) deterioration of goods in refrigerated areas and (3) robbery and theft. We do not currently maintain insurance covering environmental liabilities. Our insurance is renewed annually. We believe that our insurance policies provide suitable coverage for the risks inherent to our operations both in terms of the type of coverage and of the insured amounts. Even though we have insurance policies, there are risks that are not covered, such as war, unavoidable and unforeseen circumstances or the interruption of some activities and losses arising from events that are not insured. If any of these events occur, we may incur significant costs which may have a material adverse effect upon our financial performance and results of operation.

We are self-insured for employee medical and dental benefits and purchase insurance policies with deductibles for certain losses related to workers’ compensation and casualty and property damage claims. We purchase stop-loss coverage in order to limit our exposure to any significant level of certain claims. We are self-insured for risks relating to environmental liability. Self-insured losses are accrued based upon periodic assessments of estimated settlements for known and anticipated claims.

Employees

As of June 30, 2023, we had 269,277 employees distributed among management, sales and manufacturing/operating areas.

The following table sets forth the number of our employees as of the dates indicated:

	As of June 30,	As of December 31,		As of January 1,
	2023	2022	2021	2021
Management	30,394	38,019	20,386	30,504
Sales	12,374	9,071	12,597	7,905
Manufacturing/operating	226,509	213,254	218,047	209,378

Total	269,277	260,343	251,030	247,787

The following table sets forth the number of our employees by location as of the dates indicated:

	As of June 30,	As of December 31,		As of January 1,
	2023	2022	2021	2021
Brazil	147,734	143,879	143,228	141,887
United States	74,339	71,551	68,045	66,175
Australia	13,804	13,033	8,616	10,072
Mexico	11,982	12,259	11,166	10,498
Argentina	481	471	493	487
Europe (including the United Kingdom and Ireland)	19,004	18,575	17,939	15,418
Others (1)	1,933	575	1,543	3,250

Total	269,277	260,343	251,030	247,787

(1)	“Others” refers to Saudi Arabia, Kuwait, UAE, Germany, Belgium, Uruguay, Colombia, China, Hong Kong, Vietnam and others.

Employee Compensation and Benefits

General

Our compensation policy offers competitive salaries to our employees, in accordance with our budget, and enables us to retain skilled workers. Our policy is applicable to all our employees, including the employees of our subsidiaries, excluding our executive officers.

In addition to benefits we are required to provide by law, we offer meal and transportation vouchers and other benefits to all our employees in Brazil, excluding our executive officers, under our collective bargaining agreements.

In the United States and Australia, we offer certain benefits to all our employees, such as health plans, health and life insurance, reimbursement for expenses with education and employee assistance programs.

In addition to the above, we have insignificant numbers of employees in other countries and we do not offer specific benefits to them.

Incentive Award Plan

Prior to the Closing Date, our board of directors expects to adopt an incentive award plan (the “Incentive Plan”) pursuant to which all equity-based awards will be granted. The following summary describes the material terms that are expected to encompass the Incentive Plan. The maximum aggregate number of shares that may be issued pursuant to awards under the new Incentive Plan is expected to be 3% of JBS N.V.’s shares outstanding at any time. Any proposal to grant awards to directors will be submitted to our general meeting for approval.

The Incentive Plan will be discretionary and will enable the board of directors, or a committee delegated by the board of directors, of JBS N.V. to grant share-based incentives, including, stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards, to employees, directors and consultants of JBS N.V. and group company members. The administrator of the Incentive Plan will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Incentive Plan. Awards may be subject to the fulfilment of certain performance criteria as determined by the board or the compensation committee.

Upon a change in control, the board of directors will have the discretion to: (1) accelerate the vesting of awards; (2) agree that some or all of the outstanding awards will be assumed or substituted by the surviving company on the same terms and conditions as the original award; (3) arrange for the continuation of the outstanding awards; or (4) settle some or all of the awards in cash. In the event of an alteration or reorganization in the capital structure, the board of directors may adjust any one or more of the following: the number of shares subject to the incentive award plan, the definition of a “Share” under the Incentive Plan, the number of shares which may be delivered under an outstanding award, or the amount payable for a share, provided that this amount may not be reduced to less than the par value of a share.

No award may be granted under the Incentive Plan more than ten years after the Incentive Plan is adopted by the board of directors. The Incentive Plan may be terminated at any time by the board of directors and will terminate on the tenth anniversary of the adoption date.

Director and Senior Management Compensation

JBS S.A.’s management compensation policy, which encompasses members of JBS S.A.’s board of directors and most qualified officers, is an important aspect of JBS S.A.’s human capital investment strategy and is intended to attract and retain the most qualified employees in the industry. Compensation is established based on market research and intended to align the interests of JBS S.A.’s executives with the interests of JBS S.A.’s shareholders.

The members of JBS S.A.’s board of directors are paid a monthly fixed compensation and are entitled to a variable cash benefit indexed to the price of JBS S.A.’s common shares on the B3. JBS S.A.’s statutory executive officers are compensated through a combination of the following components: base salary, bonuses that are tied to JBS S.A.’s financial performance and health and dental benefits. The members of JBS S.A.’s fiscal council are paid a monthly fixed salary only. JBS S.A.’s fiscal council is a separate corporate body independent from JBS S.A.’s board of directors and management and is established in accordance with Brazilian corporate law. The fiscal council is a supervisory body whose primary function is to review management’s activities to ensure that management is complying with their legal obligations and to protect the best interests of the company and its shareholders. The fiscal council also reviews JBS S.A.’s financial statements and renders opinions on certain management proposals submitted to shareholder vote, including matters relating to changes to JBS S.A.’s share capital, dividend distributions, corporate reorganizations and M&A transactions. JBS S.A.’s fiscal council is composed of between three and five members, and their respective alternates, who are elected by JBS S.A.’s shareholders at each annual general shareholders’ meeting. Neither members of JBS S.A.’s fiscal council nor their alternates can be members of the JBS S.A.’s board of directors or management.

In 2022, JBS S.A.’s board of directors, board of executive officers and fiscal council consisted of an average of nine, five and four members, respectively. For the year ended December 31, 2022, the aggregate compensation paid to JBS S.A.’s board of directors, statutory executive officers and fiscal council was US$26.9 million, composed of:

•	Board of Directors. US$2.5 million, consisting of US$2.3 million in fixed compensation and US$0.2 million in variable compensation;

•	Executive Officers. US$24.0 million, consisting of US$5.4 million in fixed compensation and US$18.6 million in variable compensation; and

•	Fiscal Council. US$0.4 million, consisting of entirely of fixed compensation.

The table below sets forth the highest, lowest and average compensation paid to JBS S.A.’s board of directors, statutory executive officers and fiscal council for the year ended December 31, 2022:

	For the year ended December 31, 2022
	Board of Directors	Executive Officers	Fiscal Council
		(in US$ thousand)
Highest	153.3	10,831.2	101.1
Lowest	147.8	1,578.8	101.1
Average	152.7	4,802.8	101.1

Occupational Health and Safety

We have a culture that values health and safety at work and promotes health and safety standards through our Management System for Health and Safety, which integrates and makes all of our employees jointly responsible for these issues. This system is grounded in well-defined responsibilities at all levels of our company and is supported by a Self-Management Safety Program (the “PSAG”), and Internal Commissions for Accident Prevention (“CIPAs”), which are composed of members elected by our employees. Every month, the performance of these units is measured and monitored, and employees responsible for the PSAG perform periodic audits. This model also includes goals as well as awareness and prevention tools to assist in the identification, mitigation and elimination of risk conditions or behavior that lead to unsafe practices by employees. All of our employees are represented in various Committees of Safety and Health through CIPAs. In addition to the CIPAs, we have a Safety Committee, composed of members of our senior management, which analyzes indicators of health and safety indicators and all proposed improvements suggested by employees.

In April 2013, we signed Regulatory Norm No. 36 – Workplace Safety and Health in Slaughtering and Meat and Byproducts Processing Plants, issued by the Brazilian Ministry of Labor, which regulates the working conditions and structure of the meatpackers’ processing units, such as the adequacy of use of our property, plant and equipment and specific furnishings and risk monitoring, among others, in order to provide better working conditions and improve the safety and quality of life for our employees. We also conducted training in our industrial units and mobilized all managers and all areas of the business units to comply with safety standards.

Relationship with Unions

Although we are subject to labor proceedings, investigations and fines in the ordinary course of business, we believe we have good relations with our employees and the unions and other labor organizations that represent them. Certain employees worldwide are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements.

Legal Proceedings

We are defendants in several legal and administrative proceedings incident to the ordinary course of our business, including labor claims filed by former employees and public authorities relating to overtime payments, paid leave, working hours, labor safety, occupational accidents and compensation for exposure to health hazards, civil claims involving consumer issues and contract disputes and tax claims.

We are party to several lawsuits arising in the ordinary course of business for which provisions are recognized for those whose loss potential is probable based on estimated costs determined by management as follows:

	As of June 30,	As of December 31,		As of January 1,
	2023	2022	2021	2021
		(in millions of U.S. dollars)
Labor	107.4	99.2	96.6	128.1
Civil	241.3	222.8	281.1	426.0
Tax and Social Security	125.8	105.4	100.4	88.1

Total	474.5	427.4	478.1	482.1

In addition, as of June 30, 2023, we had other ongoing proceedings in the amount of US$1.3 billion (US$2.9 billion as of December 31, 2022 and US$2.5 billion as of December 31, 2021) which refer to civil, tax and labor proceedings whose loss potential is possible, for which we have not recognized a provision.

Brazil

Corporate Lawsuits

Arbitration Proceedings

Arbitration Proceeding No. 93/17: In August 2017, plaintiff José Aurélio Val Porto de Sá Júnior and Associação dos Investidores Minoritários ADMIN, a minority shareholder of JBS S.A., filed an arbitration proceeding with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado – CAM B3) against our ultimate controlling shareholders in order to obtain liability indemnification for losses and damages suffered by JBS S.A., the other minority shareholders and the capital markets as a whole, in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”). The plaintiffs alleged that these actions amounted to abuses of power. We are involved in this arbitration proceeding only as an interested third party. Therefore, no provision was recognized.

Arbitration Proceeding No. 110/18: In June 2018, SPS I Fundo de Investimentos de Ações - Investimento no Exterior (SPS), a minority shareholder of JBS S.A., filed an arbitration proceeding with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado – CAM B3) against J&F and our ultimate controlling shareholders, among other parties, in order to obtain alleged losses and damages suffered by JBS S.A. in connection with the same facts alleged in Arbitration Proceeding No. 93/17. We are involved in this arbitration proceeding only as an interested third party. Therefore, no provision was recognized.

In 2019, Arbitration Proceedings No. 93/17 and No. 110/18 were joined.

In March 2022, in light of Arbitration Proceeding No. 186/21 (described below), which was initiated by JBS S.A., we made a request to the Superior Court of Justice (Superior Tribunal de Justiça) (“STJ”) that Arbitration Proceedings No. 93/17 and No. 110/18 be dismissed on the grounds that: (i) two minority shareholders of JBS S.A. lost their standing to sue; and (ii) the subject matters of Arbitration Proceedings No. 93/17 and No. 110/18 should be solely determined in Arbitration Proceeding No. 186/21, as resolved by the shareholders of JBS S.A. at a general shareholders meeting. Since then, the validity and possibility of continuity of these procedures have been the subject of discussion between the parties, including in court. As a result of this request, in March 2022, Arbitration Proceedings No. 93/17 and No. 110/18 were suspended by decision of Arbitration Court, and they remain suspended to this day.

Arbitration Proceeding No. 186/21: In January 2021, in accordance with the resolution approved at an extraordinary general meeting of shareholders of JBS S.A. held in October 2020, JBS S.A. submitted an arbitration request with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado – CAM B3) against our ultimate controlling shareholders and J&F, among others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”).

In June 2022, after accepting to analyze the jurisdiction conflict raised by JBS S.A., the STJ unanimously declared Arbitration Proceeding No. 186/21 competent to judge the liability of our ultimate controlling shareholders and others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement.

On December 22, 2022, the arbitration court ratified a settlement agreement between the parties to Arbitration Proceeding No. 186/21, pursuant to which J&F agreed to pay to JBS the amount of R$543.2 million (US$112.7 million). The execution and ratification of this settlement agreement brings an end to Arbitration Proceeding No. 186/21.

Tax Proceedings

Profits earned by foreign subsidiaries

During 2020 and 2021, the Brazilian tax authorities issued two assessments to JBS S.A. from charges related to profits earned abroad, which allegedly should be included in the income tax calculation basis, disallowance of amounts paid by foreign subsidiaries, on the grounds that they could not been used for compensation purposes, as well as for disallowance of goodwill. These charges also involve a fine plus interest. JBS S.A. clarifies that the most significant amount relates to the collection of profits abroad refers to the items that have been required by the inspection for the purpose of consolidating the results abroad of its direct or indirect investees, being certain that JBS S.A. disagrees with the criteria being applied by the inspection. JBS S.A. filed administrative objections that are awaiting judgment. Management understands that, considering historical values related to the dates of the assessments, for US$196.8 million, there are remote chances of loss and for the amount of US$1.3 billion there are possible chances of loss. We have not recorded any provision in connection with these proceedings.

JBS USA

Pork

U.S. Federal Litigation

Between June 2018 and July 2018, a series of putative class action complaints were filed against JBS USA, a number of other pork producers, and Agri Stats, Inc. (the “U.S. Federal Pork Antitrust Civil Litigation”) in U.S. District Court for the District of Minnesota (“Minnesota Court”). The plaintiffs allege violations of federal and state antitrust, unfair competition, unjust enrichment, deceptive trade practice, and consumer protection laws.

In November 2020 and March 2021, JBS USA had settled all claims made by the putative direct purchaser plaintiff class, the putative consumer indirect purchaser plaintiff class and the putative commercial and institutional indirect purchaser plaintiff class in the U.S. Federal Pork Antitrust Civil Litigation. Under the terms of the settlement, JBS USA agreed to pay these classes an aggregate amount of US$57.3 million in settlement of all outstanding claims brought by such classes. As a result, in the years ended December 31, 2021 and 2020, respectively, US$32.8 million and US$24.5 million was recognized within selling, general and administrative expenses in the consolidated statement of income. In March 2023, the Minnesota Court certified all three classes.

JBS USA continues to litigate against several direct action plaintiffs, including the Commonwealth of Puerto Rico, as well as parties that have opted out of the class settlements (the “Pork Opt Outs”). JBS USA will seek reasonable settlements where they are available. In total, US$80.1 million has been recognized to cover negotiated settlements with various Pork Opt Outs, of which US$7.5 million was recognized in the six-month period ended June 30, 2023, US$21.5 million was recognized in the year ended December 31, 2022 and US$51.1 million was recognized in the year ended December 31, 2021 within selling, general and administrative expenses in the consolidated statement of income.

U.S. State Litigation

In June 2021 and October 2021, the Offices of the Attorneys General in New Mexico and Alaska filed complaints against JBS USA, as well as several other pork processing companies and Agri Stats in state courts in New Mexico and Alaska, respectively. The complaints are based on allegations similar to those asserted in the U.S. Federal Pork Antitrust Civil Litigation and allege violations of relevant state antitrust, unfair trade practice, and unjust enrichment laws based on allegations of conspiracies to exchange information and manipulate the supply of pork. No provision has been recorded as we have assessed the likelihood of loss as possible.

Beef and Cattle

U.S. Federal Litigation

Between April 2019 and May 2019, a series of putative class action complaints were filed by cattle producers and cow-calf ranchers against JBS USA Food Company, Swift Beef Company, JBS Packerland, Inc.,

and JBS S.A., as well as other beef processors that purchase cattle, in different United States district courts that were subsequently amended and consolidated in the Minnesota Court (the “U.S. Federal Cattle Antitrust Civil Litigation”). The plaintiffs allege that the defendants violated the Sherman Antitrust Act, the Packers and Stockyards Act, the Commodity Exchange Act, and various related state claims. On August 17, 2023, the Minnesota Court dismissed the complaint by the putative class of cow-calf ranchers for lack of standing. JBS USA continues to litigate against the putative class of cattle producers.

Separately, between April 2019 and June 2020, a series of purported class action lawsuits were filed against JBS USA Food Company Holdings, a number of other beef processors, and Agri Stats, Inc. by direct purchasers of beef, commercial and industrial indirect purchasers of beef, and consumer indirect purchasers of beef also in the Minnesota Court, each alleging, among other things, violations of the Sherman Antitrust Act and seeking treble damages and injunctive relief (the “U.S. Federal Beef Antitrust Civil Litigation”). Thereafter, certain purchasers of beef products filed direct action complaints against the same defendants with similar allegations as the class plaintiffs. In October 2021, the U.S. Federal Cattle Antitrust Civil Litigation and the U.S. Federal Beef Antitrust Civil Litigation were coordinated in the Minnesota Court for pretrial purposes (the “U.S. Federal Beef and Cattle Antitrust Civil Litigation”).

JBS USA has settled with the putative direct purchaser plaintiff class in the U.S. Federal Beef Antitrust Civil Litigation for US$52.5 million, which has received final approval from the Minnesota Court. In the same action, JBS has settled with the putative commercial and institutional indirect purchaser plaintiff class for US$24.5 million, which is awaiting final approval from the court. US$24.5 million was recognized in the year ended December 31, 2022 and US$52.5 million was recognized in the year ended December 31, 2021 within selling, general and administrative expenses in the consolidated statement of income.

JBS USA continues to litigate against the putative class members that have not settled as well as direct action plaintiffs, and JBS USA will seek reasonable settlements where they are available. To this end, JBS USA recognized a provision of US$21.4 million in the six-month period ended June 30, 2023 within selling, general and administrative expenses in the consolidated statement of income.

In November 2022, a putative class action lawsuit was filed by hourly and salaried employees against JBS USA and a number of other meatpackers as well as Webber, Meng, Sahl & Company and Agri Stats, Inc. in the U.S. District Court for the District of Colorado (the “ Colorado Court”). The plaintiff class alleges that the defendants conspired to fix and depress the compensation paid to pork and beef plant workers in violation of the Sherman Act and seek damages from January 1, 2014 to the present. JBS continues to litigate against the plaintiffs in due course but may also seek a reasonable settlement where such settlement is available and in the best interest of the company. No provision has been recorded as we have assessed the likelihood of loss as possible. On February 17, 2023, JBS USA filed a motion to dismiss the case, which is fully briefed and awaiting a decision from the court.

Canada Litigation

In February and March 2022, two putative class action lawsuits were filed in Canada by direct and indirect purchasers of beef against JBS USA, Swift Beef, JBS Packerland, JBS Food Canada ULC, and a number of other beef processors alleging similar claims to those in the U.S. Federal Beef Antitrust Civil Litigation. JBS continues to litigate against the plaintiffs in due course but may also seek a reasonable settlement where such settlement is available and in the best interest of the company. No provision has been recorded as we have assessed the likelihood of loss as possible.

DOJ Antitrust Matters

In December 2020 and October 2021, JBS USA received civil investigative demands (“CIDs”) from the Antitrust Division of the DOJ. The CIDs request information related to the fed cattle and beef packing markets.

We are cooperating with the DOJ in producing documents and information pursuant to the CIDs. The Offices of the Attorneys General for multiple states are participating in the investigation and coordinating with the DOJ. No provision has been recorded as we have assessed the likelihood of loss as possible.

JBS USA cannot predict the outcome of these actions nor when they will be resolved. The consequences of the pending litigation matters are inherently uncertain, and adverse actions, judgments or settlements in some or all of these matters, including investigations by the DOJ or the Offices of the Attorneys General, may result in materially adverse monetary damages, fines, penalties or injunctive relief against JBS USA, which could be material and could adversely affect JBS USA’s financial condition or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage JBS USA’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the U.S. government’s recent focus and attention on market dynamics in the meat processing industry could expose JBS USA to additional costs and risks.

In addition, on October 2020, the DOJ served a grand jury subpoena on JBS USA. The subpoena purports to investigate human resources antitrust matters. On January 27, 2023, the DOJ notified JBS USA that its investigation pursuant to the grand jury subpoena is closed as to JBS USA.

Tax Claims and Proceedings

During 2017, the Australian Tax Office (“ATO”) opened a review of JBS Australia Pty. Ltd. for income tax years 2015 through 2017 in connection with a corporate reorganization. On September 30, 2020, the ATO issued an amended tax assessment for income tax year 2015 in regard to various tax matters for an immaterial amount, while it continues to investigate tax years 2016 and 2017. Final ATO review findings could result in a material tax liability, but no provision has been recorded for the amounts considered in the assessment due to the continued review of tax years 2016 and 2017 as we have assessed the likelihood of loss as possible.

PPC

Antitrust Litigation

In re Broiler Chicken Antitrust Litigation

Between September 2016 and October 2016, a series of purported federal class action lawsuits styled In re Broiler Chicken Antitrust Litigation (the “Broiler Chicken Antitrust Litigation”) were filed in the United States District Court for the Northern District of Illinois (the “Illinois Court”) against PPC, as well as several other poultry processing companies. The operative complaints, which have been amended throughout the litigation, contain allegations that, among other things, assert that beginning in January 2008, the defendants conspired and combined to fix, raise, maintain, and stabilize the price of broiler chickens in violation of United States antitrust laws. The plaintiffs seek treble damages, injunctive relief, pre- and post-judgment interest, costs, and attorneys’ fees on behalf of the putative classes. In addition, the complaints on behalf of the putative classes of indirect purchasers include causes of action under various state unfair competition laws, consumer protection laws, and unjust enrichment common laws. The Illinois Court has bifurcated the claims, with the first trial beginning on September 12, 2023 (“Track 1 Trial”). PPC has settled with all plaintiffs in the Track 1 Trial, so it will not be a defendant in the upcoming trial.

In January 2021 and August 2021, PPC announced that it reached agreement to settle all claims made by the putative direct purchaser plaintiff class, the putative end-user consumer indirect purchaser plaintiff class and the putative commercial and institutional indirect purchaser plaintiff class in the Broiler Chicken Antitrust Litigation, each of which has received final approval from the Illinois Court. Under the terms of the settlements, PPC agreed to pay these classes an aggregate amount of US$195.5 million in settlement of all outstanding claims brought by such classes. As a result, US$120.5 million and US$75.0 million was recognized within selling, general and administrative expenses in the consolidated statement of income in the years ended December 31, 2021 and 2020, respectively.

The class settlements with these classes do not cover the claims of individual plaintiffs who filed direct action complaints and opted out of the class settlements (collectively, the “Opt Outs”). PPC will therefore continue to litigate against such Opt Outs and will seek reasonable settlements where they are available. To date, PPC has recognized an expense of US$527.4 million to cover settlements with various Opt Outs. We recognized these settlement expenses within selling, general and administrative expense in the consolidated statements of income for the six-month period ended June 30, 2023 and the years ended December 31, 2022 and 2021.

Labor Antitrust Litigation

Between August 2019 and October 2019, four purported class action lawsuits were filed in the U.S. District Court for the District of Maryland (the “Maryland Court”), against PPC and a number of other chicken producers, as well as Webber, Meng, Sahl & Company and Agri Stats. The plaintiffs are a putative class of poultry processing plant production and maintenance workers (“Poultry Workers Class”) and allege that the defendants conspired to fix and depress the compensation paid to the Poultry Workers Class in violation of the Sherman Antitrust Act and seek damages from January 1, 2009 to the present.

Additional lawsuits making similar allegations were consolidated including an amended consolidated complaint containing additional allegations concerning turkey processing plants naming additional defendants. PPC moved to dismiss the amended consolidated complaint. In September 2020, the court dismissed claims against PPC and certain other defendants without prejudice. Defendants moved to dismiss the complaint in December 2020, which the Maryland Court denied in March 2021. In June 2021, PPC entered into a binding settlement agreement (“Settlement Agreement”) to settle all claims with the putative Poultry Workers Class for US$29.0 million, though the agreement is still subject to final approval by the Maryland Court. As a result, an expense of US$29.0 million was recognized in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2021. In February 2022, the plaintiffs filed an amended complaint (“Amended Complaint”), which extended the relevant period, added defendants, and included additional workers in the class, however, because of PPC’s earlier settlement of this matter, it is not a defendant nor party to the Amended Complaint.

In re Broiler Chicken Grower Litigation

In January 2017, a purported class action on behalf of broiler chicken farmers was brought against PPC and four other producers in the U.S. District Court for the Eastern District of Oklahoma (the “Oklahoma Court”), alleging, among other things, a conspiracy to reduce competition for grower services and depress the price paid to growers. Plaintiffs allege violations of the Sherman Antitrust Act and the Packers and Stockyards Act and seek, among other relief, treble damages. The complaint was consolidated with several subsequently filed consolidated amended class action complaints and styled as In re Broiler Chicken Grower Litigation. PPC continues to litigate against the plaintiffs in due course but may also seek a reasonable settlement where such settlement is available and in the best interest of the company.

State Antitrust Matters

The Offices of the Attorneys General for multiple U.S. states have issued civil investigative demands (“CIDs”). The CIDs requests, among other things, data and information related to the acquisition and processing of broiler chickens and the sale of chicken products. PPC is cooperating with the Offices of the Attorneys General in these states in producing documents and information pursuant to the CIDs.

The Offices of the Attorneys General in New Mexico, Alaska and Washington have filed complaints against PPC. The complaints are based on allegations similar to those asserted in the Broiler Chicken Antitrust Litigation. On March 9, 2023, PPC entered into an agreement to settle all claims made by the State of Washington for US$11.0 million, which was paid in the second quarter of 2023. PPC continues to litigate against the Attorneys General of New Mexico and Alaska but may also seek reasonable settlements where such settlements are available and in the best interest of the company. As of June 30, 2023, PPC had not recognized any provision in connection with these matters.

DOJ Antitrust Matters

In July 2019, the DOJ issued a subpoena to PPC in connection with its investigation arising from the Broiler Chicken Antitrust Litigation. PPC has been cooperating with the DOJ investigation.

In June 2020 and October 2020, a Grand Jury in the Colorado Court pursuant to an indictment and superseding indictment, respectively, indicted Jayson Penn, a former chief executive officer and president of PPC, William Lovette, a former chief executive officer of PPC, former employees of PPC and employees of different companies. The indictments alleged, among other charges, that the defendants entered into and engaged in a conspiracy to suppress and eliminate competition by rigging bids and fixing prices and other price-related terms for broiler chicken products sold in the U.S., in violation of Section 1 of the Sherman Antitrust Act. Mr. Penn pleaded not guilty to the charges and left PPC in June 2020.

In October 2020, PPC announced that it had entered into a plea agreement (“Plea Agreement”), with the DOJ pursuant to which PPC agreed to (i) plead guilty to one count of conspiracy in restraint of competition involving sales of broiler chicken products in the U.S. in violation of Section 1 of the Sherman Antitrust Act, and (ii) pay a fine of US$110.5 million. As a result, an expense of US$110.5 million was recognized in selling, general and administrative expenses in the consolidated statement of income for the year ended December 31, 2020. Under the Plea Agreement, the DOJ agreed not to bring further charges against PPC for any antitrust violation involving the sale of broiler chicken products in the U.S. occurring prior to the date of the Plea Agreement. In February 2021, the Colorado Court approved the Plea Agreement and assessed an amended fine of US$107.9 million. PPC continues to cooperate with the DOJ in connection with the ongoing federal antitrust investigation into alleged price fixing and other anticompetitive conduct in the broiler chicken industry.

In July 2021, PPC learned of an additional indictment by a Grand Jury in the Colorado Court against four former employees of PPC, which alleged similar claims to the earlier indictments. In July 2022, PPC learned of a superseding indictment by a Grand Jury in the Colorado Court alleging that one of the former employees named in the July 2021 indictment engaged in witness tampering and obstruction of an official proceeding. The DOJ conducted three trials against the defendants in the indictments mentioned above. The juries did not reach a verdict in the first two trials and the court declared mistrials. In the third trial, the jury acquitted Messrs. Penn and Lovette, two additional former employees of PPC, and a former employee of a different company.

In February 2022, PPC learned that the DOJ has opened a civil investigation into human resources antitrust matters, and in October 2022, PPC learned that the DOJ has opened a civil investigation into grower contracts and payment practices. PPC is cooperating with the DOJ in its investigations. The DOJ has informed PPC that it is likely to file a civil complaint pursuant to at least one of these investigations.

Mexico Tax Claims and Proceedings

During 2014 and 2015, Mexican Tax Administration Service (“SAT”) opened a review of Avícola Pilgrim’s Pride de Mexico, S.A. de C.V., a Mexican subsidiary of PPC (“PPC Mexico”) in regard to tax years 2009 and 2010, respectively. In both instances, the SAT claims that controlled company status did not exist for certain subsidiaries because PPC Mexico did not own 50.0% of the shares in voting rights of Incubadora Hidalgo, S. de R.L. de C.V. and Comercializadora de Carnes de México S. de R.L. de C.V. (both in 2009) and Pilgrim’s Pride, S. de R.L. de C.V. (in 2010). As a result, according to the SAT, PPC Mexico should have considered dividends paid out of these subsidiaries partially taxable since a portion of the dividend amount was not paid from the net tax profit account (CUFIN). PPC Mexico appealed the opinion, and on January 31, 2023, the appeal as to tax year 2009 was dismissed by the Mexico Supreme Court. Accordingly, PPC has paid US$25.9 million for tax year 2009. The opinion for tax year 2010 is still under appeal. PPC Mexico has recorded a tax reserve of US$17.0 million in connection therewith.

In May 2022, the SAT issued tax assessments against Pilgrim’s Pride, S. de R.L. de C.V. and Provemex Holdings, LLC in connection with PPC’s acquisition of Tyson de México. Following the acquisition, PPC re-

domiciled Provemex Holdings, LLC to Mexico. The SAT claims that Provemex Holdings, LLC was a Mexican entity at the time of the acquisition and, as a result, were obligated to pay taxes on the sale. In November 2022, the Mexican subsidiary of PPC filed a petition to nullify these assessments, and on June 7, 2023, the tax court granted the petition. The SAT has appealed the decision. Amounts under appeal are approximately US$287.5 million for such tax assessments. No provision has been recorded as we have assessed the likelihood of loss as possible.

Other Claims and Proceedings

In October 2016, a series of class action complaints were filed by a putative class of persons who purchased shares of PPC’s stock between February 21, 2014 and October 6, 2016 in the Colorado Court, against PPC and its named executive officers (the “Hogan Litigation”). The operative complaints, which have been amended throughout the litigation, contain allegations that PPC’s SEC filings contained statements that were rendered materially false and misleading by PPC’s failure to disclose that (i) PPC colluded with several of its industry peers to fix prices in the broiler-chicken market as alleged in the Broiler Chicken Antitrust Litigation, (ii) its conduct constituted a violation of federal antitrust laws, and (iii) PPC’s revenues during the class period were the result of illegal conduct. Since the original filing, the Colorado Court has granted various motions to dismiss and issued judgment in favor of the defendants. In December 2021, the plaintiff filed a notice of appeal with the U.S. Court of Appeals for the Tenth Circuit. In July 2023, the Tenth Circuit reversed the Colorado Court decision and remanded to consider the complaint on the merits. No provision has been recorded as we have assessed the likelihood of loss as possible.

In March and April 2017, several stockholder derivative actions were brought against all of PPC’s directors and then-Chief Executive Officer, William Lovette and then-Chief Financial Officer, Fabio Sandri, in the Nineteenth Judicial District Court for the County of Weld in Colorado. The complaints allege, among other things, that the named defendants breached their fiduciary duties by failing to prevent PPC and its officers from engaging in an antitrust conspiracy as alleged in the Broiler Chicken Antitrust Litigation, and issuing false and misleading statements as alleged in the Hogan Litigation. The complaints were consolidated and amended to add former PPC executives Jayson Penn, Roger Austin and Jimmie Little as named defendants (the “Derivative Litigation”). Since the original filings, there have been various amendments to the complaints, motions to dismiss and stays entered into by the Colorado court. PPC has filed a motion to dismiss the Derivative Litigation, which the Colorado Court granted in its entirety and with prejudice on December 12, 2022. On December 27, 2022, the plaintiffs filed a motion for reconsideration, which the Weld County Court denied on March 2, 2023. On March 15, 2023, the plaintiffs filed an additional motion for reconsideration. On April 25, 2023, the Weld County Court affirmed its dismissal of the case with prejudice.

In July 2020, United Food and Commercial Workers International Union Local 464A (“UFCW”), acting on behalf of itself and a putative class of persons who purchased shares of PPC stock between February 9, 2017 and June 3, 2020, filed a class action complaint in the Colorado Court against PPC, and Messrs. Lovette, Penn, and Sandri (the “UFCW Litigation”). The complaint alleges, among other things, that PPC’s public statements regarding its business and the drivers behind its financial results were false and misleading due to the defendants’ purported failure to disclose its participation in an antitrust conspiracy as alleged in the Broiler Chicken Antitrust Litigation and the criminal indictment described further above. In September 2020, UFCW and the New Mexico State Investment Council (“NMSIC”), filed competing motions to be appointed lead plaintiff under the Private Litigation Securities Reform Act. In March 2021, the court appointed NMSIC as lead plaintiff. In May 2021, NMSIC filed an amended complaint and PPC and the other defendants moved to dismiss the amended complaint in July 2021, which is now fully briefed. In March 2022, the Colorado Court granted the motion to dismiss with prejudice as to all claims. The plaintiffs filed a motion to amend the judgment in April 2022, which the Colorado Court denied in October 2022.

Exposure and Resolution

PPC cannot predict the outcome of these actions nor when they will be resolved. The consequences of the pending litigation matters are inherently uncertain, and adverse actions, judgments or settlements in some or all of these matters, including investigations by the DOJ or the Offices of the Attorneys General, may result in materially adverse monetary damages, fines, penalties or injunctive relief against PPC, which could be material and could adversely affect PPC’s financial condition or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage PPC’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the U.S. government’s recent focus and attention on market dynamics in the meat processing industry could expose PPC to additional costs and risks.

Compliance Program

Since the execution of the Brazilian Collaboration Agreements and Leniency Agreement in 2017 (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”), JBS S.A. and its subsidiaries have made substantial investments in the improvement of their anti-bribery and anti-corruption compliance program (the “ABAC Program”). In particular, the ABAC Program has been structured around the key pillars described below:

•

Leadership and tone at the top. The ABAC Program is overseen by JBS S.A.’s board of directors through reporting from compliance department leadership. Senior professionals with significant legal and compliance experience in government and private practice have been hired to oversee the day-to-day operation of each company’s compliance department. These professionals include a Global Chief Ethics and Compliance Officer and heads of compliance in the United States, Brazil, Australia and the United Kingdom. The leadership teams are supported by dedicated compliance professionals who manage the compliance function. The ABAC Program also is supported by ethics and compliance committees, which have been implemented at JBS S.A., JBS USA and PPC. The committees meet at least quarterly and include senior business leaders or other business unit leaders. The committees address a variety of compliance matters, including assisting with improvements to the ABAC Program, reviewing ethics cases and providing guidance to the compliance departments.

In June 2022, as a part of our strategy to consolidate the ABAC Program under a global structure, JBS S.A. formed the Global Compliance Committee, which is an executive committee comprised of the JBS Chief Ethics and Compliance Officer, JBS S.A. Compliance Director, PPC Head of Ethics and Compliance, JBS Australia General Counsel, J&F Investimentos SA Global Compliance Officer and the Chairman of the JBS S.A. board of directors. The goal of the Global Compliance Committee is to harmonize key compliance-related policy areas in the company’s worldwide business. Specifically, the Global Compliance Committee’s organizational document charges the Global Compliance Committee with:

•	advising, supporting and identifying matters and subjects to improve within the ABAC Program, including detecting potential violations of law, regulations or policy;

•	recommending the implementation of policies to be applied globally by all of our companies;

•	helping ensure that our business is conducted with integrity and ethics, in accordance with all relevant laws and regulations, our Code of Conduct, policies and internal controls practices; and

•	preventing, detecting and correcting any ethical, behavioral, and/or any compliance-related deviation.

•

Risk assessment. JBS S.A. has conducted periodic risk assessments, with the assistance of experienced professionals, to understand the bribery and compliance risks associated with the company’s business activities. The risk assessments have been used to adapt our ABAC Program to the risks we face, including developing additional training and implementing mitigating controls.

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Policies and procedures. We have adopted an updated global Code of Conduct, which is available in multiple languages, and have established and updated risk-based policies applicable to our business and the risks that we face. Our policies address the risks of bribery and corruption, conflicts of interest, gifts, meals, entertainment, donations, sponsorships and third parties. Under the guidance of the Global Compliance Committee, we recently adopted a Global Anti-Bribery Anti-Corruption Policy that applies to all of our businesses.

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Training. Our employees receive training on our Code of Conduct and our policies, including our Global Anti-Bribery and Anti-Corruption Policy. Training is provided at onboarding and periodically thereafter.

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Ethics line and investigations. We have implemented a global ethics reporting line that is hosted by an independent third party, which allows any interested party to report potential or suspected violations of our code, policies or applicable law on an anonymous basis. We have policies and procedures that govern how we review and investigate ethics line reports and, if necessary, impose discipline and implement remedial measures. Our Code and policies prohibit retaliation against anyone making a good faith report of a violation of the law or our Code and policies.

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Third parties. We have implemented measures to mitigate ABAC risk presented by third parties, including conducting risk-based diligence on third parties, requiring compliance with our Business Associate Code of Conduct, which is similar to our Code, third party training and other risk mitigating measures.

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Communications. We regularly communicate with our employees to promote our policies, drive engagement and highlight the risks we face. We also periodically host compliance events or participate in company events to promote ethics and compliance priorities.

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Controls. The ABAC Program includes risk-based controls that have been implemented to mitigate material compliance risks. The controls include KPIs that allow our compliance professionals to track risks and assess the status and effectiveness of the ABAC Program. Other controls require the approval from the compliance department of certain transactions involving government officials or prohibit transactions with certain high risk parties.

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Monitoring. We seek opportunities on an ongoing basis to improve the ABAC Program and we have undergone internal and external reviews intended to identify such opportunities. We have hired experienced professionals, including law firms and international auditing firms, to evaluate our program and we have collaborated with those professionals to refine our program to further mitigate risk.

THE GLOBAL PROTEIN INDUSTRY

Global Beef Industry

Beef is a rich source of protein and the third most produced and consumed protein in the world, after pork and poultry. According to data from the USDA, the world cattle herd stood at approximately 1.0 billion head in 2022, producing 59.3 million tons of beef.

Imports and Exports

According to the USDA, global beef imports reached a total of 10.2 million tons in 2022, representing a 2.4% increase from 2021. In the future, imports are expected to rise due to increased demand from developed and emerging nations and the expectation that the volume of beef imports in China will increase as the gap between domestic production and demand widens. In September 2021, Brazil suspended beef exports to China, after confirming two cases of atypical mad cow disease in separate meat plants. China resumed trade with Brazil in December 2021. In February 2023, Brazil suspended beef exports to China again following another confirmed case of atypical mad cow disease in Brazil. This suspension lasted approximately one month.

Despite being the world’s leading beef producing nation, the United States is also a significant importer of beef as domestic production is insufficient to meet the full demand of United States consumers. The European Union, China and Russia are examples of other major markets experiencing deficits in beef production, making them dependent on importing beef from foreign markets.

The United States, despite a production deficit, is the world’s second largest beef exporting nation according to the USDA, exporting premium beef cuts to the global market. Australia was the world’s fourth largest beef exporter in 2022. Australia and the U.S. combined for 23.6% of total exports in 2022.

Key Geographies Where We Operate

United States

Excluding India, which for religious reasons does not make a significant part of its cattle herd available for commercial purposes, the United States had the third largest commercial cattle herd in the world, with 89.0 million head of cattle, and was the world’s top beef producing nation in 2022, producing 12.9 million tons of beef, according to the USDA. The U.S. has more cattle in feedlots than any other country. Feedlots are the preferred method of raising commercial cattle in the United States due to the high quality of meat procured and the shorter time to prepare cattle for slaughter when compared to the free range method of raising cattle.

Pure U.S. beef processors generally buy cattle raised in feedlots on the spot market or pursuant to market-priced supply agreements. They process the cattle in their own facilities and sell the beef to various customers or further processors. Cattle are normally purchased at market prices and kept for less than one day before slaughter. Pure beef processors are primarily “spread” operators, and their operating profit is largely determined by the operational efficiency of their facilities, as opposed to fluctuations in market prices for cattle and beef. In the United States we operate as a pure beef processor.

Australia

Grazing is the most common method for raising and feeding cattle in Australia. This method has lower feed input costs and requires a longer period of time for cattle to reach maturity. However, Australia also has a grain-fed beef cattle segment, which supplies beef predominantly processed for export, especially to Japan and South Korea. Australia has been one of the world’s leading beef exporters for over a decade.

Brazil

According to the USDA, Brazil has the largest commercial herd of beef cattle in the world with 194.4 million head of cattle as of 2022. The Brazilian beef industry has undergone an intense process of internationalization. As a result, Brazilian beef exports have grown considerably. The increase in Brazilian beef exports is a result of increased productivity in the Brazilian beef sector and reduced production costs, intensified marketing and advertising campaigns and an increased number of export destinations.

Brazil offers a number of competitive advantages in the production of beef, the most important of which include:

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low production costs. According to the Center for Advanced Studies on Applied Economics (Centro de Estudos Avançados em Economia Aplicada) at the Luiz de Queiroz College of Agriculture at the University of São Paulo, Brazil has one of the lowest production costs for beef among the world’s leading producers;

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high potential for production growth. Brazil currently has the largest commercial beef cattle herd in the world and still has large tracts of land available in rural areas, which also makes it possible to substantially increase the farming and production of Brazilian beef;

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grazing method of cattle farming and other advantages. Cattle farming in Brazil is predominantly grazing. Unlike most of the world’s top beef producers (including the United States and the countries of the European Union), Brazilian cattle graze and/or are fed on vegetable-based feed, which is seen as a factor that eliminates the risk of an outbreak of BSE among Brazilian cattle. In addition, the beef produced in Brazil has a low fat content and generally does not contain growth hormones used in cattle farming in other countries. Such factors are important to the marketing position for Brazilian beef, especially for a number of developed countries; and

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strong demand from the domestic market. Brazil has a large domestic market for beef that consumed around 72.7% of its production in 2022. This strong demand from the domestic market makes it possible to optimize the utilization and processing of each carcass, which is believed to represent a competitive advantage in relation to other beef producers around the world.

Global Pork Industry

Pork is the most consumed protein in the world with China, the United States and the European Union representing the largest markets globally. According to data from the USDA, the world hog herd in 2022 stood at approximately 769.7 million head, producing 113.8 million tons of pork.

Imports and Exports

The world pork trade is growing faster than world pork production. Declining trade barriers are allowing pork to move more freely around the globe than ever, which is beneficial for pork producers who can produce quality pork at a competitive price, according to the industry publication National Hog Farmer.

China is the world’s largest pork market. A gap between consumption and production in China is fueling demand for pork imports. China imported 2.1 million metric tons of pork in 2022. This is 52.6% less than its 2021 imports but still more than any other country. Japan was previously the world’s top pork importer for more than 20 years until 2016 when China became the world’s largest importer. Other countries have also increased imports. South Korea and Mexico, for instance, increased their imports in 2022 by 27.2% and 10.4%, respectively, according to the USDA.

The European Union was the world’s largest pork exporting region in 2022, exporting 11.7% more pork than the United States, the second largest exporter. The European Union is expected to remain the top exporter globally as it has been successfully expanding pork sales to key markets such as China, South Korea and Japan.

The weakening euro relative to the U.S. dollar has also supported growth in European pork exports. Combined, the European Union and the United States accounted for 64.4% of world pork exports in 2022, according to the USDA.

Key Geographies Where We Operate

United States

The United States had the third largest commercial hog herd in the world in 2022, with 73.1 million head and was also the third largest global producer in 2022, having produced 12.3 million tons of pork. The United States was also the third largest consumer, having consumed 10.0 million tons in 2022, according to the USDA.

In the United States, pork processors include vertically integrated companies, who own and raise hogs for use in their own processing facilities, and pure processors, who do not own hogs. Pure processors generally purchase finished hogs under long-term supply contracts at prevailing market prices, process the hogs in their own facilities and sell the finished products at spot prices. Pure processors are typically exposed to oscillations in market prices for less than two weeks and are primarily “spread” operators with their operating profit largely determined by a plant’s operating efficiency and not by fluctuations in the market prices for hogs and pork products. Our pork operations based in the United States are a mix of pure pork processors and vertically integrated processors.

Global Chicken Industry

Chicken is the second most consumed protein in the world, after pork, and the most commonly consumed protein in the United States and Brazil. The largest chicken consuming regions in the world in 2022 were the United States, followed by China, the European Union and Brazil. According to the USDA, the world produced 101.1 million tons of chicken in 2022.

Imports and Exports

According to the USDA, world chicken imports reached a total of 11.1 million tons in 2022. The largest importers of poultry products in 2022 were Japan, Mexico, United Kingdom, the European Union, China and Saudi Arabia, which together accounted for 44.2% of the world’s imports of chicken products in aggregate.

Brazil was the largest exporter with 32.8% share of global chicken exports in 2022. The United States was the world’s second largest chicken exporter in 2022, with 3.3 million tons shipped. Export demand growth will likely be driven by increased market access, removal of trade restrictions on U.S. poultry, robust Chinese demand and a continued weakness in the Brazilian real.

Key Geographies Where We Operate

United States

Chicken products are the most commonly consumed source of protein in the United States. According to the USDA, the United States represented the largest production and consumption market globally in 2022, having produced 21.0 million tons and consumed 17.7 million tons of chicken.

Large-scale chicken processors in the United States are typically vertically integrated processors. Vertically integrated processors own and raise brood hens to lay eggs for incubation. Once hatched, the chicks are transported to independently contracted growth farms where they develop until they reach the age of seven to nine weeks. The processor supplies the hired farmers with the chicks, feed and veterinary services. Additionally, since chicks consume feed (meal produced from corn and soybean meal) with a replacement price that is subject to variations in market price, vertically integrated poultry processors have direct financial exposure to volatility in such grain prices.

The United States chicken sector is characterized by daily price alterations based on seasonal consumption patterns and overall supply and demand for chicken and other meats in the United States and abroad. The prices for chicken vary over time and are affected by inventory levels, production cycles, weather, disease and bird feeding costs, among other factors.

European Union

Chicken is the second most consumed protein in the European Union, after pork. According to the USDA, in 2022 the European Union was the fourth largest chicken producer in the world, with production of 10.9 million tons and the third largest chicken consumer, having consumed 9.9 million tons.

Brazil

Chicken is the most commonly consumed protein in Brazil, followed by beef and pork. Brazil is the world’s fourth largest consumer of chicken, having consumed 9.8 million tons in 2022. According to World Poultry and the USDA, the Brazilian chicken industry has experienced significant growth over the past four decades.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those discussed in the forward-looking statements for several reasons, including those described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and other issues discussed herein. The following analysis and discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, (1) JBS S.A.’s financial statements and related notes, which are included elsewhere in this prospectus, and (2) the information presented under the sections entitled “Presentation of Financial and Other Information” and “Summary—Summary Historical Financial Data.”

Overview

We are the largest protein company and the largest food company in the world in terms of net revenue for the year ended December 31, 2022, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$34.7 billion and US$36.1 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$72.6 billion, US$65.0 billion and US$52.3 billion for the years ended December 31, 2022, 2021 and 2020, respectively. We recorded a net loss of US$0.3 billion for the six-month period ended June 30, 2023, compared to a net income of US$1.9 billion for the six-month period ended June 30, 2022. Our net income was US$3.1 billion, US$3.8 billion and US$0.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Our Adjusted EBITDA was US$1.3 billion and US$4.0 billion for the six-month periods ended June 30, 2023 and 2022, respectively, and US$6.7 billion, US$8.5 billion and US$5.6 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 335,000 customers worldwide in approximately 180 countries on six continents.

As of June 30, 2023, we were:

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the #1 global beef producer in terms of capacity, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,000 heads of cattle according to Nebraska Public Media;

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the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.7 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

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the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 138,800 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 24,700 heads;

•	a regional leading fish producer in terms of capacity, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, we generated 75.8%, 74.8% and 73.6%, respectively, of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 24.2%, 25.2% and 26.4%, respectively, of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 55.0%, 56.4% and 55.8% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 12.1%, 13.9% and 12.3% of our net revenue from export sales in the six-month periods ended June 30, 2023 and 2022 and in the year ended December 31, 2022, respectively.

Reportable Segments

Our management has defined our operating segments based on the reports that are used to make strategic decisions, analyzed by our chief operating decision maker, who is our chief executive officer. We operate in the following seven reportable business segments: (1) Brazil; (2) Seara; (3) Beef North America; (4) Pork USA; (5) Pilgrim’s Pride; (6) Australia; and (7) Others. For additional information, see note 23 to JBS S.A.’s unaudited interim financial statements and note 26 to JBS S.A.’s audited financial statements and “Information about JBS S.A.—Description of Business Segments.” Each segment’s operating performance is evaluated by our chief operating decision maker based on Adjusted EBITDA. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin.”

Description of Main Consolidated Statement of Income Line Items

Net Revenue

The vast majority of our net revenue is derived from contracts which are based upon a customer ordering our products. Net revenues are recognized when there is a contract with the customer, the transaction price is reliably measurable and when the control over the goods sold is transferred to the customer. We account for a contract, which may be verbal or written, when it is approved and committed by both parties, the rights of the parties are identified along with payment terms, the contract has commercial substance and collectability is probable. While there may be master agreements, the contract is only established when the customer’s order is accepted by us.

We evaluate the transaction for distinct performance obligations, which are the sale of our products to customers. Each performance obligation is recognized based upon a pattern of recognition that reflects the transfer of control to the customer at a point in time, which is upon destination (customer location or port of destination), which depicts the transfer of control and recognition of net revenue. There are instances of customer pick-up at our facility, in which case control transfers to the customer at that point and we recognize net revenue. Our performance obligations are typically fulfilled within days to weeks of the acceptance of the order.

The measurability of the transaction price can be impacted by variable consideration (i.e., discounts, rebates, incentives and the customer’s right to return products). Some or all of the estimated amount of variable consideration is included in the transaction price but only to the extent that it is highly probable a significant reversal in the amount of cumulative net revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. This is usually at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. However, due to the nature of our business, there is minimal variable consideration.

Allocating the transaction price to a specific performance obligation based upon the relative standalone selling prices includes estimating the standalone selling prices including discounts and variable consideration.

Shipping and handling activities are performed before a customer obtains control of the goods and its obligation is fulfilled upon transfer of the goods to a customer. Shipping and handling costs are recorded within cost of sales. We can incur incremental costs to obtain or fulfill a contract, such as payment of commissions, which are not expected to be recovered. The amortization period for such expenses is less than one year; therefore, the costs are expensed as incurred and included in deductions from sales.

We receive payments from customers based on terms established with the customer. Payments are typically due within seven days of delivery for domestic accounts and 30 days for international accounts. Customer contract liabilities relate to payments received in advance of satisfying the performance obligation under the contract. Moreover, a contract liability is recognized when we have an obligation to transfer products to a customer from whom the consideration has already been received. The recognition of the contractual liability occurs at the time when the consideration is received and settled. We recognize net revenue upon fulfilling the related performance obligation. Contract liabilities are presented as advances from customers in the statement of financial position.

We disaggregate our net revenues by (i) domestic sales, which refer to internal sales of each geographical location and; (ii) export sales, which refer to external sales of each geographical location.

We also disaggregate our net revenues between Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride, Australia and Others to align with our segment presentation in note 23 to JBS S.A.’s unaudited interim financial statements and note 26 to JBS S.A.’s audited financial statements.

Net revenue by significant category are as follows:

	For the six-month period ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
			(in millions of US$)
Domestic sales	26,109.3	26,713.9	53,478,5	48,118.9	38,712.6
Export sales	8,630,0	9,385.4	19,135,5	16,923.8	13,618.6

Net revenue	34,739.3	36,099.3	72,613,9	65,042.7	52,331.2

We break down our net revenue amongst our seven segments as set forth below.

•

Net Revenue from Sales of Brazil. This segment includes all of our operating activities in Brazil, mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil. Net revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chain.

•

Net Revenue from Sales of Seara. This segment includes all the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. Net revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chain.

•

Net Revenue from Sales of Beef North America. This segment includes JBS USA’s beef processing operations in North America and the plant-based businesses. This segment also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera produces and sells plant-based protein products in Europe.

•

Net Revenue from Sales of Pork USA. This segment includes JBS USA’s pork operations, including Swift Prepared Foods. Net revenues are generated from the sale of products predominantly to retailers of fresh pork, including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings, are sold predominantly to further processors who, in turn, manufacture bacon, sausage, and deli and luncheon meats. In addition, net revenues are generated from the sale of case ready products, including the recently acquired TriOak business. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, JBS USA will source live hogs for its pork processing operations.

•

Net Revenue from Sales of Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, including Moy Park, Tulip, PFM, PPL and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The segment also generates net revenue from the sale of prepared pork products through PPL. The segment includes PFM, and generates net revenues from branded and private label meats, meat snacks, food-to-go products, and ethnic chilled and frozen ready meals.

•

Net Revenue from Sales of Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. The majority of our beef net revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb and pork, with the recently acquired Rivalea, and fish, with the recently acquired Huon, processing facilities in Australia and New Zealand. JBS Australia also generates net revenues through their cattle hoteling business. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

•

Net Revenue from Sales of Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as international leather operations and other operations in Europe.

Cost of Sales

A significant portion of our cost of sales consists of raw materials, primarily biological assets and feed ingredients. We incur costs to (1) purchase livestock (cattle, hogs and lamb) ready for slaughter in the production of beef, pork and lamb products and (2) feed live animals (chickens, hogs and fish) for breeding and slaughter in the production of chicken, pork and fish products in our vertically-integrated operations. Raw materials costs are generally influenced by fluctuations in prices to purchase (i) livestock in the spot market or under contracts and

(ii) feed ingredients, primarily corn and soy meal, which are the main feed ingredients required in our vertically integrated operations. In addition to purchasing livestock and feed ingredients, our cost of sales also consists of other production costs (including packaging and other raw materials) and labor. The key drivers of costs by segment are as follows:

•

Brazil. In Brazil we generally purchase cattle livestock in the spot market transactions or under contracts that fluctuate with market conditions as we do not keep or raise our own cattle. Our Brazil operations are impacted primarily by grass-fed cattle supply. Reductions in the breeding herds can affect supply, and thus costs, over a period of years.

•	Seara. Our vertically-integrated chicken and pork operations are impacted primarily by fluctuations in the price of feed ingredients.

•

Beef North America. We generally purchase cattle livestock in the spot market or under contracts that fluctuate with market conditions as we do not keep or raise our own cattle. Our beef operations are impacted primarily by fed cattle supply. Our beef business is directly affected by fluctuations in the spot market based on available supply and indirectly influenced by fluctuations in the price of feed ingredients.

•

Pork USA. In North America, we generally purchase pork livestock in the spot market or under contracts that fluctuate with market conditions and we raise approximately 25% of our hogs. Our pork business is directly affected by fluctuations in the price of feed ingredients.

•	Pilgrim’s Pride. Our vertically-integrated chicken operations are impacted primarily by fluctuations in the price of feed ingredients.

•	Australia. Our Australian beef operations are impacted primarily by grass-fed cattle supply, in addition to fish ingredients and hog prices.

•

Others. Includes certain costs and expenses related to our operations not directly attributable to the primary segments, such as certain of our corporate expenses and our costs and expenses related to our international leather operations and other operations in Europe.

Adjusted EBITDA

Adjusted EBITDA is calculated by making the following adjustments to net income, as further described in this prospectus (see “Summary—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with the DOJ and antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency Refund; exclusion of impairment of assets; and exclusion of certain other income (expenses), net.

Operating Expenses

Our operating expenses consists primarily of:

•	General and Administrative Expenses. This line item primarily includes expenses relating to corporate payroll, utilities and maintenance of our corporate offices and headquarters.

•	Selling Expenses. This line item includes expenses relating to advertising, freights, payment of commissions and salaries to members of our sales team and allowances for doubtful accounts.

Net Finance Expense

Net finance expense includes expenses relating to interest incurred on our indebtedness, interest income, gains and losses related to our net exposure to foreign currencies and fair value adjustments from financing and commodity-related derivative transactions.

Items Affecting Comparability of Financial Results

Acquisitions

We have a track record of acquiring and integrating operations. Through strategic acquisitions, we have created a diversified global platform and our net revenues have increased significantly, in part, due to our acquisitions. Since 2020, we have entered into several acquisitions, including primarily: (1) the TriOak Business Acquisition, which closed on December 2, 2022; (2) the Rivalea Acquisition, which closed on January 4, 2022; (3) the Sunnyvalley Acquisition, which closed on December 1, 2021; (4) the Huon Acquisition, which closed on November 17, 2021; (5) the Pilgrim’s Food Masters Acquisition, which closed on September 24, 2021; (6) the Vivera Business Acquisition, which closed on June 17, 2021; (7) the Empire Acquisition, which closed on April 6, 2020; and (8) the Margarine and Mayonnaise Business Acquisition, which closed on November 30, 2020.

Revenues, expenses and cash flows of acquired businesses are recorded for transactions consummated commencing after the closing date of the business acquired.

None of the acquisitions (individually or in the aggregate) that we completed during the periods discussed below is considered significant under the rules governing the inclusion of pro forma and historical financial statements in an SEC-registered offering of securities. Therefore, neither pro forma financial statements of JBS S.A. giving effect to these acquisitions nor separate historical financial statements of the acquired or divested businesses would be required to be included under Article 11 and Rule 3-05 of Regulation S-X. Accordingly, we have not included any pro forma financial information reflecting any acquisitions or any historical carve-out financial statements of any acquired businesses in this prospectus.

Currency

As a global company, our results of operations and financial condition have been, and will continue to be, exposed to foreign currency exchange rate fluctuations. The financial statements of each entity included in the consolidation are prepared using the functional currency of the main economic environment it operates.

Any depreciation or appreciation of the foreign currency exchange rate compared to an entity´s functional currency may impact our revenues, costs and expenses causing a monetary increase or decrease, provided that the other variables remain unchanged. In addition, a portion of our loans and financings is denominated in foreign currencies (foreign currency indicates loans denominated in a different currency from an entity´s functional currency). For this reason, any movement of the currency exchange rate compared to an entity´s functional currency may significantly increase or decrease our finance expense and our current and non-current loans and financings. Additionally, the results and financial position of all entities with a functional currency different from our functional currency (Brazilian real) have been translated to Brazilian real and then translated from the functional currency (Brazilian real) into the Group’s presentation currency (U.S. dollar).

Our risk management department enters into derivative instruments previously approved by our board of directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. Our board of directors has approved financial instruments to hedge our exposure to loans, investments, cash flows from interest payments, export estimate, acquisition of raw material, and other transactions, whenever they are quoted in currencies different than our or our subsidiaries’ functional currency. The primary exposures to exchange rate risk are in U.S. dollars, euros, British pounds, Mexican pesos and Australian dollars.

Principal Factors Affecting our Financial Condition and Results of Operations

Our results of operations have been influenced and will continue to be influenced by a variety of factors. In addition to the factors discussed below, factors that impact the results of our operations include outbreaks of livestock and poultry disease, product contamination or recalls, our ability to implement our business plan and the level of demand for our products in the countries in which we operate. Demand for our products in those countries is affected by the performance of their respective economies in terms of GDP, as well as prevailing levels of employment, inflation and interest rates.

Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride and Australia Segments

We operate globally and during the regular course of our operations are exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans, and energy, especially in our North American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies and storage costs, among others.

Our risk management department is responsible for mapping our exposure to commodity prices and proposing strategies to our risk management committee in order to mitigate such exposure. Biological assets are a very important raw material used by us. In order to maintain future supply of these materials, we enter into forward contracts to anticipate purchases with suppliers. To complement these forward purchases, we use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. We take the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

In addition to the above, our risk management department monitors a number of other metrics and indicators that affect our operations in our Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride and Australia segments, including the following:

•	production volume;

•	plant capacity utilization;

•	sales volume;

•	selling prices;

•

customer demand and preferences (see “Risk Factors—Risks relating to our Business and Industries—Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business”);

•

commodity futures prices for livestock (see “Risk Factors—Risks relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients”);

•	the spread between livestock prices and selling prices for finished goods;

•	utility prices and trends;

•	livestock availability;

•	production yield;

•	seasonality;

•	the economy performance of the countries where we sell our products;

•	competition and industry consolidation;

•	taxation;

•	perceived value of our brands;

•	currency exchange rate fluctuations (see “Risk Factors—Risks relating to our business and the beef, pork and chicken industries—Our exports pose special risks to our business and operations”); and

•

trade barriers, exchange controls and political risk and other risks associated with export and foreign operations (see “Risk Factors—Risks relating to our business and the beef, pork and chicken industries—Our exports pose special risks to our business and operations”).

Effects of the variation of prices for the purchase of raw materials on our costs of goods sold

Our principal raw materials are livestock and feed ingredients for our chicken, pork and fish operations. Raw materials accounted for a majority of the total cost of products sold during the six-month period ended June 30, 2023 and the year ended December 31, 2022. Changes in the price of cattle, pork and feed ingredients have a direct impact on operating costs and are based on factors beyond our management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others. We seek to hedge the price paid for cattle purchased through financial instruments in order to attempt to protect ourselves from price variations between their date of the purchase and their date of the delivery. Our risk management department is responsible for mapping the exposures to commodity prices of the JBS Group and proposing strategies to our risk management committee, in order to mitigate such exposures. Biological assets are a very important raw material used by us. In order to maintain future supply of these materials, we participate in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, we use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. We take the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

The price of cattle, pork and feed ingredients in the domestic markets has significantly fluctuated in the past, and we believe that it will continue to fluctuate over the next few years. Any increase in the price of cattle, pork and feed ingredients and, consequently, production costs may adversely impact our gross margins and our results of operations if we are not able to pass these price increases to our clients. Conversely, any decrease in the price of cattle, pork and feed ingredients and, consequently, our production costs, may positively impact our gross margins and our results of operations.

Effect of level of indebtedness and interest rates

As of June 30, 2023, our total outstanding indebtedness was US$19,463.6 million, consisting of US$2,217.3 million of current loans and financings and US$17,246.3 million of non-current loans and financings, representing 61.5% of our total liabilities, which totaled US$31,664.2 million as of June 30, 2023.

As of December 31, 2022, our total outstanding indebtedness was US$17,700.1 million, consisting of US$1,577.0 million of current loans and financings and US$16,123.1 million of non-current loans and financings, representing 58.3% of our total liabilities, which totaled US$30,339.4 million as of December 31, 2022.

As of December 31, 2021, our total outstanding indebtedness was US$16,578.8 million, consisting of US$2,135.0 million of current loans and financings and US$14,443.8 million of non-current loans and financings, representing 58.0% of our total liabilities, which totaled US$28,573.5 million as of December 31, 2021.

The interest rates that we pay on our indebtedness depend on a variety of factors, including local and international interest rates and risk assessments of our company, our industry and the global economies.

Fluctuations in domestic market prices of fresh and processed products can significantly affect our operating revenues

Domestic market prices for fresh and processed products are generally determined in accordance with market conditions. These prices are also affected by the additional markup that retailers charge end consumers. We have negotiated these margins with each network of retailers and depending on the network, with each store individually.

Effects of fluctuations in export prices of fresh and processed products on operating revenues

Fluctuations in export prices of our raw and processed products can significantly affect our net operating income. The prices of fresh and processed products that we charge in domestic and export markets have fluctuated significantly in recent years, and we believe that these prices will continue to fluctuate in the future.

Effects of fluctuations in foreign exchange rates currencies

As our presentation currency is the U.S. dollars and some of our entities have other currencies as their functional currency (for example the Brazilian real), all else being equal, any strengthening of the U.S. dollar against these currencies will reduce the revenues and expenses of these entities, whereas any depreciation of the U.S. dollar against these currencies will increase their revenues and expenses.

For further information on our presentation currency, functional currencies and translation of foreign currencies see “—Items Affecting Comparability of Financial Results—Currency” above.

Impacts from Russia and Ukraine conflict

The Russia-Ukraine war began in February 2022. The impact of the ongoing war and sanctions has not been limited to businesses that operate in Russia and Ukraine and has negatively impacted and will likely continue to negatively impact other global economic markets including where we operate. The impacts have included and may continue to include, but are not limited to, higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains. The conflict has disrupted shipments of grains, vegetable oils, fertilizer and energy products. Russia’s recent suspension of the Black Sea Grain Initiative, which allowed Ukraine to export grain and other food items, will likely further exacerbate rising food prices and supply chain issues if not reinstated.

The impact on the agriculture markets falls into two main categories: (1) the effect on Ukrainian crop production, as the region is key in global grain production; and (2) the duration of the disruption in trade flows. Safety and financing concerns in the region are restricting export execution, which is in turn forcing grain and oil demand to find alternative supply. The duration of the war and related volatility makes global markets extremely sensitive to growing-season weather in other global grain producing regions and has led to a large risk premium in futures prices. The continued volatility in the global markets as a result of the war has adversely impacted our costs by driving up prices, raising inflation and increasing pressure on the supply of feed ingredients and energy products throughout the global markets. In the second quarter of 2023, Ukraine grain export volumes continued to recover, but still remain below pre-war volumes. Their supply constraints did not have a material impact on our costs during the second quarter. However, if the Black Sea Grain Initiative remains suspended, supply constraints may worsen materially.

In addition, the U.S. government and other governments in jurisdictions in which we operate have imposed sanctions and export controls against Russia, Belarus and interests therein and threatened additional sanctions and controls. Our business may be impacted by the increase in energy prices and the availability of energy during the winter months. The impact of these measures, now and in the future, could adversely affect our business, supply chain or customers. See “Risk Factors—Risks Relating to the Markets in Which We Operate—Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action” for additional information.

Impact of Inflation

Most of the countries and regions in which we operate, including the United States, Brazil, Australia, Mexico and Europe, are currently experiencing pronounced inflation. None of the locations in which we operate are experiencing hyperinflation. All segments experienced inflation in operating costs, especially in labor, freight and transportation and certain materials. We have also experienced high average sales prices impacted by the current inflationary environment. We expect these trends to continue through the second half of 2023. We have responded to inflationary challenges in 2022 and 2023 by continuing negotiations with customers to pass through costs increases in order to recoup the increased expenses we have experienced. We also continue to focus on operational initiatives that aim to deliver labor efficiencies, better agricultural performance and improved yields.

For more information about the risks of inflation on our operations, see “Risk Factors—Risks Relating to the Markets in Which We Operate—Deterioration of global economic conditions could adversely affect our business”, “—We are exposed to emerging and developing country risks,” —The Brazilian government exercises, and will continue to exercise, significant influence over the Brazilian economy. These influences, as well as the political and economic conditions of the country, could negatively affect our activities” and “—Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action.”

Overview of Results

We recorded a net loss of US$315.2 million for the six-month period ended June 30, 2023, compared to a net income of US$1,909.9 million for the six-month period ended June 30, 2022.

We recorded a net income of US$3,143.5 million in 2022, compared to a net income of US$3,818.6 million in 2021 and US$635.7 million in 2020.

Summary of Results

Six-Month Period Ended June 30, 2023 Compared to the Six-Month Period Ended June 30, 2022

	For the six-month period ended June 30
	2023	2022	% Change
	(in millions of US$)
Consolidated statement of income:
Net revenue	34,739.3	36,099.3	(3.8)%
Cost of sales	(31,276.6)	(29,682.0)	5.4%

Gross profit	3,462.7	6,417.2	(46.0)%

General and administrative expenses	(1,025.0)	(1,170.6)	(12.4)%
Selling expenses	(2,258.7)	(2,259.9)	(0.1)%
Other expenses	(85.5)	(38.0)	125.0%
Other income	97.1	31.2	211.2%

Net operating expense	(3,272.0)	(3,437.2)	(4.8)%

Operating profit	190.7	2,980.0	(93.6)%

Finance income	219.7	620.6	(64.6)%
Finance expense	(855.8)	(1,171.2)	(26.9)%

Net finance expense	(636.0)	(550.7)	15.5%

Share of profit of equity-accounted investees, net of tax	5.8	7.1	(18.3)%

Profit (loss) before taxes	(439.5)	2,436.5	n.m.

Current income taxes	(38.6)	(703.6)	(94.5)%
Deferred income taxes	163.0	177.1	(8.0)%

Total income taxes	124.3	(526.5)	n.m.

Net income (loss)	(315.2)	1,909.9	n.m.

n.m. = not meaningful.

Consolidated Results of Operations

Net Income (Loss)

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net income (loss)	(315.2)	1,909.9	(2,225.1)	n.m.
Net margin (net income as percentage of net revenue)	(0.9)%	5.3%	6.2p.p.	—

n.m. = not meaningful.

For the reasons described below, we recorded a loss of US$315.2 million for the six-month period ended June 30, 2023, compared to a net income of US$1,909.9 million for the six-month period ended June 30, 2022. The net margin was (0.9)% for the six-month period ended June 30, 2023, compared to 5.3% for the six-month period ended June 30, 2022.

Net Revenue

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	34,739.3	36,099.3	(1,360.0)	(3.8)%

Our net revenue decreased by US$1,360.0 million, or 3.8%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022. Our net revenue was negatively impacted by a 6.9% decrease in average sales prices in all segments. This decrease was partially offset by an overall 3.3% increase in our sales volumes. For more information, see “—Segment Results” below.

Cost of Sales

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Cost of sales	(31,276.6)	(29,682.0)	(1,594.6)	5.4%
Gross profit	3,462.7	6,417.2	(2,954.5)	(46.0%)
Cost of sales as percentage of net revenue	90.0%	82.2%	7.8p.p.	—

Our cost of sales increased by US$1,594.6 million, or 5.4%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily due to: (1) an increase in operating costs to US$26,719.0 million in the six-month period ended June 30, 2023 from US$25,452.4 million in the comparative period in 2022 primarily resulting from (i) a 5.0% increase in the cost of raw materials and production inputs due to increases in livestock and grain prices in certain regions where we operate which were impacted by lower availability of cattle and inflation; and (ii) a 6.8% increase in labor costs to US$3,648.3 million in the six-month period ended June 30, 2023 from US$3,417.3 million in the comparative period in 2022 primarily due to increases in wages.

General and Administrative Expenses

	For the six-month period ended June 30		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
General and administrative expenses	1,025.0	1,170.6	(145.6)	(12.4)%
General and administrative expenses as percentage of net revenue	3.0%	3.2%	(0.2)p.p.	—

Our general and administrative expenses decreased by US$145.6 million, or 12.4%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily due to a decrease of US$125.3 million in salaries and benefits to US$549.5 million in the six-month period ended June 30, 2023 from US$674.8 million in the comparative period in 2022, mainly due to the reduction in our provision for the payment of employee bonuses.

Selling Expenses

	For the six-month period ended June 30,		Change		% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Selling expenses	2,258.7	2,259.9	(1.2)		(0.1)%
Selling expenses as percentage of net revenue	6.5%	6.3%	0.2	p.p.	—

Our selling expenses decreased by US$1.2 million, or 0.1%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, mainly due to a 1.0% decrease in freight and selling expenses to US$1,899,4 million in the six-month period ended June 30, 2023 from US$1,919.2 million in the comparative period in 2022 primarily as a result of a decrease in sea freight prices.

Net Finance Expense

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net finance expense	(636.0)	(550.7)	(85.3)	15.5%
Gains from exchange rate variation	57.3	404.6	(347.3)	(85.8)%
Fair value adjustments on derivatives	0.5	(239.7)	240.2	n.m.
Interest expense	(817.7)	(649.3)	(168.4)	25.9%
Interest income	147.2	113.8	33.4	29.3%
Bank fees and others	(23.3)	(179.9)	156.6	(87.0)%

n.m. = not meaningful.

Our net finance expense increased by US$85.3 million, or 15.5%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily due to:

•	Gains from exchange rate variation – Gains from exchange rate variation decreased by US$347.3 million, or 85.8%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily as a result of the impact of the exchange rate variation on intercompany balances, which was a gain of US$9.0 million in the six-month period ended June 30, 2023 compared to a gain of US$294.0 million in the comparative period in 2022. Since the first quarter of 2022, our loan structure was reviewed and our intercompany loans were converted into equity investments that in substance form part of the reporting entity’s net investment in a foreign operation, and for which foreign exchange gains and losses are recognized in other comprehensive income instead of profit or loss.

•

Interest Expense – Interest expense increased by US$168.4 million, or 25.9%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022. Interest expenses from loans and financings increased by US$121.1 million during the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily due to an increase in total loans and financings and an increase in interest rates, as compared to the comparative period in 2022.

Partially offset by:

•

Fair value adjustments on derivatives – Fair value adjustments on derivatives changed to a gain of US$0.5 million in the six-month period ended June 30, 2023 from a loss of US$239.7 million in the comparative period in 2022, substantially all of which was related to our practice of hedging our exposure of the devaluation of the Brazilian real against the U.S. dollar.

•

Bank fees and others – Bank fees and others decreased by US$156.6 million, or 87.0%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, primarily as a result of the expenses of redemption premiums in the amount of US$132.5 million recorded during the six-month period ended June 30, 2022, incurred in connection with the redemption of JBS USA’s 5.750% senior notes due 2028 and JBS USA’s 6.750% senior notes due 2028.

•

Interest Income – Interest income increased by US$33.4 million, or 29.3%, in the six-month period ended June 30, 2023, as compared to the comparative period in 2022, due to US$8.9 million increase in interest income primarily from present value adjustments of our accounts receivables and US$5.2 million increase in interest income from short-term investments as a result of higher interest rates.

Current and Deferred Income Taxes

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Profit (loss) before taxes	(439.5)	2,436.5	(2,876.0)	n.m.
Nominal rate	34%	34%	—	—

Expected tax benefit (expense)	149.4	(828.4)	977.8	n.m.

Current income taxes	(38.6)	(703.6)	665.0	(94.5)%
Deferred income taxes	163.0	177.1	(14.1)	(8.0)%

Total income taxes	124.3	(526.5)	650.8	n.m.

Effective income tax rate	28.29%	(21.61)%	49.90 p.p.	—

n.m. = not meaningful.

The nominal tax rate for Brazilian income tax and social contribution is 34%. However, our effective tax rate may change in each period based on fluctuations in the taxable income generated by each of our foreign subsidiaries, different tax rates in countries where we operate and the tax credits generated by tax payments made by foreign subsidiaries, which can be used to offset taxes that would be paid in Brazil.

Therefore, the nature and timing of the permanent differences that arise during the period also affect our effective tax rate. These permanent differences generally refer to subsidies made for investments in Brazil and abroad, differences in tax rates on foreign subsidiaries, unrecognized deferred taxes in the current year, income from untaxed interest on foreign subsidiaries and the impact of taxation on companies with dual jurisdiction.

Effective income tax rate increased by 49.90 p.p. to 28.29% in the six-month period ended June 30, 2023, compared to (21.61)% in the comparative period in 2022, primarily due to the impact of: (1) non-taxable tax benefits, which increased the effective income tax rate by 53.8% in the six-month period ended June 30, 2023, compared with a 3.9% decrease in the comparative period in 2022; and (2) non-taxable interest—Foreign subsidiaries, which increased the effective income tax rate by 14.6% in the six-month period ended June 30, 2023, compared to a decrease of 1.8% in the comparative period in 2022. These impacts were partially offset by: (1) profits taxed by-foreign jurisdictions, which decreased the effective income tax rate by 39.9% in the six-month period ended June 30, 2023, compared to an increase of 4.1% in the comparative period in 2022; and (2) deferred income tax not recognized, which decreased the effective income tax rate by 32.6% in the six-month period ended June 30, 2023, compared to a decrease of 2.0% in the comparative period in 2022.

Segment Results

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollars)
Net revenue
Brazil segment	5,173.2	5,605.3	(432.1)	(7.7)%
Seara segment	4,070.9	3,983.5	87.4	2.2%
Beef North America segment	11,076.9	11,061.4	15.5	0.1%
Pork USA segment	3,585.0	4,012.1	(427.1)	(10.6)%
Pilgrim’s Pride segment	8,466.9	8,865.5	(398.6)	(4.5)%
Australia segment	2,903.7	3,091.9	(188.2)	(6.1)%
Others segment	501.5	426.0	75.5	17.7%

Total reportable segments	35,778.1	37,045.7	(1,267.6)	(3.4)%
Eliminations (1)	(1,038.8)	(946.5)	(92.3)	9.8%

Total net revenue	34,739.3	36,099.3	(1,360.0)	(3.8)%

Adjusted EBITDA
Brazil segment	193.6	247.0	(53.4)	(21.6)%
Seara segment	113.1	423.7	(310.6)	(73.3)%
Beef North America segment	109.8	1,405.2	(1,295.4)	(92.2)%
Pork USA segment	122.6	373.7	(251.1)	(67.2)%
Pilgrim’s Pride segment	644.0	1,351.8	(707.8)	(52.4)%
Australia segment	140.1	229.8	(89.7)	(39.0)%
Others segment	(3.0)	3.1	(6.1)	n.m.

Total reportable segments	1,320.2	4,034.3	(2,714.0)	(67.3)%
Eliminations (1)	(1.2)	(1.1)	(0.1)	10.0%

Total Adjusted EBITDA	1,319.0	4,033.2	(2,714.2)	(67.3)%

(1)	Includes intercompany and intersegment transactions.

n.m. = not meaningful.

We measure our segment profitability using Adjusted EBITDA, which is calculated by making the following adjustments to net income, as further described below under “—Reconciliation of Adjusted EBITDA”: exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with the U.S. Department of Justice and antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency Refund; exclusion of impairment of assets; and exclusion of certain other income (expenses), net.

Brazil Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)

Net revenue	5,173.2	5,605.3	(432.1)	(7.7)%
Adjusted EBITDA	193.6	247.0	(53.4)	(21.6)%

Net Revenue. Changes in our Brazil segment net revenue were impacted by a 14.7% decrease in sales prices partially offset by an 8.1% increase in sales volumes in the six-month period ended June 30, 2023 when compared with the comparative period in 2022, mainly as a result of lower sales prices of in natura beef in both export and domestic markets.

Adjusted EBITDA. Adjusted EBITDA in our Brazil segment decreased by US$53.4 million, or 21.6%, to US$193.6 million in the six-month period ended June 30, 2023 from US$247.0 million in the comparative period in 2022, primarily due to the decrease in our net revenue, as mentioned above.

Seara Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)

Net revenue	4,070.9	3,983.5	87.4	2.2%
Adjusted EBITDA	113.1	423.7	(310.6)	(73.3)%

Net Revenue. Changes in our Seara segment net revenue in the six-month period ended June 30, 2023 when compared with the comparative period in 2022 were primarily impacted by a 5.9% increase in sales volumes due to higher demand, mainly from the international markets, which was partially offset by a 3.5% decrease in sales prices mainly due to lower prices of in natura chicken in export markets.

Adjusted EBITDA. Adjusted EBITDA in our Seara segment decreased by US$310.6 million, or 73.3%, to US$113.1 million in the six-month period ended June 30, 2023 from US$423.7 million in the comparative period in 2022, primarily due to an increase in certain of our operating costs primarily; (1) a 8.5% increase in raw material costs in Brazilian reais as a result of higher commodities prices; and (2) a 14.6% increase in labor costs, due to increase in salaries.

Beef North America Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	11,076.9	11,061.4	15.5	0.1%
Adjusted EBITDA	109.8	1,405.2	(1,295.4)	(92.2)%

Net Revenue. Net revenues in our Beef North America segment totaled US$11,076.9 million for the six-month period ended June 30, 2023 as compared to net revenues of US$11,061.4 million in the comparative period in 2022, an increase of US$15.5 million, or 0.1%. Net revenues were relatively flat as the 0.3% increase in volumes was offset by a 0.2% decrease in average sales prices, which includes the effect of the depreciation of the Canadian dollar against the U.S. dollar.

Adjusted EBITDA. Adjusted EBITDA in our Beef North America segment decreased by US$1,295.4 million, or 92.2%, to US$109.8 million in the six-month period ended June 30, 2023, from US$1,405.2 million in the comparative period in 2022 primarily due to an increase in certain of our operating costs, primarily because of a higher cost of goods sold, which increased due to a 19.1% increase in livestock costs.

Pork USA Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	3,585.0	4,012.1	(427.1)	(10.6)%
Adjusted EBITDA	122.6	373.7	(251.1)	(67.2)%

Net Revenue. Net revenues in our Pork USA segment totaled US$3,585.0 million for the six-month period ended June 30, 2023 as compared to net revenues of US$4,012.1 million in the comparative period in 2022, a decrease of US$427.1 million, or 10.6%. This decrease was driven by a 12.9% decrease in average sales prices, partially offset by an increase in 2.6% in sales volume, especially in the international market, which grew 19.4% in volume in the period.

Adjusted EBITDA. Adjusted EBITDA in our Pork USA segment decreased by US$251.1 million, or 67.2%, to US$122.6 million in the six-month period ended June 30, 2023 from US$373.7 million in the comparative period in 2022, primarily due to the decrease in our net revenue.

Pilgrim’s Pride Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	8,466.9	8,865.5	(398.6)	(4.5)%
Adjusted EBITDA	644.0	1,351.8	(707.8)	(52.4)%

Net Revenue. Net revenues in our Pilgrim’s Pride segment totaled US$8,466.9 million for the six-month period ended June 30, 2023 as compared to net revenues of US$8,865.5 million in the comparative period in 2022, a decrease of US$398.6 million, or 4.5%. The decrease was primarily due to a 4.6% decrease in average sales prices. The decrease in average sales prices includes the effects of the depreciation of the Euro, depreciation of the British pound and appreciation of the Mexican peso against the U.S. dollar.

Adjusted EBITDA. Adjusted EBITDA in our Pilgrim’s Pride segment decreased by US$707.8 million, or 52.4%, to US$644.0 million in the six-month period ended June 30, 2023 from US$1,351.8 million in the comparative period in 2022, primarily due to: (1) the decrease in our net revenue; and (2) an increase in certain of our operating costs, primarily due to a 5.7% increase in input costs (input costs are chicken growing costs, i.e. feed, labor, contract growers fees, etc.).

Australia Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	2,903.7	3,091.9	(188.2)	(6.1)%
Adjusted EBITDA	140.1	229.8	(89.7)	(39.0)%

Net Revenue. Net revenues in our Australia segment totaled US$2,903.7 million for the six-month period ended June 30, 2023 as compared to net revenues of US$3,091.9 million in the comparative period in 2022, a decrease of US$188.2 million, or 6.1%. The decrease was primarily due to a 17.8% decrease in average sales prices partially offset by a 14.2% increase in sales volume, especially in the domestic market, which grew 22.3% in volume in the period. The effect of the depreciation of the Australian dollar against the U.S. dollar is included in the decrease in average sales prices.

Adjusted EBITDA. Adjusted EBITDA in our Australia segment decreased by US$89.7 million, or 39.0%, to US$140.1 million in the six-month period ended June 30, 2023 from US$229.8 million in the comparative period in 2022, primarily due to the decrease in our net revenue.

Others Segment

	For the six-month period ended June 30,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	501.5	426.0	75.5	17.7%
Adjusted EBITDA	(3.0)	3.1	(6.1)	n.m.

n.m. = not meaningful.

Net Revenue. Our Others segment net revenue in the six-month period ended June 30, 2023 increased by 17.7% when compared with the comparative period in 2022.

Adjusted EBITDA. Adjusted EBITDA in our Others segment changed to a loss of US$3.0 million in the six-month period ended June 30, 2023 from an income of US$3.1 million in the comparative period in 2022.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

	For the year ended December 31,
	2022	2021	% Change
	(in millions of US$)
Consolidated statement of income:
Net revenue	72,613.9	65,042.7	11.6%
Cost of sales	(61,070.2)	(52,753.8)	15.8%

Gross profit	11,543.6	12,288.9	(6.1)%

General and administrative expenses	(2,290.0)	(2,821.2)	(18.8)%
Selling expenses	(4,681.6)	(3,551.8)	31.8%
Other expenses	(99.6)	(32.6)	205.5%
Other income	311.0	100.7	208.8%

Net operating expense	(6,760.2)	(6,304.8)	7.2%

Operating profit	4,783.3	5,984.1	(20.1)%

Finance income	808.6	430.7	87.7%
Finance expense	(2,050.3)	(1,369.2)	49.7%

Net finance expense	(1,241.6)	(938.5)	32.3%

Share of profit of equity-accounted investees, net of tax	11.8	17.2	(31.3)%

Profit before taxes	3,553.4	5,062.8	(29.8)%

Current income taxes	(515.2)	(1,402.6)	(63.3)%
Deferred income taxes	105.3	158.5	(33.6)%

Total income taxes	(410.0)	(1,244.1)	(67.0)%

Net income	3,143.5	3,818.6	(17.7)%

Consolidated Results of Operations

Net Income

	For the year ended December 31,		Change		% Change
	2022	2021
	(in millions of U.S. dollar, unless otherwise indicated)
Net income	3,143.5	3,818.6	(675.1)		(17.7)%
Net margin (net income as percentage of net revenue)	4.3%	5.9%	(1.6	) p.p.	—

For the reasons described below, we recorded net income of US$3,143.5 million for the year ended December 31, 2022, compared to US$3,818.6 million for the year ended December 31, 2021. The net margin was 4.3% for the year ended December 31, 2022, compared to 5.9% for the year ended December 31, 2021.

Net Revenue

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	72,613.9	65,042.7	7,571.2	11.6%

Our net revenue increased by US$7,571.2 million, or 11.6%, in 2022, as compared to 2021. Our net revenue was positively impacted by a 14.2% increase in average sales prices as a result of the inflationary environment. This increase was partially offset by an overall 4.8% decrease in our sales volumes. For more information, see “—Segment Results.” In addition, our net revenue increased due to the impact of our acquisitions in 2022. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Cost of Sales

	For the year ended December 31,		Change		% Change
	2022	2021
	(in millions of U.S. dollar, unless otherwise indicated)
Cost of sales	61,070.2	52,753.8	8,316.4		15.8%
Gross profit	11,543.6	12,288.9	(745.3)		(6.1%)
Cost of sales as percentage of net revenue	84.1%	81.1%	3.0	p.p.	—

Our cost of sales increased by US$8,316.4 million, or 15.8%, in 2022, as compared to 2021, primarily due to: (1) an increase in operating costs to US$52,469.2 million in 2022 from US$45,129.2 million in 2021 primarily resulting from (i) a 16.3% increase in the cost of raw materials and production inputs due to increases in livestock and grain prices in certain regions where we operate which were impacted by inflation and (ii) a 12.5% increase in labor costs to US$6,951.6 million in 2022 from US$6,178.8 million in 2021 primarily due to increases in wages; and (2) the impact of our acquisitions in 2022. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

General and Administrative Expenses

	For the year ended December 31,		Change		% Change
	2022	2021
	(in millions of U.S. dollar, unless otherwise indicated)
General and administrative expenses	2,290.0	2,821.2	(531.2)		(36.0)%
General and administrative expenses as percentage of net revenue	3.2%	4.3%	(1.2)	p.p.	—

Our general and administrative expenses decreased by US$531.2 million, or 36.0%, in 2022, as compared to 2021, primarily due to the expenses related to the settlement agreement that JBS USA and PPC entered into with the SEC and the DOJ, respectively, totaling US$101.4 million in 2022 and US$792.7 million in 2021; This decrease was partially offset by an increase due to the impact of our acquisitions in 2022. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Selling Expenses

	For the year ended December 31,		Change		% Change
	2022	2021
	(in millions of U.S. dollar, unless otherwise indicated)
Selling expenses	4,681.6	3,551.8	1,129.9		31.8%
Selling expenses as percentage of net revenue	6.4%	5.5%	1.0	p.p.	—

Our selling expenses increased by US$1,129.9 million, or 31.8%, in 2022, as compared to 2021, primarily due to: (1) a 32.6% increase in freight and other selling expenses to US$3,970.7 million in 2022 from US$2,994.3 million in 2021 due to higher diesel prices and higher port and shipping costs; (2) a 35.0% increase in marketing and product promotion expenses to US$337.9 million in 2022 from US$250.3 million in 2021 due to expenses to promote our brands and increase consumer preference; and (3) a 35.0% increase related to labor expenses to US$242.3 million in 2022 from US$179.5 million in 2021 primarily related to increase in wages. In addition, our selling expenses increased due the impact of our acquisitions in 2022. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Net Finance Expense

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S.dollar)
Net finance expense	(1,241.6)	(938.5)	(303.2)	32.3%
Gains / (losses) from exchange rate variation	415.6	(0.6)	416.2	n.m.
Fair value adjustments on derivatives	(343.6)	46.7	(390.3)	n.m.
Interest expense	(1,342.5)	(975.2)	(367.3)	37.7%
Interest income	268.4	144.3	124.1	86.0%
Bank fees and others	(239.6)	(153.8)	(85.9)	55.8%

n.m. = not meaningful.

Our net finance expense increased by US$303.2 million, or 32.3%, in 2022 as compared to 2021, primarily due to:

•

Interest Expense – Interest expense increased by US$367.3 million, or 37.7%, in 2022, as compared to 2021. Interest expenses from loans and financings increased US$123.6 million in 2022 as compared to 2021, primarily to an increase in loans and financings, as compared to 2021.

•

Fair value adjustments on derivatives – Fair value losses from derivatives transactions of US$343.6 million during 2022 compared to a gain from derivatives transactions of US$46.7 million during 2021, substantially all of which was related to our practice of hedging our exposure of the devaluation of the Brazilian real against the U.S. dollar.

•

Bank fees and others – Bank fees and others increased by US$85.9 million, or 55.8%, primarily as a result of the expenses of redemption premiums in the amount of US$167.9 million for the year ended December 31, 2022 (US$103.7 million for the year ended December 31, 2021), incurred in connection with the redemption of JBS Finance Luxembourg’s 5.750% senior notes due 2025, PPC’s 5.750% senior notes due 2025 and JBS Finance Luxembourg 7.000% senior notes due 2026.

Partially offset by:

•

Gains / (losses) from exchange rate variation – Exchange rate variation was a gain of US$415.6 million during 2022 from a loss of US$0.6 million during 2021 primarily as a result of the impact of the exchange rate variation on intercompany balances, which was a gain of US$311.7 million in 2022 from a loss of US$98.5 million in 2021. Since the first quarter 2022, our loan structure was reviewed and the intercompany loans were converted into equity investments that in substance form part of the reporting entity’s net investment in a foreign operation, and for which foreign exchange gains and losses are recognized in other comprehensive income instead of profit or loss.

•

Interest Income – Interest income increased by US$124.1 million, or 86.0%, in 2022, as compared to 2021 due to US$49.7 million increase in interest income primarily from present value adjustments of our accounts receivables and US$44.3 million increase in interest income from cash equivalents.

Current and Deferred Income Taxes

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S.dollars, unless otherwise indicated)
Profit before taxes	3,553.4	5,062.8	(1,509.3)	(29.8%)
Nominal rate	34%	34%	—	—

Expected tax expense	(1,208.2)	(1,721.3)	513.2	(29.8%)
Current income taxes	(515.2)	(1,402.6)	887.4	(63.3%)
Deferred income taxes	105.3	158.5	(53.2)	(33.6%)

Total income taxes	(410.0)	(1,244.1)	834.1	(67.0%)

Effective income tax rate	11.54%	24.6%	13.0 p.p.	—

The nominal tax rate for Brazilian income tax and social contribution is 34%. However, our effective tax rate may change in each period based on fluctuations in the taxable income generated by each of our foreign subsidiaries, different tax rates in countries where we operate and the tax credits generated by tax payments made by foreign subsidiaries, which can be used to offset taxes that would be paid in Brazil.

Therefore, the nature and timing of the permanent differences that arise during the period also affect our effective tax rate. These permanent differences generally refer to subsidies made for investments in Brazil and abroad, differences in tax rates on foreign subsidiaries, unrecognized deferred taxes in the current year, income from untaxed interest on foreign subsidiaries and the impact of taxation on companies with dual jurisdiction.

Effective income tax rate decreased by 13.0% percentage points to 11.54% in 2022, compared to 24.6% in 2021, primarily due to the impact of: (1) Non-taxable tax benefits which decreased the effective income tax in 12.6% in 2022 compared with a 3.3% decrease in 2021; and (2) deferred income tax recognized for net operating losses from previous years decreased the effective income tax rate in 2.7% in 2022, compared to an increase of 3.1% in 2021. These impacts were partially offset by the difference of tax rates on the taxable income from foreign subsidiaries which decreased the effective income tax rate in 8.9% in 2022, compared to a decrease of 10.1% in 2021 and the profits taxed by-foreign jurisdictions which increased the effective income tax rate by 7.5% in 2022, compared to an increase of 4.8% in 2021.

Segment Results

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars)
Net revenue
Brazil segment	11,414.4	9,990.0	1,424.4	14.3%
Seara segment	8,324.2	6,773.8	1,550.4	22.9%
Beef North America segment	22,069.1	21,443.4.	625.7	2.9%
Pork USA segment	8,153.1	7,626.2	526.8	6.9%
Pilgrim’s Pride segment	17,455.1	14,765.1	2,690.0	18.2%
Australia segment	6,323.3	5,344.9	978.4	18.3%
Others segment	842.0	713.0	129.1	18.1%

Total reportable segments	74,581.2	66,656.5	7,924.7	11.9%
Eliminations (1)	(1,967.2)	(1,613.8)	(353.5)	21.9%
Total net revenue	72,613.9	65,042.7	7,571.2	11.6%

Adjusted EBITDA
Brazil segment	468.9	431.9	37.1	8.6%
Seara segment	896.7	714.7	182.1	25.5%
Beef North America segment	2,081.7	4,511.9	(2,430.3)	(53.9)%
Pork USA segment	756.3	786.0	(29.7)	(3.8)%
Pilgrim’s Pride segment	2,084.6	1,691.7	392.9	23.2%
Australia segment	443.9	327.6	116.3	35.5%
Others segment	(7.9)	24.7	(32.6)	n.m.

Total reportable segments	6,724.2	8,488.4	(1,764.3)	(20.8)%
Eliminations (1)	(2.2)	(2.0)	(0.2)	7.4%

Total Adjusted EBITDA	6,722.0	8,486.4	(1,764.4)	(20.8)%

(1)	Includes intercompany and intersegment transactions.
n.m.	= not meaningful.

We measure our segment profitability using Adjusted EBITDA, which is calculated by making the following adjustments to net income, as further described in this prospectus (see “Summary—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of DOJ and exclusion of antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; exclusion of J&F Leniency Refund; and certain other income (expenses), net.

Brazil Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	11,414.4	9,990.0	1,424.4	14.3%
Adjusted EBITDA	468.9	431.9	37.1	8.6%

Net Revenue. Changes in our Brazil segment net revenue were primarily impacted by a 22.4% increase in sales prices in 2022 when compared with 2021, mainly as a result of our strategy to continue increasing the value-added portfolio and to sell at higher prices in the international market, especially China, on the back of stronger demand. This increase in sales prices was partially offset by 7.2% decrease in sales volume due the lower number of cattle processed, explained by the temporary suspensions of some of our Brazilian plants for export to China, as well as in the domestic market, where there was a very challenging macroeconomic scenario, putting pressure on beef consumption combined with the inflationary environment.

Adjusted EBITDA. Adjusted EBITDA in our Brazil segment increased by US$37.1 million, or 8.6%, to US$468.9 million in 2022 from US$431.9 million in 2021, mainly impacted by a 22.4% increase in sales prices in 2022, partially offset by an increase in certain of our operating costs. The majority of operating costs in the Brazil segment are denominated in Brazilian reais. The increase was primarily due to a 3.9% increase in cattle costs in Brazilian reais and a 22.2% increase in labor expenses in Brazilian real primarily related to higher wages. Unfavorable currency translation impacts increased our operating costs primarily due to the devaluation of the U.S. dollar against the Brazilian real as the majority of operating costs in the Brasil segment are denominated in Brazilian reais.

Seara Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	8,324.2	6,773.8	1,550.4	22.9%
Adjusted EBITDA	896.7	714.7	182.1	25.5%

Net Revenue. Changes in our Seara segment net revenue in 2022 as compared to 2021 were primarily impacted by (1) a 2.2% increase in sales volumes mainly in exports due to the strong growth of poultry sales in the year and; (2) a 19.2% increase in sales prices in the domestic and export markets, mainly in prepared foods category as a result of gains in market share and consumer preference in the domestic and export markets.

Adjusted EBITDA. Adjusted EBITDA in our Seara segment increased by US$182.1 million, or 25.5%, to US$896.7 million in 2022 from US$714.7 million in 2021, primarily due to the increase in net revenue, partially offset by an increase in certain of our operating costs. Operating costs were impacted primarily by a 10.2% increase in raw material costs in Brazilian real as a result of higher grain prices, notably corn and soybean meal impacted by the inflationary environment due to the conflict between Ukraine and Russia. Unfavorable currency translation impacts increased our operating costs primarily due to the devaluation of the U.S. dollar against the Brazilian real, as the majority of operating costs in the Seara segment are denominated in Brazilian reais. The supply of poultry in 2022 was very volatile as a result of the avian influenza in North America and Europe, lower productivity due to poultry genetics problems and the conflict between Ukraine and Russia impacting both top-line, prices and volumes, and costs.

Beef North America Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	22,069.1	21,443.4	625.7	2.9%
Adjusted EBITDA	2,081.7	4,511.9	(2,430.3)	(53.9)%

Net Revenue. Changes in our Beef North America segment net revenue in 2022 as compared to 2021 were primarily impacted by a 4.1% increase in sales prices as a result of a strong demand in the United States and the increase from the Vivera Business Acquisition, which closed on June 17, 2021. This increase was partially offset by a 2.3% decrease in sales volume, which was the result of the current trend towards a decrease in herd size due to the beginning of a cycle of greater restriction of animals available for slaughter in the United States.

Adjusted EBITDA. Adjusted EBITDA in our Beef North America segment decreased by US$2.430.3 million, or 53.9%, to US$2,081.7 million in 2022, from US$4,511.9 million in 2021 primarily due to an increase in certain of our operating costs, primarily: (1) the 20.1% increase in raw material costs due to higher cattle prices to US$152/cwt (carcass weight ) in 2022 from US$144/cwt (carcass weight ) in 2021, according USDA data; and (2) a 5.9% increase in labor as a result of higher wages.

Pork USA Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	8,153.1	7,626.2	526.8	6.9%
Adjusted EBITDA	756.3	786.0	(29.7)	(3.8%)

Net Revenue. Changes in our Pork USA segment net revenue in 2022 as compared to 2021 were primarily impacted by a 4.1% increase in average sales prices in the domestic and export markets while the volumes sold were flat; and by the impact from the TriOak Business Acquisition, which closed on December 2, 2022.

Adjusted EBITDA. Adjusted EBITDA in our Pork USA segment decreased by US$29.7 million, or 3.8%, to US$756.3 million in 2022 from US$786.0 million in 2021, primarily due to an increase in certain of our operating costs, primarily due to a 6.8% increase in raw material costs, as a result of lower availability of live hogs and higher grain costs as well as a 6.1% increase in employee wages. This increase in some of our operating costs was partially offset by the increase of US$526.8 million in net revenue.

Pilgrim’s Pride Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	17,455.1	14,765.1	2,690.0	18.2%
Adjusted EBITDA	2,084.6	1,691.7	392.9	23.2%

Net Revenue. Changes in our Pilgrim’s Pride segment net revenue in 2022 as compared to 2021 were primarily impacted by a 25.2% increase in sales prices, impacted by the inflationary environment, as well as the increase from the Pilgrim’s Food Masters Acquisition which closed on September 24, 2021. This increase was partially offset by a 10.0% decrease in sales volumes,

Adjusted EBITDA. Adjusted EBITDA in our Pilgrim’s Pride segment increased by US$392.9 million, or 23.2%, to US$2,084.6 million in 2022 from US$1,691.7 million in 2021. The increase in our net revenue was partially offset by an increase in certain of our operating costs, primarily due to a 17.4% increase in raw material costs as a result of higher commodity grain prices impacted by the inflationary environment, coupled with higher labor costs of 9.4% and a 22.7% increase in electric power and maintenances expenses in 2022.

Australia Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	6,323.3	5,344.9	978.4	18.3%
Adjusted EBITDA	443.9	327.6	116.3	35.5%

Net Revenue. Changes in our Australia segment net revenue in 2022 as compared to 2021 were primarily impacted by a 26.7% increase in sales prices, impacted by the inflationary environment, partially offset by a 15.2% decrease in sales volumes.

Adjusted EBITDA. Adjusted EBITDA in our Australia segment increased by US$116.3 million, or 35.5% to US$443.9 million in 2022 from US$327.6 million in 2021. The increase in our net revenue was partially offset by the increase in certain of our operating costs, primarily due to a 9.1% increase in raw material costs, impacted by the inflationary environment; and the Huon and Rivalea Acquisitions which was closed on November 17, 2021 and January 4, 2022 respectively.

Others Segment

	For the year ended December 31,		Change	% Change
	2022	2021
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	842.0	713.0	129.1	18.1%
Adjusted EBITDA	(7.9)	24.7	31.6	n.m.

n.m. = not meaningful.

Net Revenue. Changes in our Others segment net revenue in 2022 as compared to 2021 were primarily impacted by international leather operations and other operations in Europe.

Adjusted EBITDA. Adjusted EBITDA in our Others segment changed to a loss of US$7.9 million in 2022 from an income of US$24.7 million in 2021. This was primarily due to an increase in certain of our operating costs, which was partially offset by the increase in our net revenue of US$129.1 million.

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the year ended December 31,		% Change
	2021	2020
	(in millions of US$)
Consolidated statement of income:
Net revenue	65,042.7	52,331.2	24.29%
Cost of sales	(52,753.8)	(43,657.7)	20.84%

Gross profit	12,288.9	8,673.4	41.68%

General and administrative expenses	(2,821.2)	(2,075.0)	35.96%
Selling expenses	(3,551.8)	(2,810.8)	26.36%
Other expenses	(32.6)	(63.9)	(48.96)%
Other income	100.7	160.0	(37.03)%

Net operating expense	(6,304.8)	(4,789.6)	31.63%

Operating profit	5,984.1	3,883.8	54.08%

Finance income	430.7	674.1	(36.11)%
Finance expense	(1,369.2)	(3,298.0)	(58.48)%

Net finance expense	(938.5)	(2,623.9)	(64.23)%

Share of profit of equity-accounted investees, net of tax	17.2	10.4	64.63%

Profit before taxes	5,062.8	1,270.4	298.53%

Current income taxes	(1,402.6)	(444.8)	215.34%
Deferred income taxes	158.5	(189.9)	n.m.

Total income taxes	(1,244.1)	(634.7)	96.02%

Net income	3,818.6	635.7	500.74%

n.m. = not meaningful.

Consolidated Results of Operations

Net Income

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar, unless otherwise indicated)
Net income	3,818.6	635.7	3,183.0	500.7%
Net margin (net income as percentage of net revenue)	5.9%	1.2%	4.7p.p.	—

For the reasons described below, we recorded net income of US$3,818.6 million for the year ended December 31, 2021, compared to US$635.7 million for the year ended December 31, 2020. The net margin was 5.9% for the year ended December 31, 2021, compared to 1.2% for the year ended December 31, 2020.

Net Revenue

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	65,042.7	52,331.2	12,711.5	24.3%

Our net revenue increased by US$12,711.5 million, or 24.3%, in 2021, as compared to 2020. Our net revenue was positively impacted by a 28.2% increase in average sales prices in all our segments, as a result of the inflationary environment partially offset by an overall 4.3% decrease in our sales volumes, primarily at our Brazil, Pork USA and Pilgrim’s Pride segments, which were partially offset by an increase in sales volumes at our Seara and Beef North America segments. For more information, see “—Segment Results.” In addition, our net revenue increased due to the impact of our acquisitions in 2021. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Cost of Sales

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar, unless otherwise indicated)
Cost of sales	52,753.8	43,657.7	9,096.1	20.8%
Gross profit	12,288.9	8,673.4	3,615.4	41.7%
Cost of sales as percentage of net revenue	81.1%	83.4%	(2.3) p.p.	—

Our cost of sales increased by US$9,096.1 million, or 20.8%, in 2021, as compared to 2020, primarily due to: (1) an increase in operating costs to US$45,129.2 million in 2021 from US$36,703.5 million in 2020 primarily resulting from (i) a 23.0% increase in the cost of raw materials due to increases in livestock and grain prices in certain regions where we operate which were impacted by inflation and (ii) a 9.6% increase in labor costs to US$6,178.8 million in 2021 from US$5,635.4 million in 2020 primarily due to increases in wages; and (2) the impact of our acquisitions in 2021. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

General and Administrative Expenses

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar, unless otherwise indicated)
General and administrative expenses	2,821.2	2,075.0	746.2	36.0%
General and administrative expenses as percentage of net revenue	4.3%	4.0%	0.3 p.p.	—

Our general and administrative expenses increased by US$746.2 million, or 36.0%, in 2021, as compared to 2020, primarily due to: (1) an expense recognition related to the settlement agreement that JBS USA and PPC entered into with the SEC and the DOJ, respectively, totaling US$792.7 million in 2021 and US$238.2 in 2020; and (2) the impact of our acquisitions in 2021. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Selling Expenses

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar, unless otherwise indicated)
Selling expenses	3,551.8	2,810.8	741.0	26.4%
Selling expenses as percentage of net revenue	5.5%	5.4%	0.1 p.p.	—

Our selling expenses increased by US$741.0 million, or 26.4%, in 2021, as compared to 2020, primarily due to: (1) a 26.5% increase in freight expenses to US$2,994.5 million in 2021 from US$2,367.8 million in 2020 due to higher diesel prices and higher port and shipping costs, which were impacted by inflation; (2) a 34.9% increase in marketing and product promotion expenses to US$250.3 million in 2021 from US$185.5 million in 2020 due to expenses to promote our brands and increase consumer preference; and (3) a 14.6% increase related to labor expenses to US$179.5 million in 2021 from US$156.7 million in 2020 primarily related to increase in wages. In addition, our selling expenses increased due the impact of our acquisitions in 2021. For more information, see “—Items Affecting Comparability of Financial Results—Acquisitions.”

Net Finance Expense

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollar)
Net finance expense	(938.5)	(2,623.9)	1,685.4	(64.2)%
Expenses from exchange rate variation	(0.6)	(1,774.5)	1,773.9	(100.0)%
Fair value adjustments on derivatives	46.7	(49.7)	96.4	n.m.
Interest expense	(975.2)	(932.3)	(42.8)	4.6%
Interest income	144.3	191.5	(47.1)	(24.6)%
Bank fees and others	(153.8)	(58.8)	(95.0)	161.5%

n.m = not meningful

Our net finance expense decreased by US$1,685.4 million, or 64.2%, in 2021, as compared to 2020, primarily due to:

•

Expenses from Exchange Rate Variation – Expenses from the exchange rate variation decreased to US$0.6 million during 2021 from US$1,774.5 million during 2020, primarily as a result of the decrease in the exchange rate variation on intercompany balances to US$98.5 million in 2021 from US$1,468.4 million in 2020 as a result of the conversion of intercompany loans to equity investments that in substance form part of the reporting entity’s net investment in a foreign operation since the third quarter of 2020, and for which foreign exchange gains and losses are recognized in other comprehensive income instead of profit or loss;

•

Fair value adjustments on derivatives – Fair value gain on derivatives transactions of US$46.7 million during 2021 compared to a fair value loss on derivatives transactions of US$49.7 million during 2020, substantially all of which was related to our practice of hedging our exposure against the devaluation of the Brazilian real.

Partially offset by:

•

Interest Expense – Interest expense increased by US$42.8 million, or 4.6%, in 2021, as compared to 2020, primarily because of the increase of US$41.1 million related to interest expenses from loans and financings;

•

Interest Income – Interest income decreased by US$47.1 million, or 24.6%, in 2021, as compared to 2020, primarily because of the recognition of US$61.6 million of interest and monetary correction from PIS and COFINS excluded from ICMS tax base and SELIC tax credits in 2020; and

•

Bank fees and others – Bank fees and others increased by US$95.0 million, or 161.5%, mainly as a result of the expenses of redemption premiums in the amount of US$103.7 million for the year ended December 31, 2021 (US$24.3 million for the year ended December 31, 2020) incurred in connection with the redemption of JBS Finance Luxembourg’s 5.750% senior notes due 2025, PPC’s 5.750% senior notes due 2025 and JBS Finance Luxembourg 7.000% senior notes due 2026.

Current and Deferred Income Taxes

	For the year ended December 31,		Change		% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Profit before taxes	5,062.8	1,270.4	3,792.4		298.5%
Nominal rate	34%	34%	—		—

Expected tax expense	(1,721.3)	(431.9)	(1,289.4)		298.5%

Current income taxes	(1,402.6)	(444.8)	(957.8)		215.3%
Deferred income taxes	158.5	(189.9)	n.m.		n.m.

Total income taxes	(1,244.1)	(634.7)	(609.4)		96.0%

Effective income tax rate	24.6%	50.0%	(25.4	)p.p.	—

n.m. = not meaningful.

The nominal tax rate for Brazilian income tax and social contribution is 34%. However, our effective tax rate may change in each period based on fluctuations in the taxable income generated by each of our foreign subsidiaries, different tax rates in countries where we operate and the tax credits generated by tax payments made by foreign subsidiaries, which can be used to offset taxes that would be paid in Brazil.

Therefore, the nature and timing of the permanent differences that arise during the period also affect our effective tax rate. These permanent differences generally refer to subsidies made for investments in Brazil and abroad, differences in tax rates on foreign subsidiaries, unrecognized deferred taxes in the current year, income from untaxed interest on foreign subsidiaries and the impact of taxation on companies with dual jurisdiction.

Effective income tax rate decreased 25.4 percentage points to 24.6% in 2021, compared to 50.0% in 2020, primarily due to the impact of deferred income tax not recognized which increased the effective income tax rate in 3.0% in 2021, compared to an increase of 36.8% in 2020, and the impact of profits taxed by foreign jurisdictions which increased the effective income tax rate in 4.7% in 2021, compared to an increase of 16.2% in 2020. These impacts were partially offset primarily by the effect of the difference of tax rates on the taxable income from foreign subsidiaries which decreased the effective income tax rate in 10.1% in 2021, compared to a decrease of 23.1% in 2020, and the effect of the non-taxable interest in foreign subsidiaries which decreased the effective income tax rate in 2.1% in 2021, compared to a decrease of 8.2% in 2020.

Segment Results

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars)
Net revenue
Brazil segment	9,990.0	8,055.7	1,934.3	24.0%
Seara segment	6,773.8	5,186.6	1,587.2	30.6%
Beef North America segment	21,443.4	16,448.9	4,994.5	30.4%
Pork USA segment	7,626.2	6,144.6	1,481.6	24.1%
Pilgrim’s Pride segment	14,765.1	12,038.0	2,727.1	22.7%
Australia segment	5,344.9	4,673.6	671.3	14.4%
Others segment	713.0	563.8	149.2	26.5%

Total reportable segments	66,656.5	53,111.0	13,545.5	25.5%
Eliminations (1)	(1,613.8)	(779.9)	(833.9)	106.9%

Total net revenue	65,042.7	52,331.2	12,711.5	24.3%

Adjusted EBITDA
Brazil segment	431.9	577.4	(145.5)	(25.2)%
Seara segment	714.7	822.0	(107.3)	(13.1)%
Beef North America segment	4,511.9	2,161.4	2,350.5	108.7%
Pork USA segment	786.0	641.6	144.4	22.5%
Pilgrim’s Pride segment	1,691.7	1,149.2	542.5	47.2%
Australia segment	327.6	275.4	52.2	19.0%
Others segment	24.7	11.8	12.9	109.3%

Total reportable segments	8,488.4	5,638.7	2,849.7	50.5%
Eliminations (1)	(2.0)	(2.1)	0.1	(4.8)%

Total Adjusted EBITDA	8,486.4	5,636.6	2,849.8	50.6%

(1)	Includes intercompany and intersegment transactions.

We measure our segment profitability using Adjusted EBITDA, which is calculated by making the following adjustments to net income, as further described in this prospectus (see “Summary—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of DOJ and exclusion of antitrust agreements; exclusion of donations and social programs expenses; exclusion of out of period tax credits impacts; exclusion of JBS fund for the Amazon; and certain other income (expenses), net.

Brazil Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	9,990.0	8,055.7	1,934.3	24.0%
Adjusted EBITDA	431.9	577.4	(145.5)	(25.2)%

Net Revenue. Changes in our Brazil segment net revenue in 2021, as compared to 2020 were primarily impacted by a 31.6% increase in sales prices in 2021 when compared with 2020, impacted by the inflationary environment, partially offset by a 5.7% reduction in volume sold due to a decrease in the number of cattle processed.

Adjusted EBITDA. Adjusted EBITDA in our Brazil segment decreased by US$145.5 million, or 25.2%, to US$577.4 million in 2021 from US$431.9 million in 2020, primarily due to an increase in certain of our operating costs. The majority of operating costs in the Brazil segment are denominated in Brazilian reais. The increase was primarily due to a 35.2% increase in raw material costs in Brazilian real as a result of the shortage of cattle and a 6.9% increase in labor expenses in Brazilian real primarily related to higher wages. The increase in operating costs in Brazilian real was partially offset by the appreciation of the U.S. dollar against the Brazilian real.

Seara Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	6,773.8	5,186.6	1.587.3	30.6%
Adjusted EBITDA	714.7	822.0	(107.3)	(13.1)%

Net Revenue. Changes in our Seara segment net revenue in 2021 as compared to 2020 were primarily impacted by: (1) a 18.8% increase in sales volumes, (2) a 9.9% increase in sales prices as a result of gains in market share and consumer preference in the domestic market and (3) the impact of the Margarine and Mayonnaise Business Acquisition in 2020.

Adjusted EBITDA. Adjusted EBITDA in our Seara segment decreased by US$107.3 million, or 13.1%, to US$714.7 million in 2021 from US$822.0 million in 2020, primarily due to increases in certain of our operating costs. The majority of operating costs in the Seara segment are denominated in Brazilian reais. Operating costs were impacted primarily due to a 46.7% increase in production costs in Brazilian reais due to higher production volume and a 49.8% increase in raw material costs in Brazilian real, notably grain prices, as a result of the inflationary environment. The increase in operating costs was partially offset by the appreciation of the U.S. dollar against the Brazilian real.

Beef North America Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	21,213.7	16,448.9	4,764.8	29.0%
Adjusted EBITDA	4,511.9	2,161.4	2,350.5	108.8%

Net Revenue. Changes in our Beef North America segment net revenue in 2021 as compared to 2020 were primarily impacted by a 25.1% increase in sales prices as a result of a strong demand in the United States, and the increase from the Empire Acquisition, which closed on April 6, 2020 and the Vivera Business Acquisition, which closed on June 17, 2021.

Adjusted EBITDA. Adjusted EBITDA in our Beef North America segment increased by US$2,350.5 million, or 108.8%, to US$4,511.9 million in 2021, from US$2,161.4 million in 2020. The increase in our net revenue was partially offset by an increase in certain of our operating costs, primarily due to the higher sales volumes, a 16.4% increase in raw material costs, primarily in cattle costs, and an increase in essential employee wages and benefits and other operating costs related to the impact of COVID-19 as well as higher transportation costs.

Pork USA Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	7,517.0	6,144.6	1,372.4	22.3%
Adjusted EBITDA	786.0	641.6	144.5	22.5%

Net Revenue. Changes in our Pork USA segment net revenue in 2021 as compared to 2020 were primarily impacted by a 26.3% increase in average sales prices in the domestic and export markets, impacted by the inflationary environment, partially offset by a 3.6% decrease in sales volumes; and the increase from the Empire Acquisition, which closed on April 6, 2020 and the Sunnyvalley Acquisition, which closed on December 1, 2021.

Adjusted EBITDA. Adjusted EBITDA in our Pork USA segment increased by US$144.5 million, or 22.5%, to US$786.0 million in 2021 from US$641.6 million in 2020. The increase in our net revenue was partially offset by an increase in certain of our operating costs, primarily due to a 29.2% increase in raw material costs, primarily hog costs. Industry-wide COVID-19-related plant closures in the second quarter of 2020 resulted in an oversupply of hogs driving lower prices in that year. An increase in employee wages and transportation costs also contributed to the increase in cost of goods sold.

Pilgrim’s Pride Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S.dollars, unless otherwise indicated)
Net revenue	14,765.1	12,038.0	2,727.1	22.7%
Adjusted EBITDA	1,691.7	1,149.2	542.4	47.2%

Net Revenue. Changes in our Pilgrim’s Pride segment net revenue in 2021 as compared to 2020 were primarily impacted by a 44.8% increase in sales prices, impacted by the inflationary environment, partially offset by a 17.1% decrease in sales volumes, as well as the increase from the Pilgrim’s Food Masters Acquisition.

Adjusted EBITDA. Adjusted EBITDA in our Pilgrim’s Pride segment increased by US$542.4 million, or 47.2%, to US$1,691.7 million in 2021 from US$1,149.2 million in 2020. The increase in our net revenue was partially offset by an increase in certain of our operating costs, primarily due to a 22.0% increase in raw material costs as a result of higher commodity grain prices impacted by the inflationary environment coupled with higher labor and transportation costs and the Pilgrim’s Food Masters Acquisition.

Australia Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S.dollars, unless otherwise indicated)
Net revenue	5,344.9	4,673.6	671.3	14.4%
Adjusted EBITDA	327.6	275.4	52.2	18.9%

Net Revenue. Changes in our Australia segment net revenue in 2021 as compared to 2020 were primarily impacted by a 19.3% increase in sales prices, impacted by the inflationary environment and the Huon Acquisition.

Adjusted EBITDA. Adjusted EBITDA in our Australia segment increased by US$52.2 million, or 18.9%, to US$327.6 million in 2021 from US$275.4 million in 2020. The increase in our net revenue was partially offset by an increase in certain of our operating costs, primarily due to a 13.6% increase in raw material costs, impacted by the inflationary environment; and the Huon Acquisition.

Others Segment

	For the year ended December 31,		Change	% Change
	2021	2020
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	713.0	563.8	149.2	26.5%
Adjusted EBITDA	24.7	11.8	13.0	110.2%

Net Revenue. Changes in our Others segment net revenue in 2021 as compared to 2020 were primarily impacted by international leather operations and other operations in Europe.

Adjusted EBITDA. Adjusted EBITDA in our Others segment increased by US$13.0 million, or 110.2%, to US$24.7 million in 2021 from US$11.8 million in 2020.The increase in our net revenue of US$149.2 million was partially offset by an increase in certain of our operating costs.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on our indebtedness, which affects our net financial results;

•	prevailing domestic and international interest rates, which affect our debt service requirements;

•	our ability to continue to borrow funds from financial institutions or to access the capital markets;

•	our working capital needs, based on our growth plans;

•	our capital expenditure requirements, which consist primarily of purchasing property, plant and equipment; and

•	strategic investments and acquisitions.

Our principal cash requirements consist of the following:

•	the purchase of raw materials, most of which represents the purchase of feed ingredients for the production of chicken and hogs and the purchase of livestock for our processing operations;

•	our working capital requirements;

•	the servicing of our indebtedness;

•	capital expenditures related mainly to our purchases of property, plant and equipment;

•	strategic investments, and acquisitions;

•	dividends and other distributions; and

•	taxes in connection with our operations.

Our main sources of liquidity consist of the following:

•	cash flows from operating activities; and

•	short-term and long-term borrowings.

We believe that our cash on hand, cash flow from operations and remaining availability under credit lines from commercial banks will be sufficient to meet our ongoing operating requirements, make scheduled principal and interest payments on our outstanding debt and fund our capital expenditures for the foreseeable future. Our ability to continue to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond our control. For more information, see “Risk Factors.”

Cash Flows

The table below shows our cash flows from operating, investing and financing activities for the periods indicated:

	For the six-month period ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
	(in millions of U.S. dollars)
Net cash provided by (used in) operating activities	(86.7)	487.7	2,580.5	3,998.6	4,419.5
Net cash used in investing activities	(687.7)	(1,071.7)	(2,535.6)	(3,516.4)	(1,482.8)
Net cash provided by (used in) financing activities	847.7	146.5	(1,667.5)	(64.5)	(1,429.5)
Effect of exchange rate changes on cash and cash equivalents	43.6	(964.5)	(15.4)	(40.4)	(209.6)

Change in cash and cash equivalents, net	116.9	(1,401.9)	(1,637.9)	377.3	1,297.6
Cash and cash equivalents at the beginning of the period	2,526.4	3,928.3	4,164.3	3,787.0	2,489.4

Cash and cash equivalents at the end of the period	2,643.3	2,526.4	2,526.4	4,164.3	3,787.0

Operating Activities

Cash flow provided by (used in) operating activities may vary from time to time according to the fluctuation of sales revenues, cost of sales, operating expenses, changes in operating activities, interest paid and received and income tax paid.

Net cash used in operating activities for the six-month period ended June 30, 2023 was US$86.7 million, compared to net cash provided from operating activities of US$487.7 million for the comparative period in 2022. This increase in net cash used in operating activities was primarily due to:

•	a decrease in net income adjusted for non-cash effects to US$1,415.0 million in the six-month period ended June 30, 2023, compared to US$4,058.2 million in the comparative period in 2022;

This decrease in generation of cash was partially offset by:

•

an increase in trade accounts receivable to a cash provided of US$446.8 million in the six-month period ended June 30, 2023, compared to a cash consumption of US$398.5 million in the comparative period in 2022;

•	an increase in inventories to a cash provided of US$73.5 million in the six-month period ended June 30, 2023, compared to a cash consumption of US$587.4 million in the comparative period in 2022; and

•	a decrease in income taxed paid to US$40.7 million in the six-month period ended June 30, 2023, compared to US$641.1 million paid in the comparative period in 2022.

Net cash provided by operating activities for 2022 was US$2,580,5 million, compared to net cash provided by operating activities of US$3,998.6 million for 2021. This decrease in cash flow from operating activities was primarily due to:

•	a decrease in net income adjusted for non-cash effects to US$6,681,2 million in 2022, compared with US$8,542.1 million in 2021;

•	a decrease in cash provided to US$253.2 million in 2022, related to the increase in trade accounts payable and supply chain finance, compared to US$1,199.0 million in 2021; and

•	an increase in cash consumption to US$709.0 million in 2022 related to the increase in recoverable taxes, compared with US$9.2 million in 2021.

This decrease was partially offset by:

•	a decrease in cash consumption to US$269.6 million in 2022, related to the increase in trade accounts receivable, compared to US$803.1 million in 2021.

•	a decrease in payments related to agreements with DOJ and Antitrust to US$167.0 million in 2022 compared to US$ 762.9 million in 2021.

•	a decrease in cash consumption related to inventories to US$458.2 million in 2022, compared to US$1,456.4 million in 2021.

Net cash provided by operating activities for 2021 was US$3,998.6 million, compared to net cash provided by operating activities of US$4,419.5 million for 2020. This decrease in cash flow from operating activities between these periods was primarily due to:

•	an increase in cash consumption to US$1,456.4 million in 2021, related to the increase in inventories during 2021, compared with US$195.3 million in 2020;

•	an increase in cash consumption to US$803.1 million in 2021, related to the increase in trade accounts receivable during 2021, compared with generation of cash of US$167.3 million in 2020;

•	the payment of US$762.9 million related to agreements with DOJ and Antitrust during 2021 that did not occur in 2020; and

•	the increase in income tax paid to US$1,124.1 million in 2021, compared to US$639.2 million in 2020;

This decrease was partially offset by:

•	an increase in net income including the non-cash effects to US$8,542.1 million in 2021, compared with US$5,673.8 million in 2020; and

•	an increase in cash provided related to trade accounts payable and supply chain finance to US$1,199.0 million in 2021, compared to US$561.9 million in 2020.

Investing Activities

Cash flow provided by (used in) investing activities is primarily related to: (1) our acquisition of subsidiaries minus net cash at the time of acquisition; (2) our acquisition of property, plant and equipment; (3) our acquisition of intangible assets; and (4) our receipt of payment from the sale of property, plant and equipment.

For the six-month period ended June 30, 2023, net cash used in investing activities totaled US$687.7 million, of which US$724.8 million was cash used in purchases of property, plant and equipment, partially offset by US$16.0 million in cash provided by sales of property, plant and equipment.

For the six-month period ended June 30, 2022, net cash used in investing activities totaled US$1,071.7 million, of which US$952.4 million was cash used in purchases of property, plant and equipment and US$140.3 million was cash used in payments for business acquisitions, net of cash acquired.

For 2022, net cash used in investing activities totaled US$2,535.6 million, of which US$2,172.6 million was cash used in purchases of property, plant and equipment and US$378.9 million was cash used in payments of acquisitions, partially offset by US$48.8 million in cash provided by sales of property, plant and equipment.

For 2021, net cash used in investing activities totaled US$3,516.4 million, of which US$1,780.5 million was cash used in purchases of property, plant and equipment and US$1,754.5 million was cash used in payments of acquisitions, partially offset by US$43.6 million in cash provided by sales of property, plant and equipment.

For 2020, net cash used in investing activities totaled US$1,482.8 million, of which US$1,144.9 million was cash used in purchases of property, plant and equipment and US$405.6 million was cash used in payments of acquisitions, partially offset by US$72.3 million in cash provided by sales of property, plant and equipment.

Financing Activities

Cash flow provided by financing activities includes primarily proceeds from new loans and financings and derivatives settled in cash. Cash flow used in financing activities includes primarily principal payments on loans and financings, payments related to derivatives settled in cash, payments for purchase of treasury shares and payments of dividends.

For the six-month period ended June 30, 2023, net cash provided by financing activities totaled US$847.7 million, of which US$4,141.5 million was cash proceeds from loans and financing; which was partially offset by US$2,600.8 million in cash used in payments of loans and financings and US$448.0 million in cash used in payments of dividends.

For the six-month period ended June 30, 2022, net cash provided by financing activities totaled US$146.5 million, of which US$5,564.9 million was cash proceeds from loans and financing; which was partially offset by US$3,941.4 million in cash used in payments of loans and financings and US$719.4 million in cash used to purchase of treasury shares.

For 2022, net cash used in financing activities totaled US$1,667.5 million, of which US$7,473.2 million was cash used in payments of loans and financings, US$551.9 million was cash used in purchase of treasury shares and US$872.8 million was cash used in payments of dividends; partially offset by US$8,011.6 million in cash proceeds from loans and financings.

For 2021, net cash used in financing activities totaled US$64.5 million, of which US$6,272.5 million was cash used in payments of loans and financings, US$1,922.1 million was cash used in purchase of treasury shares and US$1,379.6 million was cash used in payments of dividends; partially offset by US$9,981.0 million in cash proceeds from loans and financings.

For 2020, net cash used in financing activities totaled US$1,429.5 million, of which US$2,814.2 million was cash used in payments of loans and financings, US$306.1 million was cash used in payments of leases and US$267.5 million was cash used in payments of dividends; partially offset by US$2,327.9 million in cash proceeds from loans and financings.

Indebtedness and Financing Strategy

As of June 30, 2023, our total outstanding indebtedness was US$19,463.6 million, consisting of US$2,217.3 million of current loans and financings and US$17,246.3 million of non-current loans and financings, representing 61.5% of our total liabilities, which totaled US$31,664.2 million as of June 30, 2023.

As of December 31, 2022, our total outstanding indebtedness was US$17,700.1 million, consisting of US$1,577.0 million of current loans and financings and US$16,123.1 million of non-current loans and financings, representing 58.3% of our total liabilities, which totaled US$30,339.4 million as of December 31, 2022.

As of December 31, 2021, our total outstanding indebtedness was US$16,578.8 million, consisting of US$2,135.0 million of current loans and financings and US$14,443.8 million of non-current loans and financings, representing 58.0% of our total liabilities, which totaled US$28,573.5 million as of December 31, 2021.

Our financing strategy has been and will be, over the next several years, to: (1) extend the average maturity of our outstanding indebtedness, including by refinancing short-term debt through longer-term borrowings and issuing longer-term debt securities, in order to increase our liquidity levels and improve our strategic, financial and operational flexibility; and (2) reduce our financing costs by accessing lower-cost sources of finance, including through the capital markets and export finance.

Based on the profile of our indebtedness as of June 30, 2023 and our track record, we believe we will continue to be able to raise funds in U.S. dollars, euros and reais to meet our financial obligations. We further believe that our capital expenditures during recent years, in addition to capital expenditures that we intend to make in the near future, will allow us to increase our ability to generate cash, to strengthen our credit ratios and to enhance our capacity to meet our financial obligations.

We maintain lines of credit with various financial institutions to finance working capital requirements, and we believe we will continue to be able to obtain additional credit to finance our working capital needs based on our past track record and current market conditions.

Indebtedness Summary and Maturities

The table below sets forth our consolidated loans and financings as of June 30, 2023. A “foreign currency” instrument refers to an instrument whose currency is different from the functional currency of the borrower. A “local currency” instrument refers to an instrument whose currency is the same as the functional currency of the borrower.

Type	Average annual interest rate	Currency	Index	Maturity	As of June 30, 2023
					(in millions of U.S. dollars)
Foreign currency:
ACC – Advances on exchange contracts	7.17%	USD	SOFR	2023-24	1,227.8
Prepayment	6.28%	USD	Libor and SOFR	2023-27	816.6
Credit note – export	6.61%	USD	—	2023	75.5
FINIMP – Import Financing	5.66%	USD and EUR	Libor and Euribor	2023-25	72.1
White Stripe credit facility	8.10%	USD and CAD	—	2023	2.2
Working capital – Dollar	8.66%	USD	Libor	2030	3.1
CRA – Agribusiness Credit Receivable Certificates	3.98%	USD	—	2027	20.7
Scott credit facilities	6.57%	USD	—	2024	1.8

Total foreign currency					2,219.7

Type	Average annual interest rate	Currency	Index	Maturity	As of December 31 , 2022
					(in millions of U.S. dollars)

Local currency:
FINAME	5.71%	BRL	—	2023-25	0.9
FINEP	9.00%	BRL	—	2025	2.0
Prepayment	8.09%	GBP	SOFR	2023	101.1
Notes 5.88% PPC 2027	5.88%	USD	—	2027	854.8
Notes 2.50% JBS USA 2027	2.50%	USD	—	2027	995.3
Notes 5.13% JBS USA 2028	5.13%	USD	—	2028	903.4
Notes 6.50% JBS USA 2029	6.50%	USD	—	2029	78.9
Notes 3.00% JBS USA 2029	3.00%	USD	—	2029	592.0
Notes 5.50% JBS USA 2030	5.50%	USD	—	2030	1,269.8
Notes 3.75% JBS USA 2031	3.75%	USD	—	2031	496.3
Notes 4.25% PPC 2031	4.25%	USD	—	2031	991.7
Notes 3.00% JBS USA 2032	3.00%	USD	—	2032	982.6
Notes 3.63% JBS USA 2032	3.63%	USD	—	2032	999.7
Notes 3.50% PPC 2032	3.50%	USD	—	2032	900.7
Notes 6.25% JBS USA 2032	6.25%	USD	—	2033	994.7
Notes 5.75% JBS USA 2033	5.75%	USD	—	2033	2,026.2
Notes 4.38% JBS USA 2052	4.38%	USD	—	2052	902.8
Notes 6.50% JBS USA 2052	6.50%	USD	—	2052	1,533.9
Working capital – Brazilian reais	7.62%	BRL	TJLP	2023-28	0.7
Working capital – Euros	3.39%	EUR	Euribor	2023-24	22.2
Credit note – export	13.90%	BRL	CDI	2023-28	561.1
CDC – Direct credit to consumers	15.97%	BRL	—	2023-28	29.0
Rural – Credit note	11.00%	BRL	CDI	2024	36.0
Rural – Credit note – Pre-fixed	6.84%	BRL	—	2023	10.1
CRA – Agribusiness Credit Receivable Certificates	9.45%	BRL	CDI and IPCA	2023-37	1,817.4
Scott credit facilities	7.69%	AUD, EUR and USD	—	2023-24	10.4
Beardstown Pace credit facility	3.50%	USD	—	2035-50	67.1
JBS Australia Feedlot Agreement	7.00%	AUD	—	2023-24	34.0
Other	5.28%	Other	Other	2024-31	29.1

Total local currency					17,243.9

Total					19,463.6

Breakdown:
Current leans and financings					2,217.3
Non-current loans and financings					17,246.3

Total					19,463.6

*	Balances classified as current which have their maturities between July 1, 2023 and June 30, 2024.

The table below sets forth the payment schedule of our consolidated loans and financings in the total amount of US$19,463.6 million, as of June 30, 2023:

	As of June 30, 2023
	(in millions of U.S. dollars)	(%)
Total current	2,217.3	11.4%

2024	298.4	1.5%
2025	376.7	1.9%
2026	162.6	0.8%
2027	2,063.6	10.6%
2028	1,081.3	5.6%
After 2028	13,263.7	68.1%

Total non-current	17,246.3	88.6%

Total	19,463.6	100.0%

Certain of our indebtedness is secured or guaranteed by the following: (1) receivables and inventories; (2) letters of credit; (3) guarantees by parent companies or subsidiaries; and (4) mortgages and liens on real estate, equipment and other items.

For a description of certain material debt agreements of JBS S.A. and its subsidiaries, see “Description of Material Indebtedness.”

Capital Expenditures

We make capital expenditures primarily for acquisitions, strategic investments as well as equipment purchases and maintenance, expansions and modernization of our facilities including: (1) expansion and modernization of our Seara plants; (2) buildings and earthwork for our facilities in the United States; (3) investments in our new business (Novos Negócios) units and (4) the construction of a new Italian specialties and pepperoni plant in Columbia, South Carolina.

Our capital expenditures for the six-month period ended June 30, 2023 totaled US$724.8 million in cash used in the purchase of property, plant and equipment, of which 48% were investments in facilities and 52% were investments in capacity expansion.

Our capital expenditures for the year ended December 31, 2022 totaled US$2,172.6 million in cash used in the purchase of property, plant and equipment, of which 44% were investments in facilities and 56% were investments in capacity expansion.

Our capital expenditures for the year ended December 31, 2021 totaled US$1,780.5 million in cash used in the purchase of property, plant and equipment, of which 43% were investments in facilities and 57% were investments in capacity expansion.

Our capital expenditures for the year ended December 31, 2020 totaled US$1,144.9 million in cash used in the purchase of property, plant and equipment, of which 47% were investments in facilities and 53% were investments in capacity expansion.

The source of cash for our capital expenditures generally tends to be our own cash flows.

Contractual Obligations

The following table summarizes our significant loans and financings, including estimated interest thereon, payables related to purchases of assets, finance lease obligations, operating lease obligations and other purchase obligations as of the dates indicated that have an impact on our liquidity.

	As of June 30, 2023
Contractual obligations	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Trade accounts payable and supply chain finance	5,863.7	—	—	—	5,863.7
Loans and financing (1)	2,217.3	675.1	2,226.2	14,345.0	19,463.6
Estimated interest on loans and financings (2)	1,192.0	1,743.7	1,487.7	4,272.7	8,696,1
Derivatives liabilities (assets)	180.2	—	—	—	180.2
Other financial liabilities	7.2	21.0	21.1	—	49.3
Payment of leases	351.4	510.7	331.7	974.6	2,168.4

(1)	Includes accrued and unpaid interest as of June 30, 2023.
(2)	Includes interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective interest rates as of June 30,2023 and expected payment dates.

	As of December 31, 2022
Contractual obligations	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Trade accounts payable and supply chain finance	6,531.7	—	—	—	6,531.7
Loans and financing (1)	1,577.0	815.0	2,396.3	12,911.7	17,700.1
Estimated interest on loans and financings (2)	924.3	1,837.5	1,485.2	4,441.1	8,688.2
Derivatives liabilities (assets)	107.2	—	—	—	107.2
Other financial liabilities	6.5	5.3	0.1	—	11.9
Payment of leases	342.7	500.5	313.3	853.2	2,009.8

(1)	Includes accrued and unpaid interest as of December 31, 2022.
(2)	Includes interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective interest rates as of December 31, 2022, and expected payment dates.

We also have future commitments for purchase of grains and cattle whose balances as of June 30, 2023 and December 31, 2022 were US$31.5 billion and US$32.9 billion, respectively.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks arising from our normal business activities. These market risks, which are beyond our control, primarily involve the possibility that changes in interest rates, inflation, exchange rates and commodity prices will adversely affect the value of our financial assets and liabilities or future cash flows and earnings.

Our risk management strategy is designed to mitigate the financial impact derived from our exposure to market risks, and accordingly, we have used and may continue to use interest rate, exchange rates and commodity derivative instruments, cash and receivables to mitigate these market risks. Our hedging activities are governed by a financial risk management department, which follows corporate governance standards and guidelines for our company that are established by our risk management committee and approved by our board of directors.

For more information about our risk management, see note 25 to JBS S.A.’s unaudited interim financial statements and note 28 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

Trend Information

The following list sets forth, in our view, the most important trends, uncertainties and events that are reasonably likely to continue to have a material effect on our revenues, income from operations, profitability, liquidity and capital resources, or that may cause reported financial information to be not necessarily indicative of future operating results or financial condition:

•	global economic conditions;

•	Brazilian economic environment;

•	effect of level of indebtedness and interest rates;

•	effect of the levels of sales of fresh and processed products in the domestic market on our results of operations;

•	effect of the levels of exports of fresh and processed products on our results of operations;

•	fluctuations in domestic market prices of fresh and processed products can significantly affect our operating revenues;

•	effects of fluctuations in export prices of fresh and processed products on operating revenues;

•	effects of the variation of prices for the purchase of raw materials on our costs of goods sold; and

•	effects of fluctuations in currency exchange rates.

For more information, see “—Principal Factors Affecting Our Results of Operations.”

Critical Accounting Estimates

The presentation of our financial condition and results of operation in accordance with IFRS, as issued by the IASB and the disclosures related to judgements and estimates can be found in note 2.6 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

Recent Accounting Pronouncements

Certain new and amended accounting standards and interpretations have been adopted by JBS S.A. and are described in note 2.1 to JBS S.A.’s unaudited interim financial statements and note 2.5 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following summarizes material indebtedness of JBS S.A. and its subsidiaries as of this prospectus.

Fixed-Rate Notes

We have the following series of material, fixed-rate debt securities in the international capital markets as of June 30, 2022.

Security	Outstanding Principal Amount	Final Maturity
(in millions)
JBS USA 2.500% Notes due 2027 (1)	US$978.0	July 2027
JBS USA 5.125% Notes due 2028 (1)	US$900.0	February 2028
JBS USA 3.000% Notes due 2029 (1)	US$600.0	February 2029
JBS USA 5.500% Notes due 2030 (1)	US$1,250.0	January 2030
JBS USA 3.750% Notes due 2031 (1)	US$500.0	December 2031
JBS USA 3.625% Sustainability-Linked Notes due 2032 (1)	US$923.0	January 2032
JBS USA 3.000% Sustainability-Linked Notes due 2032 (1)	US$1,000.0	May 2032
JBS USA 5.750% Notes due 2033 (1)	US$2,050.0	April 2033
JBS USA 4.375% Notes due 2052 (1)	US$900.0	February 2052
JBS USA 6.500% Notes due 2052 (1)	US$1,550.0	December 2052
PPC 5.875% Notes due 2027 (2)	US$850.0	September 2027
PPC 4.250% Sustainability-Linked Notes due 2031 (2)	US$1,000.0	April 2031
PPC 3.500% Notes due 2032 (2)	US$900.0	March 2032
PPC 6.250% Notes due 2033 (2)	US$1,000.0	July 2033

(1)

These notes were issued by JBS USA, JBS USA Food Company and JBS USA Finance, Inc. and are fully and unconditionally guaranteed by JBS S.A. and certain other direct and indirect parent companies of JBS USA. JBS USA Finance, Inc. is a special purpose entity with no assets or operations of its own. We intend to add JBS Luxembourg S.à r.l. as a co-issuer of these notes, and we expect that JBS USA Finance, Inc. will be either dissolved or merged into JBS USA.

(2)	These notes were issued by PPC and are guaranteed by Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, and JFC LLC.

On January 19, 2023, PPC launched registered exchange offers (the “PPC Exchange Offers”) of up to: (1) US$1.0 billion aggregate principal amount of its newly issued 4.250% Sustainability-Linked Notes due 2031 (the “Registered 2031 Notes”) registered under the Securities Act, for an equal principal amount of its outstanding 4.250% Sustainability-Linked Notes due 2031 (the “Existing 2031 Notes”); and (2) US$900.0 million aggregate principal amount of its newly issued 3.500% Notes due 2032 (the “Registered 2032 Notes, and together with the Registered 2031 Notes, the “Registered Notes”) registered under the Securities Act, for an equal principal amount of its outstanding 3.500% Notes due 2032 (the “Existing 2032 Notes,” and together with the Existing 2031 Notes, the “Existing Notes”). The terms of the Registered Notes are identical in all material respects to the terms of the corresponding series of Existing Notes, except that the Registered Notes have been registered under the Securities Act. PPC will receive no proceeds from the PPC Exchange Offers. Each PPC Exchange Offer expired on February 15, 2023. PPC received tenders with respect to 99.8% of the aggregate principal amount of the Existing 2031 Notes and 98.8% of the aggregate principal amount of the Existing 2032 Notes. At settlement of the PPC Exchange Offers, which occurred on February 17, 2023, holders of Existing Notes who validly tendered and did not validly withdraw such Existing Notes prior to the expiration date received a like principal amount of Registered Notes of the applicable series.

On July 24, 2023, we launched our offers to exchange (the “JBS USA Exchange Offers”) the following 11 series of notes issued by the issuers (collectively, the “Existing JBS USA Notes”): (i) US$991,395,000 aggregate principal amount of our outstanding 2.500% Senior Notes due 2027; (ii) US$900,000,000 aggregate principal amount of our outstanding 5.125% Senior Notes due 2028; (iii) US$77,973,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2029; (iv) US$600,000,000 aggregate principal amount of our outstanding 3.000% Senior Notes due 2029; (v) US$1,250,000,000 aggregate principal amount of our outstanding 5.500% Senior Notes due 2030; (vi) US$500,000,000 aggregate principal amount of our outstanding 3.750% Senior Notes due 2031; (vii) US$1,000,000,000 aggregate principal amount of our outstanding 3.000% Sustainability-Linked Senior Notes due 2032; (viii) US$968,548,000 aggregate principal amount of our outstanding 3.625% Sustainability-Linked Senior Notes due 2032; (ix) US$2,050,000,000 aggregate principal amount of our outstanding 5.750% Senior Notes due 2033; (x) US$900,000,000 aggregate principal amount of our outstanding 4.375% Senior Notes due 2052; and (xi) US$1,550,000,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2052, in each case, for the same principal amount of newly issued registered exchange notes (the “New JBS USA Notes”). The JBS USA Exchange Offers expired on August 21, 2023 and approximately 99% of the aggregate principal amount of the Existing JBS USA Notes, were tendered in the JBS USA Exchange Offers. On August 22, 2023, in connection with the settlement of the JBS USA Exchange Offers, we delivered new notes registered under the Securities Act to holders of Existing JBS USA Notes who validly tendered and did not validly withdraw their Existing JBS USA Notes prior to the expiration date of the JBS USA Exchange Offers. The New JBS USA Notes have not been listed for trading on any organized exchange.

Sustainability-Linked Bonds

As described above, we have issued three series of fixed-rate sustainability-linked debt securities in the international capital markets, as follows:

•	JBS USA’s 3.625% Sustainability-Linked Notes due January 2032 in an aggregate principal amount of US$923.0 million;

•	JBS USA’s 3.000% Sustainability-Linked Notes due May 2032 in an aggregate principal amount of US$1.0 billion; and

•	PPC’s 4.250% Sustainability-Linked Notes due April 2031 in an aggregate principal amount of US$1.0 billion.

As further described below, each series of sustainability-linked notes contains certain sustainability performance targets of JBS S.A., JBS USA or PPC that if unsatisfied will result in an increase in the interest rate payable on the respective notes. The applicable sustainability performance targets are specifically tailored to the business, operations and capabilities of JBS S.A., JBS USA and PPC and do not easily lend themselves to benchmarking against sustainability performance targets that may be used by other companies. In connection with these notes, none of JBS S.A., JBS USA or PPC has committed to (i) allocate the net proceeds specifically to projects or business activities meeting sustainability criteria or (ii) be subject to any other limitations or requirements that may be associated with green instruments, social instruments or sustainability instruments or other financial instruments in any particular market.

Furthermore, as there is currently no generally accepted definition (legal, regulatory or otherwise) of, nor market consensus as to what criteria a particular financial instrument must meet to qualify as, “green,” “social,” “sustainable” or “sustainability-linked” (and, in addition, the requirements of any such label may evolve from time to time), no assurance was or could be given to investors in these notes or to any other party by the issuers or the guarantors of the notes or any second party opinion providers or any qualified provider of third-party assurance or attestation services appointed by each company (an “external verifier”) that the notes will meet any or all investor expectations regarding the sustainability performance target qualifying as “green,” “social,” “sustainable” or “sustainability-linked,” or satisfy an investor’s requirements or any future legal, quasi-legal or other standards for investment in assets with sustainability characteristics, or that any adverse social and/or other impacts will not occur in connection with JBS S.A., JBS USA and/or PPC striving to achieve the sustainability performance target or the use of the net proceeds from the offering of notes.

In addition, no assurance or representation was given by the issuers and guarantors of the notes, any second party opinion providers or any external verifier as to the suitability or reliability for any purpose whatsoever of any opinion, report or certification of any third party in connection with the offering of the notes or the respective sustainability performance targets to fulfill any green, social, sustainability, sustainability-linked and/or other criteria. Any such opinion, report or certification is not, nor shall it be deemed to be, incorporated in and/or form part of this prospectus or the registration statement.

There can be no assurance of the extent to which JBS S.A., JBS USA and/or PPC will be successful in significantly decreasing their greenhouse gas emissions. Although a failure to achieve the applicable sustainability performance targets will give rise to an upward adjustment of the applicable interest rates, any such failure would not be an event of default under the notes, nor would such failure result in a requirement to redeem or repurchase such securities.

JBS USA’s 3.625% Sustainability-Linked Notes due January 2032

In June 2021, JBS S.A. adopted a Sustainability-Linked Bond Framework establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Global Greenhouse Gas Emissions Intensity (as defined below). JBS S.A.’s long-term goal is to reduce its Global Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, JBS S.A. established a sustainability performance target to reduce its Global Greenhouse Gas Emissions Intensity by 16.364% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The Sustainability-Linked Bond Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

JBS S.A. defines “Global Greenhouse Gas Emissions Intensity” as MTCO2e divided by metric tonnes (“MTCO2e/MT”) produced. JBS S.A. defines “MTCO2e” as the sum of Scope 1 emissions (primarily from fuels combusted, dry-ice/gaseous CO2 used as a manufacturing aid, and wastewater treatment systems) and Scope 2 emissions (primarily from electricity purchased) during a given period from JBS S.A.’s global operations, measured in metric tonnes of carbon dioxide equivalent, and “tonnes produced” as the sum of fresh, frozen and value-added beef, chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in metric tonne increments. For the year ended December 31, 2019, JBS S.A.’s Global Greenhouse Gas Emissions Intensity was 0.2693 MTCO2e/MT produced (Scope 1 and 2), subject to third-party verification.

Under the terms of JBS USA’s 3.625% Sustainability-Linked Notes due January 2032, if JBS S.A. does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to January 15, 2027, the interest rate payable on the notes will be increased by 25 basis points from and including January 15, 2027 to and including the maturity date of January 15, 2032.

JBS USA’s 3.000% Sustainability-Linked Notes due May 2032

In November 2021, JBS USA adopted a Sustainability-Linked Bond Framework establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Global Greenhouse Gas Emissions Intensity (as defined below). JBS USA’s long-term goal is to reduce its Global Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, JBS USA has established a sustainability performance target to reduce its Global Greenhouse Gas Emissions Intensity by 20.30% by December 31, 2026, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The Sustainability-Linked Bond Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

JBS USA defines “Global Greenhouse Gas Emissions Intensity” as MTCO2e divided by metric tonnes (“MTCO2e/MT”) produced. JBS USA defines “MT of CO2e” as the sum of Scope 1 emissions (primarily from fuels combusted, dry-ice/gaseous CO2 used as a manufacturing aid, and wastewater treatment systems) and Scope 2 emissions (primarily from electricity purchased) during a given period from JBS USA’s global operations, measured in metric tonnes of carbon dioxide equivalent, and “tonnes produced” as the sum of fresh, frozen and value-added beef, chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in metric tonne increments. For the year ended December 31, 2019, JBS USA’s Global Greenhouse Gas Emissions Intensity was 0.23807 MTCO2e/MT produced (Scope 1 and 2), subject to third-party verification.

Under the terms of JBS USA’s 3.000% Sustainability-Linked Notes due May 2032, if JBS USA does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier within six months after December 31, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including November 15, 2027 to and including the maturity date of May 15, 2032.

PPC’s 4.250% Sustainability-Linked Notes due April 2031

In March 2021, PPC adopted a Sustainability-Linked Bond Framework establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Greenhouse Gas Emissions Intensity (as defined below). PPC’s long-term goal is to reduce its Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, PPC has established a sustainability performance target to reduce its Greenhouse Gas Emissions Intensity by 17.679% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The Sustainability-Linked Bond Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

PPC defines “Greenhouse Gas Emissions Intensity” as tCO2e divided by 100 lbs. (“tCO2e/100 lbs.”) produced. PPC defines “tCO2e” as the sum of Scope 1 emissions (from stationary and mobile sources) and Scope 2 emissions (from indirect emissions) during a given period from global operations, including, without limitation, the use of dry ice, measured in metric tons of carbon dioxide equivalent, and “lbs. produced” as the sum of fresh, frozen and value-added chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in 100 lb. increments. For the year ended December 31, 2019, PPC’s Greenhouse Gas Emissions Intensity was 0.00988 tCO2e/100 lbs. produced, subject to third-party verification.

Under the terms of PPC’s 4.250% Sustainability-Linked Notes due April 2031, if PPC does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to October 15, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including October 15, 2026 to and including the maturity date of April 15, 2031.

JBS S.A. Revolving Credit Facility

On August 5, 2022, JBS S.A. and its subsidiaries JBS Investments Luxembourg S.à r.l., Seara Meats B.V. and Seara Alimentos Ltda., as borrowers and guarantors, entered into a US$450.0 million revolving unsecured credit facility. Any borrowing made by a borrower will be guaranteed by the other three obligors. The capacity of the revolving credit facility can be increased to US$500.0 million with an accordion expansion feature, which is subject to obtaining lender commitments. The revolving credit facility initially matures in August 2025 and includes two one-year extensions that can be exercised at the borrowers’ option. Pursuant to the terms of the revolving credit facility, the interest rate under any borrowings will accrue at an adjusted secured overnight financing rate (“SOFR”), plus applicable margins that are based on the corporate rating of JBS S.A. There are no outstanding borrowings as of June 30, 2023.

JBS USA Senior Unsecured Revolving Facility

On November 1, 2022, JBS USA, JBS USA Food Company, JBS Australia and JBS Canada, as borrowers, entered into an unsecured revolving credit facility (the “Senior Unsecured Revolving Facility”), with Bank of Montreal, as administrative agent, and the lender parties thereto. The Senior Unsecured Revolving Facility provides for a revolving credit commitment in an amount up to US$1,500.0 million with a maturity in 2027, with two one-year extension options at each lender’s discretion. The facility is available in two tranches of US$900.0 million and US$600.0 million and in multiple currencies, subject to sub-limits with respect to any amounts borrowed in currencies other than amounts borrowed in Dollars. These loans bear interest at the applicable benchmark rate or the prime rate plus applicable margins that are based on the corporate credit or family rating of JBS USA. As of June 30, 2023, the outstanding aggregate amount of loans outstanding under the Senior Unsecured Revolving Facility was US$85.0 million.

Guarantees. Subject to the Collateral Cure described below, borrowings are guaranteed by JBS S.A., certain other direct or indirect parent companies of JBS USA, each of the borrowers under the Senior Unsecured Revolving Facility and any subsidiary of JBS USA that guarantees material indebtedness of any borrower or any subsidiary that is a guarantor. Following a Collateral Cure (as described below), each wholly-owned subsidiary of each borrower is required to become a guarantor.

Covenants. The Senior Unsecured Revolving Facility contains customary representations and warranties, covenants and events of default. In addition, the Senior Unsecured Revolving Facility and subject to the Collateral Cure described below, includes a financial maintenance covenant that requires compliance with a maximum total debt to capitalization of 55.0%, which shall be tested at the end of each fiscal quarter of the borrowers (the “Financial Maintenance Covenant”).

Collateral Cure. After the end of any fiscal quarter, the borrowers may give notice that they will not be in compliance with the Financial Maintenance Covenant and instead may elect to cause the borrowers, the guarantors and each subsidiary guarantor to provide security interests in the collateral that secured the prior secured revolving credit facility (the “Collateral Cure”). From and after the date of the Collateral Cure, the Financial Maintenance Covenant will no longer be in effect and availability under the Senior Unsecured Revolving Facility will be limited and subject to collateral coverage utilizing a 75% advance rate on U.S. receivables and a 50% advance rate on U.S. inventory, subject to certain exceptions.

PPC Credit Facility

On August 9, 2021, PPC and certain of its subsidiaries entered into a Fifth Amended and Restated Credit Agreement (the “PPC Credit Facility”), with CoBank, ACB, as administrative agent and collateral agent, and the other lenders party thereto. The PPC Credit Facility provides: (1) a revolving credit facility in an aggregate principal amount of US$800.0 million subject to a borrowing base (the “2026 Revolving Loan”); and (2) a term loan commitment of up to US$700.0 million (providing a delayed draw term loan commitment of approximately US$268.7 million) (the “2026 Term Loan”). The PPC Credit Facility also includes an accordion feature that allows PPC, at any time, to increase the aggregate revolving loan and term loan commitments by an amount that does not exceed the sum of (i) US$500.0 million plus (ii) the maximum amount that would result in PPC’s pro forma net senior secured leverage ratio of not more than 3.00:1.00, subject to the satisfaction of certain conditions, including obtaining the lenders’ agreement to participate in the increase. The 2026 Revolving Loan commitment and the 2026 Term Loan mature on August 9, 2026. Beginning on January 4, 2022, the 2026 Term Loan is payable in quarterly installments equal to 1.25% of the principal outstanding as of closing, with all remaining principal and interest due at maturity.

The PPC Credit Facility includes a US$80.0 million sub-limit for swingline loans and a US$125.0 million sub-limit for letters of credit. Outstanding borrowings under the 2026 Revolving Loan and the 2026 Term Loan bear interest at a per annum rate equal to (1) in the case of SOFR loans, applicable SOFR plus applicable margins based on PPC’s net senior secured leverage ratio, between SOFR plus 1.25% and SOFR plus 2.75%, and (2) in the case of alternate base rate loans, applicable prime rate plus applicable margins based on PPC’s net senior secured leverage ratio, between the base rate plus 0.25% and base rate plus 1.75%.

All obligations under the PPC Credit Facility are unconditionally guaranteed by certain of PPC’s non-Mexican and non-European subsidiaries and are secured by a first priority lien on substantially all of the assets of PPC and its non-Mexican and non-European subsidiaries that are guarantors.

On April 19, 2023, the outstanding balances for the swingline loans and term loans under the U.S. credit facility were paid in full with the proceeds from PPC’s Senior Notes due 2033. As of June 30, 2023, PPC had outstanding letters of credit and available borrowings under the revolving credit commitment of US$25.3 million and US$774.7 million, respectively.

JBS S.A. Agribusiness Credit Receivable Certificates (Certificados de Recebíveis do Agronegócio)

From October 2019 through October 2022, JBS S.A. issued several series of non-convertible unsecured debentures through private placements in Brazil, with maturities ranging from 2023 until 2037. These debentures are denominated in Brazilian reais and bear interest at various rates, with an annual average interest rate of 5.46% as of June 30, 2023. A larger part of these debentures have their principal amount adjusted according to the Brazilian inflation – IPCA (Índice Nacional de Preços ao Consumidor Amplo). These debentures underlie the securitization of agribusiness receivables in Brazil through the issuance of agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) (“CRAs”). The net proceeds from the issuances of these debentures have been used primarily to acquire cattle. As of June 30, 2023, the outstanding aggregate amount of the CRAs was US$1,838.1 million.

On August 25, 2023, JBS S.A. announced a filing with the CVM to register a new issuance of non-convertible unsecured debentures, in up to five series, for private placement in an aggregate principal amount of up to R$1.875 billion, with the first series maturing on October 2, 2028, the second series maturing on September 13, 2028, the third series maturing on September 12, 2030, the fourth series maturing on September 13, 2033 and the fifth series maturing on September 13, 2038. The book-building process is scheduled to begin on October 2, 2023, which will determine the number of series, as well as final principal amounts and interest rates for each series. These debentures are part of a securitization of agribusiness receivables that will result in the issuance of CRAs.

Sustainability-Linked CRAs

In December 2021, JBS S.A. issued debentures underlying two series of sustainability-linked CRAs due 2031 and 2036, respectively, in the aggregate principal amount of R$1.1 billion (US$228.3 million). These debentures are denominated in Brazilian reais and accrue interest at rates of 5.8376% per annum and 6.1977% per annum, respectively.

These sustainability-linked CRAs and the underlying debentures contain a sustainability performance target (as further described below) that if unsatisfied will result in an increase in the interest rate payable on the CRAs and the underlying debentures. This sustainability performance target is specifically tailored to the business, operations and capabilities of JBS S.A. and does not easily lend itself to benchmarking against sustainability performance targets that may be used by other companies. In connection with these sustainability-linked CRAs and the underlying debentures, JBS S.A. has not committed to (i) allocate the net proceeds specifically to projects or business activities meeting sustainability criteria or (ii) be subject to any other limitations or requirements that may be associated with green instruments, social instruments or sustainability instruments or other financial instruments in any particular market.

Furthermore, as there is currently no generally accepted definition (legal, regulatory or otherwise) of, nor market consensus as to what criteria a particular financial instrument must meet to qualify as, “green,” “social,” “sustainable” or “sustainability-linked” (and, in addition, the requirements of any such label may evolve from time to time), no assurance was or could be given to investors in these sustainability-linked CRAs and debentures or to any other party by JBS S.A., the issuer of the CRAs or any second party opinion providers or any qualified provider of third-party assurance or attestation services appointed by JBS S.A. (an “external verifier”) that the sustainability-linked CRAs and debentures will meet any or all investor expectations regarding the sustainability performance target qualifying as “green,” “social,” “sustainable” or “sustainability-linked,” or satisfy an investor’s requirements or any future legal, quasi-legal or other standards for investment in assets with sustainability characteristics, or that any adverse social and/or other impacts will not occur in connection with JBS S.A. striving to achieve the sustainability performance target or the use of the net proceeds from the offering of the debentures or the CRAs.

In addition, no assurance or representation was given by JBS S.A., the issuer of the CRAs, any second party opinion providers or any external verifier as to the suitability or reliability for any purpose whatsoever of any opinion, report or certification of any third party in connection with the offering of the CRAs and the underlying debentures or the respective sustainability performance target to fulfill any green, social, sustainability, sustainability-linked and/or other criteria. Any such opinion, report or certification is not, nor shall it be deemed to be, incorporated in and/or form part of this prospectus or the registration statement.

There can be no assurance of the extent to which JBS S.A. will be successful in significantly decreasing its sustainability performance globally. Although a failure to achieve the sustainability performance target set forth in these sustainability-linked CRAs and debentures will give rise to an upward adjustment of the applicable interest rates. Specifically, if JBS S.A. does not satisfy the sustainability performance target and provide confirmation thereof by an external verifier by May 31, 2026, the interest rate payable on the CRAs and underlying debentures will be increased by 25 basis points from and including May 31, 2026 to and including the respective maturity dates. However, any such failure would not be an event of default under the CRAs or the underlying debentures, nor would such failure result in a requirement to redeem or repurchase such securities.

Sustainability Performance Target

In October 2021, JBS S.A. adopted a Sustainability-Linked Framework establishing its commitment to a deforestation-free supply chain in Brazil, ensuring all suppliers comply with its policy of zero tolerance for illegal deforestation and other socio-environmental criteria outlined in its Responsible Procurement Policy. As part of this goal, JBS S.A. established a sustainability performance target to have the number of heads of cattle related to the direct suppliers registered into its Transparent Livestock Platform (as further described below) by the end of 2025 equal 100% of the number of heads of cattle slaughtered by the JBS S.A. in Brazil in 2024. The Sustainability-Linked Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

Since 2009, JBS S.A. has utilized a supplier monitoring system that uses satellite images and supplier farm geo-referencing data to try to ensure that the company only buys raw material from producers who fully meet the social and environmental criteria outlined in JBS S.A.’s Responsible Procurement Policy, including zero tolerance to illegal deforestation and invasion of protected areas such as indigenous lands or environmental conservation areas, not having areas embargoed by the Brazilian Institute of the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis – IBAMA) and not being on the Brazilian Ministry of Economy Forced Labor Blacklist. The monitoring system also blocks livestock purchases from farmers involved in rural violence or land conflicts. To achieve this, the system generates a daily analysis of an area of 710,000 km² (or 71 million hectares), evaluating more than 73,000 direct supplier farms, enabling JBS S.A. to identify supplier farms that do not adhere to its Responsible Procurement Policy. In cases of non-compliance, the properties have their commercial records automatically blocked in JBS S.A.’s digital system, preventing cattle purchase operations from being generated on these properties. By leveraging its monitoring system in this manner, JBS S.A. has blocked approximately 12,000 livestock supplying farms for non-compliance to date.

In April 2021, JBS S.A. took on a stronger commitment to sustainability in the Amazon biome, by launching its own, privately-funded blockchain platform, the Transparent Livestock Platform, which allows JBS S.A. to advance cattle traceability and monitor its entire cattle supply chain, including indirect suppliers. Direct cattle suppliers voluntarily provide information on their suppliers (that is, our indirect suppliers) through the Transparent Livestock Platform. This information is analyzed by third parties for compliance with which JBS S.A.’s Responsible Procurement Policy. The outcome of the analysis is sent directly to the JBS supplier, who is able to view socio-environmental compliance throughout their entire supply chain through an app developed by us. This enables them to develop plans to mitigate risks and implement initiatives to help them achieve compliance as necessary. It is our goal, through blockchain technology, to maintain the commitment to the security and confidentiality of third-party information throughout the process. To help JBS S.A. verify the reliability of information declared on the Transparent Livestock Platform, suppliers are required when registering to sign a Term of Use that provides for independent sample audits to verify transaction data for declared animals.

From January 1, 2026, it will be mandatory for all JBS S.A. direct cattle suppliers to join the Transparent Livestock Platform. Suppliers that fail to cooperate and comply will be blocked from selling to JBS S.A. A transparent roadmap with intermediate targets to benchmark progress from now until 2025 has also been developed. This includes annual targets based on the total slaughter of the previous year and expressed in number of head of cattle for each period, to ensure incremental progress. As of December 2021, the number of animals registered on the Transparent Livestock Platform accounted for 14.6% of total processed animals in 2020. This information has been published in JBS S.A.’s 2021 sustainability report, which is available on JBS S.A.’s website. This report is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

JBS S.A.’s management continuously monitors progress in relation to its annual targets. In addition, it is expected that annual targets will be verified annually by a third party, beginning in 2026 with respect to the 2025 target. JBS S.A. is making progress in relation to its annual goals, and numerous actions have been undertaken to engage suppliers in the meantime.

Other Debt

For more information about our consolidated indebtedness, including our other, lower value debt instruments and facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” and note 15 to JBS S.A.’s unaudited interim financial statements and note 16 to JBS S.A.’s audited financial statements, included elsewhere in this prospectus.

MANAGEMENT

For purposes of this section, references to “our company,” “we,” “us” and “our” refer only to the issuer.

In accordance with our articles of association that will be effective upon the execution of the deed of amendment of our articles of association implementing the governance to be in place upon listing of the JBS N.V. Class A Common Shares, JBV N.V. will be managed by a board of directors, consisting of executive directors and non-executive directors, who may appoint executive officers to manage its day-to-day operations.

Board Structure

Ultimately upon completion of the Proposed Transaction, JBS N.V. will have a one-tier board of directors. The number of directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors. Directors shall be appointed as such by our general meeting of shareholders at the nomination of the board of directors, whether or not upon the recommendation of the nominating committee of the board of directors. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.

Each director shall be appointed for a term of approximately one year, which period shall end immediately after the annual general meeting of shareholders that will be held in the calendar year after the date of his or her appointment. A director may be reappointed, with due observance of the provision in the previous sentence.

A director may at any time be suspended by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

As of the date of this prospectus, the issuer’s management board consists of the following members:

Name	Age	Position
Gilberto Tomazoni	64	Management Board Member
Guilherme Cavalcanti	54	Management Board Member

The business address of our board of directors is c/o JBS N.V., Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands.

Following the listing of the JBS N.V. Class A Common Shares on the NYSE, we do not expect that Mr. Cavalcanti will serve on our board of directors.

The following is a summary of the business experience of Mr. Tomazoni:

Gilberto Tomazoni has served as a management board member and the chief executive officer of the issuer since October 2019. He was selected to this position by JBS S.A. Mr. Tomazoni has also been JBS S.A.’s Global Chief Executive Officer since December 2018. He has extensive experience in, and knowledge of, the food industry. He worked at Sadia for 27 years, where he started as a trainee and became Sadia’s chief executive officer. He served for three years as vice president of Bunge Alimentos, managing the food and ingredients business, and was also the executive director for their South and Central American business. He joined JBS S.A. as Global President of the poultry business in 2013, and subsequently led the establishment of Seara as its chief executive officer. In 2015, he was named President of JBS’ Global Operations. In 2013, he was named chairman of PPC’s board of directors. He is also a member of the International Advisory Council of Fundação Dom Cabral (FDC). He holds a degree in mechanical engineering from Universidade Federal de Santa Catarina in Santa Catarina, Brazil and a postgraduate degree in management.

Director Nominees

The following director nominees have agreed to join our board of directors, effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE.

The following table sets forth the name, age and expected position of our director nominees as of the date of this prospectus:

Name	Age	Position
Jeremiah O’Callaghan	69
Carlos Hamilton Vasconcelos Araújo	58
Raul Alfredo Padilla	67
Henrique de Campos Meirelles	77

The following is a summary of the business experience of our director nominees:

Jeremiah O’Callaghan has been chairman of the board of directors of JBS S.A. since October 2017 and an executive officer of JBS S.A. since January 15, 2019. Mr. O’Callaghan holds a degree in civil engineering from the University College Cork in Ireland. Mr. O’Callaghan entered the beef industry in 1983 and joined us in 1996 to develop our international trade. He has more than 30 years of experience in the beef production industry.

Carlos Hamilton Vasconcelos Araújo has been an independent member of JBS S.A.’s board of directors since January 2022. Mr. Vasconcelos is currently the chief risk officer for Brasilcap Capitalização. Previously, Mr. Vasconcelos was the chief planning officer of Eldorado Celulose Brasil S.A., deputy governor at the Central Bank of Brazil, Secretary of Economic Policy of the Ministry of Finance of Brazil, chief operation officer and chief financial officer at Banco do Brasil S.A. and chief executive officer of Cateno Gestão de Contas de Pagamentos. In addition, he has served as a member of the board of directors of UBS BB Services, Banco Votorantim, Cielo, BB Seguridade and Neoenergia. Mr. Vasconcelos holds a degree in engineering and masters and doctorate in economics from Getulio Vargas Foundation.

Raul Padilla has been an independent member of PPC since April 2022. He served as president of global operations of Bunge Limited until 2021. Prior to serving as president, Mr. Padilla held several leadership positions with Bunge, including president of Bunge South America, president of Bunge Sugar and Bioenergy, managing director of Bunge Global Agribusiness and chief executive officer of Bunge Product Lines. Mr. Padilla has over 40 years of experience in the oilseed processing and grain handling industries in Argentina, beginning his career with La Plata Cereal in 1977. He has served as president of the Argentine National Oilseed Crushers Association, vice president of the International Association of Seed Crushers and Director of the Buenos Aires Cereal Exchange and the Rosario Futures Exchange. Mr. Padilla is a graduate of the University of Buenos Aires. Mr. Padilla has over 40 years of experience in the agribusiness and food business with global responsibilities.

Henrique de Campos Meirelles was president of the Central Bank of Brazil from 2003 to 2010 and Brazil’s Minister of Finance from 2016 to 2018. During most of his career he worked for BankBoston, where he was the president of the Brazilian operations from 1984 to 1996. In 1996, he became President and Chief Operating Officer of BankBoston Corporation and in 1999 was named President of Global Banking for FleetBoston Financial. He has served as a member of the board of directors of Best Foods Group, Raytheon Company, Fleet Boston and Azul Brazilian Airlines. Mr. Meirelles earned a bachelor’s degree in engineering from the Universidade de São Paulo and a master’s in business administration from the Universidade Federal do Rio de Janeiro—Coppead. He attended the Harvard Business School Advanced Management Program.

JBS N.V. may elect or appoint additional directors or director nominees prior to the completion of the Proposed Transaction. At such time, we will provide information regarding any such additional directors or director nominees, including summaries of their business experience.

Director Independence

Our board of directors has determined that all of its directors and director nominees as of the date of this prospectus, other than Gilberto Tomazoni and Jeremiah O’Callaghan, qualify as independent under the NYSE rules on director independence.

In addition, all of our directors and director nominees as of the date of this prospectus, other than Gilberto Tomazoni and Jeremiah O’Callaghan, qualify as independent within the meaning of the Dutch Corporate Governance Code.

Board Committees

Prior to the listing of the JBS N.V. Class A Common Shares on the NYSE, JBS N.V. will have an audit committee, a compensation committee, a nominating committee and an ESG committee. The composition and responsibilities of each of these committees is summarized below.

Audit Committee

Under NYSE corporate governance requirements, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.

We expect that the audit committee will consist of the following members:             , and             .

The audit committee will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee will consist exclusively of members of our board of directors who are financially literate, and at least one member of our audit committee will be an “audit committee financial expert” as defined by the SEC.

Our board of directors has determined that each of the members of the audit committee will satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

The audit committee will be governed by a charter that complies with the applicable rules and regulations of the SEC and the listing standards of the NYSE. The audit committee will be responsible for, among other matters:

•	appointing and retaining our independent auditors, subject to board of directors and shareholder ratification;

•	overseeing the independence, compensation and performance of the company’s independent auditors;

•	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approval of audit and non-audit services to be provided by the independent auditors; and

•	reviewing with management and our independent directors our financial statements prior to their submission to the SEC.

Compensation Committee

We expect that the compensation committee will consist of the following members:             , and             .

The compensation committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•	determining the remuneration of the individual directors, in accordance with the company’s remuneration policy;

•	overseeing the implementation of the company’s remuneration policy and administering equity incentive and deferred compensation benefits plans of the company; and

•	preparing the remuneration report and any other required compensation disclosure pursuant to the law and the rules of the SEC or the NYSE.

Nominating Committee

We expect that the nominating committee will consist of the following members:             , and             .

The nominating committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•	drawing up selection criteria and appointment procedures for directors;

•	periodically assessing the size and composition of the board of directors, and making a proposal for a composition profile of the board of directors;

•	periodically assessing the functioning of individual directors and the board of directors as a whole, and reporting on this to the board of directors;

•	making recommendations for director appointments and reappointments;

•

overseeing and approving the management continuity planning process, and reviewing and evaluating the succession plans relating to the executive officer positions and making recommendations to the board of directors with respect to the selection of individuals to occupy these positions;

•	supervising the policy of the board of directors on the selection criteria, appointment procedures and evaluation of senior management; and

•	together with the board of directors, providing an annual report on succession planning.

ESG Committee

We expect that the ESG committee will consist of the following members:                 ,                  and                 .

The ESG committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•

assisting the board of directors in defining and regularly reviewing the company’s strategy relating to sustainability, environmental, social, corporate governance and other human capital matters (“ESG Matters”) and in devising and setting relevant goals, guidelines and key performance indicators (KPIs) for the board of directors and the company’s directors and executive officers;

•

monitoring, evaluating and providing guidance on the company’s policies, procedures, practices, targets and initiatives with respect to ESG Matters and assessing the effectiveness thereof to ensure they remain effective, up-to-date and consistent with relevant legal and regulatory requirements, industry standards and ESG guidelines;

•	overseeing the company’s ongoing commitment to environmental stewardship and corporate social responsibility;

•	overseeing the company’s public disclosure on ESG Matters and its consistency thereof, including any sustainability reports;

•	monitoring and reviewing the company’s initiatives to manage and mitigate its environmental impact;

•

monitoring actions or initiatives taken to prevent, mitigate and manage risks related to ESG Matters which may have a materially adverse impact on the company or are otherwise pertinent to its stakeholders, and providing guidance thereon; and

•	monitoring and reviewing any significant examination or audit by external auditors or regulators or key ESG rating agencies on ESG Matters.

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of the date of this prospectus.

Name	Age	Position
Gilberto Tomazoni	64	Chief Executive Officer
Guilherme Cavalcanti	54	Chief Financial Officer

The business address of our executive officers is Av. Marginal Direita do Tietê, 500, CEP 05118-100, São Paulo, SP, Brazil. The following is a summary of the business experience of our executive officers:

Gilberto Tomazoni. Please see “—Board Structure” above.

Guilherme Cavalcanti has served as the chief financial officer of the issuer since October 2019. He was selected to this position by JBS S.A. Mr. Cavalcanti has also been JBS S.A.’s Global Chief Financial Officer and Investor Relations Officer since January 2019. From 2012 to 2019, he served as director of finance and investor relations at Fibria Celulose S.A., a Brazilian pulp producer. He has also served as chief financial officer and investor relations officer at Vale S.A. and as the director of treasury and planning at Grupo Globo. He holds a bachelor’s and master’s degree in economics from Pontifical Catholic University of Rio de Janeiro in Rio de Janeiro, Brazil.

JBS N.V. may appoint additional executive officers prior to the completion of the Proposed Transaction. At such time, we will provide information regarding any such additional executive officers, including summaries of their business experience.

Corporate Governance Practices

Foreign Private Issuer Status

JBS N.V. will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. Under U.S. securities laws, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. Under NYSE rules, a foreign private issuer, such as JBS N.V., may generally follow its home country rules of corporate governance in lieu of the comparable NYSE corporate governance requirements, except for certain matters, including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC. As a foreign private issuer under NYSE rules, we are exempt from the NYSE requirement to have a majority independent board, among other exemptions. For an overview of our corporate governance, see “Description of Share Capital.”

Dutch Law

JBS N.V. is also subject to the Dutch Civil Code. In addition, a company having its official seat in the Netherlands, and its shares admitted to listing on a stock exchange, including a company with shares listed on the

NYSE, is required under Dutch law to disclose in its board report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons why. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between a company’s board of directors and its shareholders (e.g., the general meeting of shareholders) and its audit and financial reporting functions.

JBS N.V. intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code, except as may be noted from time to time in its board report.

Controlled Company Exemption

Immediately upon completion of the Proposed Transaction, our controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 30.04% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 85.03% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023), which will represent an increase in their aggregate voting power from the 48.83% voting power in JBS S.A. they held as of August 15, 2023. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.52% to the extent that our controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our controlling shareholders will (indirectly, through LuxCo) hold between 46.69% and 90.52% of the aggregate voting power in JBS N.V. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) the board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

Compensation of Executive Officers and Directors

The board of directors determines the remuneration of the directors of JBS N.V. with due observance of the remuneration policy adopted by the general meeting of shareholders. Executive directors of JBS N.V. may not take part in the decision-making process in respect of the remuneration of executive directors. A proposal with respect to a remuneration scheme in the form of shares or rights to shares is submitted by the board of directors to the general meeting of shareholders for its approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to executive directors and the criteria for granting or amendment.

The compensation committee may validly resolve on (rechtsgeldig besluiten tot) determining the remuneration of the individual directors, with due observance of the remuneration policy adopted by the general meeting of shareholders, without resolutions, approvals or other involvement of the board of directors being required. Such resolution shall be considered to be a resolution of the board of directors. The compensation committee will inform the board of directors promptly after having adopted such a resolution.

Since its incorporation on October 9, 2019, the issuer has not paid any compensation to its directors or executive officers.

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will, in the aggregate, exceed 1% of the total number of JBS N.V. Common Shares outstanding (or any class thereof). For more information about the anticipated beneficial ownership of our directors and executive officers in the JBS N.V. Common Shares immediately following the completion of the Proposed Transaction and the Class A Conversion Period, see “Principal Shareholders—JBS N.V.—Interests of Certain Persons in the Proposed Transaction.”

Adjustments to Variable Remuneration

Pursuant to Dutch law, the variable remuneration of board members may be reduced or board members may be obliged to repay (part of) their remuneration to our company if certain circumstances apply, which are summarized below.

Pursuant to Dutch law, the board of directors may adjust the variable remuneration to an appropriate level if payment of the variable remuneration were to be unacceptable according to the criteria of reasonableness and fairness. In addition, the board of directors will have the authority under Dutch law to recover from an executive director any variable remuneration awarded on the basis of incorrect financial data in respect of underlying targets or other circumstances of which the variable remuneration is dependent.

Exculpation, Insurance and Indemnification of Directors and Officers

Members of our board of directors, including former members, will have the benefit of the following indemnification provisions in our articles of association:

Current and former members of our board of directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of a director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

Expenses that a director or former director has incurred in defending a civil or criminal action, suit or proceeding may be paid by JBS N.V. in advance of the final disposition of such action, suit or proceeding, upon a resolution of the board of directors with respect to the specific case upon receipt of an undertaking by or on behalf of the director to repay such amount, unless it is ultimately determined that such director is entitled to be indemnified by us.

A director or former director of JBS N.V. shall not be entitled to any indemnification, if and to the extent:

•	Dutch law would not permit such indemnification;

•

a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of the director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•	the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•	JBS N.V. brought up the procedure in question before a court.

Directors’ Service Contracts

As of the date of this prospectus, there are no arrangements or understandings between JBS N.V. and any of its directors that provide for benefits upon termination of their employment or service as directors of JBS N.V.

Incentive Award Plan

Prior to the Closing Date, our board of directors expects to adopt an incentive award plan, pursuant to which all equity-based awards will be granted.

The incentive award plan will be discretionary and will enable the board of directors, or a committee delegated by the board of directors, of JBS N.V. to grant share-based incentives, including, stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards, to employees, directors and consultants of JBS N.V. and group company members. The administrator of the plan will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the plan. Awards may be subject to the fulfilment of certain performance criteria as determined by the board or the compensation committee.

For more information, see “Information about JBS S.A.—Employees—Employee Compensation and Benefits—Incentive Award Plan.”

Family Relationships

There are no family relationships among our directors, director nominees or executive officers.

PRINCIPAL SHAREHOLDERS

JBS S.A.

Pursuant to the listing rules of the Novo Mercado segment of the B3, JBS S.A.’s capital stock is represented solely by common shares.

The following table sets forth the holders of the issued and outstanding JBS S.A. Common Shares and their respective shareholdings as of August 15, 2023:

Shareholder	Shares outstanding	%
J&F and FIP Formosa (1)	1,083,129,898	48.83%
BNDESPar (2)	461,661,101	20.81%
Other shareholders	673,325,371	30.36%

Total	2,218,116,370	100.00%

(1)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, own 100% of the capital stock of each of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil, and FIP Formosa, a Brazilian investment fund and share voting and investment powers and the right to receive the economic benefit of the shares held by these entities.

(2)

BNDESPar, a corporation (sociedade por ações) incorporated under the laws of Brazil, is a wholly-owned subsidiary of the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES) (“BNDES”) which, in turn, is wholly-owned by the Brazilian federal government. BNDESPar invests and owns equity interests in Brazilian companies. Pursuant to the bylaws of BNDESPar as publicly available on BNDES’s website, governance over BNDESPar is exercised at three levels: first, by its sole shareholder BNDES, followed by its Board of Directors and finally by its Board of Executive Officers. Directors are appointed by BNDES, as sole shareholder, and officers are appointed by the directors. Pursuant to BNDESPar’s bylaws, the Board of Executive Officers is responsible for determining the vote of BNDESPar as a shareholder of any invested company, including JBS S.A. The Board of Executive Officers of BNDESPar is comprised of 10 members, the CEO being also the CEO of BNDES and the remaining nine officers being also officers of BNDES. The decisions of the Board of Executive Officers of BNDESPar, including how the shares held by BNDESPar are to be voted and/or disposed, are taken at ordinary weekly meetings or extraordinary meetings (as necessary), by majority of the members present. The officers of BNDES are appointed by the Board of Directors of BNDES, of which 10 out of 11 members are appointed by three Ministers of the Brazilian federal government.

JBS N.V.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. The following tables set forth the holders of the JBS N.V. Common Shares and their respective shareholdings immediately following the completion of the Proposed Transaction and the Class A Conversion Period considering various conversion scenarios, assuming that the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of August 15, 2023, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Our actual shareholder structure immediately following the Proposed Transaction and the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	—	—	541,564,949	100.00%	541,564,949	48.83%	90.52%
BNDESPar	230,830,550	40.68%	—	—	230,830,550	20.81%	3.86%
Other shareholders	336,662,686	59.32%	—	—	336,662,686	30.36%	5.63%

Total	567,493,236	100.00%	541,564,949	100.00%	1,109,058,185	100.00%	100.00%

(1)	J&F and FIP Formosa will hold their shares in JBS N.V. through LuxCo.
(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	243,704,227	30.04%	297,860,722	100.00%	541,564,949	48.83%	85.03%
BNDESPar	230,830,550	28.46%	—	—	230,830,550	20.81%	6.09%
Other shareholders	336,662,686	41.50%	—	—	336,662,686	30.36%	8.88%

Total	811,197,463	100.00%	297,860,722	100.00%	1,109,058,185	100.00%	100.00%

(1)	J&F and FIP Formosa will hold their shares in JBS N.V. through LuxCo.
(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares

(Minimum Free Float of 20% is applied)

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	—	—	541,564,949	61.04%	541,564,949	48.83%	59.55%
BNDESPar	90,222,929	40.68%	140,607,621	15.85%	230,830,550	20.81%	16.45%
Other shareholders	131,588,708	59.32%	205,073,978	23.11%	336,662,686	30.36%	24.00%

Total	221,811,637	100.00%	887,246,548	100.00%	1,109,058,185	100.00%	100.00%

(1)	J&F and FIP Formosa will hold their shares in JBS N.V. through LuxCo.
(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	243,704,227	52.35%	297,860,722	46.28%	541,564,949	48.83%	46.69%
BNDESPar	90,222,929	19.38%	140,607,621	21.85%	230,830,550	20.81%	21.68%
Other shareholders	131,588,708	28.27%	205,073,978	31.87%	336,662,686	30.36%	31.62%

Total	465,515,864	100.00%	643,542,321	100.00%	1,109,058,185	100.00%	100.00%

(1)	J&F and FIP Formosa will hold their shares in JBS N.V. through LuxCo.
(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

Interests of Certain Persons in the Proposed Transaction

The following table sets forth information with respect to the anticipated beneficial ownership of the JBS N.V. Common Shares immediately following the completion of the Proposed Transaction and the Class A Conversion Period by the following considering various conversion scenarios, assuming that the shareholding structure of JBS

S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of August 15, 2023, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction:

•	each shareholder who is expected to beneficially own more than 5% of the JBS N.V. Common Shares;

•	each person expected to serve on our board of directors;

•	each person expected to be a member of our senior management; and

•	all of our directors and executive officers, as a group.

Our actual beneficial ownership information immediately following the Proposed Transaction and the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding									% Voting Power (1)
	Class A common shares				Class B common shares		Total
	Shares		%		Shares	%	Shares		%
5% Shareholder
LuxCo	—		—		541,564,949	100.00%	541,564,949		48.83%	90.52%
BNDESPar	230,830,550		40.68%		—	—	230,830,550		20.81%	3.86%
Directors and executive officers
Gilberto Tomazoni		*		*	—	—		*	*	*
Jeremiah O’Callaghan		*		*	—	—		*	*	*
Carlos Hamilton Vasconcelos Araújo		*		*	—	—		*	*	*
Raul Alfredo Padilla		*		*	—	—		*	*	*
Henrique de Campos Meirelles		*		*	—	—		*	*	*
Guilherme Cavalcanti		*		*	—	—		*	*	*

Total directors and executive officers (2)		*		*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding (or any class thereof). For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding								% Voting Power (1)
	Class A common shares			Class B common shares		Total
	Shares		%	Shares	%	Shares		%
5% Shareholder
LuxCo	243,704,227		30.04%	297,860,722	100.00%	541,564,949		48.83%	85.03%
BNDESPar	230,830,550		28.46%	—	—	230,830,550		20.81%	6.09%
Directors and executive officers
Gilberto Tomazoni		*	*	—	—		*	*	*
Jeremiah O’Callaghan		*	*	—	—		*	*	*
Carlos Hamilton Vasconcelos Araújo		*	*	—	—		*	*	*
Raul Alfredo Padilla		*	*	—	—		*	*	*
Henrique de Campos Meirelles		*	*	—	—		*	*	*
Guilherme Cavalcanti		*	*	—	—		*	*	*

Total directors and executive officers (2)		*	*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding (or any class thereof). For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares

(Minimum Free Float of 20% is applied)

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and does not reconvert them into JBS N.V. Class A Common Shares:

	Shares Outstanding									% Voting Power (1)
	Class A common shares				Class B common shares		Total
	Shares		%		Shares	%	Shares		%
5% Shareholder
LuxCo	—		—		541,564,949	61.04%	541,564,949		48.83%	59.55%
BNDESPar	90,222,929		40.68%		140,607,621	15.85%	230,830,550		20.81%	16.45%
Directors and executive officers
Gilberto Tomazoni		*		*	—	—		*	*	*
Jeremiah O’Callaghan		*		*	—	—		*	*	*
Carlos Hamilton Vasconcelos Araújo		*		*	—	—		*	*	*
Raul Alfredo Padilla		*		*	—	—		*	*	*
Henrique de Campos Meirelles		*		*	—	—		*	*	*
Guilherme Cavalcanti		*		*	—	—		*	*	*

Total directors and executive officers (2)		*		*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding (or any class thereof). For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding						% Voting Power (1)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
5% Shareholder
LuxCo	243,704,227	52.35%	297,860,722	46.28%	541,564,949	48.83%	46.69%
BNDESPar	90,222,929	19.38%	140,607,621	21.85%	230,830,550	20.81%	21.68%

	Shares Outstanding										% Voting Power (1)
	Class A common shares				Class B common shares		Total
	Shares		%		Shares	%	Shares		%
Directors and executive officers
Gilberto Tomazoni		*		*	—	—		*		*		*
Jeremiah O’Callaghan		*		*	—	—		*		*		*
Carlos Hamilton Vasconcelos Araújo		*		*	—	—		*		*		*
Raul Alfredo Padilla		*		*	—	—		*		*		*
Henrique de Campos Meirelles		*		*	—	—		*		*		*
Guilherme Cavalcanti		*		*	—	—		*		*		*

Total directors and executive officers (2)		*		*	—	—		*		*		*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding (or any class thereof). For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

Registration Rights Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a registration rights agreement (the “RRA”) that will establish certain registration rights and obligations relating to the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo (“Registrable Securities”). Pursuant to the RRA, at any time and from time to time, LuxCo may request the registration or listing on the NYSE of all or any portion of its Registrable Securities on any applicable registration statement form then available to be offered in a fully-marketed underwritten public offering of Registrable Securities (an “Underwritten Registration Demand”). LuxCo shall be entitled to an unlimited number of Underwritten Registration Demand, based on market conditions. Pursuant to the RRA, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. JBS N.V. will bear all expenses incurred in effecting a registration provided for in the RRA. The right of LuxCo to request registration or inclusion of Registrable Securities in any registration pursuant to the RRA shall terminate when LuxCo, directly or indirectly, holds less than 5% of JBS N.V. Shares then outstanding. Unless otherwise agreed by the parties thereto, the registration rights contained in the RRA shall only inure to the benefit of a transferee of Registrable Securities if (i) such transferee is an affiliate of LuxCo, and (ii) such subsequent holder accedes to the RRA. JBS N.V. will agree not to, without the prior written consent of LuxCo, enter into any agreement with any holder or prospective holder of any JBS N.V. Shares (or depositary receipts thereof) granting such holder or prospective holder the right to include such securities in any registration statement filed by JBS N.V. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.”

Tag Along Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement (the “Tag Along Agreement”) that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. Pursuant to the Tag Along Agreement, the undertaking given by LuxCo shall be also for the benefit of all shareholders of JBS N.V. from time to time as a revocable third party stipulation for no consideration. A shareholder of JBS N.V. can accept the third party stipulation by delivering a declaration of acceptance in writing to JBS N.V. and LuxCo, provided that LuxCo may at all times revoke the third party stipulation by delivering a declaration of revocation in writing to JBS N.V. after having obtained the prior approval of the board of directors of JBS N.V. (such including the affirmative vote of at least the majority of the independent non-executive directors of JBS N.V. in office).

Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders

Brazilian Collaboration and Leniency Agreements, SEC Settlement and DOJ Plea Agreement

In 2017, following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015, our ultimate controlling shareholders, among others, entered into collaboration agreements (acordos de colaboração premiada) (“Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República) and a leniency agreement (“Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal). In 2020, our ultimate controlling shareholders also entered into a settlement with the SEC and J&F reached a plea agreement with the DOJ relating to the illicit conduct.

On May 3, 2017, former J&F officers, former senior executives and board members of JBS S.A. and JBS USA, as well as our ultimate controlling shareholders, entered into the Collaboration Agreement with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), setting forth facts and conduct relating to violations of the law in Brazil. The details of such illicit conduct are set forth in annexes to the Collaboration Agreements. The information and documents disclosed by J&F representatives through the Collaboration Agreements enabled the authorities to launch several legal and administrative proceedings, including criminal investigations and lawsuits. The illicit conduct cited in the Collaboration Agreements related to illegal payments made to Brazilian politicians. On June 5, 2017, J&F entered into the Leniency Agreement with the Brazilian Federal Prosecution Office (Ministério Público Federal) in relation to the same illicit conduct, and J&F, on behalf of itself and its subsidiaries, agreed to pay a fine of R$8.0 billion and to contribute an additional R$2.3 billion to social projects in Brazil, adjusted for inflation, over a 25-year period.

On October 14, 2020, J&F, JBS S.A. and our ultimate controlling shareholders (collectively, the “Respondents”), entered into a settlement agreement with the SEC relating to the facts that were the subject of the Collaboration Agreements and Leniency Agreement in Brazil. In connection with the SEC settlement, the SEC issued a cease-and-desist order (the “SEC order”), finding violations of certain provisions of Section 13(b) the Exchange Act, and the rules thereunder, in connection with illicit payments made in Brazil from 2009 to 2015 pursuant to which, among other things, JBS S.A. received support from a government official to obtain financing from BNDES, which financing facilitated JBS S.A.’s acquisition of PPC in 2009, unbeknownst to the management of PPC. The SEC order required the Respondents to cease and desist from further violations of certain provisions of Section 13(b) of the Exchange Act and rules thereunder; evaluate, review and continue to improve anti-bribery and anti-corruption compliance programs; and report to the SEC on such improvements and report any illicit payments that it discovers for a period of three years. JBS S.A. was also ordered to pay disgorgement to the SEC in the amount of US$26.9 million and each of our ultimate controlling shareholders was ordered to pay a civil penalty of US$550,000, all of which payments have been made.

Also on October 14, 2020, J&F reached an agreement with the DOJ pursuant to which J&F agreed to plead guilty to one count of conspiracy to violate the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”) in relation to the payments referenced above. The plea agreement imposed a criminal penalty of US$256.5 million, in two payments of approximately US$128.2 million. J&F has paid US$128.2 million to the U.S. government and the balance is considered to have been offset by payments to Brazilian authorities under the Leniency Agreement. The plea agreement also required J&F to implement a compliance program that satisfies DOJ standards; review and improve its internal accounting controls, policies, and procedures regarding compliance with the FCPA; report to the DOJ regarding remediation efforts and progress on the implementation of J&F’s compliance program for three years; report evidence or allegations of violations of the anti-bribery provisions of the FCPA during the three-year period; and cooperate fully with the DOJ and other agencies in any investigation concerning J&F, its affiliates, executives, employees, or agents relating to the relevant conduct or any other conduct under investigation by the DOJ during the three-year period.

CVM Investigations and Proceedings

Our ultimate controlling shareholders and J&F are currently subject to ongoing investigations by the CVM in Brazil and to criminal proceedings for alleged violations of Brazilian securities and corporate law, as set forth below, in which there has yet to be a final decision. JBS S.A. and Seara (a subsidiary of JBS S.A.) are party to one of these proceedings as described below. As a result of these proceedings, our ultimate controlling shareholders, J&F, JBS S.A. and Seara may be subject to penalties, as well as reputational damage.

Our ultimate controlling shareholders and J&F are under investigation by the CVM for possible violations of insider trading law involving shares of its controlled companies, including JBS S.A., and foreign exchange futures contracts. Our ultimate controlling shareholders are also facing criminal prosecution by the Brazilian Federal Prosecution Office based on similar allegations.

On May 30, 2017, CVM filed an administrative proceeding against JBS S.A. and Mr. Wesley Mendonça Batista to investigate the alleged use of privileged information in connection with the purchase of U.S. dollar futures. On December 8, 2017, the CVM filed an administrative proceeding against Seara and Eldorado Brasil Celulose S.A. (an affiliate of JBS S.A.) to investigate the alleged use of privileged information in connection with trades of U.S. dollar derivatives contracts. On that date, the CVM joined the proceedings and began a punitive administrative proceeding (PAS 5388/2017) against JBS S.A., Seara, Mr. Wesley Mendonça Batista and Eldorado Brasil Celulose S.A. to determine possible liability in connection with these allegations. In September 2018, the Board of Commissioners of the CVM rejected the settlement proposal submitted jointly by the defendants to end those administrative procedures. On May 29, 2023, the Board of Commissioners of the CVM, consisting of five members, met to vote on the proceeding. Three commissioners voted to acquit all of the defendants, one commissioner abstained from voting. The session was adjourned at the request of the fifth commissioner, who did not vote. The CVM has not yet rescheduled the meeting. The potential penalty to which JBS S.A. may be subject in connection with these proceedings is three times the amount of gains related to the aforementioned transactions, which is approximately R$5 million. We believe that the chance of loss related to this proceeding is remote. Accordingly, we have not recorded any provisions in connection thereto.

On May 30, 2017, the CVM began a punitive administrative proceeding (PAS 5390/2017) against Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista and J&F to determine possible liability in connection with allegations of price manipulation, misuse of privileged information, trading of assets in a prohibited period, violation of the duty of loyalty and abuse of controlling power involving trades of JBS S.A. Common Shares. On May 29, 2023, the Board of Commissioners of the CVM, consisting of five members, met to vote on the proceeding. Four commissioners voted to acquit all of the defendants on all counts except for imposing a fine of R$500 thousand on J&F for trading in JBS S.A. Common Shares during a blackout period. The session was adjourned at the request of the fifth commissioner, who did not vote. The CVM has not yet rescheduled the meeting.

Furthermore, as a result of its investigation into the activities of our ultimate controlling shareholders for alleged insider trading, the CVM has also alleged a lack of internal controls at JBS S.A. relating to former board members and has asserted that Mr. Wesley Mendonça Batista had sole control over hedging transactions. We have contested these allegations and dispute the CVM’s claims of lack of internal controls relating to hedging transactions and that Mr. Wesley Mendonça Batista had sole control over such operations. With respect to internal controls, JBS S.A. has implemented various internal control measures relating to corporate risks and financial risk management, including the following:

•

Global Corporate Risk Management Policy. JBS S.A.’s Global Corporate Risk Management Policy defines the rules, guidelines, responsibilities and procedures for the control and management of strategic, operational, financial, regulatory, political, technological and environmental risks. Furthermore, it establishes guidelines, processes and responsibilities related to the identification, analysis and monitoring of risks that may affect our strategic plan. The purpose of the Global Corporate Risk Management Policy is to meet legal and regulatory requirements and standardize concepts and practices; improve the reporting of information to the market, ensuring transparency for all stakeholders, market analysts and credit agencies; ensure a reliable data base for decision making and planning, providing a dynamic and efficient flow of information; and improve our corporate governance. JBS S.A.’s board of directors is responsible for approving the Global Corporate Risk Management Policy, and JBS S.A.’s statutory audit committee is responsible for assessing and monitoring compliance with such policy. JBS S.A.’s risk management and internal controls office, which, among other duties, defines and maps risk factors and advises the various business areas in identifying and assessing the impact of the various types of risks involved, reports to JBS S.A.’s statutory audit committee.

•

Global Liquidity Management Policy. JBS S.A.’s Global Liquidity Management Policy provides liquidity management guidelines for JBS S.A. and its subsidiaries, including the use of hedging instruments. JBS S.A.’s financial and risk management committee, which is composed of members of JBS S.A.’s board of directors and executive officers, advises JBS S.A.’s board of directors in matters relating to the company’s financial and risk management policies, practices and strategies. JBS S.A.’s financial and risk management committee is supported by the risk management committee, whose responsibilities include defining the instruments that can be used to raise and invest funds, and JBS S.A.’s finance department, which enforces policy guidelines.

In April 2018, the CVM opened an investigation into alleged breaches by our ultimate controlling shareholders of certain provisions of Brazilian corporate law that prohibits shareholders from voting in certain corporate matters in which they have a conflict of interest. This investigation related to the vote, by FB Participações S.A. (“FB”) (at the time, the direct controlling shareholder of JBS S.A), to approve the 2016 financial statements of JBS S.A. at JBS S.A.’s annual general shareholders’ meeting held in 2017. Mr. Wesley Mendonça Batista and Mr. Joesley Mendonça Batista, both shareholders of J&F (at the time, the controlling shareholder of FB), acted as CEO and board member of JBS S.A., respectively, during 2016. The CVM initially argued that, by virtue of the relationship between FB and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista and their roles at JBS S.A., the approval of JBS S.A.’s financial statements by FB would constitute a formal conflict of interest, under which allegedly conflicted shareholders are prohibited from voting, and, as a consequence, FB should have recused itself from the vote to approve JBS S.A.’s financial statements.

However, the CVM later deliberated the matter on the basis of a substantive theory of conflicts of interest that relies on a facts and circumstances analysis following the vote to determine whether the vote should be nullified. On April 18, 2023, the CVM agreed to settle the case with a payment of R$6.5 million (US$1.3 million) by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista. JBS S.A. has a conflicts of interest policy that applies to its executive officers and board members.

On August 15, 2023, the CVM approved a settlement proposal submitted jointly by Messrs. José Batista Sobrinho, Joesley Mendonça Batista and Wesley Mendonça Batista and two other defendants in connection with a punitive administrative proceeding (PAS 1225/2018) opened by the CVM in 2018 involving allegations of lack of proper care and diligence in monitoring our hedging policy and failing to implement recommendations proposed by our independent auditors, in violation of article 153 of the Brazilian Corporation Law. The alleged conduct took place in 2016 and 2017, at the time the defendants were members of the board of directors of JBS S.A. Pursuant to the settlement, the defendants have agreed to pay fines in the aggregate amount of R$12.7 million (US$2.6 million).

RELATED PARTY TRANSACTIONS

The following summarizes the material transactions we engage in with our principal affiliates. For more information about our related party transactions, see note 8 to JBS S.A.’s unaudited interim financial statements and note 9 to JBS S.A.’s audited financial statements, included elsewhere in this prospectus.

Transaction Documents

Merger of Shares Protocol

In connection with the Proposed Transaction, we will enter into the Merger of Shares Protocol, as further described below.

The Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) is a document prepared pursuant to Articles 224, 225 and 252 of the Brazilian Corporation Law, which the managements of JBS S.A. and HoldCo will each submit for approval at their respective special meetings of shareholders and which provides the shareholders with information on the terms, conditions and reasoning for the approval of the Merger of Shares contemplated by the Proposed Transaction. The terms and conditions of the Proposed Transaction are contained in the Merger of Shares Protocol are described in this prospectus, and an English translation of the Merger of Shares Protocol is included as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger of Shares Protocol carefully. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol.

As described in the Merger of Shares Protocol, the JBS S.A. General Meeting will vote to approve the following third-party valuation report required pursuant to Brazilian law: since the Merger of Shares will result in the contribution of JBS S.A. Common Shares into HoldCo, a valuation report of JBS S.A. Common Shares at book value as of June 30, 2023 is required to determine the amount of the corresponding capital increase in HoldCo. Although this valuation report is required under Brazilian law to be prepared in connection with the Merger of Shares, the Proposed Transaction will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

The Merger of Shares Protocol also establishes the justification presented by the managements of JBS S.A. and HoldCo, explaining the reasons why the Proposed Transaction is beneficial and meets the best interest of the shareholders.

Registration Rights Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a registration rights agreement (the “RRA”), that will establish certain registration rights and obligations relating to the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo (“Registrable Securities”). Pursuant to the RRA, at any time and from time to time, LuxCo may request the registration or listing on the NYSE of all or any portion of its Registrable Securities on any applicable registration statement form then available to be offered in a fully-marketed underwritten public offering of Registrable Securities (an “Underwritten Registration Demand”). LuxCo shall be entitled to an unlimited number of Underwritten Registration Demand, based on market conditions. Pursuant to the RRA, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. JBS N.V. will bear all expenses incurred in effecting a registration provided for in the RRA. The right of LuxCo to request registration or inclusion of Registrable Securities in any registration pursuant to the RRA shall terminate when LuxCo, directly or indirectly, holds less than 5% of JBS N.V. Shares then outstanding. Unless otherwise agreed by the parties thereto, the registration rights contained in the RRA shall only inure to the benefit of a transferee of Registrable Securities if (i) such transferee is an affiliate of LuxCo, and (ii) such subsequent holder accedes to the RRA. JBS N.V. will agree not to, without the prior written consent of LuxCo, enter into any agreement with any holder or prospective holder of any JBS N.V. Shares (or depositary receipts thereof) granting such holder or prospective holder the right to include such securities in any registration statement filed by JBS N.V. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.”

Tag Along Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement (the “Tag Along Agreement”) that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. Pursuant to the Tag Along Agreement, the undertaking given by LuxCo shall be also for the benefit of all shareholders of JBS N.V. from time to time as a revocable third party stipulation for no consideration. A shareholder of JBS N.V. can accept the third party stipulation by delivering a declaration of acceptance in writing to JBS N.V. and LuxCo, provided that LuxCo may at all times revoke the third party stipulation by delivering a declaration of revocation in writing to JBS N.V. after having obtained the prior approval of the board of directors of JBS N.V. (such including the affirmative vote of at least the majority of the independent non-executive directors of JBS N.V. in office).

Banco Original S.A.

We have entered into an assignment agreement with Banco Original S.A., pursuant to which Banco Original S.A. acquires trade accounts receivables of certain or our customers in Brazil and outside Brazil. The assignments are done at face value of the receivable less the discount applied by Banco Original through a transfer without recourse to JBS S.A. of all of the associated risks and benefits of such trade accounts receivables. For the six-month periods ended June 30, 2023 and 2022, we incurred a loss from the sale of the receivables of US$46.3 million and US$34.5 million, respectively, recognized as financial expenses. For the years ended December 31, 2022, 2021 and 2020, we incurred a loss from the sale of the receivables of US$72.6 million, US$35.6 million and US$22.2 million, respectively, recognized as financial expenses.

As of June 30, 2023, December 31, 2022, December 31, 2021 and January 1, 2021, we held investments with Banco Original S.A. in the amounts of US$846.4 million, US$408.8 million, US$328.8 million and US$288.3 million, respectively, recognized as cash and cash equivalents. The investments have similar rates of return as the Brazilian interbank deposit (Certificado de Depósito Interbancário) rate, which is an average of interbank overnight rates in Brazil. For the six-month periods ended June 30, 2023 and 2022, we earned interest from these investments in the amounts of US$8.3 million and US$1.5 million, respectively, recognized as financial income. For the years ended December 31, 2022, 2021 and 2020, we earned interest from these investments in the amounts of US$1.4 million, US$1.1 million and US$0.8 million, respectively, recognized as financial income.

Instituto J&F

We sponsor Instituto J&F (formerly Instituto Germinare), a youth-directed business school, whose goal is to educate future leaders by offering free, high-quality education. During the six-month periods ended June 30, 2023 and 2022, we made donations in the amounts of US$11.4 million and US$24.0 million, respectively, recognized as general and administrative expenses. During the years ended December 31, 2022, 2021 and 2020, we made donations in the amounts of US$34.6 million, US$18.7 million and US$4.5 million, respectively, recognized as general and administrative expenses.

JBJ Agropecuária Ltda.

JBJ Agropecuária Ltda. (“JBJ”), is controlled by a family member of one of our ultimate controlling shareholders, who does not own any equity interests in J&F. It supplies cattle to JBS S.A.’s slaughterhouses. Transactions with JBJ are recurrent and conducted in the normal course of JBS S.A.’s businesses, in accordance with its needs and JBJ’s capacity to deliver cattle. JBJ also shares transportation services from the JBS Group.

The value of the transactions varies in accordance with the number of animals processed and pursuant to market conditions. As of June 30, 2023, the total amounts of accounts receivable were US$594.000 (US$558,000, US$370,000 and US$280,000 as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively), and the total amounts of accounts payable were US$83.4 million (US$7.7 million, US$459,000 and US$2.7 million as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively). For the six-month period ended June 30, 2023, the total net revenue to JBJ was US$2.2 million (US$845,000 for the six-month period ended June 30, 2022), and the total amount of purchases made by JBJ from the JBS Group was US$187.1 million (US$41.4 million for the six-month period ended June 30, 2022). For the year ended December 31, 2022, the total net revenue to JBJ was US$12.8 million (US$3.1 million and US$2.6 million for the years ended December 31, 2021 and 2020, respectively) and the total amount of purchases made by JBJ from the JBS Group was US$658.6 million (US$175.3 million and US$100.0 million for the years ended December 31, 2021 and 2020, respectively).

We have a livestock purchase agreement for future delivery with certain suppliers, including JBJ. As of June 30, 2023, December 31, 2022, December 31, 2021 and January 1, 2021, the balances of this transaction was US$93.1 million, US$85.5 million, US$30.1 million and US$19.5 million, respectively.

Flora Produtos de Higiene e Limpeza S.A.

Flora Produtos de Higiene e Limpeza S.A. (“Flora”), is controlled by J&F. Flora purchases products (beef tallow, palm oil, babassu oil and cans) from JBS S.A. and manufactures soaps. The transactions with Flora are recurrent and conducted in the normal course of JBS S.A.’s business.

As of June 30, 2023, the total amount of accounts receivable was US$8.4 million (US$6.6 million, US$6.2 million and US$5.2 million as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively), and the total amount of accounts payable was nil (nil, US$125,000 and nil as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively). For the six-month period ended June 30, 2023, the total net revenue to Flora was US$30.0 million (US$10.3 million for the six-month period ended June 30, 2022), and the total amount of purchases made by Flora was nil (nil for the six-month period ended June 30, 2022). For the year ended December 31, 2022, the total net revenue to Flora was US$159.1 million (US$49.9 million and US$43.8 million for the years ended December 31, 2021 and 2020, respectively), and the total amount of purchases made by Flora was US$2.6 million (US$126,000 and US$83,000 for the years ended December 31, 2021 and 2020, respectively).

J&F Settlement Agreement

In January 2021, in accordance with the resolution approved at an extraordinary general meeting of shareholders of JBS S.A. held in October 2020, JBS S.A. submitted an arbitration request with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado – CAM B3) (“Arbitration Proceeding No. 186/21”) against our ultimate controlling shareholders and J&F, among others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”).

On December 22, 2022, the arbitration court ratified a settlement agreement between the parties to Arbitration Proceeding No. 186/21, pursuant to which J&F agreed to pay to JBS the amount of R$543.2 million (US$112.7 million). The execution and ratification of this settlement agreement brings an end to Arbitration Proceeding No. 186/21.

Policies and Procedures for Related Party Transactions

Our board of directors will be expected to review in advance any proposed related party transaction. All of our directors, officers and employees will be required to report to our board of directors any related party transaction prior to entering into the transaction.

It is our intention to ensure that all transactions between us and our officers, directors and principal shareholders and their affiliates are approved by our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

DESCRIPTION OF SHARE CAPITAL

For purposes of this section, references to “our company”, “the company”, “we”, “us” and “our” refer only to the issuer.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” Its registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. Its telephone number is +31 20 656 47 00.

The following description of our share capital is a summary of the material terms of our articles of association that will be effective on the Closing Date. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read the complete text of our articles of association, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Share Capital

Upon the completion of the Proposed Transaction, JBS N.V.’s share capital will consist of the: (1) Class A common shares, with a par value of €0.01 per share (“Class A Common Shares”): (2) Class B common shares, with a par value of €0.10 per share (“Class B Common Shares” and, together with the Class A Common Shares, the “Common Shares”); and (3) conversion shares, with a par value of €0.09 per share (“Conversion Shares”, and, together with the Common Shares, the “Shares”).

Upon incorporation on October 9, 2019 (as Violet Holdings B.V.), we issued one share with a par value of €1.00 to JBS S.A. On February 3, 2020, the issuer issued an additional 44,999 ordinary shares with a par value of €1.00 each to JBS S.A. to meet the minimum capital requirements for the conversion of the issuer into a public limited liability company (naamloze vennootschap) under Dutch law. These 45,000 ordinary shares were converted and split into 450,000 Class B Common Shares on November 17, 2022, pursuant to an amendment to our articles of association. On 20 February, 2023, the issuer issued 624,500,000 Class A Common Shares to JBS S.A., which Class A Common Shares were immediately thereafter repurchased by and transferred to the issuer. As of the date of this prospectus, our issued and outstanding share capital is €6,290,000, consisting of 624,500,000 Class A Common Shares, all of which have been fully paid in and are held by JBS B.V., and 450,000 Class B Common Shares, all of which have been fully paid in and are held by JBS S.A.

It is anticipated that, immediately following the completion of the Proposed Transaction, JBS N.V.’s articles of association will provide for an authorized share capital in the amount of €153,700,000.90, consisting of 3,470,000,000 JBS N.V. Class A Common Shares with a nominal value of €0.01 each, 1,190,000,000 JBS N.V. Class B Common Shares with a nominal value of €0.10 each and 10 JBS N.V. Conversion Shares with a nominal value of €0.09 each.

As a matter of Dutch law, the voting right of each class of Shares is proportionate to its respective par value such that each Class A Common Share confers the right to cast one vote at a general meeting of shareholders, each Class B Common Share confers the right to cast ten votes at a general meeting of shareholders and each Conversion Share confers the right to cast nine votes at a general meeting of shareholders. See the section captioned “—General Meetings and Voting Rights” for a further description on voting rights. The Class A Common Shares carry the same economic rights as the Class B Common Shares with respect to dividends and liquidation rights, each as described further below under the sections captioned “—Dividend Rights” and “—Dissolution and Liquidation; Legal Merger and Demerger”. See also “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial” for a description of certain risks relating to the dual-class structure, including among other things, our ultimate controlling shareholders being able to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders including issuances of Shares or designating the board of directors to issue Shares.

Shares shall be issued pursuant to a resolution of the general meeting of shareholders, or pursuant to a resolution of the board of directors if by resolution of the general meeting of shareholders, the board of directors has been authorized to issue shares. If the board of directors is authorized by the general meeting of shareholders to issue shares and limit or exclude pre-emptive rights of shareholders, this enables us to offer newly issued shares to investors free of pre-emptive rights without requiring general meeting approval. Under Dutch law, such authorizations may not exceed a period of five years, but may be renewed by a resolution of the general meeting of shareholders for subsequent five-year periods at any time.

Pursuant to the articles of association, Shares are not subject to transfer restrictions.

Shares are registered shares represented by an entry in our shareholders’ register. JBS N.V. intends to apply to list the Class A Common Shares on the NYSE. Beneficial interests in the Class A Common Shares that are traded on the NYSE will be held through the electronic book-entry system provided by DTC. The Class B Common Shares and Conversion Shares are not, and we do not expect that they will be, listed on a stock exchange.

Under Dutch law, shareholders are in principle entitled to pursue their own interests. However, the Dutch Civil Code provides that shareholders shall act in relation to JBS N.V. and its corporate bodies as well as their fellow shareholders in keeping with the principles of reasonableness and fairness. The Dutch Corporate Governance Code adds that this includes the willingness to engage in a dialogue with JBS N.V. and the other shareholders. The foregoing means that an individual shareholder or a group of shareholders (such as the controlling shareholders) may not in all circumstances be able to exercise their shareholder rights to the fullest extent. For example, if the controlling shareholders were to exercise their shareholder rights (including, without limitation, their voting rights) in breach of these principles of reasonableness and fairness, it may result in JBS N.V. and/or other (non-controlling) shareholders successfully opposing to such exercise and may, in extraordinary circumstances, expose the controlling shareholders to liability towards JBS N.V. and/or other (non-controlling) shareholders for damages incurred.

Conversion

Class B Common Shares into Class A Common Shares

A holder of Class B Common Shares may at all times provide the board of directors with a conversion request requesting conversion of one or more of its Class B Common Shares. A conversion request must at least include (i) the number of Class B Common Shares to which the request relates, (ii) an irrevocable and unconditional power of attorney from the shareholder requesting conversion to JBS N.V., with full power of substitution and governed by Dutch law, to offer and transfer the Conversion Shares resulting from the conversion to JBS N.V against no consideration (om niet), and (iii) if (part of) the Class B Common Shares to which the request pertains are encumbered with any usufruct, right of pledge, attachment or other encumbrance, include a release in advance of the encumbrance that may vest on any Conversion Shares resulting from the conversion of Class B Common Shares.

After receipt of a request for conversion of Class B Common Shares into Class A Common Shares and Conversion Shares duly completed and signed to the satisfaction of our board of directors: (i) the board of directors shall resolve to convert the number of Class B Common Shares to which the conversion request relates into Class A Common Shares and Conversion Shares, whereby each Class B Common Share is converted into one Class A Common Share and one Conversion Share and (ii) the requesting shareholder shall be obliged to offer and transfer the Conversion Shares to JBS N.V. for no consideration (om niet).

Class B Common Shares shall automatically convert into Class A Common Shares and Conversion Shares in the same ratio referred above, upon the enforcement of a security interest over such Class B Common Shares (including, but not limited to, a right of pledge), which results in a transfer of such Class B Common Shares. Upon the occurrence of the event described above, the shareholder concerned shall be obliged to notify the board of directors thereof by means of a written notice addressed to the board of directors.

The Conversion Shares are introduced to facilitate a 1:1 conversion of Class B Common Shares into Class A Common Shares under Dutch law. A 1:1 conversion of Class B Common Shares into Class A Common Shares would result in a capital reduction as the nominal value of the Class B Common Shares is higher than the nominal value of the Class A Common Shares. A capital reduction under Dutch law requires a resolution by the general meeting of shareholders of JBS N.V., adopted by a two/third majority if less than half of the issued capital is present or represented at the meeting. In addition, (minutes of) the resolution on the capital reduction will need to be deposited with the Dutch trade register and such is to be announced in a Dutch daily newspaper. Following the aforementioned announcement, a two-month opposition period will commence during which creditors may file an opposition to the capital reduction with the relevant Dutch court, requesting security for their claim. The resolution to reduce JBS N.V.’s capital will not be effective until the opposition period has ended and, if opposition has been filed timely, upon the withdrawal of the opposition or upon an order setting aside the opposition becoming enforceable. By converting each Class B Common Share, with a nominal value of €0.10 (equivalent to approximately US$0.1092, converted using the foreign exchange rate as at June 30, 2023), into one Class A Common Share, with a nominal value of €0.01 (equivalent to approximately US$0.01092, converted using the foreign exchange rate as at June 30, 2023), and one Conversion Share with a nominal value of €0.09 (equivalent to approximately US$0.09828, converted using the foreign exchange rate as at June 30, 2023), a conversion of Class B Common Shares will not result in a capital reduction.

If a Conversion Share is held by anyone other than JBS N.V. (the “Transferor”), such Transferor shall be obliged to offer and transfer such Conversion Shares to JBS N.V. unencumbered and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to JBS N.V., the voting rights, meeting rights and rights to receive distributions attached to the relevant Conversion Shares are suspended. As such, a Transferor will not be entitled to vote on the Conversion Shares, nor to received dividends on these shares. If the Transferor fails to offer and transfer the relevant Conversion Shares to JBS N.V. within 30 days after the conversion date, JBS N.V. is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to JBS N.V. until such transaction occurs. We expect to periodically cancel the Conversion Shares held in treasury by JBS N.V. No votes may be cast on Conversion Shares held by JBS N.V. or a subsidiary. For more information on the dividend rights of Conversion Shares, see the section “—Dividend Rights” below.

The end result of the conversion of Class B Common Shares and subsequent transfer to JBS N.V. of Conversion Shares is that a shareholder will hold one Class A Common Share for each Class B Common Share it held at the time of conversion.

Notwithstanding the conversion mechanics described above, JBS N.V. shall not proceed with the acquisition of Conversion Shares after receipt of a conversion request (as set out above) to the extent it would not be allowed to acquire such shares under Dutch law. In such event, the board of directors shall propose to our general meeting of shareholders that the requisite number of Shares held in treasury be cancelled in order to allow again for the acquisition of Conversion Shares.

Upon the conversion of Class B Common Shares into Class A Common Shares and Conversion Shares, the authorized share capital of JBS N.V. shall decrease with the number of Class B Common Shares so converted and shall increase with the number of Class A Common Shares and Conversion Shares into which such Class B Common Shares are converted.

Pursuant to the articles of association, each holder of Class B Common Shares can convert any number of Class B Common Shares held by such shareholder into Class A Common Shares and Conversion Shares as described above.

Class A Common Shares into Class B Common Shares

Except during a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), holders of Class A Common Shares will not be able to request to convert their Class A Common Shares into Class B Common Shares.

During the Class A Conversion Period, if you are an Eligible Shareholder, you may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of your Class A Common Shares into Class B Common Shares, at a ratio of one Class B Common Share for each Class A Common Share held. The maximum number of Class A Common Shares which an Eligible Shareholder may request to convert into Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

In order to convert their Class A Common Shares into Class B Common Shares, Eligible Shareholders or LuxCo, as the case may be, must provide a written request to our board of directors (“Class A Conversion Request”) during the Conversion Period. The Class A Conversion Request must:

(1) indicate the number of Class A Common Shares to which the Class A Conversion Request pertains, provided the maximum number of Class A Common Shares in respect of which an Eligible Shareholder may request conversion equals the number of JBS N.V. BDRs to which the Eligible Shareholder was entitled at 10 a.m. São Paulo time on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and the maximum number of Class A Common Shares which LuxCo may request to convert into Class B Common Shares equals the number of Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date;

(2) in the case of Eligible Shareholders, if such Eligible Shareholder is not registered in the shareholders’ register of JBS N.V., include a confirmation from the requesting shareholder’s broker that such shareholder holds a beneficial interest in the number of Class A Common Shares to which the Class A Conversion Request pertains;

(3) in the case of Eligible Shareholders (other than former JBS S.A. ADS Holders), include a document issued by Banco Bradesco S.A. as depositary of the JBS N.V. BDRs, confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. BDRs held by such Eligible Shareholder at the opening of trading on the Conversion Record Date;

(4) in the case of Eligible Shareholders who are former JBS S.A. ADS Holders, include proof satisfactory to our board of directors confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. Class A Common Shares that such Eligible Shareholder received from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction; and

(5) include an undertaking by the requesting shareholder to not transfer the Class A Common Shares to which the Class A Conversion Request pertains, from the date on which the Class A Conversion Request is provided to the board of directors until (and including) the day on which the Class A Common Shares to which the Class A Conversion Request pertains are converted into Class B Common Shares.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of Class A Common Shares held by an Eligible Shareholder that may be converted into Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of Class A Common Shares converted into Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of Class A Common Shares outstanding in order to improve the liquidity of the Class A Common Shares that will trade on the NYSE.

For every successful conversion request made, our board of directors will resolve to: (1) convert the aggregate number of Class A Common Shares in respect of which they have received, during the Class A Conversion Period, one or more Class A Conversion Requests satisfactory to them into Class B Common Shares at a ratio of one Class B Common Share for each Class A Common Share, subject to the Maximum Conversion Rate and the Minimum Free Float requirement; and (2) pay up the difference between the aggregate nominal value of the Class A Common Shares to which the Class A Conversion Requests pertain (taking into consideration the Maximum Conversion Rate and the Minimum Free Float requirement) and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

In addition, during the Class A Conversion Period, our controlling shareholders (through LuxCo) may request to convert all or a portion of the Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into Class B Common Shares at the same ratio of one Class B Common Share for each Class A Common Share held. The maximum number of Class A Common Shares which LuxCo may request to convert into Class B Common Shares equals the number of Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the Class A Common Shares held by it on the Conversion Record Date into Class B Common Shares, since the Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

In the case of Class A Conversion Request(s) received from LuxCo, for every successful conversion request made, our board of directors will, within 15 business days after receiving such request, resolve to: (1) convert the aggregate number of Class A Common Shares in respect of which they have received such request satisfactory to them into Class B Common Shares at a ratio of one Class B Common Share for each Class A Common Share; and (2) pay up the difference between the aggregate nominal value of the Class A Common Shares to which such requests pertain and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

Once our board of directors resolves on the conversions described above, we will instruct our registrar and transfer agent to register the Class B Common Shares on their books. Any and all Class A Common Shares not converted into Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be.

For more information about the Class A Conversion Period, please see “The Proposed Transaction—Class A Conversion Period.”

Upon the conversion of Class A Common Shares into Class B Common Shares, the authorized share capital of JBS N.V. shall decrease with the number of Class A Common Shares so converted and shall increase with the number of Class B Common Shares into which such Class A Common Shares are converted.

Following the Class A Conversion Period, Class A Common Shares will no longer be convertible into Class B Common Shares, but Class B Common Shares will remain convertible into Class A Common Shares and Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such Class B Common Share. The Conversion Shares are introduced to facilitate a 1:1 conversion of Class B Common Shares into Class A Common Shares under Dutch law. For more information about the conversion of Class B Common Shares into Class A Common Shares, see “—Class B Common Shares into Class A Common Shares” above.

Directors

Set forth below is a summary description of the material provisions of our articles of association relating to our board of directors. The summary does not restate our articles of association in their entirety.

Under our articles of association, directors are appointed by the general meeting of shareholders to serve on our board of directors for a term of approximately one year, which period shall end immediately after the annual general meeting of shareholders that will be held in the calendar year after the date of his appointment. A director may be reappointed, with due observance of the provision in the previous sentence.

JBS N.V. has a one-tier board structure, comprising both executive directors having responsibility for the day-to-day management and non-executive directors having the task to supervise the performance of the directors. The number of directors shall be determined by the board of directors. The directors shall be appointed as such by our general meeting of shareholders. The board of directors may nominate one or more candidates for each vacancy. The general meeting of shareholders determines whether a director is an executive director or a non-executive director upon his or her appointment. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.

The task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. Tasks that are not allocated fall within the power of the board of directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of JBS N.V. (including supervision thereof in case of non-executive directors).

In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The interest of the company is usually determined primarily by promoting the continued success of the enterprise affiliated to the company.

JBS N.V. has a policy in respect of the remuneration of the board of directors. With due observation of the remuneration policy, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that executive directors do not participate in the deliberations and decision-making regarding the determination of the remuneration of executive directors.

Liability to Further Capital Calls

All of the issued and outstanding Shares are fully paid and non-assessable.

Additional Issuances and Pre-Emptive Rights

Issuance of Shares. The general meeting of shareholders has the authority to resolve on any issuance of Shares. The general meeting of shareholders may also delegate this authority to the board of directors. The foregoing also applies to the granting of rights to subscribe for Shares, such as options, but does not apply to the issue of Shares to a person exercising a previously acquired right to subscribe for Shares. The designation granted pursuant to the aforesaid authorization must determine the number and class of shares that may be issued. The delegation may from time to time be extended for a period not exceeding five years. A resolution by the general meeting of shareholders to issue shares or designate the board of directors to issue shares requires a prior or simultaneous approval by each group of holders of a class of common shares whose rights are affected by the issuance or designation.

Pre-Emptive Rights. Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Class A Common Shares and Class B Common Shares upon the issuance of Class A Common Shares and Class B Common Shares (or the granting of rights to subscribe for Class A Common Shares and Class B Common Shares). No pre-emptive rights shall apply in respect of any issuance of Conversion Shares. This pre-emptive right does not apply to: (1) shares issued to employees of JBS N.V. or a group company of JBS N.V. as referred to in Section 2:24b Dutch Civil Code, (2) shares that are issued against payment other than in cash; and (3) shares issued to a person exercising a previously granted right to subscribe for shares.

The general meeting of shareholders may resolve to limit or exclude pre-emptive rights. If the general meeting of shareholders has designated this authority to the board of directors for a period not exceeding five years, the board of directors may limit or exclude pre-emptive rights, but only if the board of directors has also been designated the authority to issue shares. If less than 50% of the issued capital of JBS N.V. is represented at a general meeting of shareholders, a majority of at least two-thirds of the votes cast shall be required for a resolution of the general meeting of shareholders to limit or exclude a pre-emptive right or to designate this authority to the board of directors.

Subject to Section 2:96a of the Dutch Civil Code, when adopting a resolution to issue new shares, the general meeting of shareholders or the board of directors may determine how and during which period pre-emptive rights may be exercised.

Any issuance of Shares or grant of rights to subscribe for Shares and/or any limitation or exclusion of pre-emptive rights in respect of such issuance or grant, whether resolved upon by the general meeting of shareholders or by the board of directors, as applicable, shall be made with due observance of the applicable statutory provisions and the provisions included in the articles of association (including, without limitation, the principles of reasonableness and fairness as described above). The foregoing, for example, means that an issuance of Class A Common Shares to one shareholder or a specific group of shareholders (such as the controlling shareholders) against an issue price at a discount to the trading price may not in all circumstances be effected due to such transaction not being in the corporate interest and/or it constituting a breach of the principles of reasonableness and fairness as described above.

Repurchase of Shares

JBS N.V. may acquire its own fully paid-up shares for no consideration (om niet), or subject to certain provisions of Dutch law and the articles of association for consideration, if: (1) our equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves; (2) JBS N.V. would thereafter not hold a pledge over shares or together with its subsidiaries hold shares with an aggregate nominal value exceeding 50% of the issued share capital; and (3) the board of directors has been authorized to do so by the general meeting of shareholders, which authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange.

JBS N.V. can, jointly with its subsidiaries, hold shares in its own capital exceeding 10% of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Owned shares pledged by JBS N.V. and its subsidiaries are taken into account in this respect. Any shares held by JBS N.V. in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate JBS N.V. for the value of the shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange and held by JBS N.V. for more than one year after acquisition thereof.

Reduction of Share Capital

The general meeting of shareholders may resolve to cancel shares which are held by JBS N.V. in treasury or to reduce the nominal value of the shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at a general meeting of shareholders if less than 50% of the issued capital is present or represented at the meeting. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.

Transfer of Shares

Common Shares are, in principle, freely transferable.

In accordance with the provisions of Dutch law and our articles of association, the transfer of shares or creation of a right of pledge or right of usufruct thereon requires a deed executed for that purpose and, save in the event JBS N.V. itself is a party to such legal act, written acknowledgement by JBS N.V. of the transfer. Service of notice of the deed or of a certified notarial copy or extract of that deed on JBS N.V. will be the equivalent of such acknowledgement.

Shares that have been entered into the electronic book-entry system will be registered in the name of Cede & Co. as nominee of DTC, and transfer of beneficial entitlements in shares held in the electronic book-entry system will be effected by electronic bookings. The above-mentioned requirements applicable to a transfer of the shares do not apply to the trading of such beneficial entitlements in shares.

Annual Accounts and Independent Auditor

We expect that following the completion of the Proposed Transaction, our financial year will run from January 1 to December 31 of each calendar year. JBS N.V. will be required to publish its annual accounts within five months after the end of each financial year. The annual accounts are required to be made available to the public during a period of at least ten years.

All directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted at the annual general meeting of shareholders, at which meeting the directors may be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts for the relevant financial year insofar this appears from the annual accounts. The annual accounts, the board report and independent auditor’s report are made available through our website to the shareholders and other persons with meeting rights for review as from the day of the notice convening the annual general meeting of shareholders.

Dividend Rights

General

The holders of Class A Common Shares and Class B Common Shares shall be entitled pari passu to distributions, as any and all distributions on the Common Shares shall be made in such a way that on each share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, for each Conversion Share issued and outstanding an amount equal to one percent (1%) of the nominal value of such Conversion Share shall first be added to the dividend reserve maintained for the holders of Conversion Shares, and (b) following such, no further distribution shall be made on Conversion Shares nor shall any profit be added to the dividend reserve maintained for the holders of Conversion Shares, in respect of such financial year. Any determination to pay dividends will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up issued capital plus the reserves as required to be maintained by Dutch law.

For more information about the risks related to our dividend policy and our ability to declare dividends to our shareholders, see “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.”

Manner and Time of Dividend Payments

Profit is distributed after the adoption of the annual accounts from which it appears that distribution of such profit is admissible. In other words, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up part of the capital plus the reserves as required to be maintained by Dutch law.

Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the Shares; without such resolution, these profits shall also be reserved. Our board of directors may, without shareholder approval but subject to certain conditions, also resolve to distribute an interim dividend on the Shares.

Uncollected Dividends

A claim for any dividend declared lapses five years after the date on which those dividends were released for payment. Any dividend that is not collected within this period reverts to JBS N.V.

Taxation of Dividends

Dividend payments can be subject to withholding tax in the Netherlands. For information about the Dutch tax issues relating to dividend payments, see “Taxation—Material Dutch Tax Consequences—Ownership of JBS N.V. Class A Common Shares or JBV N.V. BDRs—Dividend Withholding Tax.”

For information about U.S. federal income issues relating to dividend payments, see “Taxation—Material U.S. Federal Income Tax Consequences—Consequences of the Ownership and Disposition of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs— Taxation of Distributions.”

General Meetings and Voting Rights

Annual Meeting. An annual general meeting of shareholders must be held within six months from the end of the preceding financial year. The agenda of the annual general meeting of shareholders shall announce, among other things, discussion of implementation of the remuneration policy, discussion and adoption of the annual accounts and other proposals brought up for discussion by the board of directors.

General Meeting and Place of Meetings. Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of JBS N.V. (taking into account the relevant provisions of Dutch law, the articles of association of JBS N.V. and the applicable stock exchange regulations). General meetings of shareholders will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

Convocation Notice and Agenda. General meetings of shareholders can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued in accordance with Dutch law. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend the general meeting of shareholders must be made on our company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a general meeting of shareholders may contain the items requested by one or more shareholders representing at least 3% of the issued share capital of JBS N.V., taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the board of directors at least 60 days before the day of the meeting.

The Dutch Corporate Governance Code provides that, if one or more shareholders intend to request that an item be put on the agenda that may result in a change in JBS N.V.’s strategy, the board of directors must be given the opportunity to invoke a response time granting a reasonable period not exceeding 180 days to respond to such intention. If invoked, the board of directors must use such response time for further deliberation and constructive consultation, in any event with the shareholder(s) concerned, and shall explore alternatives. At the end of the response time, the board of directors shall report on this consultation and the exploration of alternatives to the general meeting. The response time may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response time may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting be convened.

Admission and Registration. Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the Shares accrues, shall be authorized to attend a general meeting of shareholders, to address the general meeting of shareholders and to exercise its voting rights. The record date of each general meeting of shareholders is the twenty-eighth day prior to the date of the general meeting of shareholders so as to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Only holders of shares and other persons entitled to vote or attend the general meeting of shareholders at such record date are entitled to attend and vote at the general meeting of shareholders. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the general meeting of shareholders may register and exercise their rights. Those entitled to attend a general meeting of shareholders may be represented at a general meeting of shareholders by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically. Directors have the right to render their advice at a general meeting of shareholders.

Voting Rights. Each Class A Common Share confers the right to cast one vote at a general meeting of shareholders, and each Class B Common Share confers the right to cast ten votes at a general meeting of shareholders. If and to the extent voting rights are not suspended, each Conversion Share confers the right on the holder to cast nine vote at a general meeting of shareholders. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.

No votes may be cast at a general meeting of shareholders on Shares held by JBS N.V. or its subsidiaries. Also no voting rights may be cast at a general meeting of shareholders in respect of Common Shares for which depositary receipts have been issued that are owned by JBS N.V. or its subsidiaries. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by JBS N.V. and its subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by JBS N.V. or its subsidiaries. Neither JBS N.V. nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.

Under Dutch law and/or the articles of association of JBS N.V., the following matters require at least two-thirds of the votes cast at a meeting if less than 50% of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption; or

•	a resolution to authorize the board of directors to restrict or exclude shareholder rights of pre-emption.

Shareholders’ Votes on Certain Transactions. Under Dutch law any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third party, (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V. and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V.

In addition, under the articles of association of JBS N.V. resolutions by our board of directors regarding (a) a significant change in the identity or nature of JBS N.V. or the enterprise, as described above, (b) JBS N.V. entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, (c) JBS N.V. selling uncovered put options and/or call options (i.e. without JBS N.V. holding the asset(s) underlying the option), and (d) the board of directors exercising voting rights with respect to shares held by JBS N.V. in the capital of a subsidiary in respect of such subsidiary entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, require approval by the general meeting of shareholders.

The absence of such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

Amendments to the Articles of Association

The general meeting of shareholders may resolve to amend the articles of association of JBS N.V. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation; Legal Merger and Demerger

The general meeting of shareholders may resolve to dissolve JBS N.V. In the event of dissolution, JBS N.V. will be liquidated in accordance with Dutch law and the articles of association and the liquidation shall be arranged by the members of the board of directors, unless the general meeting of shareholders appoints other liquidators. During liquidation, the provisions of the articles of association will remain in force as long as possible.

During liquidation, to the extent possible the articles of association shall continue to apply. The Class A Common Shares and Class B Common Shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of JBS N.V. shall be transferred to the shareholders pro rata in proportion to the number of Class A Common Shares and Class B Common Shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of a Conversion Share shall first be transferred on each Conversion Share to the holders of the Conversion Shares.

A resolution by the general meeting of shareholders regarding the legal merger or demerger of JBS N.V. requires a simple majority. If less than half of the issued capital of JBS N.V. is present or represented at the general meeting of shareholders concerned, a resolution regarding the legal merger or demerger of JBS N.V. requires a two-thirds majority.

Liability of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to JBS N.V. for damages in the event of improper or negligent performance of their duties. In such a scenario, all directors are jointly and severally liable to JBS N.V. for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held liable for serious culpable conduct for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code (Burgerlijk Wetboek). In certain circumstances, including in the event of bankruptcy of our company, directors may incur additional specific civil and criminal liabilities. See “Management — Exculpation, Insurance and Indemnification of Directors and Officers” for a description of the indemnification provisions in our articles of association.

Squeeze-Out Provisions

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who (alone or together with its group companies) holds at least 95 percent of the issued share capital of JBS N.V. may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber of the Amsterdam Court of Appeals (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.

Cooling-off Period

Pursuant to Dutch law, a statutory cooling-off period of up to 250 days can be invoked by the board of directors, during which the general meeting of shareholders of JBS N.V. would not be able to dismiss, suspend or appoint members of the board of directors (or amend the provisions in the JBS N.V. articles of association governing these matters) unless these matters were proposed by the board of directors. This cooling-off period could be invoked by the board of directors in the event:

•

shareholders, using either their shareholder proposal right or their right to request a general meeting of shareholders, propose an agenda item for the JBS N.V. general meeting to dismiss, suspend or appoint a director (or to amend any provision in the JBS N.V. articles of association dealing with those matters); or

•	a public offer for JBS N.V. has been announced or made without agreement having been reached with JBS N.V. on such offer,

provided, in each case, that in the opinion of the board of directors such proposal or offer materially conflicts with the interests of JBS N.V. and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

•	the expiration of 250 days from:

(a) in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next general meeting of shareholders has expired;

(b) in case of shareholders using their right to request a general meeting of shareholders, the day when they obtain court authorization to do so; or

(c) in case of a public offer as described above being made without agreement having been reached with JBS N.V. on such offer, the first following day;

•	the day after a public offer without agreement having been reached with JBS N.V. on such offer, having been declared unconditional; or

•	the board of directors deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of JBS N.V. and its business;

•	the board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

•

if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the board of directors must gather all relevant information necessary for a careful decision-making process. In this context, the board of directors must at least consult with shareholders representing at least 3% of JBS N.V.’s issued share capital at the time the cooling-off period was invoked and with JBS N.V.’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on JBS N.V.’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our company website. This report must also remain available for inspection by the shareholders and others with meeting rights under Dutch law at JBS N.V.’s office and must be tabled for discussion at the next general meeting of shareholders.

Comparison of Dutch Corporate Law and U.S. Corporate Law

The rights of the shareholders of JBS N.V. and the relative powers of our board of directors are governed primarily by Dutch corporate law and our articles of association. Because JBS N.V. is, as of the date of this prospectus, a Dutch public limited liability company (naamloze vennootschap), the rights of shareholders of JBS N.V. will be governed by applicable Dutch law and by our articles of association.

The following is a summary comparison of certain differences between the rights JBS N.V. shareholders will have as shareholders under applicable Dutch law, including Book 2 of the Dutch Civil Code, and our articles of association effective upon completion of the Proposed Transaction, and the rights of shareholders under the Delaware general corporation law (the “DGCL”), in a corporation incorporated in Delaware. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on our governance or other policies. Such rights, obligations or provisions generally apply equally to the Shares.

	JBS N.V.	Delaware Entity
Authorized and Outstanding Capital Stock; Payment on Shares

Under Dutch law, at least 20% of the authorized capital of a (listed) public limited liability company must be issued and at least 25% of the par value of the issued shares (and obligated share capital) must be paid up. The issued and paid-up capital must amount to at least €45,000. Payment on shares in kind is possible. The articles of association include the authorized capital. All of the issued and outstanding Shares are fully paid and non-assessable.

Under Dutch law, the general meeting of shareholders is authorized to issue shares or delegate (by resolution or in the articles of association) such authority to the board of directors.

Under the DGCL, capital stock issued by a Delaware corporation may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to our company, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by our company’s board of directors.

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

Consolidation and Division; Subdivision	Under Dutch law, the general meeting of shareholders may resolve to reduce the issued capital by reducing the nominal value of shares by amending the articles of association or by cancelling shares which our company holds. The issued shares may also be combined into a smaller number of shares or split into a greater number of shares through an amendment of the articles of association.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation approved by shareholders.

Preemption Rights	Under Dutch law, each shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares	Under the DGCL, shareholders have no pre-emptive rights on any issuances of stock or security convertible into such stock unless, and to the extent, such rights are

	JBS N.V.	Delaware Entity
	are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting of shareholders of JBS N.V. can delegate such authority to the board of directors for a period not exceeding five years. No pre-emptive rights shall apply in respect of any issuance of Conversion Shares.	expressly provided for in the certificate of incorporation.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

JBS N.V. can only make distributions insofar its equity exceeds the aggregate of the paid up and called up part of the issued capital increased with the reserves to be maintained by law. This rule applies to both dividend distributions (out of profit) and distributions of freely distributable reserves (such as share premium).

The board of directors may determine which part of the profits shall be reserved for purposes of a distribution, and the general meeting of shareholders may subsequently resolve to distribute any part of such profits to shareholders as dividend after the adoption of JBS N.V.’s annual accounts demonstrating that such distribution is legally permitted.

From time to time during the course of the year, the board of directors may also make interim distributions or distributions from reserves, without shareholder approval but subject to certain conditions. Such distributions may only be made if there are

Distributions / Dividends

Under the DGCL, a Delaware corporation’s board of directors may declare and pay dividends to the holders of such corporation’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of such corporation’s capital stock or in other property.

Repurchases / Redemptions

Unless otherwise restricted in a Delaware corporation’s certificate of incorporation and subject to notice requirements under the DGCL, a Delaware corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the

	JBS N.V.	Delaware Entity

sufficient freely distributable reserves available based on the (interim) financial statements. The interim financial statements should reflect the financial position of JBS N.V. no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

Repurchase

The board of directors may – subject to several capital protection rules – repurchase shares if authorized thereto by the general meeting of shareholders. No authorization of the general meeting of shareholders is required if shares are acquired by JBS N.V. with the intention of transferring such shares to employees of JBS N.V. or any group company of JBS N.V. under an equity compensation plan, provided that such shares are listed on a stock exchange. The general meeting of shareholders of JBS N.V. may each year authorize the board of directors to repurchase shares for a period of 18 months.

corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If a Delaware corporation designates and issues shares of a series of preferred stock that are redeemable in accordance with its terms, such terms will govern the redemption of such shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. Shares that have been repurchased but have not been cancelled may be resold by a corporation for such consideration as the board may determine in its discretion.

Dividends in Shares; Bonus Issues	It is intended that the payment of dividends in U.S. dollars, if declared, will be made in cash. However, JBS N.V. may also declare dividends in kind by issuing new shares or otherwise.	The DGCL does not restrict distributions of capital stock to shareholders in the form of a share dividend.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Upon a subscription for Shares, the nominal amount thereof, and any share premium, must be paid. Shares may only be issued against payment in full of the amount. Insofar as no other form of payment has been agreed, payment on Shares shall be made in cash.	Under the DGCL, a Delaware corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of

	JBS N.V.	Delaware Entity
creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Share Certificates	Dutch law allows a public limited liability company to issue share certificates, provided these are kept by a central institute or intermediary within the meaning of article 1 of the Giro Securities Act (Wet Giraal Effectenverkeer). The articles of association of JBS N.V. do not allow the issuance of share certificates.	The DGCL does not restrict use of physical share certificates or book-entry shares.

Election of Directors	Our executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of directors may nominate one or more candidates for each vacancy. The board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.	A Delaware corporation’s directors are elected by shareholders at an annual meeting of shareholders. The board of directors may determine the number of board members who will serve on the board, or such number may be fixed in the certificate of incorporation. The DGCL provides that shareholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

Removal of Directors; Vacancies

Suspension / Dismissal

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors

Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majorityof the shares then entitled to vote at an election of directors, except as follows: (i) unless the certificate of incorporation provides otherwise, in the case of

	JBS N.V.	Delaware Entity

except the executive director whose suspension is the subject of the motion.

Vacancies

In the event of a vacancy, a new director shall be appointed by the JBS N.V. general meeting of shareholders, for which vacancy the board of directors may nominate one or more candidates. The JBS N.V. articles of association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all directors, our company secretary shall temporarily be responsible for the management of JBS N.V. until the vacancies have been filled, and will as soon as possible take the necessary measures required for a permanent solution.

a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies

Delaware corporations may specify in their certificate of incorporation or bylaws the procedure for addressing board vacancies, which may be filled by the board of directors or by the shareholders at a meeting.

Duties of Directors

Under Dutch law, the board of directors, consisting of executive directors and non-executive directors, is responsible for JBS N.V.’s management, the general affairs of the company’s business and the general affairs of its subsidiaries.

It is also charged with determining JBS N.V.’s strategy and outlining its policy. In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Unlike under Delaware

Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of

JBS N.V.	Delaware Entity

law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The JBS N.V. board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

	JBS N.V.	Delaware Entity

Conflicts of Interest of Directors

According to Dutch law, a director shall not take part in the deliberation and decision-making if he or she has a direct or indirect personal interest therein, which is in conflict with the interests of our company and its business. In case all directors have a conflict of interest, the resolutions will be adopted by the general meeting of shareholders, unless the articles of association provide otherwise. The JBS N.V. articles of association provide that if there is a personal conflict of interest in respect of all directors, the decision shall nevertheless be taken by the board of directors, and shall be disclosed and explained by the board of directors in the board report.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards our company. This nullification, however, only has internal effect and does not affect the external representation.

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

•  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Officers and Directors	Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the JBS N.V. articles of association, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated	Under the DGCL, a corporation has the power to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or

JBS N.V.	Delaware Entity

attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) JBS N.V. brought the procedure in question before a court.

investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status, whether or not the corporation would have the power to indemnify such person against such liability.

	JBS N.V.	Delaware Entity

Limitation on Director Liability

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The JBS N.V. board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of directors.

Under the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages for breach of his fiduciary duties as a director, provided that it does not eliminate or limit the liability of a director:

•  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of shares); or

•  for any transaction from which the director derived an improper personal benefit.

Annual Meetings of Shareholders

Under Dutch law, public limited liability companies are required to hold at least one physical meeting each year. This annual general meeting must take place within six months from the end of the preceding financial year.

The general meeting of shareholders of JBS N.V. shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

A subject for discussion at the general meeting that has been requested in writing by one or more shareholders who individually or jointly represent at least three percent of our company’s issued share capital shall be included in the notice of the general meeting, provided that our company has received the request no later than 60 days before the day of the meeting.

The DGCL provides that if a corporation has not held its annual meeting of shareholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, a court may summarily order a meeting to be held upon the application of any shareholder or director.

The bylaws of a Delaware corporation generally provide for procedure for the determination of the date, time and place of the annual meeting of shareholders. The content of the meeting is dictated by the board of directors and included in the notice of a meeting. The bylaws also generally include advance notice provisions, which provide a means for a shareholder to raise a proposal at a meeting, and may further provide for proxy access,

	JBS N.V.	Delaware Entity
which enables a shareholder to include a proposal in the notice and proxy statement for a meeting.

Calling Special Meetings of Shareholders	Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.	Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

Notice Provisions	The convocation notice of the general meeting of shareholders of JBS N.V. shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy- holder, the address of the website of JBS N.V. and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.	Under the DGCL, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by a corporation under any provision of the DGCL, its certificate of incorporation or its bylaws may be given in writing directed to the shareholder’s mailing address (or by electronic transmission directed to the shareholder’s electronic mail address, as applicable) as it appears on the records of the corporation.

Quorum at Shareholder Meetings	Pursuant to Dutch law, the validity of a resolution of the general meeting of shareholders is not dependent on the question which part of the share capital is represented at such meeting, unless Dutch law or the articles of association describes otherwise.	Under the DGCL, and as typically provided for in certificates of incorporation or bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum at any meeting of shareholders, unless otherwise specified in the certificate of incorporation or bylaws. In no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Voting Rights	Each JBS N.V. Class A Common Share confers the right to cast one vote at a general meeting of	Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the

	JBS N.V.	Delaware Entity
	shareholders and each JBS N.V. Class B Common Share confers the right to cast ten votes at a general meeting of shareholders of JBS N.V. If and to the extent voting rights are not suspended, each JBS N.V. Conversion Share confers the right on the holder to cast nine votes at a general meeting of shareholders of JBS N.V. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.	certificate of incorporation provides otherwise.

Shareholder Action by Written Consent	The JBS N.V. articles of association do not provide that resolutions of the general meeting of shareholders can be adopted by written consent. However, for as long as JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable, are not admitted to listing and trading on a stock exchange with cooperation of JBS N.V., resolutions of the meeting of holders of JBS N.V. Class B Common Shares or holders of JBS N.V. Conversion Shares, as applicable, may be adopted in writing without holding a meeting provided such resolutions are adopted by the unanimous vote of all holders of JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable.	Under the DGCL, shareholders may, unless the certificate of incorporation otherwise provides, act by written consent with the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders.

Shareholder Suits	Under Dutch law, in the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against	Generally, Delaware corporations may be sued under federal securities law, and under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares

	JBS N.V.	Delaware Entity
	such third party in its own name. See the section entitled “—Enforcement of Civil Liabilities Against Foreign Persons” below.	thereafter devolved upon him or her by operation of law.

Inspection of Books and Records

Under Dutch law, the board of directors is required to provide the general meeting of shareholders in good time with all information that a shareholder requires during a general meeting of shareholders, unless this would be contrary to an overriding interest of our company. If the board invokes an overriding interest, it must give reasons.

On application by a shareholder or a pledgee or usufructuary of Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

Under the DGCL, a shareholder or his or her agent has a right to inspect the corporation’s ledger, a list of all of its shareholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a shareholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days after the demand, the shareholder may apply to a Delaware court for an order to compel such inspection.

Disclosure of Interests in Shares	Under Dutch law, each shareholder of a company admitted to listing and trading on an EU regulated market who holds a substantial holding in that company should forthwith notify the competent authority of such substantial holding. Substantial holding means the holding of at least 3% of the shares or the ability to vote on at least 3% of the voting rights of such shares. Because the Shares will not be admitted to listing and trading on an EU regulated market, these (EU-regulated) disclosure provisions do not apply.	Although the DGCL requires Delaware corporations to maintain a list of registered stockholders and record transfers of registered shares, there is no requirement under the DGCL for shareholders to provide notifications of their share ownership. Such notification requirements are governed by the U.S. federal securities laws.

Shareholder Approval of Transaction(s)	Under Dutch law, any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including: (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third	Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting power of a corporation entitled to vote on the matter is required to amend the certificate of incorporation and approve mergers and consolidations involving the

	JBS N.V.	Delaware Entity
party; (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

incorporation (with certain exceptions), the dissolution of the corporation and the sale, lease or exchange of all or substantially all of the assets of the corporation.

Under the DGCL, if a parent entity owns 90% of the outstanding shares of each class of shares of a subsidiary corporation that otherwise would be entitled to vote on such merger, such corporation may be merged into its parent without the approval of shareholders of either entity.

Rights of Dissenting Shareholders	The concept of dissenting rights does not exist under Dutch law other than in respect of a cross-border merger of JBS N.V. whereby the company acts as disappearing company and merges with and into a company governed by the laws of another EU Member State. Any shareholder of JBS N.V. who voted against such proposal to merge the company is to file a request with JBS N.V. within one month after adoption of the resolution. The shares held by such shareholder and to which the request pertains will be cancelled as per the moment the merger becomes effective. Dutch law as it currently stands provides for the compensation granted to such shareholders to be determined by one or more independent experts.

Under the DGCL, shareholders have appraisal rights in connection with mergers and consolidations, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 shareholders.

However, even if the target corporation’s shares were listed on a national exchange or held by more than 2,000 holders, when the target shareholders receive consideration of any form other than shares, depository receipts in respect thereof, cash in lieu of

	JBS N.V.	Delaware Entity
fractional shares, or any combination thereof, the right to demand appraisal still applies.

Anti-Takeover Measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Dutch law does not contain anti-takeover measures that are applicable by operation of law.

Our articles of association contain a dual-class share structure that gives greater voting power to the JBS N.V. Class B Common Shares owned by our controlling shareholders that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of the JBS N.V. Class A Common Shares and adversely affect the trading price of the JBS N.V. Class A Common Shares and the voting and other rights of the holders of the JBS N.V. Class A Common Shares.

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, unless required by its certificate of incorporation, mergers in which 20% or less of a corporation’s shares are issued generally do not require shareholder approval. In addition, unless required by its certificate of incorporation, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.

Variation of Rights Attaching to a Class or Series of Shares	Dutch law provides for different classes of shares with different voting rights or preferred entitlement to profits. However, a class of shares without voting or profit rights is not possible with regard to public limited liability companies such as JBS N.V.	Under the DGCL, Delaware corporations may provide for different rights for its different classes of shares and may provide such information in the corporation’s certificate of incorporation and/or bylaws.

Amendments of Governing Documents	The general meeting of shareholders of JBS N.V. may resolve to amend the JBS N.V. articles of association.	Under the DGCL, after a corporation has received payment for any of its shares, a corporation’s certificate of incorporation may be amended with approval of the board of

	JBS N.V.	Delaware Entity
directors and a majority of the outstanding shares entitled to vote.

Rights Upon Liquidation	The general meeting of shareholders may resolve to dissolve JBS N.V.

Under the DGCL, if a dissolution is initially approved by the board of directors, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Under the DGCL, if the board has not approved a proposal to dissolve, a dissolution must be approved by the written consent of shareholders holding 100% of the total voting power of the corporation.

Enforcement of Civil Liabilities Against Foreign Persons	Judgments in civil and commercial matters obtained from U.S. federal or state courts may be enforced in the Netherlands. However, no assurance can be given that such judgments will be enforceable.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

COMPARISON OF THE RIGHTS OF HOLDERS OF JBS N.V. SHARES AND JBS S.A. COMMON SHARES

JBS S.A. is a corporation (sociedade por ações) incorporated under the laws of Brazil. As a result of the Proposed Transaction, JBS S.A. Shareholders and JBS S.A. ADS Holders will become shareholders of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares). JBS N.V. Shares will be governed by Dutch law and the JBS N.V. articles of association. Following the completion of the Proposed Transaction, former JBS S.A. Shareholders and JBS S.A. ADS Holders will have different rights as JBS N.V. shareholders than they did as JBS S.A. Shareholders or JBS S.A. ADS Holder. Each JBS N.V. Share will be issued in connection with, and will carry with it the rights and obligations set forth in the JBS N.V. articles of association and the applicable Dutch law.

This section summarizes some of the material differences between the rights of JBS S.A. Shareholders before completion of the Proposed Transaction and the rights of JBS N.V. shareholders after completion of the Proposed Transaction. These differences in shareholder rights result from the differences between the respective constitutional documents of JBS N.V. and JBS S.A., the listing rules applicable to each company, and the applicable governing law. The below overview in relation to JBS N.V. includes requirements following from the Dutch Corporate Governance Code (“DCGC”). The principles and best practice provisions as included in the DCGC will apply to JBS N.V. as from the admission to listing and trading of the JBS N.V. Class A Common Shares on the NYSE. The DCGC applies on a ‘comply or explain’ basis, meaning that in principle all principles and provisions need to be complied with but if the company deviates from one or more of the provisions as included in the DCGC, such deviation should be sufficiently explained in the company’s board report.

The following summary does not include a description of rights or obligations under the U.S. federal securities laws, Brazilian securities laws or NYSE listing requirements or standards.

The following summary is not a complete statement of the rights of the shareholders of JBS N.V. or JBS S.A. Shareholders (including JBS S.A. ADS Holders) or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to Dutch law, the Brazilian Corporation Law, CVM rulings, and JBS N.V.’s and JBS S.A.’s constitutional documents, which you are urged to read carefully.

We have attached JBS N.V.’s constitutional documents to this registration statement and we will send copies of both JBS N.V.’s and JBS S.A.’s constitutional documents to you, without charge, upon your request.

References in this section to JBS N.V.’s articles of association are references thereto as they will be in effect upon completion of the Proposed Transaction. If JBS N.V.’s articles of association are amended, the below summary may cease to accurately reflect them as so amended.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
Authorized Share Capital

It is anticipated that, immediately following the completion of the Proposed Transaction, JBS N.V.’s articles of association will provide for an authorized share capital in the amount of €153,700,000.90, consisting of 3,470,000,000 JBS N.V. Class A Common Shares with a nominal value of €0.01 each, 1,190,000,000 JBS N.V. Class B Common Shares with a nominal value of €0.10 each and 10 JBS N.V. Conversion Shares with a nominal value of €0.09 each.

As of December 31, 2021, JBS S.A.’s share capital was US$13,153.7 million divided into 2,373,866,570 common shares, with no par value.

Pursuant to the bylaws of JBS S.A.in effect as of the date of this registration statement, JBS S.A. is authorized to increase the share capital up to a limit of 1,375,853,183 common shares with no par value, irrespective of any amendment to the JBS S.A.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
bylaws, upon resolution of the board of directors of JBS S.A. As of December 31, 2022, there were 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

Shareholders’ Voting Rights

Each JBS N.V. Class A Common Share confers the right to cast one vote at a general meeting of shareholders and each JBS N.V. Class B Common Share confers the right to cast ten votes at a general meeting of shareholders of JBS N.V. If and to the extent voting rights are not suspended, each JBS N.V. Conversion Share confers the right on the holder to cast nine votes at a general meeting of shareholders of JBS N.V.

It is not intended for the JBS N.V. Conversion Shares to be held by someone other than JBS N.V. This is achieved by (i) requiring a request by a shareholder to convert JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares to include an irrevocable and unconditional power of attorney to JBS N.V. to offer and transfer the JBS N.V. Conversion Shares resulting from such conversion to JBS N.V. against no consideration and (ii) requiring a shareholder holding JBS N.V. Conversion Shares following a mandatory conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares to offer and transfer the JBS N.V. Conversion Shares to JBS N.V. against no consideration within 30 days from conversion, following which period JBS N.V. will be irrevocably empowered and authorized to offer and transfer such JBS N.V. Conversion Shares to JBS N.V. If and as long as a shareholder fails to offer and transfer JBS N.V. Conversion Shares held by it to JBS N.V. the rights attached to such shares will be suspended.

The voting rights attached to shares in JBS N.V. held by JBS N.V. or a subsidiary are suspended.

Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.

Resolutions at a general meeting of shareholders can be adopted irrespective of the number of issued JBS N.V. Shares present or represented at such general meeting of shareholders, subject to any provision of mandatory Dutch law. Certain resolutions can only be adopted by

Each JBS S.A. common share shall grant the right to one vote in the resolutions of the JBS S.A. shareholders’ meetings.

Other than the exceptions provided for in the JBS S.A. bylaws, the Brazilian Corporation Law or Novo Mercado Rules, as the case may be, the affirmative vote of JBS S.A. Shareholders representing at least the majority of its issued and outstanding common shares present in person or represented by a proxy at a shareholders’ meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of JBS S.A. Shareholders representing at least 50% of the JBS S.A. issued and outstanding voting capital is required to approve certain enumerated matters.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting. Such proxy must be a shareholder, a JBS S.A. director or officer, a lawyer or a financial institution. An investment fund must be represented by its manager or a proxy.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
an enhanced majority of the votes, representing a certain part of the issued share capital. A holder of JBS N.V. Shares may be represented at a general meeting of shareholders by a proxy in writing.

Transfer and Listing of Shares

Upon completion of the Proposed Transaction, the JBS N.V. Class A Common Shares will be listed on NYSE and the JBS N.V. BDRs will be listed on B3.

JBS N.V. Class B Common Shares will not be freely tradable and will not be listed on any exchange. Each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share.

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, certain shareholders may request to convert all or a portion of the JBS N.V. Class A Common Shares held by them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Each JBS S.A. common share is listed on B3 and freely-transferable, subject to private agreements entered into by their respective holders and generally applicable regulatory limitations.

Structure of Board of Directors

JBS N.V. executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of directors may nominate one or more candidates for each vacancy. The board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general

Pursuant to the JBS S.A. Bylaws, JBS S.A.’s board of directors must consist of a minimum of five and a maximum of eleven members, and alternatives, if any, including one chairman and one vice-chairman, who may or may not be JBS S.A.’s shareholders.

The members of the JBS S.A.’s board of directors are elected at a general shareholders’ meeting and serve a term of up to two years, reelection permitted. Board members are subject to removal at any time by the JBS S.A.’s shareholders. The members of the JBS S.A.’s board of directors must remain in office until their successor is elected and takes office.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

meeting held in the year after his appointment. A director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding 12 years, which period may or may not be interrupted, unless at the proposal of the board of directors the general meeting resolves otherwise.

Under the DCGC, if a non-executive director is reappointed after eight years in office, reasons for such reappointment should be given in the board report.

Chairperson

At the nomination of the board of directors, the general meeting of shareholders of JBS N.V. shall appoint one of the non-executive directors as chairman of the board of directors. Under the DCGC, the chairman of the board of directors must be independent.

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

The chairman of JBS S.A.’s board of directors shall be elected by a majority of the board members present at the first meeting of the Board of Directors held immediately after the investiture of its members, or whenever he/she resigns or the function is vacant.

Shareholder’s Actions

Derivative actions are not recognized under Dutch law. In the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. See the section entitled “—Enforcement of Civil Liabilities Against Foreign Persons” below.

Corporate disputes in the Netherlands are typically brought before the Dutch Enterprise Chamber of the Amsterdam Court of Appeal, a specialized business court with exclusive jurisdiction over certain statutory

The Brazilian Corporation Law provides that any shareholder that has suffered direct losses may individually file judicial proceedings against the company or its directors. The Brazilian Corporation Law also authorizes derivative actions against the company’s directors. Once the shareholders’ meeting resolves to file a derivative lawsuit, if the lawsuit has not been initiated within three months following this resolution, any shareholder may do so on behalf of the company. If the shareholders’ meeting votes against filing a derivative lawsuit, shareholders representing at least 5% of the company’s capital stock are entitled to file such lawsuit, notwithstanding the voting result.

Further, the Brazilian Corporation Law provides that shareholders representing at least 5% of the company’s capital stock may bring claims against the

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

proceedings related to corporate disputes. In so-called inquiry proceedings, the Enterprise Chamber may, at the request of one or more parties, order an inquiry into the policy and course of affairs of a company and provide injunctive relief by ordering a wide range of immediate measures (provided certain admissibility criteria are met).

In addition, general court proceedings existing under Dutch law are available to (minority) shareholders. This includes regular and preliminary relief proceedings, tort claims and requests for a declaration of right. Generally, Dutch law allows claims for both specific performance and damages. Also, court proceedings in other jurisdictions may be available, e.g. claims against a non-Dutch co-shareholder.

A shareholder may, for example, challenge a resolution adopted by a corporate body of the company.

controlling shareholder to recover damages caused by the breach of its fiduciary duties.

The Brazilian Corporation Law permits a wide variety of bases for shareholder lawsuits. For example, shareholders are entitled to file lawsuits to:

i. void the act of incorporation of the company (limitation period of one year);

ii. void decisions taken by irregular meetings (limitation period of two years);

iii. claim civil liabilities against experts and capital subscribers (limitation period of one year);

iv. claim the payment of dividends (limitation period of 3 years, calculated as from the date on which such dividends were made available to the shareholder);

v. claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or bylaws (limitation period of 3 years); and

vi. claims against the company for whatever reason (limitation period of 3 years).

As prescribed by CVM Resolution No. 70, dated March 22, 2022, the threshold to file either a derivative action against the company’s directors or a claim against the controlling shareholder for the breach of its fiduciary duties, considering JBS S.A.’s current capital, is of 1% of JBS S.A.’s voting capital stock.

Approval of Mergers and Business Combinations

Under Dutch law, any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including: (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third party; (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last	The affirmative vote of shareholders representing at least 50% of JBS S.A.’s issued voting capital (including the vote of the preferred shares) is required to approve any merger into or consolidation with another company.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

adopted annual accounts of JBS N.V. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

Dutch law stipulates that with respect to certain resolutions if less than half of the issued capital is present or represented at a meeting, such resolution may only be adopted by a 2/3 majority. This applies to resolutions on (i) capital reduction, (ii) legal merger or demerger and (iii) approval of a resolution by the board of directors to grant a loan to a third party with the purpose of using such funds to acquire shares in the company.

Cumulative Voting

The holders of JBS N.V. Shares will not have the option of requesting cumulative voting rights.

The Brazilian Corporate Law permits the adoption of cumulative voting upon a request by shareholders representing a minimum percentage of JBS S.A.’s voting capital, according to which each share receives a number of votes corresponding to the number of members of the board of directors of JBS S.A. The shareholders holding, individually or jointly, at least 15% of the JBS S.A. common shares are entitled to vote separately to appoint one director.

As prescribed by CVM Resolution No. 70, dated March 22, 2022, the threshold to trigger cumulative voting rights may vary from 5% to 10% of the total voting capital stock. Taking into consideration JBS S.A.’s current capital, JBS S.A. Shareholders representing 5% of JBS S.A.’s voting capital stock may request the adoption of cumulative voting to elect the members of the board of directors of JBS S.A. If cumulative voting is not requested, the board of directors of JBS S.A. shall be elected by the majority vote of the holders of JBS S.A. common shares, in person or represented by a proxy. JBS S.A. directors are elected by JBS S.A. Shareholders at an annual shareholders meeting for a term of up to two years.

Nomination and Appointment of Directors

JBS N.V. executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of directors, whether or not upon recommendation of the nominating committee, may nominate one or more candidates for each vacancy.

Under the DCGC, at least a majority of the non-executive directors (including the chairman) should be independent within the meaning of such Code.

Election and removal of members of the board of directors of JBS S.A. shall be approved exclusively in a JBS S.A. Shareholders meeting.

According to the Novo Mercado rules and JBS S.A. bylaws, at least 2 or 20%, whichever is greater, of the members of the board of directors of JBS S.A. must be independent directors.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

At the nomination of the board of directors, the general meeting of shareholders of JBS N.V. shall appoint one of the non-executive directors as chairman of the board of directors. Under the DCGC, the chairman of the board of directors should be independent.

The board of directors shall appoint one of the directors as vice-chairman. If the chairman is absent or unable to act, the vice-chairman, or, if the vice-chairman is an executive director, a non-executive director designated by the board, is entrusted with the duties of the chairman.

The board of directors may also grant other titles to directors, such as in case of an executive director, Global Chief Executive Officer (Global CEO), and/or in case of a non-executive director, lead independent director.

Removal of Directors and Vacancies

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

In the event of a vacancy, a new director shall be appointed by the JBS N.V. general meeting of shareholders, for which vacancy the board of directors, whether or not upon recommendation of the nominating committee, may nominate one or more candidates. The JBS N.V. articles of association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all directors, our company secretary shall temporarily be responsible for the management of JBS N.V. until the vacancies have been filled, and will as soon as possible take the necessary measures required for a permanent solution.

If the chairman is absent or unable to act, the vice-chairman, or, if the vice-chairman is an executive director, a non-executive director designated by the board, is entrusted with the duties of the chairman.

JBS S.A. directors hold office for two-year terms and may be reelected. Directors are subject to removal at any time by the JBS S.A. Shareholders. The members of the board of directors of JBS S.A. remain in office until their successor is elected and takes office.

In the case of permanent vacancy of a seat of the board of directors of JBS S.A. the alternate, if any, shall take his/her place. If there is no alternate, his/her replacement shall be appointed by the remaining board members. Such interim director will hold office until the next shareholders’ meeting.

The Vice-Chairman shall perform the duties of the Chairman in the event of his/her absence and temporary impediment, regardless of any formality. In the event of absence or temporary impediment of the Chairman or Vice-Chairman, the duties of the Chairman shall be performed by another Board Member appointed by the majority of members of the Board of Directors. If the absence is permanent, the directors shall elect a new chairperson.

In the case of absence of the chairperson of the board of directors of JBS S.A., the chairperson will nominate a director to perform the chairperson’s duties. If the chairperson does not make such nomination, the eldest director will exercise the chairperson’s duties during the chairperson’s absence. If the absence is permanent, the directors shall elect a new chairperson.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

JBS N.V. articles of association do not include a mandatory retirement age for directors.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting of shareholders held in the year after his appointment.

Permanent vacancy means, in relation to a director, the occurrence of any of the following events: (i) removal; (ii) resignation; (iii) permanent incapacity; or (iv) interdiction.

JBS S.A. bylaws do not include a mandatory retirement age for directors.

Executive Officers

Under Dutch law, the board of directors, consisting of executive directors and non-executive directors, is responsible for JBS N.V.’s management, the general affairs of the company’s business and the general affairs of its subsidiaries.

It is also charged with determining JBS N.V.’s strategy and outlining its policy. In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

The JBS N.V. board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

The board of directors may allocate its duties and powers among the directors pursuant to the regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the executive directors:

•  supervising the performance of the executive directors;

•  making a nomination for the appointment of directors;

•  determining an executive director’s remuneration; and

JBS S.A.’s executive officers are JBS S.A.’s legal representatives and are principally responsible for JBS S.A.’s day-to-day management and for implementing the policies and general guidelines established by the board of directors of JBS S.A.

JBS S.A. bylaws defines the roles and responsibilities of each JBS S.A. executive officer. The board of directors of JBS S.A. may further specify or create new roles for the executive officers.

JBS S.A.’s executive officers are elected at a meeting of the board of directors of JBS S.A. for three-year terms, reelection being permitted. The board of directors of JBS S.A. may elect to remove JBS S.A.’s executive officers at any time.

According to the JBS S.A. bylaws, JBS S.A. must have a minimum of 2 and a maximum of seven executive officers, each of whom need not own any JBS S.A. shares.

• instructing an auditor.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
Fiscal Council

The concept of a fiscal council, being a corporate body consisting of professionals who are nominated by the minority and majority shareholders and whose main function is to monitor and supervise the activities and financial statements of the company, does not exist under Dutch law. The board of directors of the company will consist of executive directors and non-executive directors. The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

Under the Brazilian Corporate Law, the fiscal council (conselho fiscal) is an optional, non-permanent corporate governance body that, if constituted, must be independent from a company’s management and its external independent auditors. As such, it may not include members of the board of directors of JBS S.A. or executive officers or their spouses or relatives. In addition, a company’s fiscal council may not include employees of that company’s subsidiaries or of any entity that participates in its management.

The primary responsibility of the fiscal council is to review management’s activities and financial statements and to report its findings to shareholders. Members of a company’s fiscal council are entitled to at least 10% of the average compensation paid to that company’s executive officers, excluding benefits, representation fees and profit sharing.

Any fiscal council must be appointed at a JBS S.A. shareholders’ meeting upon the request of JBS S.A. Shareholders representing at least 10% of the outstanding JBS S.A. common shares, and its term ends at the first annual JBS S.A. shareholders meeting following its creation. The request to establish a fiscal council can be submitted during any JBS S.A.’ meeting, at which time the elections of members of the fiscal council would occur.

According to the JBS S.A. bylaws, JBS S.A.’s fiscal council may consist of a minimum of three and a maximum of five members and an equal number of alternates, all of whom must be residents of Brazil.

Committees

Prior to the listing of JBS N.V. Class A Common Shares on the NYSE, the board of directors of JBS N.V. shall appoint from its non-executive directors an audit committee, a compensation committee, a nominating committee and an ESG committee. The board of directors shall remain collectively responsible for decisions prepared by committees. The board of directors may appoint additional committees from time to time, as it deems necessary and appropriate to carry out its responsibilities and oversight function.

JBS S.A. bylaws provides for a statutory audit committee.

JBS S.A.’s statutory audit committee consists of a minimum of three and a maximum of five members elected by the board of directors of JBS S.A., with a term of up to ten years each, reelection permitted. This committee assists the board of directors in issues related to, among others, selecting, monitoring, and removing the independent auditors; monitor the quality of any of JBS S.A.’s financial statements; and monitoring the effectiveness of internal compliance controls.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

The board of directors of JBS S.A. may further create other committees not provided for in the bylaws. Such committees may, but need not, have a director as a member.

Currently, the following committees are in place: Socio-Environmental Responsibility Committee, Financial and Risk Management Committee, Governance, Compensation and Nomination Committee, Related Parties Committee and Diversity and Inclusion Committee.

Annual Meetings of Shareholders

Under Dutch law, public limited liability companies are required to hold at least one physical meeting each year. This annual general meeting of shareholders must take place within six months from the end of the preceding financial year.

The general meeting of shareholders of JBS N.V. shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

The Brazilian Corporation Law requires corporations to hold an annual general meeting of shareholders within four months following the end of the fiscal year to deliberate on the following matters:

i.   management accounts and year-end financial statements;

ii.  allocation of the net profits for the fiscal year and distribution of dividends;

iii.   if applicable, election and associated remuneration of directors, and members of the fiscal council; and

iv. approval of the annual monetary adjustment to the capital stock, whenever applicable.

Notice of Shareholder Meetings

A JBS N.V. general meeting of shareholders may be requested in writing by one or more shareholders who individually or jointly represent at least three percent of JBS N.V.’s issued share capital; provided that JBS N.V. has received the request no later than 60 days before the day of the meeting.

Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.

The convocation notice of the general meeting of shareholders of JBS N.V. shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of JBS N.V. and, if applicable, the procedure for

Pursuant to the Brazilian Corporate Law, all of JBS S.A.’s general meetings of shareholders must be called by means of at least three publications in Jornal Valor Econômico. The first notice must be published no later than 21 days before the date of the meeting (or 30 days in case distance voting is required or permitted), and the second, no later than eight days before the date of the meeting.

The CVM may also, upon the request of any JBS S.A. Shareholder, suspend the summoning process for a particular shareholders’ meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of JBS S.A. shareholders’ meetings must include the place, date, time and the agenda of the meeting and, in certain cases, a detailed description of the matters to be discussed.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.

Quorum at Shareholder Meetings

Pursuant to Dutch law, the validity of a resolution of the general meeting of shareholders is not dependent on the question which part of the share capital is represented at such meeting, unless Dutch law or the articles of association describes otherwise.

Resolutions by the general meeting of shareholders are adopted by a simple majority of votes cast, unless Dutch law and/or the articles of association stipulate otherwise.

Dutch law stipulates that with respect to certain resolutions if less than half of the issued capital is present or represented at a meeting, such resolution may only be adopted by a 2/3 majority. This applies to resolutions on (i) capital reduction, (ii) legal merger or demerger and (iii) approval of a resolution by the board of directors to grant a loan to a third party with the purpose of using such funds to acquire shares in the company.

As a general rule, the Brazilian Corporate Law provides that a quorum for purposes of convening a shareholders’ meeting shall consist of shareholders representing at least 25% of a company’s issued and outstanding voting capital stock on the first call, and if that quorum is not reached, quorum consists of shareholders representing any percentage of the voting capital stock on the second call. JBS S.A. bylaws adopt this rule.

Other than certain exceptions provided for in the JBS S.A. bylaws, the Brazilian Corporation Law sets forth that the affirmative vote of shareholders representing at least the majority of the issued JBS S.A. shares entitled to vote in the matter at hand present in person or represented by a proxy at a JBS S.A. shareholders’ meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of JBS S.A. Shareholders representing at least 50% of JBS S.A.’s issued capital entitled to vote in the matter at hand is required to approve the following:

•  a change in JBS S.A.’s corporate purpose;

•  a reduction in the percentage of minimum mandatory dividends to be distributed to JBS S.A. Shareholders;

•  any merger into or consolidation with another company;

•  any spin-off of JBS S.A.’s assets;

•  JBS S.A.’s participation in a centralized group of companies (as defined by the Brazilian Corporate Law);

•  application for cancellation of any voluntary liquidation;

•  JBS S.A.’s dissolution; and

•  merging all JBS S.A. shares into another company.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

In the case of Brazilian publicly held corporations with a significant free float, if the prior shareholders’ meetings of JBS S.A. were attended by JBS S.A. common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.

Shareholder Action by Written Consent

The JBS N.V. articles of association do not provide that resolutions of the general meeting of shareholders can be adopted by written consent. However, for as long as JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable, are not admitted to listing and trading on a stock exchange with cooperation of JBS N.V., resolutions of the meeting of holders of JBS N.V. Class B Common Shares or holders of JBS N.V. Conversion Shares, as applicable, may be adopted in writing without holding a meeting provided such resolutions are adopted by the unanimous vote of all holders of JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable.	The Brazilian Corporation Law requires shareholders’ meetings to be held live, virtually or both live and virtually. Remote voting is also permitted for shareholders of publicly held companies. Publicly held companies are required to offer remote voting in connection with annual shareholders’ meetings, any shareholders’ meeting taking place on the same date as the annual meeting or any other shareholders’ meeting that will resolve on the election of board members or fiscal council members.

Mandatory Tender Offer

Considering the JBS N.V. Class A Common Shares will be admitted to listing and trading on the NYSE only, and not on an EU regulated market, no mandatory tender offer rules apply.

On the other hand, concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. For more information, see “Principal Shareholders—Tag-Along Agreement with LuxCo.”

Other than the general tender offer modalities set forth in CVM regulation applicable to publicly-held companies such as JBS S.A., the Novo Mercado rules provide that a change of control of JBS S.A., resulting from a transaction or a series of transactions is subject to the condition that a mandatory tender offer for all of the JBS S.A. shares is launched by the acquirer. The tender offer must bear the same terms and conditions of the transaction effecting the change of control and must comply with the terms and conditions under applicable law and the listing rules of the Novo Mercado.

In the event of an indirect change of control, the acquirer must disclose the value assigned to JBS S.A. for the purpose of defining the price of the tender offer, as well as the assumptions and calculations underlying such valuation.

Also, Article 45 of the bylaws of JBS S.A. provides that any shareholder or person that acquires or becomes the holder of an equity stake in JBS S.A. representing 20% or more of the JBS S.A. shares is required to launch a tender offer to acquire all of the remaining JBS S.A. shares in accordance with the provisions of the applicable regulations of the CVM,

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
Novo Mercado Rules and JBS S.A. bylaws. The tender offer is not applicable under certain circumstances, such as the Transaction.

Related Party Proposed Transactions

A director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and JBS N.V. and the enterprise connected with it, in accordance with Dutch law and/or as further stipulated in the regulations of the board of directors. Such transaction must be concluded on terms which are customary in the market concerned and be approved by the board of directors. The chairman shall procure that transactions in respect of which directors have a conflict of interest will be referred to in the board report with reference to the conflict of interest and a declaration that the board regulations were complied with in this respect. If the board of directors is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the board of directors.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•  Directors are alert to conflicts of interest and should in any case refrain from the following: (i) competing with the company, (ii) demanding or accepting substantial gifts from JBS N.V. for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree, (iii) providing unjustified advantages to third parties at JBS N.V.’s expense, (iv) taking advantage of business opportunities to which the company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

•  A director should report any potential conflict of interest in a transaction that is of material significance to JBS N.V. and/or to such director to the chairman and to the other members of the board of directors without delay. The director should provide all relevant information in that regard, including the information relevant to the situation concerning his spouse, registered partner or other

In accordance with the Brazilian Corporate Law and the JBS S.A. bylaws, decisions with respect to related party transactions are made by the JBS S.A. Shareholders or JBS S.A.’s board of directors, as the case may be. No director may participate in deliberations with respect to any transaction in which such director has a conflict of interest with JBS S.A.

In accordance with JBS S.A.’s related party transaction policy, all related party transactions must be entered into arm’s length terms, in written instruments and the approval of such transactions shall expressly describe the reasons why the transaction is not entered by and between JBS S.A. and third parties.

Under JBS S.A.’s related party transaction policy, the company’s financial reports are required to include information regarding related party transactions.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

life companion, foster child and relatives by blood or marriage up to the second degree. If the chairman has a conflict of interest, he or she should report this to the vice-chairman of the board of directors without delay.

•  The board of directors should decide, outside the presence of the director concerned, whether there is a conflict of interest.

•  All transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market.

•  Decisions to enter into transactions in which there is a conflict of interest with a director that is of material significance to JBS N.V. and/or to such director, should require the approval of the board of directors. Such transactions should be published in JBS N.V.’s board report (included in the annual report), together with a statement of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Appraisal and Dissenters’ Rights

The concept of dissenting rights does not exist under Dutch law other than in respect of a cross-border merger of JBS N.V. whereby the company acts as disappearing company and merges with and into a company governed by the laws of another EU Member State. Any shareholder of JBS N.V. who voted against such proposal to merge the company is to file a request with JBS N.V. within one month after adoption of the resolution. The shares held by such shareholder and to which the request pertains will be cancelled as per the moment the merger becomes effective. Dutch law as it currently stands provides for the compensation granted to such shareholders to be determined by one or more independent experts.

Any of the JBS S.A. Shareholders that disagree with certain decisions made in a shareholders’ meeting have the right to withdraw from JBS S.A. and receive reimbursement for the value of their shares.

Pursuant to the Brazilian Corporate Law, the right of withdrawal may be exercised under the following circumstances:

any spin-off in the circumstances described below;

•  a reduction of JBS S.A.’s minimum mandatory dividends;

•  a change in JBS S.A.’s corporate purpose;

•  the merger of shares involving JBS S.A., in accordance with article 252 of the Brazilian Corporate Law;

•  JBS S.A.’s participation in a corporate group (as defined in the Brazilian Corporate Law);

•  the acquisition by JBS S.A. of the control of another company for a price that exceeds the limits established in paragraph two of article 256 of the Brazilian Corporate Law;

•  a change in Banco JBS S.A.’s corporate form; or;

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
• Banco JBS S.A.’s merger into or consolidation with another company.

However, under the Brazilian Corporate Law, a spin-off will not trigger withdrawal rights, unless it:

•  causes a change in JBS S.A.’s corporate purpose, except if the assets and liabilities spun off were transferred to a company whose primary activities are consistent with JBS S.A.’s corporate purpose;

•  reduces JBS S.A.’s minimum mandatory dividends; or

•  results in JBS S.A.’s participation in a centralized group of companies (as defined in the Brazilian Corporate Law).

In cases involving (i) JBS S.A.’s merger into or consolidation with another company, or (ii) JBS S.A.’s participation in a corporate group (as defined in the Brazilian Corporate Law), JBS S.A. Shareholders will not be entitled to withdrawal rights if the JBS S.A. Shares (such as the Proposed Transaction):

•  are “liquid,” meaning they are part of B3 Index or other stock exchange index (as defined by the CVM); and

are widely held, such that JBS S.A.’s controlling shareholder or its affiliates hold less than 50% of the JBS S.A. shares.

The withdrawal right expires 30 days after publication of the minutes of the relevant JBS S.A. shareholders’ meeting. In addition, JBS S.A. is entitled to reconsider any action that may give rise to withdrawal rights for ten days after the expiration of the withdrawal right exercise period if JBS S.A. deems that the payment of the redemption amount to the dissenting shareholders would jeopardize JBS S.A.’s financial stability.

Upon the exercise of withdrawal rights, JBS S.A. Shareholders are entitled to receive the net worth of their JBS S.A. Shares, based on JBS S.A.’s most recent statement of financial position approved by the JBS S.A. Shareholders. If the resolution giving rise to the withdrawal rights is made later than 60 days after the date of JBS S.A.’s most recent approved statement of financial position, the shareholder may demand, together with the redemption, that his or her JBS S.A. shares be valued according to a new statement of financial position dated no more than 60 days before

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
the resolution date. In this case, JBS S.A. must immediately pay 80% of the net worth of the JBS S.A. Shares, calculated on the basis of the most recent statement of financial position approved by the JBS S.A. Shareholders, and the balance must be paid within 120 days after the date of the resolution of the JBS S.A. shareholders’ meeting.

Shareholder Information Rights

Under Dutch law, the board of directors is required to provide the general meeting of shareholders in good time with all information that a shareholder requires during a general meeting of shareholders, unless this would be contrary to an overriding interest of our company. If the board invokes an overriding interest, it must give reasons. On application by a shareholder or a pledgee or usufructuary of JBS N.V. Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

The DCGC requires the following documents to be made available on the company’s website:

•  policy regarding effective dialogue with stakeholder;

•  profile of the non-executive directors;

•  retirement/rotation schedule for the non-executive directors;

•  board regulations;

•  committee charters;

•  Code of Conduct;

•  whistleblowing policy;

•  key elements of an agreement between the company and a director; and

•  policy on bilateral contacts with shareholders.

Under the Brazilian Corporation Law, shareholders have the right to:

i.   request copies of the minutes of general meetings of shareholders and resolutions of JBS S.A.;

ii.  receive copies of support documents for resolutions in annual or extraordinary JBS S.A. general meetings (i.e., management and auditors’ reports and statements of financial position); and

iii.   receive certificates of corporate books if a certain share ownership threshold is met.

Amendments of Constituent Documents

The general meeting of shareholders of JBS N.V. may resolve to amend the JBS N.V. articles of association, at the proposal of the board of directors.	Amendment of JBS S.A. bylaws requires approval by an extraordinary shareholders’ meeting.

Indemnification of Directors and Officers & Limitation on Personal Liability of Directors and Officers

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the JBS N.V. articles of association, current and	Subject to certain exceptions, JBS S.A. may, directly or through any of its subsidiaries, enter into indemnity agreements with the members of the board of directors

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) JBS N.V. brought the procedure in question before a court.

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The JBS N.V. board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of directors.

of JBS S.A., of any advisory committees, of its executive board or of its direct and indirect subsidiaries, and all other employees with management powers in JBS S.A. and/or any of its direct or indirect subsidiaries, in the event of any damage or loss actually suffered by the beneficiaries as a result of the regular exercise of their duties at JBS S.A., without prejudice to the contracting of a specific insurance contract in favor of such beneficiaries.

JBS S.A. has also obtained third-party insurance coverage to protect its directors and officers against civil liabilities incurred by them while exercising their corporate functions during the coverage period, subject to certain exclusions.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
Pre-emptive Rights

With respect to pre-emptive rights, under Dutch law, each shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting of shareholders of JBS N.V. can delegate such authority to the board of directors for a period not exceeding five years. No pre-emptive rights shall apply in respect of any issuance of JBS N.V. Conversion Shares.

The company shall announce the issue with pre-emptive rights and the period during which they may be exercised in the Dutch State Gazette and in a nationally distributed newspaper. The pre-emptive right can be exercised for at least two weeks from the day of announcement in the State Gazette.

No pre-emptive rights exist upon a transfer of shares in JBS N.V.

JBS S.A. shares are not entitled to pre-emptive rights upon transfer.

JBS S.A. Shareholders have a general pre-emptive right (subject to certain exceptions) to subscribe to shares in any capital increase in proportion to their shareholding at the time of such capital increase. JBS S.A. Shareholders also have a general pre-emptive right to subscribe to any debenture convertible into JBS S.A. Shares and subscription warrants that JBS S.A. may issue, no pre-emptive rights apply to actual conversions of debentures, acquisitions of shares resulting from the exercise of subscription warrants and granting of call options and issuance of shares as a result of their exercise. A period of at least 30 days following the publication of the notice of the capital increase or issuance of convertible debentures or subscription warrants is allowed for the exercise of the pre-emptive right. Shareholders may waive their pre-emptive rights.

However, pursuant to the Brazilian Corporate Law and the JBS S.A. bylaws, the board of directors of JBS S.A. is authorized to exclude pre-emptive rights or reduce their exercise period with respect to the issuance of new shares, convertible debentures and subscription warrants, up to the limit of the authorized stock capital, if the distribution of those shares, debentures or warrants is effected through a stock exchange, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company.

Dividends

JBS N.V. can only make distributions insofar its equity exceeds the aggregate of the paid up and called up part of the issued capital increased with the reserves to be maintained by law. This rule applies to both dividend distributions (out of profit) and distributions of freely distributable reserves (such as share premium).

The board of directors may determine which part of the profits shall be reserved for purposes of a distribution, and the general meeting of shareholders may subsequently resolve to distribute any part of such profits to shareholders as dividend after its adoption of our company’s annual accounts demonstrating that such distribution is legally permitted.

The Brazilian Corporate Law requires that the bylaws of a Brazilian corporation specify a minimum percentage of income available for the annual distribution of dividends, known as the mandatory dividend, which must be paid to shareholders either as dividends or interest on equity.

Pursuant to the Brazilian Corporate Law and JBS S.A. Bylaws, at least 25% of JBS S.A.’s adjusted net income should be allotted for the distribution and payment of the mandatory dividend to JBS S.A. Shareholders. JBS S.A.’s net income for this purpose is adjusted by reducing net income allocated to JBS

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

From time to time during the course of the year, the board of directors may also make interim distributions or distributions from reserves, without shareholder approval but subject to certain conditions. Such distributions may only be made if there are sufficient freely distributable reserves available based on the (interim) financial statements. The interim financial statements should reflect the financial position of JBS N.V. no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

S.A.’s legal reserve and other reserves, and by increasing net income by any reversals of the reserves.

While JBS S.A. is required under the Brazilian Corporate Law to pay a mandatory distribution every year, JBS S.A. is also allowed to suspend the mandatory distribution of dividends if the board of directors of JBS S.A. reports to JBS S.A.’s annual shareholders’ meeting that the distribution would be inadvisable given JBS S.A.’s financial condition. In addition, JBS S.A.’s management must submit a report setting out the reasons for the suspension to the CVM. Net income not distributed by virtue of a suspension is allocated to a separate reserve and, if not absorbed by subsequent losses, is required to be distributed as soon as the financial condition of JBS S.A. permits such payments.

Repurchases and Redemptions

The board of directors may – subject to several capital protection rules – repurchase shares if authorized thereto by the general meeting of shareholders. No authorization of the general meeting of shareholders is required if shares are acquired by JBS N.V. with the intention of transferring such shares to employees of JBS N.V. or any group company of JBS N.V. under an equity compensation plan, provided that such shares are listed on a stock exchange. The general meeting of shareholders of JBS N.V. may each year authorize the board of directors to repurchase shares for a period of 18 months.	According to the Brazilian Corporate Law, JBS S.A. may redeem its shares subject to the approval of the JBS S.A. Shareholders at a special shareholders’ meeting, where JBS S.A. Shareholders representing at least 50% of the JBS S.A. shares that would be affected approve it. Redemption can be paid with JBS S.A.’s profits, profit reserves or capital reserve.

DESCRIPTION OF JBS N.V. BDRS AND DEPOSIT AGREEMENT

The rights of JBS N.V. BDR holders are set forth in the JBS N.V. BDR Deposit Agreement between us and Banco Bradesco S.A., as JBS N.V. BDR Depositary Bank. There are differences between holding JBS N.V. BDRs and holding JBS N.V. Common Shares.

In connection with the listing of JBS N.V. BDRs, JBS N.V. will be required to register with the CVM as a foreign issuer and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Brazilian Depositary Receipts

Each JBS N.V. BDR will represent one JBS N.V. Class A Common Share, maintained in custody by the custodian in the offices of The Bank of New York Mellon, at 240 Greenwich Street New York, NY 10286, United States. Each JBS N.V. BDR will also represent other securities, cash or other property which may be held by the JBS N.V. BDR Depositary Bank. The JBS N.V. BDR Depositary Bank’s office at which the JBS N.V. BDRs will be administrated is located at Núcleo Cidade de Deus, Vila Yara, no number, Osasco, State of São Paulo, Brazil.

As a JBS N.V. BDR holder, you will not be treated as one of our shareholders and, as a result, you will not have any shareholder rights. The rights of JBS N.V. shareholders are governed by Dutch law and the provisions of our articles of association. See “Description of Share Capital.” The rights of JBS N.V. BDR holders are governed by the laws of Brazil and the provisions of the JBS N.V. BDR Deposit Agreement.

The following is a summary of the material provisions of the JBS N.V. BDR Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read:

•	the rules and regulations applicable to JBS N.V. BDRs, particularly Brazilian Central Bank Circular No.277, of December 31, 2022, CVM Resolution No. 182, as amended and CVM Resolution No. 80; and

•	JBS N.V. BDR Deposit Agreement, copies of which are available for review, from the date of the offering.

JBS N.V. BDR Deposit Agreement

Scope

The JBS N.V. BDR Deposit Agreement governs the relationship between JBS N.V. and the JBS N.V. BDR Depositary Bank, with respect to the issuance, cancellation and registration, in Brazil, of the JBS N.V. BDRs representing JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian. The JBS N.V. BDR Deposit Agreement also governs the actions of the JBS N.V. BDR Depositary Bank with respect to the management of the BDR program and the services to be performed by the JBS N.V. BDR Depositary Bank for holders of JBS N.V. BDRs.

JBS N.V. BDR registry book; ownership and trading of JBS N.V. BDRs

Pursuant to the JBS N.V. BDR Deposit Agreement, the JBS N.V. BDRs may be issued and cancelled, as the case may be, by means of entries in the JBS N.V. BDR registry book, which will be kept by the JBS N.V. BDR Depositary Bank. The JBS N.V. BDR registry book will record the total number of JBS N.V. BDRs issued in the name of the depository, the fiduciary holder of the JBS N.V. BDRs. The JBS N.V. BDRs will be held and blocked in a custody account with the B3 Central Depository (Central Depositária da B3) and held for trading on B3 after the offering.

Transfers of JBS N.V. BDRs (including transfers made by U.S. persons) will be conducted through broker or custodians or institutions authorized to operate on B3. Transfers may also be conducted through private transactions registered by the JBS N.V. BDR Depositary Bank on the JBS N.V. BDR registry book, subject to compliance with applicable law.

Ownership of the JBS N.V. BDRs is determined by: (1) entry of the beneficial holder’s name on the BDR registry book kept by the JBS N.V. BDR Depositary Bank; or (2) entry of the beneficial holder’s name in the B3 Central Depository records, and evidenced by the custodial account statement issued by the B3 Central Depository. The B3 Central Depository will inform the names of the JBS N.V. BDRs holders to the JBS N.V. BDR Depositary Bank.

Issuance and cancellation of JBS N.V. BDRs

The JBS N.V. BDR Depositary Bank will issue the JBS N.V. BDRs in Brazil after confirmation by the custodian that a corresponding number of JBS N.V. Class A Common Shares were deposited with the JBS N.V. BDR Custodian, and after confirmation that all fees and taxes due in connection with this services were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement.

As a result, an investor may at any time give instructions to a broker or custodian to purchase shares on the NYSE, to be further deposited with the JBS N.V. BDR Custodian in order to allow the JBS N.V. BDR Depositary Bank to issue JBS N.V. BDRs.

To settle a purchase of JBS N.V. Class A Common Shares in order to create a JBS N.V. BDR, an investor will need to enter into a foreign exchange agreement, which must be done based on the JBS N.V. BDR program certificate registered with the Brazilian Central Bank together with a broker certificate evidenced by the purchase of JBS N.V. Class A Common Shares.

A holder of JBS N.V. BDRs may at any time, and from time to time, on or after about two business days after the Closing Date, request the cancellation of all or part of their JBS N.V. BDRs, by giving instructions to a broker or custodian operating in Brazil to provide for the cancellation of the JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank, and delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement.

Issuance of JBS N.V. BDRs without Underlying Shares

In no event may the JBS N.V. BDR Depositary Bank issue JBS N.V. BDRs without confirmation by the JBS N.V. BDR Custodian that a corresponding number of JBS N.V. Class A Common Shares were deposited with the JBS N.V. BDR Custodian.

Dividends and Other Cash Distributions

The JBS N.V. BDR Depositary Bank will distribute any dividends or other cash distributions paid by us in connection with the JBS N.V. Class A Common Shares. The dividends will be paid to the JBS N.V. BDR Depositary Bank who will transfer them to the JBS N.V. BDR beneficiary holders recorded in its books. The distributions will be made proportionately with the number of JBS N.V. Class A Common Shares represented by JBS N.V. BDRs. For distribution purposes, amounts in Brazilian reais will be rounded to the next lower whole cent.

Before making a distribution, any withholding taxes that must be paid under any applicable law will be deducted.

Share Distributions

In the event of distributions of JBS N.V. Class A Common Shares or a share split or reverse split, the JBS N.V. BDR Depositary Bank will issue new JBS N.V. BDRs corresponding to such new shares deposited with the JBS N.V. BDR Custodian and will credit them in the depositary account. The JBS N.V. BDR Depositary Bank, in turn, will credit new JBS N.V. BDRs to the beneficiary holders recorded in its books. The JBS N.V. BDR Depositary Bank will distribute only whole JBS N.V. BDRs. If any fractions of JBS N.V. BDRs result and are insufficient to purchase a whole JBS N.V. BDR, the JBS N.V. BDR Depositary Bank will use its best efforts to aggregate such fractions and sell them in an auction on B3, and the proceeds of the sale will be credited to JBS N.V. BDR holders, proportionally with their holdings recorded in the depositary books.

Other Distributions

The JBS N.V. BDR Depositary Bank will use its best efforts to distribute to JBS N.V. BDR holders any other distribution paid in connection with shares deposited with the JBS N.V. BDR Custodian.

The JBS N.V. BDR Depositary Bank is not responsible if it decides that it is unlawful or impractical to make a distribution available to any JBS N.V. BDR holder. We have no obligation to register JBS N.V. BDRs, shares, rights or other securities under Brazilian legislation. We also have no obligation to take any other action to permit the distribution of JBS N.V. BDRs, shares, rights or anything else to BDR holders. This means that you may not receive distributions we make on JBS N.V. Common Shares or any value for them if it is illegal or impractical for us to make them available to you.

Pre-emptive Rights

If we offer holders of JBS N.V. Class A Common Shares any rights to subscribe for additional shares or any other rights, the same rights will be offered to JBS N.V. BDR holders through the JBS N.V. BDR Depositary Bank, subject to applicable law. The JBS N.V. BDR Depositary Bank will exercise these rights directly or indirectly, in the name of the JBS N.V. BDR holders that have instructed the JBS N.V. BDR Depositary Bank to do so. A JBS N.V. BDR holder is free to exercise or negotiate such rights, subject to applicable law. Rights will not be offered to JBS N.V. BDR holders if it is unlawful or impractical to make such rights available under Brazilian law.

Changes Affecting Deposited Shares

If we do any of the following	Then all the following will apply

• Split up any of the deposited shares • Reverse split shares • Recapitalize, amalgamate, reorganize, merge, consolidate, sell all or substantially all of our assets or take any similar action

•  Each JBS N.V. BDR will automatically reflect its equal value of the new deposited shares.

•  The JBS N.V. BDR Depositary Bank will effect an immediate cancellation of the JBS N.V. BDRs required to reflect the new amount of JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian.

Voting of Deposited Shares

You have the right to instruct the JBS N.V. BDR Depositary Bank to vote the amount of JBS N.V. Class A Common Shares represented by your JBS N.V. BDRs. See “Description of Share Capital.” However, you may

not know about a meeting sufficiently in advance to timely instruct the JBS N.V. BDR Depositary Bank to exercise your voting rights with respect to JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian.

If we ask the JBS N.V. BDR Depositary Bank to ask for your instructions, the JBS N.V. BDR Depositary Bank will notify you of the upcoming meeting and will arrange to deliver our meeting materials to you. The materials will:

•	describe the matters to be voted on; and

•	explain how you, on a certain date, may instruct the JBS N.V. BDR Depositary Bank to vote the underlying shares as you direct.

For instructions to be valid, the JBS N.V. BDR Depositary Bank must receive them on or before the date specified in the notice to you. The JBS N.V. BDR Depositary Bank will try, to the extent practical, subject to Dutch law and the provisions of JBS N.V.’s articles of association, to vote the underlying shares or other deposited securities as you instruct.

The JBS N.V. BDR Depositary Bank will use its best efforts to vote or attempt to vote JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian only if you have sent voting instructions and your instructions have been timely received. If we timely request the JBS N.V. BDR Depositary Bank to solicit your voting instructions but the JBS N.V. BDR Depositary Bank does not receive voting instructions from you by the specified date, it will consider that there is no voting instruction to be followed and will not exercise the voting rights related to our common shares that it holds on your behalf.

We cannot ensure that you will receive voting materials in time to allow you to timely deliver your voting instructions to the JBS N.V. BDR Depositary Bank. In addition, the JBS N.V. BDR Depositary Bank and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and you may not have any recourse if your JBS N.V. Class A Common Shares are not voted as you requested. In addition, your ability to bring an action against us may be limited.

Reports and Other Communications

The JBS N.V. BDR Depositary Bank will make available to you for inspection any reports and communications from us or made available by us at its principal executive office. The JBS N.V. BDR Depositary Bank will also, upon our written request, send to registered holders of JBS N.V. BDRs copies of such reports and communications furnished by us under the JBS N.V. BDR Deposit Agreement.

Any such reports and communications furnished to the JBS N.V. BDR Depositary Bank by us will be furnished in Portuguese when so required under any Brazilian legislation.

Fees and Expenses

Persons depositing or withdrawing JBS N.V. Class A Common Shares and JBS N.V. BDR holders must pay:	For:
• Up to R$0.10 per JBS N.V. BDR, subject to a minimum charge of up to R$40.00 per transaction

•  Issuance of JBS N.V. BDRs, including issuances resulting from a distribution of shares or rights or other property; and

•  Cancellation of JBS N.V. BDRs for the purpose of withdrawal, including if the JBS N.V. BDR Deposit Agreement terminates

• R$50.00 per transaction	• Any transfer of the final beneficiary of JBS N.V. BDRs not effected within B3

The cost of other services to be provided by the JBS N.V. BDR Depositary Bank to the holder of JBS N.V. BDRs will be agreed between the JBS N.V. BDR Depositary Bank and the JBS N.V. BDR holder requesting such services.

The JBS N.V. BDR Depositary Bank collects its fees for delivery and surrender of JBS N.V. BDRs directly from investors depositing shares or surrendering JBS N.V. BDRs for the purpose of withdrawal or from intermediaries acting for them. The JBS N.V. BDR Depositary Bank will charge for the services directly from the holder of JBS N.V. BDR.

The costs of the services described above will be adjusted yearly pursuant to the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGPM – FGV) or by other index that substitutes it.

Amendment and Termination of the JBS N.V. BDR Deposit Agreement

Pursuant to Brazilian law, we may agree with the JBS N.V. BDR Depositary Bank for any reason to amend the JBS N.V. BDR Deposit Agreement and the rights granted by the JBS N.V. BDRs without your consent. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, SWIFT, e-mail or fax transmission costs, delivery costs or other such expenses, or prejudices an important right of BDR holders, it will become effective only 30 days after the JBS N.V. BDR Depositary Bank notifies you in writing of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your JBS N.V. BDRs, to agree to the amendment and to be bound by the new terms of the deposit agreement and the rights granted by the JBS N.V. BDRs.

The JBS N.V. BDR Depositary Bank will terminate the JBS N.V. BDR Deposit Agreement, if we ask it to do so, by mailing a notice of termination to you at least 90 days before termination. The JBS N.V. BDR Depositary Bank may also terminate the JBS N.V. BDR Deposit Agreement if the JBS N.V. BDR Depositary Bank has told us that it would like to resign, and we have not appointed a new depositary bank within 90 days.

Liability of Owner for Taxes

You will be responsible for any taxes or other governmental charges payable on your JBS N.V. BDRs or on JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian. See “Taxation—Material Brazilian Tax Consequences.”

Limitations on Obligations and Liability to Holders of JBS N.V. BDRs

The JBS N.V. BDR Deposit Agreement expressly limits our obligations and the obligations of the JBS N.V. BDR Depositary Bank, as well as our liability and the liability of the JBS N.V. BDR Depositary Bank. We and the JBS N.V. BDR Depositary Bank:

•	are obligated only to take the actions specifically set forth in the JBS N.V. BDR Deposit Agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or by circumstances beyond our control from performing our obligations under the JBS N.V. BDR Deposit Agreement;

•	are not liable if either of us exercises discretion permitted under the JBS N.V. BDR Deposit Agreement; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Neither we nor the JBS N.V. BDR Depositary Bank will be liable for any failure to carry out any instructions to vote any of JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian, or for the manner any vote is cast or the effect of any such vote, provided that any action or non-action is in good faith. The JBS N.V. BDR Depositary Bank has no obligation to become involved in a lawsuit or other proceeding related to the JBS N.V. BDRs or the JBS N.V. BDR Deposit Agreement on your behalf or on behalf of any other person.

In the JBS N.V. BDR Deposit Agreement, we and the JBS N.V. BDR Depositary Bank agree to indemnify each other under certain circumstances.

Requirements for Depositary Services

Before the JBS N.V. BDR Depositary Bank delivers or registers transfers of JBS N.V. BDRs, makes a distribution on JBS N.V. BDRs or permits withdrawal of JBS N.V. Class A Common Shares, the JBS N.V. BDR Depositary Bank may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of citizenship or residence, exchange control approval or other information it deems necessary or proper; and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The JBS N.V. BDR Depositary Bank may refuse to deliver, transfer or register transfers of JBS N.V. BDRs generally when the books of the JBS N.V. BDR Depositary Bank are closed or at any time if the JBS N.V. BDR Depositary Bank believes it advisable to do so.

General

Except as otherwise provided in the applicable rules and regulations, including the rules and regulations of the Brazilian Central Bank regarding registration of a JBS N.V. BDR program, neither we nor the JBS N.V. BDR Depositary Bank will have any liability or responsibility whatsoever or otherwise for any action or failure to act by any owner or holder of JBS N.V. BDRs relating to the owner’s or holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of shares deposited with the JBS N.V. BDR Custodian, including, without limitation, (i) any failure to comply with a requirement to register the investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal, or (ii) any failure to report foreign exchange transactions to the Central Bank of Brazil, as the case may be. Each owner or holder of JBS N.V. BDRs will be responsible for the report of any false information relating to foreign exchange transactions to the JBS N.V. BDR Depositary Bank, the CVM or the Brazilian Central Bank in connection with deposits or withdrawals of shares deposited with the JBS N.V. BDR Custodian.

Service Requests to the JBS N.V. BDR Depositary

A JBS N.V. BDR holder may make any request for the services to be performed by the JBS N.V. BDR Depositary Bank provided for in the JBS N.V. BDR Deposit Agreement at the branches of the JBS N.V. BDR Depositary Bank located throughout Brazil.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Proposed Transaction, there has been no public market for JBS N.V. Class A Common Shares or JBS N.V. BDRs. Future sales, or the perception of future sales, of substantial amounts of JBS N.V. Class A Common Shares (including JBS N.V. Class A Common Shares issued upon the conversion of JBS N.V. Class B Common Shares) or JBS N.V. BDRs in the public market after the Proposed Transaction, or the possibility of these sales occurring, could adversely affect the prevailing market price for JBS N.V. Class A Common Shares or JBS N.V. BDRs or impair our ability to raise equity capital.

Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023, immediately following the Class A Conversion Period, JBS N.V. will have between 221,811,637 and 811,197,463 JBS N.V. Class A Common Shares outstanding (including in the form of BDRs), representing between 20.00% and 73.14% of the then-outstanding JBS N.V. Common Shares. The JBS N.V. Class A Common Shares delivered pursuant to the Proposed Transaction will be freely tradable without restriction or further registration under the Securities Act, except for those JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V., who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

JBS N.V. intends to apply to list the JBS N.V. Class A Common Shares on the NYSE. JBS N.V. Class B Common Shares will not be listed on any exchange and, pursuant to JBS N.V.’s articles of association, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge), which results in a transfer of such JBS N.V. Class B Common Share.

Upon the completion of the Proposed Transaction, a total of 541,564,948 JBS N.V. Common Shares, representing 48.83% of the then-outstanding JBS N.V. Common Shares (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on August 15, 2023), will be held indirectly by our ultimate controlling shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Holders of restricted shares will be entitled to sell these shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under the Securities Act. Sales of these shares in the public market (including sales of JBS N.V. Class B Common Shares, after converted into JBS N.V. Class A Common Shares), or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of the provisions of Rule 144 (as described below) or any other available exemption under the Securities Act, the restricted securities will be available for sale in the public market.

Resales of “Control Securities”

The JBS N.V. Class A Common Shares delivered pursuant to the Proposed Transaction will be freely transferable, except for those JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V., Persons who may be considered affiliates of JBS N.V. include those who control, are controlled by or are under common control with JBS N.V., as those terms generally are interpreted for U.S. federal securities law purposes. LuxCo, BNDESPar and some or all of JBS N.V.’s directors and executive officers may be considered affiliates of JBS N.V. Such persons will hold “control securities” and will be permitted to sell their common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder (“Rule 144”). For example, under Rule 144, persons who hold “control securities” will be able to freely transfer their common shares if the conditions and restrictions applicable to resales of securities by affiliates of an issuer, as described below under “—Resales of “Restricted Securities—Rule 144,” are met, except that the initial six-month holding period will not apply to resales involving securities that are not also “restricted securities” as defined below.

Resales of “Restricted Securities”

“Restricted securities” are securities acquired in unregistered, private sales from an issuer or from an affiliate of an issuer. A person who receives “restricted securities” is permitted to sell such securities only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144.

Rule 144

Rule 144 allows public resales of “restricted securities” if a number of conditions are met. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a company subject to the reporting requirements of the Exchange Act may not sell such securities until such person has beneficially owned them for at least six months.

Affiliates

After the initial six-month holding period has passed, an affiliate beneficial owner of “restricted securities” of JBS N.V. may sell within any three-month period a number of our common shares of a particular class that do not exceed the greater of: (1) 1% of the then-outstanding common shares of such class as shown by the most recent report or statement published by JBS N.V. and (2) the average reported weekly trading volume of such class of shares on the NYSE during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale. Sales under Rule 144 will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about JBS N.V. and may be effected only through unsolicited brokers’ transactions.

Non-Affiliates

After the initial six-month holding period has passed, a non-affiliate beneficial owner of “restricted securities” of JBS N.V. (who has not been an affiliate for at least three months prior to the proposed resale) will be able to freely transfer such “restricted securities,” provided that JBS N.V. is current in its Exchange Act filings. After beneficially owning such “restricted securities” for at least one year, a non-affiliate beneficial holder of “restricted securities” of JBS N.V. may engage in unlimited resales thereof.

Equity Incentive Plan

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the JBS N.V. Class A Common Shares that JBS N.V. may issue upon exercise of stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards or in connection with other equity compensation it may grant to employees, directors and consultants of JBS N.V. and group company members pursuant to an incentive award plan that JBS N.V. plans to adopt. Accordingly, shares registered under such registration statement may be available for sale in the open market following the effective date of such registration statement, if applicable. For more information about the incentive award plan, see “Information about JBS S.A.—Employees—Employee Compensation and Benefits—Incentive Award Plan.”

Sales of these shares in the public market or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Registration Rights Agreement with LuxCo

Pursuant to a registration rights agreement that is expected to be entered into with LuxCo concurrently with the closing of the Proposed Transaction, J&F and FIP Formosa (through LuxCo) will be able to demand that we register the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the

JBS N.V. Class B Common Shares that it will receive in the first step of the Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo. If LuxCo exercises its registration rights pursuant to this registration rights agreement, purchasers of the JBS N.V. Class A Common Shares sold by LuxCo in connection therewith will receive freely tradeable shares, except for JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V. Such persons will hold “control securities” and will be permitted to sell their JBS N.V. Class A Common Shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144, as described above. For more information about the registration rights agreement with LuxCo, see “Principal Shareholders—Registration Rights Agreement with LuxCo.”

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the Proposed Transaction or the acquisition, ownership and disposition of JBS N.V. Common Shares or JBS N.V. BDRs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions, qualifications and limitations set forth herein and in the opinion included as Exhibit 8.1 hereto, the statements set forth in the following discussion under this section titled “Material U.S. Federal Income Tax Consequences”, to the extent they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are the opinion of White & Case LLP.

The following is a summary of the material U.S. federal income tax consequences of the Proposed Transaction to a U.S. Holder (as defined below) of JBS S.A. Common Shares or JBS S.A. ADSs and of considerations that are likely to be relevant with respect to the purchase, ownership and disposition of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs by a U.S. Holder, the conversion by a U.S. Holder that is an Eligible Shareholder of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion and the ownership and disposition of JBS N.V. Class B Common Shares held as a result of the Conversion by a U.S. Holder. No assurance can be given that the IRS will not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the Proposed Transaction or regarding any matter discussed in this proxy statement/prospectus. Accordingly, U.S. Holders are urged to consult their own tax advisors with regard to the U.S. federal income tax consequences to U.S. Holders of the Proposed Transaction, as well as the effects of state, local and non-U.S. tax laws.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, available and in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular holder of JBS S.A. Common Shares or JBS S.A. ADSs with respect to the Proposed Transaction or to a particular investor’s decision to purchase, hold, or dispose of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, participate in the Conversion or hold or dispose of JBS N.V. Class B Common Shares held as a result of the Conversion. In particular, this summary is directed only to U.S. Holders that hold the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion as capital assets and does not address the tax considerations relevant to a holder of JBS N.V. Class B Common Shares that does not hold its JBS N.V. Class B Common Shares as a result of the Conversion or particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing the mark to market method of tax accounting, financial institutions, insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, grantor trusts, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 5% or more of our stock by vote or value, persons holding the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion as part of a hedge, straddle, conversion, constructive sale, integrated transaction, wash sale or similar transaction, persons owning the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion in connection with a trade or business conducted outside the United

States, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of participating in the Proposed Transaction or the Conversion or of acquiring, holding or disposing of the JBS N.V. Class A Common Shares, the JBS S.A. ADSs, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such JBS S.A. Common Shares, JBS S.A. ADSs, JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

The U.S. federal income tax treatment of depositary shares such as the JBS N.V. BDRs or JBS S.A. ADSs is unclear and the cancellation of depositary shares in exchange for the number of shares of common stock equal to the number of cancelled depositary shares is not specifically addressed in the Code, Treasury Regulations or administrative or judicial interpretations thereof. The IRS has ruled for various purposes of the Code that a holder of an American Depositary Receipt representing shares of a foreign corporation is treated as if such holder held the underlying shares of stock directly. This disclosure assumes that a holder of JBS N.V. BDRs will be treated for U.S. federal income tax purposes as the beneficial owner of the underlying JBS N.V. Class A Common Shares represented by those BDRs and that, accordingly, no gain or loss will be recognized if a U.S. Holder exchanges JBS N.V. BDRs for the underlying JBS N.V. Class A Common Shares represented by those BDRs. Except where indicated otherwise, this disclosure also assumes that a holder of JBS S.A. ADSs will be treated for U.S. federal income tax purposes as the beneficial owner of the underlying JBS S.A. Common Shares represented by those JBS S.A. ADSs and that, accordingly, the consequences of the Merger of Shares and Redemption for a holder of JBS S.A. ADSs generally will be the same as if such holder directly held the underlying JBS S.A. Common Shares. This tax treatment, however is not free from doubt and the IRS could disagree with this treatment.

Consequences of the Proposed Transaction

Consequences of the Merger of Shares and Redemption

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” based on the current structure of the Restructuring, the consideration that JBS S.A. Shareholders receive in exchange for their JBS S.A. Common Shares and JBS S.A. ADS Holders receive in exchange for their JBS S.A. ADSs, and assuming that the JBS S.A. ADS Holders are treated as the beneficial owners of the JBS S.A. Common Shares underlying their JBS S.A. ADSs, the Merger of Shares and Redemption, when taken together with certain other steps of the Restructuring, including the LuxCo transfer of shares of JBS S.A. to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares, are expected to be treated as part of an integrated transaction qualifying as a nonrecognition transaction. The Restructuring is a novel transaction, however, that is not clearly addressed by the Code, Treasury Regulations or guidance from the U.S. Department of the Treasury. Thus, it is not certain whether the Merger of Shares and Redemption will qualify for such tax treatment. For example, while it is expected that certain steps of the Restructuring will be disregarded as transitory for U.S. federal income tax purposes and that the Merger of Shares and Redemption, together with other steps of the Restructuring, will be treated as part of an integrated transaction, the relevant authorities do not clearly address whether this treatment is correct.

Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, it is more likely than not that the Merger of Shares and the Redemption will qualify as a nonrecognition transaction. This tax treatment, however is not free from doubt and the IRS could disagree with this treatment.

Consequences if the Merger of Shares and Redemption Qualify as a Nonrecognition Transaction

If the Merger of Shares and Redemption qualify as a nonrecognition transaction, then the Merger of Shares and Redemption is expected to be treated as if a U.S. Holder of JBS S.A. Common Shares transferred its JBS S.A. Common Shares, or a U.S. Holder of JBS S.A. ADSs transferred the JBS S.A. Common Shares underlying its JBS S.A. ADSs, either (i) to JBS N.V. in exchange for JBS N.V. BDRs or JBS N.V. Class A Common Shares, as applicable or (ii) to HoldCo in exchange for HoldCo Redeemable Shares, followed by a transfer of such Holdco Redeemable Shares to JBS N.V. for JBS N.V. BDRs or JBS N.V. Class A Common Shares, in a tax-deferred transaction.

In this case, in general, except as described below with respect to the Cash Dividend, (i) a U.S. Holder of JBS S.A. Common Shares or JBS S.A. ADSs is not expected to recognize any taxable gain or loss with respect to the Merger of Shares and Redemption; and (ii) a U.S. Holder’s tax basis and holding period in any JBS N.V. BDRs or JBS N.V. Class A Common Shares received in the exchange, as the case may be, is expected to reflect such U.S. Holder’s tax basis and holding period in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged in the Merger of Shares.

To the extent that there are any Brazilian income taxes imposed upon the receipt of the consideration pursuant to the Merger of Shares and Redemption, a U.S. Holder generally would not be eligible to claim a foreign tax credit but might be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Even if the Merger of Shares and Redemption qualify as a nonrecognition transaction, if JBS S.A. were treated as a PFIC at any time during the U.S. Holder’s holding period, certain Proposed Treasury Regulations, if finalized, could cause the Merger of Shares and Redemption to be taxable with respect to a U.S. Holder that exchanges JBS S.A. Common Shares or JBS S.A. ADSs in the Proposed Transaction, unless an exception applied or JBS S.A. ceased to be a PFIC and the U.S. Holder made a special purging election. If these Proposed Treasury Regulations were finalized as currently drafted, however, an exception likely would apply to the Merger of Shares and Redemption and the Merger of Shares and Redemption likely would not be treated as taxable for U.S. federal income tax purposes under these Proposed Treasury Regulations.

Based on JBS S.A.’s financial statements, the composition of its income and assets, the sources and the nature of its income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. was treated as a PFIC for U.S. federal income tax purposes for the 2021 or 2022 taxable year. U.S. Holders that held JBS S.A. shares in the 2020 taxable year or earlier years should consult their own tax advisors regarding JBS S.A.’s PFIC status and the application of the PFIC rules to their particular circumstances. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not anticipate that JBS N.V. or JBS S.A. will be treated as a PFIC for the current taxable year.

U.S. Holders should consult their tax advisors regarding the possible application of the PFIC rules to the Merger of Shares and Redemption under their particular circumstances, including the consequences to them if JBS S.A. was treated as a PFIC in a prior year.

If the Merger of Shares and Redemption qualify as a nonrecognition transaction but the U.S. Holders of JBS S.A. ADSs are not treated as the beneficial owner of the JBS S.A. Common Shares underlying such JBS S.A. ADSs, then the U.S. federal income tax consequences for a U.S. Holder of JBS S.A. ADSs with respect to its participation in the Merger of Shares and Redemption with respect to the JBS S.A. ADSs it contributes to is unclear and such U.S. Holder may recognize gain as described below under “Consequences if the Merger of Shares and Redemption Fail to Qualify as a Nonrecognition Transaction”.

Consequences if the Merger of Shares and Redemption Fail to Qualify as a Nonrecognition Transaction

If the Merger of Shares and Redemption fail to qualify as a nonrecognition transaction and are treated as a taxable transaction for U.S. federal income tax purposes, then, in general, except as described below with respect to the Cash Dividend, a U.S. Holder generally is expected to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and its tax basis in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged, in each case determined in U.S. dollars. The amount realized on the exchange is expected to be the fair market value of any JBS. N.V. BDRs or JBS N.V. Class A Common Shares, as applicable, received on the date of exchange, as determined in U.S. dollars. A U.S. Holder is expected to have a tax basis in any JBS N.V. BDRs or JBS N.V. Class A Common Shares received in the exchange equal to the fair market value of such JBS N.V. BDRs or JBS N.V. Class A Common Shares on the date of the exchange, and its holding period with respect to such JBS N.V. BDRs or JBS N.V. Class A Common Shares is expected to begin on the day after the date of the exchange.

As a result of recently issued Treasury Regulations that impose additional requirements for foreign taxes to be eligible for a foreign tax credit, there can be no assurance that a U.S. Holder will be able to claim a credit against its U.S. federal income tax liability for any Brazilian income taxes imposed upon the receipt of the consideration pursuant to the Merger of Shares and Redemption. A U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Consequences of the Cash Dividend

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the Cash Distribution will be a distribution paid on the JBS S.A. Common Shares (including the JBS S.A. Common Shares held by the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders) which will be treated (i) as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), (ii) to the extent of any amount of such distribution in excess of our current and accumulated earnings and profits, as a non-taxable return of capital, thereby reducing a U.S. Holder’s adjusted tax basis in the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) (but not below zero), and (iii) thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder held the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) for more than one year as of the time such distribution is actually or constructively received. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the Cash Distribution generally will be reported to U.S. Holders as a dividend, and taxable at ordinary income tax rates.

The amount of a dividend on the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) will include any amounts that we withhold in respect of Brazilian taxes. The amount of the dividend will be treated as foreign-source dividend income and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code or for the reduced rate of tax available to certain non-corporate U.S. Holders for “qualified dividend income”. A dividend will be included in a U.S. Holder’s income on the date the U.S. Holder actually or constructively receives the dividend, in the case of the JBS S.A. Common Shares, or the date the JBS S.A. ADS Depositary Bank actually or constructively receives the dividend, in the case of JBS S.A. ADSs. The amount of any dividend income paid in Brazilian reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the U.S. Holder or the depositary, respectively, regardless of whether the payment is in fact converted into U.S. dollars on that date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss.

As a result of recently issued Treasury Regulations that impose additional requirements for foreign taxes to be eligible for a foreign tax credit, there can be no assurance that a U.S. Holder will be able to claim a credit against its U.S. federal income tax liability for any Brazilian income taxes imposed upon the receipt of the Cash Dividend pursuant to the Proposed Transaction. A U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Consequences of the Ownership and Disposition of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs and Conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as Part of the Conversion

Taxation of Distributions

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property with respect to the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as the case may be, that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be includible in a U.S. Holder’s taxable income as ordinary dividend income on the day on which the U.S. Holder actually or constructively receives the dividend, in the case of the JBS N.V. Class A Common Shares, or the date the depositary actually or constructively receives the dividends, in the case of JBS N.V. BDRs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

For a U.S. Holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs, dividends paid in a currency other than U.S. dollars generally will be includible in such U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the U.S. Holder receives the dividends, in the case of the JBS N.V. Class A Common Shares, or the date the depositary receives the dividends, in the case of the JBS N.V. BDRs. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.

Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by a U.S. Holder that is an individual with respect to the JBS N.V. Class A Common Shares will be subject to taxation at a preferential rate if the dividends give rise to “qualified dividend income.” Dividends paid on the JBS N.V. Class A Common Shares or JBS N.V. BDRs will be treated as qualified dividends if:

•

either (i) such shares or BDRs are readily tradable on an established securities market in the United States, or (ii) JBS N.V. is eligible for the benefits of a qualifying income tax treaty with the United States; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

JBS N.V. Class A Common Shares will be listed on the NYSE, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our financial statements, the composition of our income and assets, the sources and the nature of our income, and relevant market and shareholder data, the JBS Group does not believe that JBS N.V. was treated as a PFIC for U.S. federal income tax purposes for the 2021 or 2022 taxable year and the JBS Group does not anticipate that JBS N.V. will be treated as a PFIC for the current taxable year or in the reasonably foreseeable future. Although JBS N.V. BDRs are not listed on a U.S. exchange, per IRS guidance, the income tax treaty between The Netherlands and the United States (the “US-Netherlands Tax Treaty”) is a qualifying income tax treaty, and dividends received with respect to JBS N.V. BDRs are expected to be treated as qualified dividends provided that JBS N.V. qualifies for the benefits of the US-Netherlands Tax Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividend distributions with respect to the JBS N.V. Class A Common Shares or the JBS N.V. BDRs generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. The rules relating to the foreign tax credit or deduction, if elected, are complex and U.S. Holders should consult their own tax advisors concerning their availability in their particular circumstances.

U.S. Holders that receive distributions of additional JBS N.V. Class A Common Shares or JBS N.V. BDRs, or rights to subscribe for such shares or BDRs, as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” upon a sale, exchange or other taxable disposition of JBS N.V. Class A Common Shares or JBS N.V. BDRs, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such JBS N.V. Class A Common Shares or JBS N.V. BDRs, as determined in U.S. dollars as discussed below. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if such JBS N.V. Class A Common Shares or JBS N.V. BDRs, as applicable, have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors concerning the creditability or deductibility of any non-U.S. tax imposed on the disposition of Class A Common Shares in their particular circumstances.

If a U.S. Holder sells or otherwise disposes of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs in exchange for currency other than U.S. dollars, the amount realized generally will be the U.S. dollar value of the currency received at the spot rate in effect on the date of sale or other disposition (or, if such shares or BDRs are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date generally will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. A U.S. Holder generally will have a tax basis in the currency received equal to the U.S. dollar value of the currency received at the spot rate in effect on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the non-U.S. currency received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. Holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the shares.

Deposits and withdrawals of the JBS N.V. Class A Common Shares by U.S. Holders in exchange for the JBS N.V. BDRs are not expected to result in the realization of gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

U.S. shareholders of passive foreign investment companies are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. or JBS N.V. was treated as a PFIC for the 2021 or 2022 taxable year and the JBS Group does not anticipate that JBS N.V. or JBS S.A. will be treated as a PFIC for the current taxable year or in the reasonably foreseeable future. However, the determination whether a non-U.S. corporation is a PFIC must be made annually after the close of each taxable year based on the facts and circumstances at that time, such as the valuation of its assets, including goodwill and other intangible assets, which may depend on the market price of the non-U.S. corporation’s shares which can be expected to vary from time to time. Accordingly, there can be no assurance that JBS N.V. or JBS S.A. will not be treated as a PFIC for the current or any future taxable year.

If we are a PFIC, and a U.S. Holder does not make a mark-to-market election, as described below, such U.S. Holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period the U.S. Holder holds JBS N.V. Class A Common Shares or JBS N.V. BDRs.

“Excess distributions” generally are any distributions received by a U.S. Holder in a taxable year that are greater than 125 percent of the average annual distributions that such U.S. Holder has received in the preceding three taxable years, or the U.S. Holder’s holding period, if shorter. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs at death.

If a non-U.S. corporation is a PFIC for any taxable year that a U.S. Holder holds its shares (or BDRs), the non-U.S. corporation will continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) the non-U.S. corporation ceases to be a PFIC and (ii) the U.S. Holder makes a special “purging” election under the PFIC rules.

If we are a PFIC and have any direct, and in certain circumstances, indirect subsidiaries that are PFICs (each a “Subsidiary PFIC”), a U.S. Holder will be treated as owning its pro rata share of the stock of each such Subsidiary PFIC and will be subject to the PFIC rules with respect to each such Subsidiary PFIC.

A U.S. Holder can avoid the unfavorable rules described in the preceding paragraphs by electing to mark its JBS N.V. Class A Common Shares or JBS N.V. BDRs to market, provided such shares or BDRs are considered “marketable.” The JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges, including the NYSE or on a foreign stock exchange that meets certain requirements. If a U.S. Holder makes this mark-to-market election, such U.S. Holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of the U.S. Holder’s JBS N.V. Class A Common Shares or JBS N.V. BDRs at the end of the U.S. Holder’s taxable year over the U.S. Holder’s basis in those shares or BDRs. If at the end of a U.S. Holder’s taxable year, such U.S. Holder’s basis in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs exceeds their fair market value, the U.S. Holder will be entitled to deduct the excess as an ordinary loss, but only to the extent of the U.S. Holder’s net mark-to-market gains from previous years. A U.S. Holder’s adjusted tax basis in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain a U.S. Holder recognizes upon the sale of its JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be taxed as ordinary income in the year of sale and any loss will be treated as an ordinary loss to the extent of such U.S. Holder’s net mark-to-market gains from previous years.

A mark-to-market election, as described above, generally cannot be made for any Subsidiary PFICs. Consequently, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by JBS N.V. that are treated as Subsidiary PFICs for U.S. federal income tax purposes.

The JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as applicable, will be considered to be regularly traded (i) during the current calendar year if they are traded, other than in de minimis quantities, on at least 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year; and (ii) during any other calendar year if they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. U.S. Holders should consult their own tax advisors regarding the availability to them of a mark-to-market election and the consequences to them of making such an election.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder, intergovernmental agreements entered into between the United States and other countries and implementing laws in respect of the foregoing (often referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), investors in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs may be required to provide substantial information regarding their identities as well of that of their direct and indirect owners and this information may be reported to the IRS or other relevant tax authorities. In addition, it is possible that “passthru payments,” as defined under FATCA, on the JBS N.V. Class A Common Shares or the JBS N.V. BDRs may be subject to a withholding tax of 30%. Regulations implementing this rule have not yet been adopted or proposed and the IRS has indicated that any such regulations would not be effective for payments made prior to two years after the date on which final regulations on this issue are published. Holders of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs should consult their own tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the JBS N.V. Class A Common Shares or the JBS N.V. BDRs to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Consequences of Participation in the Conversion

In general, (i) a U.S. Holder that is an Eligible Shareholder and chooses to convert some or all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion is not expected to recognize any taxable gain or loss with respect to its conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion; and (ii) a U.S. Holder’s tax basis and holding period in any JBS N.V. Class B Common Shares held as a result of the Conversion will reflect such U.S. Holder’s tax basis and holding period in the JBS N.V. Class A Common Shares converted in the Conversion. To the extent that there are any Dutch income taxes imposed upon the receipt of JBS N.V. Class B Common Shares as part of the Conversion, a U.S. Holder generally would not be eligible to claim a foreign tax credit but might be able to elect to deduct such Dutch income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Dutch income taxes imposed in connection with participation in the Conversion.

However, if JBS S.A. were treated as a PFIC at any time during the U.S. Holder’s holding period, certain Proposed Treasury Regulations, if finalized, could cause a U.S. Holder’s conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion to be taxable, unless an exception applied or JBS S.A. ceased to be a PFIC and the U.S. Holder made a special purging election. If these Proposed Treasury Regulations were finalized as currently drafted, however, an exception likely would apply to the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion and the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion likely would not be treated as taxable for U.S. federal income tax purposes under these Proposed Treasury Regulations.

Based on JBS S.A.’s financial statements, the composition of its income and assets, the sources and the nature of its income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. was treated as a PFIC for U.S. federal income tax purposes for the 2021 or 2022 taxable year. U.S. Holders that held JBS S.A. shares in the 2020 taxable year or earlier years should consult their own tax advisors regarding JBS S.A.’s PFIC status and the application of the PFIC rules to their particular circumstances. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not anticipate that JBS N.V. or JBS S.A. will be treated as a PFIC for the current taxable year.

U.S. Holders should consult their tax advisors regarding the possible application of the PFIC rules to their participation in the Conversion under their particular circumstances, including the consequences to them if JBS S.A. was treated as a PFIC in a prior year.

Consequences of the Ownership and Disposition of the JBS N.V. Class B Common Shares Held as a Result of the Conversion

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares held as a result of the Conversion generally are the same as the consequences of ownership and disposition of the JBS N.V. Class A Common Shares and JBS N.V. BDRs as described above under “—Taxation of Distributions,” “—Taxation of Dispositions of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs,” “—Passive Foreign Investment Company Rules,” “—Foreign Financial Asset Reporting” and “—Foreign Account Tax Compliance Act.”

Material Brazilian Tax Consequences

The statements made in this section regarding Brazilian tax consequences are the opinion of Machado Meyer Sendacz e Opice Advogados, our Brazilian tax counsel, subject to the qualifications, assumptions and limitations set forth herein.

The Restructuring

Capital Gains

According to Brazilian tax rules, gains on the disposition of assets located in Brazil by a holder who resides in Brazil (a “Brazilian Holder”) or by a holder deemed to not be domiciled in Brazil for Brazilian tax purposes (a “Non-Brazilian Holder”) are subject to Brazilian taxation.

The Merger of Shares (incorporação de ações) of JBS S.A. Common Shares into HoldCo and the subsequent redemption of HoldCo Redeemable Shares may trigger the recognition of gains subject to taxation in Brazil. The applicable tax rates would depend on the type, domicile and regime of the corresponding holder (such as the special tax regime currently ruled by Resolution No. 4,373/2014), including the liability for collection (and potential withholding of income tax by HoldCo).

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Brazilian Resident Investors. Potential gains earned by a Brazilian Holder, including individuals and legal entities, investment funds or other entities, may be subject to income tax and other taxes as a result of the Proposed Transaction, in accordance with the legal and regulatory rules applicable to each category of investor. Such investors should consult their advisors on the applicable taxation and shall be solely responsible for taxes payment due, if any.

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Non-Resident Investors: HoldCo is required to withhold taxes due with respect to capital gains from Non-Brazilian Holders, in accordance with the legal and regulatory rules applicable to each investor, as described below. The capital gain will correspond to the positive difference, if any, between (i) the book value of JBS S.A. Common Shares contributed into HoldCo as part of the Merger of Shares; and (ii) the acquisition cost of the JBS S.A. Common Shares. The capital gains tax withheld and collected by HoldCo will be deducted from the Cash Dividend due to such shareholders or, alternatively, HoldCo may retain a certain amount of BDRs, sell them in B3 and use the funds to withhold the income taxes over capital gains.

In connection with the Proposed Transaction, HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014, including the JBS S.A. ADS

Depositary Bank (which is also subject to CMN Resolution No. 4,373/2014 and will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3).

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In order to enable the calculation of any capital gain, Non-Brazilian Holders (4,373 Holders) must deliver electronically to HoldCo certain information about the acquisition cost of the JBS S.A. Common Shares such Non- Brazilian Holder holds, as well as their tax residence. HoldCo will use the information provided to it to calculate the income tax it is required to withhold, and the JBS S.A. Shareholders will be responsible for the veracity of such information.

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Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. The information that need be delivered to HoldCo will be available notice of the JBS S.A. General Meeting and/or in the documents relating thereto and also at JBS S.A.’s Investor Relations website (ri@jbs.com.br). If HoldCo determines based on such information that withholding will be required, or if such 4,373 Holder fails to provide such information, HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by HoldCo from the Cash Dividend payable by JBS S.A. to such 4,373 Holder; and (2) retain JBS N.V. BDRs which such 4,373 Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and HoldCo will retain such amount upon sale of such BDRs.

HoldCo, pursuant to the provisions of the legislation and regulations of the Brazilian Internal Revenue Service: (i) will consider equal to zero the acquisition cost for non-resident JBS S.A. Shareholders who fail to deliver the appropriate information to HoldCo as indicated above; and (ii) will apply the 25% tax rate on the gains of Non-Brazilian Holders who within the same deadlines fail to inform their country or dependency of residence or tax domicile. None of JBS S.A., HoldCo or JBS N.V. will be liable, under any circumstances, to Non-Brazilian Holders for any adjustment or refund of any amount paid in excess of that provided.

The income tax rate applicable to Non-Brazilian Holder generally vary from 15% to 22.5% or may be a flat rate of 25% in case of a Non-Brazilian Holder resident of or domiciled in a “No Taxation or Low Taxation Jurisdiction” (as defined pursuant to Brazilian law). The income tax rate for a Brazilian Holder may vary widely, for example, from 15% to 22.5% for individuals, or 34% for Brazilian companies not qualified as financial institutions. Law No. 13,259/16 currently provides the following rates: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million.

The Brazilian House of Representatives approved in September 2021 a first bill of Tax Reform. This bill of law is still subject to analysis and approval by the Brazilian Senate and sanction of the Brazilian President.

The terms of the Tax Reform and their impact on JBS N.V. will not be known until the final version of the Tax Reform is approved by Congress and sanctioned by the Brazilian President, if that ever happens.

Due to the complexity of the Proposed Transaction and the detailed analysis and procedures relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, including the application of potential tax exemptions, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation with respect to the Proposed Transaction.

Discussion of “No Taxation or Low Taxation Jurisdictions”

Brazilian tax rules set forth different concepts of “No Taxation or Low Taxation Jurisdictions” and “privileged tax regimes,” which may impact the tax treatment applicable to Non-Brazilian Holders. Nevertheless, on June 7, 2010, the Brazilian Tax Authorities enacted Normative Ruling No. 1,037, as amended, listing (i) the countries and jurisdictions considered to be “No Taxation or Low Taxation Jurisdictions” and (ii) the privileged tax regimes.

Accordingly, we recommend that prospective investors consult their own tax advisors for a more thorough analysis of whether they could face any possible tax consequences from a potential characterization of a “No Taxation or Low Taxation Jurisdiction” or a “privileged tax regime.”

Holders of JBS N.V. Class B Common Shares

As described above, the Merger of Shares and the Redemption are considered taxable events under Brazilian law. Our controlling shareholders will not participate in the Merger of Shares or the Redemption and, accordingly, with not be subject to taxation in connection therewith. Instead, as the first step in the Restructuring, they will receive JBS N.V. Class B Common Shares in a series of transactions that will take place prior to the completion of the Merger of Shares and the Redemption, as follows: (1) JBS S.A.’s controlling shareholders will contribute and transfer all of their JBS S.A. Common Shares at book value to LuxCo; (2) immediately thereafter, LuxCo will contribute and transfer all such JBS S.A. Common Shares at book value to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares (whereby the difference in the value of the JBS S.A. Common Shares and the aggregate nominal value of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will be added to the general share premium reserve maintained by JBS N.V.), after which LuxCo will hold 243,704,227 JBS N.V. Class A Common Shares and 297,860,722 JBS N.V. Class B Common Shares; and (3) immediately thereafter, JBS N.V. will contribute and transfer such JBS S.A. Common Shares at book value to HoldCo in exchange for common shares of HoldCo. Similarly to the contribution of JBS S.A. Common Shares by the non-controlling shareholders to HoldCo in connection with the Merger of Shares, the contribution of the JBS S.A. Common Shares by our controlling shareholders will be made at book value, subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A. except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” In addition, prior to the time the JBS S.A. General Meeting to approve the Merger of Shares is called, JBS N.V. will contribute a certain number of JBS N.V. Class A Common Shares to HoldCo, which shares HoldCo will deliver to our non-controlling shareholders in the form of JBS N.V. BDRs to complete the Redemption. The contributions of JBS S.A. Common Shares by our controlling shareholders in connection with the first step of the Restructuring are not are not expected to generate taxable gains to the controlling shareholders in Brazil. The Restructuring was structured in this manner to allow HoldCo to hold JBS N.V. BDRs in an amount sufficient to properly conduct the Redemption and implement the Merger of Shares and the Redemption

Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs

This section describes the main tax implications in Brazil for holders of JBS N.V. Class A Common Shares and JBS N.V. BDRs (owned by Brazilian Holders). For the avoidance of doubt, this section does not address tax implications in Brazil for holders of JBS N.V. Class B Common Shares.

Taking into consideration the peculiarities concerning the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation.

Non-Brazilian Holder of JBS N.V. Class A Common Shares

Dividends and Other Income

Dividends or other similar income arising from JBS N.V. Class A Common Shares and paid by JBS N.V. in favor of a Non-Brazilian Holder should not be subject to income tax in Brazil when paid in favor of a Non-Brazilian Holder.

Gains

According to Law No. 10,833/03, dated December 29, 2003, gains assessed on the sale or other disposition of assets located in Brazil are generally subject to income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Brazilian Holder, to a resident or person domiciled in Brazil or to a non-resident.

As a general rule, gains realized as a result of a disposition or sale transaction are determined by the positive difference between the amount realized on the disposition or sale of the relevant common shares and their acquisition cost. It is unclear whether the capital gain realized by a Non-Resident Holder on a sale or disposition of shares in Brazil is to be determined in foreign or in local currency (the tax authorities clearly take the position that it has to be determined in local currency, but this position is debatable).

Regardless of potential discussions regarding the indirect sale of Brazilian assets, JBS N.V. Class A Common Shares should, in principle, not be treated as an asset located in Brazil and therefore, their disposal should not generate income tax in Brazil.

Brazilian Holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs

Dividends and Other Income

Dividends or other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs earned by Brazilian Holders are subject to income tax in accordance with applicable rules for investments held outside Brazil, including (i) Individuals Income Tax (“IRPF”), at progressive rates up to 27.5% (Provisional Measure 1,171/2023 has been issued recently to change taxation of income derived by Brazilian residents abroad as of 2024, imposing IRPF at progressive rates up to 22.5% for dividends paid by non-Brazilian entities; Provisional Measure 1,171/2023 is pending of approval by the Brazilian Congress), and (ii) Corporate Income Taxes -Corporate Income Tax (Imposto de Renda Pessoa Jurídica) (“IRPJ”) and the Social Contribution on Net Income tax (Contribuição Social Sobre o Lucro Líquido) (“CSLL”) at a combined rate of 34% in the case of JBS N.V. Class A Common Shares and JBS N.V. BDRs held by legal entities domiciled in Brazil (potential impacts of Brazilian CFC Regime ruled by Law N. 12.973/2014 should be carefully evaluated by this type of investors). In the case of legal entities domiciled in Brazil, other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs may be also subject to taxes on gross revenues (PIS/Cofins) up to a combined rate of 9.25%, depending on the applicable regime, accounting treatment and nature of recognized revenues.

Gains on the sale of JBS N.V. Class A Common Shares

Gains assessed by Brazilian Holder deriving from the direct sale of JBS N.V. Class A Common Shares are subject, as a general rule, to taxation in Brazil depending on the legal nature of such Brazilian Holder, including (i) IRPF at rates varying from 15% up to 22.5% in case of individuals resident in Brazil (please refer to the exemption rule below), and (ii) IRPJ and CSLL at a combined 34% in case of JBS N.V. Class A Common Shares held by legal entities domiciled in Brazil. Depending on the nature of the investment for the legal entity, potential taxes on gross revenue (PIS/Cofins) may also be imposed.

Brazilian tax laws provide that gains deriving from the sale of assets in which the total sale value does not exceed R$35,000.00 in one month are exempted from income taxation. This exemption rule is specifically applicable to sales performed by individual’s resident in Brazil. Brazilian tax authorities issued Consultation Procedure COSIT N. 320/2017 ruling, under a formal and binding approach, that this exemption rule should be applicable to the sale of stocks abroad such as JBS N.V. Class A Common Shares.

Gains on the sale of JBS N.V. BDRs

Gains assessed on the disposal of JBS N.V. BDRs performed on the Brazilian stock exchange are subject to taxation in Brazil. In case of individuals resident in Brazil, the sale of JBS N.V. BDRs should have the same tax treatment applicable to the sale of stocks performed on the Brazilian stock exchange, which are subject, as a rule, to income tax imposed at a 15% flat rate (and not progressive rates from 15% to 22.5%, depending on the amount of the capital gains assessed) on net gains (positive difference between the acquisition cost and disposal price supported by proper and reliable document).

Although Brazilian legislation is not clear regarding the application of exemptions rules to such transaction performed by individuals on the stock exchange such as (i) gains assessed on the sale of Brazilian stocks in which the total sale value does not exceed R$20,000.00 in one month; or (ii) gains deriving from the sale of assets in which the total sale value does not exceed R$35,000.00 in one month. Brazilian tax authorities issued Consultation Procedure COSIT N. 39/2022 ruling, under a formal and binding approach, that this exemption rules should not be applicable to the sale of BDRs performed on the Brazilian stock exchange by individuals. We strongly recommend that each investor consult its own tax advisor regarding this controversy, who can provide specific advice regarding their particular situation.

If Brazilian Holder decides to dispose BDRs in Brazil and considering that this disposal is carried out on the stock exchange or on the OTC market, this transaction may be subject to withholding tax at a rate of 0.005% on its corresponding disposal amount. In this case, the withholding tax paid can be offset with the income tax.

Gains assessed by legal entities domiciled in Brazil are subject, as rule, to IRPJ/CSLL at a combined 34% rate. Taxes on gross revenue (PIS/Cofins) may also be imposed depending on the nature and accounting treatment of recognized revenues.

IOF/FX

Conversions of Brazilian currency into foreign currency and foreign currency into Brazilian currency are subject to a tax on foreign exchange (“IOF/FX”). As a rule, a Brazilian Holder may be subject to IOF/FX currently at a rate of 0.38% (this general rate will be reduced to zero as of 2029, pursuant to Decree N. 10.997/2022 currently in force), including in the case of currency conversions in connection with the inflow of dividends or proceeds related to the sale of JBS N.V. Common Shares. The Brazilian Government is permitted to increase the rate of the IOF/FX at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after this increase in rate and not retroactively, including the potential reduction of the applicable rate.

Other Brazilian Taxes

Brazilian inheritance, gift or succession taxes might apply on the ownership, transfer or disposition of JBS N.V. Class A Common Shares by a Brazilian Holder, depending on the rules imposed by certain Brazilian states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of JBS N.V. Common Shares or JBS N.V. BDRs.

Conversion and Investment in JBS N.V. Class B Common Shares

Consequences of Participation in the Conversion

Although there is no clear rule regarding how the Conversion carried out abroad should be treated under Brazilian tax law, a holder that is an Eligible Shareholder and chooses to convert some or all of its JBS N.V.

Class A Common Shares into JBS N.V. Class B Common Shares is not expected to be subject to Brazilian income tax pursuant to this specific event, assuming that the original acquisition cost would be maintained and no additional consideration would be paid in Brazil. We advise the Eligible Shareholders to consult their own lawyers and tax advisors for specific advice and confirmation regarding their situation.

Non-Brazilian Holder of JBS N.V. Class B Common Shares

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares received in the Conversion generally are the same as the consequences of ownership and disposition of the JBS N.V. Class A Common Shares by a Non-Brazilian Holder, as described above under “Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs—Non-Brazilian Holder of JBS N.V. Class A Common Shares—Dividends and Other Income” and “—Gains.”

Brazilian Holder of JBS N.V. Class B Common Shares

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares received in the Conversion generally are the same as the consequences of ownership and disposition of JBS N.V. Class A Common Shares by Brazilian Holder, as described above under “Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs—Brazilian Holder of JBS N.V. Class A Common Shares—Dividends and Other Income” and “—Gains on the sale of JBS N.V. Class A Common Shares.”

Offsetting of Taxes Potentially Withheld Abroad

We advise any Brazilian Holder to consult their own lawyers and tax advisors regarding the viability of offsetting Brazil taxes potentially withheld abroad because of the ownership and transactions involving JBS N.V. Common Shares and JBS N.V. BDRs.

Material Dutch Tax Consequences

The statements made in this section regarding Dutch tax consequences are the opinion of Ernst & Young

Belastingadviseurs LLP, our Dutch tax counsel, subject to the qualifications, assumptions and limitations set forth herein.

This summary solely addresses the principal Dutch tax consequences of the Proposed Transaction and acquisition, ownership and disposal of JBS N.V. Class A Common Shares (including any JBS N.V. Class B Common Shares which are held by Eligible Shareholders after completion of the Proposed Transaction and post Conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares) or JBS N.V. BDRs and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the Proposed Transaction and the offer to a particular holder will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Proposed Transaction and Conversion, including the applicability and effect of Dutch tax laws. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.

Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that JBS S.A., Holdco and JBS N.V. are organized, and that their respective businesses will be conducted, in the manner outlined in this prospectus. A change to such organizational structure or to the manner in which JBS S.A., Holdco or JBS N.V. conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Material Dutch tax consequences paragraph does not address the Dutch tax consequences for a holder of JBS S.A. Common Shares, JBS S.A. ADSs, HoldCo Redeemable Shares, JBS N.V. Class A Common Shares JBS N.V. BDRs, and/or JBS N.V. Class B Common Shares after completion of the Proposed Transaction including after conversion of any JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and conversion of JBS N.V. Class B Common Shares into JBS N.V. Conversion Shares (to be transferred to JBS N.V. at nil consideration) and JBS N.V. Class A Common Shares, who or which:

(i)

is a person who may be deemed an owner of JBS S.A. Common Shares, JBS S.A. ADSs, HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

(ii)

is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from JBS S.A. Common Shares, JBS S.A. ADSs, HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs;

(iii)	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

(iv)	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

(v)

owns JBS S.A. Common Shares, JBS S.A. ADSs, HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

(vi)

has a substantial interest or a deemed substantial interest in JBS S.A., Holdco or JBS N.V. for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of JBS S.A., Holdco or JBS N.V., or rights to acquire, directly or indirectly, such an interest in the shares of JBS S.A., Holdco or JBS N.V. or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of JBS S.A., Holdco or JBS N.V., or (b) such person’s shares, rights to acquire shares or profit participating certificates in JBS S.A., Holdco or JBS N.V. are held by him following the application of a non-recognition provision; or

(vii)	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

The Proposed Transaction

Taxes on Income and Capital Gains

Resident holders of JBS S.A. Common Shares, JBS S.A. ADSs and HoldCo Redeemable Shares

A holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, HoldCo Redeemable Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, HoldCo Redeemable Shares is an individual whose situation has not been discussed before in the section entitled “—Resident holders of JBS S.A. Common Shares or HoldCo Redeemable Shares,” the value of his JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, HoldCo Redeemable Shares forms part of the yield basis for purposes of tax on benefits from savings and investments. For the years 2023 and onwards, a new law has recently been passed. This amends the regime for the taxation on benefits from savings and investments. The deemed benefit rate that covers amongst other the income on shares or products derived from shares is (preliminary) determined at 6.17% of the asset value in 2023 (generally the FMV of the shares on January 1, 2023 less a certain threshold). This deemed benefit is taxed at the rate of 32% in 2023. As such, actual benefits derived from or in connection with the JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, are not subject to Dutch income tax in 2023.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, HoldCo Redeemable Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the Proposed Transaction, including the redemption of the HoldCo Redeemable Shares in exchange for JBS N.V. BDRs.

Non-resident holders of JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares

Individuals

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, HoldCo Redeemable Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, except if:

(i)

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares are attributable to such permanent establishment or permanent representative;

(ii)

he derives benefits or is deemed to derive benefits from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

(iii)

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares are attributable.

Corporate entities

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, or following the Merger of Shares, HoldCo Redeemable Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with JBS S.A. Common or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, except if:

(i)

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares are attributable; or

(ii)

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares are attributable.

General

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, or following the Merger of Shares, HoldCo Redeemable Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the Proposed Transaction, including the redemption of HoldCo Redeemable Shares in exchange for JBS N.V. BDRs.

Dividend Withholding Tax

The Proposed Transaction should not be subject to Dutch dividend withholding tax.

Conversion

The Conversion of one or more JBS N.V. Class A Common Shares into one or more JBS N.V. Class B Common Shares is not a taxable event and does not trigger any Dutch personal income tax and Dutch dividend withholding tax for resident and non-resident individuals.

For non-resident corporate entities, the Conversion is not a taxable event and does not trigger Dutch corporate income tax and Dutch dividend withholding tax.

For resident corporate entities and dependent on whether there is an increase or decrease of FMV of JBS N.V. Class B Common Shares upon Conversion of one or more JBS N.V. Class A Common Shares into one or more JBS N.V. Class B Common Shares such result realized is generally included in the taxable result of the resident corporate entity.

Ownership of JBS N.V. Class A Common Shares, JBV N.V. BDRs or JBS N.V. Class B Common Shares

Taxes on Income and Capital Gains

Resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares

A holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is an individual whose situation has not been discussed before in this section “Material Dutch Tax Consequences— Taxation of Holders of JBS N.V. Class A Common Shares—Taxes on income and capital gains—Resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares,” the value of his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares forms part of the yield basis for purposes of tax on benefits from savings and investments.

For the years 2023 and onwards, a new law has recently been passed. This amends the regime for the taxation on benefits from savings and investments. The deemed benefit rate that covers amongst other the income on shares or products derived from shares is (preliminary) determined at 6.17% of the asset value in 2023 (generally the FMV of the shares on January 1, 2023 less a certain threshold). This deemed benefit is taxed at the rate of 32% in 2023. Actual benefits derived from or in connection with the JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are not subject to Dutch income tax in 2023.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of JBS N.V. Class A Common Shares, JBS N.V. BDRs, or JBS N.V. Class B Common Shares or the performance by JBS N.V. of its obligations under such documents or under the JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

Non-resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares

Individuals

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except if:

(i)

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable to such permanent establishment or permanent representative;

(ii)

he derives benefits or is deemed to derive benefits from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

(iii)

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable.

Corporate entities

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except if:

(i)

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable; or

(ii)

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable.

General

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of holding JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares or the performance by JBS N.V. of its obligations under the JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

Dividend Withholding Tax

General

JBS N.V. is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by JBS N.V., subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs’ or JBS N.V. Class B Common Shares individual circumstances.

The concept “dividends distributed by JBS N.V.” as used in this material Dutch tax consequences paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•

liquidation proceeds and proceeds of repurchase or redemption of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•

the par value of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares issued by JBS N.V. to a holder of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares or an increase of the par value of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of shareholders of JBS N.V. has resolved in advance to make such repayment and (b) the par value of the JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares concerned has been reduced by an equal amount by way of an amendment to JBS N.V.’s articles of association.

Additional withholding tax

Further, as from 1 January 2024, an additional Dutch withholding tax may apply with respect to dividends distributed or deemed to be distributed by JBS N.V. if the dividends are distributed or deemed to be distributed to a related party (not individual), which (i) is resident in a low-tax or non-cooperative jurisdiction as specifically listed in an annually updated Dutch regulation, (ii) has a permanent establishment in any such jurisdiction as stated under (i) before to which the shares of JBS N.V. and thus dividend is attributable, (iii) is neither resident in the Netherlands nor in a low-tax or non-cooperative jurisdiction, and is entitled to the dividend with the main purpose or one of the main purposes to avoid withholding tax of another person, (iv) is a hybrid entity, or (v) is not resident in any jurisdiction, within the meaning of the Dutch Withholding Tax Act 2021. The additional Dutch withholding tax rate will be equal to the highest Dutch corporate income tax rate at the time of the dividend payment, which is currently 25.8%. Subject to further conditions, the additional Dutch withholding tax on dividends may be reduced by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution.

Gift and Inheritance Taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares by way of gift by, or upon the death of, a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, the performance by JBS N.V. of its obligations under such documents, or the transfer of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except that Dutch real property transfer tax may be due upon an acquisition in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

EXPENSES OF THE PROPOSED TRANSACTION

The following table sets forth all expenses payable by us in connection with the Proposed Transaction. All the amounts shown are estimates except for the SEC registration fee and the NYSE listing fee.

Amount (in U.S. dollars)
SEC registration fee
NYSE listing fee
Financial, legal, accounting and advisory fees
Printing and mailing expenses
Miscellaneous fees and expenses

Total

DETERMINATION OF OFFERING PRICE

For information about the consideration to be paid to JBS S.A. Shareholders and JBS S.A. ADS Holders pursuant to the Proposed Transaction, see “The Proposed Transaction.”

LEGAL MATTERS

We will receive an opinion from Loyens & Loeff N.V., Amsterdam, the Netherlands, with respect to the validity under Dutch law of the JBS N.V. Class A Common Shares to be issued in connection with the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted. We will receive an opinion from Machado Meyer Sendacz e Opice Advogados, São Paulo, Brazil, with respect to the validity under Brazilian law of the JBS N.V. BDRs to be issued in connection with the Proposed Transaction and with respect to certain Brazilian tax matters. We will receive an opinion from White & Case LLP, New York, with respect to certain U.S. federal income tax matters. We will receive an opinion from Ernst & Young Belastingadviseurs LLP, Amsterdam, the Netherlands, with respect to certain Dutch tax matters.

EXPERTS

The consolidated financial statements of JBS S.A. as of December 31, 2022 and 2021 and January 1, 2021 and for each of the years in the three-year period ended December 31, 2022 have been included herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Auditor Independence

In anticipation of the filing of the registration statement of which this prospectus is a part (this “Registration Statement”), we engaged KPMG Auditores Independentes Ltda. (“KPMG”) to perform audits of JBS S.A.’s consolidated financial statements for the audit periods presented in this Registration Statement (the “Audit Periods”) and we requested that KPMG affirm its independence relative to the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC (the “SEC/PCAOB Independence Rules”).

KPMG identified a former KPMG partner (the “Former Partner”) serving in a financial reporting oversight role at JBS S.A. – as a member of JBS S.A.’s Audit Committee and its Related Parties Committee and as an alternate member of its Fiscal Council (Conselho Fiscal) (“Fiscal Council”) — who had a financial relationship with KPMG during a portion of the Audit Periods. KPMG and/or its affiliated member firms, had previously served as external auditor for subsidiaries of JBS S.A. – JBS USA Holding and Seara – under private company auditing standards. The Former Partner resigned from KPMG in 2018. In 2019, the Former Partner joined JBS S.A.’s Audit Committee and Related Parties Committee, joining JBS S.A.’s Fiscal Council as an alternate member in 2020.

KPMG has advised us that it retained an unremitted capital balance from the Former Partner as collateral against a contingent obligation of KPMG based on an outstanding legal matter involving certain KPMG partners, including the Former Partner, in a Brazilian court. None of JBS S.A. or any of its affiliates are involved in the underlying legal matter. KPMG has advised us that to date: (i) a final decision in the legal matter has not been made; (ii) on September 6, 2022, KPMG transferred the retained capital balance to an independent third party custodian and has instructed the custodian to release the funds only in accordance with the Brazilian court’s final decision in the underlying legal matter; and (iii) in the event that the amount due by KPMG exceeds the amount of the capital balance, the Former Partner, jointly with other KPMG partners, has agreed to indemnify KPMG for such additional amount.

Applicable SEC/PCAOB Independence Rules provide that an accountant is not independent if, at any point during the audit and professional engagement period, the accountant has an employment relationship with an audit client, such as if a former partner of an accounting firm who has a capital balance in the accounting firm is in an accounting role or financial reporting oversight role at an audit client. JBS S.A. and KPMG have considered various factors in the context of the applicability of the SEC/PCAOB Independence Rules and KPMG’s ability to exercise objective and impartial judgment. KPMG has further advised us that in all relevant periods the Former Partner did not have direct involvement or interaction with KPMG in the context of KPMG’s prior work on audits of JBS USA Holding and Seara and did not participate in discussions relating to audit results, audit fees or auditor hiring processes or approvals in relation to such audits. The Former Partner will also recuse himself from any decision-making related to KPMG’s appointment and execution as auditor of the JBS Group in relation to KPMG’s audits of financial statements until such time that KPMG has completed the audit of the financial statements included in this Registration Statement. Moreover, we and KPMG have considered the Former Partner’s indemnification of KPMG. None of JBS S.A. or any affiliate or person in a financial reporting oversight role (including the Former Partner) is a party to the underlying litigation. As such, there is no adversarial relationship between KPMG and JBS S.A. There is also no adversarial relationship between KPMG and the Former Partner as these parties have previously agreed on the treatment of any claims resulting from the underlying litigation (i.e., via the retention of the capital balance and the indemnification arrangement).

Accordingly, each of KPMG and JBS S.A. has determined that there are no factors or conflicts, including the Former Partner’s relationship with KPMG, that would render KPMG incapable of exercising objective and impartial judgment on issues encompassed within KPMG’s engagement as the independent auditor of the JBS Group for the Audit Periods under SEC/PCAOB Independence Rules.

ENFORCEABILITY OF CIVIL LIABILITIES

The Netherlands

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies. JBS S.A. intends to transfer the issuer to LuxCo prior to the first step of the Restructuring described in this prospectus.

Some of JBS N.V.’s directors, executive officers and experts named herein are not residents of the United States. In addition, a substantial portion of our assets and some of the assets of our directors and executive officers are located outside the United States. Certain disputes between, among others, our (former) directors and us must be exclusively submitted to Dutch courts. As a result, investors in our common shares may have difficulty enforcing their rights.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, based on Dutch Supreme Court case law, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if that judgment: (1) resulted from legal proceedings compatible with Dutch notions of due process; (2) does not contravene public policy of the Netherlands; (3) was a decision of a court that has accepted its judgment on internationally accepted principles of private international law; and (5) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that the prior judgment qualifies for recognition in the Netherlands.

Under Dutch law, in the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can act as a class representative and has standing to commence proceedings if certain criteria are met. All members of the class who are residents of The Netherlands and who did not opt out will in principle be bound to the outcome of the case. Unless otherwise ordered by a competent court, residents of other countries must in principle actively opt in in order to be able to benefit from the class action. If a settlement is reached, a Dutch court may declare the settlement agreement binding upon the relevant class, subject to an opt-out choice. An individual injured party may also itself institute a civil claim for damages. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a court of competent jurisdiction in the

Netherlands. There is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

Brazil

Machado, Meyer, Sendacz e Opice Advogados, our counsel as to Brazilian law, have advised us that there is uncertainty as to whether the courts of Brazil would, respectively: (1) recognize or enforce judgments of United States courts obtained against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in Brazil against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers predicated upon the securities laws of the United States or any state in the United States.

A substantial portion of our assets are located in Brazil. In addition, as of the date of this prospectus, a majority of the members of JBS S.A.’s and JBS N.V.’s board of directors and all of JBS N.V.’s officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon JBS N.V., JBS S.A. or these persons, or to enforce against JBS N.V. or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, as JBS N.V.’s agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this Proposed Transaction.

A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça) (“STJ”). That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No. 13,105, dated March 16, 2015, as amended), if the U.S. judgment:

•	complies with all formalities necessary for its enforcement;

•	is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

•	is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015);

•	is final and, therefore, not subject to appeal (res judicata) in the United States;

•	creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•

is duly apostilled by a competent authority of the United States, according to The Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication (the “Hague Convention”). If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

•	is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•	is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.

We believe original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against JBS N.V., JBS S.A., or the members of either of their boards of directors or either of their executive officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.

If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to JBS N.V. Class A Common Shares or with respect to JBS S.A.’s Common Shares, payment shall be made in Brazilian reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to JBS N.V. Class A Common Shares would be expressed in Brazilian reais. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Judgments of Brazilian courts to enforce our obligations with respect to JBS N.V. Class A Common Shares or JBS N.V. BDRs may be payable only in Brazilian reais.”

We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC on Form F-4 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information that will be contained in, or that will be accessed through, our website is not part of this prospectus.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of the Proposed Transaction, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information will be available without charge on the SEC’s website. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, we will be required to promptly disclose on Form 6-K any material information that we (1) make or are required to make public pursuant to the law of our domicile, incorporation or organization, (2) file or are required to file with a stock exchange on which our securities are traded and which was made public by that exchange or (3) distribute or are required to distribute to our security holders.

As of the date of this prospectus, JBS S.A. is subject to the informational requirements of the CVM and B3 and files reports and other information relating to its businesses, financial condition and other matters with the CVM and B3. You may read these reports, statements and other information about JBS S.A. at the public reference facilities maintained by the CVM at http://www.gov.br/cvm and the website maintained by B3 at http://www.b3.com.br. The public filings of JBS S.A. with the SEC and the CVM are also available to the public free of charge through JBS S.A.’s website at https://ri.jbs.com.br/en/. The information included on or that can be accessed through the mentioned websites is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful and does not constitute an offer of securities to the public in the European Union within the meaning of Article 3(1) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, (the “Prospectus Regulation”). This prospectus is not a prospectus or an offer document within the meaning of the Prospectus Regulation.

INDEX TO FINANCIAL STATEMENTS

JBS S.A.

JBS S.A.

Condensed consolidated statements of financial position

In thousands of United States dollar - US$

	Note	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	3	2,643,325	2,526,431
Margin cash	3	168,083	130,209
Trade accounts receivable	4	3,458,136	3,878,125
Inventories	5	5,472,605	5,393,582
Biological assets	6	1,741,296	1,861,106
Recoverable taxes	7	1,056,011	1,021,701
Derivative assets		95,796	84,890
Other current assets		356,390	319,678

TOTAL CURRENT ASSETS		14,991,642	15,215,722

NON-CURRENT ASSETS
Recoverable taxes	7	1,768,924	1,756,630
Biological assets	6	550,867	501,958
Related party receivables	8	202,203	182,268
Deferred income taxes	9	742,294	605,880
Derivative assets		124,155	23,615
Other non-current assets		222,358	214,293

		3,610,801	3,284,644

Investments in equity-accounted investees		62,341	56,507
Property, plant and equipment	10	12,670,924	11,915,363
Right of use assets	11	1,721,268	1,605,093
Intangible assets	12	1,991,001	1,979,491
Goodwill	13	6,108,830	5,828,691

TOTAL NON-CURRENT ASSETS		26,165,165	24,669,789

TOTAL ASSETS		41,156,807	39,885,511

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of financial position

In thousands of United States dollar - US$

	Note	June 30, 2023	December 31, 2022
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	14	5,090,002	5,943,139
Supply chain finance	14	773,679	588,592
Loans and financing	15	2,217,293	1,577,047
Income taxes	16	30,885	91,070
Other taxes payable	16	138,805	139,088
Payroll and social charges	17	1,109,419	1,198,063
Lease liabilities	11	351,367	342,747
Dividends payable		515	35
Provisions for legal proceedings	18	175,640	174,240
Derivative liabilities		180,203	107,238
Other current liabilities		445,124	410,491

TOTAL CURRENT LIABILITIES		10,512,932	10,571,750

NON-CURRENT LIABILITIES
Loans and financings	15	17,246,315	16,123,101
Income and other taxes payable	16	112,759	116,151
Payroll and social charges	17	523,061	455,942
Lease liabilities	12	1,496,777	1,379,086
Deferred income taxes	9	1,361,007	1,363,072
Provisions for legal proceedings	18	298,894	253,250
Other non-current liabilities		112,485	77,013

TOTAL NON-CURRENT LIABILITIES		21,151,298	19,767,615

EQUITY	19
Share capital - common shares		13,177,841	13,177,841
Capital reserve		(189,884)	(193,118)
Other reserves		(35,793)	(35,177)
Profit reserves		4,299,711	4,299,711
Accumulated other comprehensive loss		(7,609,825)	(8,349,081)
Retained earnings (loss)		(780,243)	—

Attributable to company shareholders		8,861,807	8,900,176
Attributable to non-controlling interest		630,770	645,970

TOTAL EQUITY		9,492,577	9,546,146

TOTAL LIABILITIES AND EQUITY		41,156,807	39,885,511

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of income

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$ (except for earnings per share)

		Six-month period ended June 30,
	Note	2023	2022
NET REVENUE	20	34,739,312	36,099,272
Cost of sales	24	(31,276,616)	(29,682,048)

GROSS PROFIT		3,462,696	6,417,224

Selling expenses	24	(2,258,684)	(2,259,858)
General and administrative expenses	24	(1,024,990)	(1,170,587)
Other income		97,117	31,224
Other expenses		(85,465)	(38,003)

NET OPERATING EXPENSES		(3,272,022)	(3,437,224)

OPERATING PROFIT		190,674	2,980,000
Finance income	21	219,734	620,569
Finance expense	21	(855,761)	(1,171,247)

NET FINANCE EXPENSE		(636,027)	(550,678)

Share of profit of equity-accounted investees, net of tax		5,807	7,137

PROFIT (LOSS) BEFORE TAXES		(439,546)	2,436,459

Current income taxes	9	(38,644)	(703,632)
Deferred income taxes	9	162,977	177,113

TOTAL INCOME TAXES		124,333	(526,519)

NET INCOME (LOSS)		(315,213)	1,909,940

ATTRIBUTABLE TO:
Company shareholders		(332,880)	1,785,840
Non-controlling interest		17,667	124,100

		(315,213)	1,909,940

Basic and diluted earnings (loss) per share - common shares (US$)	22	(0.14)	0.86

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of income

for the three-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$ (except for earnings per share)

		Three-month period ended June 30,
	Note	2023	2022
NET REVENUE	20	18,052,068	18,735,199
Cost of sales	24	(16,055,155)	(15,445,354)

GROSS PROFIT		1,996,913	3,289,845

Selling expenses	24	(1,146,896)	(1,160,270)
General and administrative expenses	24	(510,837)	(563,645)
Other income		15,167	13,564
Other expenses		(46,396)	(15,125)

NET OPERATING EXPENSES		(1,688,962)	(1,725,476)

OPERATING PROFIT		307,951	1,564,369
Finance income	21	98,171	63,636
Finance expense	21	(435,023)	(574,170)

NET FINANCE EXPENSE		(336,852)	(510,534)

Share of profit of equity-accounted investees, net of tax		3,031	4,240

PROFIT (LOSS) BEFORE TAXES		(25,870)	1,058,075

Current income taxes	9	(31,937)	(331,265)
Deferred income taxes	9	17,784	143,804

TOTAL INCOME TAXES		(14,153)	(187,461)

NET INCOME (LOSS)		(40,023)	870,614

ATTRIBUTABLE TO:
Company shareholders		(53,243)	803,182
Non-controlling interest		13,220	67,432

		(40,023)	870,614

Basic and diluted earnings (loss) per share - common shares (US$)	22	(0.14)	0.86

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of comprehensive income

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

		Six-month period ended June 30,
	Note	2023	2022
Net income (loss)	23	(315,213)	1,909,940

Other comprehensive income

Items that are or may be subsequently reclassified to statement of income:
Gain on net investment in foreign operations		440,423	1,814,786
Gain (loss) on foreign currency translation adjustments		267,217	(2,243,762)
Loss on cash flow hedge	25.c3.1	(1,383)	(98,192)
Deferred income (expense) tax on cash flow hedge	25.c3.1	(712)	30,217
Valuation adjustments to equity in subsidiaries		(4,412)	11,619
Items that will not be reclassified to statement of income:
Gains associated with pension and other postretirement benefit obligations		11,114	2,529
Income tax on gain associated with pension and other postretirement benefit obligations		(1,716)	(642)

Total other comprehensive income (loss)		710,531	(483,445)

Comprehensive income		395,318	1,426,495

Total comprehensive income attributable to:
Company shareholders		406,375	1,388,523
Non-controlling interest		(11,057)	37,972

		395,318	1,426,495

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of comprehensive income

for the three-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

		Three-month period ended June 30,
	Note	2023	2022
Net income (loss)	23	(40,023)	870,614

Other comprehensive income

Items that are or may be subsequently reclassified to statement of income:
Gain (loss) on net investment in foreign operations		126,058	(303,851)
Gain (loss) on foreign currency translation adjustments		397,047	(836,342)
Gain (loss) on cash flow hedge		(1,918)	46,330
Deferred income (expense) tax on cash flow hedge		(988)	(16,136)
Valuation adjustments to equity in subsidiaries		(6,475)	4,228
Items that will not be reclassified to statement of income:
Gains associated with pension and other postretirement benefit obligations		6,465	11,661
Income tax on gain associated with pension and other postretirement benefit obligations		(1,039)	(2,959)

Total other comprehensive income (loss)		519,150	(1,097,069)

Comprehensive income (loss)		479,127	(226,455)

Total comprehensive income (loss) attributable to:
Company shareholders		484,471	(336,592)
Non-controlling interest		(5,344)	110,137

		479,127	(226,455)

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of changes in equity

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings (loss)	Total	Non- controlling interest	Total equity
BALANCE ON JANUARY 1, 2022		13,177,841	36,321	(154,198)	10,145	(33,747)	(619,298)	455,474	2,963,982	—	—	92,305	(8,024,668)	—	7,904,157	660,795	8,564,952

Net income		—	—	—	—	—	—	—	—	—	—	—	—	1,785,840	1,785,840	124,100	1,909,940
Loss on foreign currency translation adjustments (4)		—	—	—	—	—	—	—	—	—	—	—	(2,155,033)	—	(2,155,033)	(88,729)	(2,243,762)
Gain on net investment in foreign operations (2)		—	—	—	—	—	—	—	—	—	—	—	1,814,786	—	1,814,786		1,814,786
Loss on cash flow hedge (5)		—	—	—	—	—	—	—	—	—	—	(67,975)	—	—	(67,975)		(67,975)
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	—	—	10,034	—	—	10,034	1,585	11,619
Loss associated with pension and other postretirement benefit obligations		—	—	—	—	—	—	—	—	—	—	871	—	—	871	1,016	1,887

Total comprehensive income (loss)		—	—	—	—	—	—	—	—	—	—	(57,070)	(340,247)	1,785,840	1,388,523	37,972	1,426,495
Purchase of treasury shares		—	—	—	—	—	(732,958)	—	—	—	—	—	—	—	(732,958)	—	(732,958)
Sale of treasury shares		—	—	—	—	—	159,256	—	(1,896)	—	—	—	—	—	157,360	—	157,360
Cancellation of treasury shares		—	—	—	—	—	1,214,895	—	(1,214,895)	—	—	—	—	—	—	—	—
Share-based compensation		—	—	3,908	—	—	—	—	—	—	—	—	—	—	3,908	928	4,836
Realization of other reserves		—	—	—	—	(839)	—	—	—	—	—	—	—	839	—	—	—
Distribution of interim dividends		—	—	—	—	—	—	—	(468,174)	44,708	—	—	—	—	(423,466)	—	(423,466)
Purchase of Pilgrim’s Pride Corporation treasury shares repurchase		—	—	(53,279)	—	—	—	—	—	—	—	—	—	—	(53,279)	(60,723)	(114,002)
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,907)	(1,907)
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	—	218	218

BALANCE ON JUNE 30, 2022		13,177,841	36,321	(203,569)	10,145	(34,586)	21,895	455,474	1,279,017	44,708	—	35,235	(8,364,915)	1,786,679	8,244,245	637,283	8,881,528

BALANCE ON JANUARY 1, 2023		13,177,841	36,321	(239,584)	10,145	(35,177)	—	603,603	2,928,754	—	767,354	61,690	(8,410,771)	—	8,900,176	645,971	9,546,147

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings (loss)	Total	Non- controlling interest	Total equity
Net income (loss)		—	—	—	—	—	—	—	—	—	—	—	—	(332,880)	(332,880)	17,667	(315,213)
Gains on foreign currency translation adjustments (4)		—	—	—	—	—	—	—	—	—	—	—	297,241	—	297,241	(30,024)	267,217
Gain on net investment in foreign operations (2)		—	—	—	—	—	—	—	—	—	—	—	440,423	—	440,423	—	440,423
Loss on cash flow hedge, net of tax (5)		—	—	—	—	—	—	—	—	—	—	(2,095)	—	—	(2,095)	—	(2,095)
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	—	—	(4,412)	—	—	(4,412)	—	(4,412)
Gain associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	—	—	8,098	—	—	8,098	1,300	9,398

Total comprehensive income (loss)		—	—	—	—	—	—	—	—	—	—	1,591	737,664	(332,880)	406,375	(11,057)	395,318
Share-based compensation		—	—	3,234	—	—	—	—	—	—	—	—	—	—	3,234	678	3,912
Realization of other reserves		—	—	—	—	(616)	—	—	—	—	—	—	—	616	—	—	—
Distribution of interim dividends	1.2.3	—	—	—	—	—	—	—	—	—	—	—	—	(447,979)	(447,979)	—	(447,979)
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,462)	(4,462)
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(360)	(360)

BALANCE ON JUNE 30, 2023		13,177,841	36,321	(236,350)	10,145	(35,793)	—	603,603	2,928,754	—	767,354	63,281	(7,673,107)	(780,243)	8,861,806	630,770	9,492,576

(1)	Refers to the purchase of PPC treasury shares and share-based payment expenses incurred by subsidiaries.
(2)	Foreign Currency Translation Adjustments (FCTA) and exchange variation in subsidiaries
(3)	Valuation Adjustments to Equity (VAE) arising from derivative financial instruments.
(4)

Refers to the net investment on foreign operations of intercompany balances between JBS S.A. and its indirect subsidiaries JBS Luxembourg S.à.r.l. and JBS Investments Luxembourg S.à.r.l.. Thus, since the balances are an extension of that entity’s investment, they are considered as equity instruments.

(5)	Refers to the hedge accounting in the indirect subsidiary Seara Alimentos.

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Condensed consolidated statements of cash flows

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

		Six-month period ended June 30,
	Note	2023	2022
Cash flows from operating activities
Net income (loss)		(315,213)	1,909,940
Adjustments for:
Depreciation and amortization	6, 11, 12 and 13	1,035,867	943,880
Expected credit losses	4	6,349	8,082
Share of profit of equity-accounted investees		(5,807)	(7,137)
Gain (loss) on sales of assets		(7,709)	904
Tax expense	9	(124,333)	526,519
Net finance expense	21	636,027	550,678
Share-based compensation		3,912	4,751
Provisions for legal proceedings	19	42,730	17,686
Impairment of goodwill and property, plant and equipment	10 and 13	24,419	—
Net realizable value inventory adjustments	5	(2,857)	5,500
DOJ (Department of Justice) and antitrust agreements	18	31,700	65,443
Fair value adjustment of biological assets	6	89,937	31,986

		1,415,022	4,058,232

Changes in assets and liabilities:
Trade accounts receivable		446,760	(398,475)
Inventories		73,529	(587,387)
Recoverable taxes		(19,207)	(349,963)
Other current and non-current assets		(32,963)	122,269
Biological assets		(263,483)	(516,304)
Trade accounts payable and supply chain finance		(1,032,574)	(472,839)
Taxes paid in installments		(20,802)	(38,647)
Other current and non-current liabilities		(18,552)	(103,983)
DOJ and Antitrust agreements payment		(30,300)	(167,046)
Income taxes paid		(40,711)	(641,069)

JBS S.A.

Condensed consolidated statements of cash flows

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

		Six-month period ended June 30,
	Note	2023	2022
Changes in operating assets and liabilities		(938,303)	(3,153,444)

Cash provided by operating activities		161,506	2,814,728

Interest paid		(659,188)	(471,258)
Interest received		95,769	54,207

Net cash flows provided by (used in) operating activities		(86,700)	487,737

Cash flows from investing activities
Purchases of property, plant and equipment	10	(724,770)	(952,394)
Purchases and disposals of intangible assets	12	(3,011)	11,586
Proceeds from sale of property, plant and equipment	10	15,999	10,083
Additional investments in equity-accounted investees		—	(2,066)
Acquisitions, net of cash acquired	3	(569)	(140,296)
Dividends received		3,464	1,147
Related party transactions		512	264
Others		20,680	—

Cash (used in) investing activities		(687,695)	(1,071,676)

Cash flows from financing activities
Proceeds from loans and financing		4,141,518	5,564,919
Payments of loans and financing		(2,600,801)	(3,941,421)
Derivative instruments received (settled)		(10,356)	(220,684)
Margin cash		(12,423)	82,510
Dividends paid		(447,979)	(450,769)
Dividends paid to non-controlling interest		(4,462)	(1,904)
Purchase of PPC treasury shares		—	(116,681)
Purchase of treasury shares		—	(719,393)
Sales of treasury shares		—	167,505
Payments of leasing contracts	11.2	(217,792)	(217,535)

Cash provided by financing activities		847,705	146,547

Effect of exchange rate changes on cash and cash equivalents		43,584	(964,522)

Net change in cash and cash equivalents		116,894	(1,401,914)
Cash and cash equivalents beginning of period		2,526,431	3,928,345

Cash and cash equivalents at the end of period		2,643,325	2,526,431

JBS S.A.

Condensed consolidated statements of cash flows

for the six-month period ended June 30, 2023 and 2022

In thousands of United States dollar - US$

		Six-month period ended June 30,
	Note	2023	2022
Non-cash transactions:
Non-cash additions to right of use assets and lease liabilities	11.2	274,864	260,689
Capitalized interest	10	(41,895)	(19,945)
Transfer of property, plant and equipment		4,750	—
Cancellation of treasury shares		—	(191,020)

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

1 Background information

1.1	Reporting entity

JBS S.A (“JBS” or the “Company”), is a corporation with its headquarters office in Brazil, at Avenue Marginal Direita do Tietê, no. 500, Vila Jaguara, in the City of São Paulo, and is controlled by J&F Investimentos S.A. The unaudited condensed consolidated interim financial information comprise the Company and its subsidiaries (collectively, the ‘Group’) as of and for the three and six-month periods ended June 30, 2023 and were authorized by the Board of Directors on August 14, 2023. The Company has its shares publicly traded and listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (B3 - Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3”. In addition, American Depository Receipts related to shares issued by JBS are also publicly traded in the United States of America under the symbol “JBSAY”.

The Company operates in the processing of animal protein, such as beef, pork, lamb and chicken, and operates in the production of convenience foods and other products. In addition, it sells leather, hygiene and cleaning products, collagen, metal packaging, biodiesel, among others. The Company has a broad portfolio of brands including Seara, Doriana, Pilgrim’s, Moy Park, Primo, Adaptable Meals, Friboi, Maturatta and Swift.

The condensed consolidated interim financial information includes the Company’s operations in Brazil as well as the activities of its subsidiaries.

1.2	Main events that occurred during the period:

1.2.1    Filing of registration statement on the Securities Exchange Comission (SEC): On May 19, 2023, the Company filed a public registration statement with the SEC, located in the United States of America. This filing relates to the Company’s proposed offer to list 11 series of notes (Bonds), which are guaranteed by the Company. At the time the registration statement becomes effective, the Company will be subject to disclosure requirements and other regulations and standards relating to securities in the United States of America and the compliance obligations of the Sarbanes-Oxley (“SOX”). The SEC approved the filing on July 24, 2023 and the transaction became effective.

1.2.2    Distribution of interim dividends: On June 19, 2023, the Company approved the distribution of interim dividends referring to the net income from the year ended at December 31, 2022 in the amount of US$447,979, corresponding to US$1,00 per ordinary share, in accordance with the shareholder´s base at June 22, 2023. The interim dividends were distributed on June 29, 2023.

1.2.3    Adjusted purchase price allocation of TriOak: In June 2023, the business combination of TriOak, the Group adjusted the purchase price allocation. The adjustments were identified in biological assets of US$24,542 and in goodwill of US$21,684.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

1.3 Seasonality:

During the second and third quarters, the beef sector in the United States presents a seasonal demand for beef products which is higher in the summer and autumn months, when weather patterns allow for more outdoor activities. As for the pork sector in the United States, the greatest demand for pork occurs in the first and fourth quarters, when the availability of hogs combined with the holidays increase the demand. As for the chicken segment, worldwide, the fluctuations are historically higher in the first half of the year, coinciding with the summer and fall, and sales volume of certain of our special product lines undergo considerable variation during certain holidays, including Christmas, New Year and Easter. Australia demand is not impacted by seasonality as other segments.

2 Basis of preparation

The unaudited condensed consolidated interim financial information as of and for the three and six-month periods ended June 30, 2023 have been prepared in accordance with IAS 34 Interim Financial Reporting, as issued by International Accounting Standards Board (IASB), and should be read in conjunction with the Group´s last annual consolidated financial statements as of and for the year ended December 31, 2022 (“last annual financial statements”). They do not include all the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to describe events and transactions that are significant to an understanding of the changes in the Group´s financial position and performance since the last annual financial statements which were authorized by the Board of Directors on March 29, 2023.

In preparing these unaudited condensed consolidated interim financial statements, Management has made judgments and estimates that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates. The significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

2.1 New standards, amendments and interpretations that are not yet effective

a. Standards, amendments and interpretations recently issued and adopted by the Company

Accounting Policies, Changes in Accounting Estimates and Errors: Amendments to IAS 8

As of January 1, 2023, the amendments clarify about the distinction between changes in accounting estimates and changes accounting policies and correction of errors, in order to correctly apply the amendments. The Company has not identified significant impacts as a result of this change.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Deferred Tax related to Assets and Liabilities arising from a Single Transaction: Amendments to IAS 12

As of January 1, 2023, the amendments narrow the scope of the initial recognition exemption (IRE) so that it no longer applies to transactions that, among other things, on initial recognition, give rise to equal taxable and deductible temporary differences. As a result, a deferred tax asset and a deferred tax liability should be recognized for temporary differences arising on initial recognition of a lease and decommissioning provision. The Company has not identified significant impacts as a result of this change.

b. New standards, amendments and interpretations that are not yet effective

Presentation of Financial Statements: Amendments to IAS 1

As of January 1, 2024, sets out the requirements to defer settlement of a liability and whether the Company has reached these requirements at the end of the reporting period and, also, whether the classification between current and non-current would impact the entity to exercise the postponement right. The amendments also address that only if a derivative embedded in a convertible liability is itself an equity instrument, the terms of a liability would not affect its classification. The Company is following the discussions and so far has not identified significant impacts as a result of this change.

3 Cash and cash equivalents and margin cash

Cash and Cash Equivalents

	June 30, 2023	December 31, 2022
Cash on hand and at banks	1,035,541	1,144,741
CDB (bank certificates of deposit) and National Treasury Bills (Tesouro Selic)(1)	1,607,784	1,381,690

	2,643,325	2,526,431

(1)

CDBs are held at financial institutions and earn interest based on floating rates and are pegged to the Brazilian overnight interbank lending rate (Certificado de Depósito Interbancário—CDI). Tesouro Selic are bonds purchased from financial institutions having conditions and characteristics that are similar to CDB’s.

Margin Cash

The Group is required to maintain cash balances with a broker as collateral for exchange-traded futures contracts. These balances are classified as restricted cash as they are not available for use by the Group to fund daily operations. The balance of restricted cash also includes investments in Treasury Bills, as required by the broker,

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

to offset the obligation to return cash collateral. The bills hedge inflation (or deflation) risk when held to maturity. The cash is redeemable when the contracts are settled, therefore they are not considered as cash and cash equivalents.

	June 30, 2023	December 31, 2022
Margin cash (Restricted cash)	98,154	59,088
Investments in Treasury Bills	69,929	71,121

	168,083	130,209

4 Trade accounts receivable

	June 30, 2023	December 31, 2022
Current receivables
Domestic sales	2,074,899	2,137,350
Foreign sales	685,332	969,442

Subtotal	2,760,231	3,106,792

Overdue receivables:
From 1 to 30 days	418,539	482,104
From 31 to 60 days	106,100	113,266
From 61 to 90 days	57,434	66,493
Above 90 days	208,762	199,084
Expected credit losses	(86,771)	(82,636)
Present value adjustment(1)	(6,159)	(6,978)

Subtotal	697,905	771,333

Trade accounts receivable, net	3,458,136	3,878,125

(1)

The Group discounts its receivables to present value using interest rates directly related to customer credit profiles. The monthly interest used to calculate the present value of outstanding receivables on June 30, 2023 were, mostly in Brazil, 1.8% per transaction(1.3% per transaction at December 31, 2022). Realization of the present value adjustment is recognized as deduction item to sales revenue.

The Group carry out credit assignment transactions with financial institutions, which these institutions acquire credits held against certain third-party or intercompany customers in the domestic and foreign markets. The assignment transactions are negotiated with a permanent transfer of the risks and benefits to the financial institutions.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Within trade accounts receivable, the diversity of the portfolio significantly reduces overall credit risk. To further mitigate credit risk, parameters have been put in place when credit is provided to customers such as requiring minimum financial ratios, analyzing the operational health of customers, and reviewing references from credit monitoring entities.

The Group does not have any customer that represents more than 10% of its trade receivables or revenues.

Expected credit losses are estimated based on an analysis of the age of the receivable balances and the client’s current credit rating status. The Group writes-off accounts receivables when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. The resulting bad debt expense is recognized in the statement of income within “Selling Expenses”.

Changes in expected credit losses:

	June 30, 2023	June 30, 2022
Balance at the beginning of the period	(82,636)	(82,318)

Additions	(6,349)	(8,082)
Write-offs/Reversals	8,473	5,332
Exchange rate variation	(6,259)	(364)

Balance at the end of the period	(86,771)	(85,432)

5 Inventories

	June 30, 2023	December 31, 2022
Finished products	3,458,191	3,296,410
Work in process	616,975	523,293
Raw materials	760,309	932,317
Supplies	637,130	641,562

	5,472,605	5,393,582

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Changes in the realizable value of inventories is recognized in the financial statements as “Cost of sales” and is presented below:

	June 30, 2023	June 30, 2022
Balance at the beginning of the period	(59,525)	(44,555)

Additions	(33,769)	(57,803)
Write-off	36,626	44,639
Exchange rate variation	(3,138)	(1,806)

Balance at the end of the period	(59,806)	(59,525)

6 Biological assets

Changes in biological assets:	Current		Non-current
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Balance at the beginning of the period	1,861,106	1,415,834	501,958	429,010

Acquired in business combination	—	32,344	—	12,678
Business combination adjustments (Note 1.2.4)	(24,542)		—
Increase by reproduction (born) and cost to reach maturity	6,346,456	5,811,100	459,082	359,947
Reduction for slaughter, sale or consumption	(6,775,834)	(5,716,977)	(29,099)	(25,070)
Purchases	242,659	250,849	88,164	82,043
Decrease by death	(58,366)	(132,426)	(9,578)	(6,273)
Fair value adjustments	(89,937)	(32,005)	—	19
Reclassification from non-current to current	184,133	139,939	(184,134)	(139,939)
Exchange rate variation	55,621	(178,013)	13,774	(25,432)
Changes in fair value (including amortization of breeders)	—	—	(289,301)	(242,599)

Balance at the end of the period	1,741,296	1,590,645	550,867	444,384

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

7 Recoverable taxes

Recoverable taxes as of June 30, 2023 and December 31, 2022 was comprised of the following:

	June 30, 2023	December 31, 2022
Value-added tax on sales and services - ICMS/ IVA / VAT / GST	1,046,234	1,006,814
Social contribution on billings - PIS and COFINS	512,964	527,607
Withholding income tax - IRRF/IRPJ	1,218,788	1,199,323
Excise tax - IPI	24,046	24,478
Reintegra	9,420	9,551
Other	13,482	10,558

	2,824,934	2,778,331

Current	1,056,011	1,021,701
Non-current	1,768,924	1,756,630

	2,824,935	2,778,331

8 Related party transactions

The main balances and transactions between related parties are presented and described below. Amounts charged include borrowing costs, interest and management fees, when applicable. Information on the Group’s structure is provided in Note 1.1 - Reporting entity.

Related party receivables

	June 30, 2023	December 31, 2022
J&F Oklahoma Holdings Inc(1)	83,788	76,665
J&F Participações S.A.(2)	117,281	104,101
Flora Produtos de Higiene e Limpeza S.A.	1,134	1,502

	202,203	182,268

(1)

In December 2019, the Company assumed receivables previously held by its indirect subsidiary Moyer Distribution with J&F Oklahoma arising from a credit line granted due to cattle purchase operations in the USA.

(2)	Refers to the leniency expenses refund.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Other financial transactions in the Group

The Company entered into an assignment agreement with Banco Original S.A, direct subsidiary of the parent company J&F, pursuant to which Banco Original S.A. acquires trade accounts receivables of certain or our customers in Brazil and abroad. The assignments are at the face value of the receivable less the discount applied by Banco Original through a transfer without recourse to JBS S.A. of all of the associated risks and benefits of such trade accounts receivables. For the six-month period ended June 30, 2023, the Company incurred in a loss from the sale of the receivables of US$46,331 (US$34,524 at June 30, 2022), recognized as financial expenses.

As of June 30, 2023, the Company held investments with Banco Original, of US$846,415 (US$408,817 as of December 31, 2022), recognized as cash and cash equivalents. The cash investments and cash equivalents have similar rates of return as CDIs (Certificado de Depósito Interbancário). For the six-month period ended June 30, 2023, the Company earned interest from these investments of US$8,306 (US$1,525 for the six-month period ended June 30, 2022), recognized as financial income.

The Group is the sponsor of Institute J&F, a youth-directed business school, whose goal is to educate future leaders by offering free, high-quality education. During the six-month period ended June 30, 2023, the Company made donations of US$11,365 (US$23,988 at June 30, 2022), respectively, recognized as general and administrative expenses.

JBJ Agropecuária Ltda., or JBJ, a related party, supplies cattle to JBS S.A.’s slaughterhouses. Transactions with JBJ are recurrent and conducted in the normal course of JBS S.A.’s business, in accordance with its needs and JBJ’s capacity to deliver cattle. JBJ shared transportation services from the Group. The value of the transactions varies in accordance with the number of animals processed and pursuant to market conditions. As of June 30, 2023, the total amounts of accounts receivable and accounts payable were US$594 (US$558 as of December 31, 2022) and US$83,434 (US$7,735 as of December 31, 2022), respectively. For the six-month period ended June 30, 2023, the total net revenue to JBJ was US$2,166 (US$845 at June 30, 2022) and the total amount of purchases made by JBJ from the Group for the six-month period ended June 30, 2023 was US$187,080 (US$41,388 at June 30, 2022).

Flora Produtos de Higiene e Limpeza S.A., or Flora, is controlled by J&F. Flora purchases products (beef tallow, palm oil, babassu oil and cans) from JBS S.A. and manufactures soaps. As of June 30, 2023, the total amounts from accounts receivable were US$8,393 (US$6,585 as of December 31, 2022). For the six-month period ended June 30, 2023, the total net revenue to Flora was US$29,965 (US$10,345 at June 30, 2022) and the total amount of purchases made by Flora for the six-month period ended June 30, 2023 and 2022 was nil.

The Company has commitments to purchase cattle for future delivery signed with certain suppliers, including the related party JBJ, guaranteeing the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Company until the cattle are delivered. Based on these future delivery contracts. As of June 30, 2023, the Company has these commitments agreements in the amount of US$93,105 (US$85,478 as of December 31, 2022).

No expense for doubtful accounts or bad debts relating to related-party transactions were recorded during the six-month period ended June 30, 2023.

Remuneration of key management

The Company’s key management is comprised of its executive officers and members of the Board of Directors. The aggregate amount of compensation received by the Company’s key management during the six-month period ended June 30, 2023 and 2022 was:

	2023	2022
Salaries and wages	4,185	7,678
Variable cash compensation	18,658	18,727

	22,843	26,405

The Chief Executive Officer, the Administrative and Control Officer, the Chief Financial Officer and the Executive Officer are employed under the Brazilian employment contract regime referred to as CLT (Consolidation of Labor Laws), which sets legal prerogatives for employee benefits.

Except for those described above, the Board of Directors members are not party to any employment contract or any other contracts for additional employee benefits such as post-employment benefits, other long-term benefits or termination benefits that do not conform to Brazilian Labor Law.

9 Income taxes

a. Composition of deferred tax income and social contribution

	June 30, 2023	December 31, 2022
Deferred income taxes assets	742,294	605,880
Deferred income taxes liabilities	(1,361,007)	(1,363,072)

	(618,713)	(757,192)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2023	Income statement	Exchange variation	Other Adjustments(1)	Balance at June 30, 2023
Tax losses and negative basis of social contribution	649,164	228,622	37,757	—	915,543
Expected credit losses on trade accounts receivable	31,572	278	1,755	—	33,605
Provisions for contingencies	94,153	(7,453)	3,975	—	90,675
Present value adjustment	11,326	(2,852)	774	—	9,248
Tax credits	13,196	333	(5)	14	13,538
Labor accident accruals	6,139	1,147	1	—	7,287
Pension plan	10,485	440	(82)	(3,122)	7,721
Trade accounts payable accrual	284,235	45,061	5,572	—	334,868
Non-deductible interest	76,563	73,112	—	—	149,675
Right of use assets	22,583	18,038	1,009	—	41,630
Other temporary differences - assets	141,120	(8,530)	(739)	1,795	133,646
Goodwill amortization	(785,958)	(5,582)	(58,196)	—	(849,736)
Present value adjustment - Trade accounts payable	(8,105)	477	(625)	—	(8,253)
Business combinations	(441,428)	(4,670)	(2,827)	—	(448,925)
Inventory valuation	(109,703)	(100,219)	1	—	(209,921)
Hedge operations	8,209	(27,089)	215	2,526	(16,139)
Realization of other reserves	(110,379)	1,642	(9,045)	—	(117,782)
Accelerated depreciation and amortization	(586,839)	(49,778)	—	—	(636,617)
Other temporary differences - liabilities	(63,525)	—	(5,251)	—	(68,776)

Deferred taxes, net	(757,192)	162,977	(25,711)	1,213	(618,713)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Income statement	Exchange variation	Other Adjustments(1)	Balance at June 30, 2022
Tax losses and negative basis of social contribution	431,501	91,456	16,193	—	539,150
Expected credit losses on trade accounts receivable	26,260	(940)	1,941	(4,011)	23,250
Provisions for contingencies	97,506	3,598	6,158	—	107,262
Present value adjustment	8,165	(276)	551	—	8,440
Tax credits	13,438	(664)	75	(28)	12,821
Labor accident accruals	39,203	(6,758)	182	—	32,627
Pension plan	21,677	7,346	(372)	(4,462)	24,189
Trade accounts payable accrual	264,851	(29,849)	3,330	—	238,332
Non-deductible interest	5,894	27,431	(1,536)	—	31,789
Right of use assets	6,072	2,207	318	—	8,597
Goodwill amortization	(705,645)	(3,045)	(41,317)	—	(750,007)
Present value adjustment - Trade accounts payable	(6,015)	(1,471)	(305)	—	(7,791)
Business combinations	(473,421)	25,185	(3,956)	19,620	(432,572)
Inventory valuation	23,596	29,945	(1,120)	—	52,421
Customer returns accruals - Foreign subsidiaries	(33,416)	3,908	(120)	—	(29,628)
Hedge operations	(27,002)	1,984	(3,629)	31,973	3,326
Realization of other reserves	(106,120)	1,704	(7,043)	—	(111,459)
Accelerated depreciation and amortization	(492,570)	38,785	(724)	—	(454,509)
Other temporary differences - liabilities	24,304	(11,319)	29,310	3,823	46,118

Deferred taxes, net	(881,722)	179,227	(2,064)	46,915	(657,644)

(1)

Changes in the deferred tax statement of financial position accounts that do not directly impact income statement accounts, are shown in the column Other Adjustments. These adjustments refer mainly to: the direct subsidiary Brazservice Ltda. incorporated into the Company; deferred taxes on cash flow hedge transactions recognized in other comprehensive income, carried out by the subsidiary Seara Alimentos; and, gains associated with pension and other postretirement benefit obligations in the United States of America; and impacts related to the acquisitions of the King´s group in Italy and Rivalea in Australia.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

b.	Reconciliation of income tax and social contribution expense:

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Profit before taxes (PBT)	(439,546)	2,436,459	(25,870)	1,058,075
Brazilian statutory corporate tax rate	34.00%	34.00%	34.00%	34.00%
Expected tax expense (benefit)	149,446	(828,396)	8,796	(359,746)
Adjustments to reconcile taxable income tax expense (benefit):
Share of profit of equity-accounted investees	1,975	2,427	1,031	1,442
Non-taxable tax benefits(1)	236,326	95,529	103,017	51,399
Difference of tax rates on taxable income from foreign subsidiaries	(28,671)	232,558	(10,792)	106,129
Transfer pricing adjustments	(1,832)	(1,797)	(359)	(294)
Profits taxed by-foreign jurisdictions(3)	(175,472)	(100,857)	(91,149)	(53,558)
Deferred income tax not recognized	(143,331)	48,236	(67,782)	69,574
Withholding tax expense	—	(2,705)	—	(2,705)
Non-taxable interest	63,959	45,014	30,532	24,652
Donations and social programs(4)	(3,912)	(104)	(1,496)	(4)
SELIC interest on tax credits(2)	2,466	382	1,456	(854)
Other permanent differences	23,379	(16,806)	12,593	(23,496)

Current and deferred income tax expense	124,333	(526,519)	(14,153)	(187,461)

Current income tax	(38,644)	(703,632)	(31,937)	(331,265)
Deferred income tax	162,977	177,113	17,784	143,804

	124,333	(526,519)	(14,153)	(187,461)

Effective income tax rate	28.29%	-21.61%	-54.71%	-17.72%

(1)

The Company and its subsidiaries recognize grants given by state governments as a presumed credit, partial and full reduction of the ICMS calculation base of certain goods in its production chain, in accordance with the regulations of each state. The amounts appropriated from these tax incentives as revenue in the income statement are excluded from the calculation of taxes on income, when the requirements set forth in current legislation are achieved. During the six-month period ended June 30, 2023, the Group recorded the amount of government subsidies in the amount of US$726,262 (US$284,509 as of the six-month period ended June 30, 2022), of which US$298,805 of presumed credit (US$284,509 as of the six-month period ended June 30, 2022) and US$427,457 of reduction and exemption from ICMS, (nil as of the six-month period ended June 30, 2022) excluded from its calculation basis for income tax and social contribution. The

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

exclusion of this tax benefit from the income tax and social contribution calculation base on net income reflected a tax gain in the six month period ended June 30, 2023 of US$101,824 referring to the presumed credit (US$98,329 as of the six-month period ended June 30, 2022) and US$147,712 of exemption and base reduction (nil as of the six-month period ended June 30, 2022).

On June 12, 2023, the decision of the judgment of Special Appeals n. 1,945,110 and 1,987,158 (Repeating Item 1182), which discusses the requirement of IRPJ and CSLL on amounts related to ICMS tax incentives, other than those granted in the form of presumed credits. The judgment in question stated that the taxes in question are not due, provided that the requirements of article 30 of Law n. 12,973/2014, in line with the procedure adopted by the Company.

(2)	Recognition of the income tax exemption on interest income on tax credits, due to a ruling of the STF (Federal Court of Justice), on September 23, 2021.
(3)

According to Law No. 12,973/14, the income from foreign subsidiaries must be taxed at the Brazilian statutory tax rate of 34%, and the income tax paid abroad by these subsidiaries may be used to compensate income taxes to be paid in Brazil. The results obtained from foreign subsidiaries are subject to taxation by the countries where they are based, according to applicable rates and legislation (profits taxed by-foreign jurisdictions included in the reconciliation of income tax and social contribution expense). The Group analyzes the results of each subsidiary for the application of its income tax legislation, in order to respect the treaties signed by Brazil and avoid double taxation.

(4)	Refers to the donations, as described in Note 24 - Expenses by nature.

10 Property, plant and equipment

Changes in property, plant and equipment:

	Balance at January 1, 2023	Additions net of transfers(1)	Disposals	Depreciation	Exchange rate variation	Balance at June 30, 2023
Buildings	3,779,963	359,384	(3,117)	(126,184)	141,460	4,151,506
Land	1,056,590	23,918	(188)	—	47,785	1,128,105
Machinery and equipment	3,832,826	476,665	(20,668)	(293,616)	126,324	4,121,531
Facilities	575,290	120,001	(284)	(21,244)	55,083	728,846
Computer equipment	116,263	28,756	(406)	(21,018)	4,124	127,719
Vehicles (land and air)	214,898	69,761	(4,157)	(20,406)	9,970	270,066
Construction in progress	2,124,483	(276,194)	—	—	79,408	1,927,697
Other	215,050	19,497	(8,639)	(16,871)	6,417	215,454

	11,915,363	821,788	(37,459)	(499,339)	470,571	12,670,924

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Acquired in business combination(2)	Additions net of transfers(1)	Disposals	Depreciation	Exchange rate variation	Balance at June 30, 2022
Buildings	3,500,836	50,637	142,740	(565)	(118,161)	37,270	3,612,757
Land	944,922	24,670	9,557	(121)	—	20,424	999,452
Machinery and equipment	3,569,854	35,844	312,964	(1,386)	(280,145)	66,605	3,703,736
Facilities	487,028	831	41,212	(57)	(16,810)	31,209	543,413
Computer equipment	121,959	705	14,245	(4,168)	(20,880)	(761)	111,100
Vehicles (land and air)	180,960	1,662	14,592	(4,143)	(14,616)	(47,688)	130,767
Construction in progress	1,218,888	3,530	412,609	—	—	16,956	1,651,983
Other	183,842	3,846	24,420	(546)	(16,028)	(3,289)	192,245

	10,208,289	121,725	972,339	(10,986)	(466,640)	120,726	10,945,453

(1)	Additions for each category includes transfers from construction in progress during the period.
(2)	Refers to the acquisitions completed during the first half of 2022, such as King’s and Rivalea during the first quarter and, BioTech, during the second quarter.

For six-month period ended June 30, 2023, the amount of capitalized interest added to construction in progress and included in additions was US$41,895 (US$19,945 at June 30, 2022).

Annually, the Company tests the recoverability of its assets that were identified as having any indicator of impairment using the concept of value in use through discounted cash flow models). The tests for recoverability of assets are applied at the end of each fiscal year on December 31, follow by indications of impairment during the year. For six-month period ended June 30, 2023 the Company recognized impairment in property, plant and equipment in the amount of US$21,745, related to the indirect subsidiary Planterra Foods Company, located at United States, due the closing of its operations.

11 Leases

The Group uses the optional exemption to not recognize a right of use asset and lease liability for short term (less than 12 months) and low value leases. The average discount rate used for measuring lease liabilities was 8.24% (7.30% at December 31, 2022).

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

11.1 Right of use asset

Changes in the right of use asset:

	Balance at January 1, 2023	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at June 30, 2023
Growing facilities	823,989	103,050	(9,945)	(85,493)	30,880	862,481
Buildings	426,996	101,596	(4,481)	(40,213)	18,305	502,203
Vehicles (land, air and sea)	201,655	45,417	(664)	(36,998)	853	210,263
Machinery and equipment	104,890	17,592	(1,058)	(25,441)	2,911	98,894
Operating plants	18,706	3,866	(128)	(3,191)	1,505	20,758
Land	19,641	578	—	(1,268)	9	18,960
Computer equipment	9,216	—	(117)	(2,041)	651	7,709

	1,605,093	272,099	(16,393)	(194,645)	55,114	1,721,268

	Balance at January 1, 2022	Acquired in business combination(1)	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at June 30, 2022
Growing facilities	610,411	10,467	132,199	(9,878)	(63,397)	13,238	693,040
Buildings	396,209	63	68,349	(620)	(37,866)	(17,260)	408,875
Vehicles (land, air and sea)	220,607	3,263	38,176	(8,396)	(40,441)	(27,907)	185,302
Machinery and equipment	124,304	(702)	16,810	(2,179)	(31,945)	9,239	115,527
Operating plants	20,358	—	1,917	(4,393)	(2,133)	849	16,598
Land	19,698	2,561	64	(14)	(1,356)	43,274	64,227
Computer equipment	12,007	—	3	—	(1,702)	742	11,050
Furniture and appliances	15	—	—	(14)	(3)	2	—

	1,403,609	15,652	257,518	(25,494)	(178,843)	22,177	1,494,619

(1)	Refers to Rivalea’s, which was acquired during the first quarter of 2022.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

11.2 Lease liabilities

	June 30, 2023	December 31, 2022
Undiscounted lease payments	2,260,936	2,089,765
Present value adjustment	(412,792)	(367,932)

	1,848,144	1,721,833

Breakdown:
Current liabilities	351,367	342,747
Non-current liabilities	1,496,777	1,379,086

	1,848,144	1,721,833

Changes in the lease liability:

	Balance at January 1, 2023	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at June 30, 2023
Lease liability	1,721,833	274,864	48,479	(242,157)	(15,592)	60,717	1,848,144

	Balance at January 1, 2022	Acquired in business combination(1)	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at June 30, 2022
Lease liability	1,506,043	15,585	260,689	41,281	(217,535)	(26,408)	(8,717)	1,570,938

(1)	Refers to Rivalea’s, which was acquired during the first quarter of 2022.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

The non-current portion of the lease liability schedule is as follows:

June 30, 2023
2024	268,257
2025	242,470
2026	186,848
2027	144,843
2028	118,905
Maturities after 2028	855,688

Total Future Minimum Lease Payments	1,817,011

Less: Imputed Interest	(320,234)

Present Value of Lease Liabilities	1,496,777

12 Intangible assets

Changes in intangible assets:

	Balance at January 1, 2023	Additions	Disposals	Amortization	Exchange rate variation	Balance at June 30, 2023
Amortizing:
Trademarks	315,912	—	—	(11,168)	(360)	304,384
Software	21,079	3,034	(57)	(2,448)	1,633	23,241
Customer relationships	549,705	—	(64)	(36,927)	9,658	522,372
Supplier contracts	30,509	—	—	(1,900)	1,491	30,100
Others	833	31	(28)	(139)	1	698
Non-amortizing:
Trademarks	1,050,106	95	—	—	48,677	1,098,878
Water rights	11,347	—	—	—	(19)	11,328

	1,979,491	3,160	(149)	(52,582)	61,081	1,991,001

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Acquired in business combination(1)	Additions	Disposals	Amortization	Exchange rate variation	Balance at June 30, 2022
Amortizing:
Trademarks	335,452	21,793	—	(1)	(11,467)	(20,091)	325,686
Software	16,609	(4)	4,499	(55)	(2,163)	825	19,711
Customer relationships	645,509	—	—	—	(40,062)	(20,363)	586,185
Supplier contracts	32,967	—	—	—	(1,900)	1,245	32,312
Others	1,001	(38)	—	—	(206)	75	832
Non-amortizing:
Trademarks	1,107,993	14	271	(1)	—	(87,541)	1,021,570
Water rights	11,595	—	—	—	—	(139)	11,456

	2,151,126	21,765	4,770	(57)	(55,798)	(125,989)	1,997,752

(2)	Refers to the acquisitions completed during the first semester of 2022, such as King’s during the first quarter and, BioTech, during the second quarter.

13 Goodwill

Goodwill represents the positive difference between consideration paid to purchase a business and the net fair value of identifiable assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the Statement of Financial Position. Goodwill is related to an expectation of future earnings of the acquired subsidiary after assets and liabilities are combined with the Group and cost savings resulting from synergies expected to be achieved upon the integration of the acquired business.

Changes in goodwill:
	June 30, 2023	June 30, 2022
Balance at the beginning of the period	5,828,691	5,835,418

Acquired in business combination	—	39,967
Business combinations adjustment(1)	21,684	5,511
Disposal	—	(16,358)
Exchange rate variation	258,455	8,037

Balance at the end of the period	6,108,830	5,872,575

(1)	Refers to the business combination adjustment in TriOak, as described in Note 1.2.4 - Adjusted purchase price allocation of TriOak.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

CGUs	June 30, 2023	December 31, 2022
Brazil Beef	1,882,040	1,738,300
Seara	770,475	711,821
Moy Park	776,096	735,403
USA Pork	694,534	694,534
Australia Meat	275,531	277,116
Australia Smallgoods	304,645	306,405
Vivera	127,752	124,515
Pilgrim’s Food Masters (PFM)	334,859	320,667
Others CGUs without significant goodwill	942,898	919,930

Total	6,108,830	5,828,691

For the six-month period ended June 30, 2023 and 2022 there were no indicators of impairment of goodwill within any CGU.

14 Trade accounts payable

	June 30, 2023	December 31, 2022
Domestic:
Commodities	1,358,830	1,833,012
Materials and services	3,351,140	3,881,686
Finished products	3,734	13,773
Present value adjustment	(17,591)	(15,078)

	4,696,113	5,713,393

Foreign:
Commodities	15,049	36,602
Materials and services	273,143	192,280
Finished products	105,697	864

	393,889	229,746

Total trade accounts payable	5,090,002	5,943,139

Supply chain finance(1)
Domestic	764,884	574,280
Foreign	8,795	14,312

Total supply chain finance	773,679	588,592

Total	5,863,681	6,531,731

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

(1)

The Company and its indirect subsidiary Seara Alimentos carry out transactions with financial institutions that allow the suppliers to anticipate their receivables in the domestic market. These transactions do not extend payment terms beyond the normal terms with other suppliers. In addition, this operation did not bring any other cost to the Group and all financial costs of the operation are the responsibility of the suppliers.

The Company has commitments to purchase cattle for future delivery signed with certain suppliers, in which the Company guarantees the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the Company until the cattle are delivered. Based on these future delivery contracts, JBJ has already advanced this operation with the banks under the supply chain finance method. As of June 30, 2023, the amount of this transaction was US$80,998 (US$86,593 at December 31, 2022), this operation is recognized as supply chain finance.

15 Loans and financing

	Average annual interest rate	Currency	Index	Payment terms / non-current debt	Current		Non-current
Type					June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Foreign currency
ACC - Advances on exchange contracts	7.17%	USD	SOFR	2023 - 24	1,227,759	416,772	—	51,056
Prepayment	6.28%	USD	Libor and SOFR	2023 - 27	400,115	397,508	416,439	378,479
Credit note - export	6.61%	USD	—	2023	75,506	—	—	—
FINIMP - Import Financing	5.66%	USD and EUR	Libor and Euribor	2023 - 25	69,617	100,641	2,475	3,041
White Stripe credit facility	8.10%	USD and CAD	—	2023	2,192	3,020	—	—
Working capital - Dollar	8.66%	USD	Libor	2030	355	1,735	2,695	2,841
CRA - Agribusiness Credit Receivable Certificates	3.98%	USD	—	2027	189	93	20,518	12,757
Scott credit facilities	6.57%	USD	—	2024	—	—	1,809	1,794

					1,775,733	919,769	443,936	449,968

Local currency
FINAME(1)	5.71%	BRL	—	2023 - 25	778	885	168	441
FINEP(2)	9.00%	BRL	—	2025	967	1,040	1,040	1,395
Prepayment	8.09%	GBP	SOFR	2023	21,116	9,543	80,000	—
Notes 5.88% PPC 2027	5.88%	USD	—	2027	11,930	11,930	842,831	842,009
Notes 2.50% JBS Lux 2027	2.50%	USD	—	2027	11,181	11,181	984,112	982,084
Notes 5.13% JBS Lux 2028	5.13%	USD	—	2028	18,578	23,703	884,780	883,767
Notes 6.50% JBS Lux 2029	6.50%	USD	—	2029	1,000	1,000	77,877	77,869

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Average annual interest rate	Currency	Index	Payment terms / non-current debt	Current		Non-current
Type					June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Notes 3.00% JBS Lux 2029	3.00%	USD	—	2029	7,200	7,200	584,825	583,499
Notes 5.50% JBS Lux 2030	5.50%	USD	—	2030	30,747	30,747	1,239,075	1,238,251
Notes 3.75% JBS Lux 2031	3.75%	USD	—	2031	1,302	1,302	495,037	494,748
Notes 4.25% PPC 2031	4.25%	USD	—	2031	8,382	8,382	983,309	982,248
Notes 3.00% JBS Lux 2032	3.00%	USD	—	2032	3,417	3,417	979,142	977,988
Notes 3.63% JBS Lux 2032	3.63%	USD	—	2032	16,212	16,212	983,511	982,586
Notes 3.50% PPC 2032	3.50%	USD	—	2032	10,063	10,063	890,638	890,113
Notes 6.25% JBS Lux 2032	6.25%	USD	—	2033	11,632	—	983,065	—
Notes 5.75% JBS Lux 2033	5.75%	USD	—	2033	27,832	60,575	1,998,407	1,997,613
Notes 4.38% JBS Lux 2052	4.38%	USD	—	2052	15,750	15,750	887,006	886,786
Notes 6.50% JBS Lux 2052	6.50%	USD	—	2052	6,997	6,997	1,526,878	1,526,735
PPC term loan	6.31%	USD	Libor	2026	—	26,728	—	452,188
Working capital -Brazilian Reais	7.62%	BRL	TJLP	2023 - 28	—	16,415	747	647
Working capital - Euros	3.39%	EUR	Euribor	2023 - 24	19,880	11,665	2,362	1,903
Credit note – export	13.90%	BRL	CDI	2023 - 28	109,505	145,116	451,624	294,891
CDC - Direct credit to consumers	15.97%	BRL	—	2023 - 28	14,844	7,723	14,177	90
Rural - Credit note	11.00%	BRL	CDI	2024	36,006	800	—	1,118
Rural - Credit note -Prefixed	6.84%	BRL	—	2023	10,107	35,460	—	—
CRA - Agribusiness Credit Receivable Certificates	9.45%	BRL	CDI and IPCA	2023 - 37	14,778	163,492	1,802,610	1,460,108
Scott credit facilities	7.69%	AUD, EUR and USD	—	2023 - 24	10,319	13,448	34	40
Beardstown Pace credit facility	3.50%	USD	—	2035 - 50	7,475	7,425	59,605	62,969
JBS Australia Feedlot Agreement	7.00%	AUD	—	2023 - 24	576	258	33,400	33,592
Other	5.28%	Other	Other	2024 - 31	12,986	8,971	16,119	17,455

					441,560	657,278	16,802,379	15,673,133

					2,217,293	1,577,047	17,246,315	16,123,101

(1)	FINAME - Government Agency for Machinery and Equipment Financing

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

(2)	FINEP - Research and projects financing
(3)

The amendments to IFRS for Interest Rate Benchmark Reform are effective for annual periods beginning on or after January 1, 2021. In line with the LIBOR and other Interbank Offered Rates (IBORs) transition project, the Group has been following the evolution of this matter with its partner banks and been discussing how to replace the index in current contracts. The new contracts are negotiated at the Overnight Guaranteed Financing Rate (“SOFR”), and the current contracts remain indexed to LIBOR until the settlement date, without conversion impacts.

Average annual interest rate: Refers to the weighted average nominal cost of interest at the reporting date. The loans and financings are fixed by a fixed rate or indexed to rates: CDI, TJLP (the Brazilian government’s long-term interest rate), LIBOR and EURIBOR, among others.

The availability of revolving credit facilities for JBS USA was US$2.2 billion as of June 30, 2023 (US$2.4 billion as of December 31, 2022). In Brazil, the availability of revolving credit facilities was US$450,000 (US$450,000 at December 31, 2022).

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	June 30, 2023
2024	298,401
2025	376,729
2026	162,575
2027	2,063,576
2028	1,081,324
Maturities after 2028	13,263,710

17,246,315

15.1 Guarantees and contractual restrictions (“covenants”)

The Company was in compliance with all of its debt covenant restrictions at June 30, 2023 and until the date that these financial statements were approved.

The Company, together with its indirect subsidiaries JBS Global Luxembourg S.à.r.l., JBS Holding Luxembourg S.à r.l., JBS USA Holding Lux S.à r.l. and JBS Global Meat Holdings Pty. Limited, are guarantors of certain senior notes listed in the SEC, located in the United States of America.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

16 Income and other taxes payable

Income and other taxes payable are comprised of the following:

	June 30, 2023	December 31, 2022
Taxes payable in installments	75,500	89,930
PIS / COFINS tax payable	32,456	30,218
ICMS / VAT / GST tax payable	35,132	28,081
Withholding income taxes	6,899	8,585
Others	101,577	98,425

Subtotal	251,564	255,239

Income taxes payable	30,885	91,070

Total	282,449	346,309

Breakdown:
Current liabilities	169,690	230,158
Non-current liabilities	112,759	116,151

	282,449	346,309

17 Payroll and social charges

Payroll and social charges are comprised of the following:

	June 30, 2023	December 31, 2022
Social charges in installments	490,773	431,054
Bonus and vacation along with related social charges	676,385	735,770
Salaries and related social charges	412,194	436,364
Others	53,128	50,817

	1,632,480	1,654,005

Breakdown:
Current liabilities	1,109,419	1,198,063
Non-current liabilities	523,061	455,942

	1,632,480	1,654,005

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Labor taxes payable in installments: In December 2022, the Federal Supreme Court (STF) in a decision favorable to the Direct Action of Unconstitutionality (ADI No. 4,395), declared that was unconstitutional the subrogation of the collection of social security contributions referring to the Assistance Fund for Rural Workers (FUNRURAL) to slaughterhouses, consumer companies, consignees or cooperatives purchasing production. The Company is also waiting for the approval of the minute of judgment and the decision by the STF that will define the period for which the decision will take effect. On June 30, 2023 the Company and its subsidiaries has recognized under Taxes payable in installments the amount of US$352,756, related to the FUNRURAL. During six-month period ended June 30, 2023, the Company and its subsidiaries paid installments in cash and offset with the balance of recoverable taxes the amount of US$226,179.

18 Provisions for legal proceedings

The Group is party to several lawsuits arising in the ordinary course of business for which provisions are recognized for these deemed probable based on estimated costs determined by management as follow:

	June 30, 2023	December 31, 2022
Labor	107,402	99,270
Civil	241,300	222,800
Tax and Social Security	125,832	105,420

Total	474,534	427,490

Breakdown:
	June 30, 2023	December 31, 2022
Current liabilities	175,640	174,240
Non-current liabilities	298,894	253,250

	474,534	427,490

Changes in provisions:

	Balance at January 1, 2023	Additions, reversals and changes in estimates	Payments	Monetary correction	Exchange rate variation	Balance at June 30, 2023
Labor	99,270	27,270	(32,704)	5,352	8,214	107,402
Civil	222,800	43,517	(38,182)	8,452	4,713	241,300
Tax and social security	105,420	3,643	(369)	7,788	9,350	125,832

Total	427,490	74,430	(71,255)	21,592	22,277	474,534

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Additions, reversals and changes in estimates	Payments	Monetary correction	Exchange rate variation	Balance at June 30, 2022
Labor	96,551	22,906	(29,234)	4,560	6,355	101,138
Civil	281,135	67,646	(170,610)	2,907	2,607	183,685
Tax and social security	100,379	(7,423)	(341)	12,110	6,492	111,217

Total	478,065	83,129	(200,185)	19,577	15,454	396,040

In the subsidiary JBS USA:

Civil Proceedings: Refers to several class action lawsuits, alleging violations of federal and state antitrust, unfair competition, unfair enrichment, deceptive trade practice, and consumer protection laws on sales of beef, pork and chicken. As of the six month period ended June 30, 2023 the indirect subsidiary JBS USA recognized an accrual in the amount of US$31,700 (US$65,442 at the six-month period ended at June 30, 2022),and as of three-month period ended June 30, 2023, in the amount of US$18,000 (US$48,482 at the three-month period ended at June 30, 2022). Also, as of six month period ended June 30, 2023, were paid US$30,300 (US$167,045 at the six-month period ended at June 30, 2022). At June 30, 2023, the remaining accrual is US$175,600 (US$138,236 at the six-month period ended at June 30, 2022).

The Company, together with its legal department and hired external legal counsel, remains to monitor the developments of the antitrust proceedings and have determined that the accounting provisions measured and are recorded based on best estimate of probable losses.

19 Equity

a.

Share capital: Share capital on June 30, 2023 and December 31, 2022 was US$13,177,841, represented by 2,218,116,370 common shares, having no nominal value and there were no changes in the six-month period ended June 30, 2023.

b.	Profit reserve:

b1.	Treasury shares: Treasury shares include self-issued shares repurchased by the Company. As of June 30, 2023, the Company had no balance in treasury shares.

c.

Non-controlling interest: Material non-controlling interest as of June 30, 2023 consisted of the (17.3% as of December 31, 2022), of PPC common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to as of June 30, 2023 (82.7% as of December 31, 2022) of the total. The profit allocated to the PPC non-controlling interest was US$ and US$125,244 for the six-month period ended June 30, 2023 and 2022,

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

respectively. The accumulated non-controlling interest in PPC was US$679,143 as of June 30, 2023 (US$639,664 as of December 31, 2022). For the six-month period ended June 30, 2023, purchase of treasury stock by PPC was nil (US$54,730 for the six-month period ended June 30, 2022). Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the years indicated.

	2023	2022
Net Revenue	8,473,719	8,872,043
Net Income	65,643	642,554
Net cash provided by operating activities	89,341	421,219

	June 30, 2023	December 31, 2022
Total assets	9,922,511	9,255,769
Total liabilities	6,849,923	6,402,493

20 Net revenue

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Domestic sales	26,109,327	26,713,903	13,289,382	13,855,309
Export sales	8,629,985	9,385,369	4,762,687	4,879,890

NET REVENUE	34,739,312	36,099,272	18,052,069	18,735,199

Contract balances

Customer contract liabilities relate to payments received in advance of satisfying the performance obligation under the contract. Moreover, a contract liability is recognized when the Company has an obligation to transfer products to a customer from whom the consideration has already been received. The recognition of the contractual liability occurs at the time when the consideration is received and settled. The Company recognizes revenue upon fulfilling the related performance obligation. Contract liabilities are presented as advances from customers in the balance sheet.

The following table provides information about trade accounts receivable and contract liabilities from contracts with customers:

	Note	2023	2022
Trade accounts receivable	5	3,458,136	3,878,125
Contract liabilities(1)		250,958	215,479

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

21 Net finance expense

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Exchange rate variation	57,307	404,558	3,369	(102,211)
Fair value adjustments on derivatives	462	(239,748)	15,190	(8,482)
Interest expense(1)	(817,696)	(649,349)	(422,551)	(347,376)
Interest income(2)	147,237	113,800	79,613	63,636
Bank fees and others(3)	(23,338)	(179,939)	(12,472)	(116,101)

	(636,027)	(550,678)	(336,852)	(510,534)

Finance income	219,734	620,569	98,171	63,636
Finance expense	(855,761)	(1,171,247)	(435,023)	(574,170)

	(636,027)	(550,678)	(336,852)	(510,534)

(1)

For the six-month period ended June 30, 2023, the amount of US$565,293 (US$444,158 as of the six-month period ended June 30, 2022), and for the three-month period ended June 30, 2023, the amount of US$284,639 (US$238,861 as of three-month period ended June 30, 2022), respectively, refers to interest expenses from loans and financings.

(2)

For the six-month period ended June 30, 2023, the amount of US$58,636 (US$49,761 as of the six-month period ended June 30, 2022), and for the three-month period ended June 30, 2023, the amount of US$27,931 (US$27,093 as of three-month period ended June 30, 2022), respectively, refers to interest income from present value adjustments. In addition, for the six-month period ended June 30, 2023, the amount of US$37,330 (US$32,116 as of the six-month period ended June 30, 2022), and for the three-month period ended June 30, 2023, the amount of US$19,866 (US$18,481as of three-month period ended June 30, 2022), respectively, refers to interest income from short-term investments.

(3)	Refers to early extinguishment of debt of the JBS Lux 5.75% Notes 2028 and JBS Lux 6.75% Notes 2028 in the amount of US$132,490 as of the six-month period ended June 30, 2022.

22 Earnings (loss) per share

Basic: Earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares (shares in thousands).

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Diluted: Diluted earnings (loss) per share is calculated by dividing net income (loss) of the period attributable to common shareholders by the weighted average number of common shares outstanding during the year, adjusted for the effects of all potential common shares that are dilutive and adjusted for treasury shares held.

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Net income attributable to Company shareholders	(315,213)	1,909,940	(40,025)	870,614

Weighted average common shares	2,218,116,370	2,254,344,774	2,218,116,370	2,229,976,592
Weighted average - treasury shares	—	(21,966,881)	—	(21,966,881)

Weighted average - common shares outstanding	2,218,116,370	2,232,377,893	2,218,116,370	2,208,009,711

Basic and diluted earnings (loss) per share - (US$)	(0.14)	0.86	(0.02)	0.39

23 Operating segments

The Group’s Management has defined operating segments based on the reports that are used to make strategic decisions, analyzed by the Chief Operating Decision Maker (CODM) - our Chief Executive Officer (CEO), there are seven reportable segments: Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride, Australia and Others. The segment operating profit or loss is evaluated by the CODM, based on Adjusted EBITDA.

Adjusted EBITDA consists of all the items of profit and loss that compose the Group’s profit before taxes, applying the same accounting policies as described in these condensed consolidated interim financial statements, except for the following adjustments as further described below: exclusion of share of profit of equity accounted investees, net of tax; exclusion of financial income and financial expenses, exclusion of depreciation and amortization expenses; exclusion of expenses with antitrust agreements described in note 18; exclusion of donations and social programs expenses; exclusion of impairment of assets and exclusion of certain other income (expenses).

Brazil: this segment includes all the operating activities from the Company, mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products such as leather, collagen and other products produced in Brazil. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Seara: this segment includes all the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

Beef North America: this segment includes JBS USA beef processing operations in North America and the plant-based businesses in Europe. Beef also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the US and Vivera produces and sells plant-based protein products in Europe.

Pork USA: this segment includes JBS USA’s pork operations, including Swift Prepared Foods. Revenues are generated from the sale of products predominantly to retailers of fresh pork including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings, are sold predominantly to further processors who, in turn, manufacture bacon, sausage, and deli and luncheon meats. In addition, revenues are generated from the sale of case ready products, including the recently acquired TriOak business. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, JBS Lux will source live hogs for its pork processing operations.

Pilgrim’s Pride: this segment includes PPC’s operations, including Moy Park, Tulip and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States of America, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The segment also generates revenue from the sale of prepared pork products through PPL, a subsidiary acquired by PPC in October 2019. The segment includes PPC’s PFM subsidiary, acquired in September 2021, and generates revenues from branded and private label meats, meat snacks, food-to-go products, and ethnic chilled and frozen ready meals.

Australia: Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. The majority of our beef revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

(including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, pork, and fish, processing facilities in Australia and New Zealand, including the recently acquired Huon and Rivalea businesses. JBS Australia also generates revenues through their cattle hoteling business. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Others: includes certain operations not directly attributable to the primary segments, such as corporate expenses, international leather operations and other operations in Europe.

There are no revenues arising out of transactions with any single customer that represents 5% or more of the total revenues.

The Company manages its loans and financing and income taxes at the corporate level and not by segment.

The information by operational segment are as follows:

	Six-month period ended June 30, 2023
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	5,173,221	4,070,854	11,076,939	3,585,022	8,466,919	2,903,667	501,497	35,778,119	(1,038,807)	34,739,312
Adjusted EBITDA(1)	193,550	113,093	109,849	122,624	644,047	140,084	(3,016)	1,320,231	(1,188)	1,319,043

	Six-month period ended June 30, 2022
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	5,605,305	3,983,470	11,061,358	4,012,131	8,865,548	3,091,935	425,987	37,045,734	(946,462)	36,099,272
Adjusted EBITDA(1)	246,971	423,679	1,405,171	373,725	1,351,789	229,823	3,116	4,034,274	(1,080)	4,033,194

	Three-month period ended June 30, 2023
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	2,824,711	2,082,339	5,810,550	1,776,872	4,304,794	1,508,962	256,938	18,565,166	(513,098)	18,052,068
Adjusted EBITDA(1)	136,458	84,803	87,549	78,024	375,347	143,484	(2,282)	903,383	(608)	902,775

	Three-month period ended June 30, 2022
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia		Others	Total reportable segments	Elimination (*)	Total
Net revenue	2,867,060	2,170,421	5,521,533	2,111,249	4,628,352	1,674,371	4,628,352	235,785	19,208,771	(473,572)	18,735,199
Adjusted EBITDA(1)	163,232	305,935	620,043	138,158	738,848	144,748		(4,358)	2,106,606	(558)	2,106,048

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

(*)	Includes intercompany and intersegment transactions.
(1)	The Adjusted EBITDA is reconciled with the consolidated operating profit, as follows below:

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Operating profit	190,675	2,979,999	307,951	1,564,368
Depreciation and amortization	1,035,865	943,880	536,727	478,364
Antitrust agreements(1)	31,700	65,442	18,000	48,482
Donations and social programs(2)	7,386	18,718	4,655	7,968
Impairment of assets(3)	21,745	17,396	918	—
Other operating income (expense), net(4)	31,672	7,761	34,523	(10,530)
Elimination	1,188	1,080	609	558

Total Adjusted EBITDA for operating segments	1,320,231	4,034,276	903,383	2,106,606

(1)	Refers to the Agreements entered by JBS USA and its subsidiaries as described in Note 18 - Provisions for legal proceedings.
(2)	Refers to the donations, as described in Note 24 – Expenses by nature.
(3)	Refers to the impairment of assets related to Planterra’s plant closure during the year ended at 2023.
(4)

Refers to several adjustments basically in JBS USA’s jurisdiction such as third-party advisory expenses related to restructuring projects and acquisitions, marketing of social programs, insurance recovery, among others.

Below is net revenue and total assets based on geography, presented for supplemental information.

	Six-month period ended June 30, 2023
	North and Central America(2)	South America	Australia	Europe	Others	Total reportable segments	Intercompany elimination(1)	Total
Net revenue	20,642,749	8,606,199	2,680,821	2,943,085	110,398	34,983,252	(243,940)	34,739,312
Total assets	29,049,438	18,188,982	3,625,247	5,310,471	1,569,431	57,743,569	(16,586,762)	41,156,807

	Six-month period ended June 30, 2022
	North and Central America(2)	South America	Australia	Europe	Others	Total reportable segments	Intercompany elimination(1)	Total
Net revenue	21,502,039	9,330,898	3,091,935	2,723,503	100,327	36,748,702	(649,429)	36,099,273
Total assets	29,014,071	16,444,682	3,600,985	4,589,625	2,136,760	55,786,123	(16,594,526)	39,191,597

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Three-month period ended June 30, 2023
	North and Central America(2)	South America	Australia	Europe	Others	Total reportable segments	Intercompany elimination(1)	Total
Net revenue	10,775,276	4,610,688	1,286,116	1,513,273	49,604	18,234,957	(182,889)	18,052,068

	Three-month period ended June 30, 2022
	North and Central America(2)	South America	Australia	Europe	Others	Total reportable segments	Intercompany elimination(1)	Total
Net revenue	11,016,106	4,887,854	1,674,371	1,409,587	49,056	19,036,974	(301,775)	18,735,199

(1)	Includes intercompany and intersegment transactions.
(2)	Including the holdings located in Europe that are part of the North American operation.

24 Expenses by nature

The Group’s policy is to present expenses by function in the statement of income. Expenses by nature are disclosed below:

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
Cost of sales
Cost of inventories, raw materials and production inputs	(26,719,040)	(25,452,357)	(13,722,374)	(13,294,047)
Salaries and benefits	(3,648,305)	(3,417,348)	(1,858,467)	(1,737,972)
Depreciation and amortization	(909,271)	(812,343)	(474,314)	(413,335)

	(31,276,616)	(29,682,048)	(16,055,155)	(15,445,354)

Selling
Freight and selling expenses	(1,899,406)	(1,919,159)	(955,138)	(976,676)
Salaries and benefits	(145,040)	(112,324)	(75,747)	(61,532)
Depreciation and amortization	(31,821)	(29,997)	(15,188)	(14,896)
Advertising and marketing	(154,336)	(155,684)	(78,081)	(83,445)
Net impairment losses	(1,182)	(8,082)	(6,554)	(3,444)
Commissions	(26,899)	(34,612)	(16,188)	(20,277)

	(2,258,684)	(2,259,858)	(1,146,896)	(1,160,270)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	Six-month period ended June 30,		Three-month period ended June 30,
	2023	2022	2023	2022
General and administrative
Salaries and benefits	(549,455)	(674,797)	(268,542)	(320,764)
Fees, services held and general expenses	(342,656)	(310,090)	(173,396)	(136,298)
Depreciation and amortization	(94,775)	(101,540)	(47,226)	(50,133)
DOJ and Antitrust agreements	(31,700)	(65,442)	(18,000)	(48,482)
Donations and social programs(1)	(6,404)	(18,145)	(3,673)	(7,968)
JBS Fund For The Amazon	—	(573)	—	—

	(1,024,990)	(1,170,587)	(510,837)	(563,645)

(1)

Refers to donations made to Instituto J&F regarding improvements on school’s building, the social program “Fazer o Bem Faz Bem” created by the Group to support actions for social transformation where the Group is present and donations to the JBS Fund For The Amazon.

For the six-month period ended June 30, 2023, the Group incurred expenses with internal research and development, in the amount of US$6,644 (US$7,826 for the six-month period ended June 30, 2022). For the three-month period ended June 30, 2022, the Group incurred expenses with internal research and development, in the amount of US$1,627 (nil for the three-month period ended June 30, 2022).

For the six-month period ended June 30, 2023 and 2022, other income (expenses) includes gain (losses) of sale of assets, insurance recovery, asset impairment expenses, restructuring expenses, among others.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

25 Risk management and financial instruments

Financial instruments:

Financial instruments are recognized in the condensed consolidated financial statements as follows:

	Note	June 30, 2023	December 31, 2022
Assets
Fair value through profit or loss(1)
Financial investments	3	1,563,628	1,343,149
National treasury bills	3	114,085	109,662
Derivative assets		219,951	108,505
Amortized cost(2)
Cash at banks	3	1,035,541	1,144,741
Margin cash	3	98,154	59,088
Trade accounts receivable	4	3,458,136	3,878,125
Related party receivables	8	202,203	182,268

Total		6,691,698	6,825,538

Liabilities
Amortized cost
Loans and financing	15	(19,463,608)	(17,700,148)
Trade accounts payable and supply chain finance	14	(5,863,681)	(6,531,731)
Lease		(1,848,144)	(1,721,833)
Other financial liabilities		(52,246)	(11,876)
Fair value through profit or loss
Derivative liabilities		(180,203)	(107,238)

Total		(27,407,882)	(26,072,826)

(1)

(i) CDBs are updated at the contractual rate but have a short-term and the counterparties are financial institutions, and their carrying amount is approximate to fair value; (ii) national treasury bill are measured at fair value.

(2)	(i) Loans and receivables are classified as amortized cost; (ii) the trade accounts receivable are short-term and net of expected losses.

Fair value of assets and liabilities through profit or loss: The Group determine fair value measurements in accordance with the hierarchical levels that reflect the significance of the inputs used in the measurement, with

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

the exception of those maturing in the short term, equity instruments without an active market and contracts with discretionary characteristics that the fair value cannot be measured reliably, according to the following levels:

Level 1—Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Level 2—Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

Level 3—Inputs used for fair value calculations which are not derived from an active market. The Group do not have any financial instruments that utilize significant level 3 inputs.

	June 30, 2023			December 31, 2022
	Level 1	Level 2	Total	Level 1	Level 2	Total
Financial assets
Financial investments	—	1,563,628	1,563,628	—	1,343,149	1,343,149
National treasury bills	114,085	—	114,085	109,662	—	109,662
Derivative assets	—	219,951	219,951	—	108,505	108,505

Financial liabilities
Derivative liabilities	—	180,203	180,203	—	107,238	107,238

Fair value of assets and liabilities carried at amortized cost: The fair value of the Notes under Rule 144-A and Regulation S, are estimated using the closing sale price of these securities informed by a financial newswire on June 30, 2023 and December 31, 2022, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Company’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financings approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments. The following details the estimated fair value of the notes:

Description	June 30, 2023			December 31, 2022
	Principal	Price (% of the Principal)	Fair value	Principal	Price (% of the Principal)	Fair value
Notes 5.88% PPC 2027	850,000	98.13%	834,105	850,000	99.55%	846,175
Notes 2.50% JBS Lux 2027	1,000,000	87.52%	875,200	1,000,000	86.90%	869,040
Notes 5.13% JBS Lux 2028	900,000	96.36%	867,240	900,000	95.13%	856,188
Notes 6.50% JBS Lux 2029	77,973	99.12%	77,287	77,973	98.16%	76,537
Notes 3.00% JBS Lux 2029	600,000	84.70%	508,200	600,000	84.02%	504,108
Notes 5.50% JBS Lux 2030	1,250,000	96.02%	1,200,250	1,250,000	95.40%	1,192,475
Notes 3.75% JBS Lux 2031	500,000	82.81%	414,050	500,000	82.46%	412,280
Notes 4.25% PPC 2031	1,000,000	85.00%	849,900	1,000,000	86.39%	863,940
Notes 3.00% JBS Lux 2032	1,000,000	77.46%	774,600	1,000,000	77.61%	776,110
Notes 3.63% JBS Lux 2032	1,000,000	82.05%	820,500	1,000,000	82.24%	822,410
Notes 3.50% PPC 2032	900,000	79.27%	713,430
Notes 5.75% JBS Lux 2023	2,050,000	94.38%	1,934,790	2,050,000	95.41%	1,955,885
Notes 4.38% JBS Lux 2052	900,000	70.61%	635,490	900,000	71.80%	646,182
Notes 6.50% JBS Lux 2052	1,550,000	94.66%	1,467,230	1,550,000	96.79%	1,500,276

	14,577,973		12,947,772	13,577,973		12,048,104

Risk management:

The Group during the regular course of its operations is exposed to a variety of financial risks that include the effects of changes in market prices, (including foreign exchange, interest rate risk and commodity price risk), credit risk and liquidity risk. Such risks are fully disclosed in the last annual financial statements. There were no changes in the nature of these risks in the current period.

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Company utilizes the Value at Risk Methodology (VaR),for the confidence interval (C.I.) of 99% and a horizon of one day.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

a1.	Interest rate risk

The quantitative data referring to the risk of exposure to the Group’s interest rates on June 30, 2023 and December 31, 2022, are in accordance with the Financial and Commodity Risk Management Policy of the Group and are representative of the exposure incurred during the period. The main exposure to financial risks during June 30, 2023 and December 31, 2022 are shown below:

	June 30, 2023	December 31, 2022
Net exposure to the CDI rate:
CRA - Agribusiness Credit Receivable Certificates	(6,365)	(5,882)
Credit note - export	(561,129)	(441,125)
Rural - Credit note - Prefixed	(2,080)	(800)
Related party transactions	1,382	1,502
CDB-DI (Bank certificates of deposit)	1,157,471	676,961
Margin cash	90,456	74,237
Treasury bills	15,464	23,774

Subtotal	695,199	328,667

Derivatives (Swap)	(1,538,423)	(1,220,527)

Total	(843,224)	(891,860)

Liabilities exposure to the LIBOR rate:
Prepayment	—	(292,209)
FINIMP	—	(2,823)
PPC term loan	—	(478,916)
Working Capital - Dollars	(3,049)	(3,190)

Subtotal	(3,049)	(777,138)

Derivatives (Swap)	—	295,353

Total	(3,049)	(481,785)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	June 30, 2023	December 31, 2022
Net exposure to the IPCA rate:
Treasury bills	28,692	14,767
CRA - Agribusiness Credit Receivable Certificates	(1,811,023)	(1,609,636)
Margin cash	18,182	15,237
Related party transactions	117,281	104,100

Subtotal	(1,646,868)	(1,475,532)

Derivatives (Swap)	1,636,120	1,365,001

Total	(10,748)	(110,531)

Assets exposure to the CPI rate:
Margin cash	47,885	40,469

Total	47,885	40,469

Liabilities exposure to the SOFR rate:
Prepayment	(432,091)	(161,410)
Prepayment - exchange agreement	(51,594)	—

Total	(483,685)	(161,410)

Sensitivity analysis as of June 30, 2023:

			Scenario (I) VaR 99% C.I. 1 day		Scenario (II) Interest rate variation - 25%		Scenario (III) Interest rate variation - 50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Increase	13.65%	13.74%	(700)	17.06%	(28,057)	20.48%	(56,105)
Libor	Increase	6.04%	6.05%	—	7.55%	(45)	9.06%	(90)
IPCA	Increase	3.94%	3.95%	(1)	4.93%	(103)	5.91%	(206)
TJLP	Increase	7.28%	7.28%	—	9.10%	(13)	10.92%	(26)
CPI	Decrease	4.00%	3.99%	(5)	3.00%	(466)	2.00%	(932)
SOFR	Increase	5.09%	5.10%	(47)	6.36%	(5,993)	7.64%	(11,981)

				(753)		(34,677)		(69,340)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

			June 30, 2023				December 31, 2022
Instrument	Risk factor	Maturity	Notional	Fair value (Asset) - US$	Fair value (Liability) - US$	Fair value	Notional	Fair value (Asset) - US$	Fair value (Liability) - US$	Fair value
Swap	Pre USD	2023	81,704	76,299	(85,790)	(9,492)	—	—	—	—
	CDI	2023	—	—	—	—	400,000	80,523	(77,551)	2,972
	LIBOR	2024	—	—	—	—	1,507,335	295,353	(280,251)	15,101
	IPCA	2024	111,540	139,061	(110,524)	28,537	537,534	123,845	(98,448)	25,397
	IPCA	2027	80,304	93,549	(86,481)	7,068	387,000	80,302	(80,025)	276
	IPCA	2028	91,716	107,981	(101,223)	6,758	442,000	92,333	(93,764)	(1,431)
	IPCA	2030	290,505	349,400	(332,969)	16,431	1,400,000	296,304	(307,264)	(10,960)
	IPCA	2031	309,755	356,218	(353,489)	2,729	1,430,000	283,731	(300,700)	(16,969)
	IPCA	2032	181,680	211,423	(207,820)	3,603	900,000	177,699	(186,308)	(8,608)
	IPCA	2036	19,493	23,475	(24,007)	(532)	100,000	19,524	(21,408)	(1,884)
	IPCA	2037	293,226	355,013	(346,642)	8,371	1,272,000	291,262	(311,581)	(20,319)

			1,459,923	1,712,419	(1,648,945)	63,473	8,375,869	1,740,876	(1,757,300)	(16,425)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

a2.	Exchange rate risk

Below are presented the risks related to the most significant exchange rates fluctuation given the relevance of these currencies in the Group’s operations and the stress analysis scenarios and VaR to measure the total exposure as well as the cash flow risk with B3 and the Chicago Mercantile Exchange. The Group discloses these exposures considering the fluctuations of an exchange rate in particular towards the functional currency of each subsidiary

	USD		EUR		GBP		MXN		AUD
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
OPERATING
Cash and cash equivalents	956,136	737,591	29,968	40,184	8,566	12,202	206,796	122,588	26	7
Trade accounts receivable	1,033,820	1,173,723	127,327	136,478	89,579	51,302	126,670	126,037	—	86
Sales orders	786,886	597,296	41,789	41,964	12,974	13,379	—	—	—	—
Trade accounts payable	(98,978)	(154,283)	(86,839)	(92,271)	(18,835)	(18,799)	(103,643)	(52,346)	(62)	(118)
Purchase orders	(43,071)	(61,679)	(6,406)	(12,181)	—	—	—	—	—	—

Operating subtotal	2,634,793	2,292,648	105,839	114,174	92,284	58,084	229,823	196,279	(36)	(25)

FINANCIAL
Margin cash	2,424	269	—	—	—	—	—	—	—	—
Advances to customers	(61,926)	(36,204)	(1,158)	(856)	(130)	—	—	—	—	—
Loans and financing	(2,276,670)	(1,362,474)	(4,476)	(4,986)	—	—	—	—	—	—

Financial subtotal	(2,336,172)	(1,398,409)	(5,634)	(5,842)	(130)	—	—	—	—	—

Operating financial subtotal	298,621	894,239	100,205	108,332	92,154	58,084	229,823	196,279	(36)	(25)

Related party transactions, net	—	—	310,818	289,556	—	—	—	—	—	—

Total exposure	298,621	894,239	411,023	397,888	92,154	58,084	229,823	196,279	(36)	(25)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

	USD		EUR		GBP		MXN		AUD
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
DERIVATIVES
Future contracts	15,175	(103,000)	(43,675)	(103,490)	—	—	—	—	—	—
Deliverable Forwards (DF´s)	—	(463,371)	—	84,013	—	(5,208)	—	(291,377)	—	943
Non-Deliverable Forwards (NDF´s)	(490,380)	3,029	52,008	(11,834)	(6,278)	(19,761)	(328,128)	—	2,927	—
Swap	(11,825)	15,101	(6,004)	—	(84,226)	—	—	—	—	—

Total derivatives	(487,030)	(548,241)	2,329	(31,311)	(90,504)	(24,969)	(328,128)	(291,377)	2,927	943

NET EXPOSURE IN US$	(188,409)	345,998	413,352	366,577	1,650	33,115	(98,305)	(95,098)	2,891	918

Net debt in foreign subsidiaries(1)	(13,779,934)	(12,816,599)	—	—	—	—	—	—	—	—

(1)

The Group includes the net debt of foreign subsidiaries in the disclosure of economic hedging exposure. Although these debts do not generate foreign exchange gains or losses (since they are foreign debts and in the functional currency of each respective country), they are translated to Brazilian Real in the consolidation, impacting the equity as exchange variation of investment, influencing the consolidated debt of the Group, and consequently the leverage indicators.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

a2.1. Sensitivity analysis and derivative financial instruments breakdown:

a2.1.1 US Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	4.8192	4.9320	60,035	6.0240	641,114	7.2288	1,282,228
Financial	Depreciation	4.8192	4.9320	(62,709)	6.0240	(669,669)	7.2288	(1,339,338)
Derivatives	Depreciation	4.8192	4.9320	(9,359)	6.0240	(99,942)	7.2288	(199,883)

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Net debt in foreign subsidiaries	Depreciation	4.8192	4.9320	(322,595)	6.0240	(3,444,983)	7.2288	(6,889,967)

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Quantity	Notional (US$)	Fair value	Quantity	Notional (US$)	Fair value
Future Contract	American dollar	Short	1,447	15,175	(12)	51	490	(872)

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (USD)	Notional (US$)	Fair value	Notional (USD)	Notional (US$)	Fair value
Deliverable Forwards	American dollar	Short	(96,524)	(465,168)	3,480	(463,371)	(2,417,731)	67,658
Non-Deliverable Forwards	American dollar	Short	(2,328)	(11,217)	419	—	—	—
Non-Deliverable Forwards	American dollar	Long	—	—	—	3,029	15,804	(339)

a2.1.2 € - EURO (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.2626	5.1306	(2,585)	3.9470	(25,753)	2.6313	(51,507)
Financial	Depreciation	5.2626	5.1306	138	3.9470	1,371	2.6313	2,742
Related party	Appreciation	5.2626	5.1306	(7,590)	3.9470	(75,630)	2.6313	(151,260)
Derivatives	Appreciation	5.2626	5.1306	(57)	3.9470	(567)	2.6313	(1,133)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (EUR)	Notional (US$)	Fair value	Notional (EUR)	Notional (US$)	Fair value
Deliverable Forwards	Euro	Long	9,883	52,008	303	78,708	85,306	3,443
Non-Deliverable Forwards	Euro	Short	(1,141)	(6,004)	270	(11,087)	(12,016)	9

a2.1.3 £ - British Pound (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	6.1262	5.9592	(2,448)	4.5947	(22,455)	3.0631	(44,910)
Derivatives	Depreciation	6.1262	5.9592	2401	4.5947	22,022	3.0631	44,044

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (GBP)	Notional (US$)	Fair value	Notional (GBP)	Notional (US$)	Fair value
Deliverable Forwards	British pound	Short	(1,025)	(6,278)	(86)	(829)	(4,869)	(193)
Non-Deliverable Forwards	British pound	Short	(13,749)	(84,226)	(2,516)	(3,147)	(18,476)	1,357

a2.1.4 MXN - Mexican Peso (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.2811	0.2874	5,045	0.3514	55,926	0.4217	111,844
Derivatives	Depreciation	0.2811	0.2874	(7,203)	0.3514	(79,848)	0.4217	(159,684)

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (MXN)	Notional (US$)	Fair value	Notional (MXN)	Notional (US$)	Fair value
Deliverable Forwards	Mexican peso	Short	(1,167,300)	(328,128)	(1,368)	(1,092,527)	(272,434)	(30,362)

a2.1.5 AUD - Australian Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Depreciation	3.2110	3.1282	1	2.4083	9	1.6055	18
Derivatives	Appreciation	3.2110	3.1282	(74)	2.4083	(712)	1.6055	(1,424)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (AUD)	Notional (US$)	Fair value	Notional (AUD)	Notional (US$)	Fair value
Deliverable Forwards	Australian dollar	Long	912	2,927	2	266	943	5

b. Commodity price risk

The Group operates globally (the entire livestock protein chain and related business) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans, and energy, especially in the North American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies and storage costs, among others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Group and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

b1. Position balance in commodities (cattle) contracts of JBS S.A.:

EXPOSURE in Commodities (Cattle)	June 30, 2023	December 31, 2022
Firm contracts of cattle purchase	—	2,873

Subtotal	—	2,873

DERIVATIVES
Future contracts	10,652	(385)

Subtotal	10,652	(385)

NET EXPOSURE	10,652	2,488

Sensitivity analysis as of June 30, 2023:

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) @ Variation - 25%		Scenario (ii) @ Variation - 50%
Exposure	Risk	Current price (USD per head)	Price	Effect on income	Price	Effect on income	Price	Effect on income
Derivatives	Cattle depreciation	53	50	(592)	40	(2,592)	26	(5,184)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Derivatives financial instruments breakdown:

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts	Commodities (Cattle)	Long	589	10,652	(2)	21	(385)	(19)

b2. Position balance in commodities (grain) derivatives financial instruments of Seara Alimentos:

EXPOSURE in Commodities (Grain)	June 30, 2023	December 31, 2022
OPERATING
Purchase orders	380,228	224,766

Subtotal	380,228	224,766

DERIVATIVES
Future contracts	(77,055)	(948)
Non-Deliverable Forwards	—	(30,990)

Subtotal	(77,055)	(31,938)

NET EXPOSURE	303,173	192,828

Sensitivity analysis as of June 30, 2023:

		Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Price variation - 25%		Scenario (ii) Price variation - 50%
Exposure	Risk	Price (USD per tonne)	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Depreciation	(1.7130)%	(6,339)	(25.00)%	(92,519)	(50.00)%	(185,039)
Derivatives	Appreciation	(1.7130)%	1,285	(25.00)%	18,750	(50.00)%	37,499

Derivatives financial instruments breakdown:

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future contracts	Commodities (Grains)	Short	684	(77,055)	(12,688)	520	(948)	(2,448)
Non-Deliverable Forwards	Commodities (Grains)	Short	—	—	—	717	(30,990)	684

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

b3. Hedge accounting of Seara Alimentos:

The derivative financial instruments designated at June 30, 2023, as hedge accounting, according to the Cash Flow method, to protect the operating results in relation to the price of commodities are:

Hedge accounting - Derivative instruments	Risk factor	Quantity	Notional	Fair value
Future contracts	Commodities	3,294	(77,055)	(12,688)
Future contracts	Currency	500	25,000	(346)

				(13,034)

b3.1. Hedge accounting:

The Group applies hedge accounting for grain purchases by the subsidiary Seara Alimentos, aiming at bringing stability to the results. The designation of these instruments is based on the guidelines outlined in the Financial and Commodity Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

Financial instruments designated for hedge accounting were classified as cash flow hedge. The effective amount of the instrument’s gain or loss is recognized under “Other comprehensive income (expense)” and the ineffective amount under “Financial income (expense), net”, and the accumulated gains and losses are reclassified to profit and loss or to the balance sheet when the object is recognized, adjusting the item in which the hedged object was recorded.

In these hedge relationships, the main sources of ineffectiveness are the effect of the counterparties and the Group’s own credit risk on the fair value of the forward foreign exchange contracts, which is not reflected in the change in the fair value of the hedged cash flows attributable to the change in exchange rates; changes in commodities prices; and changes in the timing of the hedged transactions.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Below are the effects on the statement of income, after the adoption of hedge accounting:

	June 30, 2023	June 30, 2022
Statements of income:
Cost of sales before hedge accounting adoption	(3,965,870)	(3,575,434)

Derivatives operating income (loss)	20,458	30,973
Currency	1,640	6,323
Commodities	18,818	24,650

Cost of sales with hedge accounting	(3,945,412)	(3,544,461)

Financial income (expense), net excluding derivatives	29,633	(14,117)

Derivatives financial income (expense), net	(24,777)	(52,971)
Currency	(3)	(64,241)
Commodities	(24,060)	292
Interest	(714)	10,978

Financial income (expense), net	4,856	(67,088)

Below are the effects on other comprehensive income (expense), after the adoption of hedge accounting:

	June 30, 2023	December 31, 2022
Statements of other comprehensive income (expense):
Financial instruments designated as hedge accounting:	(11,161)	(51,818)
Currency	(895)	(6,116)
Commodities	(10,266)	(45,702)

Gain (loss) on cash flow hedge	(3,025)	(94,513)

Deferred income tax on hedge accounting	1,029	32,134

Total of other comprehensive income (expense)	(1,996)	(62,379)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

Below are the effects on the statement of financial position, after the adoption of hedge accounting:

Statement of financial position:	June 30, 2023	December 31, 2022
Derivative (liabilities)/assets	(13,034)	(1,764)
Financial instruments designated as hedge accounting:
Commodities	(12,688)	(1,764)
Currency	(346)	—
Derivative (liabilities)/assets	—	18,073

Financial instruments not designated as hedge accounting:
Interest	—	18,073
Other comprehensive income (expense)	(11,466)	(7,720)

Currency	(919)	(2,595)
Commodities	(10,547)	(5,125)
Inventories	3,186	6,951

Currency	255	2,298
Commodities	2,931	4,653

Open balance sheet position of derivative assets and liabilities:

	June 30, 2023	December 31, 2022
Assets:
Not designated as hedge accounting	—	18,074

Interest	—	18,074

Current assets	—	13,267

Non-current assets	—	4,807

(Liabilities):
Designated as hedge accounting	13,033	1,765
Commodities	12,688	1,765

Currency	345	—

Current liabilities	13,033	1,765

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

b4. Position balance in commodities derivatives financial instruments of JBS USA:

EXPOSURE in Commodities	June 30, 2023	December 31, 2022
OPERATIONAL
Firm contracts of cattle purchase	3,247,465	2,514,530

Subtotal	3,247,465	2,514,530

DERIVATIVES
Deliverable Forwards	(16,090)	(154,278)

Subtotal	(16,090)	(154,278)

NET EXPOSURE	3,231,375	2,360,252

Sensitivity analysis as of June 30, 2023:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation - 25%		Scenario (iii) Price variation - 50%
Exposure	Risk	Price (USD per head)	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Depreciation	(1.95)%	(61,635)	(25.00)%	(790,193)	(50.00)%	(1,580,386)
Derivatives	Appreciation	(1.95)%	305	(25.00)%	3,915	(50.00)%	7,830

Derivatives financial instruments breakdown:

			June 30, 2023			December 31, 2022
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Deliverable Forwards	Commodities (Cattle)	Short	(3,339)	(16,090)	(73,302)	(29,568)	(154,278)	(31,182)

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

c. Credit risk

The information about the exposure to weighted average loss rate, gross carrying amount, impairment losses recognized in profit or loss and credit-impaired on financial assets were as follows:

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance
June 30, 2023
Cash and cash equivalents	—	2,643,325	—
Margin cash	—	168,083	—
Trade accounts receivable	2.59%	3,458,136	(89,469)
Related party receivables	—	202,203	—

	—	6,471,747	(89,469)

d. Liquidity risk

The table below shows the contractual obligation amounts from financial liabilities of the Group according to their maturities:

	June 30, 2023					December 31, 2022
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable and supply chain finance	5,863,681	—	—	—	5,863,681	6,531,731	—	—	—	6,531,731
Loans and financing	2,217,293	675,129	2,226,152	14,345,034	19,463,608	1,577,047	815,045	2,396,339	12,911,717	17,700,148
Estimated interest on loans and financing(1)	1,192,028	1,743,720	1,487,679	4,272,714	8,696,141	924,346	1,837,495	1,485,208	4,441,125	8,688,174
Derivatives liabilities (assets)	180,203	—	—	—	180,203	107,238	—	—	—	107,238
Other liabilities	7,196	21,010	21,065	—	49,271	6,498	5,327	51	—	11,876
Payments of leases	351,367	510,726	331,691	974,594	2,168,378	342,747	500,539	313,253	853,253	2,009,792

(1)

Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at June 30, 2023 and December 31, 2022. Payments in foreign currencies are estimate using the June 30, 2023 and December 31, 2022 exchange rates.

The Group has future commitment for purchase of grains and cattle whose balances at June 30, 2023 is US$31.5 billion (December 31, 20222 is US$32.9 billion).

The Company has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at June 30, 2023 is US$3,861 (US$15,416 at December 31, 2022). This guarantee exceeds the amount of the collateral.

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at June 30, 2023 is US$134,480 (US$99,288 at December 31, 2022). This guarantee exceeds the amount of the collateral.

Also, the direct subsidiary Seara Alimentos has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at June 30, 2023 is US$29,742 (US$15,505 in December 31, 2022). This guarantee exceeds the amount of the collateral.

A future breach of covenant may require the Group to repay the loan earlier than indicated in the above table.

The interest payments on variable interest rate loans and bond issues in the table above reflect market forward interest rates at the reporting date and these amounts may change as market interest rates change. The future cash flows on derivative instruments may be different from the amount in the above table as interest rates and exchange rates or the relevant conditions underlying the derivative change. Except for these financial liabilities, it is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

e. Risks linked to climate change and the sustainability strategy

In view the Group’s operations, there is inherent exposure to risks related to climate change. Certain Group assets, which are mainly biological assets that can be measured at fair value, may be impacted by climate change and are considered in the preparation process of these financial statements.

For the six-month period ended June 30, 2023, Management considered as main risk the data and assumptions highlighted below:

(i)    possible impacts on the determination of fair value in biological assets due to the effects of climate change, such as temperature rise, scarcity of water resources, may impact some assumptions used in accounting estimates related to the Company’s biological assets, as follows:

•	losses of biological assets due to heat waves and droughts which occur with greater frequency and intensity;

•	reduction in the expected growth of our biological assets due to natural disasters, fires, pandemics or changes in rainfall patterns; and

•	interruption in the production chain due to adverse weather events, causing power outages, fuel shortages, disruption of transportation channels, among other things.

(ii)    structural changes and their impacts on the business, such as:

•

regulatory and legal: regulation and legislation arising from Brazilian and/or international authorities that encourage the transition to a low-carbon economy and/or with greater biodiversity and that increase the risk of

JBS S.A.

Notes to the unaudited condensed consolidated interim financial information for the six-month period ended June 30, 2023 and 2022

(Expressed in thousands of United States dollar)

litigation and/or commercial restrictions related to the alleged contribution, even if indirect, for the intensification of climate change;

•	reputational: related to customers’ perceptions and the society in general regarding the positive or negative contribution of an organization to a low carbon economy.

26 Subsequent events

a.    On July 12, 2023, the Company announced the dual listing structure of its shares in Brazil and United States of America, through the JBS B.V, Company, located in Netherlands. The operation will be submitted to the approval of the Extraordinary General Boarding Meeting, to be convened. If this transaction is approved, following its completion at the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM), JBS B.V will be registered as a foreign issuer to have Brazilian Depositary Receipts - BDRs level II listed on B3 representing its Class A Shares. At the SEC, the JBS B.V. will be registered as a foreign issuer (Foreign Private Issuer - FPI) in order to have its Class A Shares listed on the New York Stock Exchange (NYSE), located in the United States of America.

b.    On July 24, 2023, the registration statement related to Offers to Exchange All Outstanding Unregistered Notes of the Series Specified for new notes became effective with the SEC. As a result of the effectiveness of the registration statement the Company will be subject to disclosure requirements and other regulations and standards relating to securities in the United States of America and the compliance obligations of SOX, effective as of the second quarter of 2023.

* * * * *

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

JBS S.A.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of JBS S.A. and subsidiaries (the Company) as of December 31, 2022, 2021 and January 1, 2021, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2022 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2021 and January 1, 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 2.1 to the consolidated financial statements, the Company has elected to change its presentation currency from the Brazilian Real to the U.S. dollar as of January 1, 2022 which has been applied retrospectively for all periods presented.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of income tax expense

As discussed in Note 10 to the consolidated financial statements, the Company reported US$409,956 thousand of income tax expense for the year ended December 31, 2022. The Company is domiciled in Brazil and conducts business globally, consequently it is subject to income taxes in Brazil and foreign income taxes in many of the jurisdictions in which it operates. Income tax expense is an estimate based on the Company’s understanding of current enacted tax laws and tax rates and their application to the Company’s business.

We identified the evaluation of the income tax expense as a critical audit matter. Evaluating the application of the current tax regulations in various foreign jurisdictions to the Company’s business, including the Company´s assessment of the effects of significant transactions and corporate restructurings and changes to tax regulations on the income tax expense, required complex auditor judgment and the use of tax professionals with specialized skills.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the Company’s income tax process. This included controls over the identification of changes to tax laws in the jurisdictions in which the Company operates and the Company´s evaluation of the tax consequences of certain significant transactions and corporate restructurings. We involved income tax professionals with specialized skills and knowledge in various tax jurisdictions, who assisted in evaluating the Company’s interpretation and application of tax regulations, including the associated income tax consequences of changes in those regulations. They also assisted in assessing certain significant transactions and corporate restructurings, including reviewing the underlying documentation and evaluating the impact on the Company’s income tax calculations.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

We have served as the Company’s auditor since 2022.

São Paulo, Brazil

March 29, 2023

JBS S.A.

Consolidated statements of financial position

In thousands of United States dollar - US$

	Note	December 31, 2022	December 31, 2021	January 1, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	2,526,431	4,164,349	3,786,969
Margin cash	4	130,209	223,162	—
Trade accounts receivable	5	3,878,125	3,561,940	2,694,250
Inventories	6	5,393,582	4,756,206	3,384,214
Biological assets	7	1,861,106	1,327,675	984,417
Recoverable taxes	8	1,021,701	574,307	548,405
Derivative assets		84,890	83,916	44,036
Other current assets		319,678	345,486	206,890

TOTAL CURRENT ASSETS		15,215,722	15,037,041	11,649,181

NON-CURRENT ASSETS
Recoverable taxes	8	1,756,630	1,413,977	1,644,600
Biological assets	7	501,958	402,297	342,249
Related party receivables	9	182,268	74,850	73,512
Deferred income taxes	10	605,880	311,481	306,001
Derivative assets		23,615	44,208	8,038
Other non-current assets		214,293	212,533	210,540

		3,284,644	2,459,346	2,584,940

Investments in equity-accounted investees		56,507	43,579	32,924
Property, plant and equipment	11	11,915,363	10,208,289	9,077,589
Right of use assets	12	1,605,093	1,403,609	1,113,150
Intangible assets	13	1,979,491	2,151,126	1,504,115
Goodwill	14	5,828,691	5,835,418	5,558,452

TOTAL NON-CURRENT ASSETS		24,669,789	22,101,367	19,871,170

TOTAL ASSETS		39,885,511	37,138,408	31,520,351

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Consolidated statements of financial position

In thousands of United States dollar - US$

	Note	December 31, 2022	December 31, 2021	January 1, 2021
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	15	5,943,139	5,414,784	4,271,449
Supply chain finance	15	588,592	481,673	404,295
Loans and financing	16	1,577,047	2,134,985	877,884
Income taxes	17	91,070	177,206	39,724
Other taxes payable	17	139,088	133,338	130,202
Payroll and social charges	18	1,198,063	1,247,759	1,092,501
Lease liabilities	12	342,747	291,352	248,826
Dividends payable	19	35	28	210,370
Provisions for legal proceedings	20	174,240	239,839	210,101
Derivative liabilities		107,238	138,568	55,330
Other current liabilities		410,491	457,982	317,233

TOTAL CURRENT LIABILITIES		10,571,750	10,717,514	7,857,915

NON-CURRENT LIABILITIES
Loans and financings	16	16,123,101	14,443,844	11,804,531
Income and other taxes payable	17	116,151	102,069	161,675
Payroll and social charges	18	455,942	525,057	791,862
Lease liabilities	13	1,379,086	1,214,691	925,860
Deferred income taxes	10	1,363,072	1,193,204	1,190,508
Provisions for legal proceedings	20	253,250	238,226	271,988
Derivative liabilities		—	—	1,771
Other non-current liabilities		77,013	138,851	135,041

TOTAL NON-CURRENT LIABILITIES		19,767,615	17,855,942	15,283,236

EQUITY	21
Share capital - common shares		13,177,841	13,177,841	13,177,841
Capital reserve		(193,118)	(107,732)	(116,928)
Other reserves		(35,177)	(33,747)	(32,766)
Profit reserves		4,299,711	2,800,158	2,198,296
Accumulated other comprehensive income		(8,349,081)	(7,932,363)	(7,507,681)

Attributable to company shareholders		8,900,176	7,904,157	7,718,762
Attributable to non-controlling interest		645,970	660,795	660,438

TOTAL EQUITY		9,546,146	8,564,952	8,379,200

TOTAL LIABILITIES AND EQUITY		39,885,511	37,138,408	31,520,351

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Consolidated statements of income

For the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

	Note	2022	2021	2020
NET REVENUE	22	72,613,910	65,042,706	52,331,168
Cost of sales	27	(61,070,237)	(52,753,839)	(43,657,728)

GROSS PROFIT		11,543,673	12,288,867	8,673,440

General and administrative expenses	27	(2,290,031)	(2,821,182)	(2,074,957)
Selling expenses	27	(4,681,689)	(3,551,755)	(2,810,784)
Other expenses		(99,619)	(32,606)	(63,888)
Other income		311,057	100,745	159,988

NET OPERATING EXPENSES		(6,760,282)	(6,304,798)	(4,789,641)

OPERATING PROFIT		4,783,391	5,984,069	3,883,799
Finance income	23	808,612	430,707	674,145
Finance expense	23	(2,050,310)	(1,369,186)	(3,298,009)

Net finance expense		(1,241,698)	(938,479)	(2,623,864)

Share of profit of equity-accounted investees, net of tax		11,800	17,178	10,434

PROFIT BEFORE TAXES		3,553,493	5,062,768	1,270,369

Current income taxes	10	(515,264)	(1,402,643)	(444,804)
Deferred income taxes	10	105,308	158,513	(189,905)

TOTAL INCOME TAXES		(409,956)	(1,244,130)	(634,709)

NET INCOME		3,143,537	3,818,638	635,660

ATTRIBUTABLE TO:
Company shareholders		2,997,488	3,811,442	623,360
Non-controlling interest		146,049	7,196	12,300

		3,143,537	3,818,638	635,660

Basic and diluted earnings per share - common shares (US$)	24	1.34	1.54	0.23

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Consolidated statements of comprehensive income

For the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

	Note	2022	2021	2020
Net income	26	3,143,537	3,818,638	635,660
Other comprehensive income
Items that are or may be subsequently reclassified to statement of income:
Gain (loss) on net investment in foreign operations	21 e.1	137,499	(230,817)	(85,632)
(Loss) gain on foreign currency translation adjustments		(660,075)	(431,038)	337,041
(Loss) gain on cash flow hedge	28	(48,526)	38,153	—
Deferred income tax on (loss) gain on cash flow hedge		16,499	(12,972)	—
Valuation adjustments to equity in subsidiaries		(6,360)	12,380	13,160
Items that will not be reclassified to statement of income:
Gain (loss) associated with pension and other postretirement benefit obligations		13,405	41,623	(30,892)
Income tax on gain (loss) associated with pension and other postretirement benefit obligations		(3,364)	(7,313)	5,614
Total other comprehensive (loss) income		(550,922)	(589,984)	239,291

Comprehensive income		2,592,615	3,228,654	874,951

Total comprehensive income attributable to:
Company shareholders		2,506,090	3,227,716	850,889
Non-controlling interest		86,525	938	24,062

		2,592,615	3,228,654	874,951

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Consolidated statements of changes in equity

For the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings	Total	Non- controlling interest	Total equity
BALANCE ON JANUARY 1, 2020		13,177,841	36,321	(125,829)	12,887	(31,815)	(174,633)	227,676	1,703,748	—	—	34,110	(7,507,779)	—	7,352,527	706,134	8,058,661

Net income		—	—	—	—	—	—	—	—	—	—	—	—	623,360	623,360	12,300	635,660
Loss on net investment in foreign operations (4)		—	—	—	—	—	—	—	—	—	—	—	(85,632)	—	(85,632)	—	(85,632)
Foreign currency translation adjustments (2)		—	—	—	—	—	—	—	—	—	—	—	58,684	261,493	320,177	16,864	337,041
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	—	—	12,907	—	—	12,907	253	13,160
LLoss associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	—	—	(19,923)	—	—	(19,923)	(5,355)	(25,278)

Total comprehensive income (expense)		—	—	—	—	—	—	—	—	—	—	(7,016)	(26,948)	884,853	850,089	24,062	874,951
Purchase of treasury shares	21 d1	—	—	—	—	—	(235,977)	—	—	—	—	—	—	—	(235,977)	—	(235,977)
Cancellation of treasury shares	21 d1	—	—	—	—	—	301,160	—	(301,160)	—	—	—	—	—	—	—	—
Share-based compensation	21 b2	—	—	(350)	(591)	—	—	—	—	—	—	—	48	—	(989)	—	(989)
Treasury shares used in stock option plan	21 d1	—	—	—	(1,829)	—	1,900	—	(71)	—	—	—	—	—	—	—	—
Realization of other reserves		—	—	—	—	(951)	—	—	—	—	—	—	—	951	—	—	—
Legal reserve	21 d2	—	—	—	—	—	—	44,243	—	—	—	—	—	(44,243)	—	—	—
Investments statutory reserve	21 d3	—	—	—	—	—	—	—	358,345	—	—	—	—	(358,345)	—	—	—
Declared dividends	16.2	—	—	—	—	—	—	—	—	—	—	—	—	(210,152)	(210,152)	—	(210,152)
Additional dividends to be distributed		—	—	—	—	—	—	—	—	273,065	—	—	—	(273,065)	—	—	—
Dividends reversal		—	—	—	—	—	—	—	—	—	—	—	—	1	1	—	1

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings	Total	Non- controlling interest	Total equity
Purchase of Pilgrim’s Pride Corporation treasury shares repurchase		—	—	(37,292)	—	—	—	—	—	—	—	—	—	—	(37,292)	(69,778)	(107,070)
Pilgrim’s Pride Corporation dissolution of non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	—	876	876
Scott’ Technology dividend to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(648)	(648)
Increase in JBS Embalagens Metálicas’ participation		—	—	(245)	—	—	—	—	—	—	—	—	—	—	(245)	—	(245)
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(208)	(208)

BALANCE ON DECEMBER 31, 2020		13,177,841	36,321	(163,716)	10,467	(32,766)	(107,550)	271,919	1,760,862	273,065	—	27,094	(7,534,775)	—	7,718,762	660,438	8,379,200

Net income		—	—	—	—	—	—	—	—	—	—	—	—	3,811,442	3,811,442	7,196	3,818,638
Loss on net investment in foreign operations(4)		—	—	—	—	—	—	—	—	—	—	—	(230,817)	—	(230,817)	—	(230,817)
Foreign currency translation adjustments (2)		—	—	—	—	—	—	—	—	(18,780)	—	—	(258,996)	(140,344)	(418,120)	(12,918)	(431,038)
Gain on cash flow hedge, net of tax (5)	28 b3.1	—	—	—	—	—	—	—	—	—	—	25,181	—	—	25,181	—	25,181
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	—	—	12,465	—	—	12,465	(85)	12,380
Gain associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	—	—	27,565	—	—	27,565	6,745	34,310

Total comprehensive income		—	—	—	—	—	—	—	—	(18,780)	—	65,211	(489,813)	3,671,098	3,227,716	938	3,228,654
Purchase of treasury shares	21 d1	—	—	—	—	—	(1,922,142)	—	—	—	—	—	—	—	(1,922,142)	—	(1,922,142)
Sale of treasury shares	21 d1	—	—	—	—	—	713	—	(713)	—	—	—	—	—	—	—	—
Cancellation of treasury shares	21 d1	—	—	—	—	—	1,408,870	—	(1,408,870)	—	—	—	—	—	—	—	—
Share-based compensation	25	—	—	9,518	—	—	—	—	—	—	—	—	(80)	—	9,438	2,333	11,771
Treasury shares used in stock option plan	21 d1	—	—	—	(322)	—	811	—	(488)	—	—	—	—	—	1	—	1
Realization of other reserves		—	—	—	—	(981)	—	—	—	—	—	—	—	981	—	—	—
Legal reserve	21 d2	—	—	—	—	—	—	183,555	—	—	—	—	—	(183,555)	—	—	—

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings	Total	Non- controlling interest	Total equity
Investments statutory	21 d3	—	—	—	—	—	—	—	2,613,191	—	—	—	—	(2,613,191)	—	—	—
Additional dividends to be distributed		—	—	—	—	—	—	—	—	(254,285)	—	—	—	—	(254,285)	—	(254,285)
Dividends distributed	19	—	—	—	—	—	—	—	—	—	—	—	—	(875,335)	(875,335)	(5,357)	(880,692)
Dividends reversal	16.2	—	—	—	—	—	—	—	—	—	—	—	—	2	2	—	2
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,443	2,443

BALANCE ON DECEMBER 31, 2021		13,177,841	36,321	(154,198)	10,145	(33,747)	(619,298)	455,474	2,963,982	—	—	92,305	(8,024,668)	—	7,904,157	660,795	8,564,952

Net income		—	—	—	—	—	—	—	—	—	—	—	—	2,997,488	2,997,488	146,049	3,143,537
Gain on net investment in foreign operations		—	—	—	—	—	—	—	—	—	—	—	137,499	—	137,499	—	137,499
Foreign currency translation adjustments		—	—	—	—	—	47,776	—	(110,117)	—	—	—	(523,602)	(12,339)	(598,282)	(61,793)	(660,075)
Loss on cash flow hedge, net of tax (5)	28 b3.1	—	—	—	—	—	—	—	—	—	—	(32,027)	—	—	(32,027)	—	(32,027)
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	—	—	(6,514)	—	—	(6,514)	154	(6,360)
Gain associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	—	—	7,926	—	—	7,926	2,115	10,041

Total comprehensive income		—	—	—	—	—	47,776	—	(110,117)	—	—	(30,615)	(386,103)	2,985,149	2,506,090	86,525	2,592,615

Purchase of treasury shares	21 d1	—	—	—	—	—	(719,393)	—	—	—	—	—	—	—	(719,393)	—	(719,393)
Sale of treasury shares	21 d1	—	—	—	—	—	169,408	—	(1,903)	—	—	—	—	—	167,505	—	167,505
Cancellation of treasury shares	21 d1	—	—	—	—	—	1,121,507	—	(1,121,507)	—	—	—	—	—	—	—	—
Share-based compensation	25	—	—	6,219	—	—	—	—	—	—	—	—	—	—	6,219	1,396	7,615
Realization of other reserves		—	—	—	—	(1,430)	—	—	—	—	—	—	—	1,430	—	—	—
Distribution of interim dividends	19	—	—	—	—	—	—	—	—	—	—	—	—	(450,767)	(450,767)	—	(450,767)
Distribution of interim dividends	19	—	—	—	—	—	—	—	—	—	—	—	—	(422,033)	(422,033)	—	(422,033)

			Capital reserves				Profit reserves					Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal	Investments statutory	Additional dividends	Tax- incentive reserve	VAE	FCTA	Retained earnings	Total	Non- controlling interest	Total equity
Prescribed dividends		—	—	—	—	—	—	—	—	—	—	—	—	3	3	—	3
Legal reserve	21 d2	—	—	—	—	—	—	148,129	—	—	—	—	—	(148,129)	—	—	—
Investments statutory	21 d3	—	—	—	—	—	—	—	1,694,844	—	—	—	—	(1,694,844)	—	—	—
Purchase of Pilgrim’s Pride Corporation treasury shares repurchase		—	—	(91,605)	—	—	—	—	—	—	—	—	—	—	(91,605)	(98,139)	(189,744)
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,002)	(5,002)
Acquisitions of non-controlling interest	21 d4	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,034	3,034
Constitution of tax-incentive reserve		—	—	—	—	—	—	—	(496,545)	—	767,354	—	—	(270,809)	—	—	—
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,639)	(2,639)

BALANCE ON DECEMBER 31, 2022		13,177,841	36,321	(239,584)	10,145	(35,177)	—	603,603	2,928,754	—	767,354	61,690	(8,410,771)	—	8,900,176	645,970	9,546,146

(1)	Refers to reflex changes in the equity arising from PPC’s share repurchase and share-based compensation from subsidiaries.
(2)	Foreign Currency Translation Adjustments (FCTA) and exchange variation in subsidiaries
(3)	Valuation Adjustments to Equity (VAE) arising from derivative financial instruments.
(4)

Refers to the net investment on foreign operations of intercompany balances between JBS S.A. and its indirect subsidiaries JBS Luxembourg S.à.r.l. and JBS Investments Luxembourg S.à.r.l.. Thus, since the balances are an extension of that entity’s investment, they are considered as equity instruments.

(5)	Refers to the hedge accounting in the indirect subsidiary Seara Alimentos.

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Consolidated statements of cash flows

for the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

	Note	2022	2021	2020
Cash flows from operating activities
Net income		3,143,537	3,818,638	635,660
Adjustments for:
Depreciation and amortization	7, 11, 12 and 13	1,907,921	1,673,216	1,519,282
Expected credit losses	5	9,230	12,189	6,925
Share of profit of equity-accounted investees		(11,800)	(17,178)	(10,434)
Gain on sales of assets		(18,816)	(5,072)	(11,310)
Tax expense	10	409,956	1,244,130	634,709
Net finance expense	23	1,241,698	938,479	2,623,864
Share-based compensation	25	7,615	11,771	(989)
Provisions for legal proceedings	20	43,772	46,553	66,216
Impairment of goodwill and property, plant and equipment	11 and 14	19,846	—	4,457
Net realizable value inventory adjustments	6	13,164	10,277	3,728
DOJ (Department of Justice) and antitrust agreements	20	101,447	792,625	238,191
Gain on bargain purchase	3	(46,897)	—	2,885
Fair value adjustment of biological assets	7	(36,106)	35,384	38,680
J&F leniency expenses refund	1.2	(103,346)	—	—
Extemporaneous tax credit		—	(18,932)	(78,018)

		6,681,221	8,542,080	5,673,846

Changes in assets and liabilities:
Trade accounts receivable		(269,553)	(803,102)	167,327
Inventories		(458,223)	(1,456,441)	(195,313)
Recoverable taxes		(708,996)	(9,187)	(24,156)
Other current and non-current assets		151,246	(217,207)	(2,977)
Biological assets		(864,782)	(723,765)	(531,767)
Trade accounts payable and supply chain finance		253,184	1,199,047	561,945
Taxes paid in installments		(78,029)	(64,152)	(107,102)
Other current and non-current liabilities		(124,872)	105,685	136,545
DOJ and Antitrust agreements payment	20	(167,046)	(762,937)	—
Income taxes paid		(1,039,421)	(1,124,099)	(629,165)

JBS S.A.

Consolidated statements of cash flows

for the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

	Note	2022	2021	2020
Changes in operating assets and liabilities		(3,306,492)	(3,856,158)	(624,663)

Cash provided by operating activities		3,374,729	4,685,922	5,049,183

Interest paid		(930,882)	(729,103)	(684,668)
Interest received		136,697	41,807	54,978

Net cash flows provided by operating activities		2,580,544	3,998,626	4,419,493

Cash flows from investing activities
Purchases of property, plant and equipment	11	(2,172,596)	(1,780,527)	(1,144,930)
Purchases of intangible assets	13	(8,386)	(9,811)	(9,173)
Proceeds from sale of property, plant and equipment	11	48,765	43,585	72,318
Additional investments in equity-accounted investees		(2,066)	(1,127)	—
Acquisitions, net of cash acquired	3	(378,853)	(1,754,453)	(405,579)
Dividends received		2,669	5,752	5,857
Related party transactions		760	—	(1,499)
Other		(25,857)	(19,829)	172

Cash used in investing activities		(2,535,564)	(3,516,410)	(1,482,834)

Cash flows from financing activities
Proceeds from loans and financing	16.2	8,011,638	9,981,038	2,327,898
Payments of loans and financing	16.2	(7,473,186)	(6,272,522)	(2,814,162)
Derivative instruments received/settled		(261,739)	29,742	(26,890)
Margin cash		109,732	(136,045)	—
Dividends paid	16.2	(872,802)	(1,379,618)	(267,452)
Dividends paid to non-controlling interest	16.2	(5,002)	(5,357)	(648)
Purchase of PPC treasury shares	21 f	(189,744)	—	(106,194)
Purchase of treasury shares	21 d1	(719,393)	(1,922,142)	(235,977)
Sale of treasury shares	16.2	167,505	—	—
Payments of leasing contracts	12	(434,488)	(359,893)	(306,142)
Others		—	339	112

Cash used in financing activities		(1,667,479)	(64,458)	(1,429,455)

Effect of exchange rate changes on cash and cash equivalents		(15,419)	(40,378)	(209,621)

Net change in cash and cash equivalents		(1,637,918)	377,380	1,297,583
Cash and cash equivalents beginning of period		4,164,349	3,786,969	2,489,386

Cash and cash equivalents at the end of period		2,526,431	4,164,349	3,786,969

JBS S.A.

Consolidated statements of cash flows

for the years ended December 31, 2022, 2021 and 2020

In thousands of United States dollar - US$

	Note	2022	2021	2020
Non-cash transactions:
Non-cash additions to right of use assets and lease liabilities	12.2	489,251	634,868	340,751
Treasury shares used in stock option plan	21 b2	—	329	2,120
Dividends reversal	19	3	2	1
Reclassification of trademarks from other assets to intangible assets		—	(1,562)	—
Capitalized interest	11	(70,788)	(36,998)	(24,147)
Cancellation of treasury shares	21 d1	(1,121,507)	(1,408,870)	(301,160)
Declared dividends not paid		—	—	(202,375)

The accompanying notes are an integral part of these consolidated financial statements.

JBS S.A.

Notes to the consolidated financial statements

For the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

1 Background Information

1.1	Reporting entity

JBS S.A (“JBS” or the “Company”), is a corporation with its headquarters office in Brazil, at Avenue Marginal Direita do Tietê, no. 500, Vila Jaguara, in the City of São Paulo, and is controlled by J&F Investimentos S.A. The consolidated financial statements comprise the Company and its subsidiaries (collectively, the ‘Group’) as of December 31, 2022 and for the three years then ended and were approved by the Management for issuance on March 29, 2023. The Company has its shares publicly traded and listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (B3 - Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3”. In addition, American Depository Receipts related to shares issued by JBS are also publicly traded in the United States of America under the symbol “JBSAY”.

The Company operates in the processing of animal protein, such as beef, pork, lamb and chicken, and operates in the production of convenience foods and other products. In addition, it sells leather, hygiene and cleaning products, collagen, metal packaging, biodiesel, among others. The Company has a broad portfolio of brands including Seara, Doriana, Pilgrim’s, Moy Park, Primo, Adaptable Meals, Ozo, Friboi, Maturatta and Swift.

These financial statements include the Company’s operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Company’s main operating activities by entity and geographic location, as well as the ownership percentage of interest in the main subsidiaries as of December 31, 2022, 2021 and 2020:

Main activities Company:

Entities	Activities	Operating Units	Country
JBS S.A. (JBS, Company)	- Beef processing: slaughtering, refrigerating, industrializing and production of canned beef by-products.	57	Brazil
	- Leather production, processing, and commercialization.
	- Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, olein, oily acid, collagen and wrapper derived from cattle tripe; industrial waste management; purchase and sale of soybeans, tallow, palm oil, caustic soda, stearin; transportation services; dog biscuits; electric power production, cogeneration, and commercialization.
	- Distribution centers and harbors.	14

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Main activities in Brazil

Entities	Activities	Operating Units	Country	Participation	December 31, 2022	December 31, 2021	December 31, 2020

Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering, and processing of broiler chickens and hogs; production and commercialization of beef and food products; and production of pet food and concentrates.	49	Brazil	Indirect	100%	100%	100%
	- Distribution centers, transportation services and harbors.	25
	- Direct sales to customers of beef and by-products in stores named “Mercado da Carne”.	247
Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	2		Indirect	50%	50%	50%
JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services.	10		Direct	100%	100%	100%
Brazservice Wet Leather S.A (Brazservice)	- Wet blue leather production, processing, and commercialization.	1		Direct	100%	100%	100%

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Main activities outside of Brazil

Entities	Activities	Operating Units	Country	Participation	December 31, 2022	December 31, 2021	December 31, 2020
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef processing: slaughtering, refrigerating, industrializing and production of by-products. - Cattle fattening services; - Transportation services.	61	Australia, Canada, Mexico, New Zealand, United Kingdom and United States of America.	Indirect	100%	100%	100%
	- Pork processing: raising, slaughtering, industrializing and commercialization of by-products derived from processing operations.	63
	- Chicken processing: raising, slaughtering, and processing of broiler chickens, production and commercialization of by-products derived and prepared meal from processing operations.	157
	- Fish processing: raising, slaughtering, industrializing and commercialization of by-products derived from processing operations.	2
	- Plant based processing: industrializing and commercialization of by-products derived from processing operations.	3

JBS Global (UK) Ltd. (JBS Global UK)	- Trading fresh and processed beef, pork, lamb, chicken, and fish products for the European market.	1	United Kingdom	Indirect	100%	100%	100%

JBS Toledo NV (Toledo)	-Trading operations for the European market; cooked frozen meat commercialization and canned products; logistics operations; warehousing.	1	Belgium	Direct	100%	100%	100%

Rigamonti Salumificio SpA (Rigamonti)	-Production and commercialization of bresaola and pork products: ham, cooked ham, mortadella, among others.	9	Italy	Indirect	100%	100%	100%

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Entities	Activities	Operating Units	Country	Participation	December 31, 2022	December 31, 2021	December 31, 2020

Conceria Priante SRL (Priante)	- Semi-finished and finished leather production.	1	Italy	Direct	100%	100%	100%

JBS Leather International BV (Leather International)	- Wet blue, semi-finished and finished leather production.	7	Argentina, Germany, China, Uruguay, and Vietnam.	Direct	100%	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading; - Food products industrialization and commercialization.	8	China, Netherlands, Saudi Arabia, South Africa, United Arab Emirates, United Kingdom, Japan, and Singapore	Indirect	100%	100%	100%

1.2	Plea bargain agreement, Leniency agreement

In May 2017 certain executives and former executives of J&F Investimentos S.A. (“J&F”), the parent company of a group of companies that belong to the “J&F Group,” took over certain obligations in the Plea Bargain Agreement with the District Attorney General’s Office, and in 2017, J&F entered into a Leniency Agreement (“Agreement”) with the Federal Public Prosecutor’s Office (“MPF”). The Group entered into the Agreement on September 6, 2017.

In the Agreement, J&F, on behalf of itself and its subsidiaries, committed to reimburse the Brazilian government US$1.8 billion over a 25 years period and to cooperate voluntarily with the Government and carrying out internal investigations. J&F conducted an internal investigation in accordance with the terms of the Leniency Agreement, and engaged outside advisors to assist in the investigation. The Company engaged external legal counsel to: (i) conduct an independent investigation in connection with matters disclosed in the Leniency Agreement and the Plea Bargain Agreements; and (ii) communicate with relevant US authorities, including the Department of Justice, regarding the factual findings of that investigation.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

On June 7, 2021, the Company was notified by its shareholder J&F that the independent internal investigation had been concluded. The report and the independent internal investigation conclusions were presented to the MPF and no new facts or illicit actions were raised from those already presented in the Agreement annexes.

On December 22, 2022, the Arbitration Court approved the Agreement between JBS S.A. and J&F Investimentos S.A., the former executives of the Group and some former executives of the Group, which represents the definitive extinction of the dispute object of Arbitration Procedure CAM nº 186/21 (see additional details of this litigation on Note 20)) for which J&F agreed to pay US$104,101 to JBS, which will be paid according to the terms and conditions specified in the agreement. The reimbursement was recognized under “Other income” in the consolidated income statement, net of US$9,629 referring to PIS/COFINS (Social contribution tax).

2 Basis of preparation

These consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by International Accounting Standards Board (IASB).

2.1	Functional and presentation currency

The financial statements of each subsidiary included in the consolidation are prepared using the functional currency of the main economic environment it operates.

For these consolidated financial statements, the Company elected to change its presentation currency from the Brazilian Real (“R$”) to the U.S. dollar (US$) to facilitate a more direct comparison to other competitors. The change in presentation currency was applied retrospectively and therefore, these consolidated financial statements are presented in US$, together with the comparative information as of December 31, 2021 and January 1, 2021 and for the years ended December 31, 2021 and 2020. For comparative purposes, historical consolidated financial statements were recast in US$ by translating assets and liabilities at the closing exchange rate in effect at the end of the respective period, revenues and expenses, as well as cash flows at the average exchange rates for the respective period and equity transactions at historical rates. Any exchange differences arising from the translation of the consolidated financial statements were recognized as cumulative translation adjustments (CTA) within accumulated other comprehensive income in the consolidated statements of changes in shareholders’ equity. Earnings per share and dividend disclosures have also been restated to U.S. dollars to reflect the change in presentation currency.

2.2	Foreign currencies

Transactions in foreign currencies other than the subsidiaries’ functional currency are initially measured in the respective functional currencies of each entity using the exchange rates effective at the dates of the transactions. Balance sheet accounts are translated by the exchange rate effective at the reporting date. Monetary assets and

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

liabilities denominated in foreign currencies are translated at the closing exchange rate at the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income, under the caption “Finance income” or “Finance expense”.

2.3	Translation of subsidiaries financial statements

The consolidated financial statements of foreign subsidiaries are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from its ultimate parent’s functional currency (R$) have been translated to R$ and then these financial statements have been translated from the parent´s functional currency (R$) into the Group’s presentation currency (US$). As follows:

i.	assets and liabilities are translated at the current rate at the date of each closing period;

ii.	income and expenses are translated at the average rate at the date of each closing period; and

iii.

all exchange rate translation differences are recognized in other comprehensive income (loss), and are presented in the statement of comprehensive income (loss) as foreign currency translation adjustments.

2.4	Basis of consolidation

The Company consolidates all majority-owned subsidiaries. The Company controls an entity when the Company is exposed to or has rights to variable returns resulting with its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date that the control is obtained by to the Group. Consolidation is discontinued from the date that control ceases.

Investments in equity-accounted investees are recognized under the equity method. An associate is an entity over which the Company has significant influence but does not exercise effective control. Joint ventures are all entities over which the Company shares control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expenses transactions between group companies are eliminated in consolidation.

Non-controlling interests represent the portion of consolidated subsidiaries not owned by the Group and is presented in the consolidated financial statements as a part of shareholder’s equity. The net income (loss) attributable to non-controlling interests is presented in the statement of income.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

When the Company acquires or disposes of non-controlling interest of an entity that it already controls, any gains or losses arising from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis is recognized in shareholder’s equity under the caption “Capital transactions”.

2.5	New standards, amendments and interpretations

Standards, amendments and interpretations recently issued and adopted by the Group

Provisions, Contingent Liabilities and Contingent Assets: Amendments to IAS 37

As of January 1, 2022, changes specify what costs the Group must include when assessing whether a contract is onerous. The costs directly related to the fulfillment of the contract must be considered in the cash flow assumptions (Ex: Cost of labor, materials and other expenses related to the operation of the contract). The Group did not identify material impacts to these consolidated financial statements with the adoption of these amendments.

New standards, amendments and interpretations that are not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Presentation of Financial Statements: Amendments to IAS 1

As of January 1, 2023, sets out the requirements to defer settlement of a liability and whether the Group has reached these requirements at the end of the reporting period and, also, whether the classification between current and non-current would impact the entity to exercise the postponement right. The amendments also address that only if a derivative embedded in a convertible liability is itself an equity instrument, the terms of a liability would not affect its classification. The Group is following the discussions and so far has not identified significant impacts as a result of this change.

Accounting Policies, Changes in Accounting Estimates and Errors: Amendments to IAS 8

In February 2021,, the IASB issued amendments to IAS 8, in which it introduces a definition of ‘accounting estimates. The amendments clarify about the distinction between changes in accounting estimates and changes accounting policies and correction of errors. The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Earlier application is permitted as long as this fact is disclosed. The Group is following the discussions and has so far not identified any significant impacts as a result of this change.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Deferred Tax related to Assets and Liabilities arising from a Single Transaction: Amendments to IAS 12

The amendments narrow the scope of the initial recognition exemption (IRE) so that it no longer applies to transactions that, among other things, on initial recognition, give rise to equal taxable and deductible temporary differences. As a result, a deferred tax asset and a deferred tax liability should be recognized for temporary differences arising on initial recognition of a lease and decommissioning provision. The amendments apply for annual reporting periods beginning on or after January 1, 2023 and may be applied early. The Company is following the discussions and has so far not identified any significant impacts as a result of this change.

Insurance Contracts: Amendments to IFRS 17

As of January 1, 2023, a new accounting standard applies to all types of insurance contracts, including recognition, measurement, presentation and disclosure, especially for insurance entities. This standard is not applicable to the Company and its subsidiaries.

2.6	Significant accounting judgements and estimates

The preparation of these consolidated financial statements requires the use of estimates and judgment by management in the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Judgments: Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Net revenue – transfer of control (note 22);

•	Share-based compensation (note 25);

•	Deferred and current income taxes – uncertain tax treatments (note 10)

Assumptions and estimates uncertainties: Information about assumptions and estimation uncertainties at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

•	Accounting for business combinations – fair value of the assets acquired and liabilities assumed (note 3);

•	Fair value measurement for biological assets (note 7);

•	Recognition of deferred income taxes assets (note 10);

•	Impairment of financial assets (note 5);

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

•	Key assumptions underlying the impairment test of property, plant and equipment, intangible assets and goodwill (note 11, 13 and 14);

•	Key assumptions about the likelihood and magnitude of an outflow of resources related to the provision for legal proceedings (note 20);

•	Derivative financial instruments and hedge accounting (note 28).

The Company periodically reviews the estimates and assumptions on an ongoing basis. Revisions to estimates are recognized prospectively.

3 Business Combination

The Group applies the acquisition method to account for business combinations with entities which are not under common control. The consideration transferred is measured at fair value which is calculated by the sum of the assets transferred, the liabilities incurred to the former owners of the acquiree and the cash or equity interests issued by the Group. Management uses judgment to identify tangible and intangible assets and liabilities, in valuing such assets and liabilities, and in determining their remaining useful lives. The valuation of these assets and liabilities is based on assumptions and criteria, which include in some cases, estimates of future cash flows discounted at the appropriate rates. The use of different assumptions for valuation purposes, including future cash flows or discount rates, may result in differences in the estimates of the value of assets acquired and liabilities assumed.

Assets and liabilities are initially recognized at the best estimate of fair value. Third party valuation firms are usually engaged to assist in valuing the acquired assets and liabilities. When third parties are involved in developing these estimates, Management evaluates the appropriateness of the significant inputs and assumptions used in the valuation estimates, which often involves an interactive process with the appraisers. The qualifications and reputation of the third party appraisers are also evaluated. The Group assess the reasonableness of the overall fair value measurements through comparison to other acquisitions.

The estimates of the fair value of assets and liabilities assumed may be adjusted during the measurement period (which shall not exceed one year from the acquisition date) or additional assets and liabilities are recognized to reflect new information relating to the facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. These adjustments are infrequent and have historically not been material.

Goodwill is initially measured as the excess of the sum of i) the consideration transferred; ii) the fair value of any non-controlling interest in the acquiree (when applicable); and iii) the fair value at the acquisition date of any previous equity interest in the acquisition, over the fair value of net assets acquired. When the consideration is

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

less than the fair value of the net assets acquired, the gain is recognized directly in the statement of income of the period as “Gain on bargain purchase” and the acquisition-related expenses including transaction and integration costs are expensed as incurred.

Business combinations during the current and comparative periods are considered significant when the total of assets exceeds US$50,000.

Acquisitions	Acquiror	(%) of voting interests acquired	Background and rationale for acquisition	Goodwill deductible for tax	Date of acquisition	Acquisition price	Goodwill (bargain gain)
TriOak Foods (TriOak)	Swift Pork	100%	Operates in the United States of America and is U.S. based hog producer and grain marketer with operations in multiple states. Swift Pork was the exclusive purchaser of TriOak´s hogs. Ensure access to a consistent supply of premium hogs for the Company’s pork processing facilities.	Yes	12.02.22	235,739	676

Rivalea Holdings Pty Ltd (“Rivalea”)	Primo Foods Pty. Ltd.	100%	Operates in Australia and is the market leader in hog breeding and processing, with an extensive product line in various categories and vertically integrated. Rivalea’s acquisition increases the volumes of value-added products and opens new sales opportunities. The excess of the fair values of the identified net assets over the purchase price was recorded as a gain on bargain gain.	N/A	01.04.22	114,175	(46,897)

Grupo King´s (“King’s”)	Rigamonti Salumificio SpA	100%	Operates in Italy and in the United States and is the market leader in the production of Prosciutto di San Daniele D.O.P. (raw ham) and is an important player in the production of Prosciutto di Parma D.O.P.(raw ham) King´s acquisition makes the	No	02.04.22	92,244	—

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Acquisitions	Acquiror	(%) of voting interests acquired	Background and rationale for acquisition	Goodwill deductible for tax	Date of acquisition	Acquisition price	Goodwill (bargain gain)
			Company one of the leaders in Italian ‘salumeria’.

Sunnyvalley Smoked Meats, Inc. (“Sunnyvalley”)	Plumrose USA, Inc.	100%	Operates in the United States and produces a variety of quality smoked bacon, ham and turkey products for sale to retail and wholesale customers. This acquisition expands the Company´s presence in the value-added and branded product categories.	No	12.01.21	93,969	18,115

Huon Aquaculture Group Ltd. (“Huon”)	JBS Aquaculture Pty Ltd.	100%	Operates in Australia and it´s the second largest salmon aquaculture company with vertically integrated operations situated in Tasmania´s pristine environment spanning across hatcheries, marine farming, harvesting, processing, marketing, sales and distribution. This acquisition expands the Company´s presence in Australia and enter into the salmon business.	No	11.17.21	301,590	—

Pilgrim’s Food Masters (“PFM”)	Pilgrim’s Pride Corporation	100%	Operates in the United Kingdom. The transaction strengthens PPC´s branded portfolio of value-added products and expands presence in Europe. To date, transactions costs incurred in conjunction with this acquisition were approximately $19.3 million. These costs were expensed as incurred and are reflected within Selling, general and administrative expense in the	No	09.24.21	958,907	353,397

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Acquisitions	Acquiror	(%) of voting interests acquired	Background and rationale for acquisition	Goodwill deductible for tax	Date of acquisition	Acquisition price	Goodwill (bargain gain)
			Company’s Consolidated Statements of Income.

Vivera Topholding B.V (“Vivera”)	Planterra Holdings B.V.	100%	Operates in the Netherlands and expands the Company´s presence in the value-added and branded product categories and strengthen global plant-based food platform.	No	06.17.21	408,978	140,638

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The assets acquired and liabilities assumed in the business combinations were measured at fair value at the acquisition date as presented below:

	Acquisitions
	2022			2021
FAIR VALUE	TriOak (3) (4)	King´s	Rivalea	Sunnyvalley	Huon	PFM (5)	Vivera (6)
Cash and cash equivalents	3,754	30,636	30,630	1,432	12,563	113	11,220
Trade accounts receivable	6,284	29,253	14,578	10,288	23,694	7,387	10,638
Inventories	15,665	37,656	27,567	6,344	18,393	60,341	11,788
Biological assets	157,209	—	52,173	—	185,829	—	—
Recoverable taxes	—	—	—	—	1,980	—	4,990
Deferred income taxes assets	—	—	16,5654	—	73,788	—	—
Property, plant and equipment	116,131	65,887	112,996	31,184	199,298	247,133	28,668
Right of use assets	134,338	—	12,470	—	103,766	14,648	5,289
Intangible assets	—	21,381	3,499	47,954	53,088	415,157	283,379
Other assets	1,925	9,684	6,273	278	8,980	2,062	363

ASSETS	435,306	194,497	276,750	97,480	681,379	746,841	356,335

Trade accounts payable	21,396	57,025	25,238	6,569	61,499	5,022	17,689
Loans and financing	42,285	6,016	40,983	—	121,326	—	—
Accrued income taxes, other taxes, payroll and social charges	2,224	8,122	11,967	1,002	10,300	—	6,361
Customer contract liabilities	—	—	40	—	1,583	—	—
Lease liabilities	134,338	—	12,470	—	124,178	18,996	5,290
Current and deferred income taxes	—	7,410	18,890	14,055	57,728	114,701	58,655
Other liabilities	—	33,924	3,056	—	3,749	2,612	—

LIABILITIES	200,243	112,497	112,644	21,626	380,363	141,331	87,995

Non-controlling interest (2)	—	—	3,034	—	—	—	—
Total identifiable net assets fair value	235,063	92,244	161,072	75,854	301,016	605,510	268,340
Goodwill/ (bargain gain)	676	—	(46,897)	18,115	—	353,397	140,638

Purchase consideration transferred (1)	235,739	92,244	114,175	93,969	301,016	958,907	408,978

(1)	Purchase consideration transferred was settled with cash on hand, unless otherwise indicated below.
(2)	Refers to the 20% non-controlling interest on the Rivalea´s subsidiary Diamond Valley Pork Pty Ltd
(3)

In connection with the acquisition of TriOak, an entity related to the seller issued a promissory note to Swift Pork. The note accrues interest at a fixed rate of 6.0% and matures on November 30, 2027. The balance of US$41.9 million is included in other assets in the Consolidated Balance Sheet.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(4)	The fair value of the assets acquired and liabilities assumed for the TriOak acquisition have been measured provisionally, pending the completion of an independent valuation.
(5)	The acquisition price was paid with the funds raised from the Notes 3.50% PPC 2032, issued by PPC, together with other existing borrowings.
(6)	The acquisition price was paid with the funds raised from the Notes 3.75% JBS Lux 2031, issued by JBS USA.

The individual net revenue and net income from the acquisition date through each period end for all business combinations are presented below:

	From the acquisition date through each year ended on December 31,		From the acquisition date through each year ended on December 31,		From the acquisition date through each year ended on December 31,
	2022		2021		2020
Company	Net revenue	Net income (loss)	Net revenue	Net income (loss)	Net revenue	Net income (loss)
Biotech	1,207	(2,558)	—	—	—	—
King´s	95,641	(6,604)	—	—	—	—
Rivalea	279,974	43,324	—	—	—	—
Sunnyvalley	—	—	12,666	648	—	—
Huon	—	—	38,457	(5,455)	—	—
PFM	—	—	293,605	2,326	—	—
Vivera	—	—	51,712	(6,510)	—	—
Margarine and Mayonnaise	—	—	—	—	11,890	(1,700)
Empire	—	—	—	—	211,257	(21,834)

Pro forma information:

Net revenue and net income on a pro-forma basis assuming the acquisitions occurred at the beginning of the year of each acquisition are as follows:

	2022	2021	2020
Pro forma net revenue (1)	72,586,213	66,167,170	52,647,662
Pro forma net income (loss) (1)	2,943,294	3,777,840	928,551

(1)	Pro-forma revenues and net profits are presented above, except:

1.1 The indirect subsidiary Swift Pork was the exclusive buyer of TriOak, acquired on December 2, 2022, thus the acquiree’s revenue/profit, after eliminations between the Group, are not considered material for pro-forma disclosure purposes;

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

1.2 The acquired Biotech is a non-operating company, therefore, its information is not considered for pro-forma disclosure purposes;

1.3 Due to its acquisition date is close to the beginning of the period, the acquired Rivalea revenue and net income amounts not recognized in the consolidated financial statement were not considered material for pro-forma disclosure purposes.

This pro-forma financial information does not purport to represent what the Company’s results of operations would have been had it completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods.

The non-material acquisitions for the years ended December 31, 2022, 2021 and 2020 are demonstrated below:

Business	Acquirer	Acquisition date	% of voting interests acquired	Acquisition price	Goodwill	Goodwill deductible for tax
Avetec	Seara Alimentos Ltda.	September/2022	100%	1,679	230	Yes
Biotech	JBS Global Luxembourg S.à r.l.	May/2022	51%	36,000	17,700	No
Randall Parker	Pilgrim’s Pride Corporation	November/2021	100%	13,383	1,537	No
International Food Company Seara LLC (1)	Seara Alimentos Ltda.	May/2021	48.8%	8,304	2,467	Yes

(1)	Previously named Bait Almakoolat Food Industries LLC (BMF).

2021 business combinations

In 2022, the Group completed the fair value valuation for the business combination of Huon Aquaculture Group Ltd. (“Huon”), Sunnyvalley Smoked Meats, Inc. (“Sunnyvalley”) and Pilgrim’s Food Masters (“PFM”) and such businesses combinations occurred in 2021. For the business combinations of Sunnyvalley and PFM, there was an increase in goodwill of US$3 and US$4,847, respectively, due to certain adjustments in the purchase price and these adjustments were recorded in 2022 due to the immateriality.

For the business combination of Huon, the Group completed the purchase price allocation in November 2022 including the completion of the independent valuation and the identification of certain intangible assets. The following adjustments were identified in property, plant and equipment of US$9,283, right of use of (US$39,868), intangibles of US$40,087, loans and financing of (US$629), accrued income taxes, other taxes, payroll and social charges of US$10,209, current and deferred income taxes of US$9,502 and other liabilities of US$9,653.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

4 Cash and cash equivalents and Margin Cash

Cash and Cash Equivalents

The Group considers all highly liquid investments with an original maturity of three months or less, readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value to be cash equivalents. The carrying value of these assets approximates their fair values.

	December 31, 2022	December 31, 2021	January 1, 2021
Cash on hand and at banks	1,144,741	3,097,814	2,982,002
CDB (bank certificates of deposit) and National Treasury Bills (Tesouro Selic)(1)	1,381,690	1,066,535	804,967

	2,526,431	4,164,349	3,786,969

(1)

CDBs are held at high quality financial institutions and earn interest based on floating rates and are pegged to the Brazilian overnight interbank lending rate (Certificado de Depósito Interbancário—CDI). Tesouro Selic are bonds purchased from financial institutions having conditions and characteristics that are similar to CDB’s.

Margin Cash

The Group is required to maintain cash balances with a broker as collateral for exchange-traded futures contracts. These balances are classified as restricted cash as they are not available for use by the Group to fund daily operations. The balance of restricted cash also includes investments in Treasury Bills, as required by the broker, to offset the obligation to return cash collateral. The bills hedge inflation (or deflation) risk when held to maturity. The cash is redeemable when the contracts are settled, therefore they are not considered as cash and cash equivalents.

	December 31, 2022	December 31, 2021	January 1, 2021
Margin cash (Restricted cash)	59,088	80,958	—
Investments in Treasury Bills	71,121	142,204	—

	130,209	223,162	—

5 Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less the account receivable is classified as a current asset, otherwise the receivable is classified as a non-current asset. Accounts receivables are presented at amortized cost less any

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the exchange rate in effect at the end of the reporting period. The age of accounts receivable along with the expected credit losses and present value adjustment are as follows:

	December 31, 2022	December 31, 2021	January 1, 2021
Current receivables
Domestic sales	2,137,350	1,957,736	1,680,096
Foreign sales	969,442	1,100,032	556,271

Subtotal	3,106,792	3,057,768	2,236,367

Overdue receivables:
From 1 to 30 days	482,104	378,083	398,178
From 31 to 60 days	113,266	70,220	27,805
From 61 to 90 days	66,493	25,258	9,312
Above 90 days	199,084	117,486	104,280
Expected credit losses	(82,636)	(82,318)	(79,638)
Present value adjustment (1)	(6,978)	(4,557)	(2,054)

Subtotal	771,333	504,172	457,883

Trade accounts receivable, net	3,878,125	3,561,940	2,694,250

(1)

The Group discounts its receivables to present value using interest rates directly related to customer credit profiles. The monthly interest used to calculate the present value of outstanding receivables on December 31, 2022 and 2021 and January 1, 2021 were, mostly in Brazil, 1.3%, 0.91% and 0.82% respectively. Realization of the present value adjustment is recognized as an offsetting item to sales revenue.

Within trade accounts receivable, the diversity of the portfolio significantly reduces overall credit risk. To further mitigate credit risk, parameters have been put in place when credit is provided to customers such as requiring minimum financial ratios, analyzing the operational health of customers, and reviewing references from credit monitoring entities.

The Group does not have any customer that represents more than 10% of its trade receivables or revenues.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Expected credit losses are estimated based on an analysis of the age of the receivable balances and the client’s current situation. The Group writes-off accounts receivables when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. The resulting bad debt expense is recognized in the statement of income within “Selling Expenses”. Below are the changes in the allowance for expected credit losses:

Changes in expected credit losses:

	December 31, 2022	December 31, 2021
Initial balance	(82,318)	(79,638)
Additions	(9,230)	(12,189)
Write-offs	10,351	8,541
Exchange rate variation	(1,439)	968

Closing balance	(82,636)	(82,318)

6 Inventories

Inventories are stated at the lower of the average cost of acquisition or production and their net realizable value. In the case of finished products and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity, such as purchased raw materials, livestock purchase costs, livestock grow out costs (primarily feed, livestock grower pay and catch and haul costs), labor, manufacturing and production overheads. Biological assets are reclassified to work in progress inventory at the time of slaughter based on their carrying amounts, which is historical cost as described in accounting policies in Note 7—Biological assets.

	December 31, 2022	December 31, 2021	January 1, 2021
Finished products	3,296,410	3,023,363	2,086,711
Work in process	523,293	363,935	283,771
Raw materials	932,317	627,631	526,142
Supplies	641,562	739,277	487,590

	5,393,582	4,756,206	3,384,214

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The changes in the net realizable value inventory adjustments provision, which are recognized in the income statement under “Cost of sales”, are presented below:

	December 31, 2022	December 31, 2021
Initial balance	(44,555)	(35,101)

Additions	(57,803)	(43,066)
Write-offs	44,639	32,789
Exchange rate variation	(1,806)	823

Closing balance	(59,525)	(44,555)

7 Biological assets

The Group’s live animals consist of chickens, cattle, hogs and fish and are segregated into consumables and bearer assets. The animals classified as consumables are those intended for slaughtering to produce in-natural meat or processed and by-products. Until they reach the appropriate weight for slaughtering, they are classified as immature. The slaughtering and production processes occur in a very short period of time and, as a consequence, only live animals transferred to slaughter are classified as mature. The animals designated as bearer assets (breeder chickens, hogs, fish), are those which are intended to produce other biological assets. Until they reach the age of reproduction they are classified as immature and when they are able to start the reproductive cycle are classified as mature.

Biological assets (live animals) are measured at their fair value, using the cost approach technique to live animals. In determining the fair value of live animals, all losses inherent to the breeding process are already considered. For assets kept for production the cost is amortized over time, considering the reduction already recognized during its life cycle.

Forests are eucalyptus plantations used for sanitary barriers and when they reach maturity, the wood from felled trees is used in the production process. The Group measures forests using discounted cash flows since there is no active market to obtain enough market participant comparisons to apply the market approach.

The measurement of the fair value of biological assets falls within Level 3 of the measurement hierarchy at fair value due to complex market prices, mathematical models, and subjective assumptions used in the discounted cash flow models. These are assets with unobservable inputs such as weight, price of feed inputs, storage costs, medicines, discount rate, wood age, among others. Fair value for live animals might change due to increase or decrease in feed costs, storage costs and outgrowers costs; for forests, the fair value might change due to increase or decrease in discount rate, price of wood or age.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Chicken and eggs:

Current (consumable) - are broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to produce fresh meat and/or commercialized products. Eggs are kept in hatcheries from 21 to 25 days.

Non-current (bearer assets) - are breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks (476 days). The animals in this category are segregated between mature, when they are in the breeding stage and immature when they are under development. The costs associated to breeder chickens are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce eggs (mature). Amortization of the mature hen is included under the caption “Cost of sales” in the statement of income.

Cattle:

Current (consumable) - are owned cattle in feedlots and grass-fed cattle which remains under development for 90 to 120 days.

Non-current (bearer assets) - are breeder bulls that are set aside for breeding and have an estimated useful life of 5 years (1,825 days). The costs associated to breeder bulls are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce new assets (cattle). Amortization of mature bulls is included under the caption “Cost of sales” in the statement of income.

Hogs:

Current (consumable) - are hogs that will be slaughtered upon maturity. Hogs remain in development for a period of 170 to 175 days to produce fresh meat and/or industrialized products.

Non-current (bearer assets) - are hogs that are set aside for breeding which have an estimated useful life of 27 months (810 days). The costs associated with breeder hogs are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). Amortization of breeder hogs is included under the caption “Cost of sales” in the statement of income.

Fish and eggs:

Current (consumable)—Refers to live finfish weighing more than approximately 1kg that are destined for slaughter after the maturation period. Finfish at this stage are measured at fair value less cost to sell.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Non-current (developing stage) - Refers to eggs, juveniles, smolt and live finfish below approximately 1kg. The estimated time period for eggs to develop to fish being placed at sea is approximately 24 months. These biological assets are measured at cost.

Non-current (bearer assets) - Refers to breed stock that are set aside for breeding which have an estimated useful life of 36 months (1,095 days). The costs associated with breed stock fish are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets. Amortization of breed stock fish is included under the caption “Cost of goods sold” in the statement of income.

Current biological assets (consumable):	December 31, 2022		December 31, 2021		January 1, 2021
	Amount	Quantity (thousands)	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Chicken and eggs	737,911	615,040	593,780	562,314	498,574	550,430
Cattle	59,356	60	55,352	57	62,414	72
Hogs	859,905	7,922	502,771	5,939	423,003	7, 338
Lamb	737	6	3,946	22	426	3
Fish biomass kg	203,197	25,256	171,826	25,407	—	—

Total current	1,861,106		1,327,675		984,417

Non-current biological assets (bearer assets and developing stage):	December 31, 2022		December 31, 2021		January 1, 2021
	Amount	Quantity (thousands)	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Mature chickens (breeding stage)	173,416	24,598	138,796	23,716	133,604	22,482
Immature chickens (in development) and eggs	182,498	21,241	160,411	19,322	132,203	17,709
Cattle	1,759	1	1,226	—	931	—
Hogs	128,634	716	83,445	561	73,448	521
Mature fish biomass (kg)	2,110	93	1,768	101	—	—
Immature fish biomass (kg)	11,570	382	14,715	433	—	—
Eucalyptus Forests (*)	1,971	17	1,936	2,232	2,063	2,187

Total non-current	501,958		402,297		342,249

Total of biological assets:	2,363,064		1,729,972		1,326,666

(*)	Expressed in hectares.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Changes in biological assets:	Current		Non-current
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Initial balance	1,327,675	984,417	402,297	342,249

Acquired in business combination (Note 3)	171,362	162,064	38,020	12,311
Increase by reproduction (born) and cost to reach maturity	12,225,934	10,069,305	790,192	592,871
Reduction for slaughter, sale or consumption	(12,545,787)	(10,428,491)	(82,344)	(52,846)
Purchases	536,267	431,500	164,921	162,930
Decrease by death	(81,952)	(33,141)	(14,886)	(9,707)
Fair value adjustments	36,102	(35,455)	4	71
Reclassification from non-current to current	292,149	211,186	(292,149)	(211,186)
Exchange rate variation	(100,644)	(33,710)	602	(7,900)
Changes in fair value (including amortization of breeders)	—	—	(504,699)	(426,496)

Closing balance	1,861,106	1,327,675	501,958	402,297

8 Recoverable taxes

Recoverable taxes as of December 31, 2022 and 2021 and January 1, 2021 was comprised of the following:

	December 31, 2022	December 31, 2021	January 1, 2021
Value-added tax on sales and services – ICMS/ IVA / VAT / GST	1,006,814	783,160	678,173
Social contribution on billings - PIS and COFINS	527,607	449,284	559,255
Withholding income tax - IRRF/IRPJ	1,199,323	710,214	867,331
Excise tax - IPI	24,478	29,737	57,681
Reintegra	9,551	8,435	9,248
Other	10,558	7,454	21,317

	2,778,331	1,988,284	2,193,005

Current	1,021,701	574,307	548,405
Non-current	1,756,630	1,413,977	1,644,600

	2,778,331	1,988,284	2,193,005

Value-added tax on sales and services (ICMS/ IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales, since exports

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

are exempt. Since these credits do not expire, the Company expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate of tax and the effective rate for ICMS collection in the state of origin) either through offsetting tax charges on domestic sales or through purchases of fixed assets, packaging, electricity, and other vendors.

Social contribution on billings - PIS and COFINS: Refers value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such credits do not expire and can be offset against other federal taxes, such as income taxes, or used to settle, administrative or judicial proceedings. The Company started to offset the PIS and COFINS credits generated, starting in August 2018 with social security debts.

Withholding income tax - IRRF/IRPJ: Refers mainly to income tax paid from foreign subsidiaries, Brazilian withholding income tax levied on short-term investments and income tax and social contribution prepayments paid by estimate. As of December 31, 2022 the amount of US$730,069 (US$516,672 as of December 31, 2021 and US$652,881 as of January 1, 2021) relates to advances of income taxes in foreign jurisdictions, which do not expire.

Excise tax – IPI: Refers to value added taxes incurred upon the production of goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or reimbursed in cash.

Reintegration of the Special Tax Values - Reintegra: Refers to tax incentives for exports which can be fully or partially reimbursed in cash. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain commercial products. These credits do not expire and can be offset against other federal taxes, such as income taxes, or reimbursed in cash.

9 Related party transactions

The main balances and transactions between related parties are presented and described below. Cost recharges include borrowing costs, interest and management fees, when applicable. Information on the Group’s structure is provided in Note 1.1 - Reporting entity.

Related party receivables

	December 31, 2022	December 31, 2021	January 1, 2021
J&F Oklahoma Holdings Inc (1)	76,665	74,850	71,565
J&F Participações S.A. (2)	104,101	—	—
Flora Produtos de Higiene e Limpeza S.A.	1,502	—	—
JBS Foods Ontario, Inc.	—	—	1,947

	182,268	74,850	73,512

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(1)

In December 2019, the Company assumed receivables previously held by its indirect subsidiary Moyer Distribution with J&F Oklahoma arising from a credit line granted due to cattle purchase operations in the USA.

(2)	Refers to the leniency expenses refund, described in footnote 1, item 1.2 – Plea bargain agreement, Leniency agreement.

Other financial transactions in the Group

The Company entered into an assignment agreement with Banco Original S.A, direct subsidiary of the parent company J&F, pursuant to which Banco Original S.A. acquires trade accounts receivables of certain or our customers in Brazil and abroad. The assignments are at face value of the receivable less the discount applied by Banco Original through a transfer without recourse to Banco Original S.A. of all of the associated risks and benefits of such trade accounts receivables. For the year ended December 31, 2022, the Company incurred in a loss from the sale of the receivables of US$72,635 (US$35,610 and US$22,240 for the years ended December 31, 2021 and 2020, respectively), recognized as financial expenses.

As of December 31, 2022, the Company held investments with Banco Original, of US$408,817 (US$328,756 as of December 31, 2021 and US$288,275 as of January 1, 2021), recognized as cash and cash equivalents. The cash investments and cash equivalents have similar rates of return as CDIs (Certificado de Depósito Interbancário). For the year ended December 31, 2022, the Company earned interest from these investments of US$1,448 (US$1,083 and US$816 for the years ended December 31, 2021 and 2020, respectively), recognized as financial income.

The Group is the sponsor of Institute Germinare, a youth-directed business school, whose goal is to educate future leaders by offering free, high-quality education. During the year ended December 31, 2022, the Company made donations of US$34,625 (US$18,764 and US$4,475 for the years ended December 31, 2021 and 2020, respectively), respectively, recognized as general and administrative expenses.

JBJ Agropecuária Ltda., or JBJ, a related party, supplies cattle to JBS S.A.’s slaughterhouses. Transactions with JBJ are recurrent and conducted in the normal course of JBS S.A.’s business, in accordance with its needs and JBJ’s capacity to deliver cattle. JBJ shared transportation services from the Group. The value of the transactions varies in accordance with the number of animals processed and pursuant to market conditions. As of December 31, 2022, the total amounts of accounts receivable and accounts payable were US$558 (US$370 as of December 31, 2021 and US$280 as of January 1, 2021) and US$7,735 (US$459 as of December 31, 2021 and US$2,665 as of January 1, 2021), respectively. For the year ended December 31, 2022, the total net revenue to JBJ was US$12,844 (US$3,090 and US$2,555 for the years ended December 31, 2021 and 2020, respectively) and the total amount of purchases made by JBJ from the Group for the year ended December 31, 2022 was US$658,638 (US$175,250 and US$99,976 for the years ended December 31, 2021 and 2020, respectively).

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

We have a livestock purchase agreement for future delivery with certain suppliers, including JBJ. As of December 31, 2022, the balance of this transaction was US$85,478 (US$30,051 as of December 31, 2021 and US$19,5351 as of January 1, 2021).

Flora Produtos de Higiene e Limpeza S.A., or Flora, is controlled by J&F. Flora purchases products (beef tallow, palm oil, babassu oil and cans) from JBS S.A. and manufactures soaps. As of December 31, 2022, the total amounts from accounts receivable and accounts payable were US$6,585 (US$6,175 as of December 31, 2021 and US$5,193 as of January 1, 2021) and nil (US$125 as of December 31, 2021 and nil as of January 1, 2021), respectively. For the year ended December 31, 2022, the total net revenue to Flora was US$159,095 (US$49,880 and US$43,777 for the years ended December 31, 2021 and 2020, respectively) and the total amount of purchases made by Flora for the year ended December 31, 2022 was US$2,631 (US$126 and US$83 for the years ended December 31, 2021 and 2020, respectively).

The Company has commitments to purchase cattle for future delivery signed with certain suppliers, including the related party JBJ, guaranteeing the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the Company until the cattle are delivered. Based on these future delivery contracts. As of December 31, 2022, the Company has these commitments agreements in the amount of US$85,478 (US$42,478 and US$24,655 as of December 31, 2021 and January 1, 2021).

No expense for doubtful accounts or bad debts relating to related-party transactions were recorded during the years ended December 31, 2022, 2021 and 2020.

Remuneration of key management

The Company’s key management is comprised of its executive officers and members of the Board of Directors. The aggregate amount of compensation received by the Company’s key management during the years ended December 31, 2022, 2021 and 2020 was:

	2022	2021	2020
Salaries and wages	7,678	6,191	5,555
Variable cash compensation	18,727	10,395	9,982
Share-based payments	6,863	10,275	2,754

	33,268	26,861	18,291

The Chief Executive Officer, the Administrative and Control Officer, the Chief Financial Officer and the Executive Officers are employed under the Brazilian employment contract regime referred to as CLT (Consolidation of Labor Laws), which sets legal prerogatives for employee benefits.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Except for those described above, the Board of Directors members are not party to any employment contract or any other contracts for additional employee benefits such as post-employment benefits, other long-term benefits or termination benefits that do not conform to Brazilian Labor Law.

10 Income taxes

Current taxes

Current tax comprises expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The current income tax charge is calculated using enacted or substantively enacted tax rates at the end of the reporting period in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in which applicable tax regulation is subject to interpretation and recognizes an accrual, if needed, for probable payments of income tax.

The results obtained from foreign subsidiaries are subject to taxation by the countries where they are based, according to applicable rates and legislation (profits taxed by-foreign jurisdictions included in the reconciliation of income tax and social contribution expense). The Group analyzes the results of each subsidiary for the application of its income tax legislation, in order to respect the treaties signed by Brazil and avoid double taxation.

Management analyzed relevant tax decisions of higher courts and whether they conflict in any way with the positions adopted by the Group. Regarding the known uncertain tax positions, management reviewed the corresponding legal opinions and jurisprudence and recognized an accrual for such matters. Periodically, the Group assesses the tax positions assumed in which there are uncertainties about the adopted tax treatment and, if needed and applicable, recognizes a provision.

Deferred taxes

Deferred income tax is recognized using the asset and liability method, for temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be utilized. Such reductions are reversed when the probability of future taxable profits improves. Deferred tax asset over goodwill amortization only will be recognized if there is goodwill tax amortization in the tax calculation.

Deferred tax assets and liabilities are presented net in the statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Foreign subsidiaries’ income before taxes, except for the foreign exchange, is taxed in Brazil at the statutory nominal rate of 34%. Income tax paid by a foreign subsidiary can be deducted up to the amount of tax payable in Brazil in relation to the foreign income.

The Group’s tax calculations relate to uncertainties due to judgment used to calculate tax liabilities in the application of complex and evolving tax regulations across the tax jurisdictions where it operates. Additionally, judgment is required to determine the appropriate tax treatment for certain significant transactions and restructurings in the Group. The Group analysis of unrecognized deferred tax assets contains uncertainties based on judgment used to apply the more likely than not recognition and measurement thresholds.

Changes in tax laws and rates might impact recorded deferred tax assets and liabilities in the future. However, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities or a change in the effective tax rate in a given financial statement period could be materially impacted. An unfavorable tax settlement would require an outflow of the Group´s cash and generally result in an increase in the effective tax rate in the period of resolution. A favorable tax settlement would generally be recognized as a reduction in the effective tax rate in the period of resolution.

	December 31, 2022	December 31, 2021	January 1, 2021
Deferred income taxes assets	605,880	311,481	306,001
Deferred income taxes liabilities	(1,363,072)	(1,193,204)	(1,190,508)

	(757,192)	(881,723)	(884,507)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Realization of deferred income tax and social contribution

Deferred tax assets arising from temporary differences will be realized as they are settled or realized. The period of settlement or realization of such differences is imprecise and is linked to several factors that are not under the control of the Group.

In estimating the realization of deferred tax assets, constituted on tax losses and negative basis of social contribution, the Group considers its adjusted budget and strategic plan, based on estimates of the main tax additions and exclusions. Based on this estimate, the Group believes that it is probable that these deferred tax credits will be realized, as shown below:

December 31, 2022
2023	(33,260)
2024	(49,441)
2025	(59,584)
2026	(85,155)
2027	(61,520)
2028	(125,202)
Maturities thereafter	(235,002)

(649,164)

a.	Deferred income tax and social contribution

a1.	Unrecognized tax benefit

The Company’s unrecognized tax benefits as of December 31, 2022 were US$599,687 (US$706,337 at December 31, 2021 and US$641,530 at December 31, 2020), respectively. These net operating losses were generated primarily in Brazil, Luxembourg, Australia and United States. The use of tax losses are limited to 10 to 20 years, except in Brazil as the use of the tax losses does not expire.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

a2.	Composition of deferred tax income and social contribution

	Balance at January 1, 2022	Statement of income	Exchange rate variation	Other Adjustments (1)	Balance at December 31, 2022
Tax losses and negative basis of social contribution	431,501	200,298	16,863	502	649,164
Expected credit losses on trade accounts receivable	26,259	3,903	1,410	—	31,572
Provisions for contingencies	97,506	(9,963)	6,610	—	94,153
Present value adjustment	8,165	2,625	536	—	11,326
Tax credits	13,438	(225)	36	(53)	13,196
Biological assets	7,815	—	(7,815)	—	—
Labor accident accruals	39,203	(33,065)	1	—	6,139
Pension plan	21,677	(5,487)	17	(5,722)	10,485
Trade accounts payable accrual	257,023	17,101	10,111	—	284,235
Non-deductible interest	5,894	70,669	—	—	76,563
Right of use assets	6,072	16,077	434	—	22,583
Other temporary differences - assets	53,439	85,724	1,720	255	141,120
Goodwill amortization	(705,645)	(36,002)	(44,311)	—	(785,958)
Present value adjustment - Trade accounts payable	(6,015)	(1,716)	(374)	—	(8,105)
Business combinations	(473,415)	43,905	(5,335)	(6,583)	(441,428)
Customer return accruals	(33,416)	33,416	—	—	—
Inventory valuation	23,596	(133,299)	—	—	(109,703)
Hedge operations	(27,002)	20,698	620	13,893	8,209
Realization of other reserves	(106,120)	3,156	(7,415)	—	(110,379)
Accelerated depreciation and amortization	(492,570)	(93,828)	(441)	—	(586,839)
Other temporary differences - liabilities	(29,128)	(78,679)	45,756	(1,474)	(63,525)

Deferred taxes, net	(881,723)	105,308	18,405	818	(757,192)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Balance at January 1, 2021	Statement of income	Exchange rate variation	Other adjustments (1)	Balance at December 31, 2021
Tax losses and negative basis of social contribution	361,006	90,950	(20,455)	—	431,501
Expected credit losses on trade accounts receivable	21,418	6,424	(1,583)	—	26,259
Provisions for contingencies	96,790	7,555	(6,839)	—	97,506
Present value adjustment	5,680	2,529	(44)	—	8,165
Tax credits	9,817	3,603	—	18	13,438
Biological assets	11,511	(3,695)	(1)	—	7,815
Labor accident accruals	40,262	(1,058)	(1)	—	39,203
Pension plan	33,686	(2,673)	(12)	(9,324)	21,677
Trade accounts payable accrual	181,471	75,552	—	—	257,023
Share-based payments	253	(246)	(7)	—	—
Non-deductible interest	481	5,411	2	—	5,894
Right of use assets	7,809	(1,391)	(346)	—	6,072
Other temporary differences - assets	98,252	(40,107)	(4,707)	—	53,439
Goodwill amortization	(697,073)	(52,388)	43,816	—	(705,645)
Present value adjustment - Trade accounts payable	304	(6,497)	178	—	(6,015)
Business combinations	(323,680)	18,301	9,158	(177,194)	(473,415)
Customer return accruals	(32,679)	(737)	—	—	(33,416)
Inventory valuation	(97,093)	120,673	1	15	23,596
Hedge operations	279	(16,565)	3,895	(14,611)	(27,002)
Realization of other reserves	(116,908)	2,846	7,942	—	(106,120)
Accelerated depreciation and amortization	(417,396)	(75,196)	22	—	(492,570)
Other temporary differences - liabilities	(68,697)	25,222	14,523	(175)	(29,127)

Deferred taxes, net	(884,507)	158,513	45,541	(201,270)	(881,723)

(1)

Changes in deferred tax balance sheet accounts that do not directly impact profit & loss accounts. These changes refer mainly to deferred taxes on cash flow hedge operations and actuarial expenses recognized in equity, carried out by the subsidiary Seara Alimentos and impacts related to the acquisitions of the meat and meals businesses of King’s in Italy, Rivalea and Huon in Australia, PFM Consumer Foods in the United Kingdom and Ireland, and of Vivera in Europe.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

b.	Reconciliation of income tax and social contribution expense:

	2022	2021	2020
Profit before taxes (PBT)	3,553,493	5,062,768	1,270,369
Brazilian statutory corporate tax rate	(34)%	(34)%	(34)%
Expected tax expense	(1,208,188)	(1,721,341)	(431,925)

Adjustments to reconcile taxable income:
Share of profit of equity-accounted investees	4,013	5,840	3,548
Non-taxable tax benefits (1)	447,843	165,051	110,162
Difference of tax rates on taxable income from foreign subsidiaries	317,989	509,139	293,878
Transfer pricing adjustments	(34,145)	(5,782)	(3,113)
Profits taxed by-foreign jurisdictions (3)	(266,049)	(241,922)	(205,799)
Deferred income tax not recognized	94,238	(155,877)	(467,678)
Non-taxable interest - Foreign subsidiaries	129,703	108,072	103,459
Administrative fines and penalties	—	—	(16,917)
“Fazer o Bem Faz Bem” program and JBS Fund For The Amazon	(114)	(2,572)	(37,142)
SELIC interest on tax credits (2)	5,127	51,650	—
J&F Leniency expenses refund (4)	35,138	—	—
Other permanent differences	64,487	43,612	16,818

Current and deferred income tax expense	(409,956)	(1,244,130)	(634,709)

Current income tax	(515,264)	(1,402,643)	(444,804)
Deferred income tax	105,308	158,513	(189,905)

	(409,956)	(1,244,130)	(634,709)

Effective income tax rate	(11.54)%	(24.57)%	(49.96)%

(1)

Government grants by State governments are mainly presumed and/or granted ICMS (Value-added tax on sales and services) credits which are granted as an encouragement to implement or expand economic enterprises. In other jurisdictions, the Company recognizes government grants for energy and training expenses. Conditions to allow for the recognition of government grants and deductibility of related expenses were met in the years ended December 31, 2022, 2021 and 2020. This is recognized under the caption “Sales deductions - Sales taxes” in the consolidated income statements.

(2)	Recognition of the income tax exemption on interest income on tax credits, due to a ruling of the STF (Federal Court of Justice), on September 23, 2021.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(3)

According to Law No. 12,973/14, the income from foreign subsidiaries must be taxed at the Brazilian statutory tax rate of 34%, and the income tax paid abroad by these subsidiaries may be used to compensate income taxes to be paid in Brazil.

(4)	Refers to the leniency expenses refund, described in footnote 1, item 1.2 – Plea bargain agreement, Leniency agreement.

11 Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses. Historical cost includes expenditures that are directly attributable to the purchase of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to the Group and they can be measured reliably. The carrying amount of the replaced items or parts are derecognized. All other repairs and maintenance costs are charged to the statement of income in the period in which they are incurred.

Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Assets are depreciated to their residual values. Land and construction in progress is not depreciated.

The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When future undiscounted cash flows of assets are estimated to be insufficient to recover their related carrying value, the Company compares the asset’s estimated future cash flows, discounted to present value using a risk-adjusted discount rate, to its current carrying value and records a provision for impairment as appropriate.

The assets’ residual values and useful lives are reviewed and adjusted, if needed, at the end of each reporting period and the effect of any change in estimates is accounted for prospectively.

At each reporting date, management assesses whether there is an indication that an asset may be impaired. In that case, the estimated recoverable amount will be measured to determine if the asset is impaired. Assets and liabilities are grouped into CGU’s (Cash generating units) for impairment testing purposes. When an asset’s or CGU’s carrying amount it is higher than its estimated recoverable amount, it is written down immediately to the recoverable amount. The recoverable amount is the higher amount of the estimate of the assets’ fair value less cost to sell and value in use. For the year ended December 31, 2022, the Group recognized an amount of US$3,559 of impairment expense, recognized as general and administrative expenses. For the year ended December 31, 2021 and as of January 1, 2021 there were no indicative of impairment.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Gains and losses on disposals are determined by comparing the disposal proceeds with the carrying amount and are recognized within the statement of income.

The Company’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the regulatory authorities. When these assets are completed and placed in service, they are transferred to property, plant and equipment and depreciation commences.

During the year ended at 2022, the Group entered into several purchase commitments for machinery and equipment, vehicles and construction in progress in the amount of US$643,962 (US$430,000 as of December 31, 2021 and US$320,000 as of December 31, 2020).

				Net amount
	Useful life	Cost	Accumulated depreciation	December 31, 2022	December 31, 2021	January 1, 2021
Buildings	5 to 60 years	5,689,483	(1,909,520)	3,779,963	3,500,837	3,298,443
Land	—	1,056,590	—	1,056,590	944,922	933,072
Machinery and equipment	3 to 30 years	8,471,601	(4,638,775)	3,832,826	3,569,854	3,222,626
Facilities	10 to 30 years	919,974	(344,684)	575,290	487,028	448,944
Computer equipment	2 to 15 years	361,932	(245,669)	116,263	121,960	99,987
Vehicles (land and air)	3 to 35 years	350,003	(135,106)	214,898	180,960	122,597
Construction in progress	—	2,124,483	—	2,124,483	1,218,888	792,178
Others	2 to 25 years	534,772	(319,721)	215,050	183,840	159,742

		19,508,838	(7,593,475)	11,915,363	10,208,289	9,077,589

Changes in property, plant and equipment

For the year ended December 31, 2022, the amount of capitalized interest added to construction in progress and included in additions was US$70,788 (US$36,998 and US$24,147 for the years ended December 31, 2021 and 2020, respectively). For the year ended December 31, 2022, the capitalization rate used was 7.05% p.a., in Brazil and 3.70% p.a. in the United States (4.21% p.a., in Brazil and 3.88% p.a. in the United States; and 5.83% p.a., in Brazil and 4.78% p.a. in the United States for the year ended December 31, 2021 and 2020, respectively)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Acquired in business combinations (2)	Additions net of transfers (1)	Disposals	Depreciation	Exchange rate variation	Balance at December 31, 2022
Buildings	3,500,837	120,218	360,757	(3,900)	(235,102)	37,154	3,779,963
Land	944,922	81,496	25,770	(5,316)	—	9,718	1,056,590
Machinery and equipment	3,569,854	90,936	738,953	(6,308)	(569,888)	9,279	3,832,826
Facilities	487,028	854	86,100	(92)	(32,225)	33,625	575,290
Computer equipment	121,960	705	39,875	(4,299)	(41,298)	(679)	116,263
Vehicles (land and air)	180,960	12,318	61,945	(7,497)	(34,571)	1,743	214,898
Construction in progress	1,218,888	4,990	892,255	(980)	—	9,330	2,124,483
Other	183,840	6,210	61,123	(1,557)	(34,968)	400	215,050

	10,208,289	317,727	2,266,778	(29,949)	(948,052)	100,570	11,915,363

	Balance at January 1, 2021	Acquired in business combinations (2)	Additions net of transfers (1)	Disposals	Depreciation	Exchange rate variation	Balance at December 31, 2021
Buildings	3,298,443	137,443	398,731	(13,789)	(204,340)	(115,615)	3,500,837
Land	933,072	24,883	29,937	(3,788)	—	(39,180)	944,922
Machinery and equipment	3,222,626	269,328	690,187	(10,364)	(506,569)	(95,378)	3,569,854
Facilities	448,944	—	97,708	(538)	(27,058)	(32,028)	487,028
Computer equipment	99,987	3,348	60,764	(253)	(40,633)	(1,253)	121,960
Vehicles (land and air)	122,597	53,032	46,105	(8,455)	(26,366)	(5,953)	180,960
Construction in progress	792,178	19,939	442,425	—	—	(35,654)	1,218,888
Other	159,742	4,461	51,668	(1,323)	(28,429)	(2,280)	183,840

	9,077,589	512,434	1,817,525	(38,510)	(833,395)	(327,354)	10,208,289

(1)	Additions for each category includes transfers from construction in progress during the period.
(2)	Refers to the acquisitions described in note 3 – Business combination .

12 Leases

The Group recognizes a right of use asset and a lease liability at the lease commencement date. The right of use asset is initially measured at cost and subsequently, at cost less any accumulated depreciation and impairment and adjusted for certain remeasurement of lease liabilities.

The lease liability is initially measured at the present value of the lease payments that were not paid at the start date, discounted at the interest rate implicit in the lease agreement. When the implicit rate cannot be readily determined, the incremental borrowing rate is used as discount rate.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The Group when measuring and remeasuring its lease liabilities and the right of use, used the discounted cash flow technique without considering projected future inflation in the flows to be discounted. Such technique generates significant distortions in the information provided, given the current reality of long-term interest rates in the Brazilian economic environment.

The nature of the expenses related to these leases is recognized as cost of depreciation of right of use assets. Financial expenses on lease obligations are recognized and demonstrated as interest expense.

The Group uses the optional exemption to not recognize a right of use asset and lease liability for short term (less than 12 months) and low value leases. The average discount rate used for measuring lease liabilities was 7.30% as of December 31, 2022 (7.86% as of December 31, 2021 and January 1, 2021).

12.1	Right of use asset

				Net amount
	Average lease term	Cost	Accumulated amortization	December 31, 2022	December 31, 2021	January 1, 2021
Growing facilities	1 to 13 years	1,183,009	(359,020)	823,989	610,411	489,766
Buildings	2 to 30 years	623,535	(196,539)	426,996	396,209	304,791
Vehicles (land, air and sea)	1 to 20 years	425,315	(223,660)	201,655	220,607	152,437
Machinery and equipment	1 to 10 years	275,261	(170,371)	104,890	124,304	124,034
Operating plants	1 to 11 years	29,202	(10,496)	18,706	20,358	21,169
Land	1 to 30 years	38,041	(18,400)	19,641	19,698	15,840
Computer equipment	1 to 5 years	15,558	(6,342)	9,216	12,007	5,091
Furniture and appliances	1 to 3 years	—	—	—	15	22

		2,589,921	(984,828)	1,605,093	1,403,609	1,113,150

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Changes in the right of use asset:

	Balance at January 1, 2022	Acquired in business combinations (1)	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at December 31, 2022
Growing facilities	610,411	143,298	224,140	(39,393)	(130,460)	15,993	823,989
Buildings	396,209	63	127,081	(4,310)	(63,189)	(28,858)	426,996
Vehicles (land, air and sea)	220,607	585	84,994	(8,486)	(88,730)	(7,315)	201,655
Machinery and equipment	124,304	1,743	37,953	(4,349)	(54,279)	(482)	104,890
Operating plants	20,358	—	6,269	(4,396)	(4,492)	967	18,706
Land	19,698	872	2,761	(14)	(2,754)	(922)	19,641
Computer equipment	12,007	—	3	(52)	(3,482)	740	9,216
Furniture and appliances	15	—	—	(14)	(3)	2	—

	1,403,609	146,561	483,201	(61,014)	(347,389)	(19,875)	1,605,093

	Balance at January 1, 2021	Acquired in business combinations (1)	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at December 31, 2021
Growing facilities	489,766	—	323,387	(94,040)	(99,139)	(9,563)	610,411
Buildings	304,791	43,273	135,572	(11,002)	(59,402)	(17,023)	396,209
Vehicles (land, air and sea)	152,437	74,399	82,392	(7,895)	(78,514)	(2,212)	220,607
Machinery and equipment	124,034	390	59,438	(2,376)	(55,944)	(1,238)	124,304
Operating plants	21,169	899	4,359	(797)	(3,655)	(1,617)	20,358
Land	15,840	5,066	324	(16)	(1,812)	296	19,698
Computer equipment	5,091	—	21,910	(9)	(7,369)	(7,616)	12,007
Furniture and appliances	22	—	4	—	(8)	(3)	15

	1,113,150	124,027	627,386	(116,135)	(305,843)	(38,976)	1,403,609

(1)	Refers to the acquisitions described in note 3 – Business combinations .

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

12.2	Lease liabilities

	December 31, 2022	December 31, 2021	January 1, 2021
Undiscounted lease payments	2,089,765	1,825,879	1,444,442
Present value adjustment	(367,932)	(319,836)	(269,756)

	1,721,833	1,506,043	1,174,686

Breakdown:
Current liabilities	342,747	291,352	248,826
Non-current liabilities	1,379,086	1,214,691	925,860

	1,721,833	1,506,043	1,174,686

Changes in the lease liability:

	Balance at January 1, 2022	Acquired in business combinations (1)	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at December 31, 2022
Lease liability	1,506,043	146,446	489,251	82,403	(434,488)	(61,302)	(6,520)	1,721,833

	Balance at January 1, 2021	Acquired in business combinations (1)	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at December 31, 2021
Lease liability	1,174,686	147,645	634,868	64,593	(359,893)	(116,329)	(39,527)	1,506,043

(1)	Refers to the acquisitions described in note 3 – Business combinations.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The non-current portion of the lease liability schedule is as follows:

December 31, 2022
2024	275,084
2025	225,455
2026	172,705
2027	140,548
2028	79,221
Maturities after 2028	772,685

Total Future Minimum Lease Payments	1,665,698
Less: Imputed Interest	(286,612)

Present Value of Lease Liabilities	1,379,086

13 Intangible assets

Intangible assets are carried at acquisition cost, net of accumulated amortization and impairment, if applicable. Intangible assets are recognized when it is expected that the assets will generate future economic benefits, taking into consideration the intangible assets’ economic and technological viability. Intangible assets are primarily comprised of trademarks, customer relationships, water and mineral rights, supplier contracts, software and others.

Intangible assets with finite useful lives are amortized over the period of effective use using the straight-line method or a method that reflects the economic benefits of the asset. Intangible assets that are subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher amount of an asset’s fair value less costs to sell and its value in use. For the years ended December 31, 2022 and 2021 and as of January 1, 2021 there were no indicative of impairment.

The carrying value of indefinite-lived intangible assets, which refers to trademarks and water rights, are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the assets may be impaired. If impairment exists, a loss is recognized to write down the indefinite-lived assets to their recoverable amount.

Certain trademarks have indefinite lives due to verifiable history, the nature of the assets and expected use of the asset by the Group. These acquired trademarks have no legal, regulatory or contractual limits on their use, do not

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

depend on the useful life of any asset or group of assets as they existed independently for a substantial time prior to the acquisitions, and they are not related to sectors subject to technological obsolescence or other forms of deterioration in value.

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques that often involve the use of a third-party valuation firm’s expertise to assist with the estimates of discounted cash flows. Intangible assets are composed as follows:

		Net amount
	Useful life	December 31, 2022	December 31, 2021	January 1, 2021
Trademarks	Indefinite	1,050,106	1,107,993	868,615
Trademarks	2 to 20 years	315,912	335,452	73,241
Software	2 to 15 years	21,079	16,609	13,961
Water rights	Indefinite	11,347	11,595	11,775
Customer relationships	3 to 20 years	549,705	645,509	499,757
Supplier contracts	7 to 17 years	30,509	32,967	35,933
Other	2 to 17 years	833	1,001	833

		1,979,491	2,151,126	1,504,115

Changes in intangible assets:

	Balance at January 1, 2022	Acquired in business combination (1)	Additions	Disposals	Amortization	Exchange rate variation	Balance at December 31, 2022
Amortizing:
Trademarks	335,452	21,138	6	—	(22,230)	(18,454)	315,912
Software	16,609	57	8,081	—	(4,503)	835	21,079
Customer relationships	645,509	2,804	—	1,099	(76,529)	(23,178)	549,705
Supplier contracts	32,967	—	—	—	(3,773)	1,315	30,509
Others	1,001	556	38	—	(746)	(16)	833
Non-amortizing:
Trademarks	1,107,993	3,793	331	834	—	(62,845)	1,050,106
Water rights	11,595	—	—	—	—	(248)	11,347

	2,151,126	28,348	8,456	1,933	(107,781)	(102,591)	1,979,491

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Balance at January 1, 2021	Acquired in business combination (1)	Additions	Disposals	Amortization	Exchange rate variation	Balance at December 31, 2021
Amortizing:
Trademarks	73,241	286,576	—	—	(19,258)	(5,107)	335,452
Software	13,961	6	6,160	(19)	(4,212)	713	16,609
Customer relationships	499,757	251,262	—	—	(79,830)	(25,680)	645,509
Supplier contracts	35,933	—	2,077	—	(3,646)	(1,397)	32,967
Others	833	724	—	—	(536)	(20)	1,001
Non-amortizing:
Trademarks	868,615	261,637	1,574	—	—	(23,833)	1,107,993
Water rights	11,775	—	—	—	—	(180)	11,595

	1,504,115	800,205	9,811	(19)	(107,482)	(55,504)	2,151,126

(1)	Refers to the acquisitions described in note 3 – Business combinations and business combination adjustments from International Food Company.

14 Goodwill

Goodwill represents the positive difference between consideration paid to purchase a business and the net fair value of identifiable assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the Statement of Financial Position. Goodwill is related to an expectation of future earnings of the acquired subsidiary after assets and liabilities are combined with the Group and cost savings resulting from synergies expected to be achieved upon the integration of the acquired business.

Goodwill is an indefinite lived asset and is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into CGU’s (Cash generating units) for impairment testing purposes. Any impairment loss is recognized immediately in the statement of income and cannot be reversed.

Upon the sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Changes in goodwill:

	December 31, 2022	December 31, 2021	January 1, 2021
Initial balance	5,835,418	5,558,452	6,077,790

Acquired in business combinations (1)	24,680	510,397	88,471
Impairment loss (2)	(16,358)	—	—
Exchange rate variation	(15,049)	(233,431)	(607,809)

Closing balance	5,828,691	5,835,418	5,558,452

(1)	Refers to the acquisitions described in note 3 – Business Combinations and Randall Parker, International Food Company Seara LLC., Sunnyvaley and Pilgrim’s Food Masters price allocation conclusion.
(2)	Refers to the impairment loss on goodwill recognized by JBS Leather International, which was disclosed as part of the Other CGUs without significant goodwill.

Impairment test of goodwill

At December 31, 2022 and 2021 and January 1, 2021, the Group tested the recoverability of goodwill and the trademarks with indefinite life allocated to each CGU group using the concept of value in use through discounted cash flow models based on the balances at September 30, 2022 and 2021 and 2020. The determination of the value in use involves using assumptions about cash flows, such as rates of revenue growth, costs and expenses, capital expenditures, working capital requirements and discount rates.

Management projects cash flows for a maximum period of 5 years for the CGU groups of Brazil Beef and USA Pork, to better reflect the long cycle of each group when it refers to the useful life of the animals used in production. The terminal value was assigned based on an expected growth rate of perpetuity for the CGU groups. The weighted average rate of the cost of capital (WACC), used as the discount rate, was estimated on a post-tax basis based on the historical industry performance for to each CGU group and external sources of information regarding market risks.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

For the purposes of impairment testing CGUs have been aggregated into the following groups representing the lowest level within the Group at which the goodwill is monitored for internal management purposes and that have significant amounts of goodwill allocated to them:

CGU Groups	December 31, 2022	December 31, 2021	January 1, 2021
Brazil Beef	1,738,300	1,625,289	1,745,324
Seara	711,821	664,678	711,844
Moy Park	735,403	826,505	835,505
USA Pork	694,534	694,534	694,534
Australia Meat	277,116	298,278	313,662
Australia Smallgoods	306,405	329,800	346,898
Vivera (1)	124,515	132,694	—
PFM (1)	320,667	339,188	—
Others CGUs without significant goodwill	919,930	924,452	910,685

Total	5,828,691	5,835,418	5,558,452

(1)	Vivera and PFM CGU groups were not tested for impairment in the year ended December 31, 2021, since their acquisitions occurred during the year.

i.	Brazil Beef

The key assumptions used in the estimation of the value in-use are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from external and internal sources.

	2022	2021	January 1, 2021
Discount rate (pretax)	13.2%	12.0%	11.8%
Terminal value growth rate	4.3%	4.2%	4.3%
Estimated growth rate (average for the next 5 years)	6.6%	6.4%	6.9%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from beef operations in Brazil. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimates of inflation for the domestic market and exchange rate variation for exports.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

•

Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials, especially cattle. In addition, it was considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in use exceeded the carrying amount of the CGU group.

ii.	Seara

The key assumptions used in the estimation of the value in-use are set out below:

	2022	2021	January 1, 2021
Discount rate (pretax)	15.2%	13.2%	13.5%
Terminal value growth rate	3.3%	3.1%	3.3%
Estimated growth rate (average for the next 5 years)	13.3%	13.4%	14.0%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue includes sales from pork, chicken and other products in Brazil. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•

Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials. In addition, it was considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in use exceeded the carrying amount of the CGU group.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

iii.	Moy Park

The key assumptions used in the estimation of the value in-use are set out below:

	2022	2021	January 1, 2021
Discount rate (pretax)	8.4%	9.2%	8.7%
Terminal value growth rate	1.0%	2.0%	1.5%
Estimated growth rate (average for the next 5 years)	6.4%	9.5%	2.1%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from chicken operations in UK and Europe, which consists of Moy Park’s operations. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•

Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials. In addition, it was considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in-use exceeded the carrying amount of the CGU group.

iv.	USA Pork

The key assumptions used in the estimation of the value in-use are set out below:

	2022	2021	January 1, 2021
Discount rate (pretax)	10.7%	12.1%	13.5%
Terminal value growth rate	0.5%	0.5%	0.5%
Estimated growth rate (average for the next 5 years)	0.8%	(1.8)%	(2.4)%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from pork operations in the U.S. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

•	Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in use exceeded the carrying amount of the CGU group.

v.	Australia Meat

The key assumptions used in the estimation of the value in-use are set out below:

	2022	2021	January 1, 2021
Discount rate (pretax)	9.3%	9.4%	9.7%
Terminal value growth rate	2.0%	2.0%	2.0%
Estimated growth rate (average for the next 5 years)	2.7%	1.9%	1.9%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from beef operations in Australia. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•

Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials. In addition, we considered efficiency improvements related to the integration of the acquisition.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in use exceeded the carrying amount of the CGU group.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

vi.	Australia Smallgoods

The key assumptions used in the estimation of the value in-use are set out below.

	2022	2021	January 1, 2021
Discount rate (pretax)	9.4%	9.4%	9.6%
Terminal value growth rate	2.0%	2.0%	2.0%
Estimated growth rate (average for the next 5 years)	6.9%	9.0%	8.8%

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from the Smallgoods operations in Australia, consisting of Primo’s operations. Revenue growth was projected considering the availability of livestock, total slaughtering capacity and utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•

Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials, primarily hogs. In addition, we considered efficiency improvements related to the integration of the acquisition.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022 and 2021 and as of January 1, 2021, the estimated value in use exceeded the carrying amount of the CGU group.

vii.	Vivera

The key assumptions used in the estimation of the value in-use are set out below.

	2022	2021	January 1, 2021
Discount rate (pretax)	8.7%	—	—
Terminal value growth rate	3.5%	—	—
Estimated growth rate (average for the next 5 years)	—	—	—

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from plant-based protein products to customers. Revenue growth was projected considering the utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

•	Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the year ended December 31, 2022, the estimated value in use exceeded the carrying amount of the CGU group.

viii.	Pilgrim’s Food Masters (PFM)

The key assumptions used in the estimation of the value in-use are set out below.

	2022	2021	January 1, 2021
Discount rate (pretax)	8.3%	—	—
Terminal value growth rate	3.0%	—	—
Estimated growth rate (average for the next 5 years)	6.9%	—	—

Estimated growth rate was projected considering past experiences and forecasts as follows:

•

Revenue of this CGU group includes sales from frozen entrees to customers. Revenue growth was projected considering the utilization of production facilities, and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•	Operating costs and expenses were projected considering the historical performance of the CGU group and price trends of primary raw materials.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order for operations to continue in perpetuity.

For the years ended December 31, 2022, the estimated value in use exceeded the carrying amount of the CGU group.

15 Trade accounts payable

Trade accounts payable are amounts owed to suppliers in the ordinary course of business. If amounts are due in one year or less, they are classified as current liabilities, otherwise they are classified as non-current liabilities. Accounts payable are recognized initially at their fair value and are subsequently measured at amortized cost

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

using the effective interest method. Accounts payable by major type of supplier is as follows at December 31, 2022, 2021 and as of January 1, 2021:

	December 31, 2022	December 31, 2021	January 1, 2021
Domestic:
Commodities	1,833,012	1,663,490	1,450,346
Materials and services	3,881,686	3,500,804	2,562,177
Finished products	13,773	30,721	26,283
Present value adjustment	(15,078)	(13,245)	(2,934)

	5,713,393	5,181,770	4,035,872

Foreign:
Commodities	36,602	32,774	16,988
Materials and services	192,280	197,747	216,806
Finished products	864	2,493	1,784

	229,746	233,014	235,578

Total trade accounts payable	5,943,139	5,414,784	4,271,449

Supply chain finance (1)
Domestic	574,280	471,858	404,295
Foreign	14,312	9,815	—

Total supply chain finance	588,592	481,673	404,295

Total	6,531,731	5,896,457	4,675,744

(1)

The Company and its indirect subsidiary Seara Alimentos carry out transactions with financial institutions that allow the suppliers to anticipate their receivables in the domestic market.). These transactions do not extend payment terms beyond the normal terms with other suppliers. In addition, this operation did not bring any other cost to the Group and all financial costs of the operation are the responsibility of the suppliers.

The Company has commitments to purchase cattle for future delivery signed with certain suppliers, including the related party JBJ, guaranteeing the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the Company until the cattle are delivered. Based on these future delivery contracts, JBJ has already advanced this operation with the banks under the supply chain finance method. As of December 31, 2022, the amount of this transaction was US$86,590 , this operation is recognized as supply chain finance.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

16 Loans and financings

Loans and financing are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, and subsequently measured at amortized cost. Below is a schedule showing the Groups loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. All borrowings denominated in currencies other than the presentation currency (United States dollar) are translated to presentation currency each reporting period. Current amounts include accrued but unpaid interest at period-end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Average annual interest rate	Currency	Indexer	Payment terms / non-current debt	Current			Non-current
Type					December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021
Foreign currency
ACC - Advances on exchange contracts	3.95%	USD	—	2023 - 25	416,772	1,027,882	135,446	51,056	201,462	—
Prepayment	5.00%	USD	Libor and SOFR (3)	2023 - 24	397,508	146,624	147,710	378,479	342,180	430,449
Credit note – export	2.68%	USD	—	2022	—	76,613	—	—	—	—
FINIMP – Import Financing	4.47%	USD and EUR	Libor and Euribor	2024 - 25	100,641	71,870	28,952	3,041	8,044	32,249
White Stripe credit facility	6.33%	USD and CAD	—	2022	3,020	3,285	761	—	—	—
Working capital - Dollar	5.93%	USD	Libor	2030	1,735	332	379	2,841	3,138	3,410
CRA - Agribusiness Credit Receivable Certificates	3.53%	USD	—	2027	93	—	—	12,757	—	—
Scott credit facilities	4.97%	USD	—	2023	—	—	347	1,794	1,371	1,242

					919,769	1,326,606	313,595	449,968	556,195	467,350

Local currency
FINAME (1)	5.25%	BRL	—	2023 - 25	885	1,063	1,638	441	1,247	2,463
FINEP (2)	9.00%	BRL	—	2025	890	830	3,490	1,395	2,112	3,145
Prepayment	7.09%	GBP	SOFR (3)	2023	9,543	—	—	—	—	—
Notes 5.75% JBS Lux 2025	5.75%	USD	—	2025	—	—	2,180	—	—	1,047,227
Notes 5.75% PPC 2025	5.75%	USD	—	2025	—	—	16,451	—	—	996,722
Notes 7.0% JBS Lux 2026	7.00%	USD	—	2026	—	—	31,207	—	—	993,484
Notes 5.88% PPC 2027	5.88%	USD	—	2027	11,930	12,068	12,207	842,009	840,347	838,684
Notes 2.50% JBS Lux 2027	2.50%	USD	—	2027	11,181	2,708	—	982,084	980,378	—
Notes 5.75% JBS Lux 2028	5.75%	USD	—	2028	—	19,406	19,221	—	744,447	744,466
Notes 6.75% JBS Lux 2028	6.75%	USD	—	2028	—	22,275	22,444	—	893,275	893,667
Notes 5.13% JBS Lux 2028	5.13%	USD	—	2028	23,703	—	—	883,767	—	—
Notes 6.50% JBS Lux 2029	6.50%	USD	—	2029	1,000	18,200	18,453	77,869	1,400,540	1,402,912
Notes 3.00% JBS Lux 2029	3.00%	USD	—	2029	7,200	—	—	583,499	—	—
Notes 5.50% JBS Lux 2030	5.50%	USD	—	2030	30,747	30,938	31,129	1,238,251	1,239,294	1,240,026
Notes 3.75% JBS Lux 2031	3.75%	USD	—	2031	1,302	1,354	—	494,748	495,657	—
Notes 4.25% PPC 2031	4.25%	USD	—	2031	8,382	8,500	—	982,248	982,623	—
Notes 3.00% JBS Lux 2032	3.00%	USD	—	2032	3,417	2,167	—	977,988	977,595	—

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Average annual interest rate	Currency	Indexer	Payment terms / non-current debt	Current			Non-current
Type					December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021
Notes 3.63% JBS Lux 2032	3.63%	USD	—	2032	16,212	20,139	—	982,586	983,036	—
Notes 3.50% PPC 2032	3.50%	USD	—	2032	10,063	10,063	—	890,113	891,308	—
Notes 5.75% JBS Lux 2033	5.75%	USD	—	2033	60,575	—	—	1,997,613	—	—
Notes 4.38% JBS Lux 2052	4.38%	USD	—	2052	6,997	—	—	1,526,735	—	—
Notes 6.50% JBS Lux 2052	6.50%	USD	—	2052	11,181	—	—	982,084	—	—
Term loan JBS Lux 2026	3.25%	USD	Libor	2026	—	22,131	22,209	—	1,819,424	1,834,834
PPC term loan	4.43%	USD	Libor	2026	26,728	25,939	25,487	452,188	477,810	421,180
Working capital - Brazilian Reais	7.79%	BRL	TJLP	2023 - 28	16,415	99	113	647	24,686	26,203
Working capital - Euros	2.28%	EUR	Euribor	2023 - 24	11,665	7,825	12,904	1,903	640	1,040
Credit note – export	15.66%	BRL	CDI	2023 - 24	145,116	372,061	150,895	294,891	147,616	348,801
CDC - Direct credit to consumers	8.08%	BRL	—	2023 - 24	7,723	19,591	14,637	90	6,845	11,735
Rural - Credit note	15.81%	BRL	CDI	2024	800	10,924	7,731	1,118	—	11,496
Rural - Credit note - Prefixed	11.00%	BRL	—	2023	35,460	104,390	151,690	—	—	—
CRA - Agribusiness Credit Receivable Certificates	6.52%	BRL	CDI and IPCA	2023 - 37	163,492	81,663	6,584	1,460,108	901,333	453,148
Scott credit facilities	4.00%	USD, EUR e AUD	—	2023 - 24	13,448	7,628	8,513	40	60	484
Beardstown Pace credit facility	3.50%	USD	—	2035 - 50	7,425	421	225	62,969	22,732	16,456
JBS Australia Feedlot Agreement	7.00%	AUD	—	2023 - 24	258	—	—	33,592	36,157	38,027
Other	3.36%	Several	Several	2023 - 31	8,971	5,996	4,881	17,455	18,487	10,981

					657,278	808,379	564,289	15,673,133	13,887,649	11,337,181

					1,577,047	2,134,985	877,884	16,123,101	14,443,844	11,804,531

(1)	FINAME - Government Agency for Machinery and Equipment Financing
(2)	FINEP - Research and projects financing
(3)

The amendments to IFRS for Interest Rate Benchmark Reform are effective for annual periods beginning on or after January 1, 2021. In line with the LIBOR and other Interbank Offered Rates (IBORs) transition project, the Group has been following the evolution of this matter with its partner banks and been discussing how to replace the index in current contracts. The new contracts are negotiated at the Overnight Guaranteed Financing Rate (“SOFR”), and the current contracts remain indexed to LIBOR until the settlement date, without conversion impacts.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Average annual interest rate: Refers to the weighted average nominal cost of interest at the reporting date. The loans and financings are fixed by a fixed rate or indexed to rates: CDI, TJLP (the Brazilian government’s long-term interest rate), LIBOR, SOFR and EURIBOR, among others.

The availability of revolving credit facilities for JBS USA was US$2.8 billion as of December 31, 2022, US$2.2 billion as of December 31, 2021 and US$2.0 billion January 1 ,2021. In Brazil, the availability of revolving credit facilities was US$400.000.

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	December 31, 2022
2024	649,358
2025	165,687
2026	484,706
2027	1,911,633
2028	1,006,157
Maturities after 2028	11,905,560

16,123,101

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

16.1	Guarantees and contractual restrictions (“covenants”)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

JBS USA Revolving Credit Facility

Borrowers:

JBS USA Lux, S.A.

JBS USA Food Company

JBS USA Finance, Inc.

JBS Australia Pty. Ltd.

JBS Food Canada ULC

Guarantors:

JBS S.A.

JBS USA Holding Lux S.à r.l

JBS Global Luxembourg S.à r.l.

JBS Holding Luxembourg S.à. r.l

JBS Global Meat Holdings Pty. Limited

Usual and customary for investment grade facilities of this type and subject to customary exceptions, but limited to: (i) incurrence of “priority debt”, (ii) liens; (iii) fundamental changes, (iv) sale lease-backs, (v) sales of all or substantially all of the assets of the Borrowers and their subsidiaries, (vi) changes in line of business and (vii) changes in fiscal year.

The credit agreement also require compliance with a maximum total debt to capitalization of 55.0% (the “Financial Maintenance Covenant”). The Borrowers may give collateral cure notice to the administrative agent, electing to provide full unconditional guarantee perfected by first priority security interest in substantially all US assets. From and after the collateral cure date the financial maintenance covenant shall no longer be in effect, availability under the Revolving Credit Facility shall be limited to collateral coverage and there shall be limitations on 1) liens, 2) indebtedness, 3) sales and other dispositions of assets, 4) dividends, distributions and other payments in respect of equity interest, 5) investments, acquisitions, loans and advances, and 6) voluntary prepayments, redemptions or repurchases of unsecured subordinated material indebtedness. In each case, clauses 1 to 6 are subject to certain exceptions which can be material.

The facility contains customary events of default. (1)

Notes 2.50% JBS Lux 2027

Issuer:

JBS USA Lux S.A. (JBS Lux)

JBS USA Food Company (JBS USA)

JBS USA Finance Inc.

Guarantors:

JBS S.A. (JBS S.A.)

JBS USA Holding Lux S.à. r.l.(JBS Holding Lux)

JBS Global Luxembourg S.à r.l (JBS Global Lux)

JBS Holding Luxembourg S.à. r.l.

JBS Global Meat Holdings Pty. Limited (JBS Global Meat).

On September 12, 2022, the Company received offers to exchange 99.14% of the 2.50% senior notes due 2027 and 96.85% of the 3.625% sustainability-linked senior notes due 2032, issued by JBS USA Food Company (originally issued by JBS Finance Luxembourg S.a.r.l.), for new notes issued by JBS USA Lux SA, JBS USA Food Company and JBS USA Finance Inc. and cash consideration.

The new exchanged notes contain proposed amendments that permanently eliminated certain covenants, restrictive provisions, events of default and related provisions for the Company.

The new exchanged notes contain restrictive covenants applicable to the Company and its Significant subsidiaries including limitation on liens, limitation on sale and leaseback transactions, limitation on merger, consolidation and sale of assets. These limitations are subject to certain exceptions, which can be material.

The covenants contains customary events of default. (1)
Notes 3.63% JBS Lux 2032

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Notes 3.00% JBS Lux 2029

Issuer:

JBS USA Lux S.A. (JBS Lux)

JBS USA Food Company (JBS USA)

JBS USA Finance Inc.

Guarantors:

JBS S.A. (JBS S.A.)

JBS USA Holding Lux S.à. r.l.(JBS Holding Lux)

JBS Global Luxembourg S.à r.l (JBS Global Lux)

JBS Holding Luxembourg S.à. r.l.

JBS Global Meat Holdings Pty. Limited (JBS Global Meat)

		On August 15, 2022, the Company announced expiration of, and receipt of requisite consents in connection with its consent solicitations for each of its 3.00% senior notes due 2029, 6.50% senior notes due 2029, 5.50% senior notes due 2030, 3.75% senior notes due 2031, 3.00% sustainability-linked senior notes due 2032 and 4.375% senior notes due 2052. The proposed amendments conform certain provisions and restrictive covenants in each indenture to the corresponding provisions and restrictive covenants set forth in each indenture dated June 21, 2022, governing the 5.125% senior notes due 2028, the 5.75% senior notes due 2033 and the 6.50% senior notes due 2052.	The facility contains customary events of default. (1)
Notes 6.50% JBS Lux 2029
Notes 5.50% JBS Lux 2030
Notes 3.75% JBS Lux 2031
Notes 3.00% JBS Lux 2032
Notes 4.38% JBS Lux 2052

Notes 5.13% JBS Lux 2028

Issuer:

JBS USA Lux S.A. (JBS Lux)

JBS USA Food Company (JBS USA)

JBS USA Finance Inc.

Guarantors:

JBS S.A. (JBS S.A.)

JBS USA Holding Lux S.à. r.l. (JBS Holding Lux)

JBS Global Luxembourg S.à r.l (JBS Global Lux)

JBS Holding Luxembourg S.à. r.l.

JBS Global Meat Holdings Pty. Limited (JBS Global Meat)

		These notes contain restrictive covenants applicable to the Company and its Significant subsidiaries including limitation on liens, limitation on sale and leaseback transactions, limitation on merger, consolidation and sale of assets. These limitations are subject to certain exceptions, which can be material.	The covenants contains customary events of default. (1)
Notes 5.75% JBS Lux 2033
Notes 6.50% JBS Lux 2052

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Notes 5.88% PPC 2027	Issuer: Pilgrim’s Pride Corporation Guarantors: Pilgrim’s Pride Corporation of West Virginia, Inc. Gold’N Plump Poultry, LLC Gold’N Plump Farms, LLC JFC LLC

There are covenants that limit PPC’s and its restricted subsidiaries’ ability to, among other things:

- incur additional indebtedness;

- create liens;

- sell or dispose of assets;

- declare or pay dividends or make distributions related to securities issued by JBS Lux;

- permit restrictions on dividends and other restricted payments to restricted subsidiaries;

- prepay or cancel certain indebtedness;

- enter into certain transactions with affiliates;

- enter into certain sale/leaseback transactions; and

- undergo a change of control.

On September 2022, PPC announced expiration and receipt of requisite consent in its consent solicitation for certain amendments to its Senior Notes due 2031 and 2032. The consent solicitation contained proposed amendments that permanently eliminated certain covenants, restrictive provisions, events of default and related provisions for the Company.

After the consent, these notes are subject to restrictive covenants applicable to PPC and its Significant subsidiaries including limitation on liens, limitation on sale and leaseback transactions, limitation on merger, consolidation and sale of assets. These limitations are subject to certain exceptions, which can be material.

‘The facility contains customary events of default. (1)
Notes 4.25% PPC 2031
Notes 3.50% PPC 2032

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Term loan PPC	Borrowers: Pilgrims Pride Corporation To-Ricos Ltd. To-Ricos Distribution, LTD.

Secured by a first priority lien on i) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries; ii) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries; iii) substantially all of the personal property and intangibles of the borrowers and guarantors under the U.S. Credit Facility; and iv) substantially all of the real estate and fixed assets of PPC and the guarantors.

The facility also contains negative covenants that may limit PPC’s ability and certain of its subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- pay certain dividends and other restricted payments;

- sell or dispose of certain assets;

- enter into certain transactions with affiliates; and

- consolidate, merge or dissolve substantially all the assets of PPC.

Covenants in the facility also require PPC to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the facility.

The facility also contains customary events of default. (1)
PPC revolving credit facility (US Credit facility)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Primo ANZ credit facility

Borrowers:

Primo Foods Pty Ltd

Guarantors:

Industry Park Pty Ltd

Primo Foods Pty Ltd

Australian Consolidated Food Holdings Pty Limited

Australian Consolidated Food Investments Pty Limited

Primo Group Holdings Pty Limited

Primo Meats Pty Ltd

Hans Continental Smallgoods Pty Ltd

P & H Investments 1 Pty Ltd

Hunter Valley Quality Meats Pty Limited

Seven Point Pork Pty Ltd

P & H Investments 2 Pty Ltd

Primo Retail Pty Ltd

Primo Meats Admin Pty Ltd

Premier Beehive Holdco Pty Ltd

Premier Beehive NZ.

Customary covenants that may limit Primo’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Huon CBA credit facility

Borrower:

Huon Aquaculture Group Limited

Guarantors:

Industry Park Pty Ltd

Huon Aquaculture Group Limited

Huon Aquaculture Company Pty Ltd

Springs Smoked Seafoods Pty Ltd

Springfield Hatcheries Pty Ltd

Huon Ocean Trout Pty Ltd

Meadow Bank Hatchery Pty Ltd

Morrison’s Seafood Pty Ltd

Southern Ocean Trout Pty Ltd

Huon Shellfish Co Pty Ltd

Spring Smoked Salmon Pty Ltd

Huon Salmon Pty Ltd

Huon Smoked Salmon Pty Ltd

Huon Smoked Seafoods Pty Ltd

Huon Seafoods Pty Ltd

Huon Tasmanian Salmon Pty Ltd

Customary covenants that may limit Huon’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

JBS & Rivalea ING credit facility

Borrowers:

JBS Australia Pty Limited

and

Rivalea (Australia) Pty Ltd

Guarantors:

JBS Australia Pty Limited

Diamond Valley Pork Pty Ltd

Oxdale Dairy Enterprise Pty Ltd

Rivalea (Australia) Pty Ltd

Industry Park Pty Ltd

Customary covenants that may limit JBS Australia’s & Rivalea’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

AMI ING credit facility	Borrower: Andrews Meat Industries Pty Ltd

Customary covenants that may limit AMI’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

WSF NAB credit facility	Borrower: White Stripe Foods Pty Ltd

Customary covenants that may limit WSF’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Mexico Credit Facility	Borrower: Avícola Pilgrim’s Pride de Mexico, SA de CV Guarantors: Comercializadora de Carnes de Mexico, S de RL de CV Pilgrim’s Pride de S de RL de CV Pilgrim’s Operaciones Laguna S de RL de CV	The facility includes covenants that may limit the ability of the company to perform investments, to act as a guarantor on third party obligations, to change its corporate purpose or line of business, and to commence liquidation process. These limitations are subject to certain exceptions, which can be material.	The facility also contains customary events of default. (1)

4th Issuance of Debentures (CRA)	Borrower: JBS S.A.

Customary negative covenants that may limit the Company’s ability and the ability of its subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 4.75/1.0.

- create liens;

- sell or dispose of assets;

- dissolve, consolidate or merge of the issuer or its subsidiaries; and

- pay any dividends if the issuer is in default of any of its pecuniary obligations under the Debenture Deed.

The facility contains customary events of default. (1)
5th Issuance of Debentures (CRA)
6th Issuance of Debentures (CRA)
7th Issuance of Debentures (CRA)
8th Issuance of Debentures (CRA)
9th Issuance of Debentures (CRA)

(1)

Customary events of default include failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness unless waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

16.2 Reconciliation of movement of liabilities to cash flows arising from financing activities

		Liabilities				Assets		Equity
	Note	Loans and financings - short and long term	Lease liability	Derivative liabilities	Other liabilities	Derivatives assets	Margin cash	Profit reserve: Treasury shares	Profit reserve and accumulated income: Dividends	Non- controlling interest	Others
Balance at 1 January 2022		(16,578,829)	(1,506,043)	(138,568)	(458,010)	128,124	223,162	619,298	(3,385,709)	(660,796)	107,732

Changes in financing cash flows:
Proceeds from loans and financings	16	(8,011,638)	—	—	—	—	—	—	—	—	—
Payments of loans and financings	16	7,473,186	—	—	—	—	—	—	—	—	—
Payments of leases	12	—	434,488	—	—	—	—	—	—	—	—
Derivative instruments received/settled	28	—	—	261,739	—	—	—	—	—	—	—
Margin cash	4	—	—	—	—	—	(109,732)	—	—	—	—
Dividends paid		—	—	—	2	—	—	—	872,800	—	—
Dividends paid to non-controlling interest		—	—	—	—	—	—	—	—	5,002	—
PPC Purchase of treasury shares		—	—	—	—	—	—	—	—	98,139	91,605
Purchase of treasury shares	21	—	—	—	—	—	—	719,393	—	—	—
Sale of treasury shares		—	—	—	—	—	—	(167,505)	—	—	—
Other changes		—	—	—	—	—	—	—	—	—	—

Total of changes in financing cash flows		(538,432)	434,488	261,739	2	—	(109,732)	551,888	872,800	103,141	91,605

Exchange rate variation changes		(231,329)	6,520	1,831	8,426	16,524	15,942	(49,679)	124,359	61,793	(54)
Other changes:
Derivatives fair value adjustment	23	—	—	(13,527)	—	(334,495)	—	—	—	—	—
Interest expenses	23	(909,942)	(82,369)	(450)	777	—	—	—	—	—	—
Interest paid		725,575	—	—	—	—	—	—	—	—	—
Capitalized Interest	11	(70,788)	—	—	—	—	—	—	—	—	—
Changes in operating activities		—	—	29,595	174,419	70,113	837	—	—	—	—
Net income attributable to non-controlling interest		—	—	—	—	—	—	—	—	(146,049)	—
Net income attributable to Company shareholders		—	—	—	—	—	—	—	(2,997,488)	—	—
Non-cash transactions		(96,384)	(574,395)	(247,857)	(136,140)	247,857	—	(1,121,507)	1,121,505	(4,059)	(6,165)
Business Combination	3	(96,384)	(146,446)	—	(13,695)	—	—	—	—	(3,034)	—
Cancellation of treasury shares	21	—	—	—	—	—	—	(1,121,507)	1,121,507	—	—
Dividends reversal		—	—	—	3	—	—	—	(3)	—	—
Other non-cash transactions		—	(427,949)	(247,857)	(122,448)	247,857	—	—	1	(1,025)	(6,165)

Total of liabilities changes		(351,538)	(656,798)	(232,240)	39,055	(16,524)	837	—	—	—	—

Total of other equity changes		—	—	—	—	—	—	(1,121,507)	(1,875,983)	(150,108)	(6,165)

Balance at 31 December 2022		(17,700,148)	(1,721,833)	(107,238)	(410,526)	128,124	130,209	—	(4,264,534)	(645,970)	193,118

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

		Liabilities				Assets		Equity
	Note	Loans and financings - short and long term	Lease liability	Derivative liabilities	Other liabilities	Derivatives assets	Margin cash	Profit reserve: Treasury shares	Profit reserve and accumulated income: Dividends	Non- controlling interest	Others
Balance at 1 January 2021		(12,682,415)	(1,174,686)	(57,101)	(527,603)	52,074	—	107,550	(2,273,080)	(660,438)	116,928

Changes in financing cash flows:
Proceeds from loans and financings	16	(9,981,038)	—	—	—	—	—	—	—	—	—
Payments of loans and financings	16	6,272,522	—	—	—	—	—	—	—	—	—
Payments of leases	12	—	359,893	—	—	—	—	—	—	—	—
Derivative instruments received/settled	28	—	—	(74,804)	—	45,062	—	—	—	—	—
Margin cash	4	—	—	—	—	—	136,045	—	—	—	—
Dividends paid		—	—	—	474,242	—	—	—	905,376	—	—
Dividends paid to non-controlling interest		—	—	—	—	—	—	—	—	5,357	(187)
Purchase of treasury shares	21	—	—	—	—	—	—	1,922,142	—	—	—
Other changes		—	—	—	—	—	—	—	—	—	—

Total of changes in financing cash flows		(3,708,516)	359,893	(74,804)	474,242	45,062	136,045	1,922,142	905,376	5,357	(187)

Exchange rate variation changes		115,729	39,527	4,999	(254,119)	(19,807)	5,628	—	383,854	12,918	(2,726)
Other changes:
Derivatives fair value adjustment	23	—	—	5,407	—	41,504	267	—	—	—	—
Interest expenses	23	(786,388)	(64,593)	(230)	(1,974)	(137)	—	—	—	—	—
Interest paid	23	643,550	—	—	803	—	—	—	—	—	—
Capitalized Interest	11	(37,036)	—	—	—	—	—	—	—	—	—
Changes in operating activities		—	—	(52,587)	(159,587)	39,932	81,222	—	—	—	—
Net income attributable to non-controlling interest		—	—	—	—	—	—	—	—	(7,196)	—
Net income attributable to Company shareholders		—	—	—	—	—	—	—	(3,811,442)	—	—
Non-cash transactions		(123,752)	(666,184)	35,749	10,137	(30,504)	—	(1,410,394)	1,409,583	(11,436)	(6,284)
Business Combination	3	(123,752)	(147,645)	—	(2,521)	—	—	—	—	—	—
Cancellation of treasury shares	21	—	—	—	—	—	—	(1,408,870)	1,408,870	—	—
Non-cash transactions		—	(518,539)	35,749	12,658	(30,504)	—	(1,524)	713	(11,436)	(6,284)

Total of other liabilities changes		(303,627)	(730,777)	(11,662)	(150,530)	50,795	81,489	—	—	—	—

Total of other equity changes		—	—	—	—	—	—	(1,410,394)	(2,401,859)	(18,632)	(6,284)

Balance at 31 December 2021		(16,578,829)	(1,506,043)	(138,568)	(458,010)	128,124	223,162	619,298	(3,385,709)	(660,795)	107,732

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

		Liabilities				Assets	Equity
	Note	Loans and financings - short and long term	Lease liability	Derivative liabilities	Other liabilities	Derivatives assets	Profit reserve: Treasury shares	Non- controlling interest	Profit reserve and accumulated income: Dividends	Others
Balance at 1 January 2020		(13,156,038)	(1,169,882)	(62,511)	(678,609))	15,395	174,633	(706,134)	(1,899,609)	76,621

Changes in financing cash flows:
Proceeds from loans and financings		(2,327,898)	—	—	—	—	—	—	—	—
Payments of loans and financings		2,814,162	—	—	—	—	—	—	—	—
Payments of leases	12	—	306,142	—	—	—	—	—	—	—
Derivatives instruments received/settled		—	—	9,576	—	17,314	—	—	—	—
Dividends paid		—	—	—	267,452	—	—	—	—	—
Dividends paid to non-controlling interest		—	—	—	(187)	—	—	648	—	—
PPC share repurchase		—	—	—	—	—	—	—	—	37,292
Purchase of treasury shares		—	—	—	—	—	235,977	—	—	—
Other changes		—	—	—	(112)	—	—	67	—	—

Total of changes in financing cash flows		486,264	306,142	9,576	267,153	17,314	235,977	69,550	—	37,292

Exchange rate variation changes		126,404	52,064	(7,050)	352,817	48,810	—	(16,864)	—	—
Other changes:
Derivatives fair value adjustment		—	—	(205)	—	(61,722)	—	—	—	—
Interest expenses		(747,184)	(65,237)	—	(860)	—	—	—	—	—
Interest paid		624,403	4,896	—	—	—	—	—	—	—
Changes in operating activities		—	—	40,645	(134,917)	(3,494)	—	—	—	—
Net income attributable to non-controlling interest		—	—	—	—	—	—	(12,300)	—	—
Non-cash transactions		(16,263)	(302,669)	(37,556)	(333,188)	35,770	(303,060)	5,310	(373,471)	3,015
Business Combination		—	—	—	—	—	—	—	—	—
Dividends declared		—	—	(1,786)	(220,666)	—	—	—	(273,065)	—
Non-cash transactions		(16,263)	(302,669)	(35,770)	(112,521)	35,770	(303,060)	5,310	(100,406)	3,015

Total of other liabilities changes		(139,044)	(363,010)	2,884	(468,964)	(29,445)	—	—	—	—

Total of other equity changes		—	—	—	—	—	(303,060)	(6,990)	(373,471)	3,105

Balance at 31 December 2020		(12,682,415)	(1,174,686)	(57,101)	(527,603)	52,074	107,550	(660,738)	(2,273,080)	116,928

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

17	Income and other taxes payable

Income and other taxes payable are comprised of the following:

	December 31, 2022	December 31, 2021	January 1, 2021
Taxes payable in installments	89,930	103,698	161,615
PIS / COFINS tax payable	30,218	27,202	30,383
ICMS / VAT / GST tax payable	28,081	29,237	24,027
Withholding income taxes	8,585	7,449	15,424
Others	98,425	67,821	60,428

Subtotal	255,239	235,407	291,877

Income taxes payable	91,070	177,206	39,724

Total	346,309	412,613	331,601

Breakdown:
Current liabilities	230,158	310,544	169,926
Non-current liabilities	116,151	102,069	161,675

	346,309	412,613	331,601

Decree 8,426/2015—PIS/COFINS over financial income: In July 2015, the Group filed an injunction to suspend the enforceability of PIS and COFINS expenses related to financial income. The Decree 8,426/2015 reestablished the levy of PIS and COFINS on financial revenues obtained by companies subject to the PIS and COFINS non-cumulative regime, at the rates of 4.65%. In March, 2020, the STF (Federal Supreme Court) judged the Extraordinary Appeal n. 1.043.313/RS (Theme 939 of the General Repercussion and ADIN n. 5277/DF) and recognized the constitutionality of the rates established in Decree 8426/15, however, the sentence obtained by the Company has not yet been amended.

As of December 31, 2022 the Group has recognized under the caption “Income taxes and other taxes payable” the amount of US$29,478 (US$26,768 as of December 31, 2021 and US$33,434 as of January 1, 2021) regarding to PIS/COFINS related to financial income.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

18 Payroll and social charges

Payroll and social charges are comprised of the following:

	December 31, 2022	December 31, 2021	January 1, 2021
Social charges in installments	431,054	413,673	610,053
Bonus and vacation along with related social charges	735,770	854,349	765,803
Salaries and related social charges	436,364	451,139	460,390
Others	50,817	53,655	48,117

	1,654,005	1,772,816	1,884,363

Breakdown:
Current liabilities	1,198,063	1,247,759	1,092,501
Non-current liabilities	455,942	525,057	791,862

	1,654,005	1,772,816	1,884,363

Social charges in installments: In December 2022, the Company learned that the Brazilian Federal Supreme Court (“STF”) declared unconstitutional the subrogation for the collection of social charges related to the Assistance Fund for Rural Workers (“FUNRURAL”—Fundo de Assistência ao Trabalhador Rural) by the slaughterhouses, consumer companies, consignees or cooperatives purchasing the production, as part of the favorable decision to the Direct Action of Unconstitutionality (ADI No.4.395). The Company is still waiting for the approval of the trial minutes that will make official the decision, as well as the possible determination of effects by the STF that will define the period for which the decision will have impact. As of December 31, 2022, the Company and its subsidiaries have recorded under “Social charges in installments” the provision in the amount of US$328,000, in the consolidated financial position, related to the FUNRURAL installment payments. Since 2018 to date, the Company and its subsidiaries settled the FUNRURAL payments installment in the total amount of US$197,000 in cash or through compensation of federal taxes recoverable.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

19 Dividends payable

The Company’s bylaws require the payment of dividends of at least 25% of the annual net income attributable to company shareholders. The Company recognizes a liability at year-end for the minimum unpaid yearly dividend amount up to the limit of the mandatory minimum dividend. Dividends payables are recognized as a liability at December 31 of each year.

	December 31, 2021	December 31, 2021	January 1, 2021
Residual declared dividends on 2018	—	—	2
Residual declared dividends on 2019	2	3	12
Residual declared dividends on 2020	7	14	210,356
Residual declared dividends on 2021	18	11	—
Residual declared dividends on 2022	8	—	—

Total declared dividends	35	28	210,370

The residual amount of dividends corresponds to the unpaid dividends due to a lack of updated payment information. This pending information related to some minority shareholders precludes the Company from fully paying the dividends declared. The Company sends notification to such shareholders to update their payment information so the amount can be paid. The reversal of dividends is absorbed under the caption “Profit reserves” due to the non-distribution after three years.

A liability for unpaid dividends is maintained during the statutory period and classified as short term, as when shareholder’s information is updated, payments are made.

During the year ended December 31, 2022 the Company distributed interim dividends of US$850,228.

The distributed dividends per share were:

	2022	2021	2020
Dividends distributed	872,800	875,335	483,217
Number of outstanding shares of share capital—ordinary shares	2,218,116,370	2,373,866,570	2,623,373,646
Dividends per share	0.39	0.37	0.18

20 Provisions for legal proceedings

The preparation of these consolidated financial statements requires Management to make estimates and assumptions regarding civil, labor and tax matters which affect the valuation of assets and liabilities at the

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

reporting date, as well as the revenues and expenses during the reported period. Due to the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant judgment from the Management and the outcome may differ when liabilities are realized.

The Group is subject to lawsuits, investigations and other claims related to employment, environmental, product, taxes and other matters. Management is required to assess the likelihood of any adverse judgments or outcomes, as well as the amount of probable losses, for these matters.

Provisions are recognized when losses are considered probable and the amount can be reliably measured. No provision is recognized if the risk of loss is assessed to be reasonably possible but not probable. Reasonably possible losses are disclosed in the notes to these financial statements. If the risk of loss is assessed as remote, no provision or disclosure is made.

The Group is party to several lawsuits arising in the ordinary course of business for which provisions are recognized for these deemed probable based on estimated costs determined by management as follow:

	December 31, 2022	December 31, 2021	January 1, 2021
Labor	99,270	96,551	128,050
Civil	222,800	281,135	265,955
Tax and Social Security	105,420	100,379	88,083

Total	427,490	478,065	482,089

Breakdown:
	December 31, 2022	December 31, 2021	January 1, 2021
Current liabilities	174,240	239,839	210,101
Non-current liabilities	253,250	238,226	271,988

	427,490	478,065	482,089

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Changes in provisions

	Balance at 1 January 2022	Additions, reversals and changes in estimates	Payments	Monetary correction	Exchange rate variation	Balance at 31 December, 2022
Labor	96,551	47,771	(61,399)	9,622	6,725	99,270
Civil	281,135	106,831	(172,299)	4,329	2,804	222,800
Tax and social security	100,379	(9,383)	(3,018)	10,540	6,902	105,420

Total	478,065	145,219	(236,716)	24,491	16,431	427,490

	Balance at 1 January 2021	Additions, reversals and changes in estimates	Payments	Monetary correction	Exchange rate variation	Balance at 31 December, 2021
Labor	128,050	62,926	(91,134)	4,973	(8,264)	96,551
Civil	265,955	760,767	(729,084)	6,150	(22,653)	281,135
Tax and social security	88,083	15,485	(2,304)	4,140	(5,025)	100,379

Total	482,089	839,178	(822,522)	15,263	(35,943)	478,065

Brazil

Corporate Lawsuits

Arbitration Proceedings

Arbitration Proceeding No. 93/17: In August 2017, plaintiff José Aurélio Val Porto de Sá Júnior and Associação dos Investidores Minoritários ADMIN, a minority shareholder of JBS S.A., filed an arbitration proceeding with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado—CAM B3) against our ultimate controlling shareholders in order to obtain liability indemnification for losses and damages suffered by JBS S.A., the other minority shareholders and the capital markets as a whole, in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”). The plaintiffs alleged that these actions amounted to abuses of power. We are involved in this arbitration proceeding only as an interested third party. Therefore, no provision was recognized.

Arbitration Proceeding No. 110/18: In June 2018, SPS I Fundo de Investimentos de Ações—Investimento no Exterior (SPS), a minority shareholder of JBS S.A., filed an arbitration proceeding with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado—CAM B3) against J&F and our ultimate controlling shareholders, among other parties, in order to obtain alleged losses and damages suffered by JBS S.A. in

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

connection with the same facts alleged in Arbitration Proceeding No. 93/17. We are involved in this arbitration proceeding only as an interested third party. Therefore, no provision was recognized.

In 2019, Arbitration Proceedings No. 93/17 and No. 110/18 were joined.

Arbitration Proceeding No. 186/21: In January 2021, in accordance with the resolution approved at an extraordinary general meeting of shareholders of JBS S.A. held in October 2020, JBS S.A. submitted an arbitration request with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado—CAM B3) against our ultimate controlling shareholders and J&F, among others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”).

In March 2022, in light of Arbitration Proceeding No. 186/21, which was initiated by JBS S.A., we made a request to the Superior Court of Justice (Superior Tribunal de Justiça) (“STJ”) that Arbitration Proceedings No. 93/17 and No. 110/18 be dismissed on the grounds that: (i) two minority shareholders of JBS S.A. lost their standing to sue; and (ii) the subject matters of Arbitration Proceedings No. 93/17 and No. 110/18 should be solely determined in Arbitration Proceeding No. 186/21, as resolved by the shareholders of JBS S.A. at a general shareholders meeting. Since then, the validity and possibility of continuity of these procedures have been the subject of discussion between the parties, including in court. As a result of this request, in March 2022, Arbitration Proceedings No. 93/17 and No. 110/18 were suspended by decision of Arbitration Court, and they remain suspended to this day.

In June 2022, after accepting to analyze the jurisdiction conflict raised by JBS S.A., the STJ unanimously declared Arbitration Proceeding No. 186/21 competent to judge the liability of the Company´s ultimate controlling shareholders and others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement . A final and unappealable decision is pending.

On December 22, 2022, the arbitration court ratified a settlement agreement between the parties to Arbitration Proceeding No. 186/21, pursuant to which J&F agreed to pay to JBS the amount of US$104,101 (R$543,165). The execution and ratification of this settlement agreement brings an end to Arbitration Proceeding No. 186/21. Tax Proceedings

Profits earned by foreign subsidiaries

During 2020 and 2021, the Brazilian tax authorities issued two assessments to JBS S.A. from charges related to profits earned abroad, which allegedly should be included in the income tax calculation basis, disallowance of amounts paid by foreign subsidiaries, on the grounds that they could not been used for compensation purposes, as well as for disallowance of goodwill. These charges also involve a fine plus interest. JBS S.A. clarifies that the

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

most significant amount relates to the collection of profits abroad refers to the items that have been required by the inspection for the purpose of consolidating the results abroad of its direct or indirect investees, being certain that JBS S.A. disagrees with the criteria being applied by the inspection. JBS S.A. filed administrative objections that are awaiting judgment. Management understands that, considering historical values related to the dates of the assessments, for US$191,655, there are remote chances of loss and for the amount of US$1.3 billion there are possible chances of loss.

Decision on matters 881 and 885 by the Federal Supreme Court: As of February 8, 2023, the Brazilian Supreme Court (Supremo Tribunal Federal—STF) has assessed the matters 881 – Extraordinary Resources nº 949.297 and 885 – Extraordinary Resources nº 955.227 and unanimously ruled that a previous final decision favorable to companies regarding taxes paid on a continuous basis will lose its effect in case the STF subsequently decides otherwise. The Company also evaluated with the assistance of its legal advisors the matters of this decision, which covers social contribution (CSLL) and informs that it regularly collects the contribution. The Company also evaluated other taxes that fit the definition contained in the decision and there are no cases with a final and unappealable decision in favor of the Company and which have an unfavorable decision in the STF. Therefore, no provision was recognized.

United States

JBS USA

U.S. Litigation

Between June 28, 2018 and July 23, 2018, a series of purported class action lawsuits were filed against JBS USA, a number of other pork producers, and Agri Stats, Inc. in the U.S. District Court for the District of Minnesota (“Minnesota Court”) on behalf of direct and indirect purchasers of pork alleging violations of federal and state antitrust, unfair competition, unjust enrichment, deceptive trade practice, and consumer protection laws, which were consolidated and styled as In re Pork Antitrust Litigation, Case No. 0:18- cv-01776 (“Pork Antitrust Litigation”). The class plaintiffs thereafter filed three consolidated amended complaints: the putative direct purchaser plaintiff class (“Pork DPPs”), the putative commercial and industrial indirect purchaser plaintiff class (“Pork CIIPPs”), and the putative consumer indirect purchaser plaintiff class (“Pork Consumers”). Certain plaintiffs have also filed amended direct action complaints (“Pork DAPs”). Defendants filed motions to dismiss each of the amended complaints, which the Minnesota Court denied in large part, but granted as to certain state law claims. JBS USA has entered into agreements to settle all claims made by the Pork DPPs, Pork CIIPPs, and Pork Consumers, for an aggregate total of US$57,300, each of which has received final approval from the Minnesota Court. JBS USA continues to defend itself against the Pork DAPs as well as parties that have opted out of the class settlements (collectively, the “Pork Opt Outs”). The Group will seek reasonable settlements where they are available. The Group has recognized US$72,600 to cover negotiated settlements with various Pork Opt Outs, of which US$21,500 is recognized during the year ended December 31, 2022 (US$51,100 and nil was recognized for the year ended December 31, 2021 and 2020, respectively) within general and administrative expenses in the consolidated statement of income.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Between April 23, 2019 and May 22, 2019, a series of purported class action lawsuits were filed against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS S.A., and certain other beef processors that purchase cattle. Subsequent amended complaints were consolidated and filed in the Minnesota Court, alleging violations of the Sherman Antitrust Act, the Packers and Stockyards Act, and the Commodity Exchange Act on behalf of a putative class of persons and entities selling fed cattle and transacting in live cattle futures and options (“Cattle Class”). Defendants filed motions to dismiss, which the Minnesota Court denied in large part, but granted as to certain state law claims. Separately, between April 26, 2019 and June 18, 2020, another series of purported class action lawsuits were filed against JBS USA and a number of other beef processors in Minnesota Court, each alleging, among other things, violations of the Sherman Antitrust Act. The class plaintiffs thereafter filed three consolidated amended complaints: the putative direct purchaser plaintiff class (“Beef DPPs”), the putative commercial and institutional indirect purchaser plaintiff class (“Beef CIIPPs”), and the putative consumer indirect purchaser plaintiff class (“Beef Consumers”). Certain plaintiffs have also filed amended direct action complaints (“Beef DAPs”). On October 13, 2021, the complaints of the Cattle Class, Beef Consumers, Beef DPPs, Beef CIIPPs, Beef Consumers, and Beef DAPs were coordinated in the Minnesota Court for pre-trial purposes and styled as In re Cattle and Beef Antitrust Litigation, Case No. 0:20-cv-1319 (“Beef Antitrust Litigation”). In 2021, JBS USA has settled with the Beef DPPs for US$52,500, which has received final approval from the Minnesota Court. JBS USA continues to defend itself against the Cattle Class, Beef CIIPPs, Beef Consumers, and Beef DAPs as well as parties that have opted out of the Beef DPP settlement (collectively, the “Beef Opt Outs”). The Group will seek reasonable settlements where they are available. The Group has accrued US$45,900 to cover negotiated settlements with various Beef Opt Outs, recognized these settlement expenses within general and administrative expenses in the consolidated statement of income for the year ended December 31, 2022 (US$ 52,500 and nil was recognized for the year ended December 31. 2021 and 2020).

On November 11, 2022, a purported class action lawsuit was filed against JBS USA and a number of other meatpackers as well as Webber, Meng, Sahl & Company and Agri Stats, Inc. in the U.S. District Court for the District of Colorado (“Colorado Court”). The plaintiffs allege that the defendants conspired to fix and depress the compensation paid to pork and beef plant workers in violation of the Sherman Act and seek damages from January 1, 2014 to the present. The Group plans to litigate against the plaintiffs in due course. No provision has been recorded as the Group assessed the likelihood of loss as possible.

U.S. State Matters

The Offices of the Attorneys General for multiple U.S. states have issued civil investigative demands (“CIDs”). The CIDs requests, among other things, data and information related to the acquisition and processing of broiler chickens and the sale of chicken products. PPC is cooperating with the Offices of the Attorneys General in these states in producing documents pursuant to the CIDs.

The Offices of the Attorneys General in New Mexico, Alaska and Washington have filed complaints against PPC. The complaints are based on allegations similar to those asserted in the Broiler Chicken Antitrust

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Litigation. PPC has not recorded any liability for the foregoing matters as of December 31, 2021 as it does not believe a loss is probable at this time because the proceedings are in preliminary stages. PPC has answered all of the complaints, and each case in now in discovery. No provision has been recorded as we have assessed the likelihood of loss as possible. U.S. Federal Matters

On December 23, 2020 and October 29, 2021, JBS USA received civil investigative demands (“CIDs”) from the U.S. Department of Justice (“DOJ”) related to the fed cattle and beef packing industry. The Group is cooperating with the DOJ in producing documents and information pursuant to the CIDs. The Attorneys General for multiple states are participating in the investigation and coordinating with the DOJ. No provision has been recorded as the Group assessed the likelihood of loss as possible.

On October 19, 2020, the DOJ served a grand jury subpoena on JBS USA, purporting to investigate human resources antitrust matters. The Group is cooperating with the DOJ investigation. No provision has been recorded as the Group assessed the likelihood of loss as possible.

Canada Litigation

Between February 18, 2022 and March 24, 2022, two purported class action lawsuits were filed in Canada against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS Food Canada ULC (“JBS Canada”), and a number of other beef processors alleging similar claims to those in the Beef Antitrust Litigation. The Group plan to litigate against the plaintiffs in due course. No provision has been recorded as the Group assessed the likelihood of loss as possible.

Tax Claims and Proceedings

During 2017, the Australian Tax Office (“ATO”) opened a review of JBS Australia for income tax years 2015 through 2017 in connection with a corporate reorganization. On September 30, 2020, the ATO issued a tax assessment for income tax year 2015 for an immaterial amount while it continues to investigate tax years 2016 and 2017. Final ATO review findings could result in a material tax liability, but no provision has been recorded for the amounts considered in the assessment due to the continued review of tax years 2016 and 2017 at this time as the Group assessed the likelihood of loss as possible.

PPC

U.S. Litigation

Between September 2, 2016 and October 13, 2016, a series of federal class action lawsuits were filed with the U.S. District Court for the Northern District of Illinois (“Illinois Court”) against PPC and other defendants by and on behalf of direct and indirect purchasers of broiler chickens alleging violations of antitrust and unfair

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

competition laws and styled as In re Broiler Chicken Antitrust Litigation, Case No. 1:16-cv-08637 (“Broiler Antitrust Litigation”). The complaints seek, among other relief, treble damages for an alleged conspiracy among defendants to reduce output and increase prices of broiler chickens from the period of January 2008 to the present. The class plaintiffs have filed three consolidated amended complaints: the direct purchasers (“Broiler DPPs”), the commercial and institutional indirect purchasers (“Broiler CIIPPs”), and the end-user consumer indirect purchasers (“Broiler EUCPs”). Between December 8, 2017 and September 1, 2021, 82 individual direct action complaints were filed with the Illinois Court by individual direct purchaser entities (“Broiler DAPs”) naming PPC as a defendant, the allegations of which largely mirror those in the class action complaints, though some added allegations of price fixing and bid rigging on certain sales. The Illinois Court issued a revised scheduling order for certain plaintiffs who limited their claims to reduction of output, which sets the first trial date on September 12, 2023. The schedule for the rest of the plaintiffs is still awaiting an order from the Illinois Court. On May 27, 2022, the Illinois Court certified each of the three classes. PPC has entered into agreements to settle all claims made by the Broiler DPPs, Broiler CIIPPs, and Broiler EUCPs, for an aggregate total of US$195,500, each of which has received final approval from the Illinois Court. The Group continues to defend itself against the Broiler DAPs as well as parties that have opted out of the class settlements (collectively, the “Broiler Opt Outs”). The Group will seek reasonable settlements where they are available. To date, the Group has recognized an expense of US$514,400 to cover settlements with various Broiler Opt Outs. The Group recognized these settlement expenses within selling, general and administrative expense in the consolidated statements of income for the years ended December 31, 2022 and 2021.

Between August 30, 2019 and October 16, 2019, four purported class action lawsuits were filed in the U.S. District Court for the District of Maryland (“Maryland Court”) against PPC and a number of other chicken producers, as well as Webber, Meng, Sahl & Company and Agri Stats styled as Jien, et al. v. Perdue Farms, Inc., et al., No. 19- cv-02521. The plaintiffs are a putative class of poultry processing plant production and maintenance workers (“Poultry Workers Class”) and allege that the defendants conspired to fix and depress the compensation paid to Poultry Workers Class in violation of the Sherman Antitrust Act. Defendants moved to dismiss on December 18, 2020, which the Maryland Court denied on March 10, 2021. On June 14, 2021, PPC entered into an agreement to settle all claims made by the Poultry Workers Class for US$29,000, though the agreement is still subject to final approval by the Maryland Court. On February 16, 2022, the plaintiffs filed an amended complaint, which extended the relevant period, added defendants, and included additional workers in the class. The Group recognized these settlement expenses within selling, general and administrative expense in the consolidated statements of income.

On January 27, 2017, a purported class action on behalf of broiler chicken farmers was brought against PPC and other chicken producers in the U.S. District Court for the Eastern District of Oklahoma (the “Oklahoma Court”) alleging, among other things, a conspiracy to reduce competition for grower services and depress the price paid to growers. The complaint was consolidated with several subsequently filed consolidated amended class action complaints and styled as In re Broiler Chicken Grower Litigation, Case No. CIV-17-033. The defendants

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(including PPC) jointly moved to dismiss the consolidated amended complaint, which the Oklahoma Court denied as to PPC and certain other defendants. The Group, therefore, continues to litigate against the putative class plaintiffs. No provision has been recorded as the Group assessed the likelihood of loss as possible.

On October 20, 2016, Patrick Hogan, acting on behalf of himself and a putative class of certain PPC stockholders, filed a class action complaint in the U.S. District Court for the District of Colorado (“Colorado Court”) against PPC and its named executive officers styled as Hogan v. Pilgrim’s Pride Corporation, et al., No. 16- CV-02611 (“Hogan Litigation”). The complaint alleges, among other things, that PPC’s SEC filings contained statements that were rendered materially false and misleading by PPC’s failure to disclose that (1) PPC colluded with several of its industry peers to fix prices in the broiler-chicken market as alleged in the Broilers Litigation, (2) its conduct constituted a violation of federal antitrust laws, and (3) PPC’s revenues during the class period were the result of illegal conduct. On July 31, 2020, defendants filed a motion to dismiss, which the Colorado Court granted on April 19, 2021. On May 17, 2021, the plaintiff filed a motion for amended judgment, which the Colorado Court denied on November 29, 2021. The plaintiff then filed a notice of appeal on December 28, 2021, and the appeal was opened in the U.S. Court of Appeals for the Tenth Circuit, which is now fully briefed, including oral argument on January 17, 2023, and is awaiting a decision. No provision has been recorded as the Group assessed the likelihood of loss as possible.

Between March 9, 2017 and April 17, 2017, a series of putative stockholder derivative class actions were brought against all of PPC’s directors and two executives, William Lovette and Fabio Sandri, in the Nineteenth Judicial District Court for the County of Weld in Colorado (“Weld County Court”). The complaints allege, among other things, that the named defendants breached their fiduciary duties by failing to prevent PPC and its officers from engaging in an antitrust conspiracy as alleged in the Broiler Antitrust Litigation and issuing false and misleading statements as alleged in the Hogan Litigation. The complaints were amended and consolidated, adding former PPC executives Jayson Penn, Roger Austin, and Jimmie Little as named defendants, and styled as DiSalvio and Brima v. Tomazoni, et al., 2017 CV 30207. Following a series of stays in the action, PPC filed a motion to dismiss, which the Weld County Court granted in its entirety and with prejudice on December 12, 2022. On December 27, 2022, the plaintiffs filed a motion for reconsideration, which the Group plans to oppose in due course. No provision has been recorded as the Group assessed the likelihood of loss as possible.

U.S. State Matters

From February 21, 2017 through May 4, 2021, the Attorneys General for multiple U.S. states have issued civil investigative demands (“CIDs”). The CIDs request, among other things, data and information related to the acquisition and processing of broiler chickens and the sale of chicken products. The Group is cooperating with the Attorneys General in these states in producing documents pursuant to the CIDs.

On September 1, 2020, February 22, 2021, and October 28, 2021, the Attorneys General in New Mexico (State of New Mexico v. Koch Foods, et al., D-101-CV-2020-01891), Alaska (State of Alaska v. Agri Stats, Inc., et al.,

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

3AN-21-04632), and Washington (State of Washington v. Tyson Foods Inc., et al., 21-2-14174-5), respectively, filed complaints against PPC based on allegations similar to those asserted in the Broiler Antitrust Litigation. The Group has answered all of the complaints and each case in now in discovery. No provision has been recorded as the Group assessed the likelihood of loss as possible.

U.S. Federal Matters

In July 2019, the DOJ issued a subpoena to PPC in connection with its investigation arising from the Broiler Chicken Antitrust Litigation. PPC has been cooperating with the DOJ investigation.

In June 2020 and October 2020, a Grand Jury in the Colorado Court pursuant to an indictment and superseding indictment, respectively, indicted Jayson Penn, a former chief executive officer and president of PPC, William Lovette, a former chief executive officer of PPC, former employees of PPC and employees of different companies. The indictments alleged, among other charges, that the defendants entered into and engaged in a conspiracy to suppress and eliminate competition by rigging bids and fixing prices and other price-related terms for broiler chicken products sold in the U.S., in violation of Section 1 of the Sherman Antitrust Act. Mr. Penn pleaded not guilty to the charges and left PPC in June 2020.

In October 2020, PPC announced that it had entered into a plea agreement (“Plea Agreement”), with the DOJ pursuant to which PPC agreed to (i) plead guilty to one count of conspiracy in restraint of competition involving sales of broiler chicken products in the U.S. in violation of Section 1 of the Sherman Antitrust Act, and (ii) pay a fine of US$110.5 million. As a result, an expense of US$110.5 million was recognized in selling, general and administrative expenses in the consolidated statement of income for the year ended December 31, 2020. Under the Plea Agreement, the DOJ agreed not to bring further charges against PPC for any antitrust violation involving the sale of broiler chicken products in the U.S. occurring prior to the date of the Plea Agreement. In February 2021, the Colorado Court approved the Plea Agreement and assessed an amended fine of US$107.9 million. PPC continues to cooperate with the DOJ in connection with the ongoing federal antitrust investigation into alleged price fixing and other anticompetitive conduct in the broiler chicken industry.

In July 2021, PPC learned of an additional indictment by a Grand Jury in the Colorado Court against four former employees of PPC, which alleged similar claims to the earlier indictments. In July 2022, PPC learned of a superseding indictment by a Grand Jury in the Colorado Court alleging that one of the former employees named in the July 2021 indictment engaged in witness tampering and obstruction of an official proceeding. The DOJ conducted three trials against the defendants in the indictments mentioned above. The juries did not reach a verdict in the first two trials and the court declared mistrials. In the third trial, the jury acquitted Messrs. Penn and Lovette, two additional former employees of PPC, and a former employee of a different company.

In February 2022, PPC learned that the DOJ has opened a civil investigation into human resources antitrust matters, and in October 2022, PPC learned that the DOJ has opened a civil investigation into grower contracts and payment practices. PPC has begun, and will continue, to cooperate with the DOJ in its investigations.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Mexico Tax Claims and Proceedings

During 2014 and 2015, the Mexican Tax Administration Service (“SAT”) opened a review of PPC Mexico with regard to tax years 2009 and 2010. In both instances, the SAT claims that controlled company status did not exist for certain subsidiaries because PPC Mexico did not own 50% of the shares in voting rights of Incubadora Hidalgo, S. de R.L de C.V. and Comercializadora de Carnes de México S. de R.L de C.V. (both in 2009) and Pilgrim’s Pride, S. de R.L. de C.V. (in 2010). As a result, according to the SAT, PPC Mexico should have considered dividends paid out of these subsidiaries partially taxable since a portion of the dividend amount was not paid from the net tax profit account (CUFIN). PPC Mexico appealed the opinion, and on January 31, 2023, the appeal as to tax year 2009 was dismissed by the Mexico Supreme Court. Accordingly, the Group has accrued US$39,200 with regard to both tax years in connection with the dismissal. The Group recognized this expense as income tax expense in the consolidated statement of income for the year ended December 31, 2022.

In May 2022, the Mexican tax authorities issued tax assessments against Pilgrim’s Pride, S. de R.L. de C.V. and Provemex Holdings, LLC in connection with PPC’s acquisition of Tyson de México. Following the acquisition, PPC re-domiciled Provemex Holdings, LLC to Mexico. The Mexico tax authorities claim that Provemex Holdings, LLC was a Mexican entity at the time of the acquisition and, as a result, were obligated to pay taxes on the sale. The Mexican subsidiary of PPC is currently appealing these assessments. Amounts under appeal are approximately US$255,000 for such tax assessments. No provision has been recorded as the Group assessed the likelihood of loss as possible

Exposure and Resolution

The Group cannot predict the outcome of these actions nor when they will be resolved. The consequences of the pending litigation matters are inherently uncertain, and adverse actions, judgments or settlements in some or all of these matters, including investigations by the DOJ or the Offices of the Attorneys General, may result in materially adverse monetary damages, fines, penalties or injunctive relief against the Group, which could be material and could adversely affect the Group’s financial condition or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage the Group’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Other proceedings with possible outcome

As of December 31, 2022, the Group has other ongoing proceedings in the amount of US$2.91 billion (US$2.5 billion as of December 31, 2021 and US$2.3 billion as of January 1, 2021) which refer to civil, tax and labor proceedings whose loss potential, with the assistance of its legal advisors, is possible, for which management has not recognized a provision.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

21 Equity

a. Share capital: Share capital as of December 31, 2022 and 2021 and January 1, 2021 was US$13,177,841, represented by 2,218,116,370 common shares (2,373,866,570 as of December 31, 2021 and 2,623,373,646 as of January 1, 2021), having no nominal value. The Company is authorized to increase its capital by an additional 1,375,853,183 common shares. According to statute, the Board of Directors shall determine the number, price, payment term and other conditions of the issuance of shares. The Company may grant options to purchase shares to directors, employees or persons who will provide services, or the directors, employees or person providing the services under its control.

	December 31, 2022		December 31, 2021		January 1, 2021
	Quantity	US$ thousand	Quantity	US$ thousand	Quantity	US$ thousand
Initial balance	2,373,866,570	13,177,841	2,623,373,646	13,177,841	2,728,747,412	13,177,841

Cancellation of treasury shares	(155,750,200)	—	(249,507,076)	—	(105,373,766)	—

Final balance	2,218,116,370	13,177,841	2,373,866,570	13,177,841	2,623,373,646	13,177,841

b.	Capital reserves:

b1. Premium on issue of shares: refers to the difference between the subscription price that the stockholders pay for the shares and their fair value;

b2. Capital transactions: includes transactions reflecting equity changes arising from the repurchase of PPC shares and the compensation plan with shares of subsidiaries.

b3. Share-based compensation: The last plan regarding JBS Stock Option Plan was granted in 2018 and the remaining stock options were exercised during the first quarter of 2021, as presented in Note 25—Share-based compensation.

c. Other reserves: Refers to revaluations of property, plant and equipment prior to IFRS adoption. Other reserves are transferred to retained earnings in proportion with the realization of revalued assets through depreciation, disposal and retirement.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

d.	Profit reserve:

d1. Treasury shares:

Treasury share activity during the years ended December 31, 2022 and 2021 were as follows:

	December 31, 2022		December 31, 2021
	Quantity	US$ thousand	Quantity	US$ thousand
Initial balance	80,062,600	619,298	12,848,500	107,550

Purchase of treasury shares	97,687,600	719.393	396,907,500	1,922,142
Disposal of treasury shares	(22,000,000)	(169.408)	(80,000,000)	(713)
Treasury shares used in stock option plan (1)	—	—	(186,324)	(811)
Cancellation of treasury shares	(155,750,200)	(1.121.507)	(249,507,076)	(1,408,870)
Exchange variation	—	(47,776)	—	—

Closing balance	—	—	80,062,600	619,298

(1)	Refers to treasury shares for stock options exercised effectively.

d2. Legal reserve:

In accordance with the Brazilian Corporate Law and the Company’s by-laws, 5% of the net profits must be allocated for each fiscal year to the legal reserve until the aggregate amount of the reserve equals 20% of the share capital.

d3. Investments statutory reserve:

Consists of the remaining balance of the net income accumulated over time after the computation of the legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in assets. It is measured basis of up to 10% of the remaining balance of net income for the year up to the limit of 20% (twenty percent) of the share capital.

d4. Tax-incentive reserve:

Arising from grants granted by state governments, such as partial and full reduction of the tax base of certain goods in its production chain, in accordance with the regulations of each state and presumed ICMS tax credits. The appropriated amounts of these tax incentives as income in income, when used to reduce taxes on income, are transferred from retained earnings to the tax incentive reserve in the years in which the Company presents accounting income in excess of the reclassification amount.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

e. Other comprehensive income (loss): Composed by gain (loss) on cash flow hedge, gain (loss) associated with pension and other postretirement benefit obligations, valuation adjustments to equity in subsidiaries, gain (loss) on net investment in foreign operations and gain (loss) on foreign currency translation adjustments. In the financial statement which includes the foreign entity, such exchange variations must be recognized, initially, in other comprehensive income in a specific equity account, and must be transferred from equity to the income statement when the net investment is written off.

e1. Net investment of foreign operations: The Company has certain intercompany loans balances with a foreign subsidiary which will not be settled through cash but with equity transactions, such as capital increase or reduction. Therefore, these balances are an extension of the subsidiary’s investment, thus they are considered as net investment on foreign operations. The exchange variation is recognized in other comprehensive income and reclassified from equity to profit or loss on disposal of net investment, during the period.

f. Non-controlling interest: Material non-controlling interest as of December 31, 2022 consisted of the 17.3% (19.8% as of December 31,2021 and 19.7% January 1, 2021), of PPC common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to 82.7% as of December 31, 2022 (80.2% and 80.3% as of December 31, 2021 and January 1, 2021, respectively) of the total. The profit allocated to the PPC non-controlling interest was US$147.4 million, US$6.9 million and US$10.9 million for the years ended December 31, 2022, 2021 and 2020, respectively. The accumulated non-controlling interest in PPC was US$639.7 million, US$650.3 million and US$652.9 million as of December 31, 2022, 2021 and January 1, 2021, respectively. For the year ended December 31, 2022, the purchase of treasury stock by PPC was US$89.2 million (US$36.4 and nil million for the years ended December 31, 2021 and 2020, respectively). Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the years indicated.

	2022	2021	2020
Net Revenue	17,468,377	14,777,458	12,091,901
Net Income	745,930	31,000	94,757
Net cash provided by operating activities	679,938	326,459	724,247

	December 31, 2022	December 31, 2021	January 1, 2021
Total assets	9,255,769	8,913,205	7,474,497
Total liabilities	6,402,493	6,324,271	4,899,150

During the year ended December 31, 2022, the indirect subsidiary PPC initiated a restructuring initiative to phase out and reduce processing volume at multiple production facilities throughout the UK and Europe. Implementation of this initiative is expected to result in total pre-tax charges of approximately US$58 million, and approximately US$53 million of these charges are estimated toto result in cash outlays. These activities were

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

initiated in the fourth quarter of 2022 and are expected to be substantially completed by the end of the second quarter of 2023.

22 Net revenue

The vast majority of the Company’s revenue is derived from contracts which are based upon a customer ordering our products. Revenues are recognized when there is a contract with the customer, the transaction price is reliably measurable and when the control over the goods sold is transferred to the customer. The Company accounts for a contract, which may be verbal or written, when it is approved and committed by both parties, the rights of the parties are identified along with payment terms, the contract has commercial substance and collectability is probable. While there may be master agreements, the contract is only established when the customer’s order is accepted by the Company.

The Company evaluates the transaction for distinct performance obligations, which are the sale of its products to customers. Each performance obligation is recognized based upon a pattern of recognition that reflects the transfer of control to the customer at a point in time, which is upon destination (customer location or port of destination), which faithfully depicts the transfer of control and recognition of revenue. There are instances of customer pick-up at the Company’s facility, in which case control transfers to the customer at that point and the Company recognizes revenue. The Company’s performance obligations are typically fulfilled within days to weeks of the acceptance of the order.

The measurability of the transaction price can be impacted by variable consideration i.e. discounts, rebates, incentives and the customer’s right to return products. Some or all of the estimated amount of variable consideration is included in the transaction price but only to the extent that it is highly probable a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. This is usually at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. However, due to the nature of our business, there is minimal variable consideration.

Allocating the transaction price to a specific performance obligation based upon the relative standalone selling prices includes estimating the standalone selling prices including discounts and variable consideration.

Shipping and handling activities are performed before a customer obtains control of the goods and its obligation is fulfilled upon transfer of the goods to a customer. Shipping and handling costs are recorded within cost of sales. The Company can incur incremental costs to obtain or fulfill a contract such as broker expenses which are not expected to be recovered. The amortization period for such expenses is less than one year; therefore, the costs are expensed as incurred and included in deductions from sales.

The Company receives payments from customers based on terms established with the customer. Payments are typically due within 25 days of delivery for domestic accounts and 39 days for international accounts.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The Company disaggregates its revenues by (i) domestic sales, (ii) export sales and (iii) segment information:

(i)	Domestic sales refers to internal sales of each geographical location;

(ii)	Export sales refers to external sales of each geographical location;

(iii)	Segment information as disclosed in Note 26.

The Company also disaggregated its revenues between Brazil, Seara, Beef North America, Pork USA, Chicken Pilgrim’s Pride, Australia and Others to align with our segment presentation in Note 26.

Revenue by significant category are as follows:

	2022	2021	2020
Domestic sales	53,478,460	48,118,921	38,712,568
Export sales	19,135,450	16,923,785	13,618,600

NET REVENUE	72,613,910	65,042,706	52,331,168

Contract balances

Customer contract liabilities relate to payments received in advance of satisfying the performance obligation under the contract. Moreover, a contract liability is recognized when the Company has an obligation to transfer products to a customer from whom the consideration has already been received. The recognition of the contractual liability occurs at the time when the consideration is received and settled. The Company recognizes revenue upon fulfilling the related performance obligation. Contract liabilities are presented as advances from customers in the balance sheet.

The following table provides information about trade accounts receivable and contract liabilities from contracts with customers:

	Note	2022	2021	2020
Trade accounts receivable	5	3,878,125	3,561,940	2,694,250
Contract liabilities (1)		215,479	378,854	276,038

(1)	The amount of US$353.1 million included in contract liabilities at 31 December 2021 has been recognized as revenue in 2022 (US$164.2 million on December 31, 2021 and US$78.2 million on December 2020).

23 Net Finance expense

Net finance expense includes (i) interest payable on lease liabilities and borrowings and direct issue costs; (ii) results from the daily settlements of future contracts used to protect assets and liabilities, as well as the fair

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

value adjustments for derivative instruments that are described within Note 28—Risk management and financial instruments, (iii) interest receivable on funds invested which is recognized in profit or loss as it accrues using the effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

Net finance expense consisted of the following for the years ended December 31, 2022, 2021 and 2020 are as follows:

	2022	2021	2020
Exchange rate variation	415,570	(595)	(1,774,477)
Fair value adjustments on derivatives	(343,573)	46,716	(49,715)
Interest expense (1)	(1,342,486)	(975,164)	(932,336)
Interest income (2)	268,419	144,326	191,468
Bank fees and others (3)	(239,628)	(153,762)	(58,804)

	(1,241,698)	(938,479)	(2,623,864)

Finance income	808,612	430,707	674,145
Finance expense	(2,050,310)	(1,369,186)	(3,298,009)

	(1,241,698)	(938,479)	(2,623,864)

(1)	For the years ended December 31, 2022, 2021 and 2020, the amounts of US$909,942, US$786,388 and US$745,242, respectively, refers to interest expenses from loans and financings.
(2)

For the years ended December 31, 2022, 2021 and 2020, the amounts of US$110,677, US$61,024 and US$42,222, respectively, refers to interest income from present value adjustments and the amounts of US$68,478, US$24,156 and US$18,789, respectively, refers to interest income from short-term investments.

(3)

Bank fees and others in the year ended December 31, 2022, includes the premium payments of the Notes 5.75% JBS Lux 2025, Notes 5.75% PPC 2025 and Notes 7.0% JBS Lux 2026 in the amount of US$167,852 (US$101,327 as of December 31, 2021 and US$19,303 as of December 31, 2020).

24 Earnings per share

Basic: Earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares (shares in thousands).

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Diluted: Diluted earnings (loss) per share is calculated by dividing net income (loss) of the period attributable to common shareholders by the weighted average number of common shares outstanding during the year, adjusted for the effects of all potential common shares that are dilutive and adjusted for treasury shares held.

	2022	2021	2020
Net income attributable to Company shareholders	2,997,486	3,811,442	623,360

Weighted average common shares	2,254,344,774	2,516,007,506	2,702,834,233
Weighted average—treasury shares	(23,932,565)	(36,817,227)	(47,740,336)

Weighted average—common shares outstanding	2,230,412,209	2,479,190,279	2,655,093,897

Basic and diluted earnings per share—(US$)	1.34	1.54	0.23

25 Share-based compensation

JBS Stock Option Plan

The Company’s Stock Option Plan was approved at the Annual and Extraordinary Shareholders’ Meeting held on April 30, 2014 (“Plan”), and is managed by the Board of Directors, which has private authority to resolve on the issuance of the object of the Plan, and it is also up to him to take all the necessary and appropriate measures for the interpretation and application of the general rules and principles defined in the Plan.

The Company had until December 31, 2021, an equity-settled stock option plan. The Company grants stock options to employees as an incentive intended to create a sense of ownership and personal involvement with the development and financial success of JBS. Executive officers, directors and general managers were eligible to receive stock options under the plan. The Company’s Chairman established the criteria of granting the options and selecting the employees. The vesting period is one to three years, starting from the grant date of each plan. The last plan was granted in 2018 and the remaining stock options were exercised during the first quarter of 2021.

The outstanding options changes and average exercise price per share are demonstrated, as follows:

	December 31, 2021			December 31, 2020
	Quantity of options	Average exercise price per share		Quantity of options	Average exercise price per share
Initial balance	186,324	US$	1.59	1,513,690	US$	1.84

Exercised (1)	(186,324)	US$	1.59	(1,013,117)	US$	1.87
Cancelled	—		—	(314,249)	US$	1.89

Closing balance	—		—	186,324	US$	1.59

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(1)	The exercised shares during the year ended December 31, 2021 totaled of US$322 (US$612 at December 31, 2020)

During the year ended December 31, 2021, the stock option plan expense totaled US$9,518. The expenses were recognized in the statement of income under the caption “General and administrative expenses”, with the respective entry in “Capital Reserves”.

JBS Long-Term Variable Remuneration

Starting on 2019, officers and executive officers from the Company are benefited with a remuneration referenced in the pricing of the Company’s shares and paid on a deferred basis, at the rate of 1/3 per year, for three years.

These plans consist of remuneration in cash, since there is no effective negotiation of the shares and there is no issuance and/or transfer of shares to settle the plan. Regarding the Long-Term Variable Remuneration, the determination of the unit value equivalent to the number of shares to be used in the calculation basis of said variable remuneration is defined with reference to the monthly salary of the eligible professional, a salary multiple and the average of the quotations of the closing of the common shares issued by the Company traded on B3 in the last 30 trading days prior to the disclosure of the annual result.

The amount of US$92,052 for the year ended December 31, 2022 (US$86,413 and US$68,161 for the years ended December 31, 2021 and 2020, respectively) was recognized under the caption “General and administrative expenses” in the income statement.

PPC long-term incentive plan

PPC sponsors a performance-based, omnibus long-term incentive plan (the “LTIP”) that provides for the grant of a broad range of long-term equity-based and liability-based awards PPC’s officers and other employees, members of the Board of Directors and any consultants. Awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).

Equity-based awards are converted into shares of PPC’s common stock shortly after award vesting. Compensation cost to be recognized for an equity-based awards grant is determined by multiplying the number of awards granted by the closing price of a share of PPC’s common stock on the award grant date. Liability-based awards granted under the LTIP are converted into cash shortly after award vesting. Compensation cost to be recognized for a liability-based awards grant is first determined by multiplying the number of awards granted by the closing price of a share of PPC’s common stock on the award grant date. However, the compensation cost to be recognized is adjusted at each subsequent milestone date (i.e., forfeiture date, vesting date or financial reporting date) by multiplying the number of awards granted by the closing price of a share of PPC’s common

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

stock on the milestone date. The PPC’s Chairman establishes the criteria of granting the options and selecting the employees. The number of grantable shares authorized under the plan is limited to 2% of the PPC’s share capital, and is also limited to 0.4% of the increase in the PPC’s share capital per year.

The weighted-average share price at the vesting date for performance stock units and restricted stock units that vested for the year ended December 31, 2022 was US$23.17 per unit (US$20.00 per unit for the years ended December 31, 2021 and 2020).

The total net cost for equity-based awards compensation for the year ended December 31, 2022 was US$5,192 (US$7,774 and US$2,747 for the years ended December 31, 2021 and 2020, respectively). The total net cost for liability-based awards compensation for the year ended December 31, 2022 was US$1,341 (US$5,643 and US$ 811 for the years ended December 31, 2021 and 2020, respectively).

Company’s RSU activity is included below:

	December 31, 2022		December 31, 2021
	Number	Weighted Average Grant Date Fair Value	Number	Weighted Average Grant Date Fair Value
Equity-based RSU:
Outstanding at beginning of year	554	20.40	584	22.12
Transferred to liability-based awards	—	—	(8)	23.53
Granted	405	23.88	817	21.58
Vested	(266)	23.25	(153)	19.48
Forfeited reinstated	300	23.52	(686)	23.44

Outstanding at end of the year	993	22.00	554	20.40

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	December 31, 2022		December 31, 2021
	Number	Weighted Average Grant Date Fair Value	Number	Weighted Average Grant Date Fair Value
Liability-based RSU:
Outstanding at beginning of year	574	27.55	267	19.35
Transferred to equity-based awards	—	—	8	23.53
Granted	269	22.09	358	21.61
Vested	(139)	27.55	(59)	20.10
Forfeited	(327)	24.71	—	—

Outstanding at end of the year	377	23.80	574	27.55

There were no cancellations or modifications to the awards in 2022, 2021 or 2020.

The total fair values of equity-based awards and liability-based awards vested for the year ended December 31, 2022 were US$7,500 (US$3,000 US$2,500 for the year ended December 31, 2021 and 2020, respectively) and US$5,600 (US$1,200 and US$3,000 for the year ended December 31, 2021 and 2020, respectively), respectively. As of December 31, 2021, the total unrecognized compensation cost related to all nonvested equity-based awards was US$9,500 (US$14,900 as of December 31, 2021 and US$11,100 as of January 1, 2021) which cost is expected to be recognized over a weighted average period of 2.17 years. At December 31, 2022, the total unrecognized compensation cost related to all nonvested liability-based awards was $2.5 million (US$11.1 million as of December 31, 2021). This cost is expected to be recognized over a weighted average period of 1.60 years.

Historically, Company has issued new shares, as opposed to treasury shares, to satisfy equity-based award conversions.

For share awards granted during the period, the weighted-average fair value of those awards at the measurement date was US$23.17.

	Units	Fair value/unit	Fair value
Equity-based awards	405,239	$23.88	$9,677
Liability-based awards	269,492	$22.09	$5,953

All awards	674,731	$23.17	$15,630

The expected life of the share options is based on historical data and current expectations and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

26 Operating segments

The Group’s Management has defined operating segments based on the reports that are used to make strategic decisions, analyzed by the Chief Operating Decision Maker (CODM)—our Chief Executive Officer (CEO), there are seven reportable segments: Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride, Australia and Others. The segment operating profit or loss is evaluated by the CODM, based on Adjusted EBITDA.

Adjusted EBITDA consists of all the items of profit and loss that compose the Group’s profit before taxes, applying the same accounting policies as described in these financial statements, except for the following adjustments as further described below: exclusion of financial income and financial expenses, exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of expenses with DOJ and antitrust agreements described in note 20; exclusion of donations and social programs expenses; exclusion of extemporaneous tax credits impacts; exclusion of JBS fund for the Amazon; J&F Leniency expenses refund and exclusion of certain other income (expenses).

Brazil: this segment includes all the operating activities from the Company, mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products such as leather, collagen and other products produced in Brazil. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

Seara: this segment includes all the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

Beef North America: this segment includes JBS USA beef processing operations in North America and the plant-based businesses in Europe. Beef also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the US and Vivera produces and sells plant-based protein products in Europe.

Pork USA: this segment includes JBS USA’s pork operations, including Swift Prepared Foods. Revenues are generated from the sale of products predominantly to retailers of fresh pork including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings, are sold

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

predominantly to further processors who, in turn, manufacture bacon, sausage, and deli and luncheon meats. In addition, revenues are generated from the sale of case ready products, including the recently acquired TriOak business. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, JBS Lux will source live hogs for its pork processing operations.

Pilgrim’s Pride: this segment includes PPC’s operations, including Moy Park, Tulip and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States of America, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The segment also generates revenue from the sale of prepared pork products through PPL, a subsidiary acquired by PPC in October 2019. The segment includes PPC’s PFM subsidiary, acquired in September 2021, and generates revenues from branded and private label meats, meat snacks, food-to-go products, and ethnic chilled and frozen ready meals.

Australia: Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. The majority of our beef revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, pork, , and fish, , processing facilities in Australia and New Zealand, including the recently acquired Huon and Rivalea businesses. JBS Australia also generates revenues through their cattle hoteling business. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Others: includes certain operations not directly attributable to the primary segments, such as corporate expenses, international leather operations and other operations in Europe.

There are no revenues arising out of transactions with any single customer that represents 5% or more of the total revenues.

The Company manages its loans and financing and income taxes at the corporate level and not by segment.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The information by consolidated operational segment are as follows:

		2022
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	11,414,350	8,324,233	22,069,092	8,153,051	17,455,092	6,323,297	842,036	74,581,151	(1,967,241)	72,613,910
Adjusted EBITDA(1)	468,933	896,744	2,081,676	756,284	2,084,557	443,880	(7,887)	6,724,187	(2,183)	6,722,004

		2021
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	9,989,966	6,773,847	21,443,400	7,626,244	14,765,111	5,344,942	712,984	66,656,494	(1,613,788)	65,042,706
Adjusted EBITDA(1)	431,868	714,668	4,511,948	786,007	1,691,656	327,573	24,729	8,488,449	(2,033)	8,486,416

		2020
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	8,055,654	5,186,555	16,448,876	6,144,599	12,037,957	4,673,617	563,781	53,111,039	(779,871)	52,331,168
Adjusted EBITDA(1)	577,353	821,986	2,161,403	641,557	1,149,228	275,408	11,774	5,638,709	(2,079)	5,636,630

(*)	Includes intercompany and intersegment transactions.
(1)	The Adjusted EBITDA is reconciled with the consolidated operating profit, as follows below:

	2022	2021	2020
Operating profit	4,783,391	5,984,069	3,883,799
Depreciation and amortization	1,907,923	1,673,216	1,519,282
DOJ and Antitrust agreements (1)	101,447	792,700	238,191
Donations and social programs (2)	22,892	18,278	58,709
Out of period tax credit impacts (3)	—	(18,840)	(78,018)
JBS Fund For The Amazon (4)	1,050	9,033	—
J&F Leniency expenses refund (5)	(93,786)	—	—
Other operating income (expense), net (6)	(911)	27,960	14,667
Elimination	2,183	2,033	2,079

Total Adjusted EBITDA for operating segments	6,724,187	8,488,449	5,638,709

(1)	Refers to the Agreements entered by JBS USA and its subsidiaries as described in Note 20 – Provisions for legal proceedings

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

(2)	Refers to the donations, as described in Note 27 – Expenses by nature.
(3)	Refers to the recognition of PIS/ COFINS tax credits in the ICMS tax base.
(4)	Refers to the donations made by the Company to the JBS Fund For the Amazon, during the current year, as described in Note 9 – Related party transactions.
(5)	Refers to the leniency expenses refund described in Note 1, item 1.2 – Plea bargain agreement, leniency agreement.
(6)	Refers to several adjustments basically in JBS USA’s jurisdiction such as third-party advisory expenses related to restructuring projects, marketing of social programs, among others.

Below is net revenue and total assets based on geography, presented for supplemental information.

Geographic reporting
	Net revenue			Total assets
	2022	2021	2020	2022	2021	2020
North and Central America	42,934,979	43,834,755	34,631,432	28,967,943	23,641,965	20,839,700
South America	19,022,041	16,763,813	13,242,209	16,883,845	15,778,101	14,235,055
Australia	6,373,122	5,344,942	4,673,617	3,611,682	3,520,751	2,768,885
Europe	5,588,847	597,098	522,421	5,036,017	5,042,651	3,315,304
Others	189,715	115,886	41,360	2,158,279	2,082,577	6,533,851
Intercompany elimination	(1,494,794)	(1,613,788)	(779,871)	(16,772,255)	(12,927,637)	(16,172,444)

Total	72,613,910	65,042,706	52,331,168	39,885,511	37,138,408	31,520,351

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

27 Expenses by nature

The Company’s policy is to present expenses by function in the statement of income. Expenses by nature are disclosed below:

	2022	2021	2020
Cost of sales
Cost of inventories, raw materials and production inputs	(52,469,158)	(45,129,164)	(36,703,514)
Salaries and benefits	(6,951,629)	(6,178,825)	(5,635,439)
Depreciation and amortization	(1,649,450)	(1,445,850)	(1,318,775)

	(61,070,237)	(52,753,839)	(43,657,728)

General and administrative
Salaries and benefits	(1,297,971)	(1,117,757)	(1,046,448)
Fees, services held and general expenses	(670,385)	(712,694)	(581,966)
Depreciation and amortization	(196,288)	(170,793)	(149,674)
DOJ and Antitrust agreements	(101,446)	(792,625)	(238,191)
Donations and social programs (1)	(22,892)	(18,278)	(58,678)
JBS Fund For The Amazon	(1,049)	(9,035)	—

	(2,290,031)	(2,821,182)	(2,074,957)

Selling
Freight and selling expenses	(3,970,690)	(2,994,516)	(2,367,813)
Salaries and benefits	(242,342)	(179,489)	(156,657)
Depreciation and amortization	(62,185)	(57,037)	(51,611)
Advertising and marketing	(337,873)	(250,319)	(185,535)
Net impairment losses on financial	(2,477)	(10,277)	(3,728)
Commissions	(66,122)	(60,117)	(45,440)

	(4,681,689)	(3,551,755)	(2,810,784)

(1)

Refers to donations made to Instituto Germinare regarding improvements on school’s building and the social program “Fazer o Bem Faz Bem” created by the company to help in the fight of the Covid-19 virus.

For the year ended December 31, 2022, the Company incurred expenses with internal research and development, in the amount of US$8,311 (US$11,113 and US$21,023 for the year ended December 31,2021 and 2020).

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

For the years ended December 31, 2022, 2021 and 2020, other income (expenses) includes gain (losses) of sale of assets, third party advisory expenses related to corporate restructures, goodwill impairment, insurance compensation, leniency expenses refund, extemporaneous tax credits gain, among others.

28 Risk management and financial instruments

The Group recognizes financial assets and liabilities at fair value upon initial recognition, except for trade accounts receivable that are measured at the transaction price and subsequently classified at amortized cost or at fair value through profit or loss based on the business model for asset management and the contractual cash flow characteristics of the financial asset. Purchases or sales of financial assets or liabilities are recognized on the trade date.

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them:

i.

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated at initial recognition at fair value through profit or loss. In this category the Company classifies mainly “CDBs and treasury bills” and “Derivative financial instruments”.

ii.

Amortized cost: Represent financial assets and liabilities which Company’s business model is to maintain financial assets in order to receive contractual cash flows and that exclusively constitute principal and interest payments on the principal amount outstanding. Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized when the asset is written off, modified or due to changes in the expected credit losses. In this category the Company classifies mainly “Trade accounts receivable”, “Cash and cash equivalents”, “Trade accounts payable” and “Loans and financing”.

Financial assets and liabilities are offset and presented net in the balance sheet when there is a legal right to offset the amounts recognized and there is an intention to liquidate them on a net basis or to realize the asset and settle the liability simultaneously. The legal right should not be contingent on future events and should be applicable in the normal course of business and in the event of default, insolvency or bankruptcy of the company or the counterparty.

The Company uses the measurement principles described in Note 2.6 – Significant accounting judgements and estimates at each statement of financial position date for each classification type of financial assets and liabilities.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Financial instruments:

Financial instruments are recognized in the consolidated financial statements as follows:

	Notes	December 31, 2022	December 31, 2021	January 1, 2021
Assets
Fair value through profit or loss (1)
Financial investments	4	1,343,149	1,041,522	757,996
National treasury bills	4	109,662	167,217	46,971
Derivative assets		108,505	128,124	52,073
Amortized cost (2)
Cash at banks	4	1,144,741	3,097,814	2,982,002
Margin cash	4	59,088	80,958	—
Trade accounts receivable	5	3,878,167	3,561,940	2,694,250
Related party receivables	9	182,268	74,850	73,512

Total		6,825,580	8,152,425	6,606,804

Liabilities
Amortized cost
Loans and financing	16	(17,700,148)	(16,578,829)	(12,682,415)
Trade accounts payable and supply chain finance	15	(6,531,731)	(5,896,456)	(4,675,745)
Other financial liabilities	20	(11,876)	(16,349)	(23,917)
Fair value through profit or loss
Derivative liabilities		(107,238)	(138,568)	(55,330)

Total		(24,350,993)	(22,630,202)	(17,437,407)

(1)

CDBs are updated at the effective rate but have a short-term and negotiated with financial institutions, and their recognition is equivalent to fair value; (ii) national treasury bill is recognized according to fair value.

(2)	loans and receivables are classified as amortized cost; (ii) the accounts receivable are short-term and net of expected losses.

Fair value of assets and liabilities through profit or loss: The Group determine fair value measurements in accordance with the hierarchical levels that reflect the significance of the inputs used in the measurement, with the exception of those maturing in the short term, equity instruments without an active market and contracts with discretionary characteristics that the fair value cannot be measured reliably, according to the following levels:

Level 1—Quoted prices in active markets (unadjusted) for identical assets or liabilities;

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Level 2—Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

Level 3—Inputs used for fair value calculations which are not derived from an active market. The Group do not have any financial instruments that utilize level 3 inputs.

	December 31, 2022			December 31, 2021			January 1, 2021
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total
Financial assets
Financial investments	—	1,343,149	1,343,149	—	1,041,522	1,041,522	—	751,353	751,353
National treasury bills	109,662	—	109,662	167,217	—	167,217	46,560	—	46,560
Derivative assets	—	108,505	108,505	—	128,124	128,124	—	51,617	51,617

Financial liabilities
Derivative liabilities	—	107,238	107,238	—	138,568	138,568	—	56,602	56,602

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Fair value of assets and liabilities carried at amortized cost: The fair value of the Notes under Rule 144-A and Regulation S, are estimated using the closing sale price of these securities informed by a financial newswire on December 31, 2022 and 2021 and January 1, 2021, considering there is an active market for these financial instruments. The book value of variable-rate loans and financings approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments. The following details the estimated fair value of the notes:

Description	December 31, 2022			December 31, 2021			January 1, 2021
	Principal	Price (% of the Principal)	Fair value	Principal	Price (% of the Principal)	Fair value	Principal	Price (% of the Principal)	Fair Value
Notes 5.75% JBS Lux 2025	—	—	—	—	—	—	1,050,000	102.10	1,072,050
Notes 5.75% PPC 2025	—	—	—	—	—	—	1,000,000	102.45	1,024,510
Notes 7.00% JBS Lux 2026	—	—	—	—	—	—	1,000,000	107.95	1,079,500
Notes 5.88% PPC 2027	850,000	99.55%	846,175	850,000	105.91	900,193	850,000	107.29	911,957
Notes 2.50% JBS Lux 2027	1,000,000 1,000,000	86.90%	869,040	—	—	—	—	—	—
Notes 5.75% JBS Lux 2028	—	—	—	750,000	104.49	783,675	750,000	108.00	810,000
Notes 6.75% JBS Lux 2028	—	—	—	900.000	108.25	974,250	900,000	112.16	1,009,476
Notes 5.13% JBS Lux 2028	900,000	95.13%	856,188	—	—	—	—	—	—
Notes 6.50% JBS Lux 2029	77,973	98.16%	76,537	—	—	—	1,400,000	116.43	1,630,062
Notes 3.00% JBS Lux 2029	600,000	84.02%	504,108	1,400,000	109.75	1,536,500
Notes 5.50% JBS Lux 2030	1,250,000 1,250,000	95.40%	1,192,475	1,250,000	108.66	1,358,213	1,250,000	114.65	1,433,125
Notes 3.75% JBS Lux 2031	500,000	82.46%	412,280	500,000	101.80	509,000	—	—	—
Notes 4.25% PPC 2031	1,000,000	86.39%	863,940	1,000,000	105.51	1,055,140	—	—	—
Notes 3.00% JBS Lux 2032	1,000,000	77.61%	776,110	1,000,000	99.88	998,820	—	—	—
Notes 3.63% JBS Lux 2032	1,000,000	82.64%	822,410	—	—	—	—	—	—
Notes 3.50% PPC 2032	900,000 13,577,973	80.72%	726,498	900,000	101.68	915,120	—	—	—
Notes 5.75% JBS Lux 2033	2,050,000	95.41%	1,955,885	—	—	—	—	—	—
Notes 4.38% JBS Lux 2052	900,000	71.80%	646,182	—	—	—	—	—	—
Notes 6.50% JBS Lux 2052	1,550,000	96.79%	1,500,276	—	—	—	—	—	—

	13,577,973		12,048,104	8,550,000		9,030,911	8,200,000		8,970,680

Finance income (expense) by category of financial instrument:

	2022	2021	2020
Fair value through profit or loss	(277,875)	77,969	(44,064)
Amortized cost	(963,823)	(1,019,327)	(2,329,730)

Total	(1,241,698)	(941,358)	(2,373,794)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Risk management:

The Group during the regular course of its operations is exposed to market, credit and liquidity risks. These exposures are managed by the Risk Management Department, following the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors. The Risk Management Department is responsible for identifying all the risk factors that may cause adverse financial results for the Company and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Company utilizes the Value at Risk Methodology (VaR),for the confidence interval (C.I.) of 99% and a horizon of one day.

a.	Market Risk:

The exposure to market risk is continuously monitored, especially the risks related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets and liabilities, future cash flows and net investments in foreign subsidiaries. In these cases, Group may use financial hedge instruments, including derivatives, with the approval by the Board of Directors.

It is the responsibility of the Risk Management Department to ensure that other areas are within the risk exposure limits set by Management to protect against volatility in price, centralize the exposures and apply the Financial and Commodities Risk Management policy.

The Risk Management Department uses proprietary and third-party information systems specially developed to control and manage market risk, applying stress scenario and Value at Risk analysis (VaR) to measure Company’s net exposure as well as the cash flow risk with the B3 and the Chicago Mercantile Exchange.

a1.	Interest rate risk

Interest rate risk is related to potentially adverse results that Group may realize from changes in interest rates, which may be caused by economic crisis, changes in sovereign monetary policy, or market movements. The Company primarily has assets and mainly liabilities exposed to variable interest rates like the CDI Interbank Deposit Certificate), LIBOR (London Interbank Offer Rate), IPCA (Extended National Consumer Price Index) and TJLP (Long Term Interest Rate), among others. The Company’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The risk management committee manages and monitors the Company’s transition to alternative rates. The committee evaluates the extent to which contracts reference LIBOR cash flows, whether such contracts will need to be amended as a result of LIBOR reform and how to manage communication about the reform with counterparties. Therefore, the committee provides periodic reports to management of interest rate risk and risks arising from LIBOR reform.

For informational purposes and in accordance with our Financial and Commodities Risk Management Policy, the notional amounts of assets and liabilities exposed to floating interest rates are presented below:

	December 31, 2022	December 31, 2021	January 1, 2021
Net exposure to the CDI rate:
CRA-Agribusiness Credit Receivable Certificates	(5,882)	(6,174)	(11,511)
Credit note-export	(441,125)	(357,976)	(499,696)
Rural-Credit note-Prefixed	(800)	(10,924)	(19,227)
Related party transactions	1,502	—	—
CDB-DI (Bank certificates of deposit)	676,961	970,609	405,225
Margin cash	74,237	49,503	—
Treasury bills	23,774	—	—

Subtotal	328,667	645,038	(125,209)

Derivatives (DI)	—	—	13,383
Derivatives (Swap)	(1,220,527)	(516,232)	158,621

Total	(891,860)	128,806	46,795

Liabilities exposure to the LIBOR rate:
Prepayment	(292,209)	(433,684)	(578,160)
FINIMP	(2,823)	(55,659)	(37,605)
Term loan JBS Lux 2026	—	(1,841,555)	(1,857,043)
PPC term loan	(478,916)	(503,749)	(446,667)
Working Capital-Dollars	(3,190)	(3,470)	(3,789)
Others	—	(70)	(75)

Subtotal	(777,138)	(2,838,187)	(2,923,339)

Derivatives (Swap)	295,353	1,854,388	1,991,066

Total	(481,785)	(983,799)	(932,273)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	December 31, 2022	December 31, 2021	January 1, 2021
Net exposure to the IPCA rate:
Treasury bills	14,767	25,013	27,503
CRA-Agribusiness Credit Receivable Certificates	(1,609,636)	(976,823)	(448,221)
Margin cash	15,237	51,880	—
Related party transactions	104,100	—	—

Subtotal	(1,475,532)	(899,930)	(420,221)

Derivatives (Swap)	1,365,001	674,406	210,470

Total	(110,531)	(225,524)	(210,248)

Liabilities exposure to the TJLP rate:
CDB-DI (Bank certificates of deposit)	—	—	(37)
FINAME	—	—	(4,065)
Working capital-Brazilian Reais	(647)	(9,454)	(9,846)

Total	(647)	(9,454)	(13,948)

Assets exposure to the CPI rate:
Margin cash	40,469	40,821	—

Total	40,469	40,821	—

Liabilities exposure to the SOFR rate:
Prepayment	(161,410)	—	—

Total	(161,410)	—	—

Sensitivity analysis:

			Scenario (I) VaR 99% C.I. 1 day		Scenario (II) Interest rate variation—25%		Scenario (III) Interest rate variation—50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Increase	13.65%	13.75%	(879)	17.06%	(30,751)	20.48%	(61,493)
Libor	Increase	5.48%	5.49%	(39)	6.85%	(6,672)	8.22%	(13,340)
IPCA	Increase	5.90%	5.93%	(30)	7.38%	(1,647)	8.85%	(3,294)
TJLP	Increase	7.20%	7.20%	—	9.00%	(12)	10.80%	(24)
CPI	Decrease	7.10%	7.09%	(6)	5.33%	(726)	3.55%	(1,451)
SOFR	Increase	4.30%	4.31%	(18)	5.38%	(1,753)	6.45%	(3,506)

				(972)		(41,561)		(83,108)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future contracts	DI	—	—	—	—	—	—	—	755	(13,383)	(12)

			December 31, 2022				December 31, 2021				January 1, 2021
Instrument	Risk factor	Maturity	Notional	Fair value (Asset)-US$	Fair value (Liability)-US$	Fair value	Notional	Fair value (Asset)-US$	Fair value (Liability)-US$	Fair value	Notional	Fair value (Asset)-US$	Fair value (Liability)-US$	Fair value
Swap	PRE USD	2022	—	—	—	—	431,850	76,889	(82,169)	(5,280)	—	—	—	—
	LIBOR	2022	—	—	—	—	2,301,956	412,807	(412,905)	(98)	2,143,639	413,345	(413,985)	(640)
	CDI	2023	400,000	80,523	(77,551)	2,972	800,000	148,422	(142,604)	5,818	800,000	158,621	(164,005)	(5,434)
	LIBOR	2023	—	—	—	—	5,580,500	1,008,034	(1,004,020)	4,014	5,196,700	1,003,948	(1,006,605)	(2,657)
	LIBOR	2024	1,507,335	295,353	(280,251)	15,101	3,224,289	433,547	(431,070)	2,477	3,002,538	573,773	(576,295)	(2,522)
	IPCA	2024	537,534	123,845	(98,448)	25,397	537,534	111,772	(93,540)	18,232	537,534	121,018	(115,631)	5,387
	IPCA	2027	387,000	80,302	(80,025)	276	387,000	74,237	(75,227)	(990)	—	—	—	—
	IPCA	2028	442,000	92,333	(93,764)	(1,431)	442,000	86,272	(87,898)	(1,626)	—	—	—	—
	IPCA	2030	1,400,000	296,304	(307,264)	(10,960)	1,400,000	278,353	(290,632)	(12,279)	400,000	89,452	(90,859)	(1,407)
	IPCA	2031	1,430,000	283,731	(300,700)	(16,969)	630,000	123,772	(128,729)	(4,957)	—	—	—	—
	IPCA	2032	900,000	177,699	(186,308)	(8,608)	—	—	—	—	—	—	—	—
	IPCA	2036	100,000	19,524	(21,408)	(1,884	—	—	—	—	—	—	—	—
	IPCA	2037	1,272,0000	291,262	(311,581)	(20,319)	—	—	—	—	—	—	—	—

			8,375,869	1,740,876	(1,757,300)	(16,425)	15,735,129	2,754,105	(2,748,794)	5,311	12,080,411	2,360,157	(2,367,430)	(7,273)

a2.	Exchange rate risk

Exchange rate risk relates to potentially adverse results that the Company may face from fluctuations in foreign currency exchange rates from economic crisis, sovereign monetary policy alterations, or market movements.

The Risk Management Department enters into transaction with derivative instruments previously approved by the Board of Directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of future contracts, NDFs (non deliverable forwards), DFs (Deliverable forwards), and swaps that may be applied to hedge loans, investments, cash flows from interest payments, export estimate, acquisition of raw material, and other transactions, whenever they are quoted in currencies different than the Company’s functional currency. The primary exposures to exchange rate risk are in US Dollars (US$), Euro (€), British Pound (£), Mexican Pesos (MXN) and Australian Dollars (AU$).

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at December 31, 2022, 2021 and 2020 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Company’s Financial and Commodities Risk Management Policy. The exposure is related to Brazilian Real.

	USD			EUR			GBP			MXN			AUD
	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021
OPERATING
Cash and cash equivalents	737,591	1,599,616	1,211,403	40,184	58,605	14,393	12,202	32,032	6,580	122,588	182,481	258,433	7	48	318
Trade accounts receivable	1,173,723	1,007,912	893,128	136,478	135,694	24,641	51,302	65,951	21,923	126,037	106,554	109,189	86	1,162	2,760
Sales orders	597,296	718,297	388,966	41,964	21,642	9,428	13,379	13,233	21,340	—	—	—	—	—	1,113
Trade accounts payable	(154,283)	(287,027)	(66,629)	(92,271)	(72,144)	(56,273)	(18,799)	(406)	(1,449)	(52,346)	(247,861)	(181,101)	(118)	(2,767)	(1,863)
Provisions for contingencies	—	(7,196)	(24,387)	—	—	—	—	—	—	—	—	—	—	—	—
Income tax payable	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,842)
Purchase orders	(61,679)	(59,961)	(37,863)	(12,181)	(53,685)	(4,249)	—	—	—	—	—	—	—	—	—

Operating subtotal	2,292,648	2,971,640	2,364,617	114,174	90,113	(12,061)	58,084	110,810	48,393	196,279	41,174	186,521	(25)	(1,557)	486

FINANCIAL
Margin cash	269	29,720	—	—	—	—	—	—	—	—	—	—	—	—	—
Advances to customers	(36,204)	(503,268)	(464,624)	(856)	(5,850)	(55,006)	—	—	—	—	—	—	—	—	—
Loans and financing	(1,362,474)	(1,874,416)	(770,638)	(4,986)	(8,021)	(22,358)	—	—	—	—	—	—	—	—	—

Financial subtotal	(1,398,409)	(2,347,964)	(1,235,262)	(5,842)	(13,871)	(77,364)	—	—	—	—	—	—	—	—	—

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	USD			EUR			GBP			MXN			AUD
	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021	December 31, 2022	December 31, 2021	January 1, 2021
Operating financial subtotal	894,239	623,677	1,129,355	108,332	76,242	(89,424)	58,084	110,810	48,393	196,279	41,174	186,521	(25)	(1,557)	486

Related party transactions, net	—	(2,023,521)	434,952	289,556	258,823	—	—	—	—	—	—	—	—	426,298	(7,799)

Total exposure	894,239	(1,399,844)	1,564,307	397,888	335,065	(89,424)	58,084	110,810	48,393	196,279	41,174	186,521	(25)	424,741	(7,313)

DERIVATIVES
Future contracts	(103,000)	342,103	(14,900)	(103,490)	—	—	—	—	—	—	—	—	—	—	—
Future contracts DDI	—	—	99,900	—	—	—	—	—	—	—	—	—	—	—	—
Deliverable Forwards (DF´s)	(463,371)	(180,652)	65,022	84,013	140,726	62,048	(5,208)	(8,965)	(8,982)	(291,377)	(217,776)	(223,839)	943	(6,558)	(303)
Non-Deliverable Forwards (NDF´s)	3,029	653,179	450,051	(11,834)	(36,271)	(16,305)	(19,761)	(28,169)	(14,071)	—	—	—	—	—	—
Swap	15,101	79,366	(2,522)	—	—	—	—	—	—	—	—	—	—	—	—

Total derivatives	(548,241)	893,996	597,551	(31,311)	104,455	45,743	(24,969)	(37,134)	(23,053)	(291,377)	(217,776)	(223,839)	943	(6,558)	(303)

NET EXPOSURE IN US$	345,998	(505,848)	2,161,858	366,577	439,520	(43,681)	33,115	73,676	25,340	(95,098)	(176,602)	(37,318)	918	418,183	(7,616)

Net debt in foreign subsidiaries (1)	(12,816,599)	(8,761,756)	(8,519,053)	—	—	—	—	—	—	—	—	—	—	—	—

(1)

The Company includes the net debt of foreign subsidiaries in the disclosure of economic hedging exposure. Although these debts do not generate foreign exchange gains or losses (since they are foreign debts and in the functional currency of each respective country), they are translated to Brazilian Real in the consolidation, impacting the equity as exchange variation of investment, influencing the consolidated debt of the Company, and consequently the leverage indicators.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

a2.1. Sensitivity analysis and derivative financial instruments breakdown:

a2.1.1 US Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.2177	5.3637	64,827	6.5221	579,040	7.8266	1,158,075
Financial	Depreciation	5.2177	5.3637	(68,664)	6.5221	(613,304)	7.8266	(1,226,604)
Derivatives	Depreciation	5.2177	5.3637	(15,502)	6.5221	(138,466)	7.8266	(276,931)

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Net debt in foreign subsidiaries	Depreciation	5.2177	5.3637	(362,406)	6.5221	(3,237,010)	7.8266	(6,473,995)

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Quantity	Notional (US$)	Fair value	Quantity	Notional (US$)	Fair value	Quantity	Notional (US$)	Fair value
Future Contract	American dollar	Long	—	—	—	6,842	342,103	(9,488)	—	—	—
Future Contract	American dollar	Short	2,060	(103,000)	(872)	—	—	—	298	(14,900)	(323)
Future Contract	DDI	—	—	—	—	—	—	—	1,998	99,900	69

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (USD)	Notional (US$)	Fair value	Notional (USD)	Notional (US$)	Fair value	Notional (USD)	Notional (US$)	Fair value
Deliverable Forwards	American dollar	Short	(463,371)	(2,417,731)	67,658	(32,372)	(186,863)	6,191	—	—	—
Deliverable Forwards	American dollar	Long	—	—	—	—	—	—	16,132	62,632	(2,621)
Non-Deliverable Forwards	American dollar	Long	3,029	15,804	(339)	117,047	675,634	(8,105)	111,656	433,507	(11,903)

a2.1.2 €—EURO (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.5694	5.4049	(3,373)	4.1771	(28,543)	2.7847	(57,087)
Financial	Depreciation	5.5694	5.4049	173	4.1771	1,461	2.7847	2,921
Related party	Appreciation	5.5694	5.4049	(8,554)	4.1771	(72,389)	2.7847	(144,778)
Derivatives	Depreciation	5.5694	5.4049	925	4.1771	7,828	2.7847	15,656

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (EUR)	Notional (US$)	Fair value	Notional (EUR)	Notional (US$)	Fair value	Notional (EUR)	Notional (US$)	Fair value
Deliverable Forwards	Euro	Long	78,708	85,306	3,443	22,263	145,564	(2,886)	9,729	59,767	(1,268)
Non-Deliverable Forwards	Euro	Short	(11,087)	(12,016)	9	(5,738)	(37,518)	424	(2,566)	(15,706)	401

a2.1.3 £—British Pound (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	6.2785	6.0899	(1,631)	4.7089	(13,577)	3.1393	(27,154)
Derivatives	Depreciation	6.2785	6.0899	701	4.7089	5,836	3.1393	11,673

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (GBP)	Notional (US$)	Fair value	Notional (GBP)	Notional (US$)	Fair value	Notional (GBP)	Notional (US$)	Fair value
Deliverable Forwards	British pound	Short	(829)	(4,869)	(193)	(1,191)	(9,273)	(56)	(1,265)	(8,652)	47
Non-Deliverable Forwards	British pound	Short	(3,147)	(18,476)	1,357	(3,744)	(29,137)	(10,298)	(1,982)	(13,554)	(164)

a2.1.4 MXN—Mexican Peso (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.2667	0.2731	4,411	0.3334	45,883	0.4001	91,759
Derivatives	Depreciation	0.2667	0.2731	(6,548)	0.3334	(68,114)	0.4001	(136,217)

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (MXN)	Notional (US$)	Fair value	Notional (MXN)	Notional (US$)	Fair value	Notional (MXN)	Notional (US$)	Fair value
Deliverable Forwards	Mexican peso	Short	(1,092,527)	(272,434)	(30,362)	(797,714)	(225,263)	(19,615)	(857,621)	(215,610)	6,397

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

a2.1.5 AUD—Australian Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation—25%		Scenario (iii) Interest rate variation—50%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Depreciation	3.5459	3.4519	1	2.6594	6	1.7730	12
Derivatives	Appreciation	3.5459	3.4519	(23)	2.6594	(220)	1.7730	(441)

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (AUD)	Notional (US$)	Fair value	Notional (AUD)	Notional (US$)	Fair value	Notional (AUD)	Notional (US$)	Fair value
Deliverable Forwards	Australian dollar	Short	—	—	—	(1,621)	(6,783)	363	(75)	(292)	(47)
Deliverable Forwards	Australian dollar	Long	266	943	5	—	—	—	—	—	—

b. Commodity price risk

The Company operates globally (the entire livestock protein chain and related business) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans, and energy, especially in the North American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies and storage costs, among others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Group and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

Biological assets are a very important raw material used by the Company. In order to maintain future supply of these materials, the Company participates in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, the Company use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. The Company takes the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

b1. Position balance in commodities (cattle) contracts of the Company:

Given the nature of its operations, the Company is exposed to volatility in cattle prices, where price fluctuations arise from factors beyond the Company’s control, such as climate, cattle supply, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Company may use future contracts traded at the B3 to balance these exposures.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering any negotiated values and terms.

The Company’s exposure to cattle price fluctuation as of December 31, 2022, 2021 and January 1, 2021 are presented below in accordance with the Company’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

	Company
EXPOSURE in Commodities (Cattle)	December 31, 2022	December 31, 2021	January 1, 2021
Firm contracts of cattle purchase	2,873	14,001	31,579

Subtotal	2,873	14,001	31,579

DERIVATIVES
Future contracts	(385)	(13,343)	(11,056)

Subtotal	(385)	(13,343)	(11,056)

NET EXPOSURE	2,488	658	20,523

Sensitivity analysis:

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) @ Variation—25%		Scenario (ii) @ Variation—50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income
				Company		Company		Company
Operating	Cattle depreciation	60.00	58.00	(170)	45.00	(725)	30.00	(1,451)
Derivatives	Cattle appreciation	60.00	58.00	23	45.00	97	30.00	194

Derivatives financial instruments breakdown:

			Company
			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts	Commodities (Cattle)	Long	21	(385)	(19)	663	(13,343)	(34)	633	(11,056)	19

b2. Position balance in commodities (grain) derivatives financial instruments of Seara Alimentos:

Seara Alimentos is exposed to price volatility of grain, which changes based on factors beyond the management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Seara Alimentos, in accordance with its policy of inventory management, started the strategy of managing the risk of grain’s price by actively monitoring the Company´s grains needs, including expectations of future consumption, anticipated purchases, combined with future market operations, by hedging with grain futures on B3, CME and Over the Counter (OTC), through Non-Deliverable Forwards (NDFs), in order reduce price volatility.

The internal controls used for coverage and risk management are made through spreadsheets and monitoring of operations performed and calculation of VAR for 1 day, with a confidence interval of 99%.

Management’s estimate at the exposure risk to grain’s price changes at Seara Alimentos at December 31, 2022, 2021 and January 1, 2021 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

	Seara Alimentos
EXPOSURE in Commodities (Grain)	December 31, 2022	December 31, 2021	January 1, 2021
OPERATING
Purchase orders	224.766	346,574	57,048

Subtotal	224.766	346,574	57,048

DERIVATIVES
Future contracts	(948)	(17,218)	49,142
Brazil Cash basis	—	3,542	947
Non-Deliverable Forwards	(30.990)	(202,375)	—

Subtotal	(31.938)	(216,051)	50,089

NET EXPOSURE	192.828	130,523	107,137

Sensitivity analysis:

		Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Price variation—25%		Scenario (ii) Price variation—50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			Seara Alimentos		Seara Alimentos		Seara Alimentos
Operating	Depreciation	(1,48%)	(3,106)	(25.00)%	(52,538)	(50.00)%	(105,077)
Derivatives	Appreciation	(1,48%)	441	(25.00)%	7,465	(50.00)%	14,931

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Derivatives financial instruments breakdown:

				Seara Alimentos
				December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor		Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future contracts	Commodities	(Grains)	Short	520	(886)	(2,289)	1,577	(17,218)	(10,674)	—	—	—
Future contracts	Commodities	(Grains)	Long	—	—	—	—	—	—	1,004	49,142	16
Brazil Cash basis	Commodities	(Grains)	Long	—	—	—	215,000	3,542	(344)	129,000	947	4,096
Non-Deliverable Forwards	Commodities	(Grains)	Short	717	(28,975)	640	28,500	(202,375)	10,291	—	—	—

b3. Hedge accounting of Seara Alimentos:

The derivative financial instruments designated at December 31, 2022, as hedge accounting, according to the Cash Flow method, to protect the operating results in relation to the price of commodities are:

Hedge accounting—Derivative instruments	Risk factor	Quantity—Future purchase	Quantity	Notional	Fair value
Future contracts	Commodities	520	520	(958)	(2,473)
Non-Deliverable Forwards	Commodities	4,000	4,000	(31,307)	691

					(1,782)

b3.1. Hedge accounting:

From the third quarter of 2021, the indirect subsidiary Seara Alimentos reviewed its hedge policies and started to apply hedge accounting in grain operations, aiming at bringing stability to the subsidiary’s results. The designation of these instruments is based on the guidelines outlined in the Financial and Commodity Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

Financial instruments designated for hedge accounting were classified as cash flow hedge. The effective amount of the instrument’s gain or loss is recognized under “Other comprehensive income (expense)” and the ineffective amount under “Financial income (expense), net”, and the accumulated gains and losses are reclassified to profit and loss or to the balance sheet when the object is recognized, adjusting the item in which the hedged object was recorded.

In these hedge relationships, the main sources of ineffectiveness are the effect of the counterparties and the Group’s own credit risk on the fair value of the forward foreign exchange contracts, which is not reflected in the change in the fair value of the hedged cash flows attributable to the change in exchange rates; and changes in the timing of the hedged transactions.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Below are the effects on the Seara’s statement of income, after the adoption of hedge accounting:

	December 31, 2022	December 31, 2021
Statements of income:
Cost of sales before hedge accounting adoption	(7,303,648)	(5,693,583)

Derivatives operating income (loss)	61,857	(21,707)
Currency	10,103	(11,203)
Commodities	51,754	(10,504)

Cost of sales with hedge accounting	(7,241,791)	(5,715,290)

Financial income (expense), net excluding derivatives	(45,390)	(224,263)

Derivatives financial income (expense), net	(46,354)	(35,677)
Currency	(61,277)	(32,793)
Commodities	26	(13,911)
Interests	14,897	11,027

Financial income (expense), net	(91,744)	(259,940)

Below are the effects on other comprehensive income (expense), after the adoption of hedge accounting:

	December 31, 2022	December 31, 2021
	Seara Alimentos	Seara Alimentos
Statements of other comprehensive income (expense):
Financial instruments designated as hedge accounting:
Currency	(2,622)	16,765
Commodities	(5,178)	22,700

Gain (loss) on cash flow hedge	(48,526)	38,154

Deferred income tax on hedge accounting	16,499	(12,972)

Total of other comprehensive income (expense)	(32,027)	25,182

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

Below are the effects on the balance sheet, after the adoption of hedge accounting:

	December 31, 2022	December 31, 2021
Balance sheet:	Seara Alimentos	Seara Alimentos
Derivative (liabilities)/assets	(1,764)	(11,804)
Financial instruments designated as hedge accounting:
Currency	—	(11,422)
Commodities	(1,764)	(382)
Derivative (liabilities)/assets	18,073	7,951

Financial instruments not designated as hedge accounting:
Commodities	—	(344)
Interests	18,073	8,295
Other comprehensive income (expense)	7,720	38,154

Currency	(2,595)	16,208
Commodities	(5,125)	21,946
Inventories	6,951	(16,464)

Currency	2,298	(8,497)
Commodities	4,653	(7,967)

Open balance sheet position of derivative assets and liabilities:

	December 31, 2022	December 31, 2021
	Seara Alimentos	Seara Alimentos
Assets:
Designated as hedge accounting	—	289
Currency	—	289
Not designated as hedge accounting	18,072	8.295

Interests	18,072	8,295

Current assets	13,267	3,514

Non-current assets	4,807	5,070

(Liabilities):
Designated as hedge accounting	1,764	12,093
Currency	—	11,711

Commodities	1,764	382

Current liabilities	1,764	12,437

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

b4. Position balance in commodities derivatives financial instruments of JBS USA:

	JBS USA
EXPOSURE in Commodities	December 31, 2022	December 31, 2021	January 1, 2021
OPERATIONAL
Firm contracts of cattle purchase	2,514,530	2,703,268	1,937,673

Subtotal	2,514,530	2,703,268	1,937,673

DERIVATIVES
Deliverable Forwards	(154,278)	(523,170)	(642,777)

Subtotal	(154,278)	(523,170)	(642,777)

NET EXPOSURE	2,360,252	2,180,098	1,294,896

Sensitivity analysis:

		Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Price variation—25%		Scenario (iii) Price variation—50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			JBS USA		JBS USA		JBS USA
Operating	Depreciation	(1.99)%	(50,628)	(25.00)%	(635,077)	(50.00)%	(1,270,154)
Derivatives	Appreciation	(1.99)%	2,875	(25.00)%	38,965	(50.00)%	77,930

Derivatives financial instruments breakdown:

			December 31, 2022			December 31, 2021			January 1, 2021
Instrument	Risk factor	Nature	Notional (USD)	Notional (US$)	Fair value	Notional (USD)	Notional (US$)	Fair value	Notional (USD)	Notional (US$)	Fair value
Deliverable Forwards	Commodities (Cattle)	Short	(29,871)	(155,860)	(31,502)	(93,750)	(523,170)	(40,241)	(123,689)	(642,777)	5,278

c. Credit risk

The Group is potentially subject to credit risk related to accounts receivable, financial investments and derivative contracts. For the receivable account the Financial and Commodities Risk Policy significantly understand the diversification of the portfolio contribute significantly to the reduction of credit, but also sets parameters for the credit granting observing the measures, financial and operational, supported by consultations with agencies that also monitor credit. The impairment of these financial assets is carried out based on credit analyses. If the counter party of a financial transaction is a financial institution (financial investments and derivative contracts), the Company establishes exposure limits set by the Risk Management Committee, based on the risk ratings of specialized international agencies.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The Group considers a financial asset to be in default when:

•	the debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

•	the losses are expected based on the client’s operational history and credit.

Amounts invested in private bonds (notably bank certificates of deposit) and receivables transactions contracted with banks must comply with the following table limits such that the total volume does not exceed a specified percentage of the equity of the financial institution (% Equity). Additionally, the maturity of the financial investment should be no longer than the maximum horizon.

Category	% Equity	Maximum horizon
AAA	2.00%	5 years
AA	1.00%	3 years
A	0.50%	2 years
BBB	0.25%	1 year

The information about the exposure to weighted average loss rate, gross carrying amount, impairment losses recognized in profit or loss were as follows:

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance
December 31, 2022
Cash and cash equivalents	—	2,526,431	—
Margin cash	—	130,209	—
Trade accounts receivable	2.13%	3,878,125	(82,636)
Related party receivables	—	182,268	—

		6,717,033	(82,636)

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance
December 31, 2021
Cash and cash equivalents	—	4,164,349	—
Margin cash	—	223,162	—
Trade accounts receivable	2.31%	3,561,940	(82,318)
Related party receivables	—	74,850	—

		8,024,301	(82,318)

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance

January 1, 2021
Cash and cash equivalents	—	3,786,969	—
Trade accounts receivable	2.96%	2,694,250	(79,638)
Related party receivables	—	73,512	—

		6,554,731	(79,638)

d. Liquidity risk

Liquidity risk arises from the Company’s working capital management and financing costs amortization, especially of debt instruments. This is the risk that the Company may not have available liquidity to meet its financial obligations when they are due.

The Company manages its capital by focusing on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Company manages its liquidity risk manly through evaluating its quick ratio, which is computed as cash plus financial investments divided by short-term debt. Liquidity is maintained by managing the overall leverage of the Company to monitoring the ratio of net debt to “EBITDA” at levels considered to be manageable for continuity of operations.

Based on the analysis of these indicators, management of working capital has been defined to include the natural leverage of the Company at levels equal to or less than the leverage ratio that the Company would like to achieve.

The index of liquidity and leverage are shown below:

	December 31, 2022	December 31, 2021	December 31, 2020
Cash and cash equivalents	2,526,431	4,164,349	3,786,969
Loans and financings - Current	(1,577,047)	(2,134,985)	(877,884)
Quick ratio	1.60	1.95	4.31
Leverage indicator (USD)	2.26 x	1.46 x	1.58 x

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The table below shows the contractual obligation amounts from financial liabilities of the Group according to their maturities:

	December 31, 2022					December 31, 2021					January 1, 2021
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable and supply chain finance	6.531.731	—	—	—	6.531.731	5,896,457	—	—	—	5,896,457	4,675,744	—	—	—	4,675,744
Loans and financing	1.577.047	815.045	2.396.339	12.911.717	17.700.148	2,134,985	933,165	2,214,411	11,296,267	16,578,828	877,884	1,181,985	2,344,135	8,278,411	12,682,415
Estimated interest on loans and financing (1)	924.346	1.837.495	1.485.208	4.441.125	8.688.174	704,876	1,255,090	1,180,609	1,818,621	4,959,196	580,165	1,196,489	1,072,562	1,129,181	3,978,397
Derivatives liabilities	107.238	—	—	—	107.238	138,568	—	—	—	138,568	55,330	1,772	—	—	57,102
Other financial liabilities	6.498	5.327	51	—	11.876	6,664	9,670	15	—	16,349	8,779	10,356	4,782	—	23,917
Payments of leases	342.747	500.539	313.253	853.253	2.009.792	291,352	446,371	285,284	706,244	1,729,251	248,826	460,012	284,529	393,855	1,387,222

(1)

Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at December 31, 2021 and 2020. Payments in foreign currencies are estimate using the December 31, 2021 and December 31, 2020 exchange rates.

The Company has future commitment for purchase of grains and cattle for the next 5 years whose balances at December 31, 2022 is US$32.7 billion.

The Company has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2022 is US$15,416 (US$30,250 at December 31, 2021 and US$27,148 at December 31, 2020). This guarantee is superior to the need presented for these operations.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2022 is US$99,288 (US$92,058 at December 31, 2021 and US$58,400 at December 31, 2020). This guarantee is larger than its collateral.

Also, the direct subsidiary Seara Alimentos has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2022 is US$15,505 (US$100,854 in December 31, 2021 and US$19,151 in December 31, 2020). This guarantee is larger than its collateral.

As disclosed in Note 16 – Loans and financings, the Group has multiple bank loans that contains a loan covenants. A future breach of covenant may require the Group to repay the these and other loans earlier indicated in the above table.

JBS S.A.

Notes to the financial statements for the years ended December 31, 2022, 2021 and 2020

(Expressed in thousands of United States dollar)

The interest payments on variable interest rate loans and bond issues in the table above reflect market forward interest rates at the reporting date and these amounts may change as market interest rates change. The future cash flows on derivative instruments may be different from the amount in the above table as interest rates and exchange rates or the relevant conditions underlying the derivative change. Except for these financial liabilities, it is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

e. Risks linked to climate change and the sustainability strategy

In view the Company’s operations, there is inherent exposure to risks related to climate change. Certain Company assets, which are mainly biological assets that can be measured at fair value, may be impacted by climate change and are considered in the preparation process of these financial statements.

For the year ended December 31, 2022, Management considered as main risk the data and assumptions highlighted below:

(i)     possible impacts on the determination of fair value in biological assets due to the effects of climate change, such as temperature rise, scarcity of water resources, may impact some assumptions used in accounting estimates related to the Company’s biological assets, as follows:

•	losses of biological assets due to heat waves and droughts which occur with greater frequency and intensity;

•	reduction in the expected growth of our biological assets due to natural disasters, fires, pandemics or changes in rainfall patterns; and

•	interruption in the production chain due to adverse weather events, causing power outages, fuel shortages, disruption of transportation channels, among other things.

(ii)     structural changes and their impacts on the business, such as:

•

regulatory and legal: regulation and legislation arising from Brazilian and/or international authorities that encourage the transition to a low-carbon economy and/or with greater biodiversity and that increase the risk of litigation and/or commercial restrictions related to the alleged contribution, even if indirect, for the intensification of climate change;

•	reputational: related to customers’ perceptions and the society in general regarding the positive or negative contribution of an organization to a low carbon economy.

* * * * *

PROSPECTUS

                , 2023

Part II

Information not required in prospectus

Item 20. Indemnification of Directors and Officers

Members of the Registrant’s board of directors, including former members, will have the benefit of the following indemnification provisions in the Registrant’s articles of association:

Current and former members of the Registrant’s board of directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of a director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

Expenses that a director or former director has incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding, upon a resolution of the board of directors with respect to the specific case upon receipt of an undertaking by or on behalf of the director to repay such amount, unless it is ultimately determined that such director is entitled to be indemnified by us.

A director or former director of the Registrant shall not be entitled to any indemnification, if and to the extent:

•	Dutch law would not permit such indemnification;

•

a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of the director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•	the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•	the Registrant brought up the procedure in question before a court.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description

2.1	Form of Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) (English translation).

3.1†	Articles of Association of the Registrant currently in effect (English translation).

3.2	Articles of Association of the Registrant upon completion of the Proposed Transaction (English translation).

4.1	JBS N.V. BDR Deposit Agreement (English translation).

4.2	Form of Registration Rights Agreement to be entered into between the Registrant and J&F Investments Luxembourg S.à r.l.

4.3	Form of Tag Along Agreement to be entered into between the Registrant and J&F Investments Luxembourg S.à r.l.

4.4	Indenture, dated as of August 19, 2022, among JBS USA Lux S.A., JBS USA Food Company and JBS Finance Inc., as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 2.500% Senior Notes due 2027 (incorporated by reference from Exhibit 4.3 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

Exhibit No.	Description

4.5	Form of 2.500% Notes due 2027 (included in Exhibit 4.4).

4.6	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 5.125% Senior Notes due 2028 (incorporated by reference from Exhibit 4.5 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.7	Form of 5.125% Senior Notes due 2028 (included in Exhibit 4.6).

4.8	Indenture, dated as of February 2, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 3.000% Senior Notes due 2029 (incorporated by reference from Exhibit 4.7 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.9	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.000% Senior Notes due 2029 (incorporated by reference from Exhibit 4.8 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.10	Form of 3.000% Senior Notes due 2029 (included in Exhibit 4.8).

4.11	Indenture, dated as of April 15, 2019, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the Guarantors party thereto, and U.S. National Bank Association, as Trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference from Exhibit 4.10 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.12	First Supplemental Indenture, dated as of June 29, 2021, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference from Exhibit 4.11 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.13	Second Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference from Exhibit 4.12 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.14	Form of 6.500% Senior Notes due 2029 (included in Exhibit 4.11).

4.15	Indenture, dated as of August 6, 2019, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and U.S. National Bank Association, as Trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference from Exhibit 4.14 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.16	First Supplemental Indenture, dated as of June 29, 2021, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference from Exhibit 4.15 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.17	Second Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference from Exhibit 4.16 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.18	Form of 5.500% Senior Notes due 2030 (included in Exhibit 4.15).

Exhibit No.	Description

4.19	Indenture, dated as of May 28, 2021, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 3.750% Senior Notes due 2031 (incorporated by reference from Exhibit 4.18 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.20	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.750% Senior Notes due 2031 (incorporated by reference from Exhibit 4.19 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.21	Form of 3.750% Senior Notes due 2031 (included in Exhibit 4.19).

4.22	Indenture, dated as of August 19, 2022, among JBS USA Lux S.A., JBS USA Food Company and JBS USA Finance Inc., as Co-Issuers, the guarantors names therein, and Regions Bank, as Trustee, relating to 3.625% Sustainability-Linked Senior Notes due 2032 (incorporated by reference from Exhibit 4.21 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.23	Form of 3.625% Sustainability-Linked Senior Notes due 2032 (included in Exhibit 4.22).

4.24	Indenture, dated as of December 1, 2021, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference from Exhibit 4.23 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.25	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference from Exhibit 4.24 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.26	Form of 3.000% Sustainability-Linked Senior Notes due 2032 (included in Exhibit 4.24).

4.27	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 5.750% Senior Notes due 2033 (incorporated by reference from Exhibit 4.26 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.28	Form of 5.750% Notes due 2033 (included in Exhibit 4.27).

4.29	Indenture, dated as of February 2, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 4.375% Senior Notes due 2052 (incorporated by reference from Exhibit 4.28 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.30	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 4.375% Senior Notes due 2052 (incorporated by reference from Exhibit 4.29 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.31	Form of 4.375% Senior Notes due 2052 (included in Exhibit 4.29).

4.32	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2052 (incorporated by reference from Exhibit 4.31 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

4.33	Form of 6.500% Senior Notes due 2052 (included in Exhibit 4.32).

Exhibit No.	Description

4.34	Indenture dated as of September 29, 2017 among Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, JFC LLC and U.S. Bank National Association, as Trustee, relating to 5.875% Senior Notes due 2027 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on October 3, 2017).

4.35	Form of 5.875% Senior Notes due 2027 (included in Exhibit 4.34).

4.36	Indenture dated as of April 8, 2021 among Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, JFC LLC and Regions Bank, as Trustee, relating to 4.250% Sustainability-Linked Senior Notes due 2031 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on April 9, 2021).

4.37	First Supplemental Indenture, dated as of September 22, 2022 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 4.250% Sustainability-Linked Senior Notes due 2031 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 26, 2022).

4.38	Form of 4.250% Sustainability-Linked Senior Notes due 2031(included in Exhibit 4.36).

4.39	Indenture, dated as of September 2, 2021 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 3.500% Senior Notes due 2032 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 2, 2021).

4.40	First Supplemental Indenture, dated as of September 22, 2022 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 3.500% Senior Notes due 2032 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 26, 2022).

4.41	Form of 3.500% Senior Notes due 2032 (included in Exhibit 4.39).

4.42	Base Indenture, dated as of April 19, 2023, among the Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on April 19, 2023).

4.43	First Supplemental Indenture, dated as of April 19, 2023, among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 6.250% Senior Notes due 2033 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on April 19, 2023).

4.44	Form of 6.250% Senior Notes due 2033 (included in Exhibit 4.42).

5.1	Form of Opinion of Loyens & Loeff, N.V. Dutch counsel to the Registrant, as to the validity of the Registrant’s Common Shares (including consent).

5.2	Form of Opinion of Machado Meyer Sendacz e Opice Advogados, Brazilian counsel to the Registrant, as to the validity of the JBS N.V. BDRs (including consent).

Exhibit No.	Description

8.1†	Form of Opinion of White & Case LLP, U.S. as to certain United States federal income tax matters (including consent).

8.2†	Form of Opinion of Machado Meyer Sendacz e Opice Advogados as to certain Brazilian tax matters (including consent).

8.3†	Form of Opinion of Ernst & Young Belastingadviseurs LLP as to certain Dutch tax matters (including consent).

10.1	Revolving Credit Facility Agreement, dated as of August 5, 2022, among JBS S.A., JBS Investments Luxembourg S.à r.l., Seara Meats B.V., and Seara Alimentos Ltda., as the Borrowers and as Guarantors, the Lenders defined therein, and Mizuho Bank, Ltd., as the Administrative Agent (incorporated by reference from Exhibit 10.1 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

10.2	Revolving Syndicated Facility Agreement, dated as of November 1, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, Inc., JBS Australia Pty Limited, and JBS Food Canada ULC, as Borrowers, the Lenders from time to time party thereto, and Bank of Montreal, as the Administrative Agent, as an Issuing Bank and as Swingline Lender (incorporated by reference from Exhibit 10.2 of JBS S.A.’s Registration Statement on Form F-4 (No. 333-272099) filed on May 19, 2023).

10.3	Fifth Amended and Restated Credit Agreement, dated as of August 9, 2021, by and among Pilgrim’s Pride Corporation, certain of its subsidiaries, CoBank, ACB, as administrative agent and collateral agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 of the Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed with the Securities and Exchange Commission on August 11, 2021, as amended on August 16, 2021).

21.1†	List of subsidiaries of the Registrant expected upon completion of the Proposed Transaction.

23.1	Consent of KPMG Auditores Independentes Ltda.

23.2	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1).

23.3	Consent of Machado Meyer Sendacz e Opice Advogados (included in Exhibit 5.2).

23.4†	Consent of White & Case LLP (included in Exhibit 8.1).

23.5†	Consent of Machado Meyer Sendacz e Opice Advogados (included in Exhibit 8.2).

23.6†	Consent of Ernst & Young Belastingadviseurs LLP (included in Exhibit 8.3).

24.1†	Power of Attorney (included in signature page of the initial filing of this Registration Statement).

99.1†	Consent of Jeremiah O’Callaghan to be named as a director nominee.

99.2†	Consent of Carlos Hamilton Vasconcelos Araújo to be named as a director nominee.

99.3†	Consent of Raul Alfredo Padilla to be named as a director nominee.

99.4†	Consent of Henrique de Campos Meirelles to be named as a director nominee.

107	Filing Fee Table.

†	Previously filed.

Certain debt instruments of the Registrant and its subsidiaries have been omitted as exhibits because the amounts involved in such debt instruments are less than 10% of the Registrant’s total assets. Copies of debt instruments for which the related debt is less than 10% of the Registrant’s total assets will be furnished to the Commission upon request.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Actor Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of that are incorporated by reference in this registration statement;

(e)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(i)

That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in this paragraph includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)

To supply by means of a post-effective amendment all information concerning a transaction and our company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(l)

That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil on this 1st day of September, 2023.

JBS B.V.

By:	/s/ Gilberto Tomazoni
Name: Gilberto Tomazoni
Title: Director and Chief Executive Officer

By:	/s/ Guilherme Cavalcanti
Name: Guilherme Cavalcanti
Title: Director and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 1, 2023 in the capacities indicated:

Signatures	Title

/s/ Gilberto Tomazoni	Gilberto Tomazoni (Principal Executive Officer)

/s/ Guilherme Cavalcanti	Guilherme Cavalcanti (Principal Financial Officer and Principal Accounting Officer)

/s/ Gilberto Tomazoni	Gilberto Tomazoni Director

/s/ Guilherme Cavalcanti	Guilherme Cavalcanti Director

By:	/s/ Wesley Mendonça Batista Filho	JBS USA Food Company Authorized Representative in the United States
Name: Wesley Mendonça Batista Filho
Title: Chief Executive Officer